QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
AMERICAN REAL ESTATE PARTNERS, L.P.
(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Copies to:
Steven L. Wasserman, Esq.
DLA Piper Rudnick Gray Cary US LLP
1251 Avenue of the Americas
New York, New York 10020-1104
Telephone: (212) 835-6000
Facsimile: (212) 835-6001

JUNE 3, 2005

AMERICAN REAL ESTATE PARTNERS, L.P.
100 SOUTH BEDFORD ROAD
MT. KISCO, NEW YORK 10549

PROXY STATEMENT
ACTION TO BE TAKEN BY WRITTEN CONSENT

To the holders of Depositary Units of American Real Estate Partners, L.P.:

        This proxy statement is being furnished by American Property Investors, Inc., which we refer to as API or the General Partner, to the holders of Depositary Units of American Real Estate Partners, L.P., or AREP, a Delaware limited partnership, in connection with the proposed approval of the following actions:

        1.     The issuance of up to 16,275,863 of AREP's Depositary Units representing limited partnership interests of AREP, or the Depositary Units, in connection with AREP's acquisitions from affiliates of Carl C. Icahn, the beneficial owner of approximately 86.5% of our Depositary Units, of:

  •
  the 50% managing membership interest in NEG Holding LLC, or NEG Holding, which constitutes all of the membership interest of NEG Holding other than the membership interest already owned by National Energy Group, Inc., or NEG, which is itself 50.01% owned by us;

  •
  Panaco, Inc., or Panaco, pursuant to an agreement and plan of merger; and

  •
  approximately 41.2% of the common stock of GB Holdings, Inc., or GB Holdings, and 11.3% of the fully diluted common stock of its subsidiary, Atlantic Coast Entertainment Holdings, Inc., or Atlantic Holdings, which owns 100% of ACE Gaming LLC, or ACE Gaming, the owner and operator of The Sands Hotel and Casino located in Atlantic City, New Jersey, or The Sands.

        These transactions are referred to as the Acquisitions.

        2.     The amendment of our Amended and Restated Agreement of Limited Partnership, dated May 12, 1987, as amended on February 22, 1995, August 16, 1996 and May 9, 2002, or the Partnership Agreement, to provide for amendments to (i) Section 3.01—Purposes and Business; (ii) Section 4.05(c)—Additional Issuance of Units; (iii) Section 6.18—Other Matters Concerning General Partner; (iv) Sections 5.03—Distributions; (v) add new Section 4.13—Nevada Gaming Law Disposition; and (vi) other miscellaneous changes. We refer to this action as the LP Agreement Amendments.

        3.     The amendment of the Amended and Restated Agreement of Limited Partnership of American Real Estate Holdings Limited Partnership, or AREH, dated May 21, 1987, as amended on August 16, 1996 and June 14, 2002 to provide for amendments to (i) Section 3.01—Purpose and Business and (ii) Section 5.03—Distributions. We refer to this action as the OLP Agreement Amendments.

        4.     The issuance to Keith A. Meister, Chief Executive Officer of our General Partner, of options to purchase an aggregate of 700,000 Depositary Units. We refer to this action as the Grant of the Meister Option.

        In accordance with the rules of the New York Stock Exchange, on which the Depositary Units are listed, the issuance of Depositary Units to affiliates of Mr. Icahn in connection with the Acquisitions and the Grant of the Meister Option require the approval of holders of our Depositary Units.

        In accordance with our Partnership Agreement, the LP Agreement Amendments and OLP Agreement Amendments require the approval of record holders of a majority of the outstanding Depositary Units.

Sincerely,
/s/ KEITH A. MEISTER
Keith A. Meister Chief Executive Officer of American Property Investors, Inc., the General Partner of American Real Estate Partners, L.P.

        This proxy statement and the accompanying Unitholder Written Consent Card, or Consent Card, are being furnished to you in connection with the solicitation of consents from holders of Depositary Units in lieu of a meeting of the holders of Depositary Units to approve the proposed matters. Only record owners of the Depositary Units at the close of business on May 10, 2005, the Record Date, are entitled to consent to the proposed matters. This proxy statement and the accompanying Unitholder Written Consent Card are being sent or given to the holders of Depositary Units commencing on or about June 8, 2005.

        The Consent Solicitation will expire at, and your Consent Card must be received by, 5:00 p.m. eastern time on June 28, 2005, or the Expiration Date. Any holder of Depositary Units executing a Consent Card has the power to revoke it at any time before the Expiration Date by delivering written notice of such revocation to the transfer agent, as indicated in the Consent Card.

AMERICAN REAL ESTATE PARTNERS, L.P.
100 South Bedford Road
Mt. Kisco, NY 10549

PROXY STATEMENT
ACTION TO BE TAKEN BY WRITTEN CONSENT

        This Proxy Statement is being furnished to the holders of Depositary Units of American Real Estate Partners, L.P., or AREP, as of the close of business on May 10, 2005, the Record Date, in connection with the solicitation of consents of the holders of Depositary Units of AREP, to approve the following actions, as defined and discussed within the Proxy Statement:

  1.
  The Acquisitions;

  2.
  The LP Agreement Amendments;

  3.
  The OLP Agreement Amendments; and

  4.
  The Grant of the Meister Option.

        This Proxy Statement and the enclosed Unitholder Written Consent Card are being mailed to Unitholders on or about June 8, 2005. Only Unitholders of record at the close of business on the Record Date are entitled to vote.

        The enclosed proxy is being solicited by and on behalf of the Board of Directors of American Property Investors, Inc., or API, the general partner of AREP.

        Affiliates of Carl C. Icahn, the Chairman of the Board of API, beneficially owned approximately 86.5% of the outstanding Depositary Units of AREP as of the Record Date and currently intend to have Consent Cards executed and delivered that approve Items 1-4 with respect to all such Depositary Units. Upon receipt by AREP of completed Consent Cards from affiliates of
Mr. Icahn holding more than a majority of the outstanding Depositary Units, consenting to the approval of each of the Items, AREP will have received written consents sufficient to approve each of the Items.

        Each of the Items proposed for approval has been approved unanimously by the Board of Directors of the General Partner.

        This Solicitation will expire at, and your consent must be received by, 5:00 p.m., eastern time, on June 28, 2005, or the Expiration Date. You may revoke your consent at any time before the Expiration Date by delivering written notice of such revocation to the transfer agent.

        This Proxy Statement is dated June 3, 2005.

i

APPENDIX E: UNAUDITED PRO FORMA FINANCIAL DATA FOR AMERICAN REAL ESTATE PARTNERS, L.P.	E-1
APPENDIX F: FINANCIAL STATEMENTS	F-1
EXHIBIT A: OPINION OF MORGAN JOSEPH & CO. INC., DATED JANUARY 21, 2005—NEG HOLDING	EX-A-1
EXHIBIT B: OPINION OF MORGAN JOSEPH & CO. INC., DATED JANUARY 21, 2005—PANACO	EX-B-1
EXHIBIT C: OPINION OF MORGAN JOSEPH & CO. INC., DATED JANUARY 21, 2005—GB HOLDINGS	EX-C-1
EXHIBIT D: NEG HOLDING ACQUISITION AGREEMENT	EX-D-1
EXHIBIT E: PANACO MERGER AGREEMENT	EX-E-1
EXHIBIT F: GB HOLDINGS ACQUISITION AGREEMENT AND AMENDMENT NO. 1 TO GB HOLDINGS ACQUISITION AGREEMENT	EX-F-1
EXHIBIT G: FORM OF AMENDMENT NO. 4 TO AREP'S AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP	EX-G-1
EXHIBIT H: FORM OF AMENDMENT NO. 3 TO AREH'S AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP	EX-H-1
EXHIBIT I: OPTION GRANT AGREEMENT	EX-I-1

*****

ii

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

        Statements included in this proxy statement which are not historical in nature, are intended to be, and are hereby identified as, "forward looking statements" for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and section 21(e) of the Securities Exchange Act of 1934, as amended by Public Law 104-67.

        This proxy statement contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Foward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. Among these risks and uncertainties are changes in general economic conditions, the extent, duration and strength of any economic recovery, the extent of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage, risks related to our hotel and casino operations, including the effect of regulation, substantial competition, rising operating costs and economic downturns, competition for investment properties, risks related to our oil and gas operations, including costs of drilling, completing and operating wells and the effects of regulation, and other risks and uncertainties detailed from time to time in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

iii

SUMMARY TERM SHEET

        This summary term sheet highlights important information about the Acquisitions discussed in greater detail elsewhere in this proxy statement. This summary includes parenthetical references to pages in other portions of this proxy statement containing a more detailed description of the topics presented in this summary term sheet. This summary term sheet may not contain all of the information that is important to you. To more fully understand the Acquisitions discussed in this proxy statement, you should read carefully this entire document and the other documents to which we have referred you.

The Acquisitions (Pages 6-10)	We are sending this proxy statement:
	•	To provide you with information about the Acquisitions, which are transactions with affiliates of Mr. Icahn, the beneficial owner of approximately 86.5% of our Depositary Units, pursuant to which we will acquire:
		•	The managing membership interest in NEG Holding which constitutes all of the membership interest other than the membership interest already owned by NEG, which is itself 50.01% owned by us;
		•	Panaco, pursuant to an agreement and plan of merger; and
		•	Approximately 41.2% of the common stock of GB Holdings and approximately 11.3% of the fully diluted common stock of its subsidiary, Atlantic Holdings. Atlantic Holdings owns 100% of ACE Gaming, the owner and operator of The Sands.
The Parties to the Acquisition Agreements (Pages 33-35)	The Acquisitions are structured and were negotiated as three separate transactions among us, certain of our wholly-owned subsidiaries and affiliates of Mr. Icahn.
The parties to the NEG Holding purchase agreement are:
		•	American Real Estate Partners, L.P. (a Delaware master limited partnership) — We are a diversified holding company engaged in a variety of businesses. Our primary business strategy is to continue to grow our core businesses, including real estate, gaming and entertainment, and oil and gas. In addition, we seek to acquire undervalued assets and companies that are distressed or in out of favor industries. Our businesses currently include rental real estate and real estate development; hotel and resort operations; hotel and casino operations; oil and gas exploration and production; and investments in equity and debt securities. We may also seek opportunities in other sectors, including energy, industrial manufacturing and insurance and asset management; and
		•	Gascon Partners (a New York general partnership) — Gascon Partners, or Gascon, is controlled by Mr. Icahn. Its only material asset is its managing membership interest in NEG Holding.

The parties to the Panaco merger agreement are:
•	AREP;
•	National Offshore LP (a Delaware limited partnership) — National Offshore LP, or National Offshore, is an indirect wholly-owned subsidiary of AREP and was formed solely for the purpose of effecting the merger with Panaco;
•	Highcrest Investors Corp. (a Delaware corporation) — Highcrest Investors is controlled by Mr. Icahn and is a stockholder of Panaco;
•	Arnos Corp. (a Nevada corporation) — Arnos is controlled by Mr. Icahn and is a stockholder of Panaco; and
•	Panaco, Inc. (a Delaware corporation) — Panaco is wholly owned by Highcrest Investors and Arnos, entities controlled by Mr. Icahn, and is engaged in the exploration and production of oil and gas, primarily in the Gulf of Mexico and the Gulf Coast Region and, at March 31, 2005, owned interests in 123 wells.
The parties to the purchase agreement for the securities of GB Holdings and Atlantic Holdings are:
•	AREP; and
•	Cyprus, LLC (a Delaware limited liability company) — Cyprus, LLC, or Cyprus is controlled by Mr. Icahn and owns approximately 41.2% of the outstanding common stock of GB Holdings and approximately 11.3% of the fully diluted common stock of Atlantic Holdings.
The address and phone number of our and our subsidiaries' principal executive offices are:
American Real Estate Partners, L.P. 100 South Bedford Rd. Mt. Kisco, NY 10549 Telephone: (914) 242-7700
The address and phone number of the executive offices of affiliates of Mr. Icahn other than Panaco that are parties to the Acquisitions are:
c/o Icahn Associates Corp. 767 Fifth Avenue, Suite 4700 New York, NY 10153 Telephone: (212) 702-4300
The address and phone number of the executive offices of Panaco are:
1400 One Energy Square 4925 Greenville Avenue Dallas, TX 75206 Telephone: (214) 692-9211

Consideration (Pages 33-35)	Upon the closing of the Acquisitions:
	•	AREP will acquire the managing membership interest of NEG Holding owned by Gascon in consideration for up to 11,344,828 Depositary Units with an aggregate valuation of up to $329.0 million, based on the closing market price of the Depositary Units, on January 19, 2005, of $29.00 per unit. NEG Holding owns NEG Operating LLC, which is engaged in the exploration and production of oil and gas, primarily in Arkansas, Louisiana, Texas and Oklahoma.
	•	Panaco will merge with and into National Offshore in consideration for up to 4,310,345 Depositary Units with an aggregate valuation of up to $125.0 million, based on the closing market price of the Depositary Units, on January 19, 2005, of $29.00 per unit.
	•	AREP will acquire approximately 41.2% of the outstanding common stock of GB Holdings and approximately 11.3% of the fully diluted common stock of Atlantic Holdings in consideration for 413,793 Depositary Units with an aggregate valuation of $12.0 million, based on the closing market price of the Depositary Units, on January 19, 2005, of $29.00 per unit, plus up to an additional 206,897 Depositary Units with an aggregate valuation of up to $6.0 million, based on the closing market price of the Depositary Units, on January 19, 2005, of $29.00 per unit, if Atlantic Holdings meets certain earnings targets during 2005 and 2006. GB Holdings owns Atlantic Holdings, which is the indirect owner of The Sands.
The Effects of the Acquisitions (Pages 33-36)	As a result of the Acquisitions:
	•	We will own a managing membership interest in NEG Holding and NEG, of which we own 50.01% of the outstanding common stock, will continue to own the other membership interest in NEG Holding;
	•	We will own Panaco; and
	•	We will own approximately 77.5% of the common stock of GB Holdings and approximately 63.4% of the fully diluted common stock of Atlantic Holdings.
Determination of the Consideration (Page 33)	The number of Depositary Units to be issued in the Acquisitions was determined by reference to the closing market price of our Depositary Units on January 19, 2005, two days prior to the date on which we entered into the purchase agreements.
Reasons for the Acquisitions (Pages 10-12)	Among the matters considered by the Audit Committee of API, our General Partner, were the following material factors:
	•	The potential strategic benefits of the Acquisitions;
	•	The financial terms of the Acquisitions;
	•	The terms and condition of the Acquisitions; and

• The opinions of Morgan Joseph & Co. Inc., or Morgan Joseph, as to the fairness to AREP of the consideration to be paid by AREP in the Acquisitions, from a financial point of view.
United States Federal Income Tax Consequences (Page 37)	Each of the Acquisitions is intended to qualify as a transaction in which AREP does not recognize a gain or loss.
Accounting Treatment of Acquisitions (Page 38)	The Acquisitions will be treated for accounting purposes in a manner similar to a pooling-of-interests due to the common control by Mr. Icahn of both us and each of the companies to be acquired.
Conditions to Closing (Pages 33-35)	The consummation of each of the Acquisitions depends on the approval by Depositary Unit holder action as required by the New York Stock Exchange and, for the acquisition of the membership interest of NEG Holding and Panaco, the receipt of oil and gas reserve reports as of January 21, 2005 and the satisfaction or waiver of a number of customary conditions to closing described in greater detail in this document. The condition that the Panaco reserve reports be received has been satisfied. The condition to the acquisition of GB Holdings common stock and Atlantic Holdings securities, that a bank pledge encumbering the GB Holdings common stock be removed, has been satisfied.
Termination of the Acquisition Agreements (Pages 33-35)	Each of the purchase agreements may be terminated:
• By either us or the sellers if the respective transaction contemplated by such agreement is not consummated by September 30, 2005; or
• By either us or the sellers if there shall have been a material breach of any covenant, representation or warranty or other agreement of the other party which has not been remedied.
Financial Information (Pages A-i, F-i)	We have provided supplemental consolidated financial statements, selected financial data, and financial information included in Management's Discussion and Analysis of Supplemental Financial Condition and Results of Operations to give effect to the acquisition by us in April 2005 of TransTexas Gas Corporation, or TransTexas, in a manner similar to a pooling-of-interest due to common control ownership. Upon consummation of the Acquisitions, we will restate our historical financial statements to account for the Acquisitions in a manner similar to a pooling-of-interest due to common control by Mr. Icahn of both us and each of the companies to be acquired. In addition, we have included, as Appendices to this Proxy Statement, historical financial statements for each of us, NEG Holding, Panaco and GB Holdings.

Consent Required (Page 6)	In accordance with the rules of the New York Stock Exchange, Items 1 and 4 each requires the approval of the recordholders of a majority of the votes cast, provided that the total votes cast represents more than 50% in interest of the Depositary Units. In accordance with our Partnership Agreement, Items 2 and 3 require the approval of a majority of the outstanding Depositary Units. Mr. Icahn, the Chairman of the Board of the Directors of API, beneficially owns approximately 86.5% of the outstanding Depositary Units as of the date of this proxy statement. The written consent of affiliates of Mr. Icahn, as record owners of more than a majority-in-interest of the Depositary Units is sufficient to approve the Acquisitions. Mr. Icahn currently intends to have consents executed and delivered to approve Item 1. Mr. Icahn also currently intends to have executed and delivered the appropriate consents to approve Items 2-4. Upon receipt by AREP of such completed Consent Cards consenting to the approval of each of the Acquisitions, the LP Agreement Amendments, the OLP Agreement Amendments and the Grant of the Meister Option, AREP will have received written consents sufficient to approve each of the Items.
Consent Card (Page 6)	The Board of Directors of the General Partner requests that each record owner of Depositary Units on the Record Date complete, date, sign and mail the enclosed Consent Card promptly to the address indicated therein. A postage paid return envelope is enclosed for your convenience.
Revocation of Consents (Page 6)	Any consent executed and delivered by a record owner of Depositary Units on the Record Date may be revoked at any time provided that a written, dated revocation is executed and delivered to the Transfer Agent on or prior to the Expiration Date. A revocation may be in any written form validly signed by a record owner of Depositary Units on the Record Date as long as it clearly states that the consent previously given is no longer effective. The revocation should be sent to the place fixed for receipt of the Consent Cards.
Appraisal and Preemptive Rights (Page 44)	Holders of our Depositary Units do not have appraisal rights in connection with the Acquisitions and issuance of Depositary Units in connection with the Acquisitions.

PROXY STATEMENT—CONSENT

Voting Securities, Record Date and Outstanding Units

        Under Delaware law and under AREP's Partnership Agreement, as amended, any action that may be taken at a meeting of holders of Depositary Units may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding Depositary Units having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Depositary Units entitled to vote thereon were present and voted.

        On the Record Date, there were a total of 46,098,284 Depositary Units outstanding, which were held by approximately 9,000 recordholders.

Required Vote

        In accordance with the rules of the New York Stock Exchange, Items 1 and 4 each requires the approval of the recordholders of a majority of the votes cast, provided that the total votes cast represents more than 50% in interest of the Depositary Units. In accordance with AREP's Partnership Agreement, Items 2 and 3 require the approval of a majority of the outstanding Depositary Units.

        Affiliates of Carl C. Icahn, the Chairman of the Board of API, beneficially owned approximately 86.5% of the outstanding Depositary Units of AREP as of the Record Date and currently intend to have Consent Cards executed and delivered that approve Items 1-4 with respect to all such Depositary Units. Upon receipt by AREP of completed Consent Cards from affiliates of
Mr. Icahn holding more than a majority of the outstanding Depositary Units, consenting to the approval of each of the Items, AREP will have received written consents sufficient to approve each of the Items.

        The Board of Directors of the General Partner requests that each record owner of Depositary Units on the Record Date complete, date, sign and mail the enclosed Consent Card promptly to the address indicated therein. A postage paid return envelope is enclosed for your convenience.

        Any consent executed and delivered by a record owner of Depositary Units on the Record Date may be revoked at any time provided that a written, dated revocation is executed and delivered to the Partnership on or prior to the Expiration Date. A revocation may be in any written form validly signed by a record owner of Depositary Units on the Record Date as long as it clearly states that the consent previously given is no longer effective. The revocation should be sent to the place fixed for receipt of the Consent Cards.

Solicitation of Consents

        The cost of soliciting consents will be borne by AREP. AREP has not engaged any entity or made any arrangements to assist it in the solicitation of consents.

ITEM 1: ACQUISITIONS

        In accordance with the rules of the New York Stock Exchange, before we can issue Depositary Units to affiliates of Mr. Icahn in connection with the Acquisitions, we must obtain the approval of holders of our Depositary Units. Each of the Acquisitions described below was separately considered and approved by the Audit Committee of API, AREP's general partner, or the Audit Committee. The Audit Committee was advised as to each transaction by its own independent legal counsel and independent financial advisor.

        The written consent of affiliates of Mr. Icahn, as record owners of more than a majority-in-interest of the Depositary Units, is sufficient to ensure approval of the Acquisitions. Mr. Icahn currently intends to have consents executed and delivered that approve the Acquisitions.

Background of the Acquisitions

        As part of its primary business strategy to grow its core businesses, including real estate, gaming and entertainment, and oil and gas, the management of AREP continually reviews investment opportunities in these businesses with the objective of making acquisitions or investments which will increase value for holders of our Depositary Units. Mr. Icahn has, from time to time, proposed that AREP acquire one or more of his businesses. At such times, and pursuant to Section 6.13 of the Partnership Agreement, the Audit Committee considers the proposed transaction and, if in AREP's best interest, negotiates the proposed transaction with Mr. Icahn. The Audit Committee consists of independent directors, and they are assisted by their own independent legal counsel and financial advisor.

        On October 15, 2004, Mr. Icahn sent a letter to Mr. Jack G. Wasserman, Chairman of the Audit Committee, which proposed that AREP (a) purchase the interest in NEG Holding held by Gascon, an entity owned by Mr. Icahn, and (b) purchase (1) 4,121,033 shares of GB Holdings common stock, (2) warrants, expiring July 22, 2011, to purchase an aggregate of 1,133,284 shares of common stock of Atlantic Holdings, and (3) $37,009,500 principal amount of 3% Notes due 2008 of Atlantic Holdings, which we refer to as the Atlantic Holdings Notes. Mr. Icahn's letter further proposed that in consideration of the foregoing, AREP issue to Mr. Icahn's entities a new class of convertible preferred units with a liquidation preference of $390.0 million, which would increase at a rate of 8% per annum, compounded semi-annually. Finally, Mr. Icahn's offer letter contemplated that AREP would make a capital contribution to NEG Holding and would receive an additional 1% ownership interest in NEG Holding.

        In late October and early November, 2004, the Audit Committee had several telephone meetings to discuss Mr. Icahn's proposals. During this period, the Audit Committee also interviewed potential financial advisors.

        In mid-November, 2004, Mr. Icahn and Mr. Wasserman had a telephone conversation during which Mr. Icahn proposed that AREP purchase from entities owned by Mr. Icahn (a) $38.0 million of the senior secured indebtedness of Panaco, and (b) $27.5 million face amount of 10% senior secured indebtedness of TransTexas. Panaco is and TransTexas was owned by entities owned by Mr. Icahn. At Mr. Wasserman's request, on November 18, 2004, Mr. Icahn sent a letter to Mr. Wasserman which confirmed this proposal. Mr. Wasserman circulated this letter to the other members of the Audit Committee and its legal counsel.

        On November 22, 2004, the Audit Committee, together with an attorney from Debevoise & Plimpton LLP, or Debevoise, the Audit Committee's independent legal counsel, met to review in detail the terms of the various transactions proposed by Mr. Icahn's October 15 and November 18 letters. During this meeting, the Audit Committee approved the engagement of Morgan Joseph as financial advisor to the Audit Committee in connection with the proposed transactions.

        During the week of November 22, 2004, representatives of Morgan Joseph conducted a site visit of The Sands, which is the primary asset of Atlantic Holdings and GB Holdings, during which it met with senior management. During this week, representatives of Morgan Joseph also held a financial due diligence conference call with members of senior management of NEG, the entity which manages NEG Holding, Panaco and TransTexas.

        On November 30, 2004, the Audit Committee met at length with representatives of Morgan Joseph and Debevoise to continue the Audit Committee's consideration of the proposed transactions. Representatives of Morgan Joseph updated the Audit Committee on the status of its business due diligence investigation and financial analyses of the proposed transactions.

        During late-November and early-December, 2004, it became the understanding of the parties that the acquisitions of Panaco and TransTexas debt, as well as the proposed acquisition of Atlantic Holdings Notes would be negotiated before the other transactions. During this period, legal counsel for Mr. Icahn and the Audit Committee negotiated the agreements with respect to these transactions on behalf of their respective clients.

        On December 2nd and 3rd, 2004, a Debevoise attorney visited The Sands and performed a legal due diligence review of GB Holdings and Atlantic Holdings.

        On December 3, 2004, the Audit Committee met with representatives of Morgan Joseph and Debevoise to continue the Audit Committee's consideration of the proposal by Mr. Icahn set forth in his November 18, 2004 letter to have AREP purchase debt securities of TransTexas and Panaco. Representatives of Morgan Joseph reviewed with the Audit Committee the financial terms of the proposed transactions, including the terms of the securities to be acquired, the structure of the proposed transaction, and the histories of TransTexas and Panaco. After extensive discussion, the Audit Committee determined that Mr. Wasserman, acting on behalf of the Audit Committee, should continue discussions with Mr. Icahn.

        On December 6, 2004, the Audit Committee met to discuss (a) Mr. Icahn's proposal that AREP acquire interests in NEG Holding and GB Holdings, and (b) the acquisitions of the TransTexas and Panaco debt securities. At this meeting, Morgan Joseph delivered its opinions to the Audit Committee, with regard to the fairness of the proposed purchase price to be paid for the TransTexas and Panaco debt securities, from a financial point of view to AREP. The Audit Committee then approved those transactions and authorized the entering into of definitive agreements. Pursuant to the definitive agreements executed later that day, AREP (a) purchased $27.5 million aggregate principal amount of term notes issued by TransTexas for cash consideration of $28,245,890.41 from entities owned by Mr. Icahn, and (b) purchased all of the membership interests of Mid River LLC, or Mid River, for an aggregate purchase price of $38,125,998.63. The assets of Mid River consist of $38.0 million principal amount of term loans outstanding under the term loan and security agreement, dated as of November 16, 2004, among Panaco, as borrower, the lenders (as defined therein) and Mid River, as administrative agent, which we refer to as the Panaco Debt. Each of the sellers and Panaco is indirectly controlled by Mr. Icahn. We refer to these transactions as the December 2004 TransTexas and Panaco Debt Acquisitions.

        On December 8, 2004, Mr. Icahn sent a letter to Mr. Wasserman proposing that AREP or a subsidiary of AREH acquire 100% of the issued and outstanding stock of Panaco and TransTexas from entities owned by Mr. Icahn for an aggregate purchase price equal to $500 million.

        On December 9 and 10, 2004, representatives of Debevoise and Morgan Joseph visited the offices of NEG and performed a legal and financial due diligence review, respectively, with respect to proposed transactions by AREP involving NEG Holding, TransTexas and Panaco.

        On December 13, 2004, the Audit Committee met to receive a preliminary report from Debevoise regarding its legal due diligence of NEG Holding, TransTexas and Panaco and to review the transactions in detail.

        On December 20, 2004, the Audit Committee met extensively with representatives of Morgan Joseph and Debevoise. At this meeting, the Audit Committee reviewed the prospects of The Sands, as well as the gaming industry in general and the gaming industry market of Atlantic City in particular. Representatives of Morgan Joseph also discussed with the Audit Committee its preliminary valuation analysis with respect to the Atlantic Holdings Notes.

        On December 27, 2004, the Audit Committee met to continue discussions of the transactions with Mr. Icahn. At this meeting, Morgan Joseph delivered its opinion to AREP, with regard to the fairness of the proposed purchase price to be paid for the Atlantic Holdings Notes by AREP, from a financial point of view. After extensive discussions, the Audit Committee authorized those transactions and authorized the entering into of a definitive agreement. Later that day, pursuant to a definitive agreement, AREP acquired $37,009,500 principal amount of Atlantic Holdings Notes for cash consideration of $36 million from entities owned by Mr. Icahn. We refer to this transaction as the December 2004 Atlantic Holdings Debt Acquisition.

        On December 29, 2004, the Audit Committee met and reviewed and considered in detail the proposed acquisitions of interests in NEG Holding, TransTexas and Panaco.

        During the week of January 3, 2005, representatives of Morgan Joseph again visited the offices of NEG and performed additional financial due diligence review with respect to proposed transactions by AREP involving NEG Holding, TransTexas and Panaco.

        On January 11, 2005, the Audit Committee met and discussed with representatives of Morgan Joseph its valuation analyses of NEG Holding, TransTexas, Panaco and the securities of GB Holdings and Atlantic Holdings. The Audit Committee then discussed with representatives of Morgan Joseph the impact of the issuance of AREP securities as consideration in the various transactions under consideration. The Audit Committee also discussed the possibility of a purchase price adjustment for each of the oil and gas properties based on a reserve report prepared by independent engineers.

Following this meeting, Mr. Wasserman and Mr. Icahn continued negotiations regarding the various proposed transactions.

        On January 12, 2005, the Audit Committee met with representatives of Morgan Joseph and Debevoise and discussed in detail the status of negotiations with Mr. Icahn. Mr. Wasserman reported that through their extensive negotiations, the sides had made progress on an agreement with respect to the prices of the various entities but remained without an agreement on TransTexas. The Audit Committee again discussed the possibility and parameters of a purchase price adjustment for each of the oil and gas properties based on a reserve report prepared by independent engineers. Mr. Wasserman indicated that during their negotiations, Mr. Icahn had tentatively agreed to such an adjustment. The Audit Committee then discussed in detail the valuation of TransTexas with representatives of Morgan Joseph, as well as the appropriate terms for the preferred securities of AREP to be used as consideration.

        Over the course of the following week, Mr. Wasserman, on behalf of the Audit Committee, continued negotiations with Mr. Icahn, while Morgan Joseph refined its valuation analyses and Debevoise negotiated definitive purchase agreements on behalf of the Audit Committee with Mr. Icahn's legal representatives.

        On January 19, 2005, the Audit Committee met with representatives of Morgan Joseph and Debevoise and discussed the status of negotiations with Mr. Icahn. At this meeting, representatives of Morgan Joseph also updated the Audit Committee on the status of its valuation analyses of Panaco, TransTexas, NEG Holding, and the securities of GB Holdings and Atlantic Holdings. The Audit Committee also discussed the status of negotiations with respect to the preferred securities of AREP to be used as acquisition currency, as well as other terms of the transactions. Later that day, Mr. Icahn and Mr. Wasserman agreed to an "earn out" mechanism with respect to the purchase price of the securities of GB Holdings and Atlantic Holdings whereby certain of the consideration would be contingent on the future earnings of GB Holdings. Mr. Icahn and Mr. Wasserman further agreed that the securities used as consideration in the transactions would be Depositary Units, rather than a new class of preferred securities.

        On January 21, 2005, the Audit Committee met to discuss the transactions. At this meeting, representatives of Morgan Joseph delivered its opinions to AREP, with regard to the fairness to AREP of the proposed purchase price to be paid by AREP for the interests in NEG Holding, Panaco, TransTexas and the securities of GB Holdings and Atlantic Holdings, from a financial point of view. The Audit Committee then authorized these transactions and authorized the entering into of definitive agreements. Later that day, pursuant to definitive agreements, AREP and/or its wholly owned subsidiaries, agreed to acquire (a) Gascon's managing membership interest in NEG Holding for a purchase price of up to 11,344,828 of the Depositary Units with an aggregate valuation of up to $329.0 million, based on the closing market price of the Depositary Units on January 19, 2005 of $29.00 per unit, (b) TransTexas for a purchase price of up to $180.0 million in cash, (c) Panaco, Inc. for a purchase price of up to 4,310,345 of the Depositary Units with an aggregate valuation of up to $125.0 million based on the closing market price of the Depositary Units on January 19, 2005 of $29.00 per unit, and (d) 4,121,033 shares of common stock of GB Holdings and 4,121,033 warrants of Atlantic Holdings, which are exercisable for an aggregate of 1,133,284 shares of common stock of Atlantic Holdings, in each case from entities owned by Mr. Icahn, in consideration for 410,793 Depositary Units with an aggregate valuation of $12.0 million, based on the closing price of the Depositary Units, on January 19, 2005, plus up to an additional 206,897 Depositary Units, based on the closing price of the Depositary Units on January 19, 2005, if Atlantic Holdings meets certain earnings targets during 2005 and 2006.

        The purchase agreements pursuant to which AREP agreed to acquire the interests in NEG Holding, Panaco, TransTexas, and the securities of GB Holdings and Atlantic Holdings were executed by the parties on January 21, 2005. Later that day, AREP issued a press release announcing the execution of the purchase agreements.

        In March, 2005, the independent engineering reports with respect to TransTexas were received and Mr. Icahn submitted the required closing statement which calculated the purchase price. On April 6, 2005, the TransTexas acquisition closed for a purchase price of $180.0 million in cash. Subsequently, independent engineering reports with respect to Panaco have been received.

        The Audit Committee is composed of Mr. Wasserman, Mr. James L. Nelson and Mr. William A. Leidesdorf. The members of the Audit Committee each received a fee from AREP in connection with their work with respect to the Acquisitions and the other related transactions. Mr. Wasserman received a fee of $40,000, Mr. Nelson received a fee of $20,000, and Mr. Leidesdorf received a fee of $15,000.

Approval of the Audit Committee and its Reasons for the Acquisitions

        At a meeting held on January 21, 2005, the Audit Committee determined that the Acquisitions and the purchase agreements to be executed in connection with the Acquisitions, or the Purchase Agreements, are fair to, and in the best interests of, AREP and its Depositary Unit holders, and approved the three Purchase Agreements and the Acquisitions. Among the matters considered by the Audit Committee in its deliberations were the following material factors:

  The Panaco and NEG Holding Acquisitions

  •
  The potential strategic benefits of the Panaco and NEG Holding Acquisitions, including:

  •
  the ability to expand and diversify our portfolio of oil and gas holdings;

  •
  the ability to expand our involvement with NEG Holding and Panaco from the day-to-day management provided by our 50.01% subsidiary NEG, to the control of the strategic direction of NEG Holding and Panaco;

  •
  the operating efficiencies and synergies expected to result from the transactions, including the operating efficiencies and synergies resulting from the consolidation of Panaco and NEG Holding under the same ownership control as NEG, the manager of each company;

  •
  the ability to build upon our significant management strength in the oil and gas industry;

  •
  the ability to better compete with other participants in the oil and gas industry;

  •
  the financial terms of the Panaco and NEG Holding Acquisitions in light of:

  •
  information concerning the financial performance, financial condition, business and prospects of AREP, Panaco, and NEG Holding, as well as conditions in the oil and gas industry generally;

  •
  information concerning the historical Depositary Unit price performance of AREP;

  •
  the prices paid in comparable transactions involving other oil and gas companies, as well as the trading performance of the stock of other comparable companies in the industry;

  •
  the terms and conditions in the relevant Purchase Agreements, including:

  •
  the mechanisms for an adjustment of the purchase prices based on independent reserve reports prepared by independent engineers which allow for a decrease in the purchase price, but not an increase;

  •
  the provisions restricting Mr. Icahn from effecting a short form merger of AREP or any successor entity after the close of the Acquisitions; and

  •
  the written opinions of Morgan Joseph, dated January 21, 2005, to the effect that, as of that date, and based upon and subject to the considerations, assumptions, qualifications and limitations described in its opinions and based upon such other matters as Morgan Joseph considered relevant, the consideration to be paid by AREP for the interest in NEG Holding and the acquisition of Panaco pursuant to the relevant Purchase Agreements were fair to AREP from a financial point of view.

        The Audit Committee also considered the following factors, uncertainties and risks in its deliberations concerning the acquisitions of the interest in NEG Holding and Panaco. However, the Audit Committee concluded that these risks were outweighed by the potential benefits:

    •
    the risk that the potential benefits sought in the transactions might not be fully realized;

    •
    the possibility that the transactions might not be completed, or that completion might be unduly delayed, for reasons beyond AREP's control;

    •
    the highly competitive nature of the oil and gas industry;

    •
    the operational risks associated with the exploration for an production of oil and natural gas;

    •
    the extensive state and federal environmental regulation associated with the oil and gas industry;

    •
    the possibility of difficulty in the discovery and acquisition of additional reserves to compensate for depleted reserves;

    •
    the volatility of oil and gas prices;

    •
    the inherent uncertainty in estimates of reserves which may affect future cash flows;

    •
    operating hazards and uninsured risks associated with oil and gas operations;

    •
    the possibility that hedging arrangements could reduce our income;

    •
    the government regulation associated with abandoning oil and gas facilities.

  The GB Holdings and Atlantic Holdings Acquisition

  •
  the potential strategic benefits of the GB Holdings and Atlantic Holdings Acquisition, including:

  •
  the ability to expand AREP's investment in The Sands and the gaming industry;

  •
  the strong brand name recognition of "The Sands Hotel and Casino";

  •
  the ability to obtain a majority of the outstanding shares of GB Holdings and Atlantic Holding warrants;

  •
  the operating efficiencies and synergies expected to result from the consolidation of The Sands under the same ownership control as that of AREP's existing gaming properties;

  •
  the improvements, additions and enhancements of The Sands' capital expenditure program;

  •
  the financial terms of the Acquisitions in light of:

  •
  information concerning the financial performance, financial condition, business and prospects of AREP, GB Holdings and Atlantic Holdings, as well as conditions in the gaming industry generally;

  •
  information concerning the historical Depositary Unit price performance of AREP;

  •
  the prices paid in comparable transactions involving other gaming companies, as well as the trading performance of the stock of other comparable companies in the industry;

  •
  the terms and conditions in the relevant Purchase Agreement, including:

  •
  the earn-out mechanism whereby a significant portion of the consideration is contingent on the future earnings of Atlantic Holdings;

  •
  the provision restricting Mr. Icahn from effecting a short form merger of AREP or any successor entity after the close of the Acquisitions; and

  •
  the written opinion of Morgan Joseph dated January 21, 2005, to the effect that, as of that date, and based upon and subject to the considerations, assumptions, qualifications and limitations described in its opinion and based upon such other matters as Morgan Joseph considered relevant, the consideration to be paid by AREP for the securities of Atlantic Holdings and GB Holdings pursuant to the relevant Purchase Agreement was fair to AREP from a financial point of view.

        The Audit Committee also considered the following factors, uncertainties and risks in its deliberations concerning the acquisitions of the securities of Atlantic Holdings and GB Holdings. However, the Audit Committee concluded that these risks were outweighed by the potential benefits:

    •
    the risk that the potential benefits sought in the transaction might not be fully realized;

    •
    the possibility that the transaction might not be completed, or that completion might be unduly delayed, for reasons beyond AREP control;

    •
    the substantial competition in the gaming industry;

    •
    the high level of regulation in the gaming industry;

    •
    the potential for rising operating costs at The Sands;

    •
    the possibility that The Sands may need to increase capital expenditures to compete effectively;

    •
    the possibility of increased state taxation of gaming and hospitality revenues;

    •
    the possibility that GB Holdings may not be able to pay the outstanding interest on its 11% notes due 2005 prior to maturity or the interest or principal on its notes at maturity;

    •
    the seasonal nature of The Sands' operating results;

    •
    the risks associated with The Sands' former use of Arthur Anderson LLP as its independent public accountant;

    •
    the exposure to risks associated with the creditworthiness of the patrons of The Sands.

        It was not practical to, and thus the Audit Committee did not, quantify, rank or otherwise assign relative weights to the wide variety of factors it considered in evaluating the Acquisitions and the Purchase Agreements, nor did the Audit Committee determine that any one factor was of particular importance in deciding that the Purchase Agreements and associated transactions were in the best interests of AREP and its Depositary Unit holders. This discussion of information and material factors considered by the Audit Committee is intended to be a summary rather than an exhaustive list. In considering these factors, individual members of the Audit Committee may have given different weight to different factors. The Audit Committee conducted an overall analysis of the factors described above, and overall considered the factors to support its decision in favor of the Acquisitions and the Purchase Agreements. The decision of each member of the Audit Committee was based upon his own judgment, in light of all of the information presented, regarding the overall effect of the Purchase Agreements and associated transactions on AREP Depositary Unit holders as compared to any potential alternative transactions or courses of action. After considering this information, the Audit Committee unanimously approved the Purchase Agreements and the transactions contemplated by the Purchase Agreements, including the Acquisitions.

Opinion of Financial Advisor

        In connection with its review and analysis of the proposed acquisitions by AREP of (i) Gascon's 50% membership interest in NEG Holding for up to 11,344,828 Depositary Units, (ii) Panaco for up to 4,310,345 Depositary Units, as well as (iii) warrants to purchase 1,133,284 shares of common stock of Atlantic Holdings, or the Warrants, and 4,121,033 shares of common stock, or GB Shares, of GB Holdings for (a) 413,793 Depositary Units and (b) the contingent issuance of 206,897 Depositary Units upon achievement of certain thresholds in 2005 and 2006 related to earnings before interest, taxes, depreciation and amortization, or EBITDA, from entities controlled by Mr. Icahn, the Audit Committee engaged Morgan Joseph to advise the Audit Committee and render written opinions to the Audit Committee as to the fairness to AREP from a financial point of view of the consideration to be paid by AREP in connection with each of the proposed Acquisitions. AREP selected Morgan Joseph to render such opinions because it has substantial experience in transactions similar to the proposed Acquisitions. Morgan Joseph regularly engages in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements. Morgan Joseph assisted the Audit Committee and rendered opinions with regard to the fairness, from a financial point of view, to AREP in connection with the consideration paid by AREP pursuant to the December 2004 TransTexas and Panaco Debt Acquisitions, the December 2004 Atlantic Holdings Debt Acquisition and the acquisition of TransTexas, and received customary fees for those services.

        At the meeting of the Audit Committee on January 21, 2005, Morgan Joseph rendered its opinions, or the Morgan Joseph Opinions, that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in its written opinions, the consideration to be paid by AREP in connection with each of the proposed Acquisitions was fair, from a financial point of view, to AREP.

        The full text of the Morgan Joseph Opinions are attached to this document as Exhibits A through C. The description of those opinions set forth in this section is qualified in its entirety by reference to the full text of the Morgan Joseph Opinions set forth in Exhibits A through C. You are urged to read the Morgan Joseph Opinions in their entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the Morgan Joseph Opinions and the review undertaken by Morgan Joseph in rendering the Morgan Joseph Opinions.

        In furnishing the Morgan Joseph Opinions, Morgan Joseph did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the Securities Act, nor did it admit that any of the Morgan Joseph Opinions constitute a report or valuation within the meaning of the Securities Act.

        THE MORGAN JOSEPH OPINIONS ARE DIRECTED TO THE AUDIT COMMITTEE AND ADDRESS ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE PAID BY AREP IN CONNECTION WITH EACH OF THE PROPOSED ACQUISITIONS. THEY DO NOT ADDRESS THE MERITS OF THE UNDERLYING BUSINESS DECISIONS OF AREP TO ENGAGE IN EACH OF THE PROPOSED ACQUISITIONS AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY AREP UNITHOLDER AS TO HOW A UNITHOLDER SHOULD VOTE WITH RESPECT TO THE PROPOSED ACQUISITIONS OR ANY OTHER MATTER IN CONNECTION WITH THE PROPOSED ACQUISITIONS.

        In connection with rendering the Morgan Joseph Opinions, Morgan Joseph reviewed and analyzed, among other things, the following:

        (i)    drafts of the Purchase Agreements;

        (ii)   that certain operating agreement for NEG Holding dated as of May 1, 2001, or the Operating Agreement;

        (iii)  that certain First Amended and Restated Agreement of Partnership of Gascon, the seller of the 50% membership interest in NEG Holding;

        (iv)  the Fifth Amended Joint Plan of Reorganization of Panaco dated August 25, 2004 and certain other documents related thereto;

        (v)   certain publicly available business and financial information concerning AREP, NEG (a publicly traded company which manages NEG Holding and Panaco and which owns the other 50%

membership interest in NEG Holding), NEG Holding, Panaco, Atlantic Holdings, GB Holdings and ACE Gaming (a wholly subsidiary of Atlantic Holdings) as well as the industries in which they each respectively operate;

        (vi)  a draft of the audited consolidated financial statements for Panaco for the twelve months ended December 31, 2003, unaudited financial information for Panaco for the ten months ended October 31, 2004, and an estimated pro forma balance sheet of Panaco as of October 31, 2004;

        (vii) certain internal information and other data relating to each of NEG Holding, Panaco, Atlantic Holdings and ACE Gaming and their respective business and prospects, including their respective budgets and projections and in the cases of NEG Holding and Panaco, internal reserve reports which provide an evaluation of their respective oil and gas reserves as of December 31, 2004, or the Internal Reserve Reports, all prepared and provided by the respective managements of NEG, Atlantic Holdings and ACE Gaming to Morgan Joseph;

        (viii) in the case of NEG Holding, reserve reports prepared by (a) Netherland, Sewell & Associates, Inc. dated February 19, 2004, (b) DeGolyer and MacNaughton dated February 17, 2004 and (c) Prator Bett, L.L.C. dated February 13, 2004, which provide an evaluation of NEG Holding's oil and natural gas reserves as of December 31, 2003, and in the case of Panaco, reserve reports prepared by (a) McCune Engineering dated January 22, 2004; (b) Netherland, Sewell & Associates, Inc. dated March 2, 2004, (c) W.D. Von Gonten & Co. dated February 9, 2004 and (d) Ryder Scott Company dated February 24, 2004, which provide an evaluation of Panaco's oil and gas reserves as of January 1, 2004, or, collectively, with the Internal Reserve Reports, the Reserve Reports;

        (ix)  certain publicly available information concerning certain other companies and the trading markets for certain of such other companies' securities;

        (x)   the financial terms of certain recent business transactions which Morgan Joseph believed to be relevant;

        (xi)  a draft dated as of January 13, 2005 of the Preliminary Offering Memorandum relating to AREP's anticipated issuance of Senior Notes due 2013; and

        (xii) certain financial information regarding Barberry Corp., or Barberry, (an entity controlled by Mr. Icahn) as guarantor of the obligations of Cyprus (the seller of the GB Shares and the Warrants) under one of the Purchase Agreements.

        Morgan Joseph also met and had discussions with certain of the officers and employees of NEG, Atlantic Holdings and ACE Gaming concerning each of their respective businesses and operations, assets, financial condition and prospects of NEG Holding, Panaco, Atlantic Holdings and ACE Gaming and undertook other studies, analyses and investigations that it deemed appropriate.

        In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Morgan Joseph, AREP, NEG, NEG Holding, Panaco, Atlantic Holdings and ACE Gaming. Any estimates contained in the analyses performed by Morgan Joseph are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by those analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty.

        In preparing the Morgan Joseph Opinions, Morgan Joseph assumed and relied upon the accuracy and completeness of all financial and other information and data used by it and did not attempt independently to verify such information, nor did Morgan Joseph assume any responsibility to do so. Morgan Joseph also assumed and relied upon the assurances of NEG, Atlantic Holdings, ACE Gaming, GB Holdings, Barberry, Cyprus and other affiliates of Icahn, that no relevant information had been omitted or remained undisclosed to Morgan Joseph, including, without limitation, with respect to the

Reserve Reports or the respective financial conditions of NEG Holding, Panaco, Atlantic Holdings, ACE Gaming, Cyprus or Barberry and did not attempt independently to verify any such information, nor did Morgan Joseph assume any responsibility to do so. Morgan Joseph also assumed that there existed no facts as of January 21, 2005 that would give rise to a claim by AREP against Cyprus under the related Purchase Agreement. Morgan Joseph assumed that forecasts and projections of NEG Holding, Panaco, Atlantic Holdings and ACE Gaming provided to or reviewed by it were reasonably prepared based on the best current estimates and judgments of the respective managements of such companies as to the future financial condition and results of operations of such companies. Morgan Joseph did not express an opinion related to the forecasts, the projections or the assumptions on which they were based. Morgan Joseph also assumed that there were no material changes in the assets, financial condition, results of operations, business or prospects of NEG Holding, Panaco, Atlantic Holdings and ACE Gaming since the date of the last financial statements made available to Morgan Joseph. Morgan Joseph made no independent investigation of any legal, accounting or tax matters affecting NEG Holding, Panaco, Atlantic Holdings, ACE Gaming, Cyprus, Barberry or the 3% notes due 2008 of Atlantic Holdings, or the Atlantic Holdings Notes, and Morgan Joseph assumed the completeness of all legal, accounting and tax advice given to AREP and the Audit Committee. Morgan Joseph did not conduct a comprehensive physical inspection of any of the properties and facilities related to the proposed acquisitions, nor did it make or obtain any independent evaluation or appraisal of such properties and facilities except for the Reserve Reports. The Morgan Joseph Opinions relate solely to the consideration and do not address any other terms or aspects of the Purchase Agreements or the Atlantic Holdings Notes, including without limitation, the perfection and priority of the security interest with respect to the New Notes. Morgan Joseph also assumed that the Atlantic Holdings Notes were validly issued and are enforceable in accordance with their terms. Morgan Joseph also took into account its assessment of general economic, market and financial conditions and its experience in transactions that, in whole or in part, it deemed to be relevant for purposes of its analyses, as well as its experience in securities valuation in general. In each case, Morgan Joseph made the assumptions in the Morgan Joseph Opinions with the permission of the Audit Committee.

        The Morgan Joseph Opinions necessarily are based upon economic, market, financial and other conditions as they exist and can be evaluated on the date of those opinions and do not address the fairness of the proceeds proposed to be paid by AREP in connection with the proposed Acquisitions on any other date. Morgan Joseph expressed no opinion as to the price at which the Depositary Units or any other securities will trade at any future time.

        In connection with rendering the Morgan Joseph Opinions, Morgan Joseph performed a variety of financial analyses, including those summarized below. These analyses were presented to the Audit Committee at a meeting held on January 21, 2005. The summary set forth below does not purport to be a complete description of the analyses performed by Morgan Joseph in this regard. The preparation of opinions regarding fairness involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances, and, therefore, such opinions are not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized below, Morgan Joseph believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all of its analyses and factors, or attempting to ascribe relative weights to some or all of its analyses and factors, could create an incomplete view of the evaluation process underlying the Morgan Joseph Opinions.

        The financial forecasts furnished to Morgan Joseph and used by it in some of its analyses were prepared respectively by the managements of NEG (which manages NEG Holding and Panaco), Atlantic Holdings and ACE Gaming. NEG, NEG Holding, Panaco, Atlantic Holdings and ACE Gaming do not publicly disclose financial forecasts of the type provided to Morgan Joseph in connection with its review of the proposed acquisitions, and, as a result, these financial forecasts were not prepared with a view towards public disclosure. The financial forecasts were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and, accordingly, actual results could vary significantly from those set forth in such financial forecasts.

        No company or transaction used in the analyses described below is identical to AREP, Atlantic Holdings, ACE Gaming, GB Holdings, NEG, NEG Holding, Panaco or the proposed acquisitions. Accordingly, an analysis of the results thereof necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the proposed acquisitions or the public trading or other values of AREP, Atlantic Holdings, ACE Gaming, GB Holdings, NEG, NEG Holding, Panaco or companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using selected acquisition or company data. In addition, in performing such analyses, Morgan Joseph relied on projections prepared by research analysts at established securities firms and on the Reserve Reports, any of which may or may not prove to be accurate.

        The following is a summary of the material analyses performed by Morgan Joseph in connection with the Morgan Joseph Opinions.

Atlantic Holdings and GB Holdings

        The Sands is wholly owned by ACE Gaming, a wholly owned direct subsidiary of Atlantic Holdings. On an undiluted basis (which assumes that the Atlantic Holdings Notes remain outstanding and are not converted and that none of the Atlantic Holdings warrants are exercised), Atlantic Holdings is wholly and directly owned by GB Holdings. The interest in Atlantic Holdings of GB Holdings is comprised of approximately 2.9 million shares of Atlantic Holdings common stock. Prior to the sale of the GB Shares by Cyprus to AREP, GB Holdings was owned approximately 41%, 36% and 23% by Cyprus, AREH (in which AREP owns a 99% limited partnership interest) and public stockholders, respectively. Prior to the sale of the Warrants by Cyprus to AREP, Cyprus, AREH and public stockholders of GB Holdings separately owned warrants to purchase approximately 1.1 million, 1.0 million and 0.6 million shares of common stock, respectively, of Atlantic Holdings. On a fully diluted basis (which assumes that the Atlantic Holdings Notes are converted and that all of the Atlantic Holdings warrants are exercised), GB Holdings would own approximately 29% of the common stock of Atlantic Holdings. In addition, after giving effect to the exercise of all of the Atlantic Holdings warrants and conversion of all of the Atlantic Holdings Notes, and prior to the sale of the GB Shares and the Warrants by Cyprus to AREP, Cyprus, AREH and public stockholders of GB Holdings would own approximately 11%, 52% and 8%, respectively, of the common stock of Atlantic Holdings in addition to their respective ownership interests in GB Holdings. The remaining 29% of the common stock of Atlantic Holdings would be owned by GB Holdings. The primary asset of GB Holdings is its ownership of approximately 2.9 million shares of Atlantic Holdings and GB Holdings has no revenues except for certain payments it is entitled to receive from Atlantic Holdings through September 2005. Atlantic Holdings is required to make payments to GB Holdings for the required interest payments of GB Holdings on approximately $43.7 million aggregate principal amount of 11% notes due September 2005, or the GB Notes, that were not exchanged in an exchange offer transaction of GB Holdings consummated on July 22, 2004. Given that any payment made by Atlantic Holdings to GB Holdings associated with principal payments on the GB Notes would be deemed restricted payments under the indenture pursuant to the New Notes and that the ability of GB Holdings to pay the principal amount of the GB Notes at maturity in September 2005 will depend upon its ability to refinance or restructure such notes, or to derive sufficient funds from the sale of its Atlantic Holdings common stock or from a borrowing, GB Holdings has disclosed that it may be required to seek bankruptcy protection unless the GB Notes are refinanced or restructured on or prior to their maturity. Accordingly, Morgan Joseph ascribed only nominal value to the GB Shares. As such, the valuation analysis set forth below relates solely to the Warrants.

        Selected Acquisitions Analysis.    Using publicly available information, Morgan Joseph reviewed the purchase prices and multiples paid in the following selected small to medium size mergers, acquisitions and restructurings of gaming facilities in Atlantic City that have closed since 2000, or the Selected Gaming Transactions, presented in Acquiror/Target format with date of announcement:

  •
  Creditors/Trump Hotels & Casino Resorts, October 21, 2004;

  •
  Colony Capital LLC/Bally's Tunica, Atlantic City Hilton, Harrah's Tunica and Harrah's East Chicago, September 27, 2004;

  •
  Caesars Entertainment Inc./The Claridge Hotel & Casino Corp., May 21, 2001; and

  •
  Colony Capital LLC/Resorts Casino Hotel, October 31, 2000.

        Of the Selected Gaming Transactions, Morgan Joseph considered the acquisitions of the Claridge Hotel & Casino and the Resorts Casino Hotel to be the more relevant transactions because they both compete directly with The Sands in the Atlantic City market. The financial information reviewed by Morgan Joseph included the purchase prices and multiples paid by the acquiring company of the acquired company's financial results over the twelve months preceding the acquisition, or LTM, and the expected financial performance of the acquired company over the twelve months subsequent to the acquisition, or NTM. The table below summarizes the results of this analysis:

Median Multiples Observed in the Selected Gaming Transactions

Transaction Value/LTM Net Sales	0.6	x
Transaction Value/LTM EBITDA	7.2	x
Transaction Value/LTM EBIT	10.7	x
Transaction Value/NTM Net Sales	NA
Transaction Value/NTM EBITDA	8.1	x
Transaction Value/NTM EBIT	12.6	x

        Based on this analysis, Morgan Joseph derived a valuation range of 5.5x to 6.5x 2004 estimated EBITDA or 6.4x to 7.6x LTM EBITDA to arrive at an enterprise valuation for Atlantic Holdings. This enterprise valuation range implied a range of transaction values for the Warrants from approximately $9 million to approximately $13 million, assuming conversion of all of the Atlantic Holdings Notes, and approximately $12 million to $15 million, assuming no conversion of the Atlantic Holdings Notes.

        Selected Publicly Traded Companies Analysis.    Using publicly available information, Morgan Joseph reviewed the stock prices (as of January 19, 2005) and selected market trading multiples of the following companies, or the Selected Gaming Companies:

  •
  Ameristar Casinos Inc.;

  •
  Argosy Gaming Co.;

  •
  Aztar Corp.;

  •
  Boyd Gaming Corp.;

  •
  Caesars Entertainment Inc.;

  •
  Harrah's Entertainment Inc.;

  •
  Isle of Capri Casinos Inc.;

  •
  Mandalay Resort Group;

  •
  MGM Mirage;

  •
  Monarch Casino & Resort Inc.;

  •
  Penn National Gaming Inc.;

  •
  Pinnacle Entertainment Inc.;

  •
  Riviera Holdings Corp.; and

  •
  Station Casinos Inc.

        The financial information reviewed by Morgan Joseph included market trading multiples exhibited by the Selected Gaming Companies with respect to their LTM or 2004 estimated financial performance. The table below provides a summary of these comparisons:

Multiples Observed of the Selected Gaming Companies

	Median		Mean
Enterprise Value/LTM EBITDA	10.7	x	11.3	x
Enterprise Value/2004E EBITDA	10.5	x	10.7	x

        Morgan Joseph gave little weight to this analysis because it determined that there were no publicly-traded companies that were reasonably comparable to Atlantic Holdings. Each of the Selected Gaming Companies, which it determined to be the most comparable in terms of line of business, are much larger companies with many facilities often in multiple gaming markets, while Atlantic Holdings has only one facility in the Atlantic City market.

NEG Holding

        Present Value Approach to Valuing NEG Holding's Reserves.    Morgan Joseph conducted a net asset valuation analysis to derive a range of values for Gascon's 50% membership interest in NEG Holding. Morgan Joseph performed its analysis based on a variety of data sources provided by the management of NEG. Using the Internal Reserve Reports, Morgan Joseph reviewed the present value of future cash flows associated with each category of proved reserves, probable reserves and possible reserves discounted at different discount rates in order to take into account the varying degrees of risk associated with the various classes of reserves as well as the rates of returns that could reasonably be expected in the acquisition of such reserves.

	Discount Rate Used in the Morgan Joseph Calculation of the Present Value of the Net Reserves' Cash Flows
	Low Case	High Case
Proved Developed Producing Reserves	10%	10%
Proved Developed Non-Producing Reserves	15%	10%
Proved Undeveloped Reserves:
- NEG other than Longfellow Ranch	20%	15%
- Longfellow Ranch	15%	15%
Probable Reserves:
- NEG other than Longfellow Ranch	40%	25%
- Longfellow Ranch	25%	20%
Possible Reserves:
- NEG other than Longfellow Ranch	60%	40%
- Longfellow Ranch	40%	40%

        NEG estimated (i) the total quantity of reserves as of December 31, 2004, (ii) the future annual production of oil and gas from such reserves, (iii) the future oil and gas production (lifting) costs and other operating expenses, (iv) future production taxes, and (v) the capital expenditures necessary to develop the reserves. In its analysis of the present value of future cash flows from reserves, Morgan Joseph also reviewed recent "strip prices" of oil and gas futures prices for the period 2005-2007 plus, based on discussions with NEG management, estimated prices in 2008 and 2009 and all subsequent years which management used in the derivation of the estimated future cash flows in the Internal Reserve Reports. The strip prices approximate the prices at which NEG Holding could sell forward its oil and gas production in each year from 2005-2007 (based on the average of the monthly strip prices for each year).

	2005	2006	2007	2008	2009	After 2009
Oil ($/Bbl)	$44.36	$41.35	$39.57	$37.50	$35.00	$35.00
Gas ($/Mcf)	$6.18	$6.27	$5.92	$5.75	$5.50	$5.50

        To derive the range of net asset values for NEG Holding, Morgan Joseph first calculated the sum of the discounted future cash flows for each category of proved reserves, probable reserves and possible reserves. The estimated values of the following items were then added to (+) or subtracted from (-) the above reserve valuation range:

  +
  the estimated value, based on discussions with NEG management, of NEG Holding's exploratory acreage;

  +
  the estimated value, based on discussions with NEG management, of NEG Holding's seismic data value;

  +
  the book value of NEG Holding's cash as of November 30, 2004;

  +
  the book value of NEG Holding's other net working capital as of November 30, 2004;

  -
  the book value of NEG Holding's bank debt as of November 30, 2004;

  -
  the estimated liability, according to NEG management, to plug and abandon certain of NEG Holding's wells, platforms and pipelines in accordance with guidelines established by regulatory authorities; and

  -
  the estimated liability, as prepared by third party engineering consultants in connection with Panaco's bankruptcy, and discussed with NEG management, created by several oil and gas price hedging contracts to sell forward oil or gas reserves in 2005 or 2006 at certain prices subject to a floor and a ceiling. Morgan Joseph valued such hedges at the difference, if any, between the average selling price for oil or gas (used in the Internal Reserve Reports to calculate the net present value of future cash flows generated by the reserves), and the hedge prices.

        Based on this analysis, Morgan Joseph estimated the net asset value of NEG Holding to range from approximately $491 million to $544 million.

        Pursuant to the Operating Agreement, a Priority Amount (as defined in the Operating Agreement), which had a balance of $148.6 million as of September 30, 2004, is to be paid to NEG on or before November 6, 2006. The Priority Amount includes all outstanding debt owed to entities owned or controlled by Icahn, including the amount of NEG's 10.75% senior notes. In addition, Guaranteed Payments (as defined in the Operating Agreement) of interest are to be paid by NEG on the outstanding Priority Amount. An amount equal to the Priority Amount and all Guaranteed Payments paid to NEG, plus any additional capital contributions made by Gascon, less any distribution previously made by NEG Holding to Gascon, is to be paid to Gascon. Management of NEG estimated such amount due to Gascon, or the Gascon Amount, to be approximately $278 million as of January 15, 2005.

        After the deduction of the above distributions to NEG and Gascon, one half of the remaining net asset value balance (the remaining amount attributable to Gascon based on its 50% membership interest in NEG Holding) was then added to the Gascon Amount to derive the range of values for Gascon's 50% membership interest in NEG Holding. The total amount attributable to Gascon was estimated to range from approximately $311 million to $337 million.

        Additionally, Morgan Joseph reviewed a number of financial ratios including enterprise value to estimated 2004 earnings before interest and taxes, or EBIT, enterprise value to earnings before interest, taxes, depreciation, depletion and amortization, and exploration expenses, or EBITDAX, the implied market value of reserves, or IMVR, to the physical quantities of both proved and total reserves, and IMVR to pre-tax SEC PV-10 values. IMVR is calculated as enterprise value less the value of non-oil and gas assets. The ratio of IMVR to reserves is expressed on a $/mcfe basis. The term "mcfe" means thousand cubic feet equivalents. The SEC PV-10 value is an industry standard metric that represents the present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with Securities and Exchange Commission guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

        Selected Publicly Traded Companies Analysis.    Using publicly available information, Morgan Joseph reviewed the stock prices (as of January 11, 2005) and selected market trading multiples of the following companies, or the Selected Oil & Gas Companies:

  •
  Brigham Exploration Co.;

  •
  Newfield Exploration Co.;

  •
  Comstock Resources Inc.;

  •
  Houston Exploration Co.;

  •
  Southwestern Energy Co.; and

  •
  Chesapeake Energy Corp.

        The financial information reviewed by Morgan Joseph included market trading multiples exhibited by the Selected Oil & Gas Companies with respect to their LTM financial performance and reserve information.

        Morgan Joseph compared the Selected Oil & Gas Companies' multiples to the multiples implied by the proposed acquisitions. The table below provides a summary of these comparisons:

Multiples Observed from the Selected Oil & Gas Companies

	25th Percentile		50th Percentile		75th Percentile
Multiple of Enterprise Value:
/LTM EBIT	9.7	x	10.2	x	12.2	x
/LTM EBITDAX	5.2	x	5.9	x	7.3	x
Multiple of IMVR:
/Proved Reserves ($/mcfe)	$2.37		$2.72		$3.34
/Pre-tax SEC PV-10	0.9	x	1.1	x	1.2	x

Multiples Implied by the Present Value Approach to Valuing NEG Holding Reserves

	Low		High
Multiple of Enterprise Value:
/LTM EBIT	13.7	x	15.0	x
/LTM EBITDAX	9.0	x	9.9	x
Multiple of IMVR:
/Proved Reserves ($/mcfe)	$2.27		$2.45
/Pre-tax SEC PV-10	0.8	x	0.9	x

        Morgan Joseph compared the multiples implied by its present value approach of valuing NEG Holding's reserves to the multiples observed in the Selected Oil & Gas Companies taking into account a number of factors including, without limitation, the varying geographies, oil and gas mixes, and reserve lives of the Selected Oil & Gas Companies as compared to NEG Holding.

        Selected Acquisitions Analysis.    Using publicly available information, Morgan Joseph reviewed the purchase prices and multiples paid in selected mergers and acquisitions. Morgan Joseph reviewed the following acquisitions (in Target/Acquirer format, with date of announcement), or the Selected Oil & Gas Transactions:

  •
  Antero Resources Corp./XTO Barnett Inc., January 11, 2005;

  •
  BRG Petroleum Corp./Chesapeake Energy Corp., December 27, 2004;

  •
  Patina Oil & Gas Corp./Noble Energy Inc., December 16, 2004;

  •
  Pine Mountain Oil and Gas/Range Resources, November 23, 2004;

  •
  Wynn-Crosby Energy Corp./Petrohawk Energy Corp., October, 13, 2004;

  •
  Inland Resources Inc./Newfield Exploration Co., August 6, 2004;

  •
  Bravo, Legend, Tilford Pinson/Chesapeake Energy Corp., July 26, 2004;

  •
  Prima Energy Corp./Petro-Canada, June 9, 2004;

  •
  The Wiser Oil Co./Forest Oil Corp., May 23, 2004;

  •
  Greystone Petroleum LLC/Chesapeake Energy Corp., May 11, 2004;

  •
  Southwest Royalties Inc./Clayton Williams Energy Inc., May 4, 2004;

  •
  Evergreen Resources Inc./Pioneer Natural Resources Co., May 4, 2004;

  •
  Tom Brown, Inc./EnCana Corp., April 15, 2004;

  •
  Nuevo Energy Co./Plains Exploration, February 11, 2004; and

  •
  Equity Oil Co./Whiting Petroleum Corp., February 2, 2004

        The financial information reviewed by Morgan Joseph included the purchase prices, IMVR and multiples paid by the acquiring company of the acquired company's financial results over the LTM. The operating statistics reviewed by Morgan Joseph included the quantity of reserves by category within the last fiscal year preceding the acquisition and the production of reserves for the last fiscal year preceding the acquisition. The table below summarizes the results of this analysis:

Multiples Observed from the Selected Oil & Gas Transactions

	25th Percentile		50th Percentile		75th Percentile
Multiple of IMVR of Proved Reserves:
/Proved Reserves ($/mcfe)	$1.03		$1.31		$1.77
/Pre-tax SEC PV-10	0.7	x	0.8	x	1.0	x
Multiple of IMVR:
/Proved Reserves ($/mcfe)	$1.18		$1.46		$1.93
/Total Reserves ($/mcfe)	$0.65		$0.87		$1.21
/Pre-tax SEC PV-10	0.7	x	0.9	x	1.0	x
Multiple of Enterprise Value:
/LTM EBITDAX	6.3	x	8.1	x	9.4	x
/LTM EBIT	8.8	x	12.4	x	14.4	x

Multiples Implied by the Present Value Approach to Valuing NEG Holding Reserves

	Low		High
Multiple of IMVR of Proved Reserves:
/Proved Reserves ($/mcfe)	$1.90		$1.95
/Pre-tax SEC PV-10	0.7x		0.7x
Multiple of IMVR:
/Proved Reserves ($/mcfe)	$2.27		$2.45
/Total Reserves ($/mcfe)	$1.67		$1.80
/Pre-tax SEC PV-10	0.8	x	0.9	x
Multiple of Enterprise Value:
/LTM EBITDAX	9.0	x	9.9	x
/LTM EBIT	13.7	x	15.0	x

        Morgan Joseph compared the multiples implied by its present value approach to valuing NEG Holding's reserves to the multiples observed in the Selected Oil & Gas Transactions taking into account a number of factors including, without limitation, the varying geographies, oil and gas mixes, and reserve lives of the companies involved in the Selected Oil & Gas Transactions as compared to NEG Holding.

        Selected Local Asset M&A Transactions Analysis.    Using publicly available information, Morgan Joseph reviewed the purchase prices and multiples paid in selected 2004 acquisitions involving (i) oil and gas assets located at or around the geographic region of NEG Holding reserves or (ii) assets that produce a similar gas/oil ratio as that of NEG Holding. Morgan Joseph reviewed the following transactions (in Seller/Buyer format, with date of announcement), or the Selected Local Asset Transactions:

  •
  Hallwood Energy Corp./Chesapeake Energy, November 30, 2004;

  •
  Undisclosed/St. Mary Land & Exploration Co., October 20, 2004;

  •
  Undisclosed/Pogo Producing Co., October 19, 2004

  •
  Contango Oil & Gas Co./Edge Petroleum Corp., October 7, 2004;

  •
  Undisclosed/Magnum Hunter Resources Inc., August 30, 2004;

  •
  Delta Petroleum Corp./Whiting Petroleum Corp., August 5, 2004;

  •
  Dale Operating Co./Encore Acquisition Co., April 27, 2004;

  •
  Undisclosed/XTO Energy Inc., February 23, 2004;

  •
  Undisclosed/XTO Energy Inc., February 23, 2004; and

  •
  Total SA, JMI Energy Inc., Classic Petroleum/XTO Energy Inc., January 8, 2004

        The table below summarizes the results of this analysis:

Multiples Observed from the Selected Local Asset Transactions

	25th Percentile	50th Percentile	75th Percentile
Multiple of IMVR:
/Proved Reserves ($/mcfe)	$1.38	$1.52	$1.87

Multiples Implied by the Present Value Approach to Valuing NEG Holding Reserves

	Low	High
Multiple of IMVR:
/Proved Reserves ($/mcfe)	$2.27	$2.45

        Morgan Joseph compared the multiples implied by its present value approach to valuing NEG Holding's reserves to the multiples observed in the Selected Local Asset Transactions taking into account a number of factors including, without limitation, the varying geographies, oil and gas mixes, and reserve lives of the assets involved in the Selected Local Asset Transactions as compared to NEG Holding.

Panaco

        Present Value Approach to Valuing Panaco's Reserves.    Morgan Joseph conducted a net asset valuation analysis to derive a range of values for Panaco. Morgan Joseph performed its analysis based on a variety of data sources provided by the management of NEG. Using the Internal Reserve Reports, Morgan Joseph reviewed the present value of future cash flows associated with each category of proved reserves, probable reserves and possible reserves discounted at different discount rates in order to take into account the varying degrees of risk associated with the various classes of reserves as well as the rates of returns that could reasonably be expected in the acquisition of such reserves.

	Discount Rate Used in the Morgan Joseph Calculation of the Present Value of the Net Reserves' Cash Flows
	Low Case	High Case
Proved Developed Producing Reserves	10%	10%
Proved Developed Non-Producing Reserves	15%	10%
Proved Undeveloped Reserves	20%	15%
Probable Reserves	50%	40%
Possible Reserves:	NA (1)	NA (1)

(1)
Morgan Joseph did not assign any value to Panaco's Possible Reserves.

        NEG management estimated (i) the total quantity of reserves as of December 31, 2004, (ii) the future annual production of oil and gas from such reserves, (iii) the future oil and gas production (lifting) costs and other operating expenses, (iv) future production taxes, and (v) the capital expenditures necessary to develop the reserves. In its analysis of the present value of future cash flows from reserves, Morgan Joseph also reviewed recent "strip prices" of oil and gas futures prices for the period 2005-2007 plus, based on discussions with NEG management, estimated prices in 2008 and 2009 and all subsequent years which management used in the derivation of the estimated future cash flows in the Internal Reserve Reports. The strip prices approximate the prices at which Panaco could sell forward its oil and gas production in each year from 2005-2007 (based on the average of the monthly strip prices for each year).

	2005	2006	2007	2008	2009	After 2009
Oil ($/Bbl)	$44.36	$41.35	$39.57	$37.50	$35.00	$35.00
Gas ($/Mcf)	$6.18	$6.27	$5.92	$5.75	$5.50	$5.50

        To derive the range of net asset values for Panaco, Morgan Joseph first calculated the sum of the discounted future cash flows for each category of proved reserves, probable reserves and possible reserves. The estimated values of the following items were then added to (+) or subtracted from (-) the above reserve valuation range:

  +
  the estimated value, based on discussions with NEG management, of Panaco's exploratory acreage;

  +
  the estimated value, based on discussions with NEG management, of Panaco's seismic data value;

  +
  the book value of Panaco's cash as of October 31, 2004;

  +
  the book value of Panaco's other net working capital as of October 31, 2004;

  -
  the book value of Panaco's funded indebtedness as of October 31, 2004; and

  -
  the estimated liability, presumed by third party engineering consultants in connection with Panaco's bankruptcy to plug and abandon certain of Panaco's wells, platforms and pipelines in accordance with guidelines established by regulatory authorities, net of certain cash held in escrow for such purpose.

        Based on this analysis, Morgan Joseph estimated the net asset value of Panaco to range from approximately $117 million to $139 million.

        Additionally, Morgan Joseph reviewed a number of financial ratios including enterprise value to estimated 2004 EBIT, enterprise value to EBITDAX, IMVR to the physical quantities of both proved and total reserves, and IMVR to pre-tax SEC PV-10 values.

        Selected Publicly Traded Companies Analysis.    Using publicly available information, Morgan Joseph reviewed the stock prices (as of January 11, 2005) and selected market trading multiples of the following companies, or the Other Selected Oil & Gas Companies:

  •
  Energy Partners;

  •
  Spinnaker Exploration Co.;

  •
  Stone Energy Corp.;

  •
  Remington Oil & Gas Corp.; and

  •
  PetroQuest Energy Inc.

        The financial information reviewed by Morgan Joseph included market trading multiples exhibited by the Other Selected Oil & Gas Companies with respect to their LTM financial performance and reserve information.

        Morgan Joseph compared the Other Selected Oil & Gas Companies' multiples to the multiples implied by the proposed acquisitions. The table below provides a summary of these comparisons:

Multiples Observed from by the Other Selected Oil & Gas Companies
	25th Percentile	50th Percentile	75th Percentile
Multiple of Enterprise Value:
/LTM EBIT	7.6x	9.5x	10.1x
/LTM EBITDAX	3.7x	3.8x	4.0x
Multiple of IMVR:
/Proved Reserves ($/mcfe)	$2.40	$2.75	$3.26
/Pre-tax SEC PV-10	1.0x	1.1x	1.1x
Multiples Implied by the Present Value Approach to Valuing Panaco Reserves
	Low	High
Multiple of Enterprise Value:
/LTM EBIT	9.2x	10.7x
/LTM EBITDAX	4.1x	4.7x
Multiple of IMVR:
/Proved Reserves ($/mcfe)	$2.64	$3.04
/Pre-tax SEC PV-10	0.8x	0.9x

        Morgan Joseph compared the multiples implied by its present value approach of valuing Panaco's reserves to the multiples observed in the Other Selected Oil & Gas Companies taking into account a number of factors including, without limitation, the varying geographies, oil and gas mixes, and reserve lives of the Other Selected Oil & Gas Companies as compared to Panaco.

        Selected Acquisitions Analysis.    Using publicly available information, Morgan Joseph reviewed the purchase prices and multiples paid in the Selected Oil & Gas Transactions. The financial information reviewed by Morgan Joseph included the purchase prices, IMVR and multiples paid by the acquiring company of the acquired company's financial results over the LTM. The operating statistics reviewed by Morgan Joseph included the quantity of reserves by category (proved developed, proved undeveloped, estimated probable and possible) within the last fiscal year preceding the acquisition and the production of reserves for the last fiscal year preceding the acquisition. The table below summarizes the results of this analysis:

Multiples Implied by the Present Value Approach to Valuing Panaco Reserves
	Low	High
Multiple of IMVR of Proved Reserves:
/Proved Reserves ($/mcfe)	$2.07	$2.28
/Pre-tax SEC PV-10	0.6x	0.7x
Multiple of IMVR:
/Proved Reserves ($/mcfe)	$2.64	$3.04
/Total Reserves ($/mcfe)	$1.38	$1.59
/Pre-tax SEC PV-10	0.8x	0.9x
Multiple of Enterprise Value:
/LTM EBITDAX	4.1x	4.7x
/LTM EBIT	9.2x	10.7x

        Morgan Joseph compared the multiples implied by its present value approach to valuing Panaco's reserves to the multiples observed in the Selected Oil & Gas Transactions taking into account a number of factors including, without limitation, the varying geographies, oil and gas mixes, and reserve lives of the companies involved in the Selected Oil & Gas Transactions as compared to Panaco.

        Selected Local Asset M&A Transactions Analysis.    Using publicly available information, Morgan Joseph reviewed the purchase prices and multiples paid in selected mergers and acquisitions involving (i) oil and gas assets located at or around the geographic region of Panaco reserves (offshore Gulf of Mexico) or (ii) assets that produce a similar percentage of gas/oil as those of Panaco. Morgan Joseph reviewed the following transactions (in Seller/Buyer format, with date of announcement), or the Other Selected Local Asset Transactions:

  •
  Anadarko Petroleum Corp./Apache Corp., August 20, 2004;

  •
  ConocoPhillips/W&T Offshore Inc., December 31, 2003;

  •
  Unocal Corp./Forest Oil Corp., September 21, 2003;

  •
  Transworld Exploration and Production Inc./The Houston Exploration Co., September 15, 2003;

  •
  Shell Exploration and Production Co./Apache Corp., July 3, 2003;

  •
  Amerada Hess Corp./Anadarko Petroleum Corp., June 9, 2003;

  •
  BP plc, BP Exploration and Production Inc./Nexen Inc., March 27, 2003; and

  •
  BP plc/Apache Corp., January 13, 2003

        The table below summarizes the results of this analysis:

Multiples Observed from the Other Selected Local Asset Transactions
	25th Percentile	50th Percentile	75th Percentile
Multiple of IMVR:
/Proved Reserves ($/mcfe)	$1.33	$1.43	$1.50

Multiples Implied by the Present Value Approach to Valuing Panaco Reserves
	Low	High
Multiple of IMVR:
/Proved Reserves ($/mcfe)	$2.64	$3.04

        Morgan Joseph compared the multiples implied by its present value approach to valuing Panaco's reserves to the multiples observed in the Other Selected Local Asset Transactions taking into account a number of factors including, without limitation, the varying geographies, oil and gas mixes, and reserve lives of the assets involved in the Other Selected Local Asset Transactions as compared to Panaco.

        AREP and Morgan Joseph entered into letter agreements dated October 22, 2004, December 6, 2004, December 6, 2004, December 27, 2004 and December 29, 2004 relating to the services to be provided by Morgan Joseph in connection with the December 2004 TransTexas and Panaco Debt Acquisitions, the December 2004 Atlantic Holdings Debt Acquisition, the acquisition of TransTexas, and the proposed Acquisitions. AREP paid Morgan Joseph a customary fee following the delivery of the Morgan Joseph Opinions. AREP also agreed to reimburse Morgan Joseph for its reasonable out-of-pocket expenses incurred in connection with its engagement, including certain fees and disbursements of its legal counsel. Under a separate letter agreement, AREP agreed to indemnify Morgan Joseph against liabilities relating to or arising out of its engagements, including liabilities under the securities laws.

Oil and Gas Reserve Reports

        The following summarizes reports with respect to oil and gas reserves that were prepared in connection with the proposed acquisitions of NEG Operating and Panaco.

NEG Operating LLC

  Prator Bett, L.L.C.

        Prator Bett is comprised of experienced engineers familiar with the subject properties. Prator Bett was selected to prepare the January 31, 2005 reserve report because of its expertise and NEG Holding's satisfaction with prior services provided to NEG Operating. During the past two years, NEG Operating paid approximately $57,000 to the firm as consideration for annual reserve reports. We intend to obtain future reports and evaluations from Prator Bett. Except for the provision of professional services on a fee basis, Prator Bett has no commercial arrangement with NEG Operating or any other person or company involved in the interests which are the subject of the report.

        The report provides an assessment of the Proved, Probable and Possible reserves of certain oil and gas properties owned by NEG Operating, as of January 31, 2005. The report was prepared as an independent assessment in connection with our purchase of the remaining interest in NEG Holding from Gascon. Pursuant to the NEG Holding purchase agreement, the number of our Depositary Units to be issued in connection with the acquisition of the interest in NEG Holding is subject to reduction based in part on the results of the report.

        Since December 31, 2000, Prator Bett has prepared annual reports for NEG Operating covering Proved and Probable reserves and future net revenue of the properties reviewed in the January 31, 2005 report. The most recent report prepared by Prator Bett was as of December 31, 2004. The reserve estimate parameters used in the December 31, 2004 report are identical to those used in the January 31, 2005 report. Possible reserves were not considered in the December 31, 2004 report, but are included in the January 31, 2005 report.

        Prator Bett was instructed to generate a report as of January 31, 2005 of NEG Operating's reserves to enable Prator Bett to present the estimated value of NEG Operating's reserves. The scope of instructions for the January 31, 2005 report was not limited or varied as compared to the annual reports, except to request the inclusion of Possible reserves.

        In preparing the reserve report, Prator Bett projected production rates and timing of development expenditures and analyzed available geological, production and engineering data. Estimates of natural gas and oil reserves are inherently imprecise. The process requires various assumptions, including natural gas and oil prices, drilling and operating expenses, capital expenditures, taxes, and availability of funds. Actual future production, natural gas and oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas and oil reserves most likely will vary from estimates. Any significant variance could materially affect the estimated quantities and net present value of reserves.

        Extrapolation of performance history (production, water-cut, and/or pressure) was utilized for producing properties where sufficient history was available to suggest decline trends. Reserves assigned to the remaining producing properties, the nonproducing zones and the undeveloped locations were necessarily estimated utilizing volumetric calculations and analogy to nearby production. Estimates such as these are inherently subject to more variation than are estimates which are based on established decline trends.

        The Prator Bett reserve report concluded that NEG Operating's estimated net Proved and Unproved natural gas and oil reserves and the pre-tax net present value of its reserves at January 31, 2005 were as set forth in the following table. The pre-tax present value is not intended to represent the current market value of the estimated natural gas and oil reserves that NEG Operating owns. The pre-tax net present value of future cash flows attributable to its reserves was based upon specific oil and gas pricing schedules provided by AREP. These prices represent a specific five-year schedule of the Henry Hub cash price for gas and the Koch WTI posted price for oil. Adjustments were made to these pricing levels based on historical data on a property-by-property basis for items such as transportation, basis differentials, marketing, the quality and gravity of the crude oil, and the heating value of the gas. The Henry Hub cash price and Koch WTI posted price were forecasted to be $6.18 per Mcf of gas and $44.36 per barrel of oil in 2005. The cash pricing levels for the year 2009 of $35.00 per barrel and $5.50 per MMBtu were held constant throughout the remaining life of the properties.

	Total Proved Reserves as of January 31, 2005
	Developed
	Producing	Nonproducing	Undeveloped	Total Proved
Natural Gas (MMcf)	4,723.3	1,567.0	1,083.4	7,373.7
Oil and condensate (bbls)	167,413	67,306	40,314	275,033
Total proved reserves (MMcfe)	5,727.8	1,970.8	1,325.3	9,023.9
Pre-tax net present value, Disc. at 10% ($)	13,366,507	3,787,811	2,736,602	19,890,920
	Total Unproved Reserves as of January 31, 2005
	Probable	Possible
Natural Gas (MMcf)	2,672.4	640.9
Oil and condensate (bbls)	95,452	7,496
Total proved reserves (MMcfe)	3,245.1	685.9
Pre-tax net present value, Disc. at 10% ($)	5,088,559	457,426

  DeGolyer and MacNaughton

        DeGolyer and MacNaughton is a leading international petroleum reservoir consultant and is familiar with the subject properties. DeGolyer and MacNaughton was selected to prepare the January 31, 2005 reserve report because of its expertise and NEG Operating's satisfaction with its prior services. During the past two years, NEG Operating paid approximately $96,173 to the firm as consideration for annual reserve reports. We intend to obtain future reports and evaluations from DeGolyer and MacNaughton. Except for the provision of professional services on a fee basis, DeGolyer and MacNaughton has no commercial arrangement with NEG Operating or any other person or company involved in the interests which are the subject of this report.

        The report provides an assessment of the Proved, Probable, and Possible reserves of certain oil and gas properties owned by NEG Operating as of January 31, 2005. The report was prepared as an independent assessment in connection with the purchase of the interest in NEG Holding from Gascon. Pursuant to the NEG Holding purchase agreement, the number of our Depositary Units to be issued in connection with the acquisition of the interest in NEG Holding is subject to reduction based in part on the results of the reserve report.

        Since August 12, 2003, DeGolyer and MacNaughton has prepared semiannual and annual reserve reports, SEC compliant reserve evaluations and property appraisals for NEG Operating. The most recent annual report prepared by DeGolyer and MacNaughton is dated as of December 31, 2004. The reserve estimate parameters used in the December 31, 2004 report are identical to those used in the January 31, 2005 report. Possible reserves were not considered in the December 31, 2004 annual report, but are included in the January 31, 2005 report.

        DeGolyer and MacNaughton was instructed to generate a report as of January 31, 2005 of NEG Operating's reserves to enable DeGolyer and MacNaughton to present the estimated value of NEG Operating's reserves. The scope of the instructions for the January 31, 2005 report was not limited or varied as compared to the semiannual and annual reports, except to request the inclusion of Possible reserves.

        In preparing this reserve report, DeGolyer and MacNaughton projected production rates and timing of development expenditures and analyzed available geological, production and engineering data. The estimates for Proved Reserves used initial prices and costs and future price and cost assumptions specified by NEG Operating. Estimates of natural gas and oil reserves are inherently imprecise. The process requires various assumptions, including natural gas and oil prices, drilling and operating expenses, capital expenditures, taxes, and availability of funds. Actual future production, natural gas and oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas and oil reserves most likely will vary from estimates. Any significant variance could materially affect the estimated quantities and net present value of reserves.

        The DeGolyer and MacNaughton reserve report concluded that NEG Operating's estimated net Proved, Probable and Possible natural gas and oil reserves at January 31, 2005 were as set forth in the following table. Values for Proved and Probable reserves were based on projections of estimated future production and revenue prepared for these properties with no risk adjustment applied to the Probable reserves. Probable reserves involve substantially higher risks than Proved reserves. Revenue values for Probable reserves have not been adjusted to account for such risks.

	Net Reserves
	Oil and Condensate (Mbbl)	Sales Gas (MMcf)
Proved
Developed Producing	32	31,074
Developed Nonproducing	47	12,528

Total Developed	79	43,602
Undeveloped	539	83,890

Total Proved	618	127,492
Probable (Not Risk Adjusted)	570	32,011
Possible (Not Risk Adjusted)	1,513	100,918

        In the preparation of these reserves estimates, interest reversions indicated by NEG Operating were taken into account.

  Netherland, Sewell & Associates, Inc.

        Netherland, Sewell is a leading international petroleum reservoir consultant and is familiar with the subject properties. Netherland, Sewell was selected to prepare the February 1, 2005 reserve report because of its expertise and NEG Operating's satisfaction with its prior services. During the past two years, NEG Operating paid approximately $166,053 to the firm as consideration for annual reserve reports. We intend to obtain future reports and evaluations from Netherland, Sewell. Except for the provision of professional services on a fee basis, Netherland, Sewell has no commercial arrangement with NEG Operating or any other person or company involved in the interests which are the subject of this report.

        The report provides an assessment of the Proved, Probable, and Possible reserves of certain oil and gas properties owned by NEG Operating as of February 1, 2005. The report was prepared as an independent assessment in connection with our purchase of an interest in NEG Holding from Gascon. Pursuant to the NEG Holding purchase agreement, the number of our Depositary Units to be issued in connection with the acquisition of the interest in NEG Holding is subject to reduction based in part on the results of the reserve report.

        Since 2001, Netherland, Sewell has prepared annual reserve reports, SEC compliant reserve evaluations and property appraisals for NEG Operating. The most recent annual report prepared by Netherland, Sewell was as of December 31, 2004. The reserve estimate parameters used in the December 31, 2004 report are identical to those used in the February 1, 2005 report. Possible reserves were not considered in the December 31, 2004 report, but are included in the February 1, 2005 report.

        Netherland, Sewell was instructed to generate a report of NEG Operating's reserves to enable Netherland, Sewell to present the estimated value of NEG Operating's reserves. The scope of the instructions for the February 1, 2005 report was not varied or limited as compared to the semiannual and annual reports, except to request the inclusion of Possible reserves.

        In preparing this reserve report, Netherland, Sewell projected production rates and timing of development expenditures and analyzed available geological, production and engineering data. The estimates for proved reserves used initial prices and costs and future price and cost assumptions specified by NEG Operating. Oil prices are based on NYMEX West Texas Intermediate process, and gas prices are based on NYMEX Henry Hub prices. Oil prices are adjusted by lease for quality, transportation fees, and regional price differentials. Gas prices are adjusted by lease for energy content, transportation fees, and regional price differentials. Estimates of natural gas and oil reserves are inherently imprecise. The process requires various assumptions, including natural gas and oil prices, drilling and operating expenses, capital expenditures, taxes, and availability of funds. Actual future production, natural gas and oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas and oil reserves most likely will vary from estimates. Any significant variance could materially affect the estimated quantities and net present value of reserves.

        The Netherland, Sewell reserve report concluded that NEG Operating's estimated net Proved natural gas and oil reserves and future net revenue of NEG Operating's reserves at January 31, 2005 was as set forth in the following table. The oil reserves shown include crude oil and condensate. Oil volumes are expressed in barrels that are equivalent to 42 United States gallons. Gas volumes are expressed in thousands of standard cubic feet (MCF) at the contract temperature and pressure bases. Oil prices are adjusted for quality, transportation fees and regional price differentials. Gas prices are adjusted by lease for energy content, transportation fees and regional price differentials.

        The estimated reserves and future revenue shown are for Proved developed producing, Proved developed non-producing, Proved undeveloped, Probable, and Possible reserves. Any value which could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated was not included.

		Net Reserves	Future Net Revenue ($)
Category	Oil (Barrels)	Gas (MCF)	Total	Present Worth At 10%
Proved Developed
Producing	3,040,278	54,826,203	304,542,500	188,680,500
Non-Producing	296,040	4,654,101	28,368,400	9,052,700
Proved Undeveloped	548,434	19,291,373	71,546,400	28,580,700

Total Proved	3,884,752	78,771,677	404,457,300	226,313,900
Probable(1)	168,082	13,498,858	50,159,700	22,390,900
Possible(1)	434,928	10,186,215	66,020,500	38,085,400

(1)
These reserves and future revenue are not risk-weighted. Probable reserves are those reserves which geological and engineering data demonstrate to be potentially recoverable, but where some element of risk or insufficient data prevent classification as proved. Possible reserves are those speculative reserves estimated beyond proved and probable reserves where geologic and engineering data suggest the presence of additional reserves, but where the risk is relatively high.

Panaco

        Netherland, Sewell was selected to prepare the February 1, 2005 reserve report because of its expertise and Panaco's satisfaction with its prior services. During the past two years, Panaco paid $29,759 to the firm as consideration for annual reserve reports. We intend to obtain future reports and evaluations from Netherland, Sewell. Except for the provision of professional services on a fee basis, Netherland, Sewell has no commercial arrangement with Panaco or any other person or company involved in the interests which are the subject of this report.

        The report provides an assessment of the Proved, Probable, and Possible reserves of certain oil and gas properties owned by Panaco, as of February 1, 2005. The report was prepared as an independent assessment in connection with the purchase of Panaco. Pursuant to the Panaco purchase agreement, the number of our Depositary Units to be issued in connection with our acquisition of Panaco is subject to reduction based in part on the results of the reserve report.

        Since 2004, Netherland, Sewell has prepared annual reserve reports, SEC compliant reserve evaluations and property appraisals for Panaco. The most recent annual report prepared by Netherland,

Sewell was as of December 31, 2004. The reserve estimate parameters used in the December 31, 2004 report are identical to those used in the February 1, 2005 report. Probable and Possible reserves were not considered in the December 31, 2004 report, but are included in the February 1, 2005 report.

        Netherland, Sewell was instructed to generate a report of Panaco's reserves to enable us to present the estimated value of our reserves. The scope of the instructions for the February 1, 2005 report was not varied or limited as compared to the annual reports, except to request the inclusion of Probable and Possible reserves.

        In preparing this reserve report, Netherland, Sewell projected production rates and timing of development expenditures and analyzed available geological, production and engineering data. The estimates for Proved reserves used initial prices and costs and future price and cost assumptions that were specified by Panaco. Estimates of natural gas and oil reserves are inherently imprecise. The process requires various assumptions, including natural gas and oil prices, drilling and operating expenses, capital expenditures, taxes, and availability of funds. Actual future production, natural gas and oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas and oil reserves most likely will vary from estimates. Any significant variance could materially affect the estimated quantities and net present value of reserves.

        The Netherland, Sewell reserve report concluded that Panaco's estimated net Proved natural gas and oil reserves and the future net revenue of Panaco's reserves at February 1, 2005 were as set forth in the following table. The report was prepared using oil and gas price parameters specified by Panaco. The oil reserves shown include crude oil and condensate. Oil volumes are expressed in barrels that are equivalent to 42 United States gallons. Gas volumes are expressed in thousands of standard cubic feet (MCF) at the contract temperature and pressure bases. Oil prices are adjusted by lease for quality, transportation fees, and regional price differentials. Gas prices are adjusted by lease for energy content, transportation fees, and regional price differentials.

        The estimated reserves and future revenue shown are for proved developed producing, Proved developed non-producing, Proved undeveloped, Probable, and Possible reserves. Any value which could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated was not included.

		Net Reserves	Future Net Revenue ($)
Category	Oil (Barrels)	Gas (MCF)	Total	Present Worth At 10%
Proved Developed
Producing	1,719,398	4,896,807	57,509,400	50,523,400
Non-Producing	634,910	8,320,946	43,444,300	31,111,600
Proved Undeveloped	2,273,942	11,614,761	78,124,300	45,835,900
Total Proved	4,628,250	24,832,514	179,078,000	127,470,900
Probable(1)	4,355,739	14,241,397	183,919,500	112,849,100
Possible(1)	19,225,750	19,640,851	701,345,500	334,742,700

(1)
These reserves and future revenue are not risk-weighted. Probable reserves are those reserves which geological and engineering data demonstrate to be potentially recoverable, but where some element of risk or insufficient data prevent classification as proved. Possible reserves are those speculative reserves estimated beyond proved and probable reserves where geologic and engineering data suggest the presence of additional reserves, but where the risk is relatively high.

The Purchase Agreements

        The following describes the terms of the Acquisitions. None of the pending Acquisitions is conditioned upon the closing of the others. We may not complete all or any of the pending Acquisitions.

NEG Holding LLC

        On January 21, 2005, we entered into a purchase agreement with Gascon Partners, Cigas Corp. and Astral Gas Corp., the general partner of Gascon, or the NEG Agreement, pursuant to which we will purchase Gascon's managing membership interest in NEG Holding for a purchase price of up to 11,344,828 Depositary Units with an aggregate valuation of up to $329.0 million based on the closing market price of the Depositary Units, on January 19, 2005 of $29.00 per unit. The number of Depositary Units to be issued is subject to reduction based upon NEG Holding's oil and gas reserve reports as of January 31, 2005, prepared by an independent reserve engineering firm. However, if the "Adjusted Purchase Amount" pursuant to the Panaco Agreement, described below, exceeds $125.0 million and/or the "Adjusted Purchase Amount" pursuant to our agreement to purchase TransTexas exceeds $180.0 million, the amounts of such excess will be applied to any reduction of the number of Depositary Units to be issued under the NEG Agreement. Upon the closing of the NEG Agreement, AREP will contribute the NEG Holding membership interest to American Real Estate Holdings Limited Partnership, or AREH, and AREH will contribute the membership interest to AREP Oil & Gas LLC, a recently formed wholly-owned subsidiary. The other member of NEG Holding is NEG. The purchase agreement contains customary representations and warranties, indemnification provisions, covenants regarding the conduct of business prior to closing and conditions to closing.

        The closing of the NEG Agreement is subject to the satisfaction or waiver of certain conditions, including, for each of the parties, no action or proceeding by any governmental authority or other person shall have been instituted or threatened which (1) might have a material adverse effect on NEG Holding or (2) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of the NEG Agreement or the consummation of the transactions contemplated by it. The closing of the NEG Agreement is also subject to the approval by all Depositary Unit holder action required by the NYSE.

        For AREP, the closing of the NEG Agreement is also subject to (1) the satisfaction or waiver of the condition that no material adverse change with respect to NEG Holding shall have occurred and no event shall have occurred which, in the reasonable judgment of AREP, is reasonably likely to have a material adverse effect and (2) the receipt of NEG Holding's oil and gas reserve reports. Affiliates of Mr. Icahn have agreed to indemnify AREP against, and agreed to hold it harmless from, any and all losses it incurs associated with any breach of, or any inaccuracy in, any representation or warranty made by Gascon in the purchase agreement, or any breach of or failure by Gascon to perform any of its respective covenants or obligations set out or contemplated in the NEG Agreement.

        The NEG Agreement may be terminated if the transaction is not consummated by September 30, 2005 or by either us or the sellers if there shall have been a material breach of any covenant, representation or warranty or other agreement of the party which has not been remedied.

        The foregoing summary description of the NEG Agreement is subject in its entirety to the terms of the NEG Agreement, a copy of which is attached hereto as Exhibit D.

Panaco, Inc.

        On January 21, 2005, we and National Offshore LP, the 1% general partnership interest of which and the 99% limited partnership interest of which are owned, respectively, by two limited liability companies, each of which is a wholly-owned subsidiary of AREP, entered into an agreement and plan of merger with Highcrest, Arnos and Panaco, or the Panaco Agreement, pursuant to which Panaco will merge with and into National Offshore and all of the common stock of Panaco will be canceled and cease to exist in exchange for up to 4,310,345 Depositary Units with an aggregate valuation of up to

$125.0 million based on the closing market price of the Depositary Units, on January 19, 2005, of $29.00 per unit. The number of Depositary Units to be issued is subject to reduction based upon Panaco's oil and gas reserve reports as of February 1, 2005, prepared by an independent reserve engineering firm. However, if the "Adjusted Purchase Amount," as defined, pursuant to the NEG Agreement exceeds $329.0 million and/or the "Adjusted Purchase Amount," pursuant to our agreement to purchase TransTexas exceeds $180.0 million, the amounts of such excess will be applied to reduce the reduction of the number of Depositary Units to be issued under the Panaco Agreement. Immediately following the merger, AREP will contribute each of the general partner and limited partner of National Offshore to AREH and AREH will contribute each of these limited liability companies to AREP Oil & Gas. The Panaco Agreement contains customary representations and warranties, indemnification provisions, covenants regarding the conduct of business prior to closing and conditions to closing.

        The closing of the merger is subject to the satisfaction or waiver of certain conditions, including, for each of the parties, no action or proceeding by any governmental authority or other person shall have been instituted or threatened which (1) might have a material adverse effect on Panaco or (2) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of the Panaco Agreement or the consummation of the transactions contemplated by the Panaco Agreement. The closing of the Panaco Agreement is also subject to the approval by all Depositary Unit holder action required by the NYSE.

        For National Offshore, the closing of the merger is also subject to (1) the satisfaction or waiver of the condition that no material adverse change with respect to Panaco shall have occurred and no event shall have occurred which, in the reasonable judgment of National Offshore, is reasonably likely to have a material adverse effect and (2) the receipt of Panaco's oil and gas reserve reports. The condition that Panaco's oil and gas reserve reports be received has been satisfied. Highcrest and Arnos have agreed to indemnify National Offshore against, and agreed to hold it harmless from, any and all losses it incurs associated with any breach of or any inaccuracy in any representation or warranty made by Highcrest and Arnos in the Panaco Agreement, or any breach of or failure by Highcrest and Arnos to perform any of their covenants or obligations set out or contemplated in the merger agreement.

        The Panaco Agreement may be terminated if the transaction is not consummated by September 30, 2005 or by either us or the other parties to the agreement if there shall have been a material breach of any covenant, representation or warranty or other agreement of the other party which has not been remedied.

        The foregoing summary description of the Panaco Agreement is subject in its entirety to the terms of the Panaco Agreement, a copy of which is attached hereto as Exhibit E.

GB Holdings, Inc. and Atlantic Coast Entertainment Holdings, Inc. (The Sands)

        On January 21, 2005, we entered into a purchase agreement with Cyprus, or The Sands Agreement, pursuant to which we will purchase 4,121,033 shares of common stock of GB Holdings and approximately 1,133,284 shares of common stock of Atlantic Holdings. On May 23, 2005, we entered into Amendment No. 1 to the Sands Agreement. Amendment No. 1 amends Annex A to the Sands Agreement to include in the listing of securities owned by Cyprus, shares of Atlantic Holdings Common Stock owned by Cyprus as a result of the exercise of the Atlantic Holdings warrants. Upon the closing of this transaction, we will transfer all of these securities to AREP Sands Holding LLC, a recently formed wholly-owned subsidiary of AREH.

        The purchase price for these securities is 413,793 Depositary Units with an aggregate valuation of $12.0 million based on the closing market price of the Depositary Units, on January 19, 2005, of $29.00 per unit, plus up to an additional 206,897 Depositary Units with an aggregate valuation of $6.0 million based on the closing market price of the Depositary Units, on January 19, 2005, of $29.00 per unit, if for each of fiscal 2005 and 2006 the EBITDA for Atlantic Holdings is equal to or greater than $24 million.

        EBITDA means, for any period, as certified by Atlantic Holdings' independent registered public accounting firm and its Chief Financial Officer, Consolidated Net Income for the period plus the following to the extent deducted in calculating such Consolidated Net Income: (1) Consolidated Interest Expense, (2) provision for all taxes based on income, profits or capital and (3) depreciation and amortization (including, but not limited to, amortization of goodwill and intangibles).

        For purposes of determining EBITDA, allocations of expenses will be made on a basis consistent with past practice. Consolidated Net Income means, for any period, the net income (loss) of Atlantic Holdings and its subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there will not be included in Consolidated Net Income: (1) any net income (loss) of any person acquired by Atlantic Holdings or a subsidiary in a transaction accounted for in a manner similar to a pooling of interests for any period prior to the date of such acquisition; (2) any gain or loss realized upon the sale or other disposition of any asset of Atlantic Holdings or any subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business; (3) any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge; (4) the cumulative effect of a change in accounting principles; (5) any unrealized gains or losses in respect of any foreign exchange contract, currency swap agreement or other similar agreement or arrangement (including derivative agreements or arrangements); and (6) any unrealized foreign currency translation gains or losses in respect of indebtedness denominated in a currency other than the functional currency of such debtor.

        Consolidated Interest Expense means, for any period, the total interest expense of Atlantic Holdings and its subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of Atlantic Holdings and its subsidiaries, including, but not limited to, any such interest expense consisting of (a) interest expense attributable to an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP; (b) amortization of debt discount; (c) the interest portion of any deferred payment obligation; and (d) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, as determined on a consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by Atlantic Holdings and its subsidiaries with respect to any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), and further provided that to avoid double counting, amortization of any item shall not be included in the calculation of Consolidated Interest Expense if it is already to be included in the calculation of EBITDA.

        The Sands Agreement contains customary representations and warranties, indemnification provisions, covenants regarding the conduct of business prior to closing and conditions to closing. The closing of the Sands Agreement is subject to the satisfaction or waiver of certain conditions, including, for each of the parties, no action or proceeding by any governmental authority or other person shall have been instituted or threatened which (1) might have a material adverse effect on GB Holdings or Atlantic Holdings or (2) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of the purchase agreement or the consummation of the transactions contemplated by the purchase agreement. The closing of the Sands Agreement is also subject to the approval by all Depositary Unit holder action required by the New York Stock Exchange.

        For AREP, the closing of the Sands Agreement is also subject to the satisfaction or waiver of the condition (1) that no material adverse change with respect to GB Holdings or Atlantic Holdings shall have occurred and no event shall have occurred which, in the reasonable judgment of AREP, is reasonably likely to have a material adverse effect and (2) that the GB Holdings and Atlantic Holdings securities are released from a bank pledge. The condition that the bank pledge encumbering the GB Holdings common stock be removed has been satisfied. Cyprus has agreed to indemnify us against, and agreed to hold us harmless from, any and all losses we incur associated with any breach of or any inaccuracy in any representation or warranty made by Cyprus in the Sands Agreement, or any breach of or failure by Cyprus to perform any of its covenants or obligations set out or contemplated in the Sands Agreement.

        The Sands Agreement may be terminated if the transaction is not consummated by September 30, 2005 or by either us or the seller if there shall have been a material breach of any covenant, representation or warranty or other agreement of the other party which has not been remedied.

        The foregoing summary descriptions of the Sands Agreement and Amendment No. 1 to the Sands Agreement are subject in their entirety to the terms of the Sands Agreement and Amendment No. 1 to the Sands Agreement, copies of which are attached hereto as Exhibit F.

Additional Provisions applicable to the NEG Holding, Panaco and Sands Agreements

        The Panaco Agreement, the NEG Agreement and Sands Agreement each requires that AREP's Partnership Agreement be amended (1) as necessary to consummate the Acquisitions (including without limitation, modification of Section 4.5(c) of the Partnership Agreement to render such section inapplicable to any transactions approved by the Audit Committee of AREP), and (2) such that the general partner and the limited partners, as defined in the Partnership Agreement, may not cause AREP, or any successor entity of AREP, whether in its current form as a limited partnership or as converted to or succeeded by a corporation or other form of business association, to effect a merger or other business combination of AREP or such successor, in each case pursuant to Section 253 of the General Corporation Law of Delaware, or any successor statute, or any similar short-form merger statute under the laws of Delaware or any other jurisdiction.

Registration Rights Agreement

        Upon the consummation of the Acquisitions, we will enter into a registration rights agreement with Highcrest, Arnos, Cyprus and Gascon, each a Holder, and collectively the Holders, of Depositary Units.

        Pursuant to the registration rights agreement, we are required to notify in writing the Holders of our determination to register any of our equity securities or warrants to purchase equity securities, other than a registration statement on Form S-8 or on Form S-4 relating to Depositary Units to be issued solely in connection with any acquisition of any entity or business, and to use reasonable efforts to include, at our expense, in such registration statement all or any part of the Depositary Units any such Holder requests to be included in the registration statement. Our obligations to include Depositary Units in a registration statement with respect to an underwritten offering are subject to such limitations as are imposed by the managing underwriters of such offering.

        A Holder or Holders of at least a majority, determined by capital account balance, of the Depositary Units held by all Holders, upon written request, may cause us to use best efforts to file two registration statements, at our expense, as expeditiously as possible with the Securities and Exchange Commission to register the public sale of Depositary Units held by such Holders, provided that the request is with respect to at least 20% of the Depositary Units owned by all Holders. In addition, if the registration of Depositary Units can be effected on Form S-3, then, upon the request of Holders for the registration of at least 20% of the units held by all Holders, we will use our best efforts to, as expeditiously as possible, effect such registration.

        Pursuant to the registration rights agreement, we are required to use our best efforts to maintain the effectiveness of the registration statement for up to 90 days (or such shorter period of time as the underwriters, if any, of any offering need to complete the distribution of the registered offering), or one year in the case of a "shelf" registration on Form S-3, pursuant to which any of the Depositary Units are being offered. We have agreed to indemnify and hold harmless each Holder and each underwriter of Depositary Units from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them become subject under the Securities Act, applicable state securities laws or under any other statute or at common law and agreed to reimburse them for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending such actions, subject to certain limitations described in the registration rights agreement.

Information about AREP, NEG Holding, Panaco and GB Holdings

        Appendices A, B, C and D set forth descriptions of our business and the businesses of each of NEG Holding, Panaco and GB Holdings. The Appendices also include "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for each of AREP, NEG Holding, Panaco and GB Holdings.

Pro Forma Financial Data

        Appendix E sets forth unaudited pro forma condensed consolidated financial statements presented to reflect the pro forma effects of the Acquisitions and the issuance of 16,068,966 Depositary Units with an aggregate valuation of $466.0 million, based on the closing market price of the Depositary Units, on January 19, 2005, of $29.00 per unit and our issuance in February 2005 of $480.0 million principal amount of senior notes due 2013 with an interest rate of 7 1/8% per annum.

Financial Statements

        Financial information for each of us, on a historical and supplemental basis to give effect to the acquisition of TransTexas, American Property Investors, Inc., our general partner, NEG Holding, Panaco and GB Holdings are set forth in pages F-1 to F-226.

Regulation

        We are not required to obtain the consent or approval of any regulatory authority with respect to the Acquisitions.

Certain U.S. Federal Income Tax Consequences

        The following general discussion summarizes certain material United States federal income tax consequences of the Acquisitions. This summary does not consider state, local or foreign tax laws. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. We have not sought and will not seek any rulings from the Internal Revenue Service with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions. Each holder of Depositary Units is advised to consult the holder's tax advisor regarding specific federal, state, local and foreign income and other tax considerations in respect of the Acquisitions.

        The Acquisitions generally should not result in the recognition of gain or loss to AREP, the holders of Depositary Units, or the transferors of property acquired by AREP. AREP's initial tax basis in property acquired in an Acquisition should equal the transferor's adjusted tax basis in the property immediately prior to the Acquisition.

        In general, where property is acquired in an Acquisition with built-in gain or built-in loss (i.e., difference, if any, between the fair market value and adjusted tax basis of such property at the time of the Acquisition), such built-in gain or loss generally will be allocated to the transferor in accordance with section 704(c) of the Code when it is recognized. Where such built-in gain or loss property gives rise to depreciation, depletion or other cost-recovery deductions (as may be the case for property acquired in the merger of Panaco with and into National Offshore LP), the recognition of such built-in gain or built-in loss may effectively be accelerated. This is because the distributive share of such cost-recovery deductions allocated to the transferor may be required to be reduced in the case of built-in gain property or increased in the case of built-in loss property in accordance with section 704(c)

of the Code. The result to the other holders of Depositary Units is that they may be allocated more deductions than the transferor if there is built-in gain property or less deductions if there is built-in loss property.

        Further, in the case of the Acquisition of interests in NEG Holding, to the extent that Gascon previously contributed property to NEG Holding with built-in gain or loss, which built-in gain or loss has not been fully recognized by Gascon, any remaining amount of such built-in gain or loss will be allocated by NEG Holding under the above allocation rules to AREP as it would have been allocated to Gascon. Allocations by AREP of its distributive share of tax items allocated from NEG Holding with respect to such property will again be subject to the same allocation rules described in the above paragraph, with the result that such remaining amount of built-in gain or loss generally is allocated to Gascon.

        The character of the gross income that is likely to result from the property acquired in the Acquisitions should not adversely affect AREP's ability to continue to qualify as a partnership for tax purposes (and not be subject to tax as a corporation).

Accounting Treatment

        The Acquisitions will be treated for accounting purposes in a manner similar to a pooling-of-interest due to common control ownership.

The Depositary Units

        The following is a brief description of our Depositary Units which are proposed to be issued in the Acquisitions and certain provisions of the depositary agreement, as amended, or the Depositary Agreement, pursuant to which the Depositary Units have been issued, entered into among us, the Registrar and Transfer Company, as Depositary, and the Unitholders.

General

        The Depositary Units represent limited partner interests in AREP. The percentage interest in AREP represented by a Depositary Unit is equal to the ratio it bears at the time of such determination to the total number of Depositary Units in AREP (including any undeposited Depositary Units) outstanding, multiplied by 99%, which is the aggregate percentage interest in AREP of all holders of Depositary Units. Subject to the rights and preferences of any preferred units, each Depositary Unit evidences entitlement to a portion of AREP's distributions and an allocation of AREP's net income and net loss, as determined in accordance with our partnership agreement.

        Depositary Units are evidenced by depositary receipts issued by the Depositary. We are authorized to issue additional Depositary Units or other securities, including, without limitation preferred units from time to time to unitholders or additional investors without the consent or approval of Unitholders. There is no limit to the number of Depositary Units or additional classes of units that may be issued. The Board of Directors of API, our General Partner has the power, without any further action by the unitholders, to issue units with such designations, preferences and relative, participating or other special rights, powers and duties, including rights, powers and duties senior to existing classes of Depositary Units or preferred units. The Depositary Units have no preemptive rights.

Transfer of Depositary Units

        Until a Depositary Unit has been transferred on the books of the Depositary, we and the Depositary will treat the record holder thereof as the absolute owner for all purposes. A transfer of Depositary Units will not be recognized by the Depositary or us unless and until the transferee of the Depositary Units, or a Subsequent Transferee, executes and delivers a transfer application to the Depositary. Transfer applications appear on the back of each depositary receipt and also will be furnished at no charge by the Depositary upon receipt of a request for the transfer application.

        By executing and delivering a Transfer Application to the Depositary, a Subsequent Transferee automatically requests admission as a substituted unitholder in the Partnership, agrees to be bound by the terms and conditions of our partnership agreement and grants a power of attorney to our general partner. On a monthly basis, the Depositary will, on behalf of Subsequent Transferees who have submitted Transfer Applications, request the general partner to admit the Subsequent Transferees as substituted limited partners of AREP. If our general partner consents to a substitution, a Subsequent Transferee will be admitted to the partnership as a substituted limited partner upon the recordation of the Subsequent Transferee's name in our books and records. Upon admission, which is in the sole discretion of our general partner, the Subsequent Transferee will be entitled to all of the rights of a limited partner under the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, and pursuant to our partnership agreement.

        A Subsequent Transferee will, after submitting a Transfer Application to the Depositary but before being admitted to AREP as a substituted unitholder of record, have the rights of an assignee under the Delaware Act and our partnership agreement, including the right to receive his pro rata share of distributions. Subsequent Transferee who does not execute and deliver a Transfer Application to the Depositary will not be recognized as the record holder of Depositary Units and will only have the right to transfer or assign his Depositary Units to a purchaser or other transferee. Therefore, such Subsequent Transferee will not receive distributions from the partnership and will not be entitled to vote on partnership matters or any other rights to which record holders of Depositary Units are entitled under the Delaware Act or pursuant to our partnership agreement. Distributions made in respect of the Depositary Units held by such Subsequent Transferees will continue to be paid to the transferor of such Depositary Units.

        A Subsequent Transferee will be deemed to be a party to the Depositary Agreement and to be bound by its terms and conditions whether or not such Subsequent Transferee executes and delivers a Transfer Application to the Depositary. A transferor will have no duty to ensure the execution of a Transfer Application by a Subsequent Transferee and will have no liability or responsibility if such Subsequent Transferee neglects or chooses not to execute and deliver the Transfer Application to the Depositary.

        Whenever Depositary Units are transferred, the Transfer Application requires that a Subsequent Transferee answer a series of questions. The required information is designed to provide us with the information necessary to prepare our tax information return. If the Subsequent Transferee does not furnish the required information, we will make certain assumptions concerning this information, which may result in the transferee receiving a lesser amount of consideration.

Withdrawal of Depositary Units from Deposit

        A unitholder may withdraw from the Depositary the Depositary Units represented by his depositary receipts, upon written request and surrender of the depositary receipts evidencing the Depositary Units, and receive, in exchange, a certificate issued by us evidencing the same number of Depositary Units. A Subsequent Transferee is required to become a unitholder of record before being entitled to withdraw Depositary Units from the Depositary. Depositary Units which have been withdrawn from the Depositary, and are therefore not evidenced by depositary receipts, are not transferable except upon death, by operation of law, by transfer to us or redeposit with the Depositary. A holder of Depositary Units withdrawn from deposit will continue to receive his respective share of distributions and allocations of net income and losses pursuant to our Partnership Agreement. In order to transfer Depositary Units withdrawn from the Depositary other than upon death, by operation of law or to the partnership, a unitholder must redeposit the certificate evidencing the withdrawn Depositary Units with the Depositary and request issuance of depositary receipts representing such Depositary Units, which depositary receipts then may be transferred. Any redeposit of the withdrawn Depositary Units with the Depositary requires 60 days advance written notice and payment to the

Depositary of a redeposit fee initially $5.00 per 100 Depositary Units or portion thereof, and will be subject to the satisfaction of certain other procedural requirements under the Depositary Agreement.

Replacement of Lost Depositary Receipts and Certificates

        A unitholder or Subsequent Transferee who loses or has his or her certificate for Depositary Units or depositary receipts stolen or destroyed may obtain a replacement certificate or depositary receipt by furnishing an indemnity bond and by satisfying certain other procedural requirements under the Depositary Agreement.

Amendment of Depositary Agreement

        Subject to the restrictions described below, any provision of the Depositary Agreement, including the form of depositary receipt, may at any time and from time to time be amended by the mutual agreement of us and the Depositary in any respect deemed necessary or appropriate by them, without the approval of the holders of Depositary Units. No amendment to the Depositary Agreement, however, may impair the right of a holder of Depositary Units to surrender a depositary receipt and to withdraw any or all of the deposited Depositary Units evidenced thereby or to redeposit Depositary Units pursuant to the Depositary Agreement and receive a depositary receipt evidencing such redeposited Depositary Units.

        The Depositary will furnish notice to each record holder of a Depositary Unit, and to each securities exchange on which Depositary Units are listed for trading, of any material amendment made to the Depositary Agreement. Each record holder of a Depositary Unit at the time any amendment of the Depositary Agreement becomes effective will be deemed, by continuing to hold such Depositary Unit, to consent and agree to the amendment and to be bound by the Depositary Agreement as so amended. The Depositary will give notice of the imposition of any fee or charge, other than fees and charges provided for in the Depositary Agreement, or change thereto, upon record holders of Depositary Units to any securities exchange on which the Depositary Units are listed for trading and to all record holders of Depositary Units. The imposition of any such fee or charge, or change thereto, will not be effective until the expiration of 30 days after the date of such notice, unless it becomes effective in the form of an amendment to the Depositary Agreement effected by us and the Depositary.

Termination of Depositary Agreement

        We may not terminate the Depositary Agreement unless the termination is (1) in connection with us entering into a similar agreement with a new depositary selected by the general partner, (2) as a result of our receipt of an opinion of counsel to the effect that the termination is necessary for us to avoid being treated as an "association" taxable as a corporation for federal income tax purposes or to avoid being in violation of any applicable federal or state securities laws or (3) in connection with our dissolution. The Depositary will terminate the Depositary Agreement, when directed to do so by us, by mailing notice of such termination to the record holders of Depositary Units then outstanding at least 60 days before the date fixed for the termination in such notice. Termination will be effective on the date fixed in the notice, which date must be at least 60 days after it is mailed. Upon termination of the Depositary Agreement, the Depositary will discontinue the transfer of Depositary Units, suspend the distribution of reports, notices and disbursements and cease to perform any other acts under the Depositary Agreement, except in the event the Depositary Agreement is not being terminated in connection with us entering into a similar agreement with a new depositary, the Depositary will assist in the facilitation of the withdrawal of Depositary Units by holders who desire to surrender their depositary receipts.

Resignation or Removal of Depositary

        The Depositary may resign as Depositary and may be removed by us at any time upon 60 days' written notice. The resignation or removal of the Depositary becomes effective upon the appointment of a successor Depositary by us and written acceptance by the successor Depositary of such appointment. In the event a successor Depositary is not appointed within 75 days of notification of such resignation or removal, the general partner will act as Depositary until a successor Depositary is appointed. Any corporation into or with which the Depositary may be merged or consolidated will be the successor Depositary without the execution or filing of any document or any further act.

Description of Certain Provisions of the AREP Partnership Agreement

        The rights of a limited partner of the partnership are set forth in our Partnership Agreement. The following is a summary of certain provisions of our Partnership Agreement.

Distributions

        The General Partner has the power and authority to retain or use partnership assets or revenues as, in the sole and absolute discretion of the General Partner, may be required to satisfy the anticipated present and future cash needs of the partnership, whether for operations, expansion, improvements, acquisitions or otherwise.

  Distributions from Operations

        The Partnership Agreement provides that net cash flow of AREP for each fiscal year or portion of any fiscal year may be distributed quarterly, or at any other time to the extent deemed appropriate by the general partner, in its sole and absolute discretion, to the holders of depositary units and the general partner in accordance with their respective percentage interests in the partnership. The holders of the currently outstanding cumulative pay-in-kind preferred units are not entitled to distributions of net cash flow of the partnership.

  Distributions from Capital Transactions

        Capital transaction proceeds may be distributed or retained by AREP for reinvestment or other partnership purposes in the discretion of the General Partner. The amount and timing of distributions of capital transaction proceeds, if any, will be in the sole discretion of the General Partner. To the extent that capital transaction proceeds are distributed, the capital transaction proceeds will be distributed by AREP to the holders of Depositary Units and to the General Partner in accordance with their respective percentage interests in the partnership.

        Generally, distributions resulting from a liquidation or dissolution of AREP will be made in the same manner as distributions of cash flow and capital transaction proceeds, subject to the overall requirement that distributions be made to partners in accordance with their positive capital account balances and the rights of the holders of preferred units, if any, to their liquidation preference.

Allocations of Income and Loss

        The Partnership Agreement provides, in general, that, after allocation to the holders of our cumulative pay-in-kind preferred units of an amount of income or gain equal to the 5% accrued distribution rate for the year, all items of income, gain, loss and deduction are allocated to the General Partner and to the holders of Depositary Units in accordance with their respective percentage ownership in the Partnership. Items allocated to the holders of Depositary Units are further allocated among them pro rata in accordance with the respective number of Depositary Units owned by each of them. The Partnership's income gain, and loss and deduction, for federal income tax purposes, will be computed on an annual basis and apportioned equally among the calendar monthly among the General Partner and record holders of Depositary Units in accordance with their percentage interests as of the close of business on the second to last day of the month in which taxable income or losses are apportioned. The Partnership's gains and losses from capital transactions generally will be allocated among the General Partner and record holders of Depositary Units in proportion to their percentage interests as of the close of business on the last day of the month in which such gains and losses occurred. However, if gain from a capital transaction is recognized by the Partnership over more than one calendar year, gain recognized by the Partnership in years subsequent to the year in which the capital transaction occurred shall be allocated in the same manner as income of the Partnership is allocated.

Amendment of the Partnership Agreement

        Amendments to the Partnership Agreement may be proposed by the General Partner or by holders of Depositary Units owning at least 10% of the total number of Depositary Units outstanding then owned by all unitholders. Any proposed amendment (other than those described below) must be approved by the General Partner in writing and, subject to limitations on the exercise by unitholders of voting rights, by at least a majority interest in order to be adopted. Unless approved by the General Partner in writing and, subject to limitations on the exercise by unitholders of voting rights, by all of the holders of Depositary Units, no amendment may be made to the Partnership Agreement if the amendment, in the opinion of counsel would result in the loss of the limited liability of unitholders or AREP as the sole limited partner of AREH or would cause AREP or AREH to be treated as an association taxable as a corporation for federal income tax purposes. In addition, no amendment to the Partnership Agreement may be made which would:

  •
  enlarge the obligations of the General Partner or any unitholder or convert the interest of any unitholder into the interest of a General Partner;

  •
  modify the expense reimbursement payable to the General Partner and its affiliates pursuant to the Partnership Agreement or the fees and compensation payable to the General Partner and its affiliates pursuant to the Partnership Agreement of AREH;

  •
  modify the order and method for allocations of net income and net loss or distributions of net cash flow from operations without the consent of the General Partner or the unitholders adversely affected; or

  •
  amend sections of the Partnership Agreement concerning amendments of the agreement without the consent of unitholders owning more than 95% of the total number of Depositary Units outstanding then held by all unitholders.

        Notwithstanding the foregoing, the General Partner may make amendments to the Partnership Agreement without the consent of the unitholders, if such amendments are necessary or appropriate:

  •
  to reflect a change in the name or location of the principal office of the Partnership;

  •
  to reflect the admission, substitution, termination, or withdrawal of unitholders in accordance with the Partnership Agreement;

  •
  to qualify AREP as a limited partnership or to ensure that AREP will not be treated as an association taxable as a corporation for federal income tax purposes;

  •
  in connection with or as a result of the General Partner's determination that AREP does not or no longer will qualify as a partnership for federal income tax purposes, including, without limitation, an amendment reflecting the reorganization of AREP into a qualified "real estate investment trust";

  •
  to reflect a change that is of an inconsequential nature and does not adversely affect the unitholders in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the Partnership Agreement;

  •
  to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

  •
  to facilitate the trading of the Depositary Units or comply with any requirement or guideline of any securities exchange on which the Depositary Units are or will be listed for trading;

  •
  to make any change required or contemplated by the Partnership Agreement;

  •
  to amend any provisions requiring any action by the General Partner if applicable provisions of the Delaware Act related to AREP or AREH are amended or changed so that such action is no longer necessary; or

  •
  to authorize AREP to issue units (or other securities) in one or more additional classes, or one or more series of classes, with any designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to existing classes of Depositary Units or preferred units, as shall be fixed by the General Partner.

Issuance of Additional Securities

        The Partnership is authorized to issue additional Depositary Units or other securities from time to time to unitholders or additional investors without the consent or approval of unitholders. There is no limit to the number of Depositary Units or additional classes that may be issued. The board of directors of the General Partner has the power, without any further action by the unitholders, to issue securities with such designations, preferences and relative, participating or other special rights, powers and duties, including rights, powers and duties senior to existing classes of Depositary Units or preferred units.

Meetings; Voting Rights of Unitholders

        Any action that is required or permitted to be taken by unitholders may be taken either at a meeting of the holders of Depositary Units or without a meeting if consents in writing setting forth the action so taken are signed by holders of Depositary Units owning not less than the minimum number of depositary units or preferred units that would be necessary to authorize or take such action at a meeting. Meetings of the holders of Depositary Units may be called by the General Partner or by unitholders owning at least 10% of the total Depositary Units outstanding then owned by all such unitholders. Holders of Depositary Units may vote either in person or by proxy at meetings.

        Matters submitted to the unitholders for their consent will be determined by the affirmative vote, in person or by proxy, of a majority interest, except that a higher vote will be required for certain amendments described above, the removal of the General Partner and the continuation of AREP after certain events that would otherwise cause dissolution.

        Each unitholder will have one vote for each Depositary Unit as to which the unitholder has been admitted as a unitholder. A subsequent transferee of depositary units who has not been admitted as a unitholder of record with respect to the Depositary Units will have no voting rights with respect to the Depositary Units, even if such subsequent transferee holds other Depositary Units as to which it has been admitted as a unitholder. The voting rights of a unitholder who transfers a Depositary Unit will terminate with respect to that Depositary Unit upon its transfer, whether or not the subsequent transferee is admitted as a unitholder of record with respect thereto. The Partnership Agreement does not provide for annual meetings of the unitholders.

Liability of General Partner and Unitholders

        The General Partner will be liable for all general obligations of the Partnership to the extent not paid by the Partnership. The General Partner will not, however, be liable for the nonrecourse obligations of the Partnership. Assuming that a unitholder does not take part in the control of the business of AREP and otherwise acts in conformity with the provisions of the Partnership Agreement, the liability of the unitholder will, under the Delaware Act, be limited, subject to certain possible exceptions, generally to the amount contributed by the unitholder or the unitholder's predecessor in interest to the capital of the partnership, plus the unitholder's share of any undistributed partnership income, profits or property. However, under the Delaware Act, a unitholder who receives a distribution from AREP that is made in violation of the Delaware Act and who knew at the time of the distribution that the distribution was improper, is liable to AREP for the amount of the distribution. Such liability or liability under other applicable Delaware law (such as the law of fraudulent conveyances) ceases after expiration of three years from the date of the applicable distribution.

        Under the Delaware Act, a partnership is prohibited from making a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specified property of the partnership, exceed the fair value of the assets of the partnership (except that fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the partnership only to the extent that the fair value of the property exceeds that liability). An assignee of a limited partner who becomes a substituted limited partner does not, under the Delaware Act, become liable for any obligation of the assignor to restore prior distributions.

Termination, Dissolution and Liquidation

        The partnership will continue until December 31, 2085, unless sooner dissolved or terminated and its assets liquidated upon the occurrence of the earliest of:

  •
  the withdrawal, removal or bankruptcy of the General Partner (subject to the right of the unitholders to reconstitute and continue the business of AREP by written agreement of a majority interest and designation by them of a successor general partner within 90 days);

  •
  the written consent or affirmative vote of a majority interest, with the approval of the General Partner, to dissolve and terminate the partnership;

  •
  the sale or other disposition of all or substantially all of the assets of the partnership;

  •
  the partnership's insolvency or bankruptcy; or

  •
  any other event causing or requiring a dissolution under the Delaware Act.

        The unitholders' right to continue AREP described above is subject to the receipt of an opinion of counsel to the effect that the continuation and the selection of a successor general partner will not result in the loss of limited liability of the unitholders and will not cause AREP to be treated as an association taxable as a corporation for federal income tax purposes. Upon dissolution, the General Partner or other entity or person authorized to wind up the affairs of AREP will proceed to liquidate the assets of AREP and apply the proceeds of liquidation in the order of priority set forth in the partnership agreement.

Appraisal and Preemptive Rights

        Under Delaware law, no dissenter's rights, or rights of non-consenting security holders to exchange interests in us for payment of their fair value, are available to any holder of Depositary Units regardless of whether the holder has consented to any significant transactions or other actions. Further, the Partnership Agreement does not provide appraisal rights with respect to any of the partnership actions and therefore the holders of Depositary Units dissenting from significant actions passed by at least a majority-in-interest of Depositary Units would not be entitled to appraisal rights.

        Neither Delaware law nor our Partnership Agreement provide preemptive rights to holders of Depositary Units.

ITEM 2: AMENDMENT TO AREP'S LIMITED PARTNERSHIP AGREEMENT

        The purpose of this proposal is to amend our Amended and Restated Agreement of Limited Partnership, as amended, as set forth in Amendment No. 4 to the Partnership Agreement. These include changes to: (1) Section 3.01—Purposes and Business; (2) Section 4.05(c)—Additional Issuance of Units; (3) Section 6.18—Other Matters Concerning the General Partner; (4) Section 5.03—Distributions (prior to the Amendment, Distributions of Cash Flow and Capital Proceeds); and (5) add new Section 4.13—Nevada Gaming Law Disposition. We also propose to make other miscellaneous changes, as described below. All such amendments will be considered as a single proposal. The full text of Amendment No. 4 to the Partnership Agreement is attached as Exhibit G to this proxy statement.

        Pursuant to Article XIV of the Partnership Agreement, the approval, including by written consent, by Record Holders, as defined, owning at least a majority of the outstanding Depositary Units is sufficient for the adoption of an amendment to the Partnership Agreement, with certain exceptions (none of which is applicable to the amendment). The written consent of affiliates of Mr. Icahn, as record owners of more than a majority of the Depositary Units, is sufficient to ensure approval of this Amendment. Mr. Icahn currently intends to have consents executed and delivered that approve the Amendment.

        Under applicable law, no dissenter's rights (i.e. rights of non-consenting security holders to exchange interests in the Partnership for payment of fair value) are available to any holder of Depositary Units, regardless of whether such holder of Depositary Units has consented to the adoption of the Amendment.

Reasons and Effects of the Amendment

Section 3.01 Purposes and Business

        In 1996, the Partnership Agreement was amended to permit investments in companies that were not necessarily engaged as one of their principal activities in the ownership, development or management of real estate. As permitted by that amendment, we have developed into a diversified holding company engaged in a variety of businesses. Our current businesses include rental real estate; real estate development; hotel and resort operations; hotel and casino operations; oil and gas exploration and production; and investments in equity and debt securities. Our primary business strategy is to continue to grow our core businesses. In addition, we seek to acquire undervalued assets that are distressed or in out of favor industries.

        We believe that Section 3.01, as proposed to be amended, provides us with added flexibility to pursue our strategy.

        The Partnership will continue to conduct its investment activities in such a manner so as not to be deemed an investment company under the Investment Company Act of 1940. Generally, this means that the Partnership does not intend to enter the business of investing in securities and that no more than 40% of the Partnership's total assets will be invested in securities. While the Partnership intends to operate so as to not be treated as an investment company under the 1940 Act, if it did not meet the exclusions under the 1940 Act, the Partnership would be required to register as an investment company under the 1940 Act and would be subject to the reporting requirements and regulatory constraints of the 1940 Act.

        The Partnership intends to structure its investments so as to continue to be taxed as a partnership rather than as a corporation under the publicly-traded partnership rules of Section 7704 of the Internal Revenue Code. Under those rules, a publicly traded partnership is generally taxable as a corporation unless 90% or more of its gross income is "qualifying" income, which includes interest, dividends, real property rents, gains from the sale of other disposition of real property, gain from the sale or other disposition of capital assets held for the production of interest or dividends, and certain other items. While the Partnership intends to continue to structure its diversified business in a manner such that at least 90% of its gross income will constitute qualifying income, if less than 90% of the Partnership's gross income constitutes qualifying income, the Partnership may be subject to corporate tax on its net income at regular corporate tax rates.

Section 5.03.

        Section 5.03(a) currently provides for distributions in the discretion of the General Partner, from Cash Flow, as defined. Section 5.03(b) currently provides for distributions from Capital Transactions. Cash flow is defined as "Net Cash Flow" as defined in the registration statement filed by the Partnership in connection with its formation in 1987. "Net Cash Flow" was defined as consisting of "operating revenues (excluding proceeds from sales and refinancings) less (i) operating expense (excluding non-cash expenses such as depreciation and amortization but including any management, reinvestment incentive and other fees payable to the General Partner and its affiliates), (ii) debt service, (iii) provisions for such reserves from operating revenues as the General Partner, in its sole discretion, deems appropriate, and (iv) capital transactions to the extent not made out of established revenues. Capital Transactions means "any (1) incurring of indebtedness secured by Partnership Assets, (2) refinancing of any indebtedness secured by Partnership Assets, (3) sale or exchange, liquidation or other disposition of any Partnership Assets, (4) net condemnation award or casualty loss recovery with respect to any Partnership Assets, (5) elimination of any funded reserve or (6) liquidation or dissolution of the Partnership."

        We believe that the proposed amendment to this provision will permit the Board of Directors greater flexibility in considering whether to make distributions from Partnership assets or otherwise, subject to the limitations under any of our debt or equity securities. The Board of Directors has commenced a review of the Partnership's distribution policy, and it is uncertain when the Board will conclude its review or whether the Board will authorize distributions.

        We also propose to change the definition of "Record Date" to conform to the changes to Section 5.04 and simplify the definition.

Section 4.05(c) Additional Issuance of Units; Insurance of Securities. Section 6.18 Other Matters Concerning General Partner.

        In connection with the Acquisitions, our Audit Committee required that the Partnership Agreement be amended to restrict certain short-form merger transactions of AREP, or any successor of AREP, whether in its current form as a limited partnership or as converted to or succeeded by a corporation or other form of business combination of AREP or such successor, in each case pursuant to Section 253 of the Delaware General Corporation Law, or any successor statute, or any similar short-form merger statute under the laws of Delaware or any other jurisdiction. Section 253 of the Delaware General Corporation Law generally allows a holder of 90% or more of the voting securities of a corporation to cause that corporation to merge with another corporation without approval of the minority stockholder or the board of directors. This allows for the minority stockholders to be squeezed out in a cash out merger. There is no similar provision in the Delaware Revised Uniform Limited Partnership Act.

        We propose to add a new subsection 6.18(c)(iii) to effect these restrictions. Section 6.18(c)(iii) also will require the unanimous vote of Record Holders to amend the proposed subsection 6.18(c)(iii), unless that amendment is approved by the Audit Committee.

        The amendment to Section 4.05(c) allows for the determination of the number of Depositary Units to be issued in exchange for property without the restrictions imposed by that section, including the issuance of the Units in the Acquisitions, if the consideration is approved by our Audit Committee. See "Item 1—The Acquisitions" for a description of the determinations of the consideration to be issued in the Acquisitions.

Section 4.13 Nevada Gaming Law Disposition

        We propose to add a provision applicable to any Limited Partner that is required to be licensed, qualified or found suitable under any Nevada Gaming Law and fails to apply for any license, qualification or finding of suitability within 30 days of being so required by an applicable Nevada Gaming Authority or is denied a license or qualification or not found suitable. The Partnership would have the right to require the Limited Partner to dispose of its interest or to redeem the interest. Upon a determination that a Limited Partner is not suitable or will not be licensed or qualified, the Limited Partner would not have the right to exercise any rights to which Limited Partners are entitled or to receive distributions. We also propose to add definitions related to this provision

        If the Nevada Gaming Commission determines that a person is unsuitable to own any of our securities, then pursuant to the Nevada Gaming Control Act, we can be sanctioned, including the loss of our approvals for our Nevada hotels and casinos. The Partnership Agreement already contains similar provisions with respect to New Jersey regulation of casinos.

ITEM 3: AMENDMENT TO AREH'S LIMITED PARTNERSHIP AGREEMENT

        The purpose of this proposal is to amend the Amended and Restated Agreement of Limited Partnership of AREH or the OLP Agreement: (1) Section 3.01 Purposes and Business and (2) Section 5.03 Distributions. The amendments to the OLP Agreement is to conform these sections to the corresponding sections in the Partnership Agreement, as proposed to be amended in accordance with Item 3. The full text of Amendment No. 3 to the OLP Agreement is set forth as Exhibit H. The amendments will be considered as a single proposal.

        Section 6.08(b) of the Partnership Agreement provides that the General Partner of AREP shall have no authority to cause AREP, in its capacity as sole limited partnership AREH, to consent to any proposal submitted for the approval of the limited partners of AREH unless AREP's limited partners vote to approve the proposal in the same percentage as is required by the OLP Agreement for the approval of such proposal by the limited partners of AREH.

        Pursuant to Article XIV of the Partnership Agreement, the approval, including by written consent, by Record Holders, as defined, to an amendment to the OLP Partnership Agreement owning at least a majority-in-interest of the outstanding Depositary Units is sufficient for the adoption of an amendment to the OLP Agreement. The written consent of affiliates of Mr. Icahn, as record owners of more than a majority-in-interest of the Depositary Units, is sufficient to ensure approval of this amendment. Mr. Icahn currently intends to have consents executed and delivered that approve the OLP Agreement Amendments.

ITEM 4: GRANT OF OPTIONS TO KEITH MEISTER

        AREP proposes granting to Keith Meister, Chief Executive Officer of API, the General Partner, nonqualified unit options, which we refer to as the Options, pursuant to an option grant agreement, which we refer to as the Option Agreement. AREP would be providing these Options outside of an adopted equity incentive plan. The Options would be an inducement for the continuation of Mr. Meister's employment with the General Partner. In accordance with the rules of the New York Stock Exchange, before we can issue the Options to Mr. Meister, we must obtain the approval of holders of our Depositary Units. The written consent of affiliates of Mr. Icahn, as record owners of more than a majority of the Depositary Units, is sufficient to ensure approval of the Options. Mr. Icahn currently intends to have consents executed and delivered that approve the Options. The following is a summary of the Option Agreement as proposed. The full text of the Option Agreement is set forth as Exhibit I.

        Number of Units, Consideration, Vesting and Expiration.    The Options would permit Mr. Meister to purchase up to 700,000 Depositary Units, or Units, at an exercise price of $35.00 per Unit. Mr. Meister must pay the exercise price for the Units by (i) money order or other cash equivalent or (ii) a broker-assisted cashless exercise. The market value of the Depositary Units as of June 1, 2005 was $27.85.

        The Options would vest at a rate of 100,000 Units on the first seven anniversaries of the date on which the Options are granted, which we refer to as the Grant Date, such that the Options will become fully vested by the seventh anniversary of the Grant Date.

        The Options would vest sooner upon the occurrence of two events: (a) a change of control, as defined, in the Option Agreement or (b) if Mr. Meister is terminated by AREP or the General Partner without "cause" as defined in the Option Agreement.

        The Options would expire as to 600,000 of the vested Units on the last business day preceding the seventh anniversary of the Grant Date. The Options for the remaining 100,000 vested Units would expire after the last business day prior to the eighth anniversary of the Grant Date.

        All unvested Options would terminate immediately if Mr. Meister otherwise ceases being employed by AREP or the General Partner.

        Exercise of Options After Termination.    With regard to vested Options which have not expired, Mr. Meister would have 180 days after termination of his employment to exercise the vested Options.

        Adjustments to Options.    The Options and the terms of the Option Agreement may be adjusted for certain transactions and other events as described in the Option Agreement.

        Federal Income Tax Consequences to Mr. Meister and AREP.    Mr. Meister would not recognize any taxable income at the time he is granted the Options. Upon exercise, Mr. Meister would recognize taxable ordinary income generally equal to the excess of the fair market value of the Units at exercise over the exercise price. Any gain or loss recognized upon disposition of the Units in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. Upon Mr. Meister's exercise of the Options, AREP may have to adjust or create capital accounts to reflect Mr. Meister's investment in AREP. In addition, AREP may recognize a deduction for the amount of ordinary income recognized by Mr. Meister.

        Amendments.    The Option Agreement may be amended from time to time in writing by the parties to the Option Agreement.

Executive Compensation

        The following table sets forth information in respect of the compensation of the Chief Executive Officer and each of the four most highly compensated other executive officers of AREP and its subsidiaries as of December 31, 2004 for services in all capacities to AREP for the fiscal years ended December 31, 2004, 2003 and 2002.

SUMMARY COMPENSATION TABLE

Annual Compensation(1)
Name and Principal Position	Year	Salary($)	Bonus($)	All Other Compensation($)(3)
Keith A. Meister(2) President and Chief Executive Officer	2004 2003 2002	227,308 73,150 —	— — —	— — —
Martin L. Hirsch(2)(3) Executive Vice President and Director of Acquisitions and Development	2004 2003 2002	295,000 269,923 231,000	200,000 50,000 24,500	4,000 4,000 3,667
John P. Saldarelli(2)(3) Vice President, Chief Financial Officer, Secretary and Treasurer	2004 2003 2002	191,100 182,200 182,000	22,932 18,200 8,400	3,819 4,000 3,666
Richard P. Brown President and Chief Executive Officer, American Casino & Entertainment Properties LLC	2004 2003 2002	461,155 316,154 274,988	250,000 20,000 20,000	8,335 8,315 6,459
Bob Alexander President and Chief Executive Officer, National Energy Group, Inc.	2004 2003 2002	300,000 300,000 300,000	175,000 150,000 —	— — —

(1)
Pursuant to applicable regulations, certain columns of the Summary Compensation Table and each of the remaining tables required by such regulations have been omitted, as there has been no compensation awarded to, earned by or paid to any of the named executive officers by us, or by API, which was subsequently reimbursed by us, required to be reported in those columns or tables, excepted as noted below.

(2)
On August 18, 2003, Keith A. Meister was elected President and Chief Executive Officer. Mr. Meister devotes approximately 50% of his time to the performance of services for AREP and its subsidiaries. Messrs. Saldarelli and Hirsch devote all of their time to the performance of services for AREP and its subsidiaries.

(3)
Represent matching contributions under AREP's 401(k) plan. In 2004, AREP made a matching contribution to the employee's individual plan account in the amount of one-third of the first six (6%) percent of gross salary contributed by the employee.

        Each of our executive officers may perform services for our affiliates which are reimbursed to us. However, Mr. Meister devotes approximately 50% of his time, to services for our businesses. He is compensated by affiliates of Mr. Icahn for the services he provides in connection with their businesses. His compensation from such affiliates includes a base salary and additional compensation, including incentive compensation.

Employment Agreements

        ACEP and Richard P. Brown, its President and Chief Executive Officer, entered into a two-year employment agreement effective April 1, 2004, or the Brown Agreement. The Brown agreement provides that Mr. Brown will be paid a base annual compensation of $500,000. The agreement also provides that Mr. Brown will receive an annual bonus of up to 50% of base compensation. The Brown Agreement further provides that if Mr. Brown is terminated without "Cause" (as defined in the Brown Agreement) or there is a "Change of Control" as defined in the Brown Agreement), then Mr. Brown will receive an immediate severance payment in the amount equal to the then current Base Salary. Mr. Brown was paid a bonus in 2004 for the year ended December 31, 2003 and a $250,000 bonus in 2005 for the year ended December 31, 2004.

Director Compensation

        Each executive officer and director will hold office until his successor is elected and qualified. Directors who are also audit committee members received quarterly fees of $7,500 in 2004 and may receive additional compensation for special committee assignments. In 2004, Messrs. Wasserman, Nelson and Leidesdorf received audit and special committee fees of $50,030, $41,217 and $41,020, respectively. Mr. Icahn does not receive director's fees or other fees or compensation from us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of May 1, 2005, affiliates of Mr. Icahn, including High Coast Limited Partnership, a Delaware limited partnership, owned 39,896,836 Depositary Units, or approximately 86.5% of the outstanding Depositary Units, and 9,346,038 preferred units, or approximately 86.5% of the outstanding preferred units.

        The affirmative vote of unitholders holding more than 75% of the total number of all Depositary Units then outstanding, including Depositary Units held by API and its affiliates, is required to remove API as the general partner. Thus, since Mr. Icahn, through affiliates, holds approximately 86.5% of the Depositary Units outstanding, API will not be able to be removed pursuant to the terms of our partnership agreement without Mr. Icahn's consent. Moreover, under the partnership agreement, the affirmative vote of API and unitholders owning more than 50% of the total number of all outstanding Depositary Units then held by unitholders, including affiliates of Mr. Icahn, is required to approve, among other things, selling or otherwise disposing of all or substantially all of our assets in a single sale or in a related series of multiple sales, our dissolution or electing to continue our partnership in certain instances, electing a successor general partner, making certain amendments to the partnership agreement or causing us, in our capacity as sole limited partner of AREH, to consent to certain proposals submitted for the approval of the limited partners of AREH. Accordingly, as affiliates of Mr. Icahn hold in excess of 50% of the Depositary Units outstanding, Mr. Icahn, through affiliates, has effective control over such approval rights.

        The following table provides information, as of May 1, 2005, as to the beneficial ownership of our Depositary Units and preferred units for (1) each person known to us to be the beneficial owner of more than 5% of either our Depositary Units and preferred units, (2) each director of API, (3) each of our named executive oficers and (4) all directors and executive officers of API as a group.

NAME OF BENEFICIAL OWNER	BENEFICIAL OWNERSHIP OF DEPOSITARY UNITS	PERCENT OF CLASS	BENEFICIAL OWNERSHIP OF PREFERRED UNITS(2)	PERCENT OF CLASS
Carl C. Icahn(1)	39,896,836	86.5%	9,346,038	86.5%
William A. Leidesdorf	—	—	—	—
James L. Nelson	—	—	—	—
Jack G. Wasserman	—	—	—	—
Keith A. Meister	—	—	—	—
Jon F. Weber	—	—	—	—
Martin L. Hirsch	—	—	—	—
John P. Saldarelli	—	—	—	—
Bob Alexander	—	—	—	—
Richard P. Brown	—	—	—	—
All directors and executive officers as a group (ten persons)	39,896,836	86.5%	9,346,038	86.5%

(1)
Carl C. Icahn, through affiliates, is the beneficial owner of the 39,896,836 Depositary Units set forth above and may also be deemed to be the beneficial owner of the 700 Depositary Units owned of record by API Nominee Corp., which in accordance with state law are in the process of being turned over to the relevant state authorities as unclaimed property; however, Mr. Icahn disclaims such beneficial ownership. The foregoing is exclusive of a 1.99% ownership interest which API holds by virtue of its 1% general partner interest in each of us and AREH. Furthermore, pursuant to a registration rights agreement entered into by affiliates of Mr. Icahn, we have agreed to pay any expenses incurred in connection with two demand and unlimited piggy-back registrations requested by affiliates of Mr. Icahn.

(2)
Upon the closing of the Acquisitions, AREP will issue an aggregate of up to 16,068,966 Depositary Units to affiliates of Mr. Icahn in consideration for the acquisition of the managing membership interest of NEG Holding, Panaco's equity and the securities of GB Holdings and Atlantic Holdings. The number of Depositary Units to be issued does not include up to an additional 206,897 Depositary Units that may be issued to affiliates of Mr. Icahn if Atlantic Holdings meets certain earnings targets during 2005 and 2006, as described above. Giving effect to the issuance of an additional 16,068,966 Depositary Units, Mr. Icahn would beneficially own approximately 90.1% of our Depositary Units.

INTERESTS OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE
ACTED UPON AND CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        As discussed above, affiliates of Mr. Icahn currently own approximately 86.5% of our Depositary Units and preferred units and, as a result of the Acquisitions, they will increase their holdings in us to up to approximately 90.1% of our Depositary Units. Please see above for more information about the current and post-Acquisitions holdings by affiliates of Mr. Icahn.

Related Transactions with our General Partner and its Affiliates

Preferred and Depositary Units

        Mr. Icahn, in his capacity as majority unitholder, will not receive any additional benefit with respect to distributions and allocations of profits and losses not shared on a pro rata basis by all other unitholders. In addition, Mr. Icahn has confirmed to us that neither he nor any of his affiliates will receive any fees from us in consideration for services rendered in connection with non-real estate related investments by us. We may determine to make investments in which Mr. Icahn or his affiliates have independent investments in such assets. We may enter into other transactions with API and its affiliates, including, without limitation, buying and selling assets from or to API or its affiliates and participating in joint venture investments in assets with API or its affiliates, whether real estate or non-real estate related, provided the terms of all such transactions are fair and reasonable to us. Furthermore, it should be noted that our partnership agreement provides that API and its affiliates are permitted to have other business interests and may engage in other business ventures of any nature whatsoever, and may compete directly or indirectly with our business. Mr. Icahn and his affiliates currently invest in and perform investment management services with respect to assets that may be similar to those we may invest in and intend to continue to do so; pursuant to the partnership agreement, however, we shall not have any right to participate therein or receive or share in any income or profits derived therefrom. Pursuant to a registration rights agreement, Mr. Icahn has certain registration rights with regard to the preferred units.

        For the years ended December 31, 2004 and 2003, we made no payments with respect to the Depositary Units owned by API. However, in 2004 and 2003, API was allocated approximately $3.3 million and approximately $1.2 million, respectively, of our net earnings (exclusive of the earnings of NEG, TransTexas Gas Corporation, or TransTexas, and Arizona Charlie's Decatur and Arizona Charlie's Boulder, or the Arizona Charlie's entities, allocated to API prior to the acquisitions of NEG, TransTexas and the Arizona Charlie's entities) as a result of its combined 1.99% general partner interests in us and AREH.

        On March 31, 2004, Mr. Icahn received 423,856 preferred units as part of our scheduled annual preferred unit distribution and received 445,043 preferred units on March 31, 2005 as part of our scheduled annual preferred unit distribution.

        Pursuant to a registration rights agreement, Mr. Icahn has certain registration rights with regard to the Depositary Units.

Oil and Gas

Purchases of Debt

        On December 6, 2004, AREP Oil & Gas, which is our indirect subsidiary, pursuant to a purchase agreement and related assignment and assumption agreement, each dated as of that date, with Thornwood, purchased $27.5 million aggregate principal amount of the TransTexas Notes. The purchase price for the TransTexas Notes was $28.2 million, which equaled the principal amount of the TransTexas Notes plus accrued but unpaid interest. The TransTexas Notes are payable in five annual installments, the first four of which are of $5 million, with the final installment of the unpaid principal payable on August 28, 2008. Interest is payable semi-annually on March 1 and September 1, at the rate of 10% per annum. The TransTexas Notes are secured by a first priority lien on all of TransTexas' assets. Thornwood and TransTexas each is controlled by Mr. Icahn.

        On December 6, 2004, AREP Oil & Gas, pursuant to a membership interest purchase agreement and related assignment and assumption agreement, each dated as of that date, by and among AREP Oil & Gas, as purchaser, and Arnos, High River and Hopper Investments, as sellers, purchased all of the membership interests of Mid River for an aggregate purchase price of $38.1 million. The assets of Mid River consisted of $38.0 million principal amount of the Panaco Debt. The purchase price for the membership interests in Mid River equaled the outstanding principal amount of the Panaco Debt, plus accrued but unpaid interest. The principal is payable in 27 equal quarterly installments of $1.4 million commencing on March 15, 2005, through and including September 15, 2011. Interest is payable quarterly at a rate per annum equal to the LIBOR daily floating rate plus four percent. The term loan is secured by first priority liens on all of Panaco's assets. Each of the sellers and Panaco is controlled by Mr. Icahn.

        Each of the purchases described above was separately approved by our Audit Committee. Our Audit Committee was advised as to each transaction by its independent financial advisor and legal counsel. Our Audit Committee received an opinion as to the fairness to AREP of the consideration, from a financial point of view.

NEG Holding Ownership

        NEG owns a membership interest in NEG Holding. The other membership interest in NEG Holding is held by Gascon. Gascon is the managing member of NEG Holding. NEG Holding owns NEG Operating which is engaged in the business of oil and gas exploration and production with properties located on-shore in Texas, Louisiana, Oklahoma and Arkansas. NEG Operating owns interests in wells managed by NEG. Under the Operating Agreement, NEG is to receive guaranteed payments of approximately $32.0 million and a priority distribution of approximately $148.6 million before Gascon receives any distributions. The Operating Agreement contains a provision that allows Gascon, or its successor, at any time, in its sole discretion, to redeem NEG's membership interest in NEG Holding at a price equal to the fair market value of the interest determined as if NEG Holding had sold all of its assets for fair market value and liquidated. A determination of the fair market value of such assets will be made by an independent third party jointly engaged by Gascon and NEG.

Management Agreements

        The management and operation of each of NEG Operating, TransTexas and Panaco is undertaken by NEG pursuant to a separate management agreement with each. In 2004, NEG recorded management fees of $6.2 million, $4.7 million and $0.7 million from NEG Operating, TransTexas and Panaco, respectively.

Purchase Agreements

        For a description of the purchase agreements, see Item 1—The Acquisitions, above.

Hotel and Casino Operations

        On January 5, 2004, ACEP, our wholly-owned subsidiary, entered into an agreement to acquire two Las Vegas hotels and casinos, Arizona Charlie's Decatur and Arizona Charlie's Boulder from Mr. Icahn and an entity affiliated with Mr. Icahn, for aggregate consideration of $125.9 million. The closing of the acquisition occurred on May 26, 2004. The terms of the acquisition were approved by the Audit Committee, which received an opinion from its financial advisor as to the fairness of the consideration to be paid from a financial point of view.

        As of May 26, 2004, we have entered into an intercompany services arrangement with Atlantic Coast Entertainment Holdings, Inc., the owner of The Sands Hotel and Casino in Atlantic City, New Jersey, which is controlled by affiliates of Mr. Icahn. We are compensated based upon an allocation of salaries plus an overhead charge of 15% of the salary allocation, and reimbursement of reasonable out-of-pocket expenses. During 2004, we billed for services provided in an amount equal to approximately $387,500.

        As of December 31, 2004, we were owed approximately $388,000 for reimbursable expenses from related parties.

        On December 27, 2004, AREP Sands, pursuant to a note purchase agreement, dated as of that date, with Barberry and Cyprus, purchased $37.0 million principal amount of 3% Notes due 2008 issued by Atlantic Holdings for cash consideration of $36.0 million. Interest on the notes is payable in kind, accreting annually at a rate of 3%. The notes are convertible, under certain circumstances, into 65.909 shares of common stock of Atlantic Holdings for each $1,000 of principal amount of such notes and are secured by all existing and future assets of Atlantic Holdings and ACE Gaming. Each of Cyprus and Barberry is controlled by Mr. Icahn.

        The purchase described above was approved by the Audit Committee. The Audit Committee received advice from its independent financial advisor and legal counsel. Our Audit Committee received an opinion from its financial advisor as to the fairness of the consideration to be paid by AREP Sands for the notes from a financial point of view.

Partnership Provisions Concerning Property Management

        API and its affiliates may receive fees in connection with the acquisition, sale, financing, development, construction, marketing and management of new properties acquired by us. As development and other new properties are acquired, developed, constructed, operated, leased and financed, API or its affiliates may perform acquisition functions, including the review, verification and analysis of data and documentation with respect to potential acquisitions, and perform development and construction oversight and other land development services, property management and leasing services, either on a day-to-day basis or on an asset management basis, and may perform other services and be entitled to fees and reimbursement of expenses relating thereto, provided the terms of such transactions are fair and reasonable to us in accordance with our partnership agreement and customary to the industry. It is not possible to state precisely what role, if any, API or any of its affiliates may have in the acquisition, development or management of any new investments. Consequently, it is not possible to state the amount of the income, fees or commissions API or its affiliates might be paid in connection therewith since the amount thereof is dependent upon the specific circumstances of each investment, including the nature of the services provided, the location of the investment and the amount customarily paid in such locality for such services. Subject to the specific circumstances surrounding each transaction and the overall fairness and reasonableness thereof to us, the fees charged by API and its affiliates for the services described below generally will be within the ranges set forth below:

  •
  Property Management and Asset Management Services. To the extent that we acquire any properties requiring active management (e.g., operating properties that are not net-leased) or asset management services, including on site services, we may enter into management or other arrangements with API or its affiliates. Generally, it is contemplated that under property management arrangements, the entity managing the property would receive a property management fee (generally 3% to 6% of gross rentals for direct management, depending upon the location) and under asset management arrangements, the entity managing the asset would receive an asset management fee (generally .5% to 1% of the appraised value of the asset for asset management services, depending upon the location) in payment for its services and reimbursement for costs incurred.

  •
  Brokerage and Leasing Commissions. We also may pay affiliates of API real estate brokerage and leasing commissions (which generally may range from 2% to 6% of the purchase price or rentals depending on location; this range may be somewhat higher for problem properties or lesser-valued properties).

  •
  Lending Arrangements. API or its affiliates may lend money to, or arrange loans for, us. Fees payable to API or its affiliates in connection with such activities include mortgage brokerage fees (generally .5% to 3% of the loan amount), mortgage origination fees (generally .5% to 1.5% of the loan amount) and loan servicing fees (generally .10% to .12% of the loan amount), as well as interest on any amounts loaned by API or its affiliates to us.

  •
  Development and Construction Services. API or its affiliates may also receive fees for development services, generally 1% to 4% of development costs, and general contracting services or construction management services, generally 4% to 6% of construction costs.

        There were not any fees paid under these provisions during 2004, 2003 or 2002.

Other Related Transactions

        As of December, 2004, we owned approximately 443,000 shares, or 4.4%, of common stock of Philip Services Corporation and $0.1 million principal amount of unsecured, subordinated payment-in-kind debt. The debt matures December 31, 2010 and bears interest at 3.6% per annum. Philip is an affiliate of Mr. Icahn.

        For the years ended December 31, 2004 and 2003, we paid approximately $325,000 and $273,000, respectively, to an affiliate, XO Communications, Inc. of API for telecommunication services.

        In 1997, we entered into a license agreement for a portion of office space from an affiliate of API. Pursuant to the license agreement, we have the non-exclusive use of approximately 2,275 square feet for which we pay monthly rent of $11,185 plus 10.77% of certain "additional rent." The agreement which expired in May 2004, has been extended on a month-to-month basis. For the year ended December 31, 2004, we paid an affiliate of API approximately $162,000, of rent in connection with this licensing agreement. The terms of such license agreement were reviewed and approved by our Audit Committee.

        We may also enter into other transactions with API and its affiliates, including, without limitation, buying and selling properties and borrowing and lending funds from or to API or its affiliates, joint venture developments and issuing securities to API or its affiliates in exchange for, among other things, assets that they now own or may acquire in the future, provided the terms of such transactions are fair and reasonable to us. API is also entitled to reimbursement by us for all allocable direct and indirect overhead expenses, including, but not limited to, salaries and rent, incurred in connection with the conduct of our business.

        In addition, our employees may, from time to time, provide services to affiliates of API, with us being reimbursed therefor. Reimbursement to us by such affiliates in respect of such services is subject to review and approval by our Audit Committee. For the year ended December 31, 2004, we received approximately $80,000 for such services. Also, an affiliate of API provided certain administrative services to us for the amount of approximately $82,000 in the year ended December 31, 2004.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The Exchange Act file number for our SEC filings is 1-9516. You may read any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference rooms. We file information electronically with the SEC. Our SEC filings are available from the SEC's Internet site at http: //www.sec.gov.

        Our internet address is http://www.areplp.com. The information contained on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

        Only one copy of this proxy statement is being delivered to multiple unitholders sharing an address unless we have received contrary instructions from one or more of the unitholders. Upon written or oral request, we will promptly deliver a separate copy of the proxy statement to a unitholder at a shared address to which a single copy of the documents was delivered. If you share an address and are now receiving multiple copies of our mailings to unitholders and would prefer to receive one copy, or, if you are receiving a single copy for several persons and wish to receive your own copy, please contact us by telephone at (914) 242-7700 or write to American Real Estate Partners, L.P., 100 South Bedford Road, Mount Kisco, NY 10549, attention: John P. Saldarelli.

June 3, 2005	BY ORDER OF THE BOARD OF DIRECTORS /s/ KEITH A. MEISTER Keith A. Meister Chief Executive Officer of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P.

INDEX TO APPENDICES

American Real Estate Partners, L.P.
Business Summary	A-1
Selected Historical Consolidated Financial Data	A-6
Selected Supplemental and Pro Forma Consolidated Financial Data	A-8
Management's Discussion and Analysis of Supplemental Financial Condition and Results of Operations	A-10
NEG Holding LLC
Business	B-1
Selected Financial Data	B-2
Management's Discussion and Analysis of Financial Condition and Results of Operations	B-4
Panaco, Inc.
Business	C-1
Selected Financial Data	C-1
Management's Discussion and Analysis of Financial Condition and Results of Operations	C-1
GB Holdings, Inc.
Overview	D-1
Selected Financial Data	D-12
Management's Discussion and Analysis of Financial Condition and Results of Operations	D-15
Unaudited Pro Forma Financial Data for American Real Estate Partners, L.P.	E-1
Pro Forma Condensed Consolidated Balance Sheet at March 31, 2005	E-2
Pro Forma Condensed Consolidated Statement of Earnings for the three months ended March 31, 2005	E-3
Pro Forma Condensed Consolidated Statement of Earnings for the year ended December 31, 2004	E-4
Pro Forma Condensed Consolidated Statement of Earnings for the year ended December 31, 2003	E-5
Pro Forma Condensed Consolidated Statement of Earnings for the year ended December 31, 2002	E-6
Notes to Unaudited Pro Forma Condensed Consolidated Financial Data	E-7
Index to Financial Statements	F-i

A-i

APPENDIX A: AMERICAN REAL ESTATE PARTNERS, L.P.

OUR COMPANY

        We are a diversified holding company engaged in a variety of businesses. Our primary business strategy is to continue to grow our core businesses, including real estate, gaming and entertainment, and oil and gas. In addition, we seek to acquire undervalued assets and companies that are distressed or in out of favor industries.

        Our businesses currently include rental real estate; real estate development; hotel and resort operations; hotel and casino operations; oil and gas exploration and production and investments in equity and debt securities. We may also seek opportunities in other sectors, including energy, industrial manufacturing and insurance and asset management.

        In continuation of our strategy to grow our core businesses, we have recently acquired, and have entered into agreements to acquire, additional gaming and entertainment and oil and gas assets from affiliates of Mr. Icahn.

  •
  NEG Holding LLC.    We currently own 50.01% of the outstanding common stock of National Energy Group, Inc., or NEG, and all of its approximately $148.6 million aggregate principal amount of notes. NEG owns a membership interest in NEG Holding LLC. NEG Holding owns 100% of NEG Operating LLC, an oil and gas exploration and production company. We have entered into an agreement to acquire the membership interest in NEG Holding not owned by NEG for an aggregate of up to 11,344,828 depositary units, with an aggregate valuation of up to $329.0 million, based on the closing market price of AREP's Depositary Units as of January 19, 2005 of $29.00 per unit subject to reduction under certain circumstances.

  •
  TransTexas Gas Corporation.    On December 6, 2004, we purchased $27.5 million aggregate principal amount of term notes issued by TransTexas, which constitutes 100% of the outstanding term notes of TransTexas. On April 6, 2005, we acquired 100% of the equity of TransTexas, an oil and gas exploration and production company, for a purchase price of $180.0 million in cash.

  •
  Panaco, Inc.    On December 6, 2004, we purchased $38.0 million aggregate principal amount of term loans issued by Panaco, which constitutes 100% of the outstanding term loans of Panaco, or the Panaco Debt. We have entered into an agreement to acquire 100% of the common stock of Panaco, an oil and gas exploration and production company, for up to 4,310,345 depositary units with an aggregate of up to $125.0 million, based on the closing market price of AREP's Depositary Units as of January 19, 2005 of $29.00 per unit subject to reduction under certain circumstances.

  •
  GB Holdings, Inc.    As of March 31, 2005, we own approximately 36.3% of the outstanding common stock of GB Holdings. On December 27, 2004, we purchased $37.0 million principal amount of the convertible debt issued by GB Holdings' subsidiary, Atlantic Coast Entertainment Holdings, Inc., or Atlantic Holdings, bringing our ownership of that debt to approximately $63.9 million principal amount ($28.8 million of which has been converted into shares of common stock of Atlantic Holdings), or approximately 96.4% of the principal amount outstanding. Atlantic Holdings owns 100% of ACE Gaming LLC, the owner and operator of The Sands Hotel and Casino located in Atlantic City, New Jersey. We have entered into an agreement to acquire an additional approximate 41.2% of the outstanding common stock of GB Holdings and approximately 11.3% of the fully diluted common stock of Atlantic Holdings for an aggregate of $12.0 million of Depositary Units, plus an aggregate of up to $6.0 million of Depositary Units, if GB Holdings meets certain earnings targets during 2005 and 2006. Upon completion of the Acquisitions, we will own approximately 77.5% of the outstanding GB Holdings common stock and approximately 63.4% of the fully diluted common stock of Atlantic Holdings.

        Rental Real Estate.    Our rental real estate operations consist primarily of retail, office and industrial properties leased to single corporate tenants. To capitalize on favorable real estate market conditions and the mature nature of our commercial real estate portfolio, we have offered for sale our rental real estate portfolio. During the year ended December 31, 2004, we sold 57 rental real estate properties for approximately $245.4 million. These properties were encumbered by mortgage debt of approximately $93.8 million that we repaid from the sale proceeds. As of December 31, 2004, we owned 71 rental real estate properties with a book value of approximately $196.3 million, individually encumbered by mortgage debt which aggregated approximately $91.9 million. In the three months ended March 31, 2005, we sold four rental real estate properties and a golf resort for approximately $51.9 million which were encumbered by mortgage debt of approximately $10.7 million repaid from the sale proceeds.

        Of the five properties, we sold one financing lease property for approximately $8.4 million encumbered by mortgage debt of approximately $3.8 million. The carrying value of this property was approximately $8.2 million; therefore, we recognized a gain on sale of approximately $0.2 million in the three months ended March 31, 2005, which is included in income from continuing operations. We sold four operating properties for approximately $43.5 million encumbered by mortgage debt of approximately $6.9 million. The carrying value of these properties was approximately $24.8 million. We recognized a gain on sale of approximately $18.7 million in the three months ended March 31, 2005, which is included in income from discontinued operations.

        At March 31, 2005, we had 11 properties under contract or as to which letters had been executed by potential purchasers, all of which contracts or letters of intent are subject to purchaser's due diligence and other closing conditions. Selling prices for the properties covered by the contracts or letters of intent would total approximately $45.5 million. These properties are encumbered by mortgage debt of approximately $25.3 million. At March 31, 2005, the carrying value of these properties is approximately $29.1 million.

        Real Estate Development.    Our real estate development operations focus primarily on the acquisition, development, construction and sale of single-family homes, custom-built homes, multi-family homes and lots in subdivisions and planned communities. We currently are developing seven residential subdivisions. Two subdivisions are in Westchester County, New York, one subdivision is in Putnam County, New York and one subdivision is in Naples, Florida. In addition, we are pursuing the development of our New Seabury property, a luxury second-home waterfront community in Cape Cod, Massachusetts, and Grand Harbor and Oak Harbor, waterfront communities in Vero Beach, Florida, which we acquired in July 2004 for approximately $75.0 million.

        Hotel and Resort Operations.    Our hotel and resort operations primarily consist of our New Seabury resort located in Cape Cod, Massachusetts. The property currently includes a golf club with two 18 hole championship golf courses, the Popponesset Inn, which is a casual waterfront dining and wedding facility, a private beach club, a fitness center and a 16 court tennis facility.

        Hotel and Casino Operations.    Our hotel and casino operations currently consist of the Stratosphere Casino Hotel & Tower, Arizona Charlie's Decatur and Arizona Charlie's Boulder, all in Las Vegas, Nevada. In addition, we own approximately 36.3% of the common stock of GB Holdings and approximately $63.9 million principal amount of the convertible debt of Atlantic Holdings ($28.8 million of which has been converted into shares of common stock of Atlantic Holdings), or approximately 96.4% of the principal amount outstanding. GB Holdings indirectly owns The Sands Hotel and Casino in Atlantic City, New Jersey. We have entered into an agreement with affiliates of Mr. Icahn to acquire an additional approximate 41.2% of the outstanding common stock of GB Holdings and an additional approximate 11.3% of the fully diluted common stock of Atlantic Holdings. See "The Acquisitions."

        Oil and Gas.    Our oil and gas operations involve the exploration, development and acquisition of oil and gas properties and the production and sale of oil and gas. In addition to owning 50.01% of the outstanding common stock of NEG, we own all of its approximately $148.6 million principal amount of 10 3/4% senior notes due 2006, or the NEG Notes. NEG owns a 50% a membership interest in NEG Holding which owns 100% of NEG Operating. NEG Operating is engaged in the exploration and production of oil and gas and, at March 31, 2005, owned interests in approximately 700 wells located in Arkansas, Louisiana, Oklahoma and Texas. We have entered into agreements with affiliates of Mr. Icahn to acquire the other membership interest in NEG Holding and 100% of the common stock of Panaco. Panaco is engaged in the exploration and production of oil and gas, primarily on the Gulf of Mexico and the Gulf Coast Region, and, at March 31, 2005, owned interests in 123 wells. On April 6, 2005, we acquired 100% of the equity of TransTexas. TransTexas is engaged in the exploration, production and transmission of oil and gas, primarily in South Texas, and, at March 31, 2005, owned interests in 48 wells. NEG manages the operations of NEG Operating, TransTexas and Panaco. See "The Acquisitions."

        Investments.    We seek to purchase undervalued securities to maximize our returns. Undervalued securities are those which we believe may have greater inherent value than indicated by their then current trading price and may present the opportunity for "activist" bondholders or shareholders to act as catalysts to realize value. During 2004, our significant investment activity included:

  •
  the purchase for approximately $205.8 million of an aggregate of approximately $278.1 million principal amount of secured bank debt of WestPoint Stevens, Inc. Approximately $193.6 million principal amount is secured by a first priority lien of certain assets of WestPoint, and approximately $84.5 million principal amount is secured by a second priority lien. WestPoint is currently operating as a debtor-in-possession under Chapter 11 of the U.S. Bankruptcy Code;

  •
  the purchase of an aggregate of approximately $71.8 million of secured bank debt of Union Power Partners L.P. and Panda Gila River L.P., independent power producers, for a purchase price of approximately $39.3 million;

  •
  the sale, for $82.3 million, of approximately $86.9 million principal amount of corporate debt securities, which we purchased for approximately $45.1 million, resulting in a gain of $37.2 million; and

  •
  the short sale of approximately 2.5 million shares of common stock of a company in bankruptcy.

        In the three months ended March 31, 2005, we purchased approximately $66.5 million of equity securities. Such securities are treated as available for sale. In the three months ended March 31, 2005, we recorded in Partners' Equity approximately $2.4 million of unrealized losses on such securities.

        Additionally, we engage in real estate lending, including making second mortgage or secured mezzanine loans to developers for the purpose of developing single-family homes, luxury garden apartments or commercial properties.

Business Strategy

        We believe that we have developed significant management strength, industry relationships and expertise in our core real estate, gaming and entertainment and oil and gas businesses. The Acquisitions will increase our focus on our gaming and entertainment and gas businesses.

        We also believe that our core strengths include:

  •
  identifying and acquiring undervalued assets and businesses, often through the purchase of distressed securities;

  •
  increasing value through management, financial or other operational changes; and

  •
  managing complex legal, regulatory or financial issues which may include bankruptcy or insolvency, environmental, zoning, permitting and licensing issues.

        The key elements of our business strategy include the following.

        Continue to Invest In and Grow Our Existing Operating Businesses.    We believe that we have developed a strong portfolio of businesses with experienced management teams. We may expand our existing businesses if appropriate opportunities are identified, as well as use our established businesses as a platform for additional Acquisitions in the same or other areas.

        Seek to Acquire Undervalued Assets.    We intend to continue to make investments in real estate and in companies or their securities which are undervalued. These may be undervalued due to market inefficiencies, may relate to opportunities in which economic or market trends have not been identified and reflected in market value, or may include investments in complex or not readily followed businesses or securities. Market inefficiencies and undervalued situations may arise from disappointing financial results, liquidity or capital needs, lowered credit ratings, revised industry forecasts or legal complications. We may acquire businesses or assets directly or we may establish an ownership position through the purchase of debt or equity securities of troubled entities and may then negotiate for the ownership or effective control of their assets.

        Actively Manage Our Businesses.    We believe that we can leverage off of our core businesses to better assess and increase the value of our Acquisitions. For instance, our homebuilding expertise allows us to appropriately assess the risks of a real estate development prior to making a mezzanine loan and also to complete a development if it is necessary or profitable to do so.

        Deploy Operating and Transaction Structuring Expertise of Existing Management Team into Related Fields.    Our management team has extensive experience in acquiring, developing and operating real estate, hotel and casino and oil and gas businesses and in identifying and acquiring undervalued assets. We believe there is significant opportunity to use this experience by acquiring or starting businesses in asset-intensive sectors, including other real estate development activities, industrial manufacturing, energy and insurance and asset management, in which we have had no or limited experience to date, but which may be undervalued and have potential for growth.

Reasons for the Acquisitions

  The Panaco and NEG Holding Acquisitions

  •
  The potential strategic benefits of the Panaco and NEG Holding Acquisitions, including:

  •
  the ability to expand and diversify AREP's portfolio of oil and gas holdings;

  •
  the ability to expand our involvement with NEG Holding and Panaco from the day-to-day management provided by our 50.01% subsidiary NEG, to the control of the strategic direction of NEG Holding and Panaco;

  •
  the operating efficiencies and synergies expected to result from the transactions, including the operating efficiencies and synergies resulting from the consolidation of Panaco and NEG Holding under the same ownership as NEG, the manager of each company;

  •
  the ability to build upon our significant management strength in the oil and gas industry;

  •
  the ability of the company to better compete with other participants in the oil and gas industry;

  The GB Holdings and Atlantic Holdings Acquisition

  •
  the potential strategic benefits of the GB Holdings and Atlantic Holdings Acquisitions, including:

  •
  the ability to expand AREP's investment in the Sands Hotel and Casino and the gaming industry;

  •
  the strong brand name recognition of "The Sands Hotel and Casino";

  •
  The ability to obtain a majority of the outstanding shares of GB Holdings and Atlantic Holding warrants;

  •
  the operating efficiencies and synergies expected to result from the consolidation of The Sands Hotel and Casino under the same ownership as that of AREP's existing gaming properties;

  •
  the improvements, additions and enhancements of The Sands' capital expenditure program;

Completed Acquisitions

        On December 6, 2004, AREP Oil & Gas LLC, pursuant to a membership interest purchase agreement and related assignment and assumption agreement with Arnos Corp., High River Limited Partnership and Hopper Investments LLC, purchased all of the membership interests of Mid River LLC for an aggregate purchase price of $38.1 million, which equaled the principal amount of the Panaco Debt plus accrued but unpaid interest. The assets of Mid River consisted of $38.0 million principal amount of the Panaco Debt. Arnos, High River and Hopper Investments are controlled by Mr. Icahn.

        On December 27, 2004, AREP Sands Holding LLC, our indirect subsidiary, pursuant to a note purchase agreement with Barberry Corp. and Cyprus, LLC, purchased $37.0 million principal amount of 3% notes due 2008 issued by Atlantic Holdings, or the Atlantic Holdings Notes. The purchase price was $36.0 million. The Atlantic Holdings notes are convertible, under certain circumstances, into 65.909 shares of common stock of Atlantic Holdings for each $1,000 of principal amount of such notes and are secured by all existing and future assets of Atlantic Holdings and ACE Gaming. Cyprus and Barberry are controlled by Mr. Icahn.

        On April 6, 2005, the merger of TransTexas Gas Corporation with and into National Onshore LP, an indirect wholly-owned subsidiary of AREP, closed at a price of $180 million in cash.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table summarizes certain selected historical consolidated financial data of AREP, which you should read in conjunction with its financial statements and the related notes contained in this proxy statement and "Management's Discussion and Analysis of Supplemental Financial Condition and Results of Operations." The selected historical consolidated financial data as of December 31, 2004 and 2003, and for the years ended December 31, 2004, 2003 and 2002, have each been derived from our audited consolidated financial statements at those dates and for those periods, contained elsewhere in this proxy statement. The selected historical consolidated financial data as of December 31, 2002 and 2001 and for the year ended December 31, 2001 have each been derived from our audited consolidated financial statements at that date and for that period, not contained in this proxy statement. The selected historical consolidated financial data as of and for the year ended December 31, 2000 has been derived from our consolidated financial statements (unaudited) at that date and for that period. The selected historical consolidated financial data as of March 31, 2005 and for the three months ended March 31, 2005 and 2004 are unaudited. For the three month periods ended March 31, 2005 and 2004, all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of the interim consolidated financial statements, have been included. Results for the three months ended March 31, 2005 and 2004 are not necessarily indicative of the results for the full year.

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(in $000's, except per unit amounts)
Total revenues	$130,623	$102,219	$452,012	$368,946	$434,652	$414,545	$378,179

Operating income	$25,670	$24,142	$88,837	$68,979	$79,387	$63,938	$66,356
Other gains (losses):
Gain on sale of marketable equity and debt securities	—	28,857	40,159	2,607	—	6,749	—
Unrealized gains (losses) on securities sold short	21,704	—	(23,619)	—	—	—	—
Impairment loss on equity interest in GB Holdings, Inc.	—	—	(15,600)	—	—	—	—
(Loss) gain on sale of other assets	(180)	(4)	—	(1,503)	(353)	27	—
Gain on sales and disposition of real estate	186	6,047	5,262	7,121	8,990	1,737	6,763
Write-down of marketable equity and debt securities and other investments	—	—	—	(19,759)	(8,476)	—	—
(Loss) gain on limited partnership interests	—	—	—	—	(3,750)	—	3,461
Minority interest	—	—	—	—	(1,943)	(450)	(2,747)

Income from continuing operations before income taxes	47,380	59,042	95,039	57,445	73,855	72,001	73,833
Income tax (expense) benefit	(7,650)	(6,169)	(16,763)	1,573	(10,096)	25,664	379

Income from continuing operations	39,730	52,873	78,276	59,018	63,759	97,655	74,212

Discontinued operations:
Income from discontinued operations	957	3,218	7,500	7,653	6,937	7,944	6,260
Gain on sales and disposition of real estate	18,723	6,929	75,197	3,353	—	—	—

Total income from discontinued operations	19,680	10,147	82,697	11,006	6,937	7,944	6,260

Net earnings	$59,410	$63,020	$160,973	$70,024	$70,696	$105,609	$80,472

Net Earnings Attributable to:
Limited partners	$58,228	$57,608	$152,507	$59,360	$63,168	$66,190	$72,225
General partner	1,182	5,412	8,466	10,664	7,528	39,419	8,247

Net earnings	$59,410	$63,020	$160,973	$70,024	$70,696	$105,609	$80,472

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002(1)	2001(1)	2000(1)
	(in $000's except per unit amounts)
Net earnings per limited partnership unit:
Basic earnings:
Income from continuing operations	$0.84	$1.03	$1.55	$1.00	$1.12	$1.17	$1.35
Income from discontinued operations	0.42	0.22	1.76	0.24	0.15	0.17	0.13

Basic earnings per LP Unit	$1.26	$1.25	$3.31	$1.24	$1.27	$1.34	$1.48

Weighted average limited partnership units outstanding	46,098,284	46,098,284	46,098,284	46,098,284	46,098,284	46,098,284	46,098,284

Diluted earnings:
Income from continuing operations	$0.81	$0.93	$1.48	$0.94	$1.00	$1.05	$1.18
Income from discontinued operations	0.39	0.19	1.57	0.19	0.12	0.14	0.11

Diluted earnings per LP Unit	$1.20	$1.12	$3.05	$1.13	$1.12	$1.19	$1.29

Weighted average limited partnership units and equivalent partnership units outstanding	49,857,622	52,499,303	51,542,312	54,489,943	56,466,698	55,599,112	56,157,079

Other financial data:
Capital expenditures (excluding property acquisitions)	$4,781	$1,658	$16,221	$33,324	$21,896	$68,199	$52,598
		At December 31,
	At March 31, 2005
		2004	2003	2002(1)	2001(1)	2000(1)
	(in $000's)
Balance Sheet Data:
Cash and cash equivalents	$1,245,762	$762,708	$487,498	$79,540	$83,975	$172,621
Hotel, casino and resort operating properties	334,931	339,492	340,229	335,121	339,201	264,566
Investment in U.S. Government and Agency obligations	5,533	102,331	61,573	336,051	313,641	475,267
Other investments	244,602	245,948	50,328	54,216	10,529	4,289
Total assets	2,775,685	2,263,057	1,646,606	1,706,031	1,721,100	1,566,597
Mortgages payable	4,205	91,896	180,989	171,848	166,808	182,049
Senior secured notes payable—7.85%	215,000	215,000	—	—	—	—
Senior unsecured notes payable—8 1/8%	830,679	350,598	—	—	—	—
Senior unsecured notes payable—7 1/8%	480,000	—	—	—	—	—
Liability for preferred limited partnership units(1)	108,006	106,731	101,649	—	—	—
Partners' equity	$1,360,142	$1,303,126	$1,270,214	$1,245,437	$1,136,452	$1,154,400

(1)
On July 1, 2003, we adopted Statement of Financial Accounting Standards No. 150 (SFAS 150), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 requires that a financial instrument, which is an unconditional obligation, be classified as a liability. Previous guidance required an entity to include in equity financial instruments that the entity could redeem in either cash or stock. Pursuant to SFAS 150, our preferred units, which are an unconditional obligation, have been reclassified from "Partners' equity" to a liability account in the consolidated balance sheets and the preferred pay-in-kind distribution for the period from July 1, 2003 to December 31, 2003 of $2.4 million and all future distributions have been and will be recorded as "Interest expense" in the consolidated statements of earnings.

AMERICAN REAL ESTATE PARTNERS, L.P.
SELECTED SUPPLEMENTAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

        The following table summarizes certain historical and unaudited pro forma consolidated financial data for AREP, to give effect to the acquisition of TransTexas accounted for in a manner similar to a pooling of interests, which you should read in conjunction with AREP's supplemental financial statements and the related notes contained in this proxy statement and "Management's Discussion and Analysis of Supplemental Financial Condition and Results of Operations." The selected historical supplemental consolidated financial data as of December 31, 2004 and 2003, and for the years ended December 31, 2004 and 2003, have each been derived from our audited supplemental consolidated financial statements at those dates and for those periods, contained elsewhere in this proxy statement. The selected historical supplemental consolidated financial data as of March 31, 2005 and for the three months ended March 31, 2005 and 2004 have each been derived for our unaudited supplemental consolidated financial statements contained elsewhere in this proxy statement. For the three months ended March 31, 2005 and 2004, all adjustments consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of the interim supplemental consolidated financial statements have been included. Results for the three months ended March 31, 2005 and 2004 are not necessarily indicative of the results for the full year. The selected unaudited pro forma consolidated financial data as of March 31, 2005 (unaudited) and December 31, 2004 and 2003 and for the three months ended March 31, 2005 (unaudited) and the years ended December 31, 2004, 2003 and 2002 should be read in conjunction with the pro forma consolidated financial statements and related notes contained in this proxy statement.

	(in $000's, except per unit amounts)
	Three Months Ended March 31,			Year Ended December 31,
	2005	2004	2005	2004	2004	2003	2003	2002
	(Supplemental)	(Supplemental)	(Pro Forma)	(Supplemental)	(Pro Forma)	(Supplemental)	(Pro Forma)	(Pro Forma)
Total revenues	$144,226	$116,452	$210,874	$506,196	$768,079	$388,666	$601,647	$622,108

Operating income	$27,290	$22,533	$24,854	$87,159	$39,718	$61,948	$57,332	$52,589
Other gains (losses):
Gain on sale of marketable equity and debt securities	—	28,857	—	40,159	40,159	2,607	1,653	8,712
Unrealized losses on securities sold short	21,704	—	21,704	(23,619)	(23,619)	—	—	(347)
Change in fair market value of derivative contract	(9,813)	—	(38,769)	—	—	—	—	—
Impairment loss on equity interest in GB Holdings, Inc.	—	—	—	(15,600)	(15,600)	—	—	—
Gain (loss) on sale of other assets	(180)	(4)	(180)	1,680	1,680	(1,503)	(1,531)	(538)
Gain on sales and disposition of real estate	186	6,047	190	5,262	5,034	7,121	7,121	8,990
Write-down of marketable equity and debt securities and other investments	—	—	—	—	—	(19,759)	(19,759)	(8,476)
Loss on limited partnership interests	—	—	—	—	—	—	—	(3,750)
Debt restructuring/reorganization costs	—	—	(24)	—	(3,084)	—	(1,843)	—
Severance tax refund	—	—	—	4,468	4,468	—	—	—
Dividend expense	—	—	—	—	—	—	—	(145)
Minority interest	—	(39)	932	(812)	2,074	(1,266)	2,721	(295)

Income from continuing operations before income taxes	39,187	57,394	8,707	98,697	50,830	49,148	45,694	56,740
Income tax (expense) benefit	(4,782)	(5,966)	(3,405)	(17,326)	4,565	16,750	15,792	(10,880)

Income from continuing operations	$34,405	$51,428	$5,302	$81,371	$55,395	$65,898	$61,486	$45,860

Discontinued operations:
Income from discontinued operations	957	3,218		7,500		7,653
Gain on sales and disposition of real estate	18,723	6,929		75,197		3,353

Total income from discontinued operations	19,680	10,147		82,697		11,006

Net earnings	$54,085	$61,575		$164,068		$76,904

Net earnings attributable to:
Limited partners	$58,228	$57,608		$152,507		$59,360
General partner	(4,143)	3,967		11,561		17,544

Net earnings	$54,085	$61,575		$164,068		$76,904

Net earnings per limited partnership unit:
Basic earnings:
Income from continuing operations	$0.84	$1.03	$0.17	$1.55	$0.74	$1.00	$0.72	$0.59

Income from discontinued operations	0.42	0.22		1.76		0.24

Basic earnings per LP unit	$1.26	$1.25		$3.31		$1.24

Weighted average limited partnership units outstanding	46,098,284	46,098,284	62,167,250	46,098,283	62,167,250	46,098,284	57,856,905	57,856,905

Diluted earnings:
Income from continuing operations	$0.81	$0.93	$0.17	$1.48	$0.74	$0.94	$0.70	$0.57

Income from discontinued operations	0.39	0.19		1.57		0.19

Diluted earnings per LP unit	$1.20	$1.12		$3.05		$1.13

Weighted average limited partnership units outstanding	49,857,622	52,499,303	62,167,250	51,542,312	62,167,250	54,489,942	66,248,564	68,225,319

Other financial data:
Capital expenditures (excluding property acquisitions)	$25,852	$6,106		$63,749	$150,854	$33,957	$86,841	$60,776
Book value per unit				$30.97	$23.76

	(in $000's)
	At March 31,		At December 31,
	2005	2005	2004	2004	2003
	(Supplemental)	(Pro Forma)	(Supplemental)	(Pro Forma)	(Supplemental)
Balance Sheet Data:
Cash and cash equivalents	1,250,074	1,105,723	$768,918	$1,097,810	$504,369
Hotel, casino and resort operating properties	334,931	503,168	339,492	511,132	340,229
Oil and gas properties	180,241	521,776	168,136	506,900	168,921
Investment in U.S. Government and Agency Obligations	74,427	74,427	102,331	102,331	61,573
Other investments	244,602	244,602	245,948	245,948	50,328
Total assets	2,935,697	3,215,728	2,408,189	3,179,167	1,831,573
Mortgages payable	80,191	80,191	91,896	91,896	180,989
Senior secured note payable 7.85% due 2012	215,000	215,000	215,000	215,000	—
Senior unsecured notes payable 8 1/8% due 2012	350,679	350,679	350,598	830,598	—
Senior unsecured notes payable 7 1/8% due 2013	480,000	480,000	—	—	—
Liability for preferred limited partnership units	108,006	108,006	106,731	106,731	101,649
Partner's equity	1,479,125	1,505,122	1,427,435	1,477,355	1,393,347
Capital Expenditures:
As reported	$25,852	N/A	$63,750	$63,750	$33,957
Panaco	N/A	N/A	1,994	N/A	N/A
GB Holdings, Inc.	N/A	N/A	17,378	N/A	N/A
NEG Holding	N/A	N/A	67,732	N/A	N/A

	$25,852	N/A	$63,750	$150,854	$33,957

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
SUPPLEMENTAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        We are a diversified holding company engaged in a variety of businesses. Our primary business strategy is to continue to grow our core businesses, including real estate, gaming and entertainment, and oil and gas. In addition, we seek to acquire undervalued assets and companies that are distressed or in out of favor industries.

        Our businesses currently include rental real estate; real estate development; hotel and resort operations; hotel and casino operations; oil and gas exploration and production; and investments in equity and debt securities. We may also seek opportunities in other sectors, including energy, industrial manufacturing, insurance and asset management.

        In continuation of our strategy to grow our core businesses, we have recently acquired, and have entered into agreements to acquire, additional gaming and entertainment and oil and as assets from affiliates of Mr. Icahn. See "Pending Acquisitions."

        To capitalize on favorable real estate market conditions and the mature nature of our commercial real estate portfolio, we have offered our rental real estate portfolio for sale. During the year ended December 31, 2004, we sold 57 rental real estate properties for approximately $245.4 million. These properties were encumbered by mortgage debt of approximately $93.8 million that we repaid from the sale proceeds. As of December 31, 2004, we owned 71 rental real estate properties with a book value of approximately $196.3 million, individually encumbered by mortgage debt which aggregated approximately $91.9 million. As of December 31, 2004, we had entered into conditional sales contracts or letters of intent for 15 rental real estate properties. Selling prices for the properties covered by the contracts or letters of intent would total approximately $97.9 million. These properties are encumbered by mortgage debt of approximately $36.0 million. Because of the conditional nature of sales contracts and letters of intent, we cannot be certain that these properties will be sold. We continue to seek purchasers for our remaining rental real estate portfolio. We cannot be certain that we will receive offers satisfactory to us or, if we receive offers, any of the properties will ultimately be sold at prices acceptable to us. In the three months ended March 31, 2005, we sold four rental real estate properties and a golf resort for approximately $51.9 million which were encumbered by mortgage debt of approximately $10.7 million that was repaid from the sale proceeds.

        Of the five properties, we sold one financing lease property for approximately $8.4 million encumbered by mortgage debt of approximately $3.8 million. The carrying value of this property was approximately $8.2 million; therefore, we recognized a gain on sale of approximately $0.2 million in the three months ended March 31, 2005, which in included in income from continuing operations. We sold four operating properties for approximately $43.5 million encumbered by mortgage debt of approximately $6.9 million. The carrying value of these properties was approximately $24.8 million. We recognized a gain on sale of approximately $18.7 million in the three months ended March 31, 2005, which is included in income from discontinued operations.

        At March 31, 2005, we had 11 properties under contract or as to which letters of intent had been executed by potential purchasers, all of which contracts or letters of intent are subject to purchaser's due diligence and other closing conditions. Selling prices for the properties covered by the contracts or letters of intent would total approximately $45.5 million. These properties are encumbered by mortgage debt of approximately $25.3 million. At March 31, 2005, the carrying value of these properties is approximately $29.1 million. In accordance with generally accepted accounting principles, only the real estate operating properties under contract or letter of intent, but not the financing lease properties, were reclassified to "Properties Held for Sale" and the related income and expense reclassified to "Income from Discontinued Operations."

        Historically, substantially all of our real estate assets leased to others have been net-leased to single corporate tenants under long-term leases. With certain exceptions, these tenants are required to pay all expenses relating to the leased property and therefore we are not typically responsible for payment of expenses, such as maintenance, utilities, taxes and insurance associated with such properties.

        Expenses relating to environmental clean-up related to our development and rental real estate operations have not had a material effect on our earnings, capital expenditures or competitive position. We believe that substantially all such costs would be the responsibility of the tenants pursuant to lease terms. While most tenants have assumed responsibility for the environmental conditions existing on their leased property, there can be no assurance that we will not be deemed to be a responsible party or that the tenant will bear the costs of remediation. Also, as we acquire more operating properties, our exposure to environmental clean-up costs may increase. We have completed Phase I environmental site assessments on most of our properties through third-party consultants. Based on the results of these Phase I environmental site assessments, the environmental consultant has recommended that certain sites may have environmental conditions that should be further reviewed. We have notified each of the responsible tenants to attempt to ensure that they cause any required investigation and/or remediation to be performed and most tenants continue to take appropriate action. However, if the tenants fail to perform responsibilities under their leases referred to above, we could potentially be liable for these costs. Based on the limited number of Phase II environmental site assessments that have been conducted by the consultants, there can be no accurate estimate of the need for or extent of any required remediation, or the costs thereof. Phase I environmental site assessments will also be performed in connection with new acquisitions and with such property refinancings as we may deem necessary and appropriate. We are in the process of updating our Phase I environmental site assessments for certain of our environmentally sensitive properties. Approximately 75 updates were completed in 2003. No additional material environmental conditions were discovered. Although we conducted environmental investigations in 2004 for newly acquired properties and no environmental concerns were disclosed by such investigations, we did not conduct any updates to the Phase I environmental site assessments for our remaining portfolio in 2004.

        We have made investments in the gaming industry through our ownership of Stratosphere Casino Hotel & Tower in Las Vegas, Nevada and through our purchase of securities of the entity which owns The Sands Hotel and Casino in Atlantic City, New Jersey. One of our subsidiaries, formed for this purpose, entered into an agreement in January 2004 to acquire two Las Vegas hotels and casinos, Arizona Charlie's Decatur and Arizona Charlie's Boulder, from Mr. Icahn and an entity affiliated with Mr. Icahn, for aggregate consideration of $125.9 million. Upon obtaining all approvals necessary under gaming laws, the acquisition was completed in May 2004. We have entered into an agreement with affiliates of Mr. Icahn pursuant to which we will acquire approximately 41.2% of the outstanding common stock of GB Holdings and warrants to purchase, upon the occurrence of certain events, approximately 11.3% of the fully diluted common stock of Atlantic Holdings, the indirect owner of The Sands Hotel and Casino. We are considering additional gaming industry investments. These investments may include acquisitions from, or be made in conjunction with, our affiliates, provided that the terms thereof are fair and reasonable to us.

        We have entered into agreements with affiliates of Mr. Icahn to purchase the other membership interest in NEG Holding and 100% of the equity of TransTexas and Panaco, each an oil and gas exploration and production company. On April 6, 2005, we completed the purchase of TransTexas for $180.0 million of cash. A Form 8-K was filed on May 10, 2005, which included AREP's supplemental consolidated historical financial statements to give effect to the acquisition of TransTexas. See "Item

1—Business—Pending Acquisitions." NEG Operating, TransTexas and Panaco are affected by extensive regulation through various federal, state and local laws and regulations relating to the exploration for and development, production, gathering and marketing of oil and gas. NEG Operating, TransTexas and Panaco are also subject to numerous environmental laws, including but not limited to, those governing management of waste, protection of water, air quality, the discharge of materials into the environment, and preservation of natural resources. Non-compliance with environmental laws and the discharge of oil, natural gas, or other materials into the air, soil or water may give rise to liabilities to the government and third parties, including civil and criminal penalties, and may require us to incur costs to remedy the discharge. Laws and regulations protecting the environment have become more stringent in recent years, and may in certain circumstances impose retroactive, strict, and joint and several liabilities rendering entities liable for environmental damage without regard to negligence or fault. We cannot assure you that new laws and regulations, or modifications of or new interpretations of existing laws and regulations, will not substantially increase the cost of compliance or otherwise adversely affect our oil and gas operations and financial condition or that material indemnity claims will not arise with respect to properties that we acquire. While we do not anticipate incurring material costs in connection with environmental compliance and remediation, we cannot guarantee that material costs will not be incurred.

        In accordance with GAAP, assets transferred between entities under common control are accounted for at historical costs similar to a pooling of interests and the financial statements of previously separate companies for periods prior to the acquisition are (and, in the case of the pending acquisitions, following the closing of the acquisitions, will be) restated on a combined basis.

Supplemental Results of Operations

Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004

        Gross revenues increased by $27.8 million, or 23.9%, during the three months ended March 31, 2005 as compared to the same period in 2004. This increase reflects increases of $8.0 million in interest income on U.S. government and agency obligations and other investments, $7.9 million in hotel and casino operating income, $4.2 million in hotel and resort operating income, $3.4 million in dividend and other income, $3.3 million in land, house and condominium sales, $2.0 million in accretion of investment in NEG Holding LLC and $0.6 million in NEG management fees, partially offset by decreases of $1.0 million in interest income on financing leases and $0.6 million in equity in earnings of GB Holdings. The increase in interest income on U.S. government and agency obligations and other investments is primarily due to increased interest income from the senior debt proceeds, increased interest income from other investment and increased interest income on debt securities of affiliates. The increase in hotel and casino operating income is primarily due to an increase in casino, hotel and food and beverage revenues. Hotel and resort operating income increased primarily due to the Grand Harbor acquisition. The increase in land, house and condominium sales is primarily due to an increase in the number of units sold.

        Expenses increased by $23.0 million, or 24.5%, during the three months ended March 31, 2005 as compared to the same period in 2004. This increase reflects increases of $12.1 million in interest expense, $4.0 million in hotel and resorts operating expenses, $3.7 million in the cost of land, house and condominium sales, $3.4 million in hotel and casino operating expenses, and $3.2 million in general and administrative expenses partially offset by decreases of $2.2 million in depreciation and amortization and $0.1 million in property expenses. The increase in interest expense is primarily attributable to interest on the senior notes issued by us in May 2004 and February 2005, respectively. The increase in hotel and resort operating expenses is primarily due to the Grand Harbor acquisition. The increase in costs of land, house and condominium sales is due to increased sales as noted above. The increase in hotel and casino operating expenses is primarily attributable to increased costs associated with increased revenues. The increase in general and administrative expenses is primarily attributable to expenses incurred by NEG in connection with the increase in NEG management fees, legal fees, the addition of Grand Harbor and state and local franchise taxes in connection with the 2004 property sales.

        Operating income increased during the three months ended March 31, 2005 $4.8 million as compared to the same period in 2004 as detailed above.

        Earnings from land, house and condominium operations decreased by $0.4 million in the three months ended March 31, 2005 compared to the same period in 2004 due to a decrease in margins on units sold.

        Earnings from hotel and casino operating properties increased by $4.4 million during the three months ended March 31, 2005 due to increased revenues throughout the properties.

        A gain on property transactions from continuing operations of $0.2 million was recorded in the three months ended March 31, 2005 as compared to $6.0 million in the same period in 2004.

        Other losses of $0.2 million were recorded in the three months ended March 31, 2005. There were no significant other losses in 2004.

        A gain on sale of marketable equity securities of $28.9 million was recorded in the three months ended March 31, 2004. There were no such gains in the comparable period of 2005.

        Unrealized gains on securities sold short of $21.7 million were recorded in the three months ended March 31, 2005. There were no such gains in 2004.

        Income from continuing operations before income taxes decreased by $18.2 million in the three months ended March 31, 2005 as compared to the same period in 2004 as detailed above.

        Income tax expense of $4.8 million was recorded in the three months ended March 31, 2005 as compared to $6.0 million in the same period in 2004. Income tax expense was recorded by our corporate subsidiaries, NEG, TransTexas and American Casino.

        Income from continuing operations decreased by $17.0 million in the three months ended March 31, 2005 as compared to the same period in 2004 as detailed above.

        Income from discontinued operations increased by $9.5 million in the three months ended March 31, 2005, as compared to the same period in 2004 due to gains on property dispositions.

        Net earnings for the three months ended March 31, 2005 decreased by $7.5 million as compared to the three months ended March 31, 2004, primarily due to decreased gain on sales of real estate from continuing operations ($5.9 million) and decreased gain on sale of marketable equity securities ($28.9 million), partially offset by unrealized gains on securities sold short ($21.7 million) and in the 2005 period increased income from discontinued operations ($9.5 million).

Calendar Year 2004 Compared to Calendar Year 2003

        Gross revenues increased by $117.5 million, or 30.2%, during 2004 as compared to 2003. This increase reflects increases of $37.5 million in oil and gas operating revenues, $37.1 million in hotel and casino operating revenues, $21.8 million in interest income on U.S. government and agency obligations and other investments, $13.3 million in land, house and condominium sales, $4.3 million in accretion of investment in NEG Holding LLC, $3.8 million in hotel and resort operating income, $0.3 million in NEG management fees, $1.4 million in equity in earnings of GB Holdings, $0.8 million in rental income, and $0.4 million in dividend and other income. These increases were partially offset by a decrease of $3.2 million in interest income on financing leases. The increase in oil and gas operating income was due to a full year of income for TransTexas compared to four months in 2003. The increase in hotel and casino operating income is primarily due to an increase in casino, hotel, and food and beverage revenues. The increase in interest income on U.S. government and agency obligations and other investments is primarily due to the repayment of two mezzanine loans, on which interest was accruing, and increased interest income from other investments. The increase in land, house and condominium sales is primarily due to sales of higher priced units. The increase in NEG management fees is primarily due to management fees received from Panaco. NEG entered into a management agreement with Panaco in November 2004. The decrease in interest income on financing leases is primarily due to property sales and reclassifications.

        Expenses increased by $92.3 million, or 28.3%, during 2004, as compared to 2003. This increase reflects increases of $22.6 million in interest expense, $10.7 million in hotel and casino operating expenses, $9.4 million in cost of land, house and condominium sales, $8.8 million in oil and gas operating expenses, $6.9 million in general and administrative expenses, $27.7 million in depreciation, depletion and amortization, $4.0 million in hotel and resort operating expenses and $2.4 million in provision for loss on real estate. These increases were partially offset by a decrease of $0.2 million in property expenses. The increase in interest expense is primarily attributable to interest on the $215 million principal amount of 7.85% senior secured notes issued by American Casino, the $353 million principal amount of 8 1/8% senior notes issued by us in May 2004 and interest expense pertaining to preferred limited partnership pay-in-kind distribution. The increase in hotel and casino operating expenses is primarily attributable to increased costs associated with increased revenues. The increase in the land, house and condominium expenses is primarily attributable to increased sales as discussed above. The increase in oil and gas operating expenses of $8.8 million was due to a full year of expenses in 2004 compared to four months in 2003. The increase in general and administrative expenses is primarily attributable to expenses incurred in connection with the increase in NEG management fees and as a result of the Grand Harbor acquisition in July 2004. The increase in depreciation, depletion and amortization is primarily due to increased depreciation and amortization with respect to American Casino and a full year of depletion with respect to TransTexas compared to four months in 2003.

        Operating income increased during 2004 by $25.3 million, or 40.9%, to $87.2 million from $61.9 million in 2003, as detailed above.

        Earnings from land, house and condominium operations increased by $4.0 million or 96.0% to $8.1 million in 2004 due to sales of higher priced units. Based on current information, sales are expected to decrease in early 2005. However, the Company currently expects that the effects of the acquisition of Grand Harbor, completed in July 2004, and the approval in March 2004 of a 35 unit sub-division in Westchester County, New York, should provide increased earnings from these operations in the second half of 2005.

        Earnings from hotel and casino operating properties increased by $26.4 million, or 57.4%, to $72.4 million during 2004 due to increased revenues at each of our three properties.

        Earnings from oil and gas operating properties increased by $28.7 million, or 180.5% to $44.6 million.

        Gains on sales of property transactions and other assets from continuing operations increased by $1.3 million or 23.2%, to $6.9 million, in 2004.

        A gain on sale of marketable debt securities of $40.2 million was recorded in 2004, as compared to a gain of $2.6 million in 2003.

        A write-down of marketable equity and debt securities and other investments of $19.8 million was recorded in 2003. There was no such write-down in 2004.

        Unrealized losses on securities sold short of $23.6 million was recorded in 2004. There were no such losses in 2003. At March 1, 2005, the $23.6 million of unrealized losses has been reversed and a net gain of $3 million recorded.

        An impairment loss on equity interest in GB Holdings, Inc. of $15.6 million was recorded in 2004. The impairment reflects the price, $12 million, subject to increases up to $6 million based upon Atlantic Holdings meeting earnings targets in 2005 and 2006, used in the agreement to purchase, from an affiliate of Mr. Icahn, shares of GB Holdings common stock representing approximately 41.2% of the outstanding GB Holdings common stock. The purchase price pursuant to the agreement was less than our carrying value, approximately $26.2 million, for the approximately 36.3% of the outstanding GB Holdings common stock that we own. There was no such loss in 2003.

        A severance tax refund of $4.5 million was received in 2004. No such refund was received in 2003.

        Minority interest in the net earnings of TransTexas was $0.8 million in 2004 as compared to $1.3 million during 2003.

        Income from continuing operations before income taxes increased by $49.5 million in 2004 as compared to 2003, as detailed above.

        Income tax expense of $17.3 million was recorded in 2004 as compared to a $16.8 million income tax benefit in 2003 due to a reduction in the tax valuation allowance in 2003. Income tax expense was recorded by our corporate subsidiaries NEG, TransTexas and American Casino.

        Income from continuing operations increased by $15.5 million, or 23.5%, to $81.4 million in 2004.

        Income from discontinued operations increased by $71.7 million to $82.7 million in 2004. This reflects our decision to capitalize on favorable real estate markets and the mature nature of our commercial real estate portfolio, which resulted in gains on property dispositions.

        Net earnings for 2004 increased by $87.2 million, or 113.3%, to $164.1 million. This primarily was attributable to increased income from discontinued operations ($71.7 million), increased gain on marketable debt securities ($37.6 million), increased net oil and gas operating income ($28.7 million), increased net hotel and casino operating income ($26.4 million) and increased interest income ($21.8 million). These gains were partially offset by increased depreciation, depletion and amortization ($27.7 million) increased interest expense ($22.6 million), increase in unrealized losses on securities sold short ($23.6 million), increased income tax expense ($34.1 million) and impairment loss on equity interest in GB Holdings, Inc. ($15.6 million). Net earnings in 2003 also was affected by a write down of other investments of $19.8 million.

        Upon completion of the acquisitions described in Note 29 of the consolidated financial statements, the Company will consolidate the financial statements of NEG Holding, Panaco, and GB Holdings. Certain intercompany transactions will be eliminated. As a result, certain intercompany transactions will be eliminated, including, along others, the equity interest in GB Holdings for which we recorded an impairment loss in 2004, and NEG management fees.

Calendar Year 2003 Compared to Calendar Year 2002

        Gross revenues decreased by $46.0 million, or 10.6%, during 2003 as compared to 2002. This decrease reflects decreases of (1) $62.8 million in land, house and condominium sales, (2) $8.0 million in interest income on U.S. government and agency obligations and other investments, (3) $3.8 million in equity in earnings of GB Holdings, Inc., (4) $2.7 million in accretion of investment in NEG Holding, (5) $1.6 million in financing lease income, (6) $1.0 million in NEG management fee and (7) $0.5 million in hotel and resort operating income, partially offset by increases of $20.9 million in oil and gas operating income, $12.8 million in hotel and casino operating income, $0.2 million in rental income, $0.5 million in dividend and other income. The decrease in land, house and condominium sales is primarily due to a decrease in the number of units sold, as the Grassy Hollow, Gracewood and Stone Ridge properties were depleted by sales. During 2003, Hammond Ridge received necessary approvals and, along with Penwood, have commenced lot sales. The decrease in interest income on U.S. government and agency obligations and other investments is primarily attributable to the prepayment of a loan to Mr. Icahn in 2003 and a decline in interest rates on U.S. Government and Agency obligations as higher rate bonds were called in 2002. The decrease in equity in earnings of GB Holdings, Inc. is due to decreased casino revenue primarily attributable to a reduction in the number of table games as new slot machines were added in 2002. This business strategy had a negative effect on casino operations and was changed in 2003 to focus on the mid to high-end slot customer with a balanced table game business. The decrease in accretion of investment in NEG Holding is primarily attributable to priority distributions received from NEG Holding in 2003. The decrease in financing lease income is the result of lease expirations, reclassifications of financing leases and normal financing lease amortization. The decrease in NEG management fee was due to a decrease in costs associated with NEG. The decrease in rental income is primarily attributable to property dispositions. The increase in hotel and casino operating income is primarily attributable to an increase in hotel, food and beverage revenues and a decrease in promotional allowances. The average daily room rate, or ADR, at the Stratosphere increased $3 to $51 and percentage occupancy increased approximately 0.2% to 89.8%. The ADR at Arizona Charlie's Decatur decreased $1 to $43 and percentage occupancy increased 10.9% to 85.3%. The ADR at Arizona Charlie's Boulder increased less than $1 to $43 and percentage occupancy increased 0.5% to 55.7%.

        Expenses decreased by $28.5 million, or 8.0%, during 2003 as compared to 2002. This decrease reflects decreases of $45.5 million in the cost of land, house and condominium sales, $1.8 million in hotel and resort operating expenses, $1.1 million in hotel and casino operating expenses and $2.5 million in provision for loss on real estate, partially offset by increases of $5.0 million in oil and gas operating expenses, $0.6 million in rental property expenses and $16.9 million in depreciation, depletion and amortization. The decrease in the cost of land, house and condominium sales is due to decreased sales. Costs as a percentage of sales decreased from 72% in 2002 to 69% in 2003. The decrease in hotel and resort operating expenses is due to a decrease in payroll and related expenses. The decrease in hotel and casino operating expenses is primarily attributable to a decrease in selling, general and administrative expenses. Costs as a percentage of sales decreased from 87% in 2002 to 83% in 2003. A provision for loss on real estate of $0.8 million was recorded in 2003 as compared to $3.2 million in 2002. In 2002, there were more properties vacated due to tenant bankruptcies than in 2003. The increase in oil and gas operating expenses was due to no activity during 2002. The increase in depreciation, depletion and amortization was due to the inclusion of TransTexas in our operating results for four months in 2003.

        Operating income decreased during 2003 by $17.4 million compared to 2002 as detailed above.

        Earnings from land, house and condominium operations decreased significantly in 2003 compared to 2002 due to a decline in inventory of completed units available for sale. Based on current information, sales will increase moderately during 2004. However, municipal approval of land inventory or the purchase of approved land is required to continue this upward trend into 2005 and beyond.

        Earnings from hotel, casino and resort properties could be constrained by recessionary pressures, international tensions and competition.

        Earnings from oil and gas operations were $45.4 million in 2003 as compared to $33.4 million in 2002. The increase was due to the inclusion of TransTexas in our operating results in 2003.

        Gain on property transactions from continuing operations decreased by $1.9 million during 2003 as compared to 2002 due to the size and number of transactions.

        A loss on sale of other assets of $1.5 million was recorded in 2003 as compared to $0.4 million loss in 2002.

        A write-down of marketable equity and debt securities and other investments of $19.8 million, pertaining to our investment in the Philip notes, was recorded in 2003 as compared to a write-down of $8.5 million in 2002. These write downs relate to our investment in Philip Services Corp., which filed for bankruptcy protection in June 2003.

        A write-down of a limited partnership investment of $3.8 million was recorded in 2002. There was no such write-down in 2003.

        A gain on sale of marketable equity securities of $2.6 million was recorded in 2003. There was no such gain in 2002.

        Minority interest in the net earnings of Stratosphere Corporation was $1.9 million during 2002. As a result of the acquisition of the minority interest in December 2002, there was no minority interest in Stratosphere in 2003 or thereafter. Minority interest in the net earnings of TransTexas was $1.3 million during 2003.

        Income from continuing operations before income taxes decreased by $24.7 million in 2003 as compared to 2002, as detailed above.

        An income tax benefit of $16.8 million was recorded in 2003 as compared to an expense of $10.1 million in 2002. The effective tax rate on earnings of taxable subsidiaries was positively affected in 2003 by a reduction in the valuation allowance in deferred tax assets. We expect our effective tax rate on earnings of taxable subsidiaries to increase significantly in 2004.

        Income from continuing operations increased by $2.1 million in 2003 as compared to 2002, as detailed above.

        Income from discontinued operations increased by $4.1 million in 2003 as compared to 2002, primarily due to gains on property dispositions.

        Net earnings for 2003 increased by $6.2 million as compared to 2002 primarily due to oil and gas net operating income of $15.9 million in 2003, decreased income tax expense of $26.8 million, decreased write-down of limited partnership interests of $3.8 million, increased earnings from hotel and casino operations of $13.9 million, increased gain on the sale of marketable equity securities of $2.6 million and an increase in income from discontinued operations of $4.1 million which was partially offset by an increase in depreciation, depletion and amortization of $16.9 million, an increase in the write-down of marketable equity and debt securities and other investments of $11.3 million, decreased earnings from land, house and condominium operations of $17.2 million, decreased interest income of $8.0 million and decreased equity in earnings of GB Holdings of $3.8 million.

Liquidity and Capital Resources

March 31, 2005 and 2004

        Net cash provided by operating activities was $37.0 million for the three months ended March 31, 2005 as compared to $39.3 million in the comparable period of 2004. This decrease was primarily due to an increase in restricted cash ($8.7 million), an increase in due from brokers ($2.5 million), a decrease in accounts payable and accrued expenses ($11.6 million) and a decrease in discontinued operations ($2.4 million), partially offset by an increase in cash flow from other operations ($0.1 million), a decrease in receivables and other assets ($14.1 million), a decrease in land and construction-in-progress ($6.4 million), and an increase in deferred income tax expense ($2.3 million).

        Net cash provided by operating activities was $98.0 million for 2004 as compared to $32.9 million for 2003. This increase of $65.1 million was primarily due to an increase in oil and gas operations ($28.7 million), hotel and casino operations ($26.4 million), an increase in interest income ($21.8 million), repayment of accounts payable and accrued expenses in 2003 and increased accounts payable and accrued expenses in 2004 ($134.6 million) and an increase in cash flow from other operations ($10.0 million), partially offset by an increase in interest expense ($22.6 million), an increase in due from brokers ($123.0 million) and an increase in receivables and other assets ($14.2 million).

        The following table reflects, at March 31, 2005, our contractual cash obligations, subject to certain conditions, due over the indicated periods and when they come due (in $millions):

	Less Than 1 Year	1-3 Years	3-5 Years	After Years	Total
Mortgages payable	$4.2	$8.9	$29.3	$37.8	$80.2
Acquisition of TransTexas	180.0	—	—	—	180.0
Senior secured notes payable	—	—	—	215.0	215.0
Senior unsecured notes payable	—	—	—	833.0	833.0
Senior debt interest	78.3	159.5	159.5	211.3	608.6
Construction and development obligations	44.5	15.8	—	—	60.3

Total	$307.0	$184.2	$188.8	$1,297.1	$1,977.1

Mortgages

        During the three months ended March 31, 2005 and 2004, approximately $1.0 million and $1.7 million of mortgage principal amounts were repaid. During the years ended December 31, 2004 and 2003, approximately $5.2 million and $6.5 million, respectively, of mortgage principal were repaid. These amounts do not include mortgage debt repaid in connection with sales of real estate. In 2004, mortgage financing proceeds were $10.0 million on commercial condo units located New York City. In May 2003, we obtained mortgage financing in the principal amount of $20.0 million on a distribution facility located in Windsor Locks, Connecticut. We intend to use asset sale, financing and refinancing proceeds for new investments.

Long-Term Debt

        In January 2004, ACEP issued senior secured notes due 2012. The notes, in the aggregate principal amount of $215.0 million, bear interest at the rate of 7.85% per annum. ACEP used the proceeds of the offering for the Arizona Charlie's acquisitions, to repay intercompany indebtedness and for distributions to AREH. ACEP also has a $20.0 million credit facility. At December 31, 2004, there were no borrowings under the credit facility. The restrictions imposed by ACEP's senior secured notes and the credit facility likely will preclude our receiving payments from the operations of our principal hotel and gaming properties. ACEP accounted for 67% of our revenues and 34% of our operating income in 2004.

        ACEP's 7.85% senior secured notes due 2012 restrict the payment of cash dividends or distributions by ACEP, the purchase of its equity interests, the purchase, redemption, defeasance or acquisition of debt subordinated to ACEP's notes and investments as "restricted payments." ACEP's notes also prohibit the incurrence of debt, or the issuance of disqualified or preferred stock, as defined by ACEP, with certain exceptions, provided that ACEP may incur debt or issue disqualified stock if, immediately after such incurrence or issuance, the ratio of consolidated cash flow to fixed charges (each as defined) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional indebtedness is incurred or disqualified stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis giving effect to the debt incurrence or issuance. As of March 31, 2005, such ratio was 1.1 to 1.0. The ACEP notes also restrict the creation of liens, the sale of assets, mergers, consolidations or sales of substantially all of its assets, the lease or grant of a license, concession, other agreements to occupy, manage or use our assets, the issuance of capital stock of restricted subsidiaries and certain related party transactions. The ACEP notes allow it to incur indebtedness, among other things, of up to $50 million under credit facilities, non-recourse financing of up to $15 million to finance the construction, purchase or lease of personal or real property used in its business, permitted affiliate subordinated indebtedness (as defined), the issuance of additional 7.85% senior secured notes due 2012 in an aggregate principal amount not to exceed 2.0 times net cash proceeds received from equity offerings and permitted affiliate subordinated debt, and additional indebtedness of up to $10.0 million.

        Additionally, ACEP's senior secured revolving credit facility allows for borrowings of up to $20.0 million, including the issuance of letters of credit of up to $10.0 million. Loans made under the senior secured revolving facility will mature and the commitments under them will terminate in January 2008. At March 31, 2005, there were not any borrowings or letters of credit outstanding under the facility. The facility contains restrictive covenants similar to those contained in the 7.85% senior secured notes due 2012. In addition, the facility requires that, as of the last date of each fiscal quarter, ACEP's ratio of net property, plant and equipment for key properties, as defined, to consolidated first lien debt be not less than 5.0 to 1.0 and ACEP's ratio of consolidated first lien debt to consolidated cash flow not be more than 1.0 to 1.0. At March 31, 2005, these ratios were 86.3 to 1.0 and 0.0 to 1.0, respectively.

        On May 12, 2004, we and AREP Finance issued senior notes due 2012. The notes, in the aggregate principal amount of $353.0 million, and priced at 99.266% of principal amount, bear interest at a rate of 8 1/8% per annum. The notes are guaranteed by AREH. Net proceeds from the offering have been and will continue to be used for general business purposes, including to pursue our primary business strategy of acquiring undervalued assets in either our existing lines of business or other businesses and to provide additional capital to grow our existing businesses.

        On February 7, 2005, we and AREP Finance issued senior notes due 2013. The notes, in the aggregate principal amount of $480 million, bear interest at a rate of 7 1/8% per annum. The notes are guaranteed by AREH. Net proceeds from the offering will be used to fund the acquisition of TransTexas, to pay related fees and expenses, and for general business purposes, including to pursue our primary business strategy of acquiring undervalued assets in either our existing lines of business or other businesses and to provide additional capital to grow our existing businesses.

        Our 8 1/8% senior notes due 2012 and 7 1/8% notes due 2013 restrict the payment of cash dividends or distributions, the purchase of equity interests or the purchase, redemption, defeasance or acquisition of debt subordinated to the 8 1/8% senior notes due 2012 and 7 1/8% notes due 2013. The notes also restrict the incurrence of debt, or the issuance of disqualified stock, as defined, with certain exceptions, provided that we may incur debt or issue disqualified stock if, immediately after such incurrence or issuance, the ratio of the aggregate principal amount of all outstanding indebtedness of AREP and its subsidiaries on a consolidated basis to the tangible net worth of AREP and its subsidiaries on a consolidated basis would have been less than 1.75 to 1.0. As of March 31, 2005, such ratio was 0.76 to 1.0. In addition, both issues of notes require that on each quarterly determination date that the Fixed Charge Coverage Ratio of us and the guarantor of the notes (currently only AREH) for the four consecutive fiscal quarters most recently completed prior to such quarterly determination date be at least 1.5 to 1.0. For the four quarters ended March 31, 2005, such ratio was 2.44 to 1.0. If the ratio is less than 1.5 to 1.0, we will be deemed to have satisfied this test if there is deposited cash, which together with cash previously deposited for such purpose and not released, equal to the amount of interest payable on the notes for one year. If at any subsequent quarterly determination date, the ratio is at least 1.5 to 1.0, such deposited funds will be released to us. The notes also require, on each quarterly determination date, that the ratio of total unencumbered assets, as defined, to the principal amount of unsecured indebtedness, as defined, be greater than 1.5 to 1.0 as of the last day of the most recently completed fiscal quarter. As of March 31, 2005, such ratio was 2.90 to 1.0. The notes also restrict the creation of liens, mergers, consolidations and sales of substantially all of our assets, and transactions with affiliates. As of March 31, 2005, based upon these tests, on a pro forma basis, giving effect to the issuance of the 7 1/8% notes due 2013, we and AREH could have incurred up to approximately $[1.5] billion of additional indebtedness.

        The operating subsidiary of NEG Holding, of which we have agreed to acquire a membership interest, has a credit agreement which contains covenants that have the effect of restricting dividends or distributions. These, together with the ACEP indenture and the indenture governing the notes, likely will preclude our receiving payments from the operations of our principal hotel and casino and certain of our oil and gas properties.

Asset Sales and Purchases

        In the three months ended March 31, 2005, we sold four rental real estate properties and a golf resort for approximately $51.9 million which were encumbered by mortgage debt of approximately $10.7 million repaid that was from the sale proceeds. Net proceeds from the sale or disposal of portfolio properties totaled approximately $1.2 million in the three months ended March 31, 2005. During the comparable period of 2004, net proceeds totaled approximately $25.3 million.

        Of the five properties, we sold one financing lease property for approximately $8.4 million encumbered by mortgage debt of approximately $3.8 million. The carrying value of this property was approximately $8.2 million; therefore, we recognized a gain on sale of approximately $0.2 million in the three months ended March 31, 2005, which is included in income from continuing operations. We sold four operating properties for approximately $43.5 million encumbered by mortgage debt of approximately $6.9 million. The carrying value of these properties was approximately $24.8 million. We recognized a gain on sale of approximately $18.7 million in the three months ended March 31, 2005, which is included in income from discontinued operations.

        During the year ended December 31, 2004, we sold 57 rental real estate properties for approximately $245.4 million, which were encumbered by mortgage debt of approximately $93.8 million which was repaid from the sales proceeds. As of December 31, 2004, we had entered into conditional sales contracts or letters of intent for 15 additional rental real estate properties, all of which contracts or letters of intent are subject to purchaser's due diligence and other closing conditions. Selling prices for the properties covered by the contracts or letters of intent would total approximately $97.9 million. These properties are encumbered by mortgage debt of approximately $36.0 million.

        Net proceeds from the sale or disposal of portfolio properties totaled approximately $151.6 million in the year ended December 31, 2004. During 2003, net sales proceeds totaled approximately $20.6 million.

        At March 31, 2005, we had 11 properties under contract or as to which letters of intent had been executed by the potential purchaser, all of which contracts or letters of intent are subject to purchaser's due diligence and other closing conditions. Selling prices for the properties covered by the contracts or letters of intent would total approximately $45.5 million. These properties are encumbered by mortgage debt of approximately $25.3 million.

Capital Expenditures

        Capital expenditures for real estate, oil and gas operations, hotel and casino and hotel and resort operations were approximately $4.8 million and $1.7 million during the three months ended March 31, 2005 and 2004, respectively, and $63.8 million and $34.0 million during the years ended December 31, 2004 and 2003, respectively. In the year ended December 31, 2004, we acquired a property for approximately $14.6 million, a hotel and resort property for approximately $16.5 million and development property for approximately $62.2 million, the latter two acquired in the Grand Harbor acquisition.

Leases

        In 2003, 17 leases covering 17 rental real estate properties and representing approximately $2.2 million in annual rentals expired. Twelve leases originally representing $1.6 million in annual rental income were renewed for $1.4 million in annual rentals. Such renewals are generally for a term of five years. Five properties with annual rental income of $0.6 million were not renewed.

        In 2004, 11 leases covering 11 rental real estate properties and representing approximately $1.8 million in annual rentals expired. Eight leases representing $1.5 million in annual rental income were renewed for $1.5 million in annual rentals. Such renewals are generally for a term of five years. Three properties with annual rentals of $0.3 million were not renewed.

        In 2005, 14 leases covering 24 rental real estate properties representing approximately $3.6 million in annual rentals are scheduled to expire. Six leases representing approximately $2.9 million in annual rentals were renewed for approximately $2.9 million. Such renewals are generally for a term of 10 years. Three properties with annual rentals of approximately $0.2 million have not been renewed. The status of five properties with annual rentals of approximately $0.5 million has not yet been determined.

Distributions

        On March 31, 2004, we distributed to holders of record of our preferred units, as of March 12, 2004, 489,657 additional preferred units. Pursuant to the terms of the preferred units, on March 4, 2005, we declared our scheduled annual preferred unit distribution payable in additional preferred units at the rate of 5% of the liquidation preference of $10.00. On March 31, 2005, we distributed to holders of record as of March 15, 2005, 514,133 additional preferred units. In March 2005, the number of authorized preferred units was increased to 10,900,000.

        Our preferred units are subject to redemption at our option on any payment date, and the preferred units must be redeemed by us on or before March 31, 2010. The redemption price is payable, at our option, subject to the indenture, either all in cash or by the issuance of depositary units, in either case, in an amount equal to the liquidation preference of the preferred units plus any accrued but unpaid distributions thereon.

Cash and Cash Equivalents

        Our cash and cash equivalents and investment in U.S. government and agency obligations increased by $455.1 million during the three months ended March 31, 2005 primarily due to proceeds from the issuance of our 7 1/8% senior notes due 2013 ($474.0 million), property sales proceeds ($41.2 million), cash provided by operations ($27.3 million) and repayment of affiliates' debt securities ($2.7 million), partially offset by purchase of equity securities ($66.3 million), repayment of affiliate debt ($16.6 million), capital expenditures ($4.8 million) and other ($6.4 million).

        Our cash and cash equivalents and investment in U.S. government and agency obligations increased by $305.3 million during the year ended December 31, 2004 primarily due to proceeds from the issuance of our 8 1/8% senior notes due 2012 and ACEP's 7.85% senior secured notes due 2012 in the aggregate ($565.4 million), property sales proceeds ($151.6 million), proceeds from the sale of marketable equity in the aggregate and debt securities ($90.6 million), repayment of mezzanine loans ($49.1 million), cash provided by operations ($98.0 million), guaranteed payment from NEG Holding ($16.0 million), proceeds from mortgages payable ($10.0 million) and proceeds from the sale of other assets ($3.8 million) partially offset by the purchase of debt securities ($245.2 million), purchase of the Arizona Charlies' ($125.9 million), the Grand Harbor and Oak Harbor acquisition ($78.6 million), purchase of debt securities of affiliates ($65.5 million), purchase of Atlantic Holdings debt ($36 million), repayment of affiliate debt ($25.0 million), capital expenditures ($63.8 million), rental real estate acquisitions ($14.6 million), periodic principal payments ($14.6 million) and other ($10.0 million).

        Of our cash and cash equivalents at December 31, 2004, approximately $75.2 million is at ACEP. The terms of ACEP's 7.85% senior secured notes and its revolving credit facility restrict dividends and distributions to us, as well as redemptions of equity interests and other transactions that would make the cash available to AREP and its other subsidiaries.

        We received net proceeds of approximately $474 million from the issuance, in February 2005, of our 7 1/8% senior notes due 2013. Our cash will be used to fund the $180 million acquisition of TransTexas, and for general business purposes, including to pursue our primary business strategy of acquiring undervalued assets in either our existing lines of business or other businesses and to provide additional capital to grow our businesses.

Acquisitions

        On April 6, 2005, we acquired 100% of the equity of TransTexas, on oil and gas exploration and production company, for a purchase price of $180.0 million in cash.

        During December 2004, we acquired the following:

  •
  $27.5 million aggregate principal amount of term notes issued by TransTexas, or the TransTexas Notes, for $28.2 million in cash, which included $0.7 million of accrued interest through December 6, 2004;

  •
  All of the membership interests of Mid River, the assets of which consist of $38.0 million principal amount of term loans outstanding under the term loan and security agreement, dated as of November 16, 2004, among Panaco, Inc., as borrower, the lenders (as defined therein) and Mid River as administrative agent, or the Panaco Debt, and $0.1 million of accrued interest, through December 6, 2004, for $38.1 million in cash; and

  •
  $37.0 million principal amount of 3% notes due 2008 issued by Atlantic Coast Entertainment Holdings LLC, or Atlantic Holdings, or the Atlantic Holdings Notes, for $36.0 million in cash.

        On May 26, 2004, ACEP acquired two Las Vegas hotels and casinos, Arizona Charlie's Decatur and Arizona Charlie's Boulder, from Mr. Icahn and an entity affiliated with Mr. Icahn, for aggregate consideration of $125.9 million. At the closing of those acquisitions, AREH transferred 100% of the common stock of Stratosphere to ACEP. As a result, ACEP owns and operates three gaming and entertainment properties in the Las Vegas metropolitan area.

        In October 2003, pursuant to a purchase agreement dated as of May 16, 2003, we acquired all of the debt and 50% of the equity securities of NEG from entities affiliated with Mr. Icahn for an aggregate consideration of approximately $148.1 million plus approximately $6.7 million of accrued interest on the debt securities.

        In July 2004, we acquired Grand Harbor and Oak Harbor, two waterfront communities in Vero Beach, Florida. The communities include three golf courses, a tennis complex, fitness center, beach club and an assisted living facility. In addition, we acquired approximately 400 acres of land to the north of Grand Harbor which currently has entitlements to build approximately 600 homes and an 18 hole golf course. The total purchase price was approximately $75.0 million.

        In January 2004, we purchased a 34,422 square foot commercial condominium unit in New York City for approximately $14.5 million.

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

        Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles, or GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Among others, estimates are used when accounting for valuation of investments, recognition of casino revenues and promotional allowances and estimated costs to complete its land, house and condominium developments. Estimates and assumptions are evaluated on an ongoing basis and are based on historical and other factors believed to be reasonable under the circumstances. The results of these estimates may form the basis of the carrying value of certain assets and liabilities and may not be readily apparent from other sources. Actual results, under conditions and circumstances different from those assumed, may differ from estimates.

        We accounted for our acquisitions of NEG, TransTexas and the Arizona Charlie's hotels and casinos as assets transferred between entities under common control which requires that they be accounted for at historical costs similar to a pooling of interests. NEG's investment in NEG Holding constitutes a variable interest entity. In accordance with GAAP, we have determined that NEG is not the primary beneficiary of NEG Holding and therefore we do not consolidate NEG Holding in our consolidated financial statements.

        We believe the following accounting policies are critical to our business operations and the understanding of results of operations and affect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of

        Long-lived assets held and used by us and long-lived assets to be disposed of, are reviewed for impairment whenever events or changes in circumstances, such as vacancies and rejected leases, indicate that the carrying amount of an asset may not be recoverable.

        In performing the review for recoverability, we estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the carrying amount of the asset an impairment loss is recognized. Measurement of an impairment loss for long-lived assets that we expect to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Commitments and Contingencies—Litigation

        On an ongoing basis, we assess the potential liabilities related to any lawsuits or claims brought against us. While it is typically very difficult to determine the timing and ultimate outcome of such actions, we use our best judgment to determine if it is probable that we will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss, if any, can be made. In assessing probable losses, we make estimates of the amount of insurance recoveries, if any. We accrue a liability when we believe a loss is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertainties related to the eventual outcome of litigation and potential insurance recovery, it is possible that certain matters may be resolved for amounts materially different from any provisions or disclosures that we have previously made.

Marketable Equity and Debt Securities and Investment in U.S. Government and Agency Obligations

        Investments in equity and debt securities are classified as either held-to-maturity or available for sale for accounting purposes. Investment in U.S. government and agency obligations are classified as available for sale. Available for sale securities are carried at fair value on our balance sheet. Unrealized holding gains and losses are excluded from earnings and reported as a separate component of partners' equity. Held-to-maturity securities are recorded at amortized cost.

        A decline in the market value of any held-to-maturity security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Dividend income is recorded when declared and interest income is recognized when earned.

Mortgages and Notes Receivable

        We have generally not recognized any profit in connection with the property sales in which certain purchase money mortgages receivable were taken back. Such profits are being deferred and will be recognized when the principal balances on the purchase money mortgages are received.

        We engage in real estate lending, including making second mortgage or secured mezzanine loans to developers for the purpose of developing single-family homes, luxury garden apartments or commercial properties. These loans are subordinate to construction financing and we target an interest rate in excess of 20% per annum. However interest is not paid periodically and is due at maturity or earlier from unit sales or refinancing proceeds. We defer recognition of interest income on mezzanine loans pending receipt of principal and interest payments.

Revenue Recognition

        Revenue from real estate sales and related costs are recognized at the time of closing primarily by specific identification. We follow the guidelines for profit recognition set forth by Financial Accounting Standards Board (FASB) Statement No. 66, Accounting for Sales of Real Estate.

Casino Revenues and Promotional Allowances

        We recognize revenues in accordance with industry practice. Casino revenue is recorded as the net win from gaming activities, the difference between gaming wins and losses. Casino revenues are net of accruals for anticipated payouts of progressive and certain other slot machine jackpots. Revenues include the retail value of rooms, food and beverage and other items that are provided to customers on a complimentary basis. A corresponding amount is deducted as promotional allowances. The cost of such complimentaries is included in "Hotel and casino operating expenses." We also reward customers, through the use of loyalty programs, with points based on amounts wagered, that can be redeemed for a specified period of time for cash. We deduct the cash incentive amounts from casino revenue.

Natural Gas Production Imbalances

        We account for natural gas production imbalances using the sales method, whereby we recognize revenue on all natural gas sold to our customers notwithstanding the fact its ownership may be less than 100% of the natural gas sold. We record liabilities for imbalances greater than our proportionate share of remaining natural gas reserves.

Hedging Agreements

        From time to time, we enter into commodity price swap agreements (the Hedge Agreements) to reduce our exposure to price risk in the spot market for natural gas. We follow Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities, which was amended by Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. These pronouncements established accounting and reporting standards for derivative instruments and for hedging activities, which generally require recognition of all derivatives as either assets or liabilities in the balance sheet at their fair value. The accounting for changes in fair value depends on the intended use of the derivative and its resulting designation. We elected not to designate these instruments as hedges for accounting purposes, accordingly both realized and unrealized gains and losses are included in oil and natural gas sales.

Oil and Natural Gas Properties

        The Company utilizes the full cost method of accounting for its crude oil and natural gas properties. Under the full cost method, all productive and nonproductive costs incurred in connection with the acquisition, exploration and development of crude oil and natural gas reserves are capitalized and amortized on the units-of-production method based upon total proved reserves. The costs of unproven properties are excluded from the amortization calculation until the individual properties are evaluated and a determination is made as to whether reserves exist. Conveyances of properties, including gains or losses on abandonments of properties, are treated as adjustments to the cost of crude oil and natural gas properties, with no gain or loss recognized.

        Under the full cost method, the net book value of oil and natural gas properties, less related deferred income taxes, may not exceed the estimated after-tax future net revenues from proved oil and natural gas properties, discounted at 10% per year (the ceiling limitation). In arriving at estimated future net revenues, estimated lease operating expenses, development costs, abandonment costs, and certain production related and ad-valorem taxes are deducted. In calculating future net revenues, prices and costs in effect at the time of the calculation are held constant indefinitely, except for changes, which are fixed and determinable by existing contracts. The net book value is compared to the ceiling limitation on a quarterly basis.

Accounting for Asset Retirement Obligations

        We account for our asset retirement obligation under Statement of Financial Accounting Standards No. 143 (SFAS 143), Accounting for Asset Retirement Obligations. SFAS 143 provides accounting requirements for costs associated with legal obligations to retire tangible, long-lived assets. Under SFAS 143, an asset retirement obligation is needed at fair value in the period in which it is incurred by increasing the carrying amount for the related long-lived asset. In each subsequent period, the liability is accreted to its present value and the capitalized cost is depreciated over the useful life of the related asset.

Income Taxes

        No provision has been made for federal, state or local income taxes on the results of operations generated by partnership activities as such taxes are the responsibility of the partners. Stratosphere Corporation, National Energy Group, Inc. and TransTexas Gas Corporation, our corporate subsidiaries, account for their income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.

        Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        Management periodically evaluates all evidence, both positive and negative, in determining whether a valuation allowance to reduce the carrying value of deferred tax assets is still needed. In 2004 and 2003, we concluded, based on the projected allocations of taxable income, that our corporate subsidiaries, NEG, Stratosphere and TransTexas, more likely than not will realize a partial benefit from their deferred tax assets and loss carryforwards. Ultimate realization of the deferred tax asset is dependent upon, among other factors, our corporate subsidiaries' ability to generate sufficient taxable income within the carryforward periods and is subject to change depending on the tax laws in effect in the years in which the carryforwards are used.

Properties

        Properties held for investment, other than those accounted for under the financing method, are carried at cost less accumulated depreciation unless declines in the value of the properties are considered other than temporary at which time the property is written down to net realizable value. Properties held for sale are carried at the lower of cost or net realizable value. Such properties are no longer depreciated and their operations are included in discontinued operations. A property is classified as held for sale at the time we determine that the criteria in SFAS 144 have been met.

Trends and Other Uncertainties

General

  Certain of our management are committed to the management of other businesses.

        Certain of the individuals who conduct the affairs of API, including our chairman, Carl C. Icahn, and our chief executive officer, Keith A. Meister, are and will in the future be committed to the management of other businesses owned or controlled by Mr. Icahn and his affiliates. Accordingly, these individuals will not be devoting all of their professional time to the management of us, and conflicts may arise between our interests and the other entities or business activities in which such individuals are involved. Conflicts of interest may arise in the future as such affiliates and we may compete for the same assets, purchasers and sellers of assets or financings.

  We may be subject to the pension liabilities of our affiliates.

        Mr. Icahn, through certain affiliates, currently owns 100% of API and approximately 86.5% of our outstanding depositary units and preferred units. Applicable pension and tax laws make each member of a "controlled group" of entities, generally defined as entities in which there is at least an 80% common ownership interest, jointly and severally liable for certain pension plan obligations of any member of the controlled group. These pension obligations include ongoing contributions to fund the plan, as well as liability for any unfunded liabilities that may exist at the time the plan is terminated. In addition, the failure to pay these pension obligations when due may result in the creation of liens in favor of the pension plan or the Pension Benefit Guaranty Corporation, or the PBGC, against the assets of each member of the controlled group.

        As a result of the more than 80% ownership interest in us by Mr. Icahn's affiliates, we and our subsidiaries, are subject to the pension liabilities of all entities in which Mr. Icahn has a direct or indirect ownership interest of at least 80%. One such entity, ACF Industries LLC, is the sponsor of several pension plans which are underfunded by a total of approximately $33.0 million on an ongoing actuarial basis and $149.0 million if those plans were terminated, as most recently reported by the plans' actuaries. These liabilities could increase or decrease, depending on a number of factors, including future changes in promised benefits, investment returns, and the assumptions used to calculate the liability. As members of the ACF controlled group, we would be liable for any failure of ACF to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of the ACF pension plans. In addition, other entities now or in the future within the controlled group that includes us may have pension plan obligations that are, or may become, underfunded and we would be liable for any failure of such entities to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of such plans.

        The current underfunded status of the ACF pension plans requires ACF to notify the PBGC of certain "reportable events," such as if we cease to be a member of the ACF controlled group, or if we make certain extraordinary dividends or stock redemptions. The obligation to report could cause us to seek to delay or reconsider the occurrence of such reportable events.

        Starfire Holding Corporation, which is 100% owned by Mr. Icahn, has undertaken to indemnify us and our subsidiaries from losses resulting from any imposition of pension funding or termination liabilities that may be imposed on us and our subsidiaries or our assets as a result of being a member of the Icahn controlled group. The Starfire indemnity provides, among other things, that so long as such contingent liabilities exist and could be imposed on us, Starfire will not make any distributions to its stockholders that would reduce its net worth to below $250.0 million. Nonetheless, Starfire may not be able to fund its indemnification obligations to us.

  We are subject to the risk of possibly becoming an investment company.

        Because we are a holding company and a significant portion of our assets consists of investments in companies in which we own less than a 50% interest, we run the risk of inadvertently becoming an investment company that is required to register under the Investment Company Act of 1940. Registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner in which we operate our business, nor are registered investment companies permitted to have many of the relationships that we have with our affiliated companies.

        To avoid regulation under the Investment Company Act, we monitor the value of our investments and structure transactions with an eye toward the Investment Company Act. As a result, we may structure transactions in a less advantageous manner than if we did not have Investment Company Act concerns, or we may avoid otherwise economically desirable transactions due to those concerns. In addition, events beyond our control, including significant appreciation or depreciation in the market value of certain of our publicly traded holdings, could result in our inadvertently becoming an investment company.

        If it were established that we were an investment company, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the SEC, that we would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with us undertaken during the period it was established that we were an unregistered investment company.

  We may become taxable as a corporation.

        We operate as a partnership for federal income tax purposes. This allows us to pass through our income and deductions to our partners. We believe that we have been and are properly treated as a partnership for federal income tax purposes. However, the Internal Revenue Service, or IRS, could challenge our partnership status and we could fail to qualify as a partnership for past years as well as future years. Qualification as a partnership involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended. For example, a publicly traded partnership is generally taxable as a corporation unless 90% or more of its gross income is "qualifying" income, which includes interest, dividends, real property rents, gains from the sale or other disposition of real property, gain from the sale or other disposition of capital assets held for the production of interest or dividends, and certain other items. We believe that in all prior years of our existence at least 90% of our gross income was qualifying income and we intend to structure our business in a manner such that at least 90% of our gross income will constitute qualifying income this year and in the future. However, there can be no assurance that such structuring will be effective in all events to avoid the receipt of more than 10% of non-qualifying income. If less than 90% of our gross income constitutes qualifying income, we may be subject to corporate tax on our net income at regular corporate tax rates. Further, if less than 90% of our gross income constituted qualifying income for past years, we may be subject to corporate level tax plus interest and possibly penalties. In addition, if we register under the Investment Company Act of 1940, it is likely that we would be treated as a corporation for U.S. federal income tax purposes and subject to corporate tax on our net income at regular corporate tax rates. The cost of paying federal and possibly state income tax, either for past years or going forward, would be a significant liability and would reduce our funds available to make interest and principal payments on the notes.

Real Estate Operations

  Our investment in property development may be more costly than anticipated.

        We have invested and expect to continue to invest in unentitled land, undeveloped land and distressed development properties. These properties involve more risk than properties on which development has been completed. Unentitled land may not be approved for development. Undeveloped land and distressed development properties do not generate any operating revenue, while costs are incurred to develop the properties. In addition, undeveloped land and development properties incur expenditures prior to completion, including property taxes and development costs. Also, construction may not be completed within budget or as scheduled and projected rental levels or sales prices may not be achieved and other unpredictable contingencies beyond our control could occur. We will not be able to recoup any of such costs until such time as these properties, or parcels thereof, are either disposed of or developed into income-producing assets.

  Competition for acquisitions could adversely affect us and new acquisitions may fail to perform as expected.

        We seek to acquire investments that are undervalued. Acquisition opportunities in the real estate market for value-added investors have become competitive to source and the increased competition may negatively impact the spreads and the ability to find quality assets that provide returns that we seek. These investments may not be readily financeable and may not generate immediate positive cash flow for us. There can be no assurance that any asset we acquire, whether in the real estate sector or otherwise, will increase in value or generate positive cash flow.

  We may not be able to sell our rental properties, which would reduce cash available for other purposes.

        We are currently marketing for sale our rental real estate portfolio. As of March 31, 2005, we owned 67 rental real estate properties with a book value of approximately $164.8 million, individually encumbered by mortgage debt which aggregated approximately $80.2 million. As of March 31, 2005, we had entered into conditional sales contracts or letters of intent for 11 rental real estate properties. Selling prices for the properties covered by the contracts or letters of intent would total approximately $45.5 million. These properties are encumbered by mortgage debt of approximately $25.3 million. Generally, these contracts and letters of intent may be terminated by the buyer with little or no penalty. We may not be successful in obtaining purchase offers for our remaining properties at acceptable prices and sales may not be consummated. Many of our properties are net-leased to single corporate tenants, it may be difficult to sell those properties that existing tenants decline to re-let. Our attempt to market the real estate portfolio may not be successful. Even if our efforts are successful, we cannot be certain that the proceeds from the sales can be used to acquire businesses and investments at prices or at projected returns which are deemed favorable. From April 1, through May 31, we sold 5 of these rental real estate properties for approximately $3.1 million. These properties were unencumbered by mortgage debt.

  We face potential adverse effects from tenant bankruptcies or insolvencies.

        The bankruptcy or insolvency of our tenants may adversely affect the income produced by our properties. If a tenant defaults, we may experience delays and incur substantial costs in enforcing our rights as landlord. If a tenant files for bankruptcy, we cannot evict the tenant solely because of such bankruptcy. A court, however, may authorize a tenant to reject or terminate its lease with us.

  We may be subject to environmental liability as an owner or operator of development and rental real estate.

        Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances, pollutants and contaminants released on, under, in or from its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such substances. To the extent any such substances are found in or on any property invested in by us, we could be exposed to liability and be required to incur substantial remediation costs. The presence of such substances or the failure to undertake proper remediation may adversely affect the ability to finance, refinance or dispose of such property. We generally conduct a Phase I environmental site assessment on properties in which we are considering investing. A Phase I environmental site assessment involves record review, visual site assessment and personnel interviews, but does not typically include invasive testing procedures such as air, soil or groundwater sampling or other tests performed as part of a Phase II environmental site assessment. Accordingly, there can be no assurance that these assessments will disclose all potential liabilities or that future property uses or conditions or changes in applicable environmental laws and regulations or activities at nearby properties will not result in the creation of environmental liabilities with respect to a property.

Hotel and Casino Operations

  The gaming industry is highly regulated. The gaming authorities and state and municipal licensing authorities have significant control over our operations.

        Our properties currently conduct licensed gaming operations in Nevada. In addition, we have entered into an agreement to acquire shares of GB Holdings and shares of Atlantic Holdings that, together with shares we currently own, will result in our owning approximately 77.5% of the common stock of GB Holdings and approximately 58.3% of the stock of Atlantic Holdings. Atlantic Holdings, through its wholly-owned subsidiary, owns and operates The Sands Hotel and Casino. Various regulatory authorities, including the Nevada State Gaming Control Board, Nevada Gaming Commission

and the New Jersey Casino Control Commission, require our properties and The Sands Hotel and Casino to hold various licenses and registrations, findings of suitability, permits and approvals to engage in gaming operations and to meet requirements of suitability. These gaming authorities also control approval of ownership interests in gaming operations. These gaming authorities may deny, limit, condition, suspend or revoke our gaming licenses, registrations, findings of suitability or the approval of any of our current or proposed ownership interests in any of the licensed gaming operations conducted in Nevada and New Jersey, any of which could have a significant adverse effect on our business, financial condition and results of operations, for any cause they may deem reasonable. If we violate gaming laws or regulations that are applicable to us, we may have to pay substantial fines or forfeit assets. If, in the future, we operate or have an ownership interest in casino gaming facilities located outside of Nevada or New Jersey, we may also be subject to the gaming laws and regulations of those other jurisdictions.

        The sale of alcoholic beverages at our Nevada properties is subject to licensing and regulation by the City of Las Vegas and Clark County, Nevada. The City of Las Vegas and Clark County have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action may, and revocation would, reduce the number of visitors to our Nevada casinos to the extent the availability of alcoholic beverages is important to them. If our alcohol licenses become in any way impaired, it would reduce the number of visitors. Any reduction in our number of visitors will reduce our revenue and cash flow.

  Rising operating costs for our gaming and entertainment properties could have a negative impact on our profitability.

        The operating expenses associated with our gaming and entertainment properties could increase due to some of the following factors:

  •
  potential changes in the tax or regulatory environment which impose additional restrictions or increase operating costs;

  •
  our properties use significant amounts of electricity, natural gas and other forms of energy, and energy price increases may reduce our working capital;

  •
  our Nevada properties use significant amounts of water and a water shortage may adversely affect our operations;

  •
  an increase in the cost of health care benefits for our employees could have a negative impact on our profitability;

  •
  some of our employees are covered by collective bargaining agreements and we may incur higher costs or work slow-downs or stoppages due to union activities;

  •
  our reliance on slot machine revenues and the concentration of manufacturing of slot machines in certain companies could impose additional costs on us; and

  •
  our insurance coverage may not be adequate to cover all possible losses and our insurance costs may increase.

  We face substantial competition in the hotel and casino industry.

        The hotel and casino industry in general, and the markets in which we compete in particular, are highly competitive.

  •
  we compete with many world class destination resorts with greater name recognition, different attractions, amenities and entertainment options;

  •
  we compete with the continued growth of gaming on Native American tribal lands;

  •
  the existence of legalized gambling in other jurisdictions may reduce the number of visitors to our properties;

  •
  certain states have legalized, and others may legalize, casino gaming in specific venues, including race tracks and/or in specific areas, including metropolitan areas from which we traditionally attract customers; and

  •
  our properties also compete and will in the future compete with all forms of legalized gambling.

        Many of our competitors have greater financial, selling and marketing, technical and other resources than we do. We may not be able to compete effectively with our competitors and we may lose market share, which could reduce our revenue and cash flow.

  Economic downturns, terrorism and the uncertainty of war, as well as other factors affecting discretionary consumer spending, could reduce the number of our visitors or the amount of money visitors spend at our casinos.

        The strength and profitability of our business depends on consumer demand for hotel-casino resorts and gaming in general and for the type of amenities we offer. Changes in consumer preferences or discretionary consumer spending could harm our business.

        During periods of economic contraction, our revenues may decrease while some of our costs remain fixed, resulting in decreased earnings, because the gaming and other leisure activities we offer at our properties are discretionary expenditures, and participation in these activities may decline during economic downturns because consumers have less disposable income. Even an uncertain economic outlook may adversely affect consumer spending in our gaming operations and related facilities, as consumers spend less in anticipation of a potential economic downturn. Additionally, rising gas prices could deter non-local visitors from traveling to our properties.

        The terrorist attacks which occurred on September 11, 2001, the potential for future terrorist attacks and wars in Afghanistan and Iraq have had a negative impact on travel and leisure expenditures, including lodging, gaming and tourism. Leisure and business travel, especially travel by air, remain particularly susceptible to global geopolitical events. Many of the customers of our properties travel by air, and the cost and availability of air service can affect our business. Furthermore, insurance coverage against loss or business interruption resulting from war and some forms of terrorism may be unavailable or not available on terms that we consider reasonable. We cannot predict the extent to which war, future security alerts or additional terrorist attacks may interfere with our operations.

  Our hotels and casinos may need to increase capital expenditures to compete effectively.

        Capital expenditures, such as room refurbishments, amenity upgrades and new gaming equipment, may be necessary from time to time to preserve the competitiveness of our hotels and casinos. The gaming industry market is very competitive and is expected to become more competitive in the future. If cash from operations is insufficient to provide for needed levels of capital expenditures, the competitive position of our hotels and casinos could deteriorate if our hotels and casinos are unable to raise funds for such purposes.

  Increased state taxation of gaming and hospitality revenues could adversely affect our hotel and casinos' results of operations.

        The casino industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. Gaming companies are currently subject to significant state and local taxes and fees in addition to normal federal and state corporate income taxes. Future changes in state taxation of casino gaming companies cannot be predicted and any such changes could adversely affect the operating results of our hotels and casino.

Oil and Gas

  We face substantial risks in the oil and gas industry.

        The exploration for and production of oil and gas involves numerous risks. The cost of drilling, completing and operating wells for oil or gas is often uncertain, and a number of factors can delay or prevent drilling operations or production, including:

  •
  unexpected drilling conditions;

  •
  pressure or irregularities in formation;

  •
  equipment failures or repairs;

  •
  fires or other accidents;

  •
  adverse weather conditions;

  •
  pipeline ruptures or spills; and

  •
  shortages or delays in the availability of drilling rigs and the delivery of equipment.

  The oil and gas industry is subject to environmental regulation by state and federal agencies.

        The operations that we expect to acquire are affected by extensive regulation through various federal, state and local laws and regulations relating to the exploration for and development, production, gathering and marketing of oil and gas. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds or other financial responsibility requirements, reports concerning operations, the spacing of wells, unitization and pooling of properties, and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas.

        The operations that we expect to acquire are also subject to numerous environmental laws, including but not limited to, those governing management of waste, protection of water, air quality, the discharge of materials into the environment, and preservation of natural resources. Non-compliance with environmental laws and the discharge of oil, natural gas, or other materials into the air, soil or water may give rise to liabilities to the government and third parties, including civil and criminal penalties, and may require us to incur costs to remedy the discharge. Oil and gas may be discharged in many ways, including from a well or drilling equipment at a drill site, leakage from pipelines or other gathering and transportation facilities, leakage from storage tanks, and sudden discharges from oil and gas wells or explosion at processing plants. Hydrocarbons tend to degrade slowly in soil and water, which makes remediation costly, and discharged hydrocarbons may migrate through soil and water supplies or adjoining property, giving rise to additional liabilities. Laws and regulations protecting the environment have become more stringent in recent years, and may in certain circumstances impose retroactive, strict, and joint and several liabilities rendering entities liable for environmental damage without regard to negligence or fault. In the past, we have agreed to indemnify sellers of producing properties against certain liabilities for environmental claims associated with those properties. We cannot assure you that new laws or regulations, or modifications of or new interpretations of existing laws and regulations, will not substantially increase the cost of compliance or otherwise adversely affect our oil and gas operations and financial condition or that material indemnity claims will not arise with respect to properties that we acquire. While we do not anticipate incurring material costs in connection with environmental compliance and remediation, we cannot guarantee that material costs will not be incurred.

        The operations that we expect to acquire depend upon financing or acquiring additional reserves.

  We may experience difficulty finding and acquiring additional reserves and may be unable to compensate for the depletion of proved reserves.

        The future success and growth of the operations that we expect to acquire depend upon the ability to find or acquire additional oil and gas reserves that are economically recoverable. Except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, our proved reserves will generally decline as they are produced. The decline rate varies depending upon reservoir characteristics and other factors. Future oil and gas reserves and production, and, therefore, cash flow and income will be highly dependent upon the level of success in exploiting current reserves and acquiring or finding additional reserves. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, the ability to make the necessary capital investments to maintain or expand this asset base of oil and gas reserves could be impaired. Development projects and acquisition activities may not result in additional reserves. We may not have success drilling productive wells at economic returns sufficient to replace our current and future production. We may acquire reserves which contain undetected problems or issues that did not initially appear to be significant to us.

  Difficulties in exploration and development could adversely affect our financial condition.

        The costs of drilling all types of wells are uncertain, as are the quantity of reserves to be found, the prices that NEG Holding, TransTexas or Panaco will receive for the oil or natural gas, and the costs to operate the well. While each has successfully drilled wells, you should know that there are inherent risks in doing so, and, if we complete the acquisitions, those difficulties could materially affect our financial condition and results of operations. Also, just because we complete a well and begin producing oil or natural gas, we cannot assure you that we will recover our investment or make a profit.

  Oil and gas prices are likely to be volatile.

        The revenues, profitability and the carrying value of oil and gas properties that we have agreed to acquire are substantially dependent upon prevailing prices of, and demand for, oil and gas and the costs of acquiring, finding, developing and producing reserves. Historically, the markets for oil and gas have been volatile. Markets for oil and gas likely will continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuations in response to: (1) relatively minor changes in the supply of, and demand for, oil and gas; (2) market uncertainty; and (3) a variety of additional factors, all of which are beyond our control. These factors include, among others:

  •
  domestic and foreign political conditions;

  •
  the price and availability of domestic and imported oil and gas;

  •
  the level of consumer and industrial demand;

  •
  weather, domestic and foreign government relations; and

  •
  the price and availability of alternative fuels and overall economic conditions.

        The production of each of NEG Holding, TransTexas and Panaco is weighted toward natural gas, making earnings and cash flow more sensitive to natural gas price fluctuations.

  Operating hazards and uninsured risks are inherent to the oil and gas industry.

        The oil and gas business involves a variety of operating risks, including, but not limited to, unexpected formations or pressures, uncontrollable flows of oil, natural gas, brine or well fluids into the environment (including groundwater contamination), blowouts, fires, explosions, pollution and other risks, any of which could result in personal injuries, loss of life, damage to properties and substantial losses. Although NEG Holding, TransTexas and Panaco carry insurance at levels we believe are reasonable, they are not fully insured against all risks. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on their and our financial condition and operations.

  Our use of hedging arrangements could adversely affect our results of operations.

        NEG Holding and TransTexas typically hedge a portion of oil and gas production during periods when market prices for products are higher than historical average prices. During 2004, NEG Holding and TransTexas hedged 61% and 57%, respectively, of annual natural gas production and NEG Holding and TransTexas hedged 96% and 81%, respectively, of annual oil production.

        Typically, NEG Holding, TransTexas and Panaco have used swaps, cost-free collars and options to put products to a purchaser at a specified price, or floor. In these transactions, NEG Holding, TransTexas and Panaco will usually have the option to receive from the counterparty to the hedge a specified price or the excess of a specified price over a floating market price. If the floating price exceeds the fixed price, the hedging party is required to pay the counterparty all or a portion of this difference multiplied by the quantity hedged.

  The oil and gas industry is highly competitive.

        There are many companies and individuals engaged in the exploration for and development of oil and gas properties. Competition is particularly intense with respect to the acquisition of oil and gas producing properties and securing experienced personnel. We encounter competition from various oil and gas companies in raising capital and in acquiring producing properties. Many of our competitors have financial and other resources considerably larger than ours.

Investments

  We may not be able to identify suitable investments, and our investments may not result in favorable returns or may result in losses.

        Our partnership agreement allows us to take advantage of investment opportunities we believe exist outside of the real estate market. The equity securities in which we may invest may include common stocks, preferred stocks and securities convertible into common stocks, as well as warrants to purchase these securities. The debt securities in which we may invest may include bonds, debentures, notes, or non-rated mortgage-related securities, municipal obligations, bank debt and mezzanine loans. Certain of these securities may include lower rated or non-rated securities which may provide the potential for higher yields and therefore may entail higher risk and may include the securities of bankrupt or distressed companies. In addition, we may engage in various investment techniques, including derivatives, options and futures transactions, foreign currency transactions, "short" sales and leveraging for either hedging or other purposes. We may concentrate our activities by owning one or a few businesses or holdings, which would increase our risk. We may not be successful in finding suitable opportunities to invest our cash and our strategy of investing in undervalued assets may expose us to numerous risks.

  Our investments may be subject to significant uncertainties.

        Our investments may not be successful for many reasons including, but not limited to:

  •
  fluctuation of interest rates;

  •
  lack of control in minority investments;

  •
  worsening of general economic and market conditions;

  •
  lack of diversification;

  •
  inexperience with non-real estate areas;

  •
  fluctuation of U.S. dollar exchange rates; and

  •
  adverse legal and regulatory developments that may affect particular businesses.

Quantitative and Qualitative Disclosure About Market Risk

        The United States Securities and Exchange Commission requires that registrants include information about primary market risk exposures relating to financial instruments. Through our operating and investment activities, we are exposed to market, credit and related risks, including those described elsewhere herein. We may invest in debt or equity securities of companies undergoing restructuring or undervalued by the market, these securities are subject to inherent risks due to price fluctuations, and risks relating to the issuer and its industry, and the market for these securities may be less liquid and more volatile than that of higher rated or more widely followed securities.

        Other related risks include liquidity risks, which arise in the course of our general funding activities and the management of our balance sheet. This includes both risks relating to the raising of funding with appropriate maturity and interest rate characteristics and the risk of being unable to liquidate an asset in a timely manner at an acceptable price. Real estate investments by their nature are often difficult or time-consuming to liquidate. Also, buyers of minority interests may be difficult to secure, while transfers of large block positions may be subject to legal, contractual or market restrictions. Other operating risks for us include lease terminations, whether scheduled terminations or due to tenant defaults or bankruptcies, development risks, and environmental and capital expenditure matters, as described elsewhere herein. Our mortgages payable are primarily fixed-rate debt and, therefore, are not subject to market risk.

        We invest in U.S. Government and Agency obligations which are subject to interest rate risk. As interest rates fluctuate, we will experience changes in the fair value of these investments with maturities greater than one year. If interest rates increased 100 basis points, the fair value of these investments at December 31, 2004, would decline by approximately $200,000.

        At March 31, 2005, we had a short position with respect to 2.5 million shares of common stock of a company in bankruptcy. If the price of the common stock increased by 10% from the price at that date, we would have incurred an additional loss of approximately $8.7 million with respect to that position.

        Whenever practical, we employ internal strategies to mitigate exposure to these and other risks. We perform, on a case by case basis with respect to new investments, internal analyses of risk identification, assessment and control. We review credit exposures, and seek to mitigate counterparty credit exposure through various techniques, including obtaining and maintaining collateral, and assessing the creditworthiness of counterparties and issuers. Where appropriate, an analysis is made of political, economic and financial conditions, including those of foreign countries. Operating risk is managed through the use of experienced personnel. We seek to achieve adequate returns commensurate with the risk it assumes. We utilize qualitative as well as quantitative information in managing risk.

        We are exposed to market risk from adverse changes in prices for oil and natural gas.

        Our revenues, profitability, access to capital and future rate of growth are substantially dependent upon the prevailing prices of oil and natural gas. These prices are subject to wide fluctuations in response to relatively minor changes in supply and demand and a variety of additional factors beyond our control. From time to time, we have utilized hedging transactions with respect to a portion of its oil and gas production to achieve a more predictable cash flow, as well as to reduce exposure to price fluctuations. While hedging limits the downside risk of adverse price movements, it may also limit future revenues from favorable price movements. Because gains or losses associated with hedging transactions are included in oil and gas revenues when the hedged volumes are delivered, such gains and losses are generally offset by similar changes in the realized prices of commodities.

        From time to time, TransTexas enters into commodity price swap agreements (the Hedge Agreements) to reduce its exposure to price risk in the spot market for natural gas. The Company follows Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities, which was amended by Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. These pronouncements established accounting and reporting standards for derivative instruments and for hedging activities, which generally require recognition of all derivatives as either assets or liabilities in the balance sheet at their fair value. The accounting for changes in fair value depends on the intended use of the derivative and its resulting designation.

        The following is a summary of natural gas and oil contracts entered into with Shell Trading (US) Company as of March 31, 2005.

Type contract	Production Month	Volume per month	Fixed price	Floor	Ceiling
Fixed price	April–June 2004	300,000 MMBTU	$5.44	—	—
Fixed price	July–Sept 2004	300,000 MMBTU	$5.34	—	—
No cost collars	Oct–Dec 2004	300,000 MMBTU	—	$5.25	$5.90
No cost collars	Jan–Dec 2004	25,000 Bbls	—	$28.72	$31.90
No cost collars	Jan–Dec 2005	15,000 Bbls	—	$42.50	$46.00
No cost collars	Jan–Dec 2005	400,000 MMBTU	—	$6.00	$8.35
No cost collars	March–Dec 2005	9,000 Bbls	—	$44.50	$48.00
No cost collars	March–Dec 2005	210,000 MMBTU	—	$6.05	$7.30
No cost collars	Jan–Dec 2006	14,000 Bbls	—	$41.65	$45.25
No cost collars	Jan–Dec 2006	430,000 MMBTU	—	$6.00	$7.25

        We have elected not to designate these instruments as hedges for accounting purposes. Accordingly, both realized and unrealized gains and losses are included in oil and natural gas sales. The following summarizes our realized and unrealized gains and losses.

	March 31, 2005	December 31, 2004
Realized (cash payments)	$232,695	$3,906,326
Valuation loss	9,812,799	1,658,808

	$10,045,494	$5,565,134

        A liability of $11,471,607 and $1,658,808 was recorded at March 31, 2005 and December 31, 2004, respectively, representing the market value of our derivatives.

APPENDIX B: NEG HOLDING LLC

BUSINESS

        We currently beneficially own 50.01% of the outstanding common stock of NEG. NEG owns a membership interest in NEG Holding. The other membership interest in NEG Holding is held by Gascon, an affiliate of Mr. Icahn. Gascon is the managing member of NEG Holding. NEG Holding owns NEG Operating which is engaged in the business of oil and gas exploration and production with properties located on-shore in Texas, Louisiana, Oklahoma and Arkansas. NEG Operating's oil and gas properties are managed by NEG. Under the Operating Agreement between NEG and Gascon, NEG is to receive, as of March 31, 2005, guaranteed payments of approximately $39.9 million and a priority distribution of approximately $148.6 million before Gascon receives any distributions. The Operating Agreement contains a provision that allows Gascon, or its successor, at any time, in its sole discretion, to redeem NEG's membership interest in NEG Holding at a price equal to the fair market value of the interest determined as if NEG Holding had sold all of its assets for fair market value and liquidated. A determination of the fair market value of such assets shall be made by an independent third party jointly engaged by Gascon and NEG.

        NEG Holding is developing and exploiting existing properties by drilling development and exploratory wells, and recompleting and reworking existing wells. NEG Holding anticipates that it will continue its drilling operations on existing properties and will selectively participate in drilling opportunities generated by third parties. NEG Holding also seeks to acquire existing producing properties or interests in them. In November 2002, NEG Holding completed the acquisition of producing oil and gas properties in Pecos County, Texas known as Longfellow Ranch Field for $45.4 million in cash. In December 2002, NEG Holding completed the acquisition of an additional interest in Longfellow Ranch Field for $2.9 million in cash.

SELECTED FINANCIAL DATA

        The following table sets forth NEG Holding's selected historical financial and operating data as of and for the three months ended March 31, 2005 and 2004 (unaudited) and for each of the four years in the period ended December 31, 2004. The financial data was derived from its historical financial statements and is not necessarily indicative of our future performance. NEG Holdings was formed in August 2000. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and NEG Holding's consolidated financial statements and the related notes thereto included elsewhere herein. The selected historical consolidated financial data as of December 31, 2004 and 2003, and for the years ended December 31, 2004, 2003 and 2002, have each been derived from NEG Holding's audited consolidated financial statements at those dates and for those periods, contained elsewhere in this proxy statement. The selected historical consolidated financial data as of December 31, 2001 and for the year ended December 31, 2001 has been derived from NEG Holding's audited consolidated financial statements at that date and for that period, not contained in this proxy statement. The selected financial data as of March 31, 2005 and for the three months ended March 31, 2005 and 2004 are unaudited. For the three month periods ended March 31, 2005 and 2004, all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of the interim consolidated financial statements, have been included. Results for the three months ended March 31, 2005 and 2004 are not necessarily indicitive of the results for the full year.

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001(1)(3)
	(In thousands, except for ratios and per unit data)
Statement of Operations Data:
Oil and natural gas sales	$2,347	$25,017	$76,677	$75,740	$35,320	$7,786
Field and plant operations	522	551	2,050	1,866	581	203

Total revenue	2,869	25,568	78,727	77,606	35,901	7,989
Costs and expenses:
Lease operating	3,883	3,127	13,505	11,501	8,509	2,687
Field and plant operations	252	216	1,015	975	489	124
Oil and natural gas production taxes	1,695	1,349	5,732	5,771	1,875	721
Depreciation, depletion and amortization	6,516	5,352	21,386	23,443	15,509	4,349
Accretion of asset retirement obligation	61	63	261	243	—	—
Amortization of loan costs	172	111	494	—	—	—
General and administration	556	824	4,920	4,833	5,683	2,107

Total costs and expenses	13,135	11,042	47,313	46,766	32,065	9,988

Operating income (loss)	(10,266)	14,526	31,414	30,840	3,836	(1,999)
Other income:
Interest expense	(729)	(483)	(2,222)	(1,538)	(96)	(64)
Interest income	23	124	449	712	1,966	772
Gain (loss) on sale of securities	—	—	—	(954)	8,712	—
Other	(211)	—	(518)	(102)	(492)	—

Income (loss) before cumulative effect of change in accounting principle	(11,183)	14,167	29,123	28,958	13,926	(1,291)
Cumulative effect of change in accounting principle	—	—	—	1,912	—	—

Net income (loss)	$(11,183)	$14,167	$29,123	$30,870	$13,926	$(1,291)

Cash Flow Data:
Net cash provided by (used in) operating activities	$16,325	$18,295	$61,630	$52,792	$26,641	$16,169
Net cash used in investing activities	(21,155)	(12,108)	(67,730)	(36,548)	(68,278)	(8,832)
Net cash provided by (used in) financing activities	14,946	(328)	(8,418)	(15,853)	(21,653)	70,964
Balance Sheet Data (at period end):
Cash and cash equivalents	10,999	21,259	883	15,401	15,010	78,300
Total assets	282,429	236,973	260,273	223,804	222,737	216,721
Members' equity	162,998	175,205	174,181	161,037	199,841	207,568

	Year Ended December 31,
	2004(4)	2003(4)	2002(4)	2001(3)
Operating Data:
Production:
Oil (Mbls)	565	629	629	246
Natural gas (Mmcf)	13,106	13,437	7,827	2,713
Natural gas equivalent (Mmcfe)	16,496	17,211	11,602	4,189
Average sales price:
Oil (per Bbl)	$23.37	$26.54	$28.93	$20.81
Natural gas (per Mcf)	5.21	4.39	3.06	2.63
Unit economics (per Mcfe):
Average sales price	$5.11	$4.40	$3.36	$2.97
Lease operating expenses	0.82	0.66	0.73	0.64
Oil and natural gas production taxes (net of refunds in 2002)	0.35	0.34	0.16	0.17
Depreciation, rate	1.28	1.25	1.29	1.00
General and administrative	0.25	0.28	0.50	0.50

(1)
As mandated by NEG's Plan of Reorganization it contributed all of its assets and liabilities, except for $4.3 million in cash, to NEG Holding in exchange for a 50% membership interest and certain guaranteed amounts and priority distributions. The contribution was recorded as of September 1, 2001.

(2)
Accrual of interest on the NEG's Senior Notes was discontinued during the bankruptcy proceeding. Approximately $10.5 million of additional interest expense would have been recognized NEG during 2000, if not for the discontinuation of the interest accrual. As part of the Plan of Reorganization, $35.3 million of interest on the senior notes was reinstated.

(3)
Operating data is included only from August 31, 2001 when the oil and natural gas assets were contributed to Holding LLC.

(4)
See note 9 of notes to NEG Holding's consolidated financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Three Months Ended March 31, 2005 Compared With Three Months Ended March 31, 2004

        Revenues.    Total revenues decreased by $22.7 million, or 88.7%, to $2.9 million for the three months ended March 31, 2005 from $25.6 million for the same period in 2004. Average natural gas prices decreased $0.19 per Mcf to $5.20 per Mcf for the three months ended March 31, 2005 from $5.39 per Mcf for the same period in 2004, and average oil prices increased $18.86 per barrel to $48.99 per barrel for the three months ended March 31, 2005 from $30.13 per barrel for the same period in 2004. The decrease in revenue is primarily due to a $22.7 million unrealized loss on NEG Holding's derivative contracts as a result of marking them to market which has been included in oil and gas sales for the three months ended March 31, 2005.

        In the three months ended March 31, 2005, NEG Holding produced 134 Mbbls of oil, a decrease compared to 153 Mbbls for the three months ended in March 31, 2004 and NEG Holding produced 3,539 Mmcf of natural gas for the three months ended in March 31, 2005, an increase from 3,289 Mmcf for the same period in 2004.

        Cost and Expenses.    Lease operating expenses increased by $0.8 million, or 25.8%, to $3.9 million for the three months ended March 31, 2005 from $3.1 million for the same period in 2004. This increase was the result of rising prices in the service industries.

        Oil and natural gas production taxes increased by $0.3 million, or 23.1%, to $1.7 million for the three months ended in March 31, 2005 from $1.3 million for the same period in 2004 reflecting the increase in oil and natural gas revenue, excluding the effects of marking the derivative contracts to market noted above.

        Depletion, depreciation and amortization increased $1.1 million, or 20.4%, to $6.5 million in the three months ended March 31, 2005 from $5.4 million for the same period in 2004. The increase was attributable to a higher rate due to increased production.

        General and administrative costs decreased $0.3 million to $0.6 million in 2005 from $.8 million in 2004. The decrease is due to lower management fees charged by NEG. NEG Holding capitalized internal costs of $0.3 million and $0.3 million for the three months ended March 31, 2005 and 2004 as costs of oil and gas natural gas properties. Such capitalized costs include salaries and related benefits of individuals directly involved in NEG Holding's acquisition, exploration and development activities based on a percentage of their salaries.

        Other income (expenses).    Interest expense increased by $0.2 million, or 40.0%, to $0.7 million for the three months ended March 31, 2005 from $0.5 million for the same period in 2004. Increased interest expense reflects increased average borrowings under the credit facility incurred to fund drilling and development costs. Equity in loss from an investment was $309,542 for the three months ended March 31, 2005. This is an investment in a CO2 recovery and sales venture. The high cost of natural gas has been a detriment to the development of this venture and resulted in losses.

        Net income.    Net income decreased $25.4 million to an $11.2 million loss for the three months ended March 31, 2005 from net income of $14.2 million for the same period in 2004. The decrease is due to the $22.7 million unrealized loss on derivative contracts in the first quarter of 2005 combined with additional operating expenses.

2004 Compared to 2003

        Revenues.    Total revenues increased by $1.1 million, or 1.2%, to $78.7 million for 2004 from $77.6 million for 2003. The increase was due to increased oil and natural gas prices. Average natural gas prices increased $0.82 per Mcf to $5.21 per Mcf for 2004 from $4.39 per Mcf for 2003, and average oil prices increased $1.83 per barrel to $28.37 per barrel for 2004 from $26.54 per barrel for 2003.

        In 2004, NEG Holding produced 565 Mbbls of oil, a decrease compared to 629 Mbbls in 2003 and NEG Holdings produced 13,106 Mmcf of natural gas, a decrease from 13,437 Mmcf in 2003.

        Cost and Expenses.    Lease operating expenses increased by $2.0 million, or 13.3%, to $13.5 million for 2004 from $11.5 million for 2003. This increase was the result of rising prices in the service industries.

        Oil and natural gas production taxes were essentially stable at $5.7 million in 2004 and $5.8 million in 2003, reflecting the approximate 1.2% increase in oil and natural gas sales in 2004, offset in part by slightly lower production.

        Depletion, depreciation and amortization decreased $2.1 million, or 8.8%, to $21.4 million in 2004 from $23.4 million in 2003. The decrease was attributable to a lower rate due to increased reserves.

        General and administrative costs were essentially stable at $4.9 million in 2004 and $4.8 million in 2003. NEG Holding capitalized internal costs of $1.0 million and $0.65 million in 2004 and 2003, as costs of oil and gas natural gas properties. Such capitalized costs include salaries and related benefits of individuals directly involved in NEG Holding's acquisition, exploration and development activities based on a percentage of their salaries.

        Other income (expenses).    Interest expense increased by $0.68 million, or 44.5%, to $2.2 million in 2004 from $1.5 million in 2003. Increased interest expense reflects increased average borrowings under the credit facility incurred to fund drilling and development costs. Equity in loss from an investment increased to $518,892 in 2004 from $102,000 in 2003. This is an investment in a CO2 recovery and sales venture. The high cost of natural gas has been a detriment to the development of this venture and resulted in losses.

        Income before cumulative effect of change in accounting principle essentially was unchanged in 2004, at $29.1 million, and $29.0 million in 2003. In 2003, NEG Holding recognized a cumulative effect of change in accounting principle of $1.9 million related to the adoption of SFAS 143 "Accounting for Asset Retirement Obligations", which resulted in net income of $30.9 million in 2003, compared to net income of $29.1 million in 2004.

2003 Compared to 2002

        Revenues.    Total revenues increased by $41.7 million, or 116%, to $77.6 million for 2003 from $35.9 million for 2002. The increase was due to increased oil and natural gas prices and an increase in production. Average natural gas prices increased $1.33 per Mcf to $4.39 per Mcf for 2003 from $3.06 per Mcf for 2002, and average oil prices increased $2.61 per barrel to $26.54 per barrel for 2003 from $23.93 per barrel for 2002.

        In 2003, NEG Holding produced 629 MBbls of oil, compared to the same volume for 2002, and NEG Holding produced 13,437 Mmcf of natural gas in 2003, a increase from 7,827 Mmcf in 2002. This increase was due to the acquisition of Longfellow Ranch in December 2002 and increased drilling activity.

        Cost and expenses.    Lease operating expenses increased by $3.0 million, or 3.5%, to $11.5 million in 2003 from $8.5 million for 2002. This increase is due to the acquisition of Longfellow Ranch in 2002 and additional wells added from drilling.

        Oil and gas production taxes increased by $3.9 million, or 209%, to $5.8 million in 2003 from $1.9 million in 2002. The increase directly resulted from increased oil and gas revenue in 2003.

        Depreciation, depletion and amortization increased $7.9 million, or 51.5%, to $23.4 million in 2003 from $15.5 million in 2002. The increase resulted from additional production in 2003.

        Despite the increase in revenues, general and administrative expenses decreased $0.85 million, or 15%, to $4.8 million in 2003 from $5.7 million in 2002. This resulted from the management agreement with TransTexas Gas in 2003 with less G&A allocated to NEG Holding. NEG Holding capitalized internal costs of $0.65 million in 2003 and $0.6 million in 2002.

        Other income (expense).    Interest expense increased by $1.4 million to $1.5 million in 2003 from $0.1 million in 2002 as a result of borrowing under the Mizuho Credit Facility to pay off long term debt. In 2002, NEG Holding had interest income of $1.2 million as a result of cash deposits compared to interest income of $0.5 million in 2003. In addition, in 2002, NEG Holding had interest income from affiliate of $0.5 million, as a result of a loan to National Energy Group, compared to $.1 million of such income in 2003. In 2002, NEG Holding had a gain on sale of securities of $8.7 million, compared to a loss of $1.0 million in 2002, as a result of sales of securities held for investment purposes.

        Net income.    Net income of $13.9 million was recognized for 2002, compared to net income of $30.0 million in 2003. Net income for 2003 included cumulative effect of accounting change of $1.9 million.

Liquidity and Capital Resources

Cash flows

        NEG Holding expects that its primary sources of cash in 2005 will be funds generated from operations and borrowings under its credit facility. Based on its current level of operations, NEG Holding believes that its cash flow from operations and available borrowings under the credit agreement will be adequate to meet its future liquidity needs for 2005.

        NEG Holding operating activities provide cash flows of $16.3 million for the three months ended March 31, 2005 compared to $18.3 million for the same period in 2004. The decrease was primarily due to $1.7 million derivatives deposit that was refunded to NEG Holding in the first quarter of 2004. In addition, accounts receivable decreased $1.1 million in the first quarter of 2004 compared to an increase in accounts receivable for the same period in 2005.

        NEG Holding's operating activities provided cash flows of $61.6 million in 2004 compared to $52.8 million in 2003. The increase was primarily due to increases in change in fair value of derivative contracts by $4.5 million from $3.0 million at December 31, 2003 to $7.5 million at December 31, 2004 and in accounts payable and accrued liabilities by $7.5 million from $.5 million at December 31, 2003 to $8.0 million at December 31, 2004. These were offset by decrease in accounts receivable by $3.0 million and in other current assets by $2.0 million.

Capital Expenditures

        During the first quarter of 2005, NEG Holding invested approximately $22.2 million in drilling activity compared to $10.9 million for the same period in 2004. For the remainder of 2005, NEG Holding expects to expend approximately $51.9 million on additional drilling and leasing activities.

Credit Facility

        On December 29, 2003, NEG Holding's subsidiary, NEG Operating LLC, entered into a credit agreement with certain commercial lending institutions, including Mizuho Corporate Bank, Ltd. as the Administrative Agent and the Bank of Texas, N.A. and the Bank of Nova Scotia as Co-Agents. The credit agreement provides for a loan commitment amount of up to $120 million and a letter of credit commitment of up to $15 million (provided the outstanding aggregate amount of the unpaid borrowings plus the aggregate undrawn face amount of all outstanding letters of credit may not exceed the borrowing base under the credit agreement). The credit agreement provides further that the amount available to NEG Holding at any time is subject to certain restrictions, covenants, conditions and changes in the borrowing base calculation. In partial consideration of the loan commitment amount, NEG Holding has pledged a continuing security interest in all of its oil and natural gas properties and its equipment, inventory, contracts, fixtures and proceeds related to its oil and natural gas business.

        At Operating LLC's option, interest on borrowings under the credit agreement bear interest at a rate based upon either the prime rate or the LIBOR rate plus, in each case, an applicable margin that, in the case of prime rate loans, can fluctuate from 0.75% to 1.50% per annum, and, in the case of LIBOR rate loans, can fluctuate from 1.75% to 2.50% per annum. Fluctuations in the applicable interest rate margins are based upon Operating LLC's total usage of the amount of credit available under the credit agreement, with the applicable margins increasing as Operating LLC's total usage of the amount of credit available under the credit agreement increases. The credit agreement expires on September 1, 2006.

        At the closing of the credit agreement, Operating LLC borrowed $43.8 million to repay $42.9 million owed under an existing secured loan arrangement, which was then terminated, and to pay administrative fees in connection with this borrowing. The Company has capitalized $1.4 million of loan issuance costs in connection with the closing of this transaction. These costs will be amortized over the life of the loan using the interest method.

        As a condition to the lenders' obligations under the credit agreement, the lenders required that Operating LLC, NEG Holding and the members of NEG Holding, National Energy Group, Inc. and Gascon, execute and deliver at the closing a pledge agreement and irrevocable proxy in favor of Bank of Texas, N.A., its successors and assigns. Pursuant to the terms of the pledge agreement, in order to secure the performance of the obligations of Operating LLC (i) each of NEG and Gascon pledged their 50% membership interest in NEG Holding (such interests constituting 100% of the outstanding equity membership interest of NEG Holding); (ii) NEG Holding pledged its 100% equity membership interest in Operating LLC; and (iii) Operating LLC pledged its 100% equity membership interest in its subsidiary, Shana National LLC. The Pledge Agreement also provides for a continuing security interest in such collateral and that Bank of Texas, N.A. as the collateral agent, is the duly appointed attorney-in-fact of Operating LLC. The collateral agent may take all action deemed reasonably necessary for the maintenance, preservation and protection of the collateral and the security interest in it until such time that all of Operating LLC's obligations under the credit agreement are fulfilled, terminated or otherwise expired. If under the credit agreement an event of default shall have occurred and is continuing, the collateral agent may enforce certain rights and remedies, including, but not limited to, the sale of the collateral, the transfer of all or part of the collateral to the collateral agent or its nominee and/or the execution of all endorsements.

        Draws made under the credit facility are normally made to fund working capital requirements, acquisitions and capital expenditures. During the first quarter of 2005, Operating LLC borrowed $15 million to fund drilling operations. During 2004, outstanding balances under the credit facility have ranged from a low of $44 million to a high of $52 million. As of March 31, 2005, the outstanding balance under the credit facility was $66.8 million. As of December 31, 2004 the outstanding balance under the credit facility was $52 million.

        The credit agreement requires, among other things, semiannual engineering reports covering oil and natural gas properties, and maintenance of certain financial ratios, including the maintenance of minimum interest coverage, a current ratio, and a minimum tangible net worth. Operating LLC was in compliance with all covenants at December 31, 2003. Operating LLC was not in compliance with the minimum interest coverage ratio covenant at December 31, 2004. Operating LLC obtained a waiver of compliance with respect to this covenant for the period ended December 31, 2004. Operating LLC was in compliance with all covenants at March 31, 2005.

Derivative Instruments

        NEG Holding's financial results and cash flows can be significantly impacted as commodity prices fluctuate in response to changing market conditions. To manage its exposure to natural gas or oil price volatility, NEG Holding may enter into various derivative instruments consisting principally of collar options and swaps.

        While the use of derivative contracts can limit the downside risk of adverse price movements, it may also limit future gains from favorable movements. NEG Holding addresses market risk by selecting instruments whose value fluctuations correlate strongly with the underlying commodity. Credit risk related to derivative activities is managed by requiring minimum credit standards for counterparties, periodic settlements, and mark to market valuations.

        The following is a summary of the oil and natural gas no-cost commodity price collars entered into with Shell Trading company:

Date of Contract	Volume/Month	Production Month	Floor	Ceiling
August 2002	30,000 Bbls	2003	$23.55	$26.60
August 2002	300,000 MMBTU	2003	$3.25	$4.62
November 2002	300,000 MMBTU	2003	$3.50	$4.74
November 2002	300,000 MMBTU	2004	$3.35	$4.65
November 2002	300,000 MMBTU	2005	$3.35	$4.60
November 2003	45,000 Bbls	2004	$26.63	$29.85
February 2005	16,000 Bbls	2006	$41.75	$45.40
February 2005	120,000 MMBTU	2006	$6.00	$7.28

        On January 28, 2003, NEG Holding entered into an eleven month fixed price swap agreement with Plains Marketing, L.P., consisting of a contract for 28,000 barrels of oil per month at a fixed price of $28.35 effective February 2003 through December 2003.

        The following is a summary of oil and natural gas contracts entered into with Bank of Oklahoma on January 6, 2004 and November 15, 2004.

Type Contract	Production Month	Volume per Month	Fixed Price	Floor	Ceiling
Fixed price	February—March 2004	400,000 MMBTU	$6.915	$-	$-
Fixed price	April—June 2004	400,000 MMBTU	$5.48	$-	$-
Fixed price	July—September 2004	400,000 MMBTU	$5.38	$-	$-
No Cost Collars	October—December 2004	400,000 MMBTU	$-	$5.25	$5.85
No Cost Collars	2005	300,000 MMBTU	$-	$4.75	$5.45
No Cost Collars	2006	500,000 MMBTU	$-	$4.50	$5.00
No Cost Collars	2005	250,000 MMBTU	$-	$6.00	$8.70
No Cost Collars	2005	25,000 Bbls	$-	$43.60	$45.80

        A liability of $36.7 million ($23.8 million as current, $12.9 million as long-term) and $14.1 million was recorded by NEG Holding as of March 31, 2005 and December 31, 2004 respectively, in connection with these contracts. A liability of $14.1 million ($7.8 million as current, $6.3 million as long-term) and $6.6 million was recorded by NEG Holding as of December 31, 2004 and 2003 respectively, in connection with these contracts. NEG Holding had $0.0 and $1.7 million on deposit with Shell Trading as of December 31, 2004 and 2003, respectively, to collateralize the contracts. As of March 31, 2005 and December 31, 2004, NEG Holding had issued $11.0 million in letters of credit to Shell to collateralize the contracts.

Inflation and Prices

        The average price of NEG Holding's natural gas decreased $0.19 per Mcf from $5.39 per Mcf to $5.20 per Mcf in the first quarter of 2005. The average price of NEG Holding's oil increased from $30.13 per barrel in the first quarter of 2004 to $48.95 per barrel for the first quarter of 2005. The average price of NEG Holding's natural gas increased from $3.06 per Mcf in 2002 to $4.39 per Mcf in 2003, and $5.21 per Mcf in 2004. The average price of NEG Holding's oil increase from $23.93 per barrel in 2002 to $26.54 per barrel in 2003 and $28.37 in 2004. These prices reflect average prices for oil and gas sales of NEG Holding's continuing operations. The oil and natural gas prices include the effect of NEG Holding's hedging activity.

        The price of oil and natural gas has a significant impact on NEG Holding's results of operations. Oil and natural gas prices fluctuate based on market conditions and, accordingly, cannot be predicted. Costs to drill, complete and service wells can fluctuate based on demand for these services, which is generally influenced by high or low commodity prices. NEG Holding's costs and expenses may be subject to inflationary pressures if oil and gas prices are favorable.

        A large portion of NEG Holding's natural gas is sold subject to market sensitive contracts. Natural gas price risk has historically been mitigated (hedged) by the utilization of swaps, options or collars. Natural gas price hedging decisions have historically been made in the context of NEG Holding's strategic objectives, taking into account the changing fundamentals of the natural gas marketplace.

Contractual Obligations

        NEG Holding has various commitments primarily related to leases for office space, vehicles, natural gas compressors and computer equipment. NEG Holding expects to fund these commitments with cash generated from operations. NEG Holding has no off-balance sheet debt or other such unrecorded obligations, and has not guaranteed the debt of any other party.

        The Company is obligated to make semi-annual payments to NEG "Guaranteed Payments" as defined in the Holding LLC Operating Agreement referred herein. Two payments totaling $21.7 million were made in 2002, three payments totaling $18.2 million were made in 2003 and two payments totaling $16.0 million were made in 2004 under this obligation. In March 2003, the Company made a distribution of Priority Amount of $51.4 million to NEG.

        The following table summarizes NEG Holding's contractual obligations at March 31, 2005:

	Payment Due By Period
Contractual Obligations at December 31, 2004	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(in thousands)
Long-term debt	$51,917	$83	$51,834	$—	$—

Total contractual cash obligations	$51,917	$83	$51,834	$—	$—

        NEG Holding has entered into joint operating agreements, area of mutual interest agreements and joint venture agreements with other companies. These agreements may include drilling commitments or other obligations in the normal course of business.

        In the normal course of business, NEG Holding has performance obligations which are supported by surety bonds or letters of credit. These obligations are primarily site restoration and dismantlement, royalty payments and exploration programs where governmental organizations require such support. NEG Holding also has letters of credit with its hedging counterparty.

        NEG Holding has certain other commitments and uncertainties related to its normal operations, including obligations to plug wells.

Quantitative and Qualitative Disclosures About Market Risk

        Among other risks, NEG Holding is exposed to interest rate and commodity price risks.

        The interest rate risk relates to the debt under NEG Holding's credit facility. If market interest rates for short-term borrowings increased 1%, the increase in NEG Holdings' annual interest expense would be approximately $0.7 million.

        NEG Holding's financial results can be significantly impacted as commodity prices fluctuate in response to changing market forces. From time to time NEG Holding may enter into various derivative instruments to manage its exposure to price volatility. NEG Holding employs a policy of hedging oil and gas production. These contracts may take the form of swaps or options. If gas prices decreased $0.50 per Mcf, NEG Holding's gas sales revenues for the three months ended March 31, 2005 would have decreased by $1.8 million, after considering the effects of the derivative contracts in place at March 31, 2005. If the price of crude oil decreased $1.00 per Bbl, NEG Holding's oil sales revenues for the three months ended March 31, 2005 would have decreased by $0.1 million. If gas prices decreased $0.50 per Mcf, NEG Holding's gas sales revenues for the year ended December 31, 2004 would have decreased by $6.5 million, after considering the effects of the derivative contracts in place at December 31, 2004. If the price of crude oil decreased $1.00 per Bbl, NEG Holding's oil sales revenues for the year ended December 31, 2004 would have decreased by $.6 million.

Critical Accounting Policies

        NEG Holding prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States and SEC guidance. See the "Notes to Consolidated Financial Statements" elsewhere in this information statement for a more comprehensive discussion of NEG Holding's significant accounting policies. GAAP requires information in financial statements about the accounting principles and methods used and the risks and uncertainties inherent in significant estimates including choices between acceptable methods. Following is a discussion of NEG Holding's most critical accounting policies:

Off-Balance Sheet Arrangements

        NEG Holding does not have any off-balance sheet arrangements.

Derivatives

        NEG Holding follows SFAS No. 133, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activity, an Amendment of SFAS 133" which require that all derivative instruments be recorded on the balance sheet at their respective fair value.

Oil and Natural Gas Properties

        NEG Holding utilizes the full cost method of accounting for its crude oil and natural gas properties. Under the full cost method, all productive and nonproductive costs incurred in connection with the acquisition, exploration, and development of crude oil and natural gas reserves are capitalized and amortized on the units-of-production method based upon total proved reserves. The costs of unproven properties are excluded from the amortization calculation until the individual properties are evaluated and a determination is made as to whether reserves exist. Conveyances of properties, including gains or losses on abandonments of properties, are treated as adjustments to the cost of crude oil and natural gas properties, with no gain or loss recognized.

        Under the full cost method, the net book value of oil and natural gas properties, less related deferred income taxes, may not exceed the estimated after-tax future net revenues from proved oil and natural gas properties, discounted at 10% per year (the ceiling limitation). In arriving at estimated future net revenues, estimated lease operating expenses, development costs, abandonment costs, and certain production related and ad-valorem taxes are deducted. In calculating future net revenues, prices and costs in effect at the time of the calculation are held constant indefinitely, except for changes which are fixed and determinable by existing contracts. The net book value is compared to the ceiling limitation on a quarterly basis. The excess, if any, of the net book value above the ceiling limitation is required to be written off as a non-cash expense. NEG Holding did not incur a ceiling writedown in 2002, 2003 and 2004. There can be no assurance that there will not be writedowns in future periods under the full cost method of accounting as a result of sustained decreases in oil and natural gas prices or other factors.

        NEG Holding has capitalized internal costs of $0.3 million and $0.3 million for the three months ended March 31, 2005 and 2004, respectively, as costs of oil and natural gas properties. NEG Holding has capitalized internal costs of $1.0 million, $0.65 million and $0.60 million for the years ended December 31, 2004, 2003 and 2002, respectively, as costs of oil and natural gas properties. Such capitalized costs include salaries and related benefits of individuals directly involved in the Company's acquisition, exploration, and development activities based on a percentage of their salaries.

Recent Accounting Pronouncements

        On September 28, 2004, the SEC released Staff Accounting Bulletin ("SAB") 106 regarding the application of SFAS 143, "Accounting for Asset Retirement Obligations ("AROs")," by oil and gas producing companies following the full cost accounting method. Pursuant to SAB 106, oil and gas producing companies that have adopted SFAS 143 should exclude the future cash outflows associated with settling AROs (ARO liabilities) from the computation of the present value of estimated future net revenues for the purposes of the full cost ceiling calculation. In addition, estimated dismantlement and abandonment costs, net of estimated salvage values, that have been capitalized (ARO assets) should be included in the amortization base for computing depreciation, depletion and amortization expense. Disclosures are required to include discussion of how a company's ceiling test and depreciation, depletion and amortization calculations are impacted by the adoption of SFAS 143. SAB 106 is effective prospectively as of the beginning of the first fiscal quarter beginning after October 4, 2004. The adoption of SAB 106 is not expected to have a material impact on either the ceiling test calculation or depreciation, depletion and amortization.

        On December 16, 2004, the FASB issued Statement 123 (revised 2004), "Share-Based Payment" that will require compensation costs related to share-based payment transactions (e.g., issuance of stock options and restricted stock) to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be remeasured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. Statement 123(R) replaces SFAS 123, "Accounting for Stock-Based Compensation," and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." For NEG Holdings, SFAS 123(R) is effective for the first reporting period after June 15, 2005. Entities that use the fair-value-based method for either recognition or disclosure under SFAS 123 are required to apply SFAS 123(R) using a modified version of prospective application. Under this method, an entity records compensation expense for all awards it grants after the date of adoption. In addition, the entity is required to record compensation expense for the unvested portion of previously granted awards that remain outstanding at the date of adoption. In addition, entities may elect to adopt SFAS 123(R) using a modified retrospective method where by previously issued financial statements are restated based on the expense previously calculated and reported in their pro forma footnote disclosures. The company had no share based payments subject to this standard.

        On December 16, 2004, the FASB issued Statement 153, "Exchanges of Nonmonetary Assets," an amendment of APB Opinion No. 29, to clarify the accounting for nonmonetary exchanges of similar productive assets. SFAS 153 provides a general exception from fair value measurement for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Statement will be applied prospectively and is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. NEG Holdings does not have any nonmonetary transactions for any period presented that this Statement would apply.

        On March 30, 2005, FASB issued FASB FIN 47, "Accounting for Conditional Asset Retirement Obligations." FIN 47 clarifies that the term conditional asset retirement obligation as used in SFAS 143, "Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Uncertainty about the timing and or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonable estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for calendar year-end companies). Retrospective application of interim financial information is permitted but not required and early adoption is encouraged. The adoption of FIN 47 to have a material impact on the Company's financial statements.

APPENDIX C: PANACO, INC.

BUSINESS

        Panaco is an independent oil and gas exploration and production company focused primarily on opportunities in the Gulf Coast Region and offshore opportunities on the Gulf of Mexico. Panaco is in the business of selling oil and gas, produced on properties it leases, to third party purchasers. It obtains reserves of crude oil and gas by either buying them from others or drilling developmental and exploratory wells on acquired properties. It acquires producing properties with a view toward further exploitation and development, capitalizing on 3-D seismic and advanced directional drilling technology to recover reserves that were bypassed or previously overlooked.

SELECTED FINANCIAL DATA.

        The following historical data is derived from Panaco's financial statements and the notes thereto.

	For the Three Months Ending March 31,		For the Years Ending December 31,
	2005	2004	2004	2003	2002	2001	2000
	(amounts in thousands, except per share data)
Statement of Operations Data:
Oil and natural gas sales	$6,474	$12,156	$51,234	$50,160	$39,065	$76,246	$88,550
Gain (loss) on sale of assets	(715)	—	(76)	—	—	3,967	1,938
Lawsuit recoveries	—	—	—	—	—	—	2,575

Total revenues	5,759	12,156	51,158	50,160	39,065	80,213	93,063
Total costs and expenses before income taxes and extraordinary item (1)	9,451	8,382	40,235	35,936	79,684	99,784	76,591
Total other expense	472	594	1,785	2,655	8,798	—	—
Reorganization costs (gains)	(60)	1,084	(56,408)	2,898	2,258	—	—
Income tax expense (benefit) (2)	(1,497)	—	(22,877)	—	—	22,734	(22,683)
Cumulative effect of accounting change	—	—	—	12,149	—	—	—

Net income (loss) (3)	$2,607	$2,096	$88,423	$(3,478)	$(51,675)	$(42,305)	$39,155

Net income (loss) per common share	$2,607	$0.09	—	$(0.14)	$(2.12)	$(1.74)	$1.61
Balance Sheet Data (at period end):
Total assets	$140,873	$—	$157,608	$125,814	$96,268	$146,064	$174,079
Long-term debt	$31,214	$—	$32,571	$100,000	$102,249	$135,120	$121,693
Stockholders' equity (deficit)	$52,683	$—	$55,290	$(84,937)	$(81,459)	$(29,784)	$12,408

(1)
Results for the years ended December 31, 2001, include impairments of oil and gas properties of $9.1 million.

(2)
During 2001 Panaco re-established a deferred tax valuation allowance that had been eliminated in 2000. The change in the valuation allowance was primarily due to lower volumes and market prices for oil and natural gas, resulting in lower estimates of future net income, see "Panaco Management's Discussion and Analysis of Financial Condition and Results of Operations."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

2004 Reorganization Overview

        On July 16, 2002, Panaco filed a Voluntary Petition for Relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court of the Southern District of Texas. The filing was made primarily due to the Company's inability to pay its debts as they became due, including the existence of a significant working capital deficit and continuing lack of compliance with certain financial and technical covenants of the Company's various debt obligations.

        An order of relief was entered by the Bankruptcy Court, placing Panaco under protection of the Bankruptcy Court, which precluded payment of the interest on the Senior Notes. In addition, payment of liabilities existing as of July 15, 2002 to certain unsecured creditors and pending litigation were stayed during the Bankruptcy proceeding. Panaco has been operating as a debtor-in-possession and continued to operate, conduct business and manage the company's assets in the ordinary course of business during the Chapter 11 proceeding. On November 3, 2004, the Court entered a confirmation order for the Plan of Reorganization (the "Plan"). The Plan became effective November 16, 2004 and Panaco began operating as a reorganized entity.

        In aggregate, approximately 55% or $63.8 million of liabilities were forgiven as part of the reorganization comprised of $51.3 million of unsecured Senior Notes and $12.5 million of unsecured creditors. Approximately, $52 million was converted into 100% or 1,000 shares of Panaco new common stock. Overall, at December 31, 2004, Panaco's debt obligations were reduced by 67% to $38 million. Panaco also had unrestricted cash of $23.8 million, working capital of $19.1 million and total equity of $32.2 million.

        Also as a requirement of the confirmation order for our Plan of Reorganization, Panaco entered into a management contract with National Energy Group, Inc. ("NEG") to manage and operate the Company's oil and gas operations, including but not limited to, all land, well, engineering, geological and geophysical, acquisition and divestiture, marketing, operations, contract and compliance functions. NEG also provide all management, administrative and accounting services and maintain insurance coverage usual and customary for companies in the oil and gas industry and consistent with the requirements of our agreements. Under the agreement, all services will be done in compliance with the Articles of Incorporation and Bylaws of Panaco to the extent allowed by the agreements, applicable laws and approval by the Board of Directors. NEG is an affiliate company, as defined in the agreement, and is to be compensated on a monthly basis an amount equal to 115% of the actual direct and indirect administrative overhead costs incurred by NEG in operating and/or administrating the Company's properties. The calculation of the costs will be provided to and approved by the Board of Directors.

Results of Operations

  Quarter Ended March 31, 2005 Compared to Quarter Ended March 31, 2004

  Revenues

        Total revenues decreased by $6.4 million, or 57.4%, to $5.8 million for the three month period ended March 31, 2005 from $12.2 million for the comparable period in 2004. $6.3 million of the decrease was due to the unrealized loss on Panaco's derivatives during the 2005 quarter. In late 2004 and early 2005, Panaco acquired certain no-cost commodity price collars to limit our exposure to oil and natural gas price declines during 2005. The collars were not designated as hedges and, consequently increases or decreases in the fair value of the collar contracts are required to be recorded in income currently. During the first quarter of 2005, oil and natural gas prices increased substantially, resulting in an unrealized loss on the collar contracts which was recorded as a $6.3 million reduction in oil and natural gas revenues. The remaining decrease was due to increased oil and natural gas prices, offset by lower gas and oil production. Average natural gas prices increased $0.54 per Mcf to $6.26 per Mcf for the three month period ended March 31, 2005 from $5.72 per Mcf for the comparable period in 2004, and average oil prices increased $13.80 per barrel to $48.72 per barrel for the three month period ended March 31, 2005 from $34.92 per barrel for the comparable period in 2004.

        During the first quarter 2005, Panaco produced 126 Mbbls of oil, a 27.0% decrease compared to 174 Mbbls in during the first quarter of 2004 and Panaco produced 774 Mmcf of natural gas, a 25.6% decrease from 1040 Mmcf in the first quarter of 2004. The production decreases were primarily attributable to the sale of the West Delta properties during the first quarter of 2005 and normal production level declines. In addition, the planned work over of several wells did not prove to be successful in enhancing production levels.

  Cost and Expenses

        Lease operating expenses, production taxes, geological and geophysical expenses and depreciation depletion and amortization were unchanged from the prior year.

        General and administrative costs, including management fees paid to related parties increased $1.1 million to $1.5 million during the three month period ended March 31, 2005 from $0.4 million in the comparable period in 2004. The increase was attributable to lower activity levels in 2004 compared to 2005. During the three month period ended March 31, 2004, Panaco operated as a debtor in possession and scaled back operations to conserve cash. The 2005 period includes approximately $1.0 million in management fees paid to NEG pursuant to the management agreement entered into with NEG following the bankruptcy plan confirmation in November, 2004.

  Other income (expenses)

        Interest income increased $0.1 million to $0.2 million due to higher average cash balances in 2005 compared to 2004. Interest expense, including interest expense from related parties, was relatively unchanged. During the three month period ended March 31, 2004, the company incurred $1.1 million in bankruptcy related charges, principally legal and professional fees. No similar charges were incurred in 2005 following Panaco's confirmation of the Bankruptcy plan in November 2004.

2004 Compared to 2003

  Revenues

        Total revenues increased by $1.0 million, or 2.0%, to $51.2 million for 2004 from $50.2 million for 2003. The increase was due to increased oil and natural gas prices, offset by lower gas and oil production. Average natural gas prices increased $0.45 per Mcf to $5.99 per Mcf for 2004 from $5.54 per Mcf for 2003, and average oil prices increased $9.73 per barrel to $40.61 per barrel for 2004 from $30.88 per barrel for 2003.

        In 2004, Panaco produced 643 Mbbls of oil, a 6.7% decrease compared to 689 Mbbls in 2003 and Panaco produced 3,938 Mmcf of natural gas, a 21.9% decrease from 5,044 Mmcf in 2003. The production decreases were primarily attributable to major storms in the gulf of Mexico, the Company's primary operating area. The Gulf of Mexico had seven named hurricanes in late summer and fall of 2004. Several properties were shut-in due to these storms and weather in general, for as many as three to four months. During this time, the Company also performed necessary maintenance on tangible property to enhance future production levels which delayed the production start up of several properties. In addition, the planned work over of several wells did not prove to be successful in enhancing production levels.

  Cost and Expenses

        Lease operating expenses decreased by $3.2 million, or 18.6%, to $14.0 million for 2004 from $17.2 million for 2003. During mid 2004, Panaco signed agreements with several operators to utilize Panaco's platforms and production facilities to process natural gas and facilitate pipeline transportation of the operator's gas. The arrangements specify a minimum monthly charge for the use of the Panaco facilities, which reduced the company's lease operating costs. In addition, weather conditions did not allow for some maintenance activities to be performed in 2004. In 2003, an extensive amount of maintenance was performed to get the properties up to full production standards and maximum marketability post bankruptcy.

        Oil and natural gas production taxes decreased 30.4% or $.3 million to $0.7 million in 2004. The decrease is primary attributable to the 21.9% decrease in natural gas production.

        Geological and geophysical expenditures were essentially unchanged at $0.1 million.

        Depletion, depreciation and amortization increased $6.2 million, or 48.4%, to $19.0 million in 2004 from $12.8 million in 2003. The decrease was attributable to a higher rate due to a 33% decline in natural gas reserves.

        General and administrative costs, including management fees paid to related parties increased $0.9 million to $3.2 million in 2004 to $2.3 million in 2003. The increase was attributable to the management fees paid to National Energy Group pursuant to the management agreement entered into with NEG following the bankruptcy plan confirmation in November, 2003.

        Bad debt expense decreased $1.8 million to $0.1 million in 2004 from $1.9 million in 2003. The decrease was attributable to several large receivables from non-operators that were unable to pay their operating expenses in 2003.

        The Company recorded a $2.2 million gain on production payment during 2003 due to the unexpected cessation of production from certain wells associated with a non-recourse production payment. The Company's obligations to a former lender were payable solely from the production from certain oil and gas properties. During 2003, the wells associated with the production payment ceased production, thus canceling any further obligation of the Company.

  Other income (expenses).

        Interest income increased $0.4 million to $0.7 million due to higher average cash balances in 2004 compared to 2003. Interest expense, including interest expense from related parties, decreased $0.4 million, or 13.8%, to $2.5 million in 2004 from $2.9 million in 2003. Decreased interest expense reflects the lower debt balances since confirmation of the Bankruptcy plan.

        Income before reorganization costs, income taxes and cumulative effect of change in accounting principle essentially decreased $2.5 million from $11.6 million in 2003 to $9.1 million in 2004. The decrease is principally due the increased depletion, depreciation and amortization expense incurred in 2004

        Reorganization costs reflect the confirmation of Panaco's Bankruptcy plan and the forgiveness of $63.8 million of liabilities comprising $51.3 million of unsecured Senior Notes and $12.5 million of unsecured creditors. Approximately, $52 million was converted into 100% or 1,000 shares of Panaco new common stock. In addition, the Company incurred $3.8 million in professional fees associated with the bankruptcy proceedings in 2004 compared to $2.9 million in 2003. The fees are primarily comprised of legal fees.

        Deferred tax benefit increased $22.9 million in 2004 from nil in 2003. The 2004 benefit is primarily attributable to the reversal of the valuation allowance for the deferred tax asset. Following the confirmation of the bankruptcy plan and, based on projected future taxable income, management determined that it was more likely than not that the deferred tax asset would be realized.

        Panaco recognized a cumulative effect of change in accounting principle of $12.1 million related to the adoption of SFAS 143 "Accounting for Asset Retirement Obligations".

2003 Compared to 2002

  Revenues

        Total revenues increased by $11.1 million, or 28.4%, to $50.2 million for 2003 from $39.1 million for 2002. The increase was due to increased oil and natural gas prices and an increase in production. Average natural gas prices increased $0.64 per Mcf to $5.54 per Mcf for 2003 from $4.90 per Mcf for

2002, and average oil prices increased $6.36 per barrel to $30.88 per barrel for 2003 from $24.52 per barrel for 2002.

        In 2003, Panaco produced 689 MBbls of oil, compared to 916 MBbls in 2002, and Panaco produced 5,044 Mmcf of natural gas in 2003, a decrease from 5,622 Mmcf in 2002. This decrease was due to normal production declines.

  Cost and expenses

        Lease operating expenses increased by $2.7 million, or 18.6%, to $17.2 million in 2003 from $14.5 million for 2002. In 2003, an extensive amount of maintenance was performed to get the properties up to full production standards and maximum marketability post bankruptcy.

        Oil and gas production taxes increased by $0.3 million, or 42.8%, to $1.0 million in 2003 from $0.7 million in 2002. The increase directly resulted from increased gas revenue in 2003.

        Depreciation, depletion and amortization decreased $24.2 million, or 65.4%, to $12.8 million in 2003 from $37.0 million in 2002. The decrease resulted from the property impairment of $23.3 million recorded in 2002. The 2002 impairment was primarily due to lower estimated of future net revenues from the Company's proved reserves caused mainly by an increase in the estimate of future obligations to plug and abandon the company's oil and gas properties.

        General and administrative expenses decreased $1.3 million, or 36%, to $2.3 million in 2003 from $3.6 million in 2002. This resulted from staff reductions in 2002.

  Other income (expense)

        Interest expense decreased by $6.4 million to $2.9 million in 2003 from $9.3 million in 2002 as a result of the suspension of interest in the senior notes during bankruptcy proceedings. In addition, approximately $1.0 million of debt issuance costs was expensed when the company filed for bankruptcy protection.

  Net income

        Net loss of $51.7 million was recognized for 2002, compared to net loss of $3.5 in 2003. Net loss 2003 included cumulative effect of accounting change of $12.1million. The 2002 net loss included an impairment expense of $23.2 million and higher depreciation, depletion and amortization in 2002.

Liquidity and Capital Resources

2005 Outlook

        Following the confirmation of the bankruptcy plan in November 2004, the Company has been concentrating on the development and growth of oil and natural gas assets. In early 2005, the company sold interests in West Delta properties and transferred the corresponding plugging and abandonment escrow funds and associated environmental, general, plugging and abandonment and other liabilities.

  Cash flows

        Panaco expects that its primary sources of cash in 2005 will be cash on hand and funds generated from operations. Based on its current level of operations, Panaco believes that its cash on hand ($9.7 million at March 31, 2005 and $23.8 million at December 31, 2004), the repayment of the $10.0 million advance to affiliate and cash flow from operations will be adequate to meet its future liquidity needs for 2005.

        Panaco's operating activities used $7.5 in cash flows during the three month period ended March 31, 2005, primarily as a result of the $10.0 million advance to affiliate and a $3.6 million deposit required to collateralized the company's derivatives position. Excluding the advance and the hedge deposit, cash flows provided by operations were similar to the prior year comparable period.

        Panaco's operating activities provided cash flows of $19.4 million in 2004 compared to $16.4 million in 2003. The increase was primarily due to changes in operating assets and liabilities, primarily driven by lower operating cost.

Capital Expenditures

        During the first three months of 2005, Panaco invested approximately $4.7 million in drilling activity. For the remainder of 2005, Panaco expects to expend approximately $18 million on additional drilling and leasing activities.

Derivative Instruments

        During late 2004 and early 2005, Panaco entered into some large hedging agreements to achieve managed cash flow and reduce exposure to downward price fluctuations.

        Panaco's financial results and cash flows can be significantly impacted as commodity prices fluctuate in response to changing market conditions. To manage its exposure to natural gas or oil price volatility, Panaco may enter into various derivative instruments consisting principally of collar options and swaps.

        While the use of derivative contracts can limit the downside risk of adverse price movements, it may also limit future gains from favorable movements. Panaco addresses market risk by selecting instruments whose value fluctuations correlate strongly with the underlying commodity. Credit risk related to derivative activities is managed by requiring minimum credit standards for counterparties, periodic settlements, and mark to market valuations.

        The following is a summary of the oil and natural gas no-cost commodity price collars entered into with Shell Trading company:

Date of Contract	Volume/Month	Beginning	Ending	Floor	Ceiling
November 2004	25,000 Bbls	January 2005	December 2005	$42.50	$46.00
November 2004	150,000 MMBTU	January 2005	December 2005	$6.00	$8.35
February 2005	5,000 Bbls	March 2005	December 2005	$44.50	$48.00
February 2005	40,000 MMBTU	March 2005	December 2005	$6.05	$7.30
February 2005	17,000 Bbls	January 2006	December 2006	$41.65	$45.25
February 2005	140,000 MMBTU	January 2006	December 2006	$6.00	$7.25

        During the three month period ended March 31, 2005, Panaco recorded an unrealized loss on its derivative contracts which reduced oil and natural gas revenues. A liability of $7.2 million ($5.0 million current) was recorded by Panaco as of March 31, 2005 in connection with these contracts.

Inflation and Prices

        The average price of Panaco's natural gas increased from $4.90 per Mcf in 2002 to $5.54 per Mcf in 2003, and $5.99 per Mcf in 2004. The average price of Panaco's oil increase from $24.52 per barrel in 2002 to $30.88 per barrel in 2003, and $40.61 in 2004. These prices reflect average prices for oil and gas sales of the company's continuing operations. The oil and natural gas prices include the effect of Panaco's hedging activity.

        The price of oil and natural gas has a significant impact on Panaco's results of operations. Oil and natural gas prices fluctuate based on market conditions and, accordingly, cannot be predicted. Costs to drill, complete and service wells can fluctuate based on demand for these services, which is generally influenced by high or low commodity prices. Panaco's costs and expenses may be subject to inflationary pressures if oil and gas prices are favorable.

        A large portion of Panaco's natural gas is sold subject to market sensitive contracts. Natural gas price risk has historically been mitigated (hedged) by the utilization of swaps, options or collars. Natural gas price hedging decisions have historically been made in the context of Panaco's strategic objectives, taking into account the changing fundamentals of the natural gas marketplace.

Contractual Obligations

        Panaco has various commitments primarily related to funding escrow accounts that are required as collateral for Panaco's offshore retirement obligations. Panaco expects to fund these commitments with cash generated from operations. Panaco has no off-balance sheet debt or other such unrecorded obligations, and has not guaranteed the debt of any other party.

        The following table summarizes Panaco's contractual obligations at December 31, 2004:

	Payment Due By Period
Contractual Obligations at December 31, 2004	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(in thousands)
Long-term debt	$38,000,000	$5,429,000	$16,287,000	$10,858,000	$5,426,000
Escrow funding	$18,000,000	$3,200,000	$9,600,000	$5,200,000	$—

Total contractual cash obligations	$56,000,000	$8,629,000	$25,887,000	$16,058,000	$5,426,000

        Panaco has entered into joint operating agreements, area of mutual interest agreements and joint venture agreements with other companies. These agreements may include drilling commitments or other obligations in the normal course of business.

        In the normal course of business, Panaco has performance obligations which are supported by surety bonds or letters of credit. These obligations are primarily site restoration and dismantlement, royalty payments and exploration programs where governmental organizations require such support.

        Panaco has certain other commitments and uncertainties related to its normal operations, including obligations to plug wells.

Quantitative and Qualitative Disclosures About Market Risk

        Among other risks, Panaco is exposed to interest rate and commodity price risks.

        The interest rate risk relates to the debt under Panaco's term loan. If market interest rates for short-term borrowings increased 1%, the increase in Panaco's annual interest expense would be approximately $0.4 million.

        Panaco's financial results can be significantly impacted as commodity prices fluctuate in response to changing market forces. From time to time Panaco may enter into various derivative instruments to manage its exposure to price volatility. Panaco employs a policy of hedging oil and gas production. These contracts may take the form of swaps or options. If gas prices decreased $0.50 per Mcf, Panaco's gas sales revenues for the quarter ended March 31, 2005 would have decreased by $0.4 million, after considering the effects of the derivative contracts in place March 31, 2005. If the price of crude oil decreased $1.00 per Bbl, Panaco's oil sales revenues for the quarter ended March 31, 2005 would have decreased by $0.1 million. If gas prices decreased $0.50 per Mcf, Panaco's gas sales revenues for the year ended December 31, 2004 would have decreased by $2.5 million, after considering the effects of the derivative contracts in place at December 31, 2004. If the price of crude oil decreased $1.00 per Bbl, Panaco's oil sales revenues for the year ended December 31, 2004 would have decreased by $0.6 million.

Off-Balance Sheet Arrangements

        Panaco does not have any off-balance sheet arrangements

Critical Accounting Policies

        Panaco prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States and SEC guidance. See the "Notes to Consolidated Financial Statements" elsewhere in this information statement for a more comprehensive discussion of Panaco's significant accounting policies. GAAP requires information in financial statements about the accounting principles and methods used and the risks and uncertainties inherent in significant estimates including choices between acceptable methods. Following is a discussion of Panaco's most critical accounting policies:

Derivatives

        Panaco follows SFAS No. 133, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activity, an Amendment of SFAS 133" which require that all derivative instruments be recorded on the balance sheet at their respective fair value.
        Proved Reserves—Our estimates of proved reserves are based on quantities of oil and natural gas reserves which current geological and engineering data demonstrate are recoverable in future years from known reservoirs under existing economic and operating conditions. However, there are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future revenues, rates of production and timing of development expenditures, including many factors beyond our control. The estimation process relies on assumptions and interpretations of available geologic, geophysical, engineering and production data and, the accuracy of reserve estimates is a function of the quality and quantity of available data, engineering and geological interpretation and judgment. In addition, as a result of changing market conditions, commodity prices and future development costs will change from year to year, causing estimates of proved reserves to also change. For the years ended December 31, 2004 and 2003, we revised our proved reserves downward by approximately 17.5 and 7.8 Bcfe, respectively, due to proved undeveloped reserves that were depleted or otherwise not recoverable, or from production performance indicating less oil and gas in place or smaller reservoir size than initially estimated. Estimates of proved reserves are key components of our most significant financial estimates involving our unevaluated properties, our rate for recording depreciation, depletion and amortization. Our reserves are fully engineered on an annual basis by independent petroleum engineers (See Note 12—"Supplemental Information Related to Oil and natural Gas Producing Activities (Unaudited)").

        Oil and Natural Gas Properties—We utilize the successful efforts method of accounting for our oil and natural gas properties. Under this method, lease acquisition costs and exploratory drilling costs are initially capitalized. If proved reserves are not discovered related to these costs, they are expensed. All development costs are capitalized, while all non-drilling exploratory costs, including seismic and rentals are expensed as incurred. We assess periodically on a property by property basis unproved leaseholds with significant acquisitions cost and recognize a loss to the extent that the cost of the property has been impaired. For those unproved leaseholds that are not individually significant, we aggregate such costs and amortized them over an average holding period. In all cases, as unproved leaseholds are determined to be productive, the related costs are transferred to proved leaseholds and depleted on a unit basis. The depletion rates per Mcfe for December 31, 2004 and 2003 were $2.44and $1.95, respectively with the increase due to a decrease in reserves. We also review our properties quarterly when circumstances suggest the need and for impairment. During 2004 and 2003 no impairment was recorded. We did record a $23.3 million oil and natural gas impairment in 2002 due to lower estimates of future net cash flow from our proved reserves caused mainly be an increase in the estimate of future obligations to plug and abandon the wells and platforms used on its properties and a negative

Recent Accounting Pronouncements

        On December 16, 2004, the FASB issued Statement 123 (revised 2004), "Share-Based Payment" that will require compensation costs related to share-based payment transactions (e.g., issuance of stock options and restricted stock) to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be remeasured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. Statement 123(R) replaces SFAS 123, "Accounting for Stock-Based Compensation," and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." For NEG Holdings, SFAS 123(R) is effective for the first annual reporting period after December 15, 2005. Entities that use the fair-value-based method for either recognition or disclosure under SFAS 123 are required to apply SFAS 123(R) using a modified version of prospective application. Under this method, an entity records compensation expense for all awards it grants after the date of adoption. In addition, the entity is required to record compensation expense for the unvested portion of previously granted awards that remain outstanding at the date of adoption. In addition, entities may elect to adopt SFAS 123(R) using a modified retrospective method where by previously issued financial statements are restated based on the expense previously calculated and reported in their pro forma footnote disclosures. The company had no share based payments subject to this standard.

        On December 16, 2004, the FASB issued Statement 153, "Exchanges of Nonmonetary Assets," an amendment of APB Opinion No. 29, to clarify the accounting for nonmonetary exchanges of similar productive assets. SFAS 153 provides a general exception from fair value measurement for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Statement will be applied prospectively and is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Panaco does not have any nonmonetary transactions for any period presented that this Statement would apply.

        On March 30, 2005, FASB issued FASB FIN 47, "Accounting for Conditional Asset Retirement Obligations." FIN 47 clarifies that the term conditional asset retirement obligation as used in SFAS 143, "Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Uncertainty about the timing and or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonable estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for calendar year-end companies). Retrospective application of interim financial information is permitted but not required and early adoption is encouraged. The adoption of FIN 47 to have a material impact on the Company's financial statements.

APPENDIX D: GB HOLDINGS, INC.

        The information included in this Appendix is taken from the GB Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2004 and the GB Holdings, Inc. quarterly report on Form 10-Q for the three months ended March 31, 2005.

OVERVIEW

        GB Holdings is a Delaware corporation and was a wholly-owned subsidiary of Pratt Casino Corporation, or PCC, through December 31, 1998. PCC, a Delaware corporation, was incorporated in September 1993 and was wholly-owned by PPI Corporation, a New Jersey corporation and a wholly-owned subsidiary of Greate Bay Casino Corporation, or GBCC. Effective after December 31, 1998, PCC transferred 21% of the stock ownership in GB Holdings to PBV, Inc., a newly formed entity controlled by certain stockholders of GBCC. As a result of a certain confirmed plan of reorganization of PCC and others in October 1999, the remaining 79% stock interest of PCC in GB Holdings was transferred to Greate Bay Holdings, LLC, or GBLLC, whose sole member as a result of the same reorganization was PPI. In February 1994, GB Holdings acquired Greate Bay Hotel and Casino, Inc., or GBHC, a New Jersey corporation, through a capital contribution by its then parent. From its creation until July 22, 2004, GBHC's principal business activity was its ownership of The Sands Hotel and Casino located in Atlantic City, New Jersey. GB Property Funding Corp., or Property, a Delaware corporation and a wholly-owned subsidiary of GB Holdings, was incorporated in September 1993 as a special purpose subsidiary of GB Holdings for the purpose of borrowing funds for the benefit of GBHC.

        On January 5, 1998, GB Holdings, and its then existing subsidiaries, filed petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey. On August 14, 2000, the Bankruptcy Court entered an order, or the Confirmation Order, confirming the Modified Fifth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code Proposed by the Official Committee of Unsecured Creditors and High River Limited Partnership and its affiliates, or the Plan, for GB Holdings and its then existing subsidiaries. High River is an entity controlled by Mr. Icahn. On September 13, 2000, the New Jersey Casino Control Commission, or NJCCC, approved the Plan. On September 29, 2000, the Plan became effective. All material conditions precedent to the Plan becoming effective were satisfied on or before September 29, 2000. In addition, as a result of the Confirmation Order and the occurrence of the effective date of the Plan, and in accordance with Statement of Position No. 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code", or SOP 90-7, GB Holdings has adopted "fresh start reporting" in the preparation of the accompanying consolidated financial statements. GB Holdings' emergence from Chapter 11 resulted in a new reporting entity with no retained earnings or accumulated deficit as of September 30, 2000.

        On the effective date of the Plan, Property's existing debt securities, consisting of its 10 7/8% First Mortgage Notes due January 15, 2004, or the Old Notes, and all of GB Holdings' issued and outstanding shares of common stock owned by PBV and GBLLC, or the Old Common Stock, were cancelled. As of the effective date of the Plan, an aggregate of 10,000,000 shares of new common stock, par value $.01 per share, of GB Holdings were issued and outstanding, and $110,000,000 of 11% Notes were issued by Property. Holders of the Old Notes received a distribution of their pro rata shares of (i) the 11% Notes and (ii) 5,375,000 shares of the GB Holdings' common stock, or the Stock Distribution.

        In October 2003, Atlantic Holdings, a Delaware corporation and a wholly-owned subsidiary of GBHC, was formed. ACE Gaming, a New Jersey limited liability company and a wholly-owned subsidiary of Atlantic Holdings, was formed in November 2003. Atlantic Holdings and ACE were formed in connection with a transaction, which included a Consent Solicitation and Offer to Exchange in which holders of $110 million of 11% Notes due 2005, issued by Property, were given the opportunity to exchange such notes, on a dollar for dollar basis, for $110 million of 3% Notes due 2008, issued by Atlantic Holdings. The transaction was consummated on July 22, 2004, and holders of approximately $66.3 million of 11% Notes exchanged such notes for approximately $66.3 million of 3% Notes. Also on July 22, 2004, in connection with the Consent Solicitation and Offer to Exchange, the indenture governing the 11% Notes was amended to eliminate certain covenants and to release the liens on the collateral securing such notes. The transaction included, among other things, the transfer of substantially all of the assets of GB Holdings to Atlantic Holdings. The transfer of assets has been accounted for as an exchange of net assets between entities under common control, whereby the entity receiving the assets shall initially recognize the assets and liabilities transferred at their historical carrying amount in the accounts of the transferring entity at the date of transfer. No gain or loss was recorded relating to the transfer. Also on July 22, 2004, in connection with the consummation of the transaction, GBHC and Property merged into GB Holdings with GB Holdings as the surviving entity. Atlantic Holdings and ACE Gaming own and operate The Sands and prior to July 22, 2004, Atlantic Holdings and its subsidiary, ACE Gaming, had limited operating activities. GB Holdings has no operating activities and it has no income. GB Holdings' only significant asset is its investment in Atlantic Holdings.

        In connection with the transfer of the assets and certain liabilities of GB Holdings, including the assets and certain liabilities of GBHC, Atlantic Holdings issued 2,882,938 shares of common stock to GBHC which, following the merger of GBHC, became the sole asset of GB Holdings. Substantially all of the assets and liabilities of GB Holdings and GBHC, with the exception of the remaining 11% Notes and accrued interest thereon, the Atlantic Holdings common stock, and the related pro rata share of deferred financing costs were transferred to Atlantic Holdings or ACE Gaming. As part of the transaction, an aggregate of 10,000,000 warrants issued by Atlantic Holdings were distributed on a pro rata basis to the stockholders of GB Holdings upon the consummation of the transaction. These warrants allow the holders to purchase from Atlantic Holdings, at an exercise price of $.01 per share, an aggregate of 2,750,000 shares of Atlantic Holdings common stock and are only exercisable following the earlier of (1) either the 3% Notes being paid in cash or upon conversion, in whole or in part, into Atlantic Holdings common stock, (2) payment in full of the outstanding principal of the 11% Notes exchanged, or (3) a determination by a majority of the board of directors of Atlantic Holdings, including at least one independent director of Atlantic Holdings, that the warrants may be exercised. The Sands' New Jersey gaming license was transferred to ACE Gaming in accordance with the approval of the NJCCC.

        GB Holdings owns 2,882,938 shares of Atlantic Holdings common stock, which, on a non-diluted basis, represents 100% of the outstanding Atlantic Holdings common stock. At the election of the holders of a majority of the aggregate principal amount of the 3% Notes outstanding, which they may exercise at any time in their sole discretion, the notes are convertible into 4,367,062 shares of Atlantic Holdings common stock. Also, as set forth above, if such holders so elect, the warrants will become exercisable for 2,750,000 shares of Atlantic Holdings common stock. Currently, affiliates of Mr. Icahn own approximately 96% of the 3% Notes and have the ability, which they may exercise prior to the maturity of the 11% Notes or at any other time in their sole discretion, to determine when and whether the 3% Notes will be paid in or convertible into Atlantic Holdings common stock at, or prior to, maturity, thereby making the warrants exercisable. If the 3% Notes are converted into Atlantic Holdings common stock and if the warrants are exercised, GB Holdings will own 28.8% of the Atlantic Holdings common stock and affiliates of Mr. Icahn will beneficially own approximately 63.4% of the Atlantic Holdings common stock (without giving effect to the affiliates of Mr. Icahn's interest in Atlantic Holdings common stock which is owned by GB Holdings). Affiliates of Mr. Icahn currently own approximately 77.5% of GB Holdings common stock.

        The consolidated financial statements included in GB Holdings' financial statements include the accounts and operations of GB Holdings and its subsidiaries, Atlantic Holdings and ACE, and also Property and GBHC until July 22, 2004. All references to GB Holdings, Atlantic Holdings and ACE Gaming refer to such entities as they existed following the consummation of the transaction. All significant intercompany balances and transactions have been eliminated.

        GB Holdings and Property listed the GB Holdings' Common Stock and 11% Notes, respectively, on the American Stock Exchange, or AMEX, on March 27, 2001. On January 13, 2004, the SEC granted GB Holdings application to delist the 11% Notes from trading on the AMEX. On January 14, 2004, AMEX halted trading on the 11% Notes and on February 2, 2004 trading resumed. On April 12, 2004, the SEC granted GB Holdings application to delist the 11% Notes from trading on the AMEX. On April 19, 2004 the AMEX delisted the 11% Notes. On September 2, 2004, the SEC granted GB Holdings' application to delist the GB Holdings' common stock from trading on the AMEX effective at the opening of business on September 3, 2004. On September 4, 2004, the AMEX delisted the GB Holdings common stock.

        GB Holdings primarily generates revenues from gaming operations in its Atlantic City facility. GB Holdings' other business activities, including rooms, entertainment, retail store and food and beverage operations, also generate revenues, which are nominal in comparison to the casino operations. The non-casino operations primarily support the casino operation by providing complimentary goods and services to deserving casino customers. The Company competes in a capital intensive industry that requires continual reinvestment in its facility and technology.

The Sands

        The Sands has segregated its gaming customers into three broad segments:

  •
  The Premium Segment—Those customers who have a high potential loss per trip. This segment has the lowest profit margin percentage per customer.

  •
  The Middle Segment—Those customers who have a high repeat trip frequency along with a potential loss per trip that equates to a high annual potential loss per customer.

  •
  The Mass Segment—Those customers who have a low casino loyalty and a low potential loss per trip. This category has the highest profit margin percentage per customer.

Business Strategy

        Traditionally, The Sands' marketing strategy in the highly competitive Atlantic City market has consisted of seeking premium category patrons. In the past, The Sands has been successful in its marketing efforts towards these premium patrons through its offering of private, limited-access facilities, related amenities and use of information technology to monitor patron play, control certain casino operating costs and target marketing efforts toward frequent visitors with above average gaming budgets. While The Sands strived to maintain market share within this category, competition within the industry for the premium category (both table and slot) reduced The Sands' ability to retain or attract this type of player on a profitable basis.

        In the second quarter of 2002, The Sands changed its marketing strategy to reduce its focus on the lower profit margin premium table games and slot business segments and focus almost exclusively on the mass slot machine segment. In the process, The Sands reduced the number of table games from 69 to 26 and increased its number of slot machines by 400. Towards the end of 2002, it had become apparent that the gain in slot machine revenue could not offset the loss of table game revenue. In addition, the volume required from the mass slot player segment, to make up the loss of the middle to premium slot player segments, could not be accommodated in a property with the physical constraints of The Sands. Subsequent review of marketing data revealed that the loss in table game play had a direct effect on the loss in some slot machine play, as many slot patrons who frequented The Sands with family and friends were forced to patronize competitors to find the variety of gaming experience they desired. As a result, by the end of the fourth quarter of 2002, The Sands had redirected its marketing strategy to focus more on the middle to premium categories of slot players and try to recapture the table game segment. The Sands continues to direct its marketing strategy to both the middle and premium slot and table game segments and is aggressively focused on the recovery of inactive players, those specific players who have had prior play at The Sands and are not current customers, and the acquisition of new players with a strong program to generate repeat visits. There will be a significant emphasis to grow the player database through an aggressive attraction program and the redistribution of events, entertainment and promotion expenditures to target the defined customer segments.

        GB Holdings has recognized that the "Sands" name has a strong brand recognition and a rich heritage in gaming that went back to the original property in Las Vegas, Nevada, of the 1950's. Beginning in 2003, GB Holdings began to leverage the heritage of The Sands and promote the property as a boutique casino hotel that provides outstanding value and service that exceeds expectations. The tagline "The Players Place," was developed and encapsulates the benefits of playing slots and tables, as well as communicating the promise that The Sands provide personalized service to its players in an intimate atmosphere offering outstanding gaming odds, highest table game limits, more liberal player rewards towards the avid customer and unparalleled, personal boutique service.

        During the prior three years, The Sands has continued to invest in improvements and upgrades to the casino hotel complex that support this theme. These improvements included new slot machines, renovations to the first floor casino, the showroom, two private lounges for casino guests and hotel room and suite renovations to both The Sands and the Madison House Hotel.

        The first floor casino renovation included the addition of a high limit pit and The Swingers lounge was constructed in the center of the casino to provide a multi-faceted state-of-the-art entertainment experience. The Swingers lounge includes bartop slot machines and is staffed by "Flair Bartenders", part mixologist, part performance artist. In addition, further renovations to the bus lobby entrance, the promotions center and the Platinum Club improved the customer experience by providing easier access to facilities. The slot product has continually been upgraded including converting a majority of all slot machines to ticket-in/ticket-out technology. These slots accept paper cash, coin or coupons and allow the player an option to return winnings or cash-outs in the form of redeemable tickets.

        This technology has gained customer acceptance at competitors and management believes it will enhance profitability by reducing labor intensive slot transactions while providing greater customer service and more uninterrupted player time on machines.

        The Sands uses a player tracking system to record and rate patrons' play through the use of identification cards, which it issues to patrons, or "casino players' cards". All Sands' slot machines are connected with, and information with respect to table games activity can be input into, a computer network. When patrons insert their casino players' card into slot machines or present them to supervisors at table games, meaningful information, including amounts wagered and duration of play, is transmitted in real-time to a casino management database. The information contained in the database facilitates the implementation of targeted and cost effective marketing programs, which appropriately recognize and reward patrons during current and future visits to The Sands. Certain of these marketing programs allow patrons to obtain complimentaries based on levels of play. Such complimentaries include free meals, hotel accommodations, entertainment, retail merchandise, parking, and sweepstakes giveaways. Management believes that its ability to reward its customers on a "same-visit" basis is valuable in encouraging the loyalty of repeat visits. The computer systems also allow The Sands to monitor, analyze and control the granting of gaming credit, promotional expenses and other marketing costs.

        Management primarily focuses its marketing efforts on patrons who have been identified by its casino management computer system as profitable patrons. Management believes that its philosophy of encouraging participation in its casino players' card program, using the information obtained thereby to identify the relative playing patterns of patrons and tailoring specific marketing programs and property amenities to this market category enhances profitability of The Sands.

        The Sands also markets to the mass casino patron market through various forms of direct and indirect advertising, and group and bus tour programs. Once new patrons are introduced to The Sands' players' card program, management uses its information technology capabilities to directly market to these patrons to encourage repeat patronage.

Competition.

        The Sands faces intense competition from the eleven other Atlantic City casinos, including the Borgata which opened in July 2003. According to reports of the NJCCC, the twelve Atlantic City casinos currently offer approximately 1.4 million square feet of gaming space.

        On July 3, 2003, The Borgata, a joint venture of Boyd Gaming Corporation and MGM Mirage, opened in the marina district of Atlantic City. The Borgata features a 40-story tower with 2,010 rooms and suites, as well as a 135,000 square-foot casino, restaurants, retail shops, a spa and pool, and entertainment venues. This project represents a significant increase to capacity in the market. In addition, other of The Sands' competitors in Atlantic City have recently completed expansions of their hotels or have announced expansion projects. For example, Resorts Casino opened a 399-room hotel tower addition in July 2004 and the Tropicana Atlantic City has completed a significant expansion which included a 502-room hotel tower, a 25-room conference center, a 2,400 space parking garage, an expanded casino floor and a 200,000 square foot themed shopping, dining and entertainment complex called The Quarter. During 2003, Showboat Atlantic City opened a new 544-room hotel tower and expanded its gaming space to 101,000 square feet and increased its slot machines to 3,972 and has recently announced an expansion and affiliation with House of Blues. The business of the Company may be adversely impacted (1) by the additional gaming and room capacity generated by this increased competition in Atlantic City and/or (2) by other projects not yet announced in New Jersey or in other markets, including Pennsylvania, New York and Maryland. Accordingly, the existing and future competing forces could have a materially adverse impact on the operations of The Sands.

        After the announced acquisition of Caesars Entertainment Corp. by Harrahs Entertainment, Inc. and the related divestiture of the Atlantic City Hilton, of the twelve Atlantic City casinos, Harrahs Entertainment will control four casinos and Colony Capital will control two. Harrahs Entertainment will also control the so-called Traymore site located between the boardwalk and The Sands and has acquired a property contiguous to The Sands' parking garage that formerly contained the Continental Motel property. The Trump Organization controls three of the twelve Atlantic City casinos. The gaming industry is highly competitive and the Company's competitors may have greater resources than the Company. If other properties operate more successfully, if existing properties are enhanced or expanded, or if additional hotels and casinos are established in and around the location in which the Company conducts business, the Company may lose market share. In particular, expansion of gaming in or near the geographic area from which The Sands attracts or expects to attract a significant number of customers could have a significant adverse effect on GB Holdings' business, financial condition and results of operations. The Sands competes, and will in the future compete, with all forms of existing legalized gaming and with any new forms of gaming that may be legalized in the future. Additionally, GB Holdings faces competition from all other types of entertainment.

        The Casino Reinvestment Development Authority, or CRDA, is a governmental agency that administers the statutorily mandated investments required to be funded by casino licensees. Legislation enacted during 1993 and 1996 allocated an aggregate of $175 million of CRDA funds and credits to subsidize and encourage the construction of additional hotel rooms by Atlantic City casino licensees. Competitors of The Sands that have the financial resources to construct hotel rooms can take advantage of such credits more readily than The Sands. The Sands has an approved hotel expansion program with the CRDA and a retail entertainment development project. Plans have been announced by other casino operators to complete expansions within the required subsidy period. The expansion of existing gaming facilities and the addition of new casinos will continue to increase competition within the Atlantic City market.

        In April 2004, the casino industry, the CRDA and the New Jersey Sports and Exposition Authority agreed to a plan regarding New Jersey video lottery terminals, or VLTs. Under the plan, casinos will pay a total of $96 million over a period of four years, of which $10 million will fund, through project grants, North Jersey CRDA projects and $86 million will be paid to the New Jersey Sports and Exposition Authority who will then subsidize certain New Jersey horse tracks to increase purses and attract higher-quality races that would allow them to compete with horse tracks in neighboring states. In return, the race tracks and New Jersey have committed to postpone any attempts to install VLTs for at least four years. $52 million of the $86 million would be donated by the CRDA from the casinos' North Jersey obligations and $34 million would be paid by the casinos directly. It is currently estimated that The Sands' current CRDA deposits for North Jersey projects are sufficient to fund The Sands' proportionate obligations with respect to the $10 million and $52 million commitments. The Sands' proportionate obligation with respect to the $34 million commitment is estimated to be approximately $1.3 million payable over a four year period. The Sands' proportionate obligation with respect to the combined $10 million and $52 million commitment is estimated to be approximately $2.5 million payable over a four year period.

        On March 1, 2005, the Acting Governor of the State of New Jersey proposed a state budget for the 2005-2006 fiscal year which includes as a revenue source the proceeds from installation and operation of 1,500 to 2,000 VLTs at the Meadowlands Racetrack in East Rutherford, New Jersey. This location in Northern New Jersey would be in direct competition for gamblers who now frequent the Atlantic City casinos. At this time, there is no certainty that the Legislature of New Jersey will enact the necessary legislation to permit the installation and operation of these VLTs.

        The Sands also competes with legalized gaming from casinos located on Native American tribal lands. In July 2004, the Appellate Division of the Supreme Court of New York unanimously ruled that Native American owned casinos could legally be operated in New York under the New York State law passed in October 2001. That law permits three casinos in Western New York, all of which would be owned by the Seneca Indian Nation. The law also permits up to three casinos in the Catskills in Ulster and Sullivan Counties, also to be owned by Native American Tribes. In addition, the legislation allows slot machines to be placed in Native American-owned casinos. The court also ruled that New York could participate in the Multi-State Mega Millions Lottery Game.

        The New York law had also permitted the installation of VLTs at five racetracks situated across the State of New York. In the July 2004 ruling, the Appellate Division ruled that a portion of the law was unconstitutional because it required a portion of the VLTs revenues to go to horse-racing, breeding funds and track purses. It is anticipated that ruling will be appealed.

        The Pennsylvania legislature passed and the governor signed a bill in July 2004 that will allow for up to 61,000 slot machines state wide in up to 14 different locations, seven or eight of which would be racetracks plus four or five slot parlors in Philadelphia and Pittsburgh and two small resorts.

        Maryland is among the other states contemplating some form of gaming legislation. Maryland's proposed legislation would authorize VLTs at some of Maryland's racing facilities. The Maryland Legislature did not enact any legalized gaming legislation during their 2004 legislative sessions.

        In this highly competitive environment, each property's relative success is affected by a great many factors that relate to its location and facilities. These include the number of parking spaces and hotel rooms it possesses, close proximity to Pacific Avenue, the Boardwalk and to other casino/hotels and access to the main expressway entering Atlantic City. During 2003, the Pacific Avenue front entrance was redesigned and refurbished as an exclusive entrance for Sands bus patrons, complete with a new and expanded bus waiting lounge. Also during 2003, the porte cochere was renovated and expanded in order to make The Sands more easily accessible to the drive-in customer. In 2004, The Sands renovated an entire floor of standard rooms into suites providing a competitive resource to attract and retain customers in the Middle and Premium Segments. The Sands continued to invest in its slot product by purchasing new slot machines, most of which included ticket-in/ticket-out technology. The ticket-in/ticket-out slot machines are less labor intensive in operation than traditional slot machines.

Industry Developments.

        On July 1, 2003, the State of New Jersey amended the NJCCA to impose various tax increases on Atlantic City casinos, including The Sands. Among other things, the amendments to the NJCCA include the following new tax provisions: (1) a new 4.25% tax on casino complimentaries, with proceeds deposited to the Casino Revenue Fund; (2) an 8% tax on casino service industry multi-casino progressive slot machine revenue, with the proceeds deposited to the Casino Revenue Fund; (3) a 7.5% tax on adjusted net income of licensed casinos, or the Casino Net Income Tax, in State fiscal years 2004 through 2006, with the proceeds deposited to the Casino Revenue Fund; (4) a fee of $3.00 per day on each hotel room in a casino hotel facility that is occupied by a guest, for consideration or as a complimentary item, with the proceeds deposited into the Casino Revenue Fund in State fiscal years 2004 through 2006, and beginning in State fiscal year 2007, $2.00 of the fee deposited into the Casino Revenue Fund and $1.00 to be transferred to the CRDA; (5) an increase of the minimum casino hotel parking fee from $1.50 to $3.00, with $1.50 of the fee to be deposited into the Casino Revenue Fund in State fiscal years 2004 through 2006, and beginning in State fiscal year 2007, $0.50 to be deposited into the Casino Revenue Fund and $1.00 to be transferred to the CRDA for its purposes pursuant to law, and for use by the CRDA to post a bond for $30 million for deposit into the Casino Capital Construction Fund, which was also created by the July 1, 2003 Act; and (6) the elimination of the deduction from casino licensee calculation of gross revenue for uncollectible gaming debt. These changes to the NJCCA, and the new taxes imposed on The Sands and other Atlantic City casinos, will reduce GB Holdings' profitability. For the year ended December 31, 2004, these new and increased taxes have cost The Sands approximately $1.9 million annually in additional net expenses.

        Slot machines continue to be more popular than table games particularly with frequent patrons and with recreational and other casual visitors. Casino operators have been catering increasingly to slot patrons through new forms of promotions and incentives such as slot machines that are linked among the various casinos enabling the pay out of large pooled jackpots, and through more attractive and entertaining gaming machines with secondary jackpots. Various competitors have committed efforts to provide ticket-in/ticket-out technology in their slot product, which appears to be an industry trend for the future. Slot machines generally produce higher margins and profitability than table games because they require less labor and have lower operating costs. As a result, slot machine revenue growth has outpaced table game revenue growth in recent years. In 2004, according to Commission filings, slot win accounted for approximately 73.8% of total Atlantic City gaming win. However, table games remain important to a select category of gaming patrons and industry table game drop has shown two consecutive years of growth in 2004 and 2003 after three straight years of decline. Management believes the availability of table games provides a varied gaming experience that benefits both slot and table game revenues.

Casino Credit.

        Casino operations are conducted on both a credit and a cash basis. Patron gaming debts incurred in accordance with the NJCCA are enforceable under New Jersey law. For the year ended December 31, 2004, gaming credit extended to The Sands' table game patrons accounted for approximately 21.8% of overall table game wagering, and table game wagering accounted for approximately 12.1% of overall casino wagering during the period. At December 31, 2004, gaming receivables amounted to $7.8 million before an allowance for uncollectible gaming receivables of $3.5 million. Management believes that such allowance is adequate.

Seasonality.

        Historically, The Sands' operations have been highly seasonal in nature, with the peak activity occurring from May to September. Consequently, the results of operations for the first and fourth quarters are traditionally less profitable than the other quarters of the fiscal year. Such seasonality and fluctuations may materially affect casino revenues and profitability.

Environmental Matters.

        We are subject to various federal, state and local laws, ordinances and regulations that (1) govern activities or operations that may have adverse environmental effects, such as discharges to air and water or (2) may impose liability for the costs of cleaning up and certain damages resulting from sites of past spills, disposals or other releases of hazardous or toxic substances or wastes. We endeavor to maintain compliance with environmental laws, but from time to time, current or historical operations on, or adjacent to, our property may have resulted or may result in noncompliance or liability for cleanup pursuant to environmental laws. In that regard, we may incur costs for cleaning up contamination relating to historical uses of certain of our properties.

License Agreement.

        GB Holdings' rights to the trade name "The Sands" were derived from a license agreement with an unaffiliated third party. Amounts payable by GB Holdings for these rights were equal to the amounts paid to the unaffiliated third party. On September 29, 2000, High River assigned GB Holdings the rights under a certain agreement with the owner of the trade name to use the trade name as of September 29, 2000 through May 19, 2086, subject to termination rights for a fee after a certain minimum term. High River received no payments for its assignment of these rights. Payment is made directly to the owner of the trade name. On or about July 14, 2004, GB Holdings entered into a license agreement with the Las Vegas Sands, Inc., for the use of the trade name "Sands" through May 19, 2086, subject to termination rights for a fee after a certain minimum term. This new license agreement superseded and replaced the above-mentioned trade name rights assigned to GB Holdings by High River. In connection with the transaction discussed above, the July 14, 2004 license agreement was assigned to ACE Gaming as of July 22, 2004. The payments made to the licensor in connection with the trade name amounts to $259,000, $263,000 and $272,000, respectively, for the years ended December 31, 2004, 2003 and 2002.

Employees and Labor Relations.

        In Atlantic City, all employees, except certain hotel employees, must be licensed under the NJCAA. Due to the seasonality of the operations of The Sands, the number of employees varies during the course of the year. At December 31, 2004, The Sands had approximately 1,938 employees. The Sands has collective bargaining agreements with three unions that represent approximately 804 employees. Management considers its labor relations to be good.

Casino Regulation

        Casino gaming is strictly regulated in Atlantic City under the NJCCA and the regulations of the NJCCC, which affect virtually all aspects of the operations of The Sands. The NJCCA and regulations affecting Atlantic City casino licensees concern primarily the financial stability, integrity and character of casino operators, their employees, their debt and equity security holders and others financially interested in casino operations; the nature of casino/hotel facilities; the operation methods (including rules of games and credit granting procedures) and financial and accounting practices used in connection with casino operations. A number of these regulations require practices that are different from those in casinos in Nevada and elsewhere, and some of these regulations result in casino operating costs greater than those in comparable facilities in Nevada and elsewhere.

Casino Licenses.

        NJCCA requires that all casino owners and management contractors be licensed by the NJCCC and that all employees, except for certain non-casino related job positions, major shareholders and other persons or entities financially interested in the casino operation be either licensed or approved by the NJCCC. A license is not transferable and may be revoked or suspended under certain circumstances by the NJCCC. A plenary license authorizes the operation of a casino with the games authorized in an operation certificate issued by the NJCCC, and the operation certificate may be issued only on a finding that the casino conforms to the requirements of the NJCCA and applicable regulations and that the casino is prepared to entertain the public. Under such determination, ACE Gaming has been issued a plenary casino license. The plenary license issued to The Sands was renewed by the NJCCC in September 2004 for a period of four years.

        In order to renew The Sands' casino license, the NJCCC determined that Atlantic Holdings and ACE Gaming are financially stable. In order to be found "financially stable" under the NJCCA, Atlantic Holdings and ACE Gaming must demonstrate, among other things, their ability to pay, exchange, or refinance debts that mature or otherwise become due and payable during the license term, or to otherwise manage such debts. During July 2004, The Sands filed a timely renewal application of its casino license for a four year term. The NJCCC approved The Sands casino license renewal application for a four year term on September 29, 2004 with certain conditions, including monthly written reports on the status of the 11% Notes, and a definitive plan to address the maturity of the 11% Notes to be submitted no later than August 1, 2005 as well as other standard industry reporting requirements.

        The NJCCA provides for a casino license fee of not less than $200,000 based upon the cost of the investigation and consideration of the license application, and a renewal fee of not less than $100,000 or $200,000 for a one year or four year renewal, respectively, based upon the cost of maintaining control and regulatory activities. In addition, a licensee must pay annual taxes of 8% of casino win, as defined in the NJCCA.

        The NJCCA also requires casino licensees to pay an investment alternative tax of 2.5% of Gross Revenue, or the 2.5% Tax, or, in lieu thereof, to make quarterly deposits of 1.25% of quarterly Gross Revenue with the CRDA, or the Deposits. The Deposits are then used to purchase bonds at below-market interest rates from the CRDA or to make qualified investments approved by the CRDA. The CRDA administers the statutorily mandated investments required to be funded by casino licensees and is required to expend the monies received by it for eligible projects as defined in the NJCCA. The Sands has elected to make the Deposits with the CRDA rather than pay the 2.5% Tax.

        The NJCCA also imposes certain restrictions upon the ownership of securities issued by a corporation that holds a casino license or is a holding company of a corporate licensee. Among other restrictions, the sale, assignment, transfer, pledge or other disposition of any security issued by a corporate licensee or holding company is subject to the regulation of the NJCCC. The NJCCC may require divestiture of any security held by a disqualified holder such as an officer, director or controlling stockholder who is required to be qualified under the NJCCA.

        Note holders are also subject to the qualification provisions of the NJCCA and may, in the sole discretion of the NJCCC, be required to make filings, submit to regulatory proceedings and qualify under the NJCCA. If an investor is an "Institutional Investor" such as a retirement fund for governmental employees, a registered investment company or adviser, a collective investment trust, or an insurance company, then, in the absence of a prima facie showing by the New Jersey Division of Gaming Enforcement that the "Institutional Investor" may be found unqualified, the NJCCC shall grant a waiver of this qualification requirement with respect to publicly traded debt or equity securities of parent companies or affiliates if the investor will own (i) less than 10% of the common stock of the company in question on a fully diluted basis, or (ii) less than 20% of such company's overall indebtedness provided the investor owns less than 50% of an outstanding issue of indebtedness of such company; the NJCCC, upon a showing of good cause, may, in its sole discretion, grant a waiver of qualification to an "Institutional Investor" not satisfying the above percentage criteria. An "Institutional Investor" must also purchase securities for investment and have no intent to influence the management or operations of such company. The NJCCC may, in its sole discretion, grant a waiver of the qualification requirement to investors not qualifying as "Institutional Investors" under the NJCCA if such investors will own less than 5% of the publicly traded common stock of such company on a fully diluted basis or less than 15% of the publicly traded outstanding indebtedness of such company.

Properties

        The Sands is located in Atlantic City, New Jersey on approximately 6.1 acres of land one-half block from the Boardwalk at Brighton Park between Indiana Avenue and Dr. Martin Luther King, Jr. Boulevard. The Sands' facility currently consists of a casino and simulcasting facility with approximately 78,000 square feet of gaming space containing approximately 2,205 slot machines and approximately 73 table games; 2 hotels (see discussion on the Madison House Hotel immediately below) with an overall total of 620 rooms (including 187 suites); five restaurants; two cocktail lounges; two private lounges for invited guests; an 800-seat cabaret theater; retail space; an adjacent nine-story office building with approximately 77,000 square feet of office space for its executive, financial and administrative personnel; the "People Mover", an elevated, enclosed, one-way moving sidewalk connecting The Sands to the Boardwalk using air rights granted by an easement from the City of Atlantic City and a garage and surface parking for approximately 1,684 vehicles.

        The Sands entered into a long-term lease of the Madison House Hotel. The initial lease period is from December 2000 to December 2012 with lease payments ranging from $1.8 million per year to $2.2 million per year. The Madison House is physically connected at two floors to the existing Sands casino-hotel complex. The Sands completed renovations in 2002 to upgrade and combine the rooms of the Madison House into a total of 113 suites and 13 single rooms. It is the intention of The Sands to maintain and operate the Madison House at the same quality level as The Sands.

        With the exception of the land over which the People Mover is constructed and the Madison House Hotel land, The Sands owns the land and improvements comprising The Sands' facility. The Sands owns and operates the casino, the hotel, all of the restaurants, the cocktail lounge, the private lounges, the theatre and a retail gift shop. In addition, The Sands has licensed certain space within the hotel building to unrelated third parties who operate a beauty shop, a peanut shop, a game room and a coffee stand.

Legal Proceedings

        GB Holdings is, from time to time, party to various legal proceedings arising out of its businesses. Management of GB Holdings believes, however, that other than the proceedings discussed below, there are no proceedings pending or threatened against it, which, if determined adversely, would have a material adverse effect upon its business, financial conditions, results of operations or liquidity.

        Tax appeals on behalf of ACE and the City of Atlantic City challenging the amount of ACE's real property assessments for tax years 1996 through 2003 are pending before the NJ Tax Court.

        By letter dated January 23, 2004, Sheffield Enterprises, Inc. asserted potential claims against The Sands under the Lanham Act for permitting a show entitled The Main Event, to run at The Sands during 2001. Sheffield also asserts certain copyright infringement claims growing out of the Main Event performances. This matter was concluded by a confidential settlement entered in to by the parties in January 2005. Under the settlement, The Sands was fully indemnified by Main Event's insurer for the amount of the stipulated damages. The Sands was responsible for payment of its own legal fees, which were not material.

SELECTED FINANCIAL DATA

        The following table summarizes certain selected historical consolidated financial data of GB Holdings, and is qualified in its entirety by, and should be read in conjunction with GB Holdings' consolidated financial statements and related notes thereto contained elsewhere herein. The data as of December 31, 2004, 2003, 2002, 2001 and 2000 and for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 have been derived from the audited consolidated financial statements of GB Holdings at those dates and for those periods. The selected financial data as of March 31, 2005 and for the three months ended March 31, 2005 and 2004 are unaudited. For the three month periods ended March 31, 2005 and 2004, all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of the interim consolidated financial statements, have been included. Results for the three months ended March 31, 2005 and 2004 are not necessarily indicative of the results for the full year.

        All references herein to GB Holdings are on a consolidated basis and all operating assets, including cash, are owned by GB Holdings' subsidiaries, Atlantic Coast Entertainment Holdings Inc. and ACE Gaming LLC, and GB Holdings' sole asset is 2,882,938 shares of Atlantic Holdings Common Stock.

        GB Holdings implemented Statement of Position No. 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" and, therefore, adopted "fresh start reporting" as of September 30, 2000. The Company's emergence from its Chapter 11 proceedings resulted in a new reporting entity with no retained earnings or accumulated deficit as of September 30, 2000. Accordingly, GB Holdings' consolidated financial statements for periods prior to September 30, 2000 are not comparable to consolidated financial statements presented on or subsequent to September 30, 2000. Column headings have been included on the accompanying consolidated statement of operations data to distinguish between the pre-reorganization and post-reorganization entities.

GB HOLDINGS, INC. AND SUBSIDIARIES
(Dollars in thousands, except share data)

Statements of Operations Data:

	Unaudited	Unaudited	Post-reorganization						Pre- Reorganization
	Three Months Ended 3/31/05	Three Months Ended 3/31/04	Year Ended 12/31/04	Year Ended 12/31/03		Year Ended 12/31/02	Year Ended 12/31/01	10/01/00 through 12/31/00	01/01/00 through 09/30/00
Total Revenues	$45,308	$46,324	$194,389	$191,683		$213,273	$237,463	$47,910	$168,634
Promotional Allowances	(5,343)	(5,344)	(23,146)	(23,934)		(23,356)	(29,298)	(7,099)	(20,922)

Net revenues	39,965	40,990	171,243	167,749		189,917	208,165	40,811	147,712

Expenses:
Departmental	37,230	36,140	153,087	155,122		169,046	189,393	41,702	124,897
Depreciation and amortization	4,026	3,567	14,898	14,123		13,292	10,511	2,756	8,561
Provision for obligatory investments	238	368	1,165	1,434		1,521	1,238	1,068	853
Loss on impairment of assets	—	—	—	—		1,282	—	—	—
(Gain) loss on disposal of fixed assets	(4)		152	28		185	20	11	10

Total Expenses	41,490	40,075	169,302	170,707		185,326	201,162	45,537	134,321

Income (loss) from operations	(1,525)	915	1,941	(2,958)		4,591	7,003	(4,726)	13,391

Non-operating income (expense):
Interest income	107	111	422	627		1,067	2,671	1,338	518
Interest expense	(2,451)	(3,189)	(11,115)	(12,581)		(12,195)	(11,453)	(3,143)	(366)
Debt restructuring costs	(24)	(710)	(3,084)	(1,843)		—	—	—	—
Reorganization costs			—	—		—	—	34	(2,807)
Gain on prepetition debt discharge	—	—	—	—		—	—	—	14,795

Total non-operating expense, net	(2,368)	(3,788)	(13,777)	(13,797)		(11,128)	(8,782)	(1,771)	12,140

(Loss) income before income taxes	(3,893)	(2,873)	(11,836)	(16,755)		(6,537)	(1,779)	(6,497)	25,531
Income tax provision	(247)	(267)	(986)	(958)		(784)	(55)	—	—

Net (loss) income	$(4,140)	$(3,140)	$(12,822)	$(17,713)		$(7,321)	$(1,834)	$(6,497)	$25,531

Basic/diluted (loss) income per common share:	$(0.41)	$(0.31)	$(1.28)	$(1.77)		$(0.73)	$(0.18)	$(0.65)	$2.55 (1)

Weighted average common shares outstanding	10,000,000	10,000,000	10,000,000	10,000,000		10,000,000	10,000,000	10,000,000	10,000,000
Other Data:
Capital Expenditures	$571	$2,118	$17,378	$12,825		$14,058	$23,095	$2,934	$14,422
Ratio of earnings to fixed charges(3)			0.0x	(0.2	)x	0.5x	0.9x	5.9x (2)
Deficiency of less than one-to-one ratio			$11,483	$16,452		$6,300	$1,779	$—

Balance Sheet Data:

	As of 3/31/05	As of 12/31/04	As of 12/31/03	As of 12/31/02	As of 12/31/01	As of 12/31/00
Total assets	$217,054	$216,958	$227,563	$244,712	$255,922	$264,247
Total current capital leases	236	248	—	—	—	—
Line of credit	4,000	—	—	—	—	—
Total current portion long-term debt	43,741	43,741	—	—	—	—
Total non-current capital leases	385	432	—	—	—	—
Total long-term debt	66,259	66,259	110,000	110,000	110,371	110,838
Shareholders' equity	31,086	35,226	91,635	109,348	116,669	118,503

(1)
Income (loss) per share information is presented on a pro forma basis for periods presented prior to the September 30, 2000.

(2)
Includes $14,795 of gain on pre-petition debt discharge and is presented for combined full year 2000.

(3)
For purposes of calculating this ratio, earnings consist of the sum of (a) pretax income, (b) fixed charges and (c) amortization of capitalized interest, less the sum of interest capitalized. Fixed charges consists of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, and (c) our estimate of the interest within rental expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        In connection with the Consent Solicitation and Offer to Exchange described above, holders of $66,258,970 of 11% Notes exchanged such notes for an equal principal amount of 3% Notes. As a result, $43,741,030 of principal amount of the 11% Notes remain outstanding and will mature on September 29, 2005. GB Holdings' ability to pay the interest and principal amount of the remaining 11% Notes at maturity in September 2005 will depend upon its ability to refinance such Notes on favorable terms or at all or to derive sufficient funds from the sale of its Atlantic Holdings Common Stock or from a borrowing. If GB Holdings is unable to pay the interest and principal due on the remaining 11% Notes at maturity it could result in, among other things, the possibility of GB Holdings seeking bankruptcy protection or being forced into bankruptcy or reorganization. The status of the 11% Notes due September 2005 is currently being reviewed by the Company and various alternatives are being evaluated.

        GB Holdings management believes that cash flows generated from operations of its subsidiaries during 2005, as well as available cash reserves, will be sufficient to meet their operating plan. Based upon expected cash flow generated from operations, GB Holdings' management determined that it would be prudent for GB Holdings' subsidiaries to obtain a line of credit to provide additional cash availability, to meet the working capital needs of the subsidiaries, in the event that anticipated cash flow is less than expected or expenses exceed those anticipated. As a result of this determination, on November 12, 2004, Atlantic Holdings and ACE entered into a senior secured revolving credit facility, with Fortress Credit Corp, or Fortress, which provides for working capital loans of up to $10 million to be used for working capital purposes, in the operation of The Sands. The loan agreement and the loans thereunder have been designated by the Board of Directors of Atlantic Holdings and Atlantic Holdings, as manager of ACE, as Working Capital Indebtedness (as that term is defined in the Indenture, dated as of July 22, 2004, among Atlantic Holdings, as issuer, ACE, as guarantor, and Wells Fargo Bank, National Association, as trustee). As of December 31, 2004, Atlantic Holdings had not borrowed any funds available under the $10 million credit facility. As of March 31, 2005, Atlantic Holdings had outstanding borrowings of $4.0 million under the credit facility.

        Atlantic Holdings and ACE are currently exploring various plans for potential expansion and improvements. If they decide to expand and improve the facilities, they will need to obtain additional financing since internally generated funds and amounts available for borrowing under existing facilities would not be sufficient. They may not be able to obtain the required consents or additional financing.

Operating Activities

        At March 31, 2005, the Company had cash and cash equivalents of $14.9 million. The Company used $747,000 of net cash from operations during the three months ended March 31, 2005 compared to using $2.8 million during the same prior year period. The 2005 decrease in net cash used in operations was primarily due to a reduction in amounts used for accounts payable and accrued expenses and a decrease in interest expense associated with the reduced interest rate on debt associated with the exchange of approximately $66.3 million of 11% Notes for an equal amount of 3% Notes.

        At December 31, 2004, GB Holdings had cash and cash equivalents of $12.8 million. GB Holdings generated $4.4 million of net cash provided by operating activities during the year ended December 31, 2004 compared to $2.3 million used in operating activities and $9.7 million provided by operating activities during the years ending December 31, 2003 and 2002, respectively.

Investing Activities

        Capital expenditures for the three months ended March 31, 2005 amounted to approximately $571,000 compared to $2.1 million in 2004. In order to enhance its competitive position in the market place, the Company may determine to incur additional substantial costs and expenses to maintain, improve and expand its facilities and operations.

        The Company is required by the CCC to make certain quarterly deposits based on gross revenue with the Casino Reinvestment Development Authority ("CRDA") in lieu of a certain investment alternative tax. Deposits for the three months ended March 31, 2005 and 2004 amounted to $553,000 and $517,000, respectively.

        Capital expenditures for the year ended December 31, 2004 amounted to $17.4 million compared to $12.8 million and $14.1 million in 2004, 2003 and 2002, respectively. The 2004 expenditures primarily included the 15th floor suite renovations, new slot machines and refurbishing premium slot and table game areas of the casino. In order to enhance its competitive position in the market place, The Company may determine to incur additional substantial costs and expenses to maintain, improve and expand its facilities and operations depending on availability of cash flow.

        GB Holdings is required by the NJCCA to make certain quarterly deposits based on gross revenue with the CRDA in lieu of a certain investment alternative tax. Deposits for the years ended December 31, 2004, 2003 and 2002 amounted to $2.3 million, $2.3 million and $2.5 million, respectively.

Financing Activities

        In connection with the Consent Solicitation and Offer to Exchange described above, holders of approximately $66,259,000 of 11% Notes exchanged such notes for an equal principal amount of 3% Notes. As a result, approximately $43,741,000 of principal amount of the 11% Notes remain outstanding and mature on September 29, 2005. GB Holdings' ability to pay the interest and principal amount of the remaining 11% Notes at maturity on September 29, 2005 will depend upon its ability to refinance such Notes on favorable terms or at all or to derive sufficient funds from the sale of its Atlantic Holdings Common Stock or from a borrowing. If GB Holdings is unable to pay the interest and principal due on the remaining 11% Notes at maturity it could result in, among other things, the possibility of GB Holdings seeking bankruptcy protection or being forced into bankruptcy or reorganization. The 3% Notes mature on July 22, 2008.

        At March 31, 2005 and December 31, 2004 and 2003, accrued interest on the 11% Notes was $13,000, $1,216,000 and $3,092,000, respectively. Interest on the 11% Notes is due semi-annually on March 29th and September 29th. Accrued interest on the 3% Notes was $1,378,000 at March 31, 2005 and $883,000 at December 31, 2004. Interest on the 3% Notes is due at maturity, on July 22, 2008.

        On November 12, 2004, Atlantic Holdings and ACE entered into a Loan and Security Agreement or the Loan Agreement, by and among Atlantic Holdings, as borrower, ACE, as guarantor, and Fortress Credit Corp., as lender, and certain related ancillary documents, pursuant to which, Fortress agreed to make available to Atlantic Holdings a senior secured revolving credit line providing for working capital loans of up to $10 million or the Loans, to be used for working capital purposes in the operation of The Sands. The Loan Agreement and the Loans thereunder have been designated by the Board of Directors of Atlantic Holdings and Atlantic Holdings, as manager of ACE, as Working Capital Indebtedness (as that term is defined in the Indenture) or the Indenture, dated as of July 22, 2004, among Atlantic Holdings, as issuer, ACE, as guarantor, and Wells Fargo Bank, National Association, as trustee or the Trustee.

        The aggregate amount of the Loans shall not exceed $10 million plus interest. All Loans under the Loan Agreement are payable in full by no later than the day immediately prior to the one-year anniversary of the Loan Agreement, or any earlier date on which the Loans are required to be paid in full, by acceleration or otherwise, pursuant to the Loan Agreement.

        The outstanding principal balance of the Loan Agreement will accrue interest at a fixed rate to be set monthly which is equal to one month LIBOR (but not less than 1.5%), plus 8% per annum. In addition to interest payable on the principal balance outstanding from time to time under the Loan Agreement, Atlantic Holdings is required to pay to Fortress an unused line fee for each preceding three-month period during the term of the Loan Agreement in an amount equal to .35% of the excess of the available commitment over the average outstanding monthly balance during such preceding three-month period.

        The Loans are secured by a first lien and security interest on all of Atlantic Holdings' and ACE's personal property and a first mortgage on The Sands. Fortress entered into an Intercreditor Agreement, dated as of November 12, 2004, with the Trustee pursuant to the Loan Agreement. The Liens (as that term is defined in the Indenture) of the Trustee on the Collateral (as that term is defined in the Indenture), are subject and inferior to Liens which secure Working Capital Indebtedness such as the Loans.

        Fortress may terminate its obligation to advance and declare the unpaid balance of the Loans, or any part thereof, immediately due and payable upon the occurrence and during the continuance of customary defaults which include payment default, covenant defaults, bankruptcy type defaults, attachments, judgments, the occurrence of certain material adverse events, criminal proceedings, and defaults by Atlantic Holdings or ACE under certain other agreements.

        Pursuant to the Loan Agreement, Atlantic Holdings and ACE are required to maintain the following financial covenants; (1) a minimum EBITDA (as defined in the Loan Agreement) of $12.5 million, which shall be measured and confirmed as of the twelve month period ended each respective January 1, April 1, July 1 and October 1 of each year until the full and final satisfaction of the loan and (2) a Minimum Leverage Ratio of which the Borrower shall not permit its ratio of defined Total Debt to EBITDA, as measured and confirmed annually on a trailing twelve month basis to exceed 6.25:1. As of December 31, 2004, GB Holdings is in compliance with these covenants.

        Pursuant to New Jersey law, the corporate owner of The Sands is required to maintain a casino license in order to operate The Sands. The gaming licenses required to own and operate The Sands were required to be renewed in 2004, which required that the CCC determine that among other things, Atlantic Holdings and ACE are financially stable. In order to be found "financially stable" under NJCCA, Atlantic Holdings and ACE had to demonstrate among other things, its ability to pay, exchange, or refinance debts that mature or otherwise become due and payable during the license term, or to otherwise manage such debts. During July 2004, The Sands filed a timely renewal application of its casino license for a four year term. The CCC approved The Sands' casino license renewal application on September 29, 2004 with certain conditions, including monthly written reports on the status of the 11% Notes, a definitive plan to address the maturity of the 11% Notes, to be submitted no later than August 1, 2005 as well as other standard industry reporting requirements.

Critical Accounting Policies and Estimates

        GB Holdings' discussion and analysis of its results of operations and financial condition are based upon its consolidated financial statements that have been prepared in accordance with US generally accepted accounting principles or US GAAP. The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Estimates and assumptions are evaluated on an ongoing basis and are based on historical and other factors believed to be reasonable under the circumstances. The results of these estimates may form the basis of the carrying value of certain assets and liabilities and may not be readily apparent from other sources. Actual results, under conditions and circumstances different from those assumed, may differ from estimates. The impact and any associated risks related to estimates, assumptions, and accounting policies are discussed within Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as in the notes to the consolidated financial statements, if applicable, where such estimates, assumptions, and accounting policies affect GB Holdings' reported and expected financial results.

        GB Holdings believes the following accounting policies are critical to its business operations and the understanding of results of operations and affect the more significant judgments and estimates used in the preparation of its consolidated financial statements:

        Allowance for Doubtful Accounts—GB Holdings maintains accounts receivable allowances for estimated losses resulting from the inability of its customers to make required payments. The adequacy of the allowance is determined by management based on a periodic review of the receivable portfolio. Additional allowances may be required if the financial condition of GB Holdings' customers deteriorates.

        Commitments and Contingencies—Litigation—On an ongoing basis, GB Holdings assesses the potential liabilities related to any lawsuits or claims brought against GB Holdings. While it is typically very difficult to determine the timing and ultimate outcome of such actions, GB Holdings uses its best judgment to determine if it is probable that it will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss, if any, can be made. In assessing probable losses, GB Holdings makes estimates of the amount of insurance recoveries, if any. GB Holdings accrues a liability when it believes a loss is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertainties related to the eventual outcome of litigation and potential insurance recovery, it is possible that certain matters may be resolved for amounts materially different from any provisions or disclosures that GB Holdings has previously made.

        Long-Lived Assets—GB Holdings periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Assumptions and estimates used in the determination of impairment losses, such as future cash flows and disposition costs, may affect the carrying value of long-lived assets and possible impairment expense in GB Holdings' consolidated financial statements.

        Self-Insurance—GB Holdings retains the obligation for certain losses related to customer's claims of personal injuries incurred while on GB Holdings property as well as workers compensation claims beginning in 2002 and major medical claims for non-union employees beginning in 2003. GB Holdings accrues for outstanding reported claims, claims that have been incurred but not reported and projected claims based upon management's estimates of the aggregate liability for uninsured claims using historical experience, and adjusting company's estimates and the estimated trends in claim values. Although management believes it has the ability to adequately project and record estimated claim payments, it is possible that actual results could differ significantly from the recorded liabilities.

        Income Taxes—GB Holdings accounts for income tax assets and liabilities in accordance with Statement of Financial Accounting Standards, Accounting for Income Taxes, or SFAS No. 109. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. GB Holdings maintains valuation allowances where it is determined more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the tax provision in the period of change. In determining whether a valuation allowance is warranted, Management takes into account such factors as prior earnings history, expected future earnings, carryback and carryforward periods, and tax planning strategies. Management believes that it is more likely than not that the tax benefits of certain future deductible temporary differences will be realized based on the reversal of existing temporary differences, and therefore, a valuation allowance has not been provided for these deferred tax assets. Additionally, management has determined that the realization of certain of GB Holdings' deferred tax assets is not more likely than not and, as such, has provided a valuation allowance against those deferred tax assets at December 31, 2004 and 2003.

        Allowance for Obligatory Investments—GB Holdings obligatory investment allowances for its investments made in satisfaction of its CRDA obligation. The obligatory investments may ultimately take the form of CRDA issued bonds, which bear interest at below market rates, direct investments or donations. CRDA bonds bear interest at approximately one-third below market rates. Management bases its reserves on the type of investments the obligation has taken or is expected to take. Donations of The Sands' quarterly deposits to the CRDA have historically yielded a 51% future credit or refund of obligations. Therefore, management has reserved the predominant balance of its obligatory investments at between 33% and 49%.

Results of Operations

Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004

  Revenues

        Overall casino revenues decreased $778,000 for the three months ended March 31, 2005 compared to the same prior year period, The decrease in casino revenue is a result of decreased slot win of $2,163,000, partially offset by increased table game win of $1,385,000. Table game drop increased by $192,000 (0.3%) during the three months ended March 31, 2005 compared with the same prior year period despite a highly competitive Atlantic City market. GB Holdings' increase in table game drop is a result of a combination of enhanced player development efforts, especially in Asian marketing, and an increase in the number of table games, which included games favored by Asian players. The table game hold percentage increased 2.3 percentage points to 17.7% for the three month period ended March 31, 2005 compared to the same period for the prior year. Slot machine handle decreased $30.8 million (7.1%) during the three months ended March 31, 2005, compared with the same period of 2004. GB Holdings' 2005 decrease in handle is primarily attributed to the effect of an increased capacity in slots, hotel, and parking at existing Atlantic City Casinos. This decrease in slot machine handle is partially offset by an increase in hold percentage.

        Food and beverage revenue decreased $124,000 (2.5%) for the three months ended March 31, 2005 compared to the same prior year period. This decrease is due to decreased food revenue ($153,000) partially offset by an increase in beverage revenue ($29,000).

  Promotional Allowances

        Promotional allowances are comprised of the estimated retail value of goods and services provided to casino customers under various marketing programs. As a percentage of casino revenues, promotional allowances increased to 14.3% during the three months ended March 31, 2005 from 14.0% during the same prior year period. The increase in this ratio is attributable to the Company's efforts to retain casino gaming market share due to the competitiveness within the Atlantic City market.

  Department Expenses

        Casino expenses decreased by $387,000 (3.2%) for the three months ended March 31, 2005 compared to the same prior year period. The decrease in casino expenses is primarily due to the reduction in payroll and related expenses ($459,000) due to labor efficiencies. This was partially offset by an increase in regulatory fee ($272,000) due to a credit received from surplus NJCCC funds in 2004.

        Hotel expenses increased $48,000 for the three months ended March 31, 2005 compared to the same prior year period. The increases were due to fewer costs allocated to casino expenses ($134,000) as a result of decreased room complementaries generated by casino promotions. Total complimentary room nights decreased by 1,044 or 3.2% over the same prior year period. Rooms payroll and benefits decreased $110,000 due to labor efficiencies.

        Food and beverage expenses decreased $461,000 for the three months ended March 31, 2005 compared to the same prior year period. The decrease was primarily due to decreases in payroll and related expense ($325,000) due to increased labor efficiencies. The decreases were also due to decreases in food and beverage cost of sales ($214,000) as a result of decreased food revenue, which was offset slightly by a reduction of allocable costs of complementaries ($76,000) to casino expense.

  General and Administrative Expenses

        Selling, general, and administrative expenses increased $1.9 million for the three months ended March 31, 2005, compared to the same period last year. The increases were due to increased advertising and promotions expenses ($1.5 million), legal fees ($324,000), and repairs and maintenance expense ($130,000).

  Depreciation and Amortization

        Depreciation and amortization expense increased $459,000 for the three month period ended March 31, 2005, compared to the same prior year period due to an increase in depreciation expense as a result of the continued investment in infrastructure and equipment during the current and preceding year.

  Interest Expense

        Interest expense decreased $738,000 during the three month period ended March 31, 2005, compared to the same period in 2004. The decrease is primarily due to the reduced interest rate on debt associated with the exchange of approximately $66.3 million of 11% Notes for an equal amount of 3% Notes.

2004 Compared to 2003 and 2002

Gaming Operations

  Patron Gaming Volume

        Information contained herein, regarding Atlantic City casinos other than The Sands, was obtained from reports filed with the Commission.

        Table game drop increased by $30.0 million (13.8%) during 2004 compared with 2003 and decreased by $24.7 million (10.2%) in 2003 compared to 2002. By comparison, according to Commission reports, table game drop at all other Atlantic City casinos increased 10.3% in 2004 compared to 2003 and by 2.6% in 2003 compared to 2002. During 2004, The Sands has gradually increased its number of table games to 83 units at December 31, 2004 after increasing to 73 units in 2003 from 40 units at the end of 2002. The table game product was supported by marketing, player development and customer service programs that focused on attracting premium and middle category table game players.

        Slot machine handle decreased $124.0 million (6.5%) during 2004, compared with 2003 and $307.5 million (13.8%) in 2003 compared to 2002. By comparison, according to Commission reports, the percentage increase in slot machine handle for all other Atlantic City casinos for the same periods was 6.7% and 2.1%, respectively. The decreased Sands slot handle during 2004 and 2003 can be attributed to an increase in competitive capacity of both gaming space and hotel rooms in the Atlantic City Market. The number of slot machines increased slightly at The Sands to 2,205 at December 31, 2004 compared to 2,202 at December 31, 2003. For all other Atlantic City casinos, the number of slot machines decreased 1.9% in 2004 compared to 2003.

  Revenues

        Casino revenues at The Sands increased by $2.8 million (1.8%) in 2004 compared to 2003 and decreased by $20.3 million (11.5%) in 2003 compared to 2002. The 2004 increase was due to the $7.0 million increase in table game revenues, which was a result of the $30.0 million (13.8%) increase in table game drop and a 1.0% increase in table hold percentage. An increase in slot hold percentage from 7.78% in 2003 to 8.15% in 2004 slightly offset the impact of the decrease in slot handle. The 2003 decrease was due to the $19.3 million decline in slot revenues, which was a result of the $307.5 million (13.8%) decrease in slot handle. The decrease in slot handle was primarily due to an increase in competitive capacity in the Atlantic City market.

        Room revenues decreased by $86,000 (0.8%) in 2004 compared to 2003 and by $149,000 (1.3%) in 2003 compared to 2002. The 2004 decrease is due to a decrease in occupied room nights offset slightly by an increase in average room rates. The 2004 decrease in occupied room nights was due to the continuing increased rooms inventory in the Atlantic City market and a conscious decision to reduce the number of complimentary rooms allotted to lower rated customers as compared to the prior year. The 2003 decrease is due to a decrease in occupied room nights while average room rates remained flat. This was a result of a decrease in occupied room nights for cash sales, offset slightly by an increase in occupied room nights for complimentary rooms. The 2003 decline in occupied room nights for cash sales is primarily due to the increased rooms inventory in the Atlantic City market as a result of the Borgata, which opened in July 2003, as well as room additions at existing competitors.

        Food and beverage revenues decreased $64,000 (0.3%) in 2004 compared to 2003 and decreased by $1.4 million (5.8%) in 2003 compared to 2002. The 2004 decrease is due to a $662,000 decrease in food revenue offset by a $598,000 increase in beverage revenues. The decrease in food revenue is primarily due to a decrease in cash sales and covers in the Boardwalk Buffet. The increase in beverage revenue is due to increased sales (cash and complimentary) in Swingers Lounge. The 2003 decrease is due to a decrease in food revenue ($2.2 million) partially offset by an increase in beverage revenues ($841,000). The decrease in food revenue occurred predominantly in the high volume outlets (Boardwalk Buffet and Food Factory). The Food Factory has been closed since December 2002. In 2002, these outlets were the preferred choice of and marketed to the mass category slot player. The 2003 increase in beverage revenue is primarily due to the new Swingers lounge, which opened in July 2003, as well as increases in room service and casino service bars.

        Other revenues increased $26,000 in 2004 compared to 2003 and by $179,000 (4.8%) in 2003 compared to 2002. The 2004 increase is due to increased revenue from outlet rentals, parking and commissions offset by decreases in entertainment and retail sales. The 2003 increase is due to increased revenue in entertainment, lobby store sales and parking. These increases were primarily from complimentaries provided to customers in the middle and premium segments.

  Promotional Allowances

        Promotional allowances are comprised of the estimated retail value of complimentary goods and services provided to the casino customers under various marketing programs. As a percentage of casino revenues, promotional allowances decreased to 14.7% during 2004 compared to 15.5% during 2003 and increased from 13.3% in 2002. The 2004 decrease is primarily attributable to an increased reliance on more profitable customers and less reliance on lower rated room customers. The 2003 increase is a result of the marketing, player development and customer service programs implemented to maintain and recapture lost market share in the middle and premium player segments due to the reduction in table games and the marketing program during the summer of 2002 that focused on the mass slot player segments.

  Expenses

        Casino expenses at The Sands decreased by $2.2 million (4.2%) in 2004 compared to 2003 and by $7.3 million (12.2%) in 2003 compared to 2002. The 2004 decrease is primarily due to reduced payroll and benefits costs ($1.9 million) as a result of the increased utilization of ticket-in/ticket-out slot technology, which reduces related slot and cashier labor. The 2003 decrease is primarily due to a reduction in casino payroll and employee benefits ($2.4 million) as a result of a full year of lower employment levels related to a series of layoffs and job eliminations beginning in 2001. Other favorable casino expense variances in 2003 were directly related to the lower casino revenues, including gaming taxes ($1.8 million). The 2002 decrease in casino expenses is primarily due to the reduction of complimentary costs associated with food and beverage and decreased casino payroll expenses due to the reduction in table games. The decrease in the provision for doubtful accounts expense was caused by a reduction in credit issuance due to lower table game activity. Lower costs for customer transportation were a result of reduced volume in air travel and ground transportation. Reductions in advertising expense and gaming revenue tax also contributed significantly to the decreases in casino expenses in 2002.

        Rooms expenses increased by $720,000 (26.9%) in 2004 compared to 2003 and decreased by $962,000 (26.4%) in 2003 compared to 2002. The 2004 increase is primarily due to less allocable cost related to a decrease in complimentary rooms utilization by casino and marketing departments ($849,000). The 2003 decrease is primarily due to reductions in staffing, which reduced payroll and employee benefits. Linen usage and laundry expense decreased as a result of fewer occupied rooms in 2003 compared to 2002.

        Food and beverage expenses decreased by $551,000 (6.5%) in 2004 compared to 2003 and by $1.9 million (18.0%) in 2003 compared to 2002. The 2004 decrease is primarily due to lower payroll and employee benefits ($1.2 million) and cost of food sales ($139,000) offset by increased costs as a result of lower allocable costs for complimentaries ($366,000) and employee meals ($240,000). Cost of beverage sales increased also ($203,000) as a direct result of increased sales. The 2003 decrease is due to a decrease in payroll and employee benefits as a result of staffing reductions. Food cost of sales decreased as a result of lower food costs in the Boardwalk Buffet and the closing of the Food Factory in 2002. These favorable variances were offset slightly by lower allocable food and beverage costs transferred to other departments.

        Other expenses decreased by $427,000 (32.9%) in 2004 compared to 2003 and increased by $75,000 (6.1%) in 2003 compared to 2002. The 2004 decrease is due to lower costs for headline entertainment and allocable cost of complimentaries as a result of fewer headline shows in 2004 than 2003. The 2003 increase was due to increased entertainment costs as the theatre was open more often with headliner entertainers than it was in 2002.

        Selling, general and administrative expenses increased by $413,000 (0.5%) in 2004 compared to 2003 and decreased by $3.9 million (4.1%) in 2003 compared to 2002. The 2004 increase is due to increases in utilities ($443,000), advertising and payroll taxes ($362,000) partially offset by decreases in allocated cost of complimentaries ($1.0 million). The 2003 decrease was primarily due to lower payroll and benefits costs ($2.1 million) as a result of continued labor efficiencies. Also contributing to the decrease in 2003, was lower severance payouts ($1.6 million) than in 2002 as a result of smaller adjustments in staffing levels than in the prior year. These favorable variances were offset somewhat by increases in insurance premiums and reserves due to market conditions and higher payouts and more significant claims in 2003.

        Depreciation and amortization increased by $775,000 (5.5%) in 2004 compared to 2003 and by $831,000 (5.7%) in 2003 compared to 2002. The 2004 and 2003 increase is due to increased depreciation expense ($773,000 and $826,000, respectively) resulting from further renovations and upgrades to infrastructure and public areas such as the replacement of slot machines, the 15th floor suite renovations, Swingers Lounge, Platinum Club and the new bus entrance and waiting area.

  Interest Income and Expense

        Interest income decreased by $205,000 (32.7%) in 2004 compared to 2003 and by $440,000 (41.2%) in 2003 compared to 2002. The 2004 and 2003 decreases were due to lower invested cash reserves, which were used to fund capital expenditures, debt restructuring costs and consent fees during those years.

        Interest expense decreased by $1.5 million (11.7%) in 2004 compared to 2003 and increased by $386,000 (3.2%) in 2003 compared to 2002. The 2004 decrease is primarily due to the modification of debt resulting in the exchange of approximately $66.3 million in notes accruing interest at 11% for an equal amount at 3% interest. The increase in 2003 is due to lower levels of capitalized interest than in 2002.

  Income Tax Provision

        Income tax provision increased $28,000 (2.9%) in 2004 compared to 2003 and $174,000 (22.2%) in 2003 compared to 2002. The 2004 increase is primarily due to the increase in net revenues, which is the basis for the New Jersey Alternative Minimum Assessment. The 2003 increase is predominantly due to the newly enacted New Jersey Casino Net Income Tax ($175,000), which became effective in July 2003.

Contractual Obligations

        The following table sets forth the contractual obligations of GB Holdings at December 31, 2004.

	Payments Due By Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Long-Term Debt	$110,000,000	$$43,741,000	$—	$66,259,000	$—
Capital Lease Obligations	760,000	286,000	474,000	—	—
Obligatory Contributions:
CRDA Obligation	4,736,000	74,000	154,000	2,244,000	2,264,000
VLT Agreement	2,860,000	953,000	1,907,000	—	—
Operating Leases:
Madison House	16,226,000	1,800,000	3,996,000	3,996,000	6,434,000
Equipment	167,000	167,000	—	—	—

Total Contractual Obligations	$134,749,000	$$47,021,000	$6,531,000	$72,499,000	$8,698,000

Risk Factors Related to the Business of GB Holdings

GB Holdings may be unable to pay the interest or principal on the 11% Notes at maturity which may impact our ability to continue as a going concern.

        GB Holdings' ability to pay the interest and principal amount of the remaining 11% Notes at maturity on September 29, 2005 will depend upon its ability to refinance such Notes on favorable terms or at all or to derive sufficient funds from the sale of its Atlantic Holdings Common Stock or from a borrowing. If GB Holdings is unable to pay the interest and principal due on the remaining 11% Notes at maturity it could result in, among other things, the possibility of GB Holdings seeking bankruptcy protection or being forced into bankruptcy or reorganization.

The Sands must maintain its casino license in order to operate.

        Pursuant to New Jersey law, the corporate owner of The Sands is required to maintain a casino license in order to operate The Sands. The gaming licenses required to own and operate The Sands were required to be renewed in 2004, which required that the CCC determine that among other things, Atlantic Holdings and ACE are financially stable. In order to be found "financially stable" under the NJCCA, Atlantic Holdings and ACE must demonstrate among other things, their ability to pay, exchange, or refinance debts that mature or otherwise become due and payable during the license term, or to otherwise manage such debts. During July 2004, a timely renewal application of its casino license for a four year term was filed. The CCC approved the casino license renewal application for a four year term on September 29, 2004 with certain conditions, including monthly written reports on the status of the 11% Notes, a definitive plan by GB Holdings to address the maturity of the 11% Notes, to be submitted no later than August 1, 2005 as well as other standard industry reporting requirements.

Going Concern Consideration.

        GB Holdings consolidated financial statements have been prepared assuming it will continue as a going concern. Its independent registered public accounting firm's report on GB Holdings' consolidated financial statements includes an explanatory paragraph relating to substantial doubt as to the ability of GB Holdings to continue as a going concern, due to GB Holdings' recurring net losses, net working capital deficiency and significant current debt obligations. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. On September 29, 2005, the 11% Notes will mature and GB Holdings will owe approximately $46.1 million in interest and principal payments. If GB Holdings is unable to pay the interest and principal due at maturity, it will be in default on the 11% Notes.

GB Holdings may need to increase capital expenditures to compete effectively.

        Capital expenditures, such as room refurbishments, amenity upgrades and new gaming equipment, are necessary from time to time to preserve the competitiveness of GB Holdings. The gaming industry is very competitive and is expected to become more competitive in the future. If cash from operations is insufficient to provide for needed levels of capital expenditures, The Sands' competitive position could deteriorate if GB Holdings is unable to borrow funds for such purposes.

If GB Holdings fails to offer competitive products and services or maintain the loyalty of The Sands' patrons, its business will be adversely affected.

        In addition to capital expenditures, GB Holdings is required to anticipate the changing tastes of The Sands' patrons and offer both competitive and innovative products and services to ensure that repeat patrons return and new patrons visit The Sands. The demands of meeting GB Holdings' debt service payments and the need to make capital expenditures limits the available cash to finance such products and services. In addition, the consequences of incorrect strategic decisions may be difficult or impossible to anticipate or correct in a timely manner.

GB Holdings' quarterly operating results are subject to fluctuations and seasonality, and if GB Holdings fails to meet the expectations of securities analysts or investors, GB Holdings' share price may decrease significantly.

        GB Holdings' quarterly operating results are highly volatile and subject to unpredictable fluctuations due to unexpectedly high or low losses, changing customer tastes and trends, unpredictable patron gaming volume, the proportion of table game revenues to slot game revenues, weather and discretionary decisions by The Sands' patrons regarding frequency of visits and spending amounts. GB Holdings' operating results for any given quarter may not meet analyst expectations or conform to the operating results of GB Holdings' local, regional or national competitors. If GB Holdings' operating results do not conform to such expectations our share price may be adversely affected. Conversely, favorable operating results in any given quarter may be followed by an unexpected downturn in subsequent quarters.

Increased state taxation of gaming and hospitality revenues could adversely affect GB Holdings' results of operations.

        The casino industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. Gaming companies are currently subject to significant state and local taxes and fees in addition to normal federal and state corporate income taxes. For example, casinos in Atlantic City pay for licenses as well as special taxes to the city and state. New Jersey taxes annual gaming revenues at the rate of 8.0%. New Jersey also levies an annual investment alternative tax of 2.5% on annual gaming revenues in addition to normal federal and state income taxes. This 2.5% obligation, however, can be satisfied by purchasing certain bonds or making certain investments in the amount of 1.25% of annual gaming revenues. On July 3, 2002, the State of New Jersey passed the New Jersey Business Tax Reform Act, which, among other things, suspended the use of the New Jersey net operating loss carryforwards for two years and introduced a new alternative minimum assessment under the New Jersey corporate business tax based on gross receipts or gross profits. For the years ended December 31, 2004 and 2003, there was a charge to income tax provision of $636,000 and $778,000, respectively, related to the impact of the New Jersey Business Tax Reform Act.

        On July 1, 2003, the State of New Jersey amended the NJCCA to impose various tax increases on Atlantic City casinos, including The Sands. Among other things, the amendments to the NJCCA include the following new tax provisions: (i) a new 4.25% tax on casino complimentaries, with proceeds deposited to the Casino Revenue Fund; (ii) an 8% tax on casino service industry multi-casino progressive slot machine revenue, with the proceeds deposited to the Casino Revenue Fund; (iii) a 7.5% tax on adjusted net income of licensed casinos or the Casino Net Income Tax in State fiscal years 2004 through 2006, with the proceeds deposited to the Casino Revenue Fund; (iv) a fee of $3.00 per day on each hotel room in a casino hotel facility that is occupied by a guest, for consideration or as a complimentary item, with the proceeds deposited into the Casino Revenue Fund in State fiscal years 2004 through 2006, and beginning in State fiscal year 2007 $2.00 of the fee deposited into the Casino Revenue Fund and $1.00 transferred to the CRDA; (v) an increase of the minimum casino hotel parking charge from $2 to $3, with $1.50 of the fee to be deposited into the Casino Revenue Fund in State fiscal years 2004 through 2006, and beginning in State fiscal year 2007, $0.50 to be deposited into the Casino Revenue Fund and $1.00 to be transferred to the CRDA for its purposes pursuant to law, and for use by the CRDA to post a bond for $30 million for deposit into the Casino Capital Construction Fund, which was also created by the July 1, 2003 Act; and (vi) the elimination of the deduction from casino licensee calculation of gross revenue for uncollectible gaming debt. These changes to the NJCCA, and the new taxes imposed on The Sands and other Atlantic City casinos, has reduced the Company's profitability.

        Future changes in New Jersey state taxation of casino gaming companies cannot be predicted and any such changes could adversely affect The Company's profitability.

Energy price increases may adversely affect GB Holdings' costs of operations and revenues of The Sands.

        The Sands uses significant amounts of electricity, natural gas and other forms of energy. While no shortages of energy have been experienced, substantial increases in the cost of forms of energy in the U.S. will negatively affect GB Holdings' operating results. The extent of the impact is subject to the magnitude and duration of the energy price increases, but this impact could be material. In addition, higher energy and gasoline prices which affect The Sands' customers may result in reduced visitation to The Sands' property and a reduction in revenues.

A downturn in general economic conditions may adversely affect GB Holdings' results of operations.

        GB Holdings' business operations are affected by international, national and local economic conditions. A recession or downturn in the general economy, or in a region constituting a significant source of customers for The Sands' property, could result in fewer customers visiting GB Holdings' property and a reduction in spending by customers who do visit GB Holdings' property, which would adversely affect the Company's revenues while some of its costs remain fixed, resulting in decreased earnings.

        A majority of The Sands' patrons are from automobile travel and bus tours. Higher gasoline prices could reduce automobile travel to The Sands' location and could increase bus fares to The Sands. In addition, adverse winter weather conditions could reduce automobile travel to The Sands' location and could reduce bus travel. Accordingly, GB Holdings' business, assets, financial condition and results of operations could be adversely affected by a weakening of regional economic conditions and higher gasoline prices or adverse winter weather conditions.

Acts of terrorism and the uncertainty of the outcome and duration of the activity in Iraq and elsewhere, as well as other factors affecting discretionary consumer spending, have impacted the gaming industry and may harm GB Holdings' operating results and GB Holdings' ability to insure against certain risks.

        The potential for future terrorist attacks, the national and international responses to terrorist attacks and other acts of war or hostility have created many economic and political uncertainties which could adversely affect GB Holdings' business and results of operations. Future acts of terror in the U.S. or an outbreak of hostilities involving the United States, may again reduce The Sands' guests' willingness to travel with the result that GB Holdings' operations will suffer.

GB Holding may incur losses that would not be covered by insurance and the cost of insurance will increase.

        Although GB Holdings is required to maintain insurance customary and appropriate for its business GB Holding cannot assure you that insurance will be available or adequate to cover all loss and damage to which GB Holdings' business or GB Holdings' assets might be subjected. In connection with insurance renewals subsequent to September 11, 2001, the insurance coverage for certain types of damages or occurrences has been diminished substantially and is unavailable at commercial rates. GB Holdings is self-insured for certain risks. The lack of insurance for certain types or levels of risk could expose GB Holding to significant losses in the event that an uninsured catastrophe occurred. Any losses GB Holding incurs that are not covered by insurance may decrease its future operating income, require it to find replacements or repairs for destroyed property and reduce the funds available for payments of its obligations on the 11% Notes and 3% Notes.

There are risks related to the creditworthiness of patrons of the casinos.

        GB Holding is exposed to certain risks related to the creditworthiness of its patrons. Historically The Sands has extended credit on a discretionary basis to certain qualified patrons. For the year ended December 31, 2004, gaming credit extended to The Sands' table game patrons accounted for approximately 21.8% of overall table game wagering, and table game wagering accounted for approximately 12.1% of overall casino wagering during the period. At December 31, 2004, gaming receivables amount to $7.8 million before an allowance for uncollectible gaming receivables of $3.5 million. There can be no assurance that defaults in the repayment of credit by patrons of The Sands would not have a material adverse effect on the results of operations of The Sands and, consequently GB Holding.

GB Holdings' success depends in part on the availability of qualified management and personnel and on GB Holdings' ability to retain such employees.

        The quality of individuals hired for positions in the hotel and gaming operations will be critical to the success of GB Holdings' business. It may be difficult to attract, retain and train qualified employees due to the competition for employees with other gaming companies and their facilities in GB Holdings' jurisdiction and nationwide. The Borgata opening and other Atlantic City casino expansions has aggravated this problem. Future expansions, in Atlantic City or other neighboring jurisdictions, could further exacerbate this situation. There can be no assurance that GB Holdings will be successful in retaining current personnel or in hiring or retaining qualified personnel in the future. A failure to attract or retain qualified management and personnel at all levels or the loss of any of GB Holdings' or Operating's key executives could have a material adverse effect on the Company's financial condition and results of operations.

Risk Factors Related to the Gaming Industry

The gaming industry is highly competitive.

        The gaming industry is highly competitive and GB Holdings' competitors may have greater resources than GB Holdings. If other properties operate more successfully, if existing properties are enhanced or expanded, or if additional hotels and casinos are established in and around the location in which GB Holdings conducts business, GB Holding may lose market share. In particular, expansion of gaming in or near the geographic area from which GB Holding attracts or expects to attract a significant number of customers could have a significant adverse effect on GB Holdings' business, financial condition and results of operations. The Sands competes, and will in the future compete, with all forms of existing legalized gaming and with any new forms of gaming that may be legalized in the future. Additionally, GB Holdings faces competition from all other types of entertainment.

Pending and enacted gaming legislation from neighboring States and New Jersey may harm The Sands.

        In the summer of 2003, the State of New Jersey considered approving VLTs at the racetracks in the state and on July 1, 2003, the NJCCA was amended to impose various new and increased taxes on casino license revenues. There is no guarantee that New Jersey will not consider approving VLTs in the future, and if VLTs are approved, it could adversely affect GB Holdings' operations, and an increase in the gross gaming tax without a significant simultaneous increase in revenue would adversely affect GB Holdings' results of operations.

        In April 2004, the casino industry, the CRDA and the New Jersey Sports and Exposition Authority agreed to a plan regarding New Jersey VLTs. Under the plan, casinos will pay a total of $96 million over a period of four years, of which $10 million will fund, through project grants, North Jersey CRDA projects and $86 million will be paid to the New Jersey Sports and Exposition Authority who will then subsidize certain New Jersey horse tracks to increase purses and attract higher-quality races that would allow them to compete with horse tracks in neighboring states. In return, the race tracks and New Jersey have committed to postpone any attempts to install VLTs for at least four years. $52 million of the $86 million would be donated by the CRDA from the casinos' North Jersey obligations and $34 million would be paid by the casinos directly. It is currently estimated that The Sands' current CRDA deposits for North Jersey projects are sufficient to fund The Sands' proportionate obligations with respect to the $10 million and $52 million commitments. The Sands' proportionate obligation with respect to the $34 million commitment is estimated to be approximately $1.3 million payable over a four year period. The Sands' proportionate obligation with respect to the combined $10 million and $52 million commitment is estimated to be approximately $2.5 million payable over a four year period.

        The Sands also competes with legalized gaming from casinos located on Native American tribal lands. In July 2004, the Appellate Division of the Supreme Court of New York unanimously ruled that Native American owned casinos could legally be operated in New York under the New York State law passed in October 2001. That law permits three casinos in Western New York, all of which would be owned by the Seneca Indian Nation. The law also permits up to three casinos in the Catskills in Ulster and Sullivan Counties, also to be owned by Native American Tribes. In addition, the legislation allows slot machines to be placed in Native American-owned casinos. The court also ruled that New York could participate in the Multi-State Mega Millions Lottery Game.

        The New York law had also permitted the installation of VLTs at five racetracks situated across the State of New York. In the July 2004 ruling, the Appellate Division ruled that a portion of the law was unconstitutional because it required a portion of the VLTs revenues to go to horse-racing, breeding funds and track purses. It is anticipated that ruling will be appealed.

        The Pennsylvania legislature passed and the governor signed a bill in July 2004 that will allow for up to 61,000 slot machines state wide in up to 14 different locations, seven or eight of which would be racetracks plus four or five slot parlors in Philadelphia and Pittsburgh and two small resorts.

        Maryland is among the other states contemplating some form of gaming legislation. Maryland's proposed legislation would authorize VLTs at some of Maryland's racing facilities. The Maryland Legislature did not enact any legalized gaming legislation during their 2004 legislative sessions which ended September 30, 2004.

        The Sands' market is primarily a drive-to market, and legalized gambling in Pennsylvania, the Catskills and any other neighboring state within close proximity to New Jersey could have a material adverse effect on the Atlantic City gaming industry overall, including The Sands.

        On March 1, 2005, the Acting Governor of the State of New Jersey proposed a state budget for the 2005-2006 fiscal year which includes as a revenue source the proceeds from installation and operation of 1,500 to 2,000 VLTs at the Meadowlands Racetrack in East Rutherford, New Jersey. This location in Northern New Jersey would be in direct competition for gamblers who now frequent the Atlantic City casinos. At this time, there is no certainty that the Legislature of New Jersey will enact the necessary legislation to permit the installation and operation of these VLTs.

Holders of the Company's securities are subject to the CCC and the NJCCA.

        The holders of the GB Holding common stock, the 11% Notes and the 3% Notes are subject to certain regulatory restrictions on ownership. While holders of publicly traded obligations such as the 11% Notes and the 3% Notes are generally not required to be investigated and found suitable to hold such securities, the CCC has the discretionary authority to (i) require holders of securities of corporations governed by New Jersey gaming law to file applications; (ii) investigate such holders; and (iii) require such holders to be found suitable or qualified to be an owner or operator of a gaming establishment. Pursuant to the regulations of the CCC such gaming corporations may be sanctioned, including the loss of its approvals, if, without prior approval of the CCC, it (i) pays to the unsuitable or unqualified person any dividend, interest or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable or unqualified person in connection with the securities; (iii) pays the unsuitable or unqualified person remuneration in any form; or (iv) makes any payments to the unsuitable or unqualified person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction. If GB Holdings is served with notice of disqualification of any holder, such holder will be prohibited by the NJCCA from receiving any payments on, or exercising any rights connected to, the GB Holdings' Common Stock, the 11% Notes, or the 3% Notes as applicable.

Quantitative and Qualitative Disclosures About Market Risk

        Market risk is the risk of loss arising from changes in market rates and prices, such as interest rates and foreign currency exchange rates. GB Holdings does not have securities subject to interest rate fluctuations and has not invested in derivative-based financial instruments. The note entitled "Long-Term Debt" in the Notes to the Consolidated Financial Statements of GB Holdings included in this information statement outlines the principal amounts, interest rates, fair values and other terms required to evaluate the expected sensitivity of interest rate changes on the fair value of GB Holdings' long-term debt.

        No market exists for GB Holdings' 11% notes since April 16, 2004, the last full trading day prior to the delisting of the 11% notes from trading on the American Stock Exchange, therefore the fair market value of GB Holdings' fixed rate debt was $35.4 million compared with its carrying amount of $43.7 million at March 31, 2005.

APPENDIX E: UNAUDITED PRO FORMA FINANCIAL DATA
FOR AMERICAN REAL ESTATE PARTNERS, L.P.

        The unaudited pro forma condensed consolidated financial statement information set forth below is presented to reflect the pro forma effects of the following transactions as if they occurred on the dates indicated as discussed below:

        (i)    The Acquisitions; and

        (ii)   The issuance of $480.0 million of Senior Notes due 2013 at an interest rate of 7 1/8% per annum in February 2005.

        The Acquisitions will be accounted for as a combination of entities under common control and are recorded at the historical basis of the entities as of the date acquired by AREP. AREP will prepare restated financial statements to include the historical financial position and results of operations up to the date of the Acquisitions for periods that the entities were under common control. The unaudited condensed historical combined balance sheet at March 31, 2005 included herein includes the combination of NEG Holding, GB Holdings and Panaco, which presentation AREP anticipates will be materially consistent with AREP's presentation of its actual consolidated balance sheet after the consummation of the Acquisitions.

        The unaudited pro forma condensed consolidated balance sheet has been prepared as if the Acquisitions and the other transactions described above had occurred on March 31, 2005. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2005 gives effect to the unaudited pro forma adjustments necessary to account for the Acquisitions and the other transactions described above.

        The unaudited pro forma condensed historical combined statements of earnings for each of the years ended December 31, 2004, 2003 and 2002 (1) combine the historical consolidated statements of earnings of NEG Holding and GB Holdings for each such year, which financial statements are included elsewhere in this information statement, and (2) reflects the combination of such companies during a period of common control, which presentation AREP anticipates will be materially consistent with AREP's presentation of restated consolidated statements of earnings after the consummation of the Acquisitions.

        The unaudited pro forma condensed consolidated statements of earnings for the three months ended March 31, 2005 (1) combine the historical consolidated statements of earnings of NEG Holding, GB Holdings and Panaco for the three months ended March 31, 2005 which financial statements are included elsewhere in this proxy statement, and (2) reflects the combination of such companies during a period of common control, which presentation AREP anticipates will be materially consistent with AREP's presentation of restated consolidated statements of earnings after the consummation of the Acquisitions.

        The unaudited pro forma condensed consolidated financial statement information is based on, and should be read together with, (1) AREP's (unaudited) consolidated financial statements as of March 31, 2005 and for the three months ended March 31, 2005 and 2004 (unaudited) and for the years ended December 31, 2004, 2003 and 2002 of each; (2) AREP's supplemental consolidated financial statements filings on Form 8-K, dated May 10, 2005 and June 3, 2005, giving effect to the acquisition of TransTexas on April 6, 2005 for $180.0 million of cash and included herein; (3) the consolidated financial statements as of March 31, 2005 and for the three months ended March 31, 2005 and 2004 (unaudited) and for the years ended December 31, 2004, 2003 and 2002 of each of NEG Holding and GB Holdings and (4) Panaco's financial statement as of December 31, 2004 and for the three months ended March 31, 2005 and 2004 (unaudited) and for the year ended December 31, 2004.

AMERICAN REAL ESTATE PARTNERS, L.P.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
March 31, 2005
(In thousands)

	HISTORICAL(1)										PRO FORMA ADJUSTMENTS
	AREP (SUPPLEMENTAL)(2)	NEG HOLDING		PANACO		GB HOLDINGS		INTERCOMPANY ADJUSTMENTS		HISTORICAL COMBINED	ACQUISITIONS(1)(2)	PRO FORMA INTERCOMPANY ADJUSTMENTS(3)		PRO FORMA
ASSETS
Current Assets
Cash and cash equivalents	$1,250,074		$10,999		$9,721		$14,929	$		$1,285,723	$(180,000)	$		$1,105,723
Investment in U.S. Government and Agency obligations	68,894									68,894				68,894
Marketable equity and debt securities	68,497									68,497				68,497
Due from brokers	147,223									147,223				147,223
Restricted cash	28,537									28,537				28,537
Receivables and other assets	52,567		19,992		25,642		16,421		(11,549)	103,073				103,073
Real estate leased to others under the financing method	3,740									3,740				3,740
Properties held for sale	33,995									33,995				33,995
Current portion of investment in debt securities of affiliates	5,429								(5,429)	—				—
Current portion of deferred tax asset	2,685				3,567					6,252				6,252

Total current assets	1,661,641		30,991		38,930		31,350		(16,978)	1,745,934	(180,000)		—	1,565,934
Investment in U.S. Government and Agency obligations	5,533									5,533				5,533
Other investments	244,602									244,602	466,000		(466,000)	244,602
Land and construction-in-progress	106,000									106,000				106,000
Real estate leased to others:
Accounted for under the financing method	75,949									75,949				75,949
Accounted for under the operating method, net	51,127									51,127				51,127
Oil and gas properties, net	180,241		245,216		96,319					521,776				521,776
Hotel, casino and resort operating properties, net:
Hotel and Casino	288,890						168,237			457,127				457,127
Hotel and resorts	46,041									46,041				46,041
Deferred finance costs and other assets	24,831		4,052		19,632		17,467			65,982				65,982
Long-term portion of investment in debt securities of affiliates	91,864								(91,864)	—				—
Investment in NEG Holding LLC	97,693								(97,693)	—				—
Equity interest in GB Holdings, Inc.	9,138								(9,138)	—				—
Equity investment	—		2,170							2,170				2,170
Deferred tax asset	52,147				21,340					73,487				73,487

Total	$2,935,697		$282,429		$176,221		$217,054		$(215,673)	$3,395,728	$286,000		$(466,000)	$3,215,728

LIABILITIES AND PARTNERS'/SHAREHOLDERS' EQUITY
Current Liabilities
Current portion of mortgages payable	$4,205	$		$		$		$		$4,205	$	$		$4,205
Mortgages on properties held for sale	20,372									20,372				20,372
Due to affiliate	10,000								(10,000)	—				—
Line of credit	—						4,000			4,000				4,000
Current portion note payable	—						43,741			43,741				43,741
Current portion of long-term debt	—				5,429				(5,429)	—				—
Accounts payable and other liabilities	96,814		35,699		15,029		22,500		(207)	169,835				169,835
Securities sold not yet purchased	83,750									83,750				83,750

Total current liabilities	215,141		35,699		20,458		70,241		(15,636)	325,903	—		—	325,903

Other liabilities	28,133		13,782		2,258		5,881		(1,342)	48,712				48,712
Mortgages payable:
Real estate leased to others	55,614									55,614				55,614
Senior secured notes payable and credit facility	215,000									215,000				215,000
Senior unsecured notes payable, net	350,679									350,679				350,679
Senior unsecured notes payable, net	480,000									480,000				480,000
Long-term debt, net	—		66,834		31,214		66,259		(95,138)	69,169				69,169
Asset retirement obligation	3,999		3,116		33,600					40,715				40,715
Preferred limited partnership units	108,006									108,006				108,006

Total long-term liabilities	1,241,431		83,732		67,072		72,140		(96,480)	1,367,895	—		—	1,367,895

Warrants in Atlantic Coast Entertainment Holdings, Inc.	—						43,587		(43,587)	—				—

Commitments and contingencies
Minority interests	—								16,808	16,808				16,808
Limited partners equity	1,383,913									1,383,913	466,000		(6,773)	1,843,140
General partner equity	107,133									107,133			(433,230)	(326,097)
Treasury units at cost	(11,921)									(11,921)				(11,921)
Shareholders' equity	—		162,998		88,691		31,086		(76,778)	205,997	(180,000)		(25,997)	—

Partners'/Shareholders' equity	1,479,125		162,998		88,691		31,086		(76,778)	1,685,122	286,000		(466,000)	1,505,122

Total	$2,935,697		$282,429		$176,221		$217,054		$(215,673)	$3,395,728	$286,000		$(466,000)	$3,215,728

AMERICAN REAL ESTATE PARTNERS, L.P.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
Three Months Ended March 31, 2005
(In thousands, except unit and per unit data)

	HISTORICAL(1)
	AREP (SUPPLEMENTAL)(2)	NEG HOLDING		PANACO		GB HOLDINGS	INTERCOMPANY ADJUSTMENTS	HISTORICAL COMBINED	DEBT OFFERING(5)		PRO FORMA
Revenues:
Hotel and casino operating income	$82,838	$		$		$39,965	$(136)	$122,667	$		$122,667
Land, house and condominium sales	8,279							8,279			8,279
Interest income on financing leases	1,966							1,966			1,966
Interest income on U.S. Government and Agency obligations and other investments	12,902				132	107	(602)	12,539			12,539
Rental income	2,035							2,035			2,035
Hotel and resort operating income	5,563							5,563			5,563
Oil and gas operating income	15,422		25,490		12,707			53,619			53,619
Accretion of investment in NEG Holding LLC	9,893						(9,893)	—			—
NEG management fee	2,108						(2,108)	—			—
Dividend and other income	4,206							4,206			4,206
Equity in losses of equity method investees	(986)						986	—			—

	144,226		25,490		12,839	40,072	(11,753)	210,874		—	210,874

Expenses:
Hotel and casino operating expenses	57,624					37,468	(304)	94,788			94,788
Cost of land, house and condominium sales	7,047							7,047			7,047
Hotel and resort operating expenses	5,405							5,405			5,405
Oil and gas operating expenses	2,866		6,449		5,551		(2,108)	12,758			12,758
Interest expense	19,265		916		604	2,451	(1,074)	22,162		3,575	25,737
Depreciation, depletion and amortization	16,167		6,688		4,842	4,026		31,723			31,723
General and administrative expenses	7,610							7,610			7,610
Property expenses	952							952			952

	116,936		14,053		10,997	43,945	(3,486)	182,445		3,575	186,020

Operating income(loss)	27,290		11,437		1,842	(3,873)	(8,267)	28,429		(3,575)	24,854
Other gains and (losses):
Other losses	(180)							(180)			(180)
Unrealized gains on securities sold short	21,704							21,704			21,704
Gain on sales and disposition of real estate and other assets	186					4		190			190
Debt restructuring/reorganization costs	—					(24)		(24)			(24)
Change in fair value of derivative contracts	(9,813)		(22,620)		(6,336)			(38,769)			(38,769)
Minority interest	—						932	932			932

Income(loss) from continuing operations before income taxes	39,187		(11,183)		(4,494)	(3,893)	(7,335)	12,282		(3,575)	8,707
Income tax(expense) benefit	(4,782)				1,624	(247)		(3,405)			(3,405)

Income(loss) from continuing operations	$34,405		$(11,183)		$(2,870)	$(4,140)	$(7,335)	$8,877		$(3,575)	$5,302

Income from continuing operations attributable to:
Limited partners	$38,940										$10,416
General partner	(4,535)										(5,114)

	$34,405										$5,302

Income from contiunuing operations per LP unit:
Basic earnings:
Income from continuing operations per LP unit	$0.84										$0.17

Weighted average units outstanding	46,098,284										62,167,250

Diluted earnings:
Income from continuing operations per LP unit	$0.81										$0.17

Weighted average units and equivalent partnership units outstanding	49,857,622										62,167,250

AMERICAN REAL ESTATE PARTNERS, L.P.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
Year Ended December 31, 2004
(In thousands, except unit and per unit data)

	HISTORICAL(1)						OTHER PRO FORMA ADJUSTMENTS
	AREP (SUPPLEMENTAL)(2)	NEG HOLDING		GB HOLDINGS	INTERCOMPANY ADJUSTMENTS	HISTORICAL COMBINED	PANACO(1)		PANACO INTERCOMPANY AND BANKRUPTCY ADJUSTMENT(4)		DEBT OFFERING(5)		PRIOR DEBT OFFERING(6)		PRO FORMA
Revenues:
Hotel and casino operating income	$299,981	$		$171,243	$(359)	$470,865	$		$		$		$		$470,865
Land, house and condominium sales	26,591					26,591									26,591
Interest income on financing leases	9,880					9,880									9,880
Interest income on U.S. Government and Agency obligations and other investments	44,376		449	422	(156)	45,091		684		(684)					45,091
Rental income	7,916					7,916									7,916
Hotel and resort operating income	16,211					16,211									16,211
Accretion of investment in NEG Holding LLC	34,432				(34,432)	—									—
NEG management fee	6,887				(6,887)	—									—
Dividend and other income	3,616					3,616		48							3,664
Equity in losses of equity method investees	(2,113)		(519)		2,113	(519)									(519)
Oil and gas operating income	58,419		78,727			137,146		51,234							188,380

	506,196		78,657	171,665	(39,721)	716,797		51,966		(684)					768,079

Expenses:
Hotel and casino operating expenses	227,603			154,252	(639)	381,216									381,216
Cost of land, house and condominium sales	18,486					18,486									18,486
Hotel and resort operating expenses	12,730					12,730									12,730
Interest expense	49,669		2,716	11,115	(4,754)	58,746		2,517		(2,321)		35,263		12,285	106,490
Depreciation, depletion and amortization	68,291		21,647	14,898		104,836		25,965							130,801
General and administrative expenses	20,952					20,952									20,952
Property expenses	4,340					4,340									4,340
Oil and gas operating expenses	13,816		25,172		(6,162)	32,826		18,095		(725)					50,196
Provision for loss on real estate	3,150					3,150									3,150

	419,037		49,535	180,265	(11,555)	637,282		46,577		(3,046)		35,263		12,285	728,361

Operating income (loss)	87,159		29,122	(8,600)	(28,166)	79,515		5,389		2,362		(35,263)		(12,285)	39,718
Other gains and (losses):
Gain on sale of other assets	1,680					1,680									1,680
Gain on sale of marketable equity and debt securities and other investments	40,159					40,159									40,159
Unrealized losses on securities sold short	(23,619)					(23,619)									(23,619)
Impairment loss on equity interest in GB Holdings, Inc.	(15,600)					(15,600)									(15,600)
Gain on retirement/restructuring of debt	—					—		51,268		(51,268)					—
Gain on restructuring of payables	—					—		12,495		(12,495)					—
Gain on sale and disposition of real estate and other assets	5,262			(152)		5,110		(76)							5,034
Severance tax refund	4,468					4,468									4,468
Debt restructuring/reorganization costs	—			(3,084)		(3,084)		(7,355)		7,355					(3,084)
Minority interest	(812)				2,886	2,074									2,074

Income (loss) from continuing operations before income taxes	98,697		29,122	(11,836)	(25,280)	90,703		61,721		(54,046)		(35,263)		(12,285)	50,830
Income tax(expense) benefit	(17,326)			(986)		(18,312)		22,877							4,565

Income (loss) from continuing operations	$81,371		$29,122	$(12,822)	$(25,280)	$72,391		$84,598		$(54,046)		$(35,263)		$(12,285)	$55,395

Income from continuing operations attributable to:
Limited partners	$71,456														$45,997
General partner	9,915														9,398

	$81,371														$55,395

Income from contiunuing operations per LP unit:
Basic earnings:
Income from continuing operations per LP unit	$1.55														0.74

Weighted average units outstanding	46,098,284														62,167,250

Diluted earnings:
Income from continuing operations per LP unit	$1.48														$0.74

Weighted average units and equivalent partnership units outstanding	51,542,312														62,167,250

AMERICAN REAL ESTATE PARTNERS, L.P.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

Year Ended December 31, 2003

(In $000's)

	HISTORICAL (1)
	AREP (SUPPLEMENTAL)(2)	NEG HOLDING		GB HOLDINGS	INTERCOMPANY ADJUSTMENTS	HISTORICAL COMBINED
Revenues:
Hotel and casino operating income	$262,811	$		$167,749	$(191)	$430,369
Land, house and condominium sales	13,265					13,265
Interest income on financing leases	13,115					13,115
Interest income on U.S. Government and Agency						—
obligations and other investments	22,592		587	627	(115)	23,691
Rental income	7,092					7,092
Hotel and resort operating income	12,376					12,376
Accretion of investment in NEG Holding LLC	30,142				(30,142)	—
NEG management fee	6,629				(6,629)	—
Dividend and other income	3,211		125			3,336
Equity in losses of equity method investees	(3,466)		(102)		3,466	(102)
Oil and gas operating income	20,899		77,606			98,505

	388,666		78,216	168,376	(33,611)	601,647

Expenses:
Hotel and casino operating expenses	216,857			156,556	(191)	373,222
Cost of land, house and condominium sales	9,129					9,129
Hotel and resort operating expenses	8,773					8,773
Interest expense	27,057		1,538	12,581	(7,147)	34,029
Depreciation, depletion and amortization	40,571		23,686	14,123		78,380
General and administrative expenses	14,081					14,081
Property expenses	4,472					4,472
Oil and gas operating expenses	5,028		23,080		(6,629)	21,479
Provision for loss on real estate	750					750

	326,718		48,304	183,260	(13,967)	544,315

Operating income(loss)	61,948		29,912	(14,884)	(19,644)	57,332
Other gains and (losses):
Gain(loss) on sale of marketable equity and debt securities and other investments	2,607		(954)			1,653
Loss on sale of other assets	(1,503)			(28)		(1,531)
Write-down of equity securities available for sale	(19,759)					(19,759)
Gain on sale and disposition of real estate	7,121					7,121
Debt restructuring/reorganization costs	—			(1,843)		(1,843)
Minority interest	(1,266)				3,987	2,721

Income(loss) from continuing operations before income taxes	49,148		28,958	(16,755)	(15,657)	45,694
Income tax benefit (expense)	16,750			(958)		15,792

Income(loss) from continuing operations	$65,898		$28,958	$(17,713)	$(15,657)	$61,486

Income from continuing operations attributable to:
Limited partners	$48,573					$44,249
General partner	17,325					17,237

	$65,898					$61,486

Income from continuing operations per LP unit:
Basic earnings:
Income from continuing operations per LP unit	$1.00					$0.72

Weighted average units outstanding	46,098,284					57,856,905

Diluted earnings:
Income from continuing operations per LP unit	$0.94					$0.70

Weighted average units and equivalent partnership units outstanding	54,489,943					66,248,564

AMERICAN REAL ESTATE PARTNERS, L.P.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

Year Ended December 31, 2002

(In thousands)

	HISTORICAL(1)
	AREP	NEG HOLDING		GB HOLDINGS	INTERCOMPANY ADJUSTMENTS	HISTORICAL COMBINED
Revenues:
Hotel and casino operating income	$250,023	$		$$189,917	$(28)	439,912
Land, house and condominium sales	76,024					76,024
Interest income on financing leases	14,722					14,722
Interest income on U.S. Government and Agency obligations and other investments	30,569		1,791	1,067	(546)	32,881
Rental income	6,852					6,852
Hotel and resort operating income	12,921					12,921
Accretion of investment in NEG Holding LLC	32,879				(32,879)	—
NEG management fee	7,637				(7,637)	—
Dividend and other income	2,720		175			2,895
Equity in earnings of equity method investees	305				(305)	—
Oil and gas operating income	—		35,901			35,901

	434,652		37,867	190,984	(41,395)	622,108

Expenses:
Hotel and casino operating expenses	217,938			170,567	(28)	388,477
Cost of land, house and condominium sales	54,640					54,640
Hotel and resort operating expenses	10,536					10,536
Interest expense	27,297		96	12,195	(7,578)	32,010
Depreciation, depletion and amortization	23,646		15,509	13,292		52,447
General and administrative expenses	14,134					14,134
Property expenses	3,862					3,862
Oil and gas operating expenses	—		16,556		(7,637)	8,919
Provision for loss on real estate	3,212					3,212
Loss on impairment of fixed assets	—			1,282		1,282

	355,265		32,161	197,336	(15,243)	569,519

Operating income(loss)	79,387		5,706	(6,352)	(26,152)	52,589
Other gains and (losses):
Gain on sale of marketable equity and debt securities and other investments	—		8,712			8,712
Loss on sale of other assets	(353)			(185)		(538)
Write-down of equity securities available for sale	(8,476)					(8,476)
Gain on sale and disposition of real estate	8,990					8,990
Unrealized loss on financial instruments/short sale	—		(347)			(347)
Loss on limited partnership interests	(3,750)					(3,750)
Dividend expense	—		(145)			(145)
Minority interest	(1,943)				1,648	(295)

Income(loss) from continuing operations before income taxes	73,855		13,926	(6,537)	(24,504)	56,740
Income tax expense	(10,096)			(784)		(10,880)

Income(loss) from continuing operations	$63,759		$13,926	$(7,321)	$(24,504)	$45,860

Income(loss) from continuing operations attributable to:
Limited partners	$56,369					$38,826
General partner	7,390					7,034

	$63,759					$45,860

Income(loss) from continuing operations per LP unit:
Basic earnings:
Income from continuing operations	$1.12					$0.59

Weighted average units outstanding	46,098,284					57,856,905

Diluted earnings:
Income(loss) from continuing operations per LP unit	$1.00					$0.57

Weighted average units and equivalent partnership units outstanding	56,466,698					68,225,319

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENT INFORMATION

(1)
Gives effect to the following pending transactions:

        We have entered into purchase agreements with affiliates of Mr. Icahn to acquire the following:

  •
  The membership interest in NEG Holding for 11,344,828 Depositary Units valued at $329.0 million.

  •
  100% of the equity of Panaco for 4,310,345 Depositary Units valued at $125.0 million.

  •
  Approximately 41.2% of the outstanding common stock of GB Holdings and approximately 11.3% of the fully diluted common stock of Atlantic Holdings for 413,793 Depositary Units valued at $12.0 million, plus 206,897 units valued at $6.0 million if certain earnings targets are met during 2005 and 2006.

        The Acquisitions will be accounted for as a combination of entities under common control and are recorded at the historical basis of the entities being acquired as of and for the periods for which the entities were under common control.

        Although Panaco emerged from bankruptcy on November 16, 2004, the six weeks of operations during this period were not material. For purposes of the pro forma financial statements, Panaco was considered effective December 31, 2004.

        None of the pending Acquisitions is conditioned upon the closing of the others. We may not complete all or any of the pending Acquisitions. For purposes of the pro forma presentations, we have assumed the closing of all pending Acquisitions.

        The intercompany adjustments reflect the elimination of intercompany amounts necessary to prepare consolidated financial statements. These adjustments are summarized as follows:

(a)    Pro Forma Condensed Consolidated Balance Sheet at March 31, 2005

  •
  The elimination of AREP's $97.7 million investment in NEG Holding, since NEG Holding is now consolidated.

  •
  The elimination of AREP's $9.1 million equity interest in GB Holdings, since GB Holdings is now consolidated.

  •
  The elimination of AREP's $63.9 million investment in the Atlantic Holdings 3% Notes due 2008 or the Atlantic Holdings Notes, and the elimination of the corresponding debt of Atlantic Holdings.

  •
  The elimination of $2.2 million of deferred consent fees for both AREP and GB Holdings related to AREP's consent, in July 2004, to an exchange of GB Holdings 11% notes due 2005 for the Atlantic Holdings Notes.

  •
  The elimination of AREP's share of warrants in Atlantic Holdings, valued at $33.8 million. The warrants owned by AREP after the Acquisitions represent approximately 77.5% of the outstanding warrants. The remaining approximate 22.5% of the warrants in Atlantic Holdings, valued at $9.8 million, have been reclassified to minority interests.

  •
  The recording of the minority interest in GB Holdings of $7.0 million.

  •
  The elimination of AREP's $36.6 million investment in the outstanding term loans of Panaco, Inc., or the Panaco Debt, plus accrued interest and the elimination of the corresponding debt of Panaco.

  •
  The elimination of a $10.0 million receivable/payable between AREP and Panaco.

(b)    Pro Forma Condensed Consolidated Statement of Earnings for the Three Months Ended March 31, 2005

  •
  The elimination of AREP's $9.9 million accretion of investment in NEG Holding, since NEG Holding is now consolidated.

  •
  The elimination of AREP's $1.0 million equity in losses of GB Holdings, since GB Holdings is now consolidated.

  •
  The elimination of AREP's $2.1 million management fee from NEG Holding, since NEG Holding is now consolidated.

  •
  The elimination of a $0.1 million administrative charge between ACEP and GB Holdings.

  •
  The elimination of $0.2 million of amortization of deferred consent fees between AREP and GB Holdings.

  •
  The elimination of $0.5 million of related party interest expense paid by GB Holdings to Mr. Icahn and affiliates.

  •
  The recording of a credit to minority interest expense on GB Holdings of $0.9 million.

  •
  The elimination of $0.6 million of interest expense/income recorded by Panaco/AREP on the term loans of Panaco.

(c)    Pro Forma Condensed Consolidated Statement of Earnings for the Year Ended December 31, 2004

  •
  The elimination of AREP's $34.4 million accretion of investment in NEG Holding, since NEG Holding is now consolidated.

  •
  The elimination of AREP's $2.1 million equity in losses of GB Holdings, since GB Holdings is now consolidated.

  •
  The elimination of AREP's $6.2 million management fee from NEG Holding, since NEG Holding is now consolidated.

  •
  The elimination of a $0.3 million administrative charge between ACEP and GB Holdings.

  •
  The elimination of $0.3 million of amortization of deferred consent fees between AREP and GB Holdings.

  •
  The elimination of $4.8 million of related party interest expense paid by GB Holdings to Mr. Icahn and affiliates.

  •
  The recording of a credit to minority interest expense on GB Holdings of $2.9 million.

(d)    Pro Forma Condensed Consolidated Statement of Earnings for the Year Ended December 31, 2003

  •
  The elimination of AREP's $30.1 million accretion of investment in NEG Holding, since NEG Holding is now consolidated.

  •
  The elimination of AREP's $3.5 million equity in losses of GB Holdings, since GB Holdings is now consolidated.

  •
  The elimination of AREP's $6.6 million management fee from NEG Holding, since NEG Holding is now consolidated.

  •
  The elimination of a $0.2 million administrative charge between ACEP, a consolidated subsidiary of AREP and GB Holdings.

  •
  The elimination of $0.1 million of interest income and expense between NEG Holding and NEG, Inc., a consolidated subsidiary of AREP.

  •
  The elimination of $7.0 million of related party interest expense paid by GB Holdings to Mr. Icahn and affiliates.

  •
  The recording of a credit to minority interest expense on GB Holdings of $4.0 million, representing 22.5% of the loss of GB Holdings.

(e)    Pro Forma Condensed Consolidated Statement of Earnings for the Year Ended December 31, 2002

  •
  The elimination of AREP's $32.9 million accretion of investment in NEG Holding, since NEG Holding is now consolidated.

  •
  The elimination of AREP's $0.3 million equity in earnings of GB Holdings, since GB Holdings is now consolidated.

  •
  The elimination of AREP's $7.6 million management fee from NEG Holding, since NEG Holding is now consolidated.

  •
  The elimination of $0.5 million of interest income and expense between NEG Holding and NEG.

  •
  The elimination of $7.0 million of related party interest expense paid by GB Holdings to Mr. Icahn and affiliates.

  •
  The recording of a debit to minority interest on GB Holdings of $2.9 million, representing 22.5% of the loss of GB Holdings.

(2)
Gives effect to the following completed transaction:

        On April 6, 2005, we purchased from affiliates of Mr. Icahn 100% of the equity of TransTexas for $180.0 million in cash. The acquisition was accounted for as a combination of entities under common control and the supplemental consolidated financial statements for the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004 and 2003 give effect to the inclusion of the results of TransTexas since August 28, 2003, the date it emerged from bankruptcy. The supplemental consolidated financial statements can be found in filings on Form 8-K filed on May 10, 2005 and June 3, 2005.

(3)
The pro forma intercompany adjustments also reflect the elimination of intercompany amounts necessary to prepare consolidated financial statements. These adjustments are summarized as follows:

  Pro Forma Condensed Consolidated Balance Sheet at March 31, 2005

  •
  The elimination of AREP's $466 million pro forma investment in the Acquisitions.

  •
  The allocation of the change in equity as a result of the transaction between the general partner and the limited partners.

(4)
Reflects the following adjustments for Panaco:

•
The reduction of interest expense and interest income that results from the effect of its bankruptcy.

•
The elimination of related party interest expense following emergence from bankruptcy in November 2004.

•
The elimination of $0.7 million management fee paid to AREP, following emergence from bankruptcy.

•
The elimination of $51.3 million of gain on retirement/restructuring of debt, $12.5 million gain on restructuring of payables and $7.4 million debt restructuring/reorganization costs related to the emergence from bankruptcy.

(5)
Reflects interest expense related to the issuance of $480.0 million of Senior Notes.

(6)
Reflects interest expense and amortization of costs from the beginning of the period presented, (January 1), related to the issuance of notes from prior debt offerings. The prior debt offerings consisted of 7.85% senior secured notes due 2012 in the principal amount of $215.0 million, issued by American Casino & Entertainment Properties LLC and American Casino & Entertainment Properties Finance Corp in January 2004, and 8 1/8% senior notes due 2012 in the principal amount of $353.0 million issued by AREP and AREP Finance in May 2004.

APPENDIX F: INDEX TO FINANCIAL STATEMENTS

American Real Estate Partners, L.P.
Report of Independent Registered Public Accounting Firm	F-1
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-3
Consolidated Statements of Earnings for the years ended December 31, 2004, 2003 and 2002	F-4
Consolidated Statements of Changes in Partners' Equity and Comprehensive Income for the years ended December 31, 2004, 2003 and 2002	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002	F-6
Notes to Consolidated Financial Statements	F-8
Consolidated Balance Sheets as of March 31, 2005 and December 31, 2004	F-46
Consolidated Statements of Earnings for the three months ended March 31, 2005 and 2004	F-48
Consolidated Statements of Changes In Partners' Equity and Comprehensive Income for the three months ended March 31, 2005	F-49
Consolidated Statements of Cash Flows for the three months ended March 31, 2005 and 2004	F-50
Notes to Consolidated Financial Statements	F-52

American Real Estate Partners, L.P. Supplemental Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-66
Report of Independent Registered Public Accounting Firm	F-67
Supplemental Consolidated Balance Sheets as of March 31, 2005 (unaudited), December 31, 2004 and 2003	F-68
Supplemental Consolidated Statements of Earnings for the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004, 2003 and 2002	F-70
Supplemental Consolidated Statements of Changes in Partners' Equity and Comprehensive Income for the three months ended March 31, 2005 (unaudited) and the years ended December 31, 2004, 2003 and 2002	F-72
Supplemental Consolidated Statements of Cash Flows for the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004, 2003 and 2002	F-73
Notes to Supplemental Consolidated Financial Statements	F-76
American Property Investors, Inc.
Independent Auditors' Report	F-125
Balance Sheet as of December 31, 2004	F-126
Notes to Financial Statements	F-127
NEG Holding LLC
Report of Independent Registered Public Accounting Firm	F-130
Report of Independent Registered Public Accounting Firm	F-131
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-132
Consolidated Statements of Operations for the years ended December 31, 2004, 2003 and 2002	F-133
Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002	F-134
Consolidated Statements of Members' Equity for the years ended December 31, 2004, 2003 and 2002	F-135
Notes to Consolidated Financial Statements	F-136
Consolidated Balance Sheet as of March 31, 2005 (unaudited)	F-153

F-i

F-ii

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Partners of
American Real Estate Partners, L.P.

        We have audited the accompanying consolidated balance sheet of American Real Estate Partners, L.P. and Subsidiaries as of December 31, 2004, and the related consolidated statements of earnings, changes in partners' equity and comprehensive income, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Real Estate Partners, L.P. and Subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

                      /s/ GRANT THORNTON LLP

New York, New York
June 2, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners
American Real Estate Partners, L.P.:

        We have audited the accompanying consolidated balance sheet of American Real Estate Partners, L.P. and subsidiaries as of December 31, 2003, and the related consolidated statements of earnings, changes in partners' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Real Estate Partners, L.P. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New York, New York
September 5, 2004

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

	December 31,
	2004	2003
	(in $000's except per unit amounts)
ASSETS
Current Assets:
Cash and cash equivalents (Note 2)	$762,708	$487,498
Investment in U.S. government and agency obligations (Note 4)	96,840	52,583
Marketable equity and debt securities (Note 5)	2,248	55,826
Due from brokers (Note 6)	123,001	—
Restricted cash	19,856	15,058
Receivables and other current assets	51,575	43,420
Real estate leased to others:
Current portion of lease amortization for leases accounted for under the financing method (Note 8)	3,912	5,738
Properties held for sale (Notes 9 and 15)	58,021	128,813
Current portion of investment in debt securities of affiliates (Note 12)	10,429	—
Current portion of deferred tax asset (Note 23)	2,685	2,982

Total current assets	1,131,275	791,918
Investment in U.S. government and agency obligations (Note 4)	5,491	8,990
Other investments (Note 7)	245,948	50,328
Land and construction-in-progress (Note 15)	106,537	43,459
Real estate leased to others:
Accounted for under the financing method (Notes 8, 15 and 16)	85,281	131,618
Accounted for under the operating method, net of accumulated depreciation (Notes 9, 15 and 16)	49,118	76,443
Hotel, casino and resort operating properties, net of accumulated depreciation:
American Casino & Entertainment Properties LLC (Notes 10 and 17)	289,360	298,703
Hotel and resorts (Notes 9 and 11)	50,132	41,526
Deferred finance costs and other assets, net	21,038	3,833
Long-term portion of investment in debt securities of affiliates (Note 12)	115,075	24,696
Investment in NEG Holding LLC (Note 14)	87,800	69,346
Equity interest in GB Holdings, Inc. (The Sands Hotel and Casino)(Note 13)	10,603	30,854
Deferred tax asset (Note 23)	65,399	74,892

Total	$2,263,057	$1,646,606

LIABILITIES AND PARTNERS' EQUITY
Current Liabilities:
Current portion of mortgages payable (Notes 8, 9 and 16)	$3,700	$4,892
Mortgages on properties held for sale (Notes 9 and 16)	27,477	82,861
Accounts payable, accrued expenses and other current liabilities (Note 20)	81,793	45,774
Securities sold not yet purchased (Note 6)	90,674	—
Credit facility due affiliates (Notes 14 and 17)	—	25,000

Total current liabilities	203,644	158,527

Other liabilities	23,239	22,980
Long-term portion of mortgages payable (Notes 8, 9 and 16)	60,719	93,236
Senior secured notes payable (Note 18)	215,000	—
Senior unsecured notes payable-net of unamortized discount of $2,402 (Note 19)	350,598	—
Preferred limited partnership units:
$10 liquidation preference, 5% cumulative pay-in-kind; 10,400,000 authorized; 10,286,264 and 9,796,607 issued and outstanding as of December 31, 2004 and 2003 (Note 24)	106,731	101,649

Total long-term liabilities	756,287	217,865

Commitments and contingencies (Notes 3 and 24):
Partners' Equity
Limited partners:
Depositary units; 47,850,000 authorized; 47,235,484 outstanding	1,328,031	1,184,870
General partner	(12,984)	97,265
Treasury units at cost:
1,137,200 depositary units (Note 28)	(11,921)	(11,921)

Partners' equity (Notes 2 and 3)	1,303,126	1,270,214

Total	$2,263,057	$1,646,606

See notes to consolidated financial statements.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	Years Ended December 31,
	2004	2003	2002
	(in $000's except unit and per unit amounts)
Revenues:
Hotel and casino operating income (Note 10)	$299,981	$262,811	$250,023
Land, house and condominium sales	26,591	13,265	76,024
Interest income on financing leases	9,880	13,115	14,722
Interest income on U.S. Government and Agency obligations and other investments (Notes 2 and 7)	44,418	22,583	30,569
Rental income	7,916	7,092	6,852
Hotel and resort operating income (Note 11)	16,211	12,376	12,921
Accretion of investment in NEG Holding LLC (Note 14)	34,432	30,142	32,879
NEG management fee	11,563	7,967	7,637
Dividend and other income (Notes 5 and 7)	3,133	3,061	2,720
Equity in (loss) earnings of GB Holdings, Inc. (Note 13)	(2,113)	(3,466)	305

	452,012	368,946	434,652

Expenses:
Hotel and casino operating expenses (Note 10)	227,603	216,857	217,938
Cost of land, house and condominium sales	18,486	9,129	54,640
Hotel and resort operating expenses (Note 11)	12,730	8,773	10,536
Interest expense (Notes 15, 16, 17, 18, 19 and 22)	46,099	21,103	27,297
Depreciation and amortization	29,815	24,802	23,646
General and administrative expenses (Note 3)	20,952	14,081	14,134
Property expenses	4,340	4,472	3,862
Provision for losses on real estate	3,150	750	3,212

	363,175	299,967	355,265

Operating income	88,837	68,979	79,387
Other gains and (losses):
(Loss) on sale of other assets	—	(1,503)	(353)
Gain on sale of marketable equity and debt securities	40,159	2,607	—
Unrealized losses on securities sold short (Note 6)	(23,619)	—	—
Impairment loss on equity interest in GB Holdings, Inc. (Note 13)	(15,600)	—	—
Write-down of marketable equity and debt securities and other investments (Note 5)	—	(19,759)	(8,476)
Gain on sales and disposition of real estate (Note 15)	5,262	7,121	8,990
Loss on limited partnership interests	—	—	(3,750)
Minority interest in net earnings of Stratosphere Corporation (Note 10)	—	—	(1,943)

Income from continuing operations before income taxes	95,039	57,445	73,855
Income tax (expense) benefit (Note 23)	(16,763)	1,573	(10,096)

Income from continuing operations	78,276	59,018	63,759

Discontinued operations:
Income from discontinued operations	7,500	7,653	6,937
Gain on sales and disposition of real estate	75,197	3,353	—

Total income from discontinued operations	82,697	11,006	6,937

Net earnings	$160,973	$70,024	$70,696

Net earnings attributable to (Note 1):
Limited partners	$152,507	$59,360	$63,168
General partner	8,466	10,664	7,528

	$160,973	$70,024	$70,696

Net earnings per limited partnership unit (Notes 2 and 21):
Basic earnings:
Income from continuing operations	$1.55	$1.00	$1.12
Income from discontinued operations	1.76	0.24	0.15

Basic earnings per LP unit	$3.31	$1.24	$1.27

Weighted average limited partnership units outstanding	46,098,284	46,098,284	46,098,284

Diluted earnings:
Income from continuing operations	$1.48	$0.94	$1.00
Income from discontinued operations	1.57	0.19	0.12

Diluted earnings per LP unit	$3.05	$1.13	$1.12

Weighted average limited partnership units and equivalent partnership units outstanding	51,542,312	54,489,943	56,466,698

See notes to consolidated financial statements.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS'
EQUITY AND COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(in $000's)

		Limited Partners' Equity
	General Partner's Equity (Deficit)			Held in Treasury
		Depositary Units	Preferred Units			Total Partners' Equity
				Amounts	Units
Balance, December 31, 2001	$58,846	$996,701	$92,198	$(11,921)	1,137	1,135,824
Comprehensive income:
Net earnings	7,528	63,168	—	—	—	70,696
Reclassification of unrealized loss on sale of debt securities	211	10,384	—	—	—	10,595
Adjustment to reverse unrealized loss on investment securities reclassified to notes receivable	131	6,451	—	—	—	6,582
Net unrealized losses on securities available for sale	(5)	(237)	—	—	—	(242)

Comprehensive income	7,865	79,766	—	—	—	87,631
Net adjustment for acquisition of minority interest (Note 10)	21,151	—	—	—	—	21,151
Pay-in-kind distribution (Note 22)	—	(4,610)	4,610	—	—	—
Capital contribution to American Casino (Note 10)	831	—	—	—	—	831

Balance, December 31, 2002	88,693	1,071,857	96,808	(11,921)	1,137	1,245,437
Comprehensive income:
Net earnings	10,664	59,360	—	—	—	70,024
Reclassification of unrealized loss on sale of debt securities	15	746	—	—	—	761
Net unrealized gains on securities available for sale	183	8,991	—	—	—	9,174
Sale of marketable equity securities available for sale	(6)	(274)	—	—	—	(280)

Comprehensive income	10,856	68,823	—	—	—	79,679
Pay-in-kind distribution (Note 22)	—	(2,391)	2,391	—	—	—
Change in deferred tax asset valuation allowance related to book-tax differences existing at time of bankruptcy (Note 23)	524	46,581	—	—	—	47,105
Capital distribution (Note 10)	(2,808)	—	—	—	—	(2,808)
Reclassification of Preferred LP units to liabilities (Note 22)	—	—	(99,199)	—	—	(99,199)

Balance, December 31, 2003	97,265	1,184,870	—	(11,921)	1,137	1,270,214
Comprehensive income:
Net earnings	8,466	152,507	—	—	—	160,973
Reclassification of unrealized gains on marketable securities sold	(190)	(9,378)	—	—	—	(9,568)
Net unrealized gains on securities available for sale	1	32	—	—	—	33

Comprehensive income	8,277	143,161	—	—	—	151,438
Capital distribution from American Casino (Note 10)	(17,916)	—	—	—	—	(17,916)
Capital contribution to American Casino (Note 10)	22,800	—	—	—	—	22,800
Arizona Charlie's acquisition (Note 10)	(125,900)	—	—	—	—	(125,900)
Change in deferred tax asset related to acquisition of Arizona Charlie's	2,490	—	—	—	—	2,490

Balance, December 31, 2004	$(12,984)	$1,328,031	$—	$(11,921)	1,137	$1,303,126

        Accumulated other comprehensive income (loss) at December 31, 2004, 2003 and 2002 was $(122), $9,174 and ($242), respectively.

See notes to consolidated financial statements.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	Years Ended December 31,
	2004	2003	2002
	(in $000's)
Cash flows from operating activities:
Income from continuing operations	$78,276	$59,018	$63,759
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	29,815	24,802	23,646
Preferred LP interest expense	5,082	2,450	—
Gain on sale of marketable equity securities	(40,159)	(2,607)	—
Unrealized losses on securities sold short	23,619	—	—
Impairment loss on equity interest in GB Holdings, Inc.	15,600	—	—
Gain on sales and disposition of real estate	(5,262)	(7,121)	(8,990)
Loss on limited partnership interests	—	—	3,750
Loss on sale of assets	96	1,503	353
Provision for loss on real estate	3,150	750	3,212
Write-down of marketable equity and debt securities and other investments	—	19,759	8,476
Minority interest in net earnings of Stratosphere Corporation	—	—	1,943
Equity in losses (earnings) of GB Holdings, Inc.	2,113	3,466	(305)
Deferred gain amortization	(2,038)	(2,038)	(2,038)
Accretion of investment in NEG Holding LLC	(34,432)	(30,142)	(32,879)
Deferred income tax expense (benefit)	13,946	(5,875)	9,785
Changes in operating assets and liabilities:
(Increase) decrease in receivables and other assets	(10,234)	(299)	2,944
Increase in due from brokers	(123,001)	—	—
Increase (decrease) in land and construction-in-progress	(1,626)	(4,106)	24,215
Increase in restricted cash	(4,798)	(13,095)	—
Increase (decrease) in accounts payable, accrued expenses and other liabilities	92,476	(37,328)	271

Net cash provided by continuing operations	42,623	9,137	98,142

Total income from discontinued operations	82,697	11,006	6,937
Depreciation and amortization	1,244	5,129	4,464
Net gain from property transactions	(75,197)	(3,353)	—

Net cash provided by discontinued operations	8,744	12,782	11,401

Net cash provided by operating activities	51,367	21,919	109,543

Cash flows from investing activities:
Increase (decrease) in other investments	2,942	(28,491)	(23,200)
Repayments of mezzanine loans included in other investments	49,130	12,200	23,000
Net proceeds from the sales and disposition of real estate	16,790	15,290	20,513
Principal payments received on leases accounted for under the financing method	4,219	5,310	5,941
Purchase of debt securities included in other investments	(245,166)	—	—
Purchase of debt securities of affiliates	(65,500)	—	—
Purchase of Atlantic Holdings debt included in debt securities due from affiliates	(36,000)	—	—
Acquisition of Arizona Charlies'	(125,900)	—	—
Additions to hotel, casino and resort operating property	(16,203)	(32,911)	(21,715)
Acquisition of hotel and resort operating property	(16,463)	—	—
Acquisitions of rental real estate	(14,583)	—	(18,226)
Acquisition of land and construction in progress	(61,845)	—	—
Additions to rental real estate	(18)	(413)	(181)
(Increase) decrease in investment in U.S. Government and Agency Obligations (Note 2)	(40,757)	274,478	(22,410)
Increase in marketable equity and debt securities	—	(45,140)	(4,415)
Proceeds from sale of marketable equity and debt securities	90,614	3,843	—
Decrease in note receivable from affiliate	—	250,000	—
Decrease in minority interest in Stratosphere Corp	—	—	(44,744)
Decrease in investment in Stratosphere Corp	—	788	—
Investment in NEG, Inc	—	(148,101)	—
Guaranteed payment from NEG Holding LLC	15,979	18,229	21,653
Priority distribution from NEG Holding LLC	—	40,506	—
Decrease in due to affiliate	—	—	(68,491)
Other	(194)	560	197

Net cash (used in) provided by investing activities from continuing operations	(442,955)	366,148	(132,078)

(continued on next page)

	Years Ended December 31,
	2004	2003	2002
	(in $000's)
Cash flows from investing activities from discontinued operations:
Net proceeds from the sales and disposition of real estate	134,789	5,336	—

Net cash (used in) provided by investing activities	(308,166)	371,484	(132,078)

Cash flows from financing activities:
Partners' Equity:
Distributions to members	(17,916)	—	—
Member's contribution	22,800	—	—
Contributions to American Casino	—	—	598
Debt:
Repayment of credit facilities	—	(2,904)	(5,000)
Proceeds from credit facility	—	7,780	17,220
Proceeds from Senior Notes Payable	565,409	—	—
Decrease in due to affiliates	(24,925)	—	—
Proceeds from mortgages payable	10,000	20,000	12,700
Payments on mortgages payable	—	(3,837)	(462)
Periodic principal payments	(5,248)	(6,484)	(7,198)
Debt issuance costs	(18,111)	—	—
Other	—	—	242

Net cash provided by financing activities	532,009	14,555	18,100

Net increase (decrease) in cash and cash equivalents	275,210	407,958	(4,435)
Cash and cash equivalents, beginning of year	487,498	79,540	83,975

Cash and cash equivalents at end of year	$762,708	$487,498	$79,540

Supplemental information:
Cash payments for interest, net of amounts capitalized	$44,258	$65,110	$37,176

Supplemental schedule of noncash investing and financing activities:
Reclassification of real estate to operating lease	$—	$5,065	$13,403
Reclassification from hotel and resort operating properties	(6,428)	—	—
Reclassification of real estate from financing lease	(1,920)	(5,065)	(13,503)
Reclassification of real estate from operating lease	(38,452)	(126,263)	—
Reclassification of real estate to property held for sale	46,800	126,263	100
Decrease in other investments	—	(3,453)	—
Decrease in deferred income	—	2,565	—
Increase in real estate accounted for under the operating method	—	888	—
Reclassification from marketable equity and debt securities	—	—	(20,494)
Reclassification from receivable and other assets	—	(1,631)
Reclassification to other investments	—	1,631	20,494

	$—	$—	$—

Net unrealized gains (losses) on securities available for sale	$33	$9,174	$(242)

Increase in equity and debt securities	$1,740	$1,200	$2,890

Contribution of note from NEG Holding LLC	$—	$10,940	$—

Change in tax asset related to acquisition	$2,490	$—	$—

See notes to consolidated financial statements.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004, 2003 and 2002

1.    Description of Business and Basis of Presentation

        American Real Estate Partners, L.P. and its subsidiaries (the "Company" or "AREP") are engaged in the following operating businesses: (1) rental real estate; (2) hotel, casino and resort operations; (3) land, house and condominium development; (4) participation and management of oil and gas operating properties; and (5) investment in securities, including investment in other entities and marketable equity and debt securities.

        As a result of the Company's expansion into non-real estate businesses, the Company has changed the presentation of its 2004 Consolidated Balance Sheet to a classified basis. The 2003 Consolidated Balance Sheet has been reclassified to conform to the 2004 presentation.

        On July 1, 1987, American Real Estate Holdings Limited Partnership (the "Subsidiary" or "AREH"), in connection with an exchange offer (the "Exchange"), entered into merger agreements with American Real Estate Partners, L.P. and each of thirteen separate limited partnerships (collectively, the "Predecessor Partnerships"), pursuant to which the Subsidiary acquired all the assets, subject to the liabilities of the Predecessor Partnerships.

        By virtue of the Exchange, the Subsidiary owns the assets, subject to the liabilities, of the Predecessor Partnerships. The Company owns a 99% limited partner interest in AREH. AREH, the operating partnership, was formed to hold the investments of and conduct the business operations of the Company. Substantially all of the assets and liabilities of the Company are owned by AREH and substantially all operations are conducted through AREH. American Property Investors, Inc. (the "General Partner") owns a 1% general partner interest in both the Subsidiary and the Company, representing an aggregate 1.99% general partner interest in the Company and the Subsidiary. The General Partner is owned and controlled by Mr. Carl C. Icahn ("Icahn" or "Mr. Icahn").

        On August 16, 1996, the Company amended its Partnership Agreement to permit non-real estate related acquisitions and investments to enhance unitholder value and further diversify its assets. Under the Amendment, investments may include equity and debt securities of domestic and foreign issuers. The portion of the Company's assets invested in any one type of security or any single issuer are not limited.

        The Company will conduct its activities in such a manner so as not to be deemed an investment company under the Investment Company Act of 1940 (the "1940 Act"). Generally, this means that no more than 40% of the Company's total assets will be invested in investment securities, as such term is defined in the 1940 Act. In addition, the Company does not intend to invest in securities as its primary business and will structure its investments to continue to be taxed as a partnership rather than as a corporation under the applicable publicly traded partnership rules of the Internal Revenue Code.

        As of December 31, 2004, affiliates of the General Partner owned 8,900,995 Preferred Units, or 86.5%, and 39,896,836 Depositary Units or 86.5%.

2.    Summary of Significant Accounting Policies

        Principles of Consolidations—The consolidated financial statements include the accounts of AREP and its majority-owned subsidiaries in which control can be exercised. The Company is considered to have control if it has a direct or indirect ability to make decisions about an entity's activities through voting or similar rights. The Company uses the guidance set forth in AICPA Statement of Position No. 78-9, Accounting for Investments in Real Estate Ventures, with respect to its investments in partnerships and limited liability companies. In addition, the Company uses the guidance of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, or FIN 46R, whereby an interest in a variable interest entity where the Company is deemed to be the primary beneficiary would be consolidated. The Company is not deemed to be the primary beneficiary, as defined, with respect to National Energy Group, Inc.'s ("NEG") investment in NEG Holding, LLC ("Holding LLC"). The Company accounts for its residual equity investment in Holding LLC in accordance with APB 18 (See Note 14). All material intercompany balances and transactions are eliminated.

        Investments in affiliated companies determined to be voting interest entities in which AREP owns between 20% and 50%, and therefore exercises significant influence, but which it does not control, are accounted for using the equity method. The Company accounts for its 36% interest in GB Holdings on the equity basis.

        In accordance with generally accepted accounting principles, assets transferred between entities under common control are accounted for at historical costs similar to a pooling of interests, and the financial statements of previously separate companies for periods prior to the acquisition are restated on a combined basis.

        Net Earnings Per Limited Partnership Unit—Basic earnings per LP Unit are based on net earnings as adjusted prior to the July 1, 2003, preferred pay-in-kind distribution to Preferred Unitholders. The resulting net earnings available for limited partners are divided by the weighted average number of depositary limited partnership units outstanding.

        Diluted earnings per LP Unit uses net earnings attributable to limited partner interests, as adjusted after July 1, 2003 for the preferred pay-in-kind distributions as the numerator with the denominator based on the weighted average number of units and equivalent units outstanding. The Preferred Units are considered to be equivalent units. The number of limited partnership units used in the calculation of diluted income per limited partnership unit increased as follows: 5,444,028, 8,391,659, and 10,368,414 limited partnership units for the years ended December 31, 2004, 2003 and 2002, respectively, to reflect the effects of the dilutive preferred units.

        For accounting purposes, NEG's earnings prior to the NEG acquisition in October 2003 and Arizona Charlie's earnings prior to its acquisition in May 2004 have been allocated to the General Partner and therefore excluded from the computation of basic and diluted earnings per limited partnership unit.

        Cash and Cash Equivalents—The Company considers short-term investments, which are highly liquid with original maturities of three months or less at date of purchase, to be cash equivalents. Included in cash and cash equivalents at December 31, 2004 and 2003 are investments in government-backed securities of approximately $658,534,000 and $378,000,000, respectively.

        Restricted Cash—Restricted Cash consists of funds held by third parties in connection with tax free property exchanges pursuant to Internal Revenue Code Section 1031.

        Marketable Equity and Debt Securities, Investment in U.S. Government and Agency Obligations and Other Investments—Investments in equity and debt securities are classified as either trading, held-to-maturity or available for sale for accounting purposes. Trading securities are valued at quoted market value at each balance sheet date with the unrealized gains or losses reflected in the Consolidated Statements of Earnings. Investments in U.S. Government and Agency Obligations are classified as available for sale. Available for sale securities are carried at fair value on the balance sheet of the Company. Unrealized holding gains and losses are excluded from earnings and reported as a separate component of Partners' Equity and when sold are reclassified out of Partners' Equity based on specific identification. Held-to-maturity securities are recorded at amortized cost.

        A decline in the market value of any held-to-maturity or available for sale security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Dividend income is recorded when declared and interest income is recognized when earned.

  Other investments.

        a.     The Company accounts for secured bank debt acquired at a discount for which the Company believes it is not probable that the undiscounted future cash collection will be sufficient to recover the face amount of the loan and constructive interest utilizing the cost recovery method in accordance with Practice Bulletin 6, "Amortization of Discounts on Certain Acquired Loans." For secured bank debt acquired at a discount where recovery is probable, the Company amortizes the discount on the loan over the period in which the payments are probable of collection, only if the amounts are reasonably estimable and the ultimate collectibility of the acquisition amount of the loan and the discount is probable. The Company evaluates collectibility for every loan at each balance sheet date.

        SOP 03-03, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer," which is effective for fiscal years beginning after December 15, 2004, limits the yield that may be accreted to the excess of the Company's estimate of undiscounted cash flows expected to be collected over the Company's initial investment in a loan. The Company does not expect that the adoption of this SOP will have a significant impact on its financial statements.

        b.     The Company has generally not recognized any profit in connection with the property sales in which certain purchase money mortgages receivable were taken back. Such profits are being deferred and will be recognized when the principal balances on the purchase money mortgages are received.

        c.     The Company has provided development financing for certain real estate projects. The security for these loans is either a second mortgage or a pledge of the developers' ownership interest in the properties. Such loans are subordinate to construction financing and are generally referred to as mezzanine loans. Generally, interest is not paid periodically but is due at maturity or earlier from unit sales or refinancing proceeds. The Company defers recognition of interest income on mezzanine loans pending receipt of all principal payments.

        Income Taxes—No provision has been made for federal, state or local income taxes on the results of operations generated by partnership activities, as such taxes are the responsibility of the partners. American Entertainment Properties Corp., the parent of American Casino & Entertainment Properties LLC ("American Casino"), and NEG, the Company's corporate subsidiaries, account for their income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        Leases—The Company leases to others substantially all its real property under long-term net leases and accounts for these leases in accordance with the provisions of Financial Accounting Standards Board Statement No. 13, "Accounting for Leases," as amended. This Statement sets forth specific criteria for determining whether a lease is to be accounted for as a financing lease or an operating lease.

        a.    Financing Method—Under this method, minimum lease payments to be received plus the estimated value of the property at the end of the lease are considered the gross investment in the lease. Unearned income, representing the difference between gross investment and actual cost of the leased property, is amortized to income over the lease term so as to produce a constant periodic rate of return on the net investment in the lease.

        b.    Operating Method—Under this method, revenue is recognized as rentals become due and expenses (including depreciation) are charged to operations as incurred.

        Properties—Properties held for investment, other than those accounted for under the financing method, are carried at cost less accumulated depreciation unless declines in the values of the properties are considered other than temporary, at which time the property is written down to net realizable value. A property is classified as held for sale at the time management determines that the criteria in SFAS 144 have been met. Properties held for sale are carried at the lower of cost or net realizable value. Such properties are no longer depreciated and their operations are included in discontinued operations. As a result of the reclassification of certain real estate to properties held for sale during the years ended December 31, 2004 and 2003, income and expenses of such properties are reclassified to discontinued operations for all prior periods.

        Depreciation—Depreciation is principally computed using the straight-line method over the estimated useful life of the particular property or property components, which range from 3 to 45 years.

        Use of Estimates—Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates. The more significant estimates include the valuation of (1) long-lived assets; (2) mortgages and notes receivable; (3) marketable equity and debt securities and other investments; (4) costs to complete for land, house and condominium developments; (5) gaming-related liability and loyalty programs; and (6) deferred tax assets.

  Revenue and Expense Recognition—

        1.     Revenue from real estate sales and related costs are recognized at the time of closing primarily by specific identification. The Company follows the guidelines for profit recognition set forth by Financial Accounting Standards Board (FASB) Statement No. 66, "Accounting for Sales of Real Estate."

        2.     Casino revenues and promotional allowances—The Company recognizes revenues in accordance with industry practice. Casino revenue is the net win from gaming activities (the difference between gaming wins and losses). Casino revenues are net of accruals for anticipated payouts of progressive and certain other slot machine jackpots. Revenues include the retail value of rooms, food and beverage and other items that are provided to customers on a complimentary basis. A corresponding amount is deducted as promotional allowances. Hotel and restaurant revenue is recognized when services are performed. The cost of such complimentaries is included in "Hotel and casino operating expenses."

        The Company also rewards customers, through the use of loyalty programs with points based on amounts wagered, that can be redeemed for a specified period of time for cash. The Company deducts the cash incentive amounts from casino revenue.

        3.     Sales, advertising and promotion—These costs are expensed as incurred and were approximately $28.8 million, $22.9 million and $18.1 million in the years ended December 31, 2004, 2003 and 2002, respectively.

        Land and Construction-in-Progress—These costs are stated at the lower of cost or net realizable value. Interest is capitalized on expenditures for long-term projects until a salable condition is reached. The capitalization rate is based on the interest rate on specific borrowings to fund the projects.
        Investment in NEG Holding LLC—Due to the substantial uncertainty that the Company will receive any distribution above the priority and guaranteed payment amounts, the Company accounts for its investment in Holding LLC as a preferred investment whereby guaranteed payment amounts received and receipts of the priority distribution amount are recorded as reductions in the investment and income is recognized from accretion of the investment up to the priority distribution amount, including the guaranteed payments (based on the interest method). See Note 14. Following receipt of the guaranteed payments and priority distributions, the residual interest in the investment will be valued at zero.

        The Company periodically evaluates the carrying amount of its investment in Holding LLC to determine whether current events or circumstances warrant adjustments to the carrying value and/or revisions to accretion of income. The Company currently believes that no such impairment has occurred and that no revision to the accretion of income is warranted.

        Accounting for Impairment of a Loan—If it is probable that, based upon current information, the Company will be unable to collect all amounts due according to the contractual terms of a loan agreement, the Company considers the asset to be "impaired." Reserves are established against impaired loans in amounts equal to the difference between the recorded investment in the asset and either the present value of the cash flows expected to be received, or the fair value of the underlying collateral if foreclosure is deemed probable or if the loan is considered collateral dependent.

        Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of—Long-lived assets held and used by the Company and long-lived assets to be disposed of, are reviewed for impairment whenever events or changes in circumstances, such as vacancies and rejected leases, indicate that the carrying amount of an asset may not be recoverable.

        In performing the review for recoverability, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset an impairment loss is recognized. Measurement of an impairment loss for long-lived assets that the Company expects to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

3.    Related Party Transactions

        a.     On May 26, 2004, American Casino acquired two Las Vegas casino/hotels, Arizona Charlie's Decatur and Arizona Charlie's Boulder from Mr. Icahn and an entity affiliated with Mr. Icahn, for aggregate consideration of $125.9 million. Mr. Icahn is Chairman of the Board of American Property Investors, Inc. The terms of the transactions were approved by the Audit Committee of the Board of Directors of the General Partner ("Audit Committee") which was advised by its independent financial advisor and by counsel. (See Note 9).

        b.     At December 31, 2002, the Company had a $250 million note receivable from Mr. Icahn, Chairman of the General Partner, which was repaid in October 2003. Interest income of approximately $7.9 million and $9.9 million was earned on this loan in the years ended December 31, 2003 and 2002, respectively, and is included in "Interest income on U.S. Government and Agency obligations and other investments" in the Consolidated Statements of Earnings.

        c.     In 1997, the Company entered into a license agreement for a portion of office space from an affiliate. The license agreement dated as of February 1, 1997 expired May 22, 2004 and has been extended on a month to month basis. Pursuant to the license agreement, the Company has the non-exclusive use of approximately 2,275 square feet of office space and common space for which it paid $11,185 plus 10.77% of "additional rent". In the years ended December 31, 2004, 2003 and 2002, the Company paid such affiliate approximately $162,000, $159,000 and $153,000 respectively, in connection with this licensing agreement. The terms of such sublease were reviewed and approved by the Audit Committee. If the Company must vacate the space, it believes there will be adequate alternative space available.

        d.     American Casino billed the Sands Hotel and Casino (the "Sands") approximately $387,500, $191,000 and $27,900, respectively, for administrative services performed by Stratosphere personnel during the years ended December 31, 2004, 2003 and 2002.

        e.     NEG received management fees from affiliates of approximately $11.6 million, $8.0 million and $7.6 million in the years ended December 31, 2004, 2003 and 2002, respectively.

        f.      For the years ended December 31, 2004, 2003 and 2002, the Company paid approximately $325,000, $273,000 and $160,900, respectively, to an affiliate of the General Partner for telecommunication services, XO Communications, Inc.

        g.     See Note 12b. and c. regarding the purchase of TransTexas and Panaco debt, respectively, from Icahn affiliates.

        h.     See Note 12a. regarding the purchase of Atlantic Holdings Notes from Icahn affiliates.

        i.      See Note 17 regarding additional related party obligations.

        j.      See Note 29 regarding subsequent events.

4.    Investment in U.S. Government and Agency Obligations

        The Company has investments in U.S. Government and Agency Obligations whose maturities range from January 2005 to December 2008 as follows (in $millions):

	December 31,
	2004		2003
	Cost Basis	Carrying Value	Cost Basis	Carrying Value
Available for Sale:
Matures in:
less than 1 year.	$96.8	$96.8	$52.8	$52.6
2-5 years	5.6	5.5	9.0	9.0

	$102.4	$102.3	$61.8	$61.6

5.    Marketable Equity and Debt Securities (in $millions)

	December 31,
	2004		2003
	Cost Basis	Carrying Value	Cost Basis	Carrying Value
Available for Sale:
Philip Service Corporation (a):
Equity	$—	$—	$—	$—
Corporate bonds (b)	—	—	45.1	51.6
Other	2.2	2.2	1.3	4.2

Total	$2.2	$2.2	$46.4	$55.8

        a.     At December 31, 2002, the Company owned the following approximate interests in Philip Service Corporation ("Philip"): (1) 1.8 million common shares, (2) $14.2 million in secured term debt, and (3) $10.9 million in accreted secured convertible payment-in-kind debt. The Company had an approximate 7% equity interest in Philip and an Icahn affiliate had an approximate 38% equity interest. Icahn affiliates also owned term and payment-in-kind debt.

        The market value of Philip's common stock declined steadily since it was acquired by the Company. In 2002, based on a review of Philip's financial statements, management of the Company deemed the decrease in value to be other than temporary. As a result, the Company wrote down its investment in Philip's common stock by charges to earnings of $8,476,000 and charges to other comprehensive income ("OCI") of $761,000 in the year ended December 31, 2002. This investment had been previously written down by approximately $6.8 million in charges to earnings. The Company's adjusted carrying value of Philip's common stock was approximately $200,000 at December 31, 2002.

        In June 2003, Philip announced that it and most of its wholly owned U.S. subsidiaries filed voluntary petitions under Chapter 11 of the Federal Bankruptcy Code.

        In the year ended December 31, 2003, management of the Company determined that it was appropriate to write-off the balance of its investment in the Philip's common stock by a charge to earnings of approximately $961,000; of this amount $761,000 was previously charged to other comprehensive income in 2002, which was reversed in 2003, and included in the $961,000 charge to earnings.

        Approximately $6.6 million of charges to OCI were reversed and the investments were reclassified at their original cost to "Other investments" at December 31, 2002. These adjustments had no effect on the Company's reported earnings for the year ended December 31, 2002.

        In 2003, the cost basis of the debt was approximately $22.1 million. As previously mentioned, Philip filed for bankruptcy protection in June 2003. Management of the Company reviewed Philip's financial statements, bankruptcy documents and the prices of recent purchases and sales of the debt and determined this investment to be impaired. Based upon this review, management concluded the fair value of the debt to be approximately $3.3 million; therefore, the Company recorded a write-down of approximately $18.8 million by a charge to earnings which was included in "Write-down of marketable equity and debt securities and other investments" in the Consolidated Statements of Earnings in the year ended December 31, 2003. In December 2003, the Company sold two-thirds of its term and paid-in-kind ("PIK") debt with a basis of $2.2 million for $2.6 million, generating a gain of $0.4 million.

        Philip emerged from bankruptcy on December 31, 2003 as a private company controlled by an Icahn affiliate. The Company's remaining interest in the debt was delivered and exchanged for approximately 443,000 common shares representing a 4.4% equity interest in the new Philip, valued at the carrying value of the debt at December 31, 2004 of $0.7 million.

        b.     In December 2003, the Company acquired approximately $86.9 million principal amount of corporate bonds for approximately $45.1 million. These bonds were classified as available for sale securities. Available for sale securities are carried at fair value on the balance sheet. Unrealized holding gains and losses are excluded from earnings and reported as a separate component of Partners' Equity. At December 31, 2003, the carrying value of the bonds was approximately $51.6 million and accumulated other comprehensive income ("OCI") was approximately $6.5 million. This OCI was reversed in the year ended December 31, 2004 upon the sale of corporate bonds. In the year ended December 31, 2004, the Company sold the debt securities for approximately $82.3 million, recognizing a gain of $37.2 million.

6.    Due from Brokers

        In November and December 2004, the Company sold short certain equity securities which resulted in the following (in $000's):

        a.    $123,001—Due From Brokers—Net proceeds from short sales of equity securities and cash collateral held by brokerage institutions against our short sales.

        b.    $90,674—Securities Sold Not Yet Purchased—Our obligation to cover the short sales of equity securities described above. The Company recorded unrealized losses on securities sold short of $23.6 million in the year ended December 31, 2004 reflecting an increase in price in the securities sold short. This amount has been recorded in the consolidated statements of earnings for the year then ended in the respective caption. At March 1, 2005, the $23.6 million of unrealized losses on such securities has been reversed and a net gain of approximately $3.0 million recorded.

7.    Other Investments (in $000's)

	Balance at December 31,
	2004	2003
Peninsula/Hampton & Alex Hotel (a) and (b)	$—	$42,030
WestPoint Stevens (c)	205,850	—
Union Power Partners L.P. and Panda Gila River L.P. (d)	39,316	—
Other	782	8,298

	$245,948	$50,328

        a.     On November 30, 2000, the Company entered into a mezzanine loan agreement to fund $23 million in two tranches to an unaffiliated borrower. The funds were to be used for certain initial development costs associated with a 65 unit condominium property located at 931 1st Avenue in New York City. The first tranche of $10 million was funded on November 30, 2000 and provided for interest accruing at a rate of 25% per annum, with principal and interest due at maturity, May 29, 2003. Also, in November 2000, approximately $3.7 million of the second tranche of the loan was funded. The balance of approximately $9.3 million was funded in installments during 2001. The second tranche provided for interest accruing at a rate of 21.5% per annum, with principal and interest due at maturity, November 29, 2002. The loans were payable at any time from the proceeds of unit sales, after satisfaction of senior debt of approximately $45 million. The loans were secured by the pledge of membership interests in the entity that owns the real estate. In May 2002, the Company received approximately $31.3 million for prepayment of the mezzanine loans. The balance of the prepayment of $8.3 million represented accrued interest ($7.9 million) and exit fees ($0.4 million), which amounts were recognized as "Interest income on U.S. Government and Agency obligations and other investments" and "Dividend and other income" respectively, in the Consolidated Statements of Earnings for the year ended December 31, 2002.

        b.     At December 31, 2002, the Company had funded two mezzanine loans for approximately $23.2 million and had commitments to fund, under certain conditions, additional advances of approximately $5 million. Both loans had an interest rate of 22% per annum compounded monthly. The Peninsula loan, for a Florida condominium development, which had a term of 24 months from the date of funding, February 2002, was repaid in full in 2003. Approximately $6.8 million of interest income was recorded and is included in "Interest income on U.S. Government and Agency obligations and other investments" in the Consolidated Statements of Earnings for the year ended December 31, 2003. The Alex Hotel loan, for a New York City hotel with approximately 200 rooms, had a term of 36 months from the closing date, April 2002. At December 31, 2003, accrued interest of approximately $4.4 million had been deferred for financial statement purposes pending receipt of principal and interest payments in connection with this loan. Origination fees of $3.0 million have been received in connection with one of the mezzanine loans and approximately $1.5 million and $1.1 million has been recognized in "Dividend and other income" in the Consolidated Statements of Earnings in the years ended December 31, 2003 and 2002 respectively. In February 2003, the Company funded the Hampton mezzanine loan for approximately $30 million on a Florida condominium development. The loan was due in 18 months with one six month extension and had an interest rate of 22% per annum compounded monthly. At December 31, 2003, accrued interest of approximately $6.7 million had been deferred for financial statement purposes pending receipt of principal and interest payments in connection with this loan. On April 30, 2004, the Company received approximately $16.7 million for the prepayment of the Alex Hotel loan. The principal amount of the loan was $11 million. The prepayment included approximately $5.7 million of accrued interest, which was recognized as interest income in the year ended December 31, 2004.

        c.     In 2004, the Company purchased approximately $278.1 million principal amount of secured bank debt of WestPoint Stevens, a company currently operating as a debtor in possession under Chapter 11 of the U.S. Bankruptcy Code, for a purchase price of approximately $205.8 million. Approximately $193.6 million principal amount is secured by a first priority lien of certain assets of WestPoint and approximately $84.5 million principal amount is secured by a second priority lien. Interest income totaled approximately $7.2 million in the year ended December 31, 2004 and is included in "Interest income on U.S. Government and Agency obligations and other investments" in the Consolidated Statements of Earnings for the year then ended. Based on the latest available information, the Company has not accreted this debt and does not believe that an other than temporary impairment has been identified.

        d.     In 2004, the Company purchased approximately $71.8 million of secured bank debt of Union Power Partners L.P. and Panda Gila River L.P. for a purchase price of approximately $39.3 million. No interest is currently being received on this debt. Based on the latest available information, the Company has not accreted this debt and does not believe that an other than temporary impairment has been identified.

8.    Real Estate Leased to Others Accounted for Under the Financing Method

        Real estate leased to others accounted for under the financing method is summarized as follows (in $000's):

	December 31,
	2004	2003
Minimum lease payments receivable	$97,725	$161,785
Unguaranteed residual value	48,980	74,651

	146,705	236,436
Less unearned income	57,512	99,080

	89,193	137,356
Less current portion of lease amortization	3,912	5,738

	$85,281	$131,618

        The following is a summary of the anticipated future receipts of the minimum lease payments receivable at December 31, 2004 (in $000's):

Year Ending December 31,	Amount
2005	$11,941
2006	11,746
2007	10,832
2008	9,476
2009	9,255
Thereafter	44,475

$97,725

        At December 31, 2004, approximately $73,144,000 and $107,543,000, respectively, of the net investment in financing leases was pledged to collateralize the payment of nonrecourse mortgages payable.

9.    Real Estate Leased to Others Accounted for Under the Operating Method

        a.     Real estate leased to others accounted for under the operating method is summarized as follows (in $000's):

	December 31,
	2004	2003
Land	$13,666	$24,040
Commercial Buildings	45,972	83,252

	59,638	107,292
Less accumulated depreciation	10,520	30,849

	$49,118	$76,443

        The following is a summary of the anticipated future receipts of minimum lease payments under non-cancelable leases at December 31, 2004 (in $000's):

Year Ending December 31,	Amount
2005	$7,186
2006	6,232
2007	5,649
2008	5,383
2009	5,001
Thereafter	19,753

$49,204

        At December 31, 2004 and 2003, approximately $14,166,000 and $15,630,000, respectively, of net real estate leased to others was pledged to collateralize the payment of non-recourse mortgages payable.

        b.     Property held for sale (in $000's):

	December 31,
	2004	2003
Leased to others	$74,444	$146,416
Vacant	450	2,550

	74,894	148,966
Less accumulated depreciation	16,873	20,153

	$58,021	$128,813

        At December 31, 2004 and 2003, approximately $34,881,000 and $105,984,000, respectively, of real estate held for sale was pledged to collateralize the payment of non-recourse mortgages payable.

        The following is a summary of income from discontinued operations (in $000's):

	December 31,
	2004	2003	2002
Rental income	$18,621	$23,093	$21,073
Hotel and resort operating income	905	6,128	5,676

	19,526	29,221	26,749

Mortgage interest expense	3,858	7,208	6,737
Depreciation and amortization	1,244	5,129	4,464
Property expenses	3,123	3,550	3,409
Hotel and resort operating expenses	3,801	5,681	5,202

	12,026	21,568	19,812

Income from discontinued operations	$7,500	$7,653	$6,937

10.    Hotel and Casino Operating Properties

        In September 2000, Stratosphere's Board of Directors approved a going private transaction proposed by the Company and an affiliate of Icahn. On February 1, 2001 the Company entered into a merger agreement with Stratosphere under which the Company would acquire the remaining shares of Stratosphere that it did not currently own. The Company owned approximately 51% of Stratosphere and Mr. Icahn owned approximately 38.6%. The Company, subject to certain conditions, agreed to pay approximately $44.3 million for the outstanding shares of Stratosphere not currently owned by it. Stratosphere stockholders not affiliated with Icahn would receive a cash price of $45.32 per share and Icahn related stockholders would receive a cash price of $44.33 per share. This transaction was completed in December 2002 after shareholders' approval.

        The acquisition by the Company of the minority shares not owned by an Icahn affiliate has been accounted for as a purchase in accordance with Financial Accounting Standards Board ("FASB") Statement No. 141, "Business Combinations." The acquisition by the Company of the common stock held by an Icahn affiliate has been recorded at historical cost. The excess of the affiliate's historical cost over the amount of the cash disbursed, which amounted to $21,151,000, has been accounted for as an addition to the General Partner's equity.

        On January 5, 2004, American Casino, an indirect wholly-owned subsidiary of the Company, entered into an agreement to acquire two Las Vegas casino/hotels, Arizona Charlie's Decatur and Arizona Charlie's Boulder, from Carl C. Icahn and an entity affiliated with Mr. Icahn, for an aggregate consideration of $125.9 million. Upon obtaining all approvals necessary under gaming laws, the acquisition was completed on May 26, 2004. The terms of the transactions were approved by the Audit Committee, which was advised by its independent financial advisor and by counsel. As previously contemplated, upon closing, the Company transferred 100% of the common stock of Stratosphere to American Casino. As a result, following the acquisition and contributions, American Casino owns and operates three gaming and entertainment properties in the Las Vegas metropolitan area. The Company consolidates American Casino and its subsidiaries in the Company's financial statements. In accordance with generally accepted accounting principles, assets transferred between entities under common control are accounted for at historical costs similar to a pooling of interests, and the financial statements of previously separate companies for periods prior to the acquisition are restated on a combined basis. The Company's December 31, 2003 and 2002 consolidated financial statements have been restated to reflect the acquisition of Arizona Charlie's Decatur and Arizona Charlie's Boulder.

        Earnings, capital contributions and distributions of the two Arizona Charlie's entities prior to the acquisition have been allocated to the General Partner. In accordance with the purchase agreement, prior to the acquisition, capital contributions of $22.8 million were received from and capital distributions of $17.9 million were paid to affiliates of Mr. Icahn. The assets acquired and liabilities assumed in this acquisition have been accounted for at historical cost. A reduction of $125.9 million, reflecting the purchase price, has been made to the General Partner's equity in May 2004.

        Also in January 2004, American Casino closed on its offering of senior secured notes due 2012. The Notes, in the aggregate principal amount of $215 million, bear interest at the rate of 7.85% per annum. The proceeds were held in escrow pending receipt of all approvals necessary under gaming laws and certain other conditions in connection with the acquisition of Arizona Charlie's Decatur and Arizona Charlie's Boulder. Upon satisfaction of all closing conditions on May 26, 2004, the proceeds of the offering were released from escrow. American Casino used the proceeds of the offering for the acquisition, to repay intercompany indebtedness and for distributions to the Company.

        American Casino's operations for the years ended December 31, 2004, 2003 and 2002 have been included in "Hotel and casino operating income and expenses" in the Consolidated Statements of Earnings. Hotel and casino operating expenses include all expenses except for depreciation and amortization and income tax provision. Such expenses have been included in "Depreciation and amortization expense" and "Income tax expense" in the Consolidated Statements of Earnings. American Casino's depreciation and amortization expense was $23.5 million, $20.2 million and $20.2 million for the years ended December 31, 2004, 2003 and 2002, respectively. American Casino's income tax provision was $10.1 million and $4.9 million for the years ended December 31, 2004 and

2002, respectively. American Casino recorded an income tax benefit of $1.8 million for the year ended December 31, 2003.

        The amount of revenues and expenses attributable to casino, hotel and restaurants, respectively, is summarized as follows:

	Year Ended December 31,
	2004	2003	2002
	(in $000's)
Hotel and casino operating income:
Casino	$167,972	$147,888	$143,057
Hotel	54,653	47,259	44,263
Food and beverage	66,953	59,583	56,349
Tower, retail, and other income	33,778	30,336	28,247

Gross revenues	323,356	285,066	271,916
Less promotional allowances	(23,375)	(22,255)	(21,893)

Net revenues	$299,981	$262,811	$250,023

Hotel and casino operating expenses:
Casino	$61,985	$61,284	$59,879
Hotel	24,272	22,074	20,142
Food and beverage	48,495	44,990	43,393
Other operating expenses	14,131	13,524	14,505
Selling, general, and administrative	78,720	74,985	80,019

Total expenses	$227,603	$216,857	$217,938

        The ownership and operation of the Las Vegas casinos are subject to the Nevada Gaming Control Act and regulations promulgated thereunder, various local ordinances and regulations, and are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board, and various other county and city regulatory agencies, including the City of Las Vegas.

        American Casino's property and equipment consist of the following as of December 31, 2004 and 2003 (in $000's):

	December 31,
	2004	2003
Land and improvements, including land held for development	$47,210	$47,041
Building and improvements	221,314	220,280
Furniture, fixtures and equipment	108,595	98,586
Construction in progress	7,348	7,224

	384,467	373,131
Less accumulated depreciation and amortization	95,107	74,428

	$289,360	$298,703

        Included in property and equipment at both December 31, 2004 and 2003 are assets recorded under capital leases of $4.0 million.

        In connection with the purchase of the master lease from Strato-Retail, American Casino assumed lessor responsibilities for various non-cancelable operating leases for certain retail space. The future minimum lease payments to be received under these leases for years subsequent to December 31, 2004 are as follows:

Years ending December 31,
2005	$5,877
2006	4,778
2007	3,615
2008	2,177
2009	1,224
Thereafter	959

Total Payments	$18,630

        The above minimum rental income does not include contingent retail income contained within certain retail operating leases. In addition, American Casino is reimbursed by lessees for certain operating expenses.

11.    Hotel and Resort Operating Properties

        a.     The Company owns a hotel and resort property that is part of a master planned community situated in the town of Mashpee, located on Cape Cod in Massachusetts. This property includes two golf courses, other recreational facilities, condominium and time share units and land for future development.

        Total initial costs of approximately $28 million were classified as follows: approximately $17.4 million as "Hotel and resort operating properties", $8.9 million as "Land and construction-in-progress" and $1.7 million as "Receivables and other current assets" on the Consolidated Balance Sheet.

        Resort operations have been included in the "Hotel and resort operating income and expenses" in the Consolidated Statements of Earnings. Net hotel and resort operations for this property ("hotel and resort operating income" less "hotel and resort operating expenses") resulted in income of approximately $2,243,000, $3,033,000 and $1,909,000 for the years ended December 31, 2004, 2003, and 2002, respectively. Hotel and resort operating expenses include all expenses except for approximately $2,544,000, $2,451,000 and $1,833,000 for the years ended December 31, 2004, 2003 and 2002 of depreciation and amortization, respectively, which is included in such caption in the Consolidated Statements of Earnings.

  Resort operations are highly seasonal in nature with peak activity occurring from June to September.

        b.     The Company owned a hotel located in Miami, Florida which had a carrying value of approximately $6.4 million at December 31, 2003, and was unencumbered by any mortgages. Approximately $1.3 million of capital improvements were completed in the year ended December 31, 2002.

        The Company had a management agreement for the operation of the hotel with a national management organization. As a result of the decision to sell the property in 2004, the operating results for the hotel have been reclassified to discontinued operations for all periods. Net hotel and resort operations ("hotel and resort operating revenues" less "hotel and resort operating expenses") totaled approximately $306,000, $596,000 and $494,000 for the years ended December 31, 2004, 2003 and 2002, respectively and have been included in discontinued operations in the Consolidated Statements of Earnings. Depreciation expense of $0, $210,000 and $374,000 for the years ended December 31, 2004, 2003 and 2002, respectively, have been included in discontinued operations in the Consolidated Statements of Earnings.

        In 2004, the Company sold the hotel located in Miami, Florida for a loss of approximately $0.9 million which included a license termination fee of approximately $0.7 million.

12.    Investment in Debt Securities of Affiliates (in $000's):

	December 31,
	2004	2003
Atlantic Holdings/GB Holdings(a)	$60,004	$24,696
TransTexas(b)	27,500	—
Panaco(c)	38,000	—

	$125,504	$24,696

Less current portion	(10,429)	—
	$115,075	$24,696

        a.     In 1998 and 1999, the Company acquired an interest in the Sands, located in Atlantic City, New Jersey, by purchasing the principal amount of approximately $31.4 million of First Mortgage Notes ("Notes") issued by GB Property Funding Corp. ("GB Property"). GB Property was organized as a special purpose entity for the borrowing of funds by Greate Bay Hotel and Casino, Inc. ("Greate Bay"). The purchase price for such notes was approximately $25.3 million. An affiliate of the General Partner also made an investment in the Notes of GB Property. A total of $185 million of such Notes were issued.

        Greate Bay owned and operated the Sands, a destination resort complex, located in Atlantic City, New Jersey. On January 5, 1998, GB Property and Greate Bay filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code to restructure its long term debt.

        In July 2000, the U.S. Bankruptcy Court ruled in favor of the reorganization plan proposed by affiliates of the General Partner which provided for an additional investment of $65 million by the

Icahn affiliates in exchange for a 46% equity interest, with bondholders (which also includes the Icahn affiliates) to receive $110 million in new notes of GB Property First Mortgage ("GB Notes") and a 54% equity interest. The plan, which became effective September 29, 2000, provided the Icahn affiliates with a controlling interest.

        As required by the New Jersey Casino Control Act (the "Casino Control Act"), the Partnership Agreement was amended to provide that securities of the Company are held subject to the condition that if a holder thereof is found to be disqualified by the Casino Control Commission, pursuant to the provisions of the Casino Control Act, such holder shall dispose of his interest in the Company in accordance with the Casino Control Act.

        At December 31, 2003, the Company owned approximately $26.9 million principal amount of GB Notes which were accounted for a held-to-maturity securities. These notes bore interest of 11% per annum and were due to mature in September 2005. The carrying value of these notes at December 31, 2003 was approximately $24.7 million.

        As part of the Atlantic Holdings Consent Solicitation and Offer to Exchange further described in Note 13, the Company tendered its GB Notes and received $26.9 million of 3% Notes due 2008 issued by Atlantic Coast Entertainment Holdings, Inc. (the "Atlantic Holdings Notes").

        On December 27, 2004, the Company purchased approximately $37.0 million principal amount of the Atlantic Holdings Notes from two Icahn affiliates for cash consideration of $36.0 million. As a result, the Company owns approximately 96.4% of the outstanding Atlantic Holdings Notes. The carrying value of the Atlantic Holdings Notes at December 31, 2004 is approximately $60 million. Interest income of approximately $2.5 million in the year ended December 31, 2004 and $2.9 million in each of the years ended December 31, 2003 and 2002 was recognized.

        b.     On December 6, 2004, the Company purchased from affiliates of Mr. Icahn $27,500,000 aggregate principal amount, or 100%, of the outstanding term notes issued by TransTexas (the "TransTexas Notes"). The purchase price was $28,245,890, which equals the principal amount of the TransTexas Notes plus accrued but unpaid interest. The notes are payable annually in equal consecutive annual payments of $5,000,000, with the final installment due August 28, 2008. Interest is payable semi-annually in February and August at the rate of 10% per annum. Interest income of approximately $196,000 was recognized in the year ended December 31, 2004 and is included in "Interest income on U.S. Government and Agency obligations and other investments" in the Consolidated Statements of Earnings in the year then ended. The TransTexas Notes are secured by a first priority lien on all of TransTexas assets. TransTexas is indirectly controlled by Mr. Icahn. See Note 29.

        c.     On December 6, 2004, the Company purchased all of the membership interests of Mid River LLC ("Mid River") from Icahn affiliates for an aggregate purchase price of $38,125,999. The assets of Mid River consist of $38,000,000 principal amount of term loans of Panaco (the "Panaco Debt"). The purchase price included accrued but unpaid interest. The principal is payable in twenty-seven equal quarterly installments of the unpaid principal of $1,357,143 commencing on March 15, 2005, through and including September 15, 2011. Interest is payable quarterly at a rate per annum equal to the LIBOR daily floating rate plus four percent, which was 6.346% at December 31, 2004. Interest income of $155,991 was recognized in the year ended December 31, 2004 and is included in "Interest income on U.S. Government and Agency obligations and other investments" in the Consolidated Statements of Earnings for the year then ended. See Note 29.

13.    Equity Interest in GB Holdings, Inc.

        At December 31, 2003, the Company owned approximately 3.6 million shares, or 36.3%, of GB Holdings, Inc. ("GB Holdings"), the holding company for the Sands (See Note 12). The Company also owned approximately $26.9 million principal amount of GB Notes.

        On June 30, 2004, GB Holdings announced that its stockholders approved the transfer of the Sands to its wholly-owned subsidiary, Atlantic Holdings, in connection with the restructuring of GB Holdings debt.

        On July 22, 2004, Atlantic Holdings announced that its Consent Solicitation and Offer to Exchange, in which it offered to exchange the Atlantic Holdings Notes for GB Notes, expired and approximately $66 million principal amount of the GB Notes (approximately 60% of the outstanding GB Notes) were tendered to Atlantic Holdings for exchange. On July 23, 2004, 10 million warrants were distributed, on a pro rata basis, to stockholders. The warrants, under certain conditions, will allow the holders to purchase common stock of Atlantic Holdings at a purchase price of $.01 per share, representing 27.5% of the outstanding common stock of Atlantic Holdings, on a fully diluted basis. Mr. Icahn and his affiliated companies hold approximately 77.5% of the GB Holdings stock and held approximately 58.2% of the GB Notes, of which the Company owns approximately 36.3% of the common stock and held approximately 24.5% of the debt. This debt is included in "Investment in debt securities of Affiliates" in the consolidated balance sheets. The Company and Mr. Icahn tendered all of their GB Notes in the exchange. The Company received:

  •
  $26,914,500 principal amount of the Atlantic Holdings Notes;

  •
  $3,620,753 in cash representing accrued interest on the GB Notes and $100 per $1,000 in principal amount of the GB Notes; and

  •
  3,627,711 warrants, which under certain conditions will allow the Company to purchase approximately 998,000 shares of common stock at $.01 per share of Atlantic Holdings, representing approximately 10% of the outstanding common stock of Atlantic Holdings, on a fully diluted basis.

        The Company reflects its equity interest in GB Holdings as "Equity interest in GB Holdings, Inc." in the Consolidated Balance Sheets.

        The Company owns warrants to purchase, upon the occurrence of certain events, approximately 10.0% of the fully diluted common stock of Atlantic Holdings. Atlantic Holdings owns 100% of ACE Gaming LLC, the owner and operator of the Sands. The Company has entered into an agreement with affiliates of Mr. Icahn, to acquire an additional approximate 41.2% of the outstanding common stock of GB Holdings and warrants to purchase, upon the occurrence of certain events, an additional approximate 11.3% of the fully diluted common stock of Atlantic Holdings for an aggregate of $12.0 million of depositary units, plus an aggregate of up to $6.0 million of Depositary Units, if GB Holdings meets certain earnings targets during 2005 and 2006. See Note 29 regarding the Company's agreement to purchase an approximate 41.2% interest in GB Holdings from an affiliate of Mr. Icahn.

Upon consummation of the purchase agreement, we will own approximately 77.5% of the outstanding GB Holdings common stock and warrants to purchase, upon the occurrence of certain events, approximately 21.3% of the fully diluted common stock of Atlantic Holdings.

        In the year ended December 31, 2004, the Company recorded an impairment loss of $15.6 million on its equity investment in GB Holdings. The purchase price pursuant to the agreement described above was less than our carrying value, approximately $26.2 million, for the approximately 36.3% of the outstanding GB Holdings common stock that the Company owns. In the September 30, 2004 Form 10-Q of GB Holdings, there was a working capital deficit of approximately $32 million and there was approximately $40 million of debt maturing in September 2005.

14.    National Energy Group

        a.     National Energy Group, Inc.

        In October 2003, pursuant to a Purchase Agreement dated as of May 16, 2003, the Company acquired certain debt and equity securities of NEG from entities affiliated with Mr. Icahn for an aggregate cash consideration of approximately $148.1 million plus approximately $6.7 million in cash of accrued interest on the debt securities. The agreement was reviewed and approved by the Audit Committee, which was advised by its independent financial advisor and legal counsel. The securities acquired were $148,637,000 in principal amount of outstanding 10 3/4% Senior Notes due 2006 of NEG and 5,584,044 shares of common stock of NEG. As a result of the foregoing transaction and the acquisition by the Company of additional securities of NEG prior to the closing, the Company beneficially owns in excess of 50% of the outstanding common stock of NEG.

        NEG owns a 50% interest in Holding LLC, the other 50% interest in Holding LLC is held by Gascon Partners ("Gascon") an Icahn affiliate and managing member. Holding LLC owns NEG Operating LLC ("Operating LLC") which owns operating oil and gas properties managed by NEG. Under the Holding LLC operating agreement, as of September 30, 2004, NEG is to receive guaranteed payments of approximately $39.9 million in addition to a priority distribution of approximately $148.6 million before the Icahn affiliate receives any monies. Due to the substantial uncertainty that NEG will receive any distribution above the priority and guaranteed payments amounts, NEG accounts for its investment in Holding LLC as a preferred investment.

        In connection with a credit facility obtained by Holding LLC, NEG and Gascon have pledged as security their respective interests in Holding LLC.

  See Note 29 pertaining to additional oil and gas acquisitions.

        b.     Investment in NEG Holding LLC

        As explained below, NEG's investment in Holding LLC is recorded as a preferred investment. The initial investment was recorded at historical carrying value of the net assets contributed with no gain or loss recognized on the transfer. The Company currently assesses its investment in Holding LLC through a cash flow analysis to determine if Holding LLC will have sufficient cash flows to fund the guaranteed payments and priority distribution. This analysis is done on a quarterly basis. Holding LLC is required to make SFAS 69 disclosures on an annual basis, which include preparation of reserve reports by independent engineers and cash flow projections. These cash flow projections are the basis for the cash flow analysis. The Company follows the conceptual guidance of SFAS 144 "Accounting for the Impairment of Long-Lived Assets" in assessing any potential impairments in Holding LLC.

        Summarized financial information for Holding LLC is as follows (in $000's):

	December 31,
	2004	2003
Current assets	$23,146	$33,415
Noncurrent assets(1)	237,127	190,389

Total assets	$260,273	$223,804

Current liabilities	$22,456	$14,253
Noncurrent liabilities	63,636	48,514

Total liabilities	86,092	62,767
Members' equity	174,181	161,037

Total liabilities and members' equity	$260,273	$223,804

(1)
Primarily oil and gas properties

	December 31,
	2004	2003	2002
	(in $000's)
Total revenues	$78,727	$77,606	$35,900
Costs and expenses	(47,313)	(46,766)	(32,064)

Operating income	31,414	30,840	3,836
Other income (expense)	(2,292)	30	10,090

Net income	29,122	30,870	13,926

        In August 2000, pursuant to a plan of reorganization, Holding LLC was formed. Prior to September 2001, NEG owned and operated certain oil and gas properties. In September 2001, NEG contributed oil and natural gas properties in exchange for Holding LLC's obligation to pay the Company the guaranteed payments and priority distributions. The Company also received a 50% membership interest in Holding LLC. Gascon also contributed oil and natural gas assets and cash in exchange for future payments and a 50% membership interest. The Holding LLC operating agreement requires the payment of guaranteed payments and priority distributions to NEG in order to pay interest on senior debt and the principal amount of the debt of $148.6 million in 2006. After the receipt by NEG of the guaranteed payments and priority distributions that total approximately $300 million, the agreement requires the distribution of an equal amount to Gascon. Holding LLC is contractually obligated to make the guaranteed payments and priority distributions to NEG and Gascon before any distributions can be made to the LLC interest.

        NEG originally recorded its investment in Holding LLC at the historical cost of the oil and gas properties contributed into the LLC. In evaluating the appropriate accounting to be applied to this investment, NEG anticipated it will collect the guaranteed payments and priority distributions through 2006. However, based on cash flow projections prepared by the management of Holding LLC and its reserve engineers, there is substantial uncertainty that there will be any residual value in Holding LLC subsequent to the payment of the amounts required to be paid to Gascon. Due to this uncertainty, NEG has been accreting its investment in Holding LLC, the value of its preferred interest at the implicit rate of interest up to the guaranteed payments and priority distributions collected through 2006, recognizing the accretion income in earnings. Accretion income is periodically adjusted for changes in the timing of cash flows, if necessary due to unscheduled cash distributions. Receipt of guaranteed payments and the priority distribution are recorded as reductions in the preferred investment in Holding LLC. The preferred investment in Holding LLC is evaluated quarterly for other than temporary impairment. The rights of NEG upon liquidation of Holding LLC are identical to those described above and the Company considered those rights in determining the appropriate presentation.

        Because of the continuing substantial uncertainty that there will be any residual value in Holding LLC after the guaranteed payments and priority distributions, no income other than the accretion is currently being given accounting recognition. NEG's preferred investment will be reduced to zero upon collection of the priority distributions in 2006. After that date, NEG will continue to monitor payments made to Gascon and, at such time as it would appear that there is any residual value to NEG's 50% interest in Holding LLC, it would receive accounting recognition. Throughout, and up to this point, NEG believes that the 50% interest in Holding LLC represents a residual interest that is currently valued at zero. The Company accounts for its residual equity investment in Holding LLC in accordance with APB 18.

        The following is a roll forward of the Investment in Holding LLC as of December 31, 2004 and 2003 (in $000s):

	December 31,
	2004	2003
Investment in Holding LLC at beginning of period	$69,346	$108,880
Priority distribution from Holding LLC	—	(51,446)
Guaranteed payment from Holding LLC	(15,978)	(18,230)
Accretion of investment in Holding LLC	34,432	30,142

Investment in Holding LLC at end of period	$87,800	$69,346

        The Holding LLC Operating Agreement requires that distributions shall be made to both NEG and Gascon as follows:

        1.     Guaranteed payments are to be paid to NEG, calculated on an annual interest rate of 10.75% on the outstanding priority distribution amount. The priority distribution amount includes all outstanding debt owed to entities owned or controlled by Carl C. Icahn, including the amount of NEG's 10.75% Senior Notes. As of December 31, 2004, the priority distribution amount was $148.6 million which equals the amount of NEG's 10.75% Senior Notes due the Company. The guaranteed payments will be made on a semi-annual basis.

        2.     The priority distribution amount is to be paid to NEG. Such payment is to occur by November 6, 2006.

        3.     An amount equal to the priority distribution amount and all guaranteed payments paid to NEG, plus any additional capital contributions made by Gascon, less any distribution previously made by NEG to Gascon, is to be paid to Gascon.

        4.     An amount equal to the aggregate annual interest (calculated at prime plus 1/2% on the sum of the guaranteed payments), plus any unpaid interest for prior years (calculated at prime plus 1/2% on the sum of the guaranteed payments), less any distributions previously made by NEG to Gascon, is to be paid to Gascon.

        5.     After the above distributions have been made, any additional distributions will be made in accordance with the ratio of NEG's and Gascon's respective capital accounts.

        In addition, the Holding LLC Operating Agreement contains a provision that allows Gascon at any time, in its sole discretion, to redeem the membership interest in Holding LLC at a price equal to the fair market value of such interest determined as if Holding LLC had sold all of its assets for fair market value and liquidated. Since all of the NEG's operating assets and oil and natural gas properties have been contributed to Holding LLC, as noted above, following such a redemption, NEG's principal assets would consist solely of its cash balances.

        c.     See Note 29 pertaining to additional oil and gas acquisitions.

15.    Significant Property Transactions

        Information on significant property transactions during the three-year period ended December 31, 2004 is as follows:

        a.     In September 2002, the Company purchased an industrial building located in Nashville, Tennessee for approximately $18.2 million. The building was constructed in 2001 and is fully leased to two tenants, Alliance Healthcare and Jet Equipment & Tools Inc., with leases expiring in 2011. The annual net operating income was anticipated to be approximately $1.6 million increasing to approximately $1.9 million by 2011. In October 2002, the Company closed a $12.7 million non-recourse mortgage loan on the Nashville, Tennessee property. The loan bore interest at 6.4% per annum and was due to mature in ten years. Required payments were interest only for the first three years and then principal amortization would commence based on a thirty-year amortization schedule. In June 2004, the Company sold the property for a selling price of $19.2 million. A gain of approximately $1.4 million was recognized in the year ended December 31, 2004 and is included in discontinued operations in the Consolidated Statements of Earnings.

        At December 31, 2003, the property had a carrying value of approximately $18,066,000 and was encumbered by a non-recourse mortgage in the amount of $12,700,000.

        b.     In October 2002, the Company sold a property located in North Palm Beach, Florida for a selling price of $3.5 million. A gain of approximately $2.4 million was recognized in the year ended December 31, 2002.

        c.     In October 2003, the Company sold a property located in Columbia, Maryland to its tenant for a selling price of $11 million. A gain of approximately $5.8 million was recognized in the year ended December 31, 2003.

        d.     In the year ended December 31, 2004, the Company sold 57 rental real estate properties for approximately $245 million which were encumbered by mortgage debt of approximately $94 million which was repaid from the sales proceeds.

        In the year ended December 31, 2004, of the 57 properties, the Company sold nine financing lease properties for approximately $43.6 million. The properties were encumbered by mortgage debt of approximately $26.8 million which was repaid from the sales proceeds. The carrying value of these properties was approximately $38.3 million; therefore, the Company recognized a gain on sale of approximately $5.3 million in the year ended December 31, 2004, which is included in income from continuing operations in the Consolidated Statements of Earnings.

        In the year ended December 31, 2004, of the 57 properties, the Company sold 48 operating and held for sale properties for approximately $201.8 million. The properties were encumbered by mortgage debt of approximately $67 million which was repaid from the sales proceeds. The carrying value of these properties was approximately $126.6 million. The Company recognized a gain on sale of approximately $75.2 million in year ended December 31, 2004, which is included in income from discontinued operations in the Consolidated Statements of Earnings.

        At December 31, 2004, the Company had fifteen properties under contract or as to which letters of intent had been executed by potential purchasers, all of which contracts or letters of intent are subject to purchaser's due diligence and other closing conditions. Selling prices for the properties covered by the contracts or letters of intent would total approximately $97.9 million. These properties are encumbered by mortgage debt of approximately $36.0 million. At December 31, 2004, the carrying value of these properties is approximately $62.3 million. As of March 1, 2005, the Company has sold four of the fifteen properties for $46.5 million. The properties had a carrying value of $29.9 million. A gain of $16.6 million will be recorded in the three months ended March 31, 2005. In accordance with generally accepted accounting principles, only the real estate operating properties under contract or letter of intent, but not the financing lease properties, were reclassified to "Properties Held for Sale" and the related income and expense reclassified to "Income from discontinued operations."

        e.     In January 2004, in conjunction with its reinvestment program, the Company purchased a 34,422 square foot commercial condominium unit ("North Moore Condos") located in New York City for approximately $14.5 million. The unit contains a Citibank branch, a furniture store and a restaurant. Current annual rent income from the three tenants is approximately $1,289,000. The Company obtained mortgage financing of $10 million for this property in April 2004. The mortgage bears interest at the rate of 5.73% per annum, and matures in March 2014. Annual debt service is $698,760.

        f.      In July 2004, the Company purchased two Vero Beach, Florida waterfront communities, Grand Harbor and Oak Harbor ("Grand Harbor"), including their respective golf courses, tennis complex, fitness center, beach club and clubhouses. The acquisition also included properties in various stages of development, including land for future residential development, improved lots and finished residential units ready for sale. The purchase price was approximately $75 million, which included approximately $62 million of land and construction in progress. The Company plans to invest in the further development of these properties and the enhancement of the existing infrastructure.

16.    Mortgages Payable

        Mortgages payable, all of which are nonrecourse to the Company, are summarized as follows (in $000's):

			Balance At December 31,
Range of Interest Rates		Annual Principal and Interest Payment
	Range of Maturities		2004	2003
5.630%–8.250%	10/15/07–10/01/14	$10,811	$91,896	$180,989

Less current portion and mortgages on properties held for sale			(31,177)	(87,753)

			$60,719	$93,236

        The following is a summary of the contractual future principal payments of the mortgages (in $000's):

Year Ending December 31,	Amount
2005	$4,759
2006	5,116
2007	11,428
2008	24,385
2009	7,211
2010–2014	38,997

$91,896

        a.     See Note 15a. for Mid-South Logistics financing in October 2002.

        b.     On May 16, 2003, the Company executed a mortgage note secured by a distribution facility located in Windsor Locks, Connecticut and obtained funding in the principal amount of $20 million. The loan bears interest at 5.63% per annum and matures on June 1, 2013. Annual debt service is approximately $1,382,000 based on a 30 year amortization schedule.

        c.     See Note 15e. for North Moore Condo financing in April 2004.

17.    Senior Notes and Credit Facilities Due Affiliates

        a.     At December 31, 2002, NEG had $10.9 million outstanding under its existing $100 million credit facility with Arnos, an Icahn affiliate. Arnos continued to be the holder of the credit facility; however, the $10.9 million note outstanding under the credit facility was contributed to Holding LLC as part of Gascon's contribution to Holding LLC on September 12, 2001. In December 2001, the maturity date of the credit facility was extended to December 31, 2003 and NEG was given a waiver of compliance with respect to any and all covenant violations. NEG was not in compliance with the minimum interest coverage ratio at September 30, 2002; and December 31, 2002 and the current ratio at December 31, 2002, however, in December 2001, NEG was given a waiver of compliance with respect to any and all covenant violations through December 31, 2003.

        On March 26, 2003, Holding LLC distributed the $10.9 million note outstanding under NEG's revolving credit facility as a priority distribution to NEG, thereby canceling the note. Also, on March 26, 2003, NEG, Arnos and Operating LLC entered into an agreement to assign the credit facility to Operating LLC. Effective with this assignment, Arnos amended the credit facility to increase the revolving commitment to $150 million, increase the borrowing base to $75.0 million and extend the revolving due date until June 30, 2004. Concurrently, Arnos extended a $42.8 million loan to Operating LLC under the amended credit facility. Operating LLC then distributed $42.8 million to Holding LLC which, thereafter, made a $40.5 million priority distribution and a $2.3 million guaranteed payment to NEG. NEG utilized these funds to pay the entire amount of the long-term interest payable on the Notes and interest accrued thereon outstanding on March 27, 2003. The Arnos facility was canceled on December 29, 2003 in conjunction with a third party bank financing.

        b.     On September 24, 2001, Arizona Charlie's, Inc., the predecessor entity to Arizona Charlie's, LLC, which was acquired by American Casino in May 2004, refinanced the remaining principal balance of $7.9 million on a prior note payable to Arnos Corp., an affiliate of Mr. Icahn. The note bore interest at the prime rate plus 1.50% (5.75% per annum at December 31, 2002), with a maturity of June 2004, and was collateralized by all the assets of Arizona Charlie's, Inc. The note was repaid during November 2003. During the years ended December 31, 2003 and 2002, Arizona Charlie's, Inc. paid interest expense of $0.1 million and $0.4 million, respectively.

        c.     During fiscal year 2002, Fresca, LLC, which was acquired by American Casino in May 2004, entered into an unsecured line of credit in the amount of $25.0 million with Starfire Holding Corporation ("Starfire"), an affiliate of Mr. Icahn. The outstanding balance, including accrued interest, was due and payable on January 2, 2007. As of December 31, 2003, Fresca, LLC had $25.0 million outstanding. The note bore interest on the unpaid principal balance from January 2, 2002 until maturity at the rate per annum equal to the prime rate, as established by Fleet Bank, from time to time, plus 2.75%. Interest was payable semi-annually in arrears on the first day of January and July, and at maturity. The note was guaranteed by Mr. Icahn. The note was repaid during May 2004. During the years ended December 31, 2004, 2003 and 2002, Fresca, LLC paid $0.7 million, $1.2 million and $0.4 million, respectively.

18.    Senior Secured Notes Payable and Credit Facility

        In January 2004, American Casino closed on its offering of senior secured notes due 2012. The notes, in the aggregate principal amount of $215 million, bear interest at the rate of 7.85% per annum. The notes have a fixed annual interest rate of 7.85% per annum, which will be paid every six months on February 1 and August 1, commencing August 1, 2004. The notes will mature on February 1, 2012. The proceeds were held in escrow pending receipt of all approvals necessary under gaming laws and certain other conditions in connection with the acquisition of Arizona Charlie's Decatur and Arizona Charlie's Boulder. Upon satisfaction of all closing conditions on May 26, 2004, the proceeds of the offering were released from escrow. American Casino used the proceeds of the offering for the acquisition of Arizona Charlie's Decatur and Boulder, to repay intercompany indebtedness and for distributions to the Company. The notes are recourse only to, and are secured by a lien on the assets of, American Casino and certain of its subsidiaries. The notes restrict the ability of American Casino and its restricted subsidiaries, subject to certain exceptions, to: incur additional debt; pay dividends and make distributions; make certain investments; repurchase stock; create liens; enter into transactions with affiliates; enter into sale and leaseback transactions; merge or consolidate; and transfer, lease or sell assets. As of December 31, 2004, American Casino is in compliance with all terms and conditions of the notes. The notes were issued in an offering not registered under the Securities Act of 1933. At the time American Casino issued the notes, it entered into a registration rights agreement in which it agreed to exchange the notes for new notes which have been registered under the Securities Act of 1933. On October 26, 2004, the SEC declared effective American Casino's registration statement. The exchange offer was consummated on December 1, 2004.

        The Company recorded approximately $15.6 million of interest expense on the notes payable in the year ended December 31, 2004 which is included in "Interest expense" in the Consolidated Statements of Earnings for the year then ended.

        A syndicate of lenders has provided to American Casino a non-amortizing $20.0 million revolving credit facility. The commitments are available to the Company in the form of revolving loans, and include a letter of credit facility (subject to $10.0 million sublimit). Loans made under the senior secured revolving facility will mature and the commitments under them will terminate on January 29, 2008. There were no borrowings outstanding under the facility at December 31, 2004.

        Of the Company's cash and cash equivalents at December 31, 2004, approximately $75.2 million in cash is at American Casino which is subject to the restrictions of its notes and the revolving credit facility.

        The fair value of American Casino's long-term debt is based on the quoted market prices for the same or similar issues or on the current rates offered to us for debt of the same remaining maturities. As such, the estimated fair value of long-term debt outstanding is approximately $229.0 million as of December 31, 2004.

19.    Senior Unsecured Notes Payable

        On May 12, 2004, the Company closed on its offering of senior notes due 2012. The notes, in the aggregate principal amount of $353 million, were priced at 99.266%. The notes have a fixed annual interest rate of 8 1/8%, which will be paid every six months on June 1 and December 1, commencing December 1, 2004. The notes will mature on June 1, 2012. AREH is a guarantor of the debt; however, no other subsidiaries guarantee payment on the notes. American Real Estate Finance Corp. ("AREF"), a wholly-owned subsidiary of the Company, was formed solely for the purpose of serving as a co-issuer of the debt securities. AREF will not have any operations or assets and will not have any revenues. The Company intends to use the proceeds of this offering for general business purposes, including its primary business strategy of acquiring undervalued assets in its existing lines of business or other businesses and to provide additional capital to grow its existing businesses. The notes restrict the ability of the Company, subject to certain exceptions, to, among other things; incur additional debt; pay dividends or make distributions; repurchase stock; create liens; and enter into transactions with affiliates. As of December 31, 2004, the Company is in compliance with all terms and conditions of the notes. The notes were issued in an offering not registered under the Securities Act of 1933. At the time the Company issued the notes, the Company entered into a registration rights agreement in which the Company agreed to exchange the notes for new notes which have been registered under the Securities

Act of 1933. On November 8, 2004, the SEC declared effective the Company's registration statement. The exchange offer was consummated on December 15, 2004.

        The fair value of the Company's long-term debt is based on the quoted market prices for the same or similar issues or on the current rates offered to us for debt of the same remaining maturities. As such, the estimated fair value of long-term debt outstanding is approximately $375 million as of December 31, 2004.

        The Company recorded approximately $18.5 million of interest expense on the notes payable in the year ended December 31, 2004 which is included in "Interest expense" in the Consolidated Statements of Earnings for the year then ended.

20.    Accounts Payable, Accrued Expenses and Other Current Liabilities

        Accounts payable, accrued expenses and other liabilities consist of the following (In $000's):

	December 31,
	2004	2003
Accrued liabilities	$11,463	$11,951
Accrued payroll	11,113	12,507
Due to Panaco, Inc.	16,242	—
Other	42,975	21,316

	$81,793	$45,774

21.    Earnings Per Limited Partnership Unit

        Basic earnings per LP unit are based on net earnings attributable to limited partners, and in period prior to July 1, 2003, adjusted for the preferred pay-in-kind distribution to Preferred Unitholders. The resulting net earnings available for limited partners are divided by the weighted average number of shares of limited partnership units outstanding.

        Diluted earnings per LP unit are based on earnings before the preferred pay-in-kind distribution as the numerator with the denominator based on the weighted average number of units and equivalent units outstanding. The Preferred Units are considered to be equivalent units.

Net Income Per Unit

        Basic net income per American Real Estate Partners, L.P. Unit is derived by dividing net income attributable to the limited partners by the basic weighted average number of American Real Estate Partners, L.P. Units outstanding for each period. Diluted earnings per American Real Estate Partners, L.P. Unit is derived by adjusting net income attributable to the limited partners for the assumed dilutive effect of the redemption of the Preferred LP Units ("Diluted Earnings") and dividing Diluted

Earnings by the diluted earnings weighted average number of American Real Estate Partners, L.P. Units outstanding for each period.

	December 31,
	2004	2003	2002
	In $000's (except per unit data)
Attributable to Limited Partners:
Basic income from continuing operations	$71,456	$48,573	$56,365
Add Preferred LP Unit distribution	4,981	4,792	4,518

Income before discontinued operations	76,437	53,365	60,887
Income from discontinued operations	81,051	10,787	6,799

Diluted earnings	$157,488	$64,152	$67,686

Weighted average limited partnership units outstanding	46,098,284	46,098,284	46,098,284
Dilutive effect of redemption of Preferred LP Units	5,444,028	8,391,659	10,368,414

Weighed average limited partnership units and equivalent partnership units outstanding	51,542,312	54,489,943	56,466,698

Basic earnings:
Income from continuing operations	$1.55	$1.00	$1.12
Income from discontinued operations	1.76	0.24	0.15

Basic earnings per LP unit	$3.31	$1.24	$1.27

Diluted earnings:
Income from continuing operations	$1.48	$0.94	$1.00
Income from discontinued operations	1.57	0.19	0.12

Diluted earnings per LP unit	$3.05	$1.13	$1.12

22.    Preferred Units

        Pursuant to rights offerings consummated in 1995 and 1997, Preferred Units were issued. The Preferred Units have certain rights and designations, generally as follows. Each Preferred Unit has a liquidation preference of $10.00 and entitles the holder thereof to receive distributions thereon, payable solely in additional Preferred Units, at the rate of $.50 per Preferred Unit per annum (which is equal to a rate of 5% of the liquidation preference thereof), payable annually on March 31 of each year (each, a "Payment Date"). On any Payment Date commencing with the Payment Date on March 31, 2000, the Company, with the approval of the Audit Committee of the Board of Directors of the General Partner, may opt to redeem all, but not less than all, of the Preferred Units for a price, payable either in all cash or by issuance of additional Depositary Units, equal to the liquidation preference of the Preferred Units, plus any accrued but unpaid distributions thereon. On March 31, 2010, the Company must redeem all, but not less than all, of the Preferred Units on the same terms as any optional redemption.

        Pursuant to the terms of the Preferred Units, on February 25, 2004, the Company declared its scheduled annual preferred unit distribution payable in additional Preferred Units at the rate of 5% of the liquidation preference of $10 per unit. The distribution was payable March 31, 2004 to holders of record as of March 12, 2004. A total of 489,657 additional Preferred Units were issued. At December 31, 2004 and 2003, 10,286,264 and 9,796,607 Preferred Units are issued and outstanding, respectively. In February 2004, the number of authorized Preferred LP units was increased to 10,400,000.

        Pursuant to the terms of the Preferred Units, on March 4, 2005, the Company declared its scheduled annual preferred unit distribution payable in additional Preferred Units at the rate of 5% of the liquidation preference of $10. The distribution is payable on March 31, 2005 to holders of record as of March 15, 2005. In addition, the Company increased the number of authorized Preferred Units to 10,900,000.

        On July 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 150 (SFAS 150), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 requires that a financial instrument, which is an unconditional obligation, be classified as a liability. Previous guidance required an entity to include in equity financial instruments that the entity could redeem in either cash or stock. Pursuant to SFAS 150 the Company's Preferred Units, which are an unconditional obligation, have been reclassified from "Partners' equity" to a liability account in the consolidated Balance Sheets and the preferred pay-in-kind distribution for the period from July 1, 2003 to December 31, 2003 of $2,449,000 and all future distributions have been and will be recorded as "Interest expense" in the Supplemental Consolidated Statements of Earnings.

        The Company recorded $5.1 million and $2.4 million of interest expense in the years ended December 31, 2004 and 2003, respectively, in connection with the Preferred LP units distribution. These amounts are included in "Interest expense" in the Supplemental Consolidated Statements of Earnings for the years then ended.

23.    Income Taxes (in $000's)

	December 31,
	2004	2003
The difference between the book basis and the tax basis of the net assets of the Company, not directly subject to income taxes, is as follows:
Book basis of AREH net assets excluding American Casino and NEG	$1,319,566	$1,149,418
Excess of tax over book	120,820	79,238

Tax basis of net assets	$1,440,386	$1,228,656

        a.     Corporate Income Taxes

        (i)    The Company's corporate subsidiaries recorded the following income tax (expense) benefit attributable to continuing operations for American Casino and NEG for the years ended December 31, 2004, 2003 and 2002 (in $000's):

	December 31,
	2004	2003	2002
Current	$(2,626)	$(4,302)	$(311)
Deferred	(14,137)	5,875	(9,785)

	$(16,763)	$1,573	$(10,096)

        (ii)   The tax effect of significant differences representing net deferred tax assets (the difference between financial statement carrying values and the tax basis of assets and liabilities) for the Company is as follows at December 31, 2004 and 2003 (in $000's):

	December 31,
	2004	2003
Deferred tax assets:
Depreciation	$39,209	$39,858
Net operating loss carryforwards	32,176	30,942
Investment in Holding LLC	5,333	18,845
Other	5,954	5,962

	82,672	95,607
Valuation allowance	(14,588)	(17,733)

Subtotal	68,084	77,874

Less current portion	(2,685)	(2,982)

Net deferred tax assets	$65,399	$74,892

        At December 31, 2004 and 2003, American Casino had net operating loss carryforwards available for federal income tax purposes of approximately $16.0 million and $28.5 million, respectively, which begin expiring in 2020.

        (iii)  The provision (benefit) for income taxes differs from the amount computed at the federal statutory rate as a result of the following:

	Year Ended December 31,
	2004	2003	2002
Federal statutory rate	35.0%	35.0%	35.0%
Tax deduction not given book benefit	0.0%	5.0%	0.0%
Income not subject to taxation	(25.6)%	(14.3)%	(22.3)%
Valuation allowance	(1.7)%	(28.3)%	(0.5)%
Other	1.1%	0.3%	0.3%

	8.8%	(2.3)%	12.5%

        SFAS 109 requires a "more likely than not" criterion be applied when evaluating the realizability of a deferred tax asset. As of December 31, 2002, given Stratosphere's history of losses for income tax purposes, the volatility of the industry within which the Stratosphere operates, and certain other factors, Stratosphere had established a valuation allowance for the deductible temporary differences, including the excess of the tax basis of the Stratosphere's assets over the basis of such assets for financial statement purposes and the tax carryforwards. However, at December 31, 2003, based on various factors including the current earnings trend and future taxable income projections, Stratosphere determined that it was more likely than not that the deferred tax assets will be realized and removed the valuation allowance. In accordance with SFAS 109, the tax benefit of any deferred tax asset that existed on the effective date of a reorganization should be reported as a direct addition to contributed capital. Stratosphere has deferred tax assets relating to both before and after Stratosphere emerged from bankruptcy in September of 1998. The net decrease in the valuation allowance was $79.3 million, of which a net amount of $47.5 million was credited to partners' equity in the year ended December 31, 2003.

        Additionally, American Casino's acquisition of Arizona Charlie's, LLC and Fresca, LLC in May 2004 resulted in a net increase in the tax basis of assets in excess of book basis. As a result, the Company recognized an additional deferred tax asset of approximately $2.5 million from the transaction. Pursuant to SFAS 109, the benefit of the deferred tax asset from this transaction is credited directly to equity.

        At December 31, 2004 and 2003, NEG had net operating loss carryforwards available for federal income tax purposes of approximately $75.9 and $58.0 million, respectively, which begin expiring in 2009. Net operating loss limitations may be imposed as a result of subsequent changes in stock ownership of NEG. Prior to the formation of Holding LLC, the income tax benefit associated with the loss carryforwards had not been recognized since, in the opinion of management, there was not sufficient positive evidence of future taxable income to justify recognition of a benefit. Upon the formation of Holding LLC, management again evaluated all evidence, both positive and negative, in determining whether a valuation allowance to reduce the carrying value of deferred tax assets was still needed and concluded, based on the projected allocations of taxable income by Holding LLC, NEG more likely than not will realize a partial benefit from the loss carryforwards. In accordance with SFAS 109, NEG recorded a deferred tax asset of $25.5 million as of December 31, 2002, $25.9 million as of December 31, 2003, and $19.3 million as of December 31, 2004. Ultimate realization of the deferred tax asset is dependent upon, among other factors, NEG's ability to generate sufficient taxable income within the carryforward periods and is subject to change depending on the tax laws in effect in the years in which the carryforwards are used. As a result of the recognition of expected future income tax benefits, subsequent periods will reflect a full effective tax rate provision.

24.    Commitments and Contingencies

        a.     In January 2002, the Cape Cod Commission, (the "Commission"), a Massachusetts regional planning body created in 1989, concluded that AREP's New Seabury development is within its jurisdiction for review and approval (the "Administrative Decision"). It is the Company's position that the proposed residential, commercial and recreational development is in substantial compliance with a special permit issued for the property in 1964 and is therefore exempt from the Commission's jurisdiction and that the Commission is barred from exercising jurisdiction pursuant to a 1993 settlement agreement between the Commission and a prior owner of the New Seabury property (the "Settlement Agreement").

        In February 2002, New Seabury Properties L.L.C. ("New Seabury"), an AREP subsidiary and owner of the property, filed in Barnstable County Massachusetts Superior Court, a civil complaint appealing the Administrative Decision by the Commission, and a separate civil complaint to find the Commission in contempt of the Settlement Agreement. The Court subsequently consolidated the two complaints into one proceeding. In July 2003, New Seabury and the Commission filed cross motions for summary judgment.

        Also, in July 2003, in accordance with a Court ruling, the Commission reconsidered the question of its jurisdiction over the initial development proposal and over a modified development proposal that New Seabury filed in March 2003. The Commission concluded that both proposals are within its jurisdiction (the Second Administrative Decision). In August 2003, New Seabury filed in Barnstable County Massachusetts Superior Court another civil complaint appealing the Commission's second decision and petitioning the court to find the Commission in contempt of the settlement agreement.

        In November 2003, the Court ruled in New Seabury's favor on its July 2003 motion for partial summary judgment, finding that the special permit remains valid and that the modified development proposal is in substantial compliance with the Special Permit and therefore exempt from the Commission's jurisdiction; the Court did not yet rule on the initial proposal to build 675 residential/hotel units and 80,000 square feet of commercial space. Under the modified development proposal New Seabury could potentially develop up to 278 residential units and 145,000 square feet of commercial space. In February 2004, the court consolidated the three complaints into one proceeding. In March 2004, New Seabury and the Commission each moved for Summary Judgment to dispose of remaining claims under all three complaints and to obtain a final judgment from the Court. The Court heard arguments in June 2004 and took matters under advisement. The Commission and New Seabury filed a joint motion to delay, until May 6, 2005, any ruling by the court on New Seabury's pending motion for summary judgment and the Commission's pending cross-motion for summary judgment. The Company is currently in settlement negotiations with the Commission but these discussions may not be successful. The Company cannot predict the effect on the development process if it loses any appeal or if the Commission is ultimately successful in asserting jurisdiction over any of the development proposals.

        The carrying value of New Seabury's development assets at December 31, 2004 was approximately $10.5 million.

        The General Partner monitors all tenant bankruptcies and defaults and may, when it deems it necessary or appropriate, establish additional reserves for such contingencies.

        b.     In addition, in the ordinary course of business, the Company, its subsidiaries and other companies in which the Company has invested are parties to various legal actions. In management's opinion, the ultimate outcome of such legal actions will not have a material effect on the Company's consolidated financial statements taken as a whole.

25.    Employee Benefit Plans

        a.     Employees of the Company who are members of various unions are covered by union-sponsored, collectively bargained, multi-employer health and welfare and defined benefit pension plans. The Company recorded expenses for such plans of approximately $8,100,000, $7,600,000 and $6,500,000 for the years ended December 31, 2004, 2003 and 2002, respectively. The Company does not have information from the plans' sponsors with respect to the adequacy of the plans' funding status.

        b.     The Company has retirement savings plans under Section 401(k) of the Internal Revenue Code covering its non-union employees. The plans allow employees to defer, within prescribed limits, a portion of their income on a pre-tax basis through contributions to the plans. The Company currently matches, within prescribed limits, up to 6.25% of eligible employees' compensation at rates up to 50% of the employee's contribution. The Company recorded charges for matching contributions of approximately $794,000, $714,000 and $981,000, for the years ended December 31, 2004, 2003 and 2002, respectively.

26.    Fair Value of Financial Instruments

        The carrying amount of cash and cash equivalents, receivables, investment in debt securities of affiliates and accounts payable, accrued expenses and other liabilities and the Preferred Limited Partnership Units Liability are carried at cost, which approximates their fair value.

Other Investments

        The fair values of the mortgages and notes receivable past due, in process of foreclosure, or for which foreclosure proceedings are pending, are based on the discounted cash flows of the underlying lease. The fair values of the mortgages and notes receivable satisfied after year end are based on the amount of the net proceeds received.

        The fair values of the mortgages and notes receivable which are current are based on the discounted cash flows of their respective payment streams.

        The approximate estimated fair values of other investments held as of December 31, 2004 and 2003 are summarized as follows (in $000's):

	At December 31, 2004		At December 31, 2003
	Net Investment	Estimated Fair Value	Net Investment	Estimated Fair Value
Total	$245,948	$248,900	$50,328	$55,000

        The net investment at December 31, 2004 and 2003 is equal to the carrying amount of the mortgage receivable less any deferred income recorded.

Mortgages Payable

        The approximate estimated fair values of the mortgages payable as of December 31, 2004 and 2003 are summarized as follows (in $000's):

	At December 31, 2004		At December 31, 2003
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Total	$91,896	$93,900	$180,989	$185,000

Limitations

        Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

27.    Segment Reporting

        The Company is engaged in six operating segments consisting of the ownership and operation of (1) rental real estate, (2) hotel and resort operating properties, (3) hotel and casino operating properties, (4) property development, (5) investment in securities including investment in other limited partnerships and marketable equity and debt securities and (6) investment in oil and gas operating properties. The Company's reportable segments offer different services and require different operating strategies and management expertise.

        Non-segment revenue to reconcile to total revenue consists primarily of interest income on treasury bills and other investments. Non-segment assets to reconcile to total assets includes investment in U.S. Government and Agency obligations, cash and cash equivalents, receivables and other assets.

        The accounting policies of the segments are the same as those described in Note 2.

        The Company assesses and measures segment operating results based on segment earnings from operations as disclosed below. Segment earnings from operations is not necessarily indicative of cash available to fund cash requirements nor synonymous with cash flow from operations.

        The revenues, net earnings, assets and real estate investment capital expenditures for each of the reportable segments are summarized as follows for the years ended and as of December 31, 2004, 2003, and 2002 (in $000's):

	December 31,
	2004	2003	2002
Revenues:
Hotel & casino operating properties	$297,868	$259,345	$250,328
Land, house and condominium sales	26,591	13,265	76,024
Rental real estate	17,796	20,207	21,574
Hotel & resort operating properties	16,211	12,376	12,921
Oil & gas operating properties	45,995	38,109	40,516
Other investments	34,241	13,874	15,283

Subtotal	438,702	357,176	416,646
Reconciling items	13,310 (1)	11,770 (1)	18,006 (1)

Total revenues	$452,012	$368,946	$434,652

Net earnings:
Segment earnings:
Hotel & casino operating properties	$70,265	$42,488	$32,390
Land, house and condominium sales	6,355	4,136	21,384
Oil & gas operating properties	34,849	30,879	33,411
Rental real estate	12,863	14,368	14,206
Hotel and resort operating properties	2,674	4,220	2,679
Other investments	34,241	13,874	15,283

Total segment earnings	161,247	109,965	119,353
Interest income	13,310	11,770	18,006
Interest expense	(46,099)	(21,103)	(27,297)
General and administrative expenses	(9,806)	(6,851)	(7,029)
Depreciation and amortization	(29,815)	(24,802)	(23,646)

Operating Income	88,837	68,979	79,387
Gain on sales and disposition of real estate from continuing operations	5,262	7,121	8,990
(Loss) gain on sale of assets	—	(1,503)	(353)
Loss on sale of limited partnership interests	—	—	(3,750)
Write-down of marketable equity and debt securities and other investments	—	(19,759)	(8,476)
Gain on sale of marketable equity securities	40,159	2,607	—
Unrealized losses on securities sold short	(23,619)	—	—
Impairment loss on equity interest in GB Holdings, Inc.	(15,600)	—	—
Minority interest in net earnings of Stratosphere Corp	—	—	(1,943)
Income tax (expense) benefit	(16,763)	1,573	(10,096)
Income from discontinued operations	82,697	11,006	6,937
General partner's share of net income	(8,466)	(10,664)	(7,528)

Net earnings-limited partners' unitholders	$152,507	$59,360	$63,168

(1)
Primarily interest income on U.S. Government and Agency obligations and other short-term investments and Icahn note receivable.

	December 31,
	2004	2003	2002
Assets:
Rental real estate	$196,332	$340,062	$359,700
Hotel and casino operating properties	289,360	298,703	290,775
Land and construction-in-progress	106,537	43,459	40,415
Hotel and resort operating properties	50,132	41,526	44,346
Other investments	472,103	231,050	479,104

	1,114,464	954,800	1,214,340
Reconciling items	1,148,593	691,806	491,691

Total	$2,263,057	$1,646,606	$1,706,031

Real estate investment capital expenditures:
Acquisitions:
Rental real estate	$14,583	$—	$18,226
Land and construction-in-progress	61,845	—	—
Hotel and casino operating properties	125,900	—	—
Hotel and resort operating properties	16,463	—	—

	$218,791	$—	$18,226

Developments:
Rental real estate	$18	$413	$181
Land and construction-in-progress	17,947	—	1,138
Hotel and casino operating properties	13,589	31,844	19,133
Hotel and resort operating properties	2,614	1,067	2,582

	$34,168	$33,324	$23,034

28.    Repurchase of Depositary Units

        The Company has previously been authorized to repurchase up to 1,250,000 Depositary Units. As of December 31, 2004, the Company has purchased 1,137,200 Depositary Units at an aggregate cost of approximately $11,921,000.

29.    Subsequent Events

        a.     On January 21, 2005, the Company announced that it had entered into agreements to acquire additional oil and gas and gaming and entertainment assets in transactions with affiliates of Carl C. Icahn. The aggregate consideration for the transactions is $652 million, subject to certain purchase price adjustments, of which $180 million is payable in cash and the balance is payable by the issuance of the Company's limited partnership depositary units valued at $29 per unit. Mr. Icahn currently owns indirectly approximately 86.5% of the Company's outstanding depositary and preferred units and indirectly owns 100% of the Company's general partner, American Property Investors, Inc. Upon the closing of the transactions, Mr. Icahn will own approximately 90.1% of the Company's outstanding depositary units and 86.5% of its preferred units, assuming no purchase price reductions. The transactions were approved by the Audit Committee of the Company's general partner. The Audit Committee was advised as to the transactions by independent legal counsel and financial advisor. The Audit Committee obtained opinions that the consideration to be paid in the transactions was fair, from a financial point of view, to the Company.

        The transactions include the acquisition of the membership interest in Holding LLC other than that already owned by National Energy Group, Inc. (which is itself 50.02% owned by the Company); 100% of the equity of each of TransTexas Gas Corporation and Panaco, Inc., all of which will be consolidated under AREP Oil & Gas LLC, which is wholly owned by AREH; and approximately 41.2% of the common stock of GB Holdings and warrants to purchase, upon the occurrence of certain events, approximately 11.3% of the fully diluted common stock of its subsidiary, Atlantic Holdings, which owns 100% of ACE Gaming LLC, the owner and operator of the Sands. The closing of each of the transactions is subject to certain conditions, including approval by the depositary unitholders of the issuance of the depositary units with respect to the transactions for which the consideration is depositary units and the receipt of the oil and gas reserve reports as of January 21, 2005 for each of Holding LLC, TransTexas and Panaco.

        Prior to the transactions, each of the Company and Mr. Icahn's affiliated companies owned oil and gas and gaming and entertainment assets. Upon completion of these transactions, all such assets held by Mr. Icahn's affiliates will have been acquired by the Company. As a result of these transactions, the Company will have substantially increased its oil and gas holdings, as well as expanded its gaming and entertainment holdings.

        Before the acquisition of GB Holdings and Atlantic Holdings securities, the Company owned approximately 36.3% of the outstanding common stock of GB Holdings and warrants to purchase, upon the occurrence of certain events, approximately 10.0% of the fully diluted common stock of Atlantic Holdings. As a result of the transactions, the Company will own approximately 77.5% of the common stock of GB Holdings and warrants to purchase approximately 21.3% of the fully diluted common stock of Atlantic Holdings. The Company also owns approximately $63.9 million principal amount, or 96.4%, of the 3% senior notes due 2008 of Atlantic Holdings, which, upon the occurrence of certain events, are convertible into approximately 42.1% of the fully diluted common stock of Atlantic Holdings. If all outstanding Atlantic Holdings notes were converted and warrants exercised, the Company would own approximately 63.4% of the Atlantic Holdings common stock, GB Holdings would own approximately 28.8% of the Atlantic Holdings common stock and the remaining shares would be owned by the public.

        Between December 6, 2004 and December 27, 2004, the Company purchased (1) $27.5 million aggregate principal amount of the TransTexas Notes, (2) $38.0 million aggregate principal amount of the Panaco Debt, and (3) $37.0 million aggregate principal amount of Atlantic Holdings Notes, bringing the Company's ownership of that debt to $63.9 million principal amount.

        b.     On February 7, 2005, the Company and its subsidiary, American Real Estate Finance Corp. ("AREF"), closed on their offering of senior notes due 2013. The notes, in the aggregate principal amount of $480 million, were priced at 100% of principal amount. The notes will have a fixed annual interest rate of 7 1/8%, which will be paid every six months on February 15 and August 15, commencing August 15, 2005. The notes will mature on February 15, 2013. AREF, a wholly owned subsidiary of the Company, was formed solely for the purpose of serving as co-issuer of the notes. AREF does not have any operations or assets and does not have any revenues. AREH is a guarantor of the debt; however, no other subsidiaries guarantee payment on the notes. The Company intends to use the proceeds of the offering, together with depositary units to be issued to fund for the acquisitions described above, to pay related fees and expenses and for general business purposes. The notes restrict the ability of the Company and AREH, subject to certain exceptions, to, among other things; incur additional debt; pay dividends or make distributions; repurchase stock; create liens; and enter into transactions with affiliates. The notes were issued in an offering not registered under the Securities Act of 1933. At the time the Company issued the notes, the Company entered into a registration rights agreement in which it agreed to exchange the notes for new notes which have been registered under the Securities Act of 1933. If the registration statement is not filed with the SEC by August 8, 2005 or if the registration statement is not declared effective by the SEC on or prior to December 5, 2005 or if we fail to consummate an exchange offer in which we issue notes registered under the Securities Act of 1933 for the privately issued notes within 30 business days after December 5, 2005, then we will pay, as liquidated damages, $.05 per week per $1,000 principal amount for the first 90 day period following such failure, increasing by an additional $.05 per week of $1,000 principal amount for each subsequent 90 day period, until all failures are cured.

30.    Quarterly Financial Data (unaudited) (in $000'S, Except Per Unit Data)

	Three Months Ended(1)
	March 31,		June 30,		September 30,		December 31,
	2004	2003	2004	2003	2004	2003	2004	2003
Revenues	$102,218	$92,416	$117,367	$89,531	$118,487	$94,423	$113,937	$92,576

Operating Income	$24,142	$16,110	$25,253	$15,635	$22,886	$16,962	$12,688	$20,272
Other gains and (losses)	(4)		—		—		—
Gains (losses) on property transactions	6,047	1,138	(226)	(272)	(10)	501	(549)	5,754
Loss on sale of assets	—	—	—	—	—	(311)	—	(1,192)
Gain on sale of marketable equity and debt securities	28,857	—	8,310	—	—	2,168	2,992	439
Unrealized losses on securities sold short	—	—	—	—	—	—	(23,619)	—
Impairment loss on equity interest in GB Holdings, Inc.	—	—	—	—	—	—	(15,600)	—

Write-down of marketable equity and debt securities	—	(961)	—	(18,798)	—	—	—	—

Income (loss) from continuing operations before income tax	59,042	16,287	33,337	(3,435)	22,876	19,320	(24,088)	25,273
Income tax (expense) benefit	(6,169)	(3,892)	(3,088)	(3,167)	(3,637)	(3,577)	(3,869)	12,209

Income (loss) from continuing operations	52,873	12,395	30,249	(6,602)	19,239	15,743	(27,957)	37,482
Income from discontinued operations	10,147	1,997	51,537	3,815	11,784	3,210	13,100	1,984

Net earnings (loss)	$63,020	$14,392	$81,786	$(2,787)	$31,023	$18,953	$(14,857)	$39,466

Net Earnings (loss) per limited
Partnership unit(2):
Basic earnings:
Income (loss) from continuing operations	$1.03	$0.15	$0.62	$(0.21)	$0.41	$0.25	$(0.59)	$0.81
Income from discontinued operations	0.22	0.05	1.09	0.08	0.25	0.07	0.27	0.04

Basic earnings (loss) per LP unit	$1.25	$0.20	$1.71	$(0.13)	$0.66	$0.32	$(0.32)	$0.85

Diluted earnings:
Income (loss) from continuing operations	$0.93	$0.15	$0.57	$(0.21)	$0.39	$0.23	$(0.59)	$0.71
Income from discontinued operations	0.19	0.03	0.97	0.08	0.22	0.06	0.27	0.04

Diluted earnings (loss) per LP unit	$1.12	$0.18	$1.54	$(0.13)	$0.61	$0.29	$(0.32)	$0.75

(1)
All quarterly amounts have been reclassified for the effects of reporting discontinued operations.

(2)
Net earnings (loss) per unit is computed separately for each period and, therefore, the sum of such quarterly per unit amounts may differ from the total for the year.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

MARCH 31, 2005 (Unaudited)

	March 31, 2005	December 31, 2004
	(Unaudited)
	(In $000's)
ASSETS
Current Assets:
Cash and cash equivalents	$1,245,762	$762,708
Investment in U.S. government and agency obligations	68,894	96,840
Marketable equity and debt securities	68,497	2,248
Due from brokers	147,223	123,001
Restricted cash	28,537	19,856
Receivables and other assets	43,066	51,575
Real estate leased to others:
Current portion of lease amortization for leases accounted for under the financing method	3,740	3,912
Properties held for sale	33,995	58,021
Current portion of investment in debt securities of affiliates	10,429	10,429
Current portion of deferred tax asset	2,685	2,685

Total current assets	1,652,828	1,131,275
Investment in U.S. government and agency obligations	5,533	5,491
Other investments	244,602	245,948
Land and construction-in-progress	106,000	106,537
Real estate leased to others:
Accounted for under the financing method	75,949	85,281
Accounted for under the operating method, net of accumulated depreciation	51,127	49,118
Hotel, casino and resort operating properties, net of accumulated depreciation:
American Casino & Entertainment Properties LLC	288,890	289,360
Hotel and resorts	46,041	50,132
Deferred finance costs and other assets, net	24,669	21,038
Long-term portion of investment in debt securities of affiliates	114,364	115,075
Investment in NEG Holding LLC	97,693	87,800
Equity interest in GB Holdings, Inc. (The Sands Hotel and Casino)	9,138	10,603
Deferred tax asset	58,851	65,399

Total	$2,775,685	$2,263,057

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

MARCH 31, 2005 (Unaudited) (Continued)

	March 31, 2005	December 31, 2004
	(Unaudited)
	(In $000's)
LIABILITIES AND PARTNERS' EQUITY
Current Liabilities:
Current portion of mortgages payable	$4,205	$3,700
Mortgages on properties held for sale	20,372	27,477
Accounts payable, accrued expenses and other liabilities	76,100	81,793
Securities sold not yet purchased	83,750	90,674

Total current liabilities	184,427	203,644

Other liabilities	21,817	23,239
Long-term portion of mortgages payable	55,614	60,719
Senior secured notes payable and credit facility	215,000	215,000
Senior unsecured notes payable-8 1/8% due 2012-net of unamortized discount of $2,321 and $2,402 at March 31, 2005 and December 31, 2004	350,679	350,598
Senior unsecured notes payable-7 1/8% due 2013	480,000	—
Preferred limited partnership units:
$10 liquidation preference, 5% cumulative pay-in-kind; 10,900,000 authorized; 10,800,397 and 10,286,264 issued and outstanding as of March 31, 2005 and December 31, 2004	108,006	106,731

Total long-term liabilities	1,231,116	756,287

Commitments and contingencies (Notes 2 and 3):
Limited partners:
Depositary units; 47,850,000 authorized; 47,235,484 outstanding	1,383,913	1,328,031
General partner	(11,850)	(12,984)
Treasury units at cost:
1,137,200 depositary units	(11,921)	(11,921)

Partners' equity	1,360,142	1,303,126

Total	$2,775,685	$2,263,057

See notes to consolidated financial statements.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
THREE MONTHS ENDED MARCH 31, 2005 AND 2004 (Unaudited)

	Three Months Ended March 31,
	2005	2004
		(Restated)
	(Unaudited) (In $000's except per unit data)
Revenues:
Hotel and casino operating income	$82,838	$75,009
Land, house and condominium sales	8,279	5,014
Interest income on financing leases	1,966	2,936
Interest income on U.S. Government and Agency obligations and other investments	13,554	4,889
Rental income	2,035	2,027
Hotel and resort operating income	5,563	1,335
Accretion of investment in NEG, Holding LLC	9,893	7,904
NEG management fee	3,275	2,619
Dividend and other income	4,206	834
Equity in losses of GB Holdings, Inc.	(986)	(348)

	130,623	102,219

Expenses:
Hotel and casino operating expenses	57,624	54,243
Cost of land, house and condominium sales	7,047	3,358
Hotel and resort operating expenses	5,405	1,424
Interest expense	19,161	6,181
Depreciation and amortization	7,154	7,422
General and administrative expenses	7,610	4,364
Property expenses	952	1,085

	104,953	78,077

Operating income	25,670	24,142
Other gains and (losses):
Other losses	(180)	(4)
Unrealized gains on securities sold short	21,704	—
Gain on sales of marketable equity and debt securities	—	28,857
Gain on sales and disposition of real estate	186	6,047

Income from continuing operations before income taxes	47,380	59,042
Income tax expense	(7,650)	(6,169)

Income from continuing operations	39,730	52,873

Discontinued operations:
Income from discontinued operations	957	3,218
Gain on sales and disposition of real estate	18,723	6,929

Income from discontinued operations	19,680	10,147

Net earnings	$59,410	$63,020

Net earnings attributable to (Note 11):
Limited partners	$58,228	$57,608
General partner	1,182	5,412

	$59,410	$63,020

Net earnings per limited partnership unit:
Basic earnings:
Income from continuing operations	$0.84	$1.03
Income from discontinued operations	0.42	0.22

Basic earnings per LP unit	$1.26	$1.25

Weighted average limited partnership units outstanding	46,098,284	46,098,284

Diluted earnings:
Income from continuing operations	$0.81	$0.93
Income from discontinued operations	0.39	0.19

Diluted earnings per LP unit	$1.20	$1.12

Weighted average limited partnership units and equivalent partnership units outstanding	49,857,622	52,499,303

See notes to consolidated financial statements.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS'
EQUITY AND COMPREHENSIVE INCOME
THREE MONTHS ENDED MARCH 31, 2005 (Unaudited)

	Three Months Ended March 31, 2005
			Held in Treasury
	General Partner's Equity	Limited Partners' Equity Depositary Units			Total Partners' Equity
			Amounts	Units
	(Unaudited)
	(In $000's)
Balance, December 31, 2004	$(12,984)	$1,328,031	$(11,921)	1,137	$1,303,126
Comprehensive income:
Net earnings	1,182	58,228	—	—	59,410
Net unrealized losses on securities available for sale	(48)	(2,346)	—	—	(2,394)

Comprehensive income	1,134	55,882	—	—	57,016

Balance, March 31, 2005	$(11,850)	$1,383,913	$(11,921)	$1,137	$1,360,142

        Accumulated other comprehensive loss at March 31, 2005 was $2,517.

See notes to consolidated financial statements.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED MARCH 31, 2005 AND 2004 (Unaudited)

	Three Months Ended March 31,
	2005	2004
		(Restated)
	(Unaudited)
	(In $000's)
Cash flows from operating activities:
Income from continuing operations	$39,730	$52,873
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	7,154	7,422
Preferred LP unit interest expense	1,286	1,225
Gain on sales and disposition of real estate	(186)	(6,047)
Other losses	180	4
Gain on sales of marketable equity and debt securities	—	(28,857)
Unrealized gains on securities sold short	(21,704)	—
Equity in losses of GB Holdings, Inc.	986	348
Deferred gain amortization	(510)	(510)
Accretion of investment in NEG Holding LLC	(9,893)	(7,904)
Deferred income tax expense	6,548	1,615
Changes in operating assets and liabilities:
Decrease (increase) in land and construction-in progress	5,950	(455)
(Decrease) increase in accounts payable, accrued expenses and other liabilities	(505)	12,717
Increase in due from brokers	(2,518)	—
Increase in restricted cash	(8,682)	—
Decrease (increase) in receivables and other assets	8,457	(6,755)

Net cash provided by continuing operations	26,293	25,676

Income from discontinued operations	19,680	10,147
Depreciation and amortization	31	210
Net gain from property transactions	(18,723)	(6,929)

Net cash provided by discontinued operations	988	3,428

Net cash provided by operating activities	27,281	29,104

Cash flows from investing activities:
Decrease in mortgages and notes receivable	—	351
Net proceeds from the sales and disposition of real estate	4,650	11,346
Principal payments received on leases accounted for under the financing method	908	1,112
Principal payments received on investments in debt securities of affiliates	2,700	—
Increase in marketable equity and debt securities	(66,250)	—
Acquisitions of rental real estate	—	(14,583)
Additions to hotel, casino and resort operating property	(4,781)	(1,492)
Additions to rental real estate	—	(166)
Decrease (increase) in investment in U.S. Government and Agency Obligations	27,903	(61,077)
Proceeds from sale of marketable equity and debt securities	—	64,471
Increase in restricted cash	—	(219,313)
Other	—	(50)

	(34,870)	(219,401)
Cash flows from discontinued operations:
Net proceeds from the sales and disposition of real estate	36,582	7,392

Net cash provided by (used in) investing activities	1,712	(212,009)

	Three Months Ended March, 31
	2005	2004
		(Restated)
	(Unaudited) (In $000's)
CASH FLOWS FROM FINANCING ACTIVITIES:
Debt:
Proceeds from Senior Notes Payable	480,000	215,000
Periodic principal payments	(1,003)	(1,738)
Decrease in due to affiliates	(16,602)	—
Debt issuance costs	(8,334)	(7,515)

Net cash provided by financing activities	454,061	205,747

Net increase in cash and cash equivalents	483,054	22,842
Cash and cash equivalents, beginning of period	762,708	500,593

Cash and cash equivalents at end of period	$1,245,762	$523,435

Supplemental information:
Cash payments for interest	$9,517	$5,667

Supplemental schedule of noncash investing and financing activities:
Reclassification of real estate from operating lease	$(411)	$(14,353)
Reclassification from hotel and resort operating properties	—	(6,395)
Reclassification to properties held for sale	716	20,748
Reclassification of real estate to operating lease	3,068	—
Reclassification of real estate from financing lease	(358)	—
Reclassification from properties held for sale	(3,015)	—

	$—	$—

Net unrealized gains (losses) on securities available for sale	$(2,394)	$2,378

Increase in equity and debt securities	$805	$300

See notes to consolidated financial statements.

AMERICAN REAL ESTATE PARTNERS, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

March 31, 2005 and 2004

1.    General

        American Real Estate Partners, L.P. ("AREP" or the "Company") is a master limited partnership formed in Delaware on February 17, 1987. Our general partner is American Property Investors, Inc. ("API", or, the "General Partner") The accompanying consolidated financial statements and related footnotes should be read in conjunction with the consolidated financial statements and related footnotes contained in the Company's annual report on Form 10-K for the year ended December 31, 2004.

        The financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission related to interim financial statements. All adjustments which, in the opinion of management, are necessary to fairly present the results for the interim periods have been made. Certain prior year amounts have been reclassified in order to conform to the current year presentation.

        The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries in which control can be exercised. The Company is considered to have control if it has a direct or indirect ability to make decisions about an entity's activities through voting or similar rights. All material intercompany accounts and transactions have been eliminated in consolidation.

        The financial information contained herein is unaudited; however, in the opinion of management, all adjustments necessary for a fair presentation of such financial information have been included. All such adjustments are of a normal recurring nature. The results of operations for the three months ended March 31, 2005 are not necessarily indicative of the results to be expected for the full year. Hotel, casino and resort operations are highly seasonal in nature and are not necessarily indicative of results expected for the full year.

        The Company's March 31, 2004 consolidated financial statements have been restated to reflect the acquisition of Arizona Charlie's Decatur and Arizona Charlie's Boulder on May 26, 2004. The acquisition has been accounted for in a manner similar to a pooling-of-interests method since the acquisition was between entities under common control.

        Each of National Energy Group, Inc. ("NEG"), GB Holdings, Inc. ("GBH"), and Atlantic Coast Entertainment Holdings, Inc. ("Atlantic Holdings"), are reporting companies under the Securities Exchange Act of 1934. In addition, American Casino & Entertainment Properties LLC ("American Casino"), voluntarily files annual, quarterly and current reports. Each of these reports is separately filed with the Securities and Exchange Commission. Annual, quarterly and current reports are available to the public free of charge at the SEC website at http://www.sec.gov.

2.    Related Party Transactions

        a.     The Company currently owns 50.01% of the outstanding common stock of NEG, and all of NEG's approximately $148.6 million aggregate principal amount of notes. NEG owns a membership interest in NEG Holding LLC ("Holding LLC"). Holding LLC owns 100% of NEG Operating LLC ("Operating LLC"), an oil and gas exploration and production company. The Company has entered into an agreement to acquire the other membership interest in Holding LLC for an aggregate of up to 11,344,828 of depositary units, valued at $29.00 per unit, or an aggregate of up to $329 million, from affiliates of Mr. Icahn. The number of depositary units is subject to reduction based upon Holding LLC's oil and gas reserve reports, prepared by an independent reserve engineering firm.

        b.     On December 6, 2004, the Company purchased $27.5 million aggregate principal amount of term notes issued by TransTexas Gas Corporation ("TransTexas"), which constitutes 100% of the outstanding term notes of TransTexas (the "TransTexas Notes"). On April 6, 2005, the Company acquired 100% of the equity of TransTexas, an oil and gas exploration and production company, for a purchase price of $180.0 million in cash from affiliates of Mr. Icahn.

        c.     The Company currently owns approximately 36.3% of the outstanding common stock of GBH. On December 27, 2004, the Company purchased $37.0 million principal amount of the 3% notes due September 2008 issued by GBH's subsidiary, Atlantic Holdings, bringing the Company's ownership of that debt to approximately $63.9 million principal amount, or approximately 96.4% of the principal amount outstanding. The notes may be paid in full, at the option of the holders of a majority of their principal amount, with common stock of Atlantic Holdings. The Company also owns warrants to purchase, upon the occurrence of certain events, approximately 10.0% of the fully diluted common stock of Atlantic Holdings. Atlantic Holdings owns 100% of ACE Gaming LLC ("ACE Gaming"), the owner and operator of The Sands Hotel and Casino located in Atlantic City, New Jersey (the "Sands"). The Company has entered into an agreement with affiliates of Mr. Icahn to acquire an additional approximate 41.2% of the outstanding common stock of GBH and warrants to purchase, upon the occurrence of certain events, an additional approximate 11.3% of the fully diluted common stock of Atlantic Holdings for an aggregate of 413,793 depositary units, valued at $29.00 per unit, or an aggregate of $12.0 million plus up to an additional 206,897 depositary units, valued at $29.00 per unit, or an additional $6.0 million, if Atlantic Holdings meets certain earnings targets during 2005 and 2006. Upon completion of the acquisition, the Company will own approximately 77.5% of the outstanding GBH common stock and warrants to purchase, upon the occurrence of certain events, approximately 21.3% of the fully diluted common stock of Atlantic Holdings. Warrants to purchase, upon the occurrence of certain events, approximately 27.5% of the fully diluted common stock of Atlantic Holdings are currently outstanding. Under certain circumstances, the Atlantic Holdings notes are convertible into approximately 43.7% of the fully diluted common stock of Atlantic Holdings. If all outstanding notes were converted and warrants exercised, giving effect to the acquisition, the Company would own approximately 63.4% of the Atlantic Holdings common stock, GBH would own approximately 28.8% of the Atlantic Holdings common stock and the remaining shares would be owned by the public.

        d.     On December 6, 2004, the Company purchased $38.0 million aggregate principal amount of term loans issued by Panaco, Inc. ("Panaco") which constitutes 100% of the outstanding term loans of Panaco, (the "Panaco Debt"). On January 21, 2005, the Company entered into an agreement to acquire 100% of the equity of Panaco, an oil and gas exploration and production company, for up to 4,310,345 depositary units, valued at $29.00 per unit, or an aggregate of up to $125.0 million, from affiliates of Mr. Icahn. The number of units to be issued is subject to reduction based upon Panaco's oil and gas reserve reports prepared by an independent reserve engineering firm.

        e.     In 1997 the Company entered into a license agreement with an affiliate of API for office space. Pursuant to the license agreement, the Company has the non-exclusive use of approximately 2,275 square feet for which it pays monthly rent of $11,185 plus 10.77% of certain "additional rent." The terms of such license agreement were reviewed and approved by the Audit Committee of the Board of Directors of the General Partner (the "Audit Committee"). The agreement, which expired in

May 2004, has been extended on a month-to-month basis. For each of the three months ended March 31, 2005 and 2004, the Company paid rent of approximately $39,000.

        f.      American Casino billed GBH, the holding company for the Sands, approximately $136,000 and $50,000 for administrative services performed by American Casino personnel during the three months ended March 31, 2005 and 2004, respectively.

        g.     NEG received management fees from affiliates of the General Partner of approximately $3.3 million and $2.6 million in the three months ended March 31, 2005 and 2004, respectively.

        h.     In the three months ended March 31, 2005 and 2004, the Company paid approximately $228,000 and $61,000 to an affiliate of the General Partner for telecommunication services, respectively.

              i.  An affiliate of the General Partner provided certain administrative services to the Company which paid to such affiliate approximately $22,000 and $20,000 in the three months ended March 31, 2005 and 2004, respectively.

              j.  As of May 1, 2005, affiliates of Mr. Icahn owned 9,346,044 Preferred Units and 39,896,836 Depositary Units which represent 86.5% of the outstanding Preferred Units and Depositary Units.

3.    Commitments and Contingencies

        We continue to pursue the approval and development of our New Seabury resort community located on Cape Cod overlooking Nantucket Sound and Martha's Vineyard. Although there are approximately 178 acres of developable land, construction has been delayed by a dispute with the Cape Cod Commission, a regional planning body which asserted jurisdiction over the development in January 2002, In February 2002, New Seabury Properties L.L.C. ("New Seabury"), the Company's subsidiary and owner of the property commenced legal action to overturn the Commission's assertion of jurisdiction. It is the Company's position that the proposed residential, commercial and recreational development is exempt from the Commission's jurisdiction.

        The parties are now in settlement discussions. A proposed settlement agreement was endorsed by the Commission staff and presented at a public hearing of the Executive Committee on April 21, 2005. The staff and the Executive Committee have recommended that the full Commission authorize entry into the settlement as presented. If entered into by the Commission and accepted by the Court, New Seabury's plans to develop up to 400-450 residential private homes and condominium units as well as 10-50,000 square feet of commercial space could proceed immediately. The public hearing was continued until May 12, 2005 at which time the full Commission is expected to vote on the settlement. The Company cannot predict the effect on the development process if the Commission rejects the settlement agreement, the parties proceed with litigation and the Commission is ultimately successful in asserting jurisdiction over any of the development proposals.

        The carrying value of New Seabury's development assets at March 31, 2005 is approximately $11.0 million.

4.    Hotel, Casino and Resort Operating Properties

  a.    Hotel and Casino Operating Properties

        American Casino is an indirect wholly-owned subsidiary of the Company that owns and operates three gaming and entertainment properties in the Las Vegas metropolitan area. American Casino's operations for the three months ended March 31, 2005 and 2004 have been included in "Hotel and casino operating income and expenses" in the Consolidated Statements of Earnings. Hotel and casino operating expenses include all expenses except for depreciation and amortization and income tax provision. Such expenses have been included in "Depreciation and amortization expense" and "Income tax expense" in the Consolidated Statements of Earnings. American Casino's depreciation and amortization expense was $5.4 million and $5.9 in the three months ended March 31, 2005 and 2004, respectively. American Casino's income tax provision was $4.5 million and $4.4 million in the three months ended March 31, 2005 and 2004, respectively. American Casino accounted for approximately 63.4% and 73.4% of the Company's revenues in the three months ended March 31, 2005 and 2004, respectively.

        The amount of revenues and expenses attributable to casino, hotel and restaurants, respectively, is summarized as follows:

	Three Months Ended March 31,
	2005	2004
	(In $000's)
Revenues:
Casino	$47,729	$42,592
Hotel	15,793	13,888
Food and beverage	17,076	16,701
Tower, retail and other income	8,206	7,976

Gross revenues	88,804	81,157
Less: Promotional allowances	5,966	6,148

Net revenues	$82,838	$75,009

Cost and Expenses:
Casino	$15,900	$15,696
Hotel	6,023	5,596
Food and beverage	12,376	11,620
Other operating expenses	3,619	3,151
Selling, general and administrative	19,706	18,180

Total costs and expenses	$57,624	$54,243

  b.    Hotel and Resort Operating Properties

        Hotel and resort operations for the three months ended March 31, 2005 and 2004 have been included in "Hotel and resort operating income and expenses" in the Consolidated Statements of Earnings. Hotel and resort operating expenses include all expenses except for approximately $0.9 million and $0.6 million of depreciation and amortization for the three months ended March 31,

2005 and 2004, respectively. Such amounts have been included in "Depreciation and amortization expense" in the Consolidated Statements of Earnings.

5.    National Energy Group, Inc.

        Holding LLC owns 100% of Operating LLC, an oil and gas exploration company. NEG's investment in Holding LLC is recorded as a preferred investment. The initial investment was recorded at the historical carrying value of the net assets contributed with no gain or loss recognized on the transfer.

        Balance sheets for Holding LLC as of March 31, 2005 and December 31, 2004 are as follows:

	March 31, 2005	December 31, 2004
	(In $000's)
Current assets	$30,991	$23,146
Noncurrent assets(1)	251,438	237,127

Total assets	$282,429	$260,273

Current liabilities	$35,699	$22,456
Noncurrent liabilities	83,732	63,636

Total liabilities	119,431	86,092
Members' equity	162,998	174,181

Total liabilities and members' equity	$282,429	$260,273

(1)
Primarily oil and gas properties

        Summary income statements for Holding LLC for the three months ended March 31, 2005 and 2004 are as follows:

	March 31, 2005	March 31, 2004
	(In $000's)
Total revenues	$2,870	$25,569
Costs and expenses	(13,137)	(11,044)

Operating income (loss)	(10,267)	14,525
Other income (expense)	(916)	(358)

Net income (loss)	$(11,183)	$14,167

        For the three month period ended March 31, 2005, Holding LLC generated cash flows of $16.3 million from operating activities, used $21.2 million in investing activities and generated $15.0 million in financing activities.

        For the quarter ended March 31, 2005, Holding LLC recorded $22.6 million as a reduction in total revenues as a result of marking to market the oil and gas derivatives. This is a non-cash transaction.

        The following is a roll forward of the Investment in Holding LLC as of March 31, 2005 (in $000's):

Investment in Holding LLC at December 31, 2004	$87,800
Accretion of investment in Holding LLC	9,893

Investment in Holding LLC at March 31, 2005	$97,693

6.    Marketable Equity and Debt Securities

        In the three months ended March 31, 2005, the Company purchased approximately $66.5 million of equity securities. Such securities are treated as available for sale. In the three months ended March 31, 2005, the Company recorded in Partners' Equity approximately $2.4 million of unrealized losses on such securities.

7.    Due from Brokers

        In November and December 2004, the Company sold short certain equity securities which resulted in the following at March 31, 2005 (in $000's):

          a.     $147,223—Due From Brokers—Net proceeds from short sales of equity securities and cash collateral held by brokerage institutions against our short sales.

          b.     $83,750—Securities Sold Not Yet Purchased—Our obligation to cover the short sales of equity securities described above. The Company recorded unrealized gains on securities sold short of $21.7 million in the three months ended March 31, 2005 reflecting a decrease in price of the securities sold short. This amount has been recorded in the consolidated statements of earnings for the three months ended March 31, 2005 in the respective caption.

8.    Investment in Debt Securities of Affiliates (in $000's):

	March 31, 2005	December 31, 2004
Atlantic Holdings/GB Holdings(a)	$60,650	$60,004
TransTexas(b)	27,500	27,500
Panaco(c)	36,643	38,000

	$124,793	$125,504
Less current portion	(10,429)	(10,429)

	$114,364	$115,075

  (a)
  See Note 2 regarding Atlantic Holdings Notes.

  (b)
  On December 6, 2004, the Company purchased from affiliates of Mr. Icahn $27,500,000 aggregate principal amount, or 100%, of the outstanding term notes issued by TransTexas (the "TransTexas Notes"). The purchase price was $28,245,890, which equals the principal amount of the TransTexas Notes plus accrued but unpaid interest. The notes are payable annually in equal consecutive annual payments of $5,000,000, the final installment is due on August 28, 2008. Interest is payable semi-annually in February and August at the rate of 10% per annum. Interest income of $687,500 was recognized in the three months ended March 31, 2005 and is included in "Interest income on U.S. Government and Agency obligations and other investments" in the consolidated statements of earnings. The TransTexas Notes are secured by a first priority lien on all of TransTexas assets. Trans Texas was indirectly controlled by Mr. Icahn. In April, 2005, the Company acquired 100% of the TransTexas equity. See Note 16b.

  (c)
  On December 6, 2004, the Company purchased all of the membership interests of Mid River LLC ("Mid River") from Icahn affiliates for an aggregate purchase price of $38,125,999. The assets of Mid River consist of $38,000,000 principal amount of term loans of Panaco (the "Panaco Debt"). The purchase price included accrued but unpaid interest. The principal is payable in twenty-seven equal quarterly installments of the unpaid principal of $1,357,143 commencing on March 15, 2005, through and including September 15, 2011. Interest is payable quarterly at a rate per annum equal to the LIBOR daily floating rate plus four percent, which was 6.346% at December 31, 2004. Interest income of $400,822 was recognized in the three months ended March 31, 2005 and is included in "Interest income on U.S. Government and Agency obligations and other investments" in the consolidated statements of earnings.

9.    Senior Unsecured Notes Payable American Real Estate Partners, L.P.

        On February 7, 2005, AREP and its subsidiary, American Real Estate Finance Corp. ("AREF"), closed on their offering of senior notes due 2013. The notes, in the aggregate principal amount of $480 million, were priced at 100% of principal amount. The notes have a fixed annual interest rate of 7 1/8%, which will be paid every six months on February 15 and August 15, commencing August 15, 2005. The notes will mature on February 15, 2013. AREF, a wholly owned subsidiary of AREP, was formed solely for the purpose of serving as co-issuer of the notes. AREF does not have any operations or assets and does not have any revenues. AREH is a guarantor of the debt; however, no other subsidiaries guarantee payment on the notes. Simultaneously, AREP loaned AREH $474 million which was net of a discount of $6 million. The loan is under the same terms and conditions as AREP's Senior Notes due in 2013. The Company intends to use the proceeds of the offering, together with depository units to be issued by AREP, to fund the acquisitions described in Note 2, to pay related fees and expenses and for general business purposes. The notes restrict the ability of AREP and AREH, subject to certain exceptions, to, among other things; incur additional debt; pay dividends or make distributions; repurchase stock; create liens; and enter into transactions with affiliates. The notes were issued in an offering not registered under the Securities Act of 1933. At the time AREP issued the notes, AREP entered into a registration rights agreement in which it agreed to exchange the notes for new notes which have been registered under the Securities Act of 1933. If the registration statement is not filed with the SEC by August 8, 2005 or if the registration statement is not declared effective by the SEC on or prior to December 5, 2005 or if AREP fails to consummate an exchange offer in which we issue notes registered under the Securities Act of 1933 in exchange for the privately issued notes within 30 business days after December 5, 2005, then AREP will pay, as liquidated damages, $.05 per week per $1,000 principal amount for the first 90 day period following such failure, increasing by an additional $.05 per week of $1,000 principal amount for each subsequent 90 day period, until all failures are cured.

10.    Preferred Units

        Pursuant to the terms of the Preferred Units, on March 4, 2005, the Company declared its scheduled annual preferred unit distribution payable in additional Preferred Units at the rate of 5% of the liquidation preference of $10. The distribution was payable March 31, 2005 to holders of record as of March 15, 2005. A total of 514,133 additional Preferred Units were issued. At March 31, 2005, 10,800,397 Preferred Units are issued and outstanding. In February 2005, the number of authorized Preferred Units was increased to 10,900,000.

11.    Earnings Per Limited Partnership Unit

        Basic earnings per LP unit are based on earnings which are attributable to limited partners. Net earnings available for limited partners are divided by the weighted average number of shares of limited partnership units outstanding.

        Diluted earnings per LP unit are based on earnings before the preferred pay-in-kind distribution as the numerator with the denominator based on the weighted average number of units and equivalent units outstanding. The Preferred Units are considered to be equivalent units.

  Net Income Per Unit

        Basic net income per LP unit is derived by dividing net income attributable to the limited partners by the basic weighted average number of LP units outstanding for each period. Diluted earnings per LP unit is derived by adjusting net income attributable to the limited partners for the assumed dilutive effect of the redemption of the Preferred Units ("Diluted Earnings") and dividing Diluted Earnings by the diluted weighted average number of LP units outstanding for each period.

	Three Months Ended March 31,
	2005	2004
	In $000's (Except per unit data)
Attributable to Limited Partners:
Basic income from continuing operations	$38,940	$47,663
Add Preferred LP Unit distribution	1,259	1,201

Income before discontinued operations	40,199	48,864
Income from discontinued operations	19,288	9,945

Diluted earnings	$59,487	$58,809

Weighted average limited partnership units outstanding	46,098,284	46,098,284
Dilutive effect of redemption of Preferred LP Units	3,759,338	6,401,019

Weighted average limited partnership units and equivalent partnership units outstanding	49,857,622	52,499,303

Basic earnings:
Income from continuing operations	$0.84	$1.03
Income from discontinued operations	0.42	0.22

Basic earnings per LP unit	$1.26	$1.25

Diluted earnings:
Income from continuing operations	$0.81	$0.93
Income from discontinued operations	0.39	0.19

Diluted earnings per LP unit	$1.20	$1.12

12.    Comprehensive Income

        The components of comprehensive income include net income and certain other amounts reported directly in equity.

        Comprehensive income for the three months ended March 31, 2005 and 2004 is as follows (in $000's):

	Three Months Ended March 31,
	2005	2004
		(Restated)
Net income	$59,410	$63,020
Net unrealized gains (losses) on securities available for sale	(2,394)	7,433
Reversal of unrealized gains on securities available for sale	—	(4,900)

Comprehensive income	$57,016	$65,553

13.    Segment Reporting

        The Company has six operating segments consisting of: (i) hotel and casino operating properties, (ii) property development, (iii) rental real estate, (iv) hotel and resort operating properties, (v) investment in oil and gas operating properties and (vi) investments in securities, including investments in other limited partnerships and marketable equity and debt securities. The Company's reportable segments offer different services and require different operating strategies and management expertise.

        The Company assesses and measures segment operating results based on segment earnings from operations as disclosed below. Segment earnings from operations are not necessarily indicative of cash available to fund cash requirements nor synonymous with cash flow from operations.

        The revenues and net earnings for each of the reportable segments are summarized as follows for the three months ended March 31, 2005 and 2004 (in $000's):

	Three Months Ended March 31,
	2005	2004
		(Restated)
Revenues:
Hotel and casino operating income	$81,852	$74,661
Land, house and condominium sales	8,279	5,014
Rental real estate	4,001	4,963
Hotel and resort operating income	5,563	1,335
Oil and gas operating properties	13,168	10,523
Other investments	11,092	4,763

Subtotal	123,955	101,259
Reconciling items—primarily interest income on U.S. Government obligations	6,668	960

Total revenues	$130,623	$102,219

Net earnings:
Segment earnings:
Hotel and casino operating properties	$24,228	$20,418
Land, house and condominium development	1,232	1,656
Rental real estate	3,049	3,878
Hotel and resort operating properties	158	(89)
Oil and gas operating properties	10,113	8,092
Other investments	11,092	4,763

Total segment earnings	49,872	38,718
Income from discontinued operations	19,680	10,147
Gain on sales of marketable equity securities	—	28,857
Unrealized gains on securities sold short	21,704	—
Gain on sales and disposition of real estate	186	6,047
Other expenses, net	(32,032)	(20,749)
General partner's share of net income	(1,182)	(5,412)

Net earnings attributable to limited partner units	$58,228	$57,608

14.    Income Taxes (in $000's)

  Corporate income taxes

            (i)  The Company's corporations recorded the following income tax (expense) benefit attributable to continuing operations for American Casino and NEG for the three months ended March 31, 2005 (in $000's):

	Three Months Ended March 31,
	2005	2004
Current	$(1,102)	$(4,554)
Deferred	(6,548)	(1,615)

	$(7,650)	$(6,169)

           (ii)  The tax effect of significant differences representing net deferred tax assets (the difference between financial statement carrying values and the tax basis of assets and liabilities) for the Company is as follows at March 31, 2005 and December 31, 2004 (in $000's):

	March 31, 2005	December 31, 2004
Deferred tax assets:
Depreciation	$38,424	$39,209
Net operating loss carryforwards	30,741	32,176
Investment in NEG Holding LLC	1,927	5,333
Other	5,032	5,954

	76,124	82,672
Valuation allowance	(14,588)	(14,588)

Sub-total	61,536	68,084
Less current portion	(2,685)	(2,685)

Net deferred tax assets	$58,851	$65,399

15.    Significant Property Transactions

        To capitalize on favorable real estate market conditions and the mature nature of the Company's commercial real estate portfolio, AREP has offered its rental real estate portfolio for sale. In the three months ended March 31, 2005, the Company sold four rental real estate properties and a golf resort for approximately $51.9 million which were encumbered by mortgage debt of approximately $10.7 million repaid from the sale proceeds.

        Of the five properties, the Company sold one financing lease property for approximately $8.4 million encumbered by mortgage debt of approximately $3.8 million. The carrying value of this property was approximately $8.2 million; therefore, the Company recognized a gain on sale of approximately $0.2 million in the three months ended March 31, 2005, which is included in income from continuing operations. The Company sold four operating properties for approximately

$43.5 million encumbered by mortgage debt of approximately $6.9 million. The carrying value of these properties was approximately $24.8 million. The Company recognized a gain on sale of approximately $18.7 million in the three months ended March 31, 2005, which is included in income from discontinued operations.

        At March 31, 2005, the Company had 11 properties under contract or as to which letters of intent had been executed by potential purchasers, all of which contracts or letters of intent are subject to purchaser's due diligence and other closing conditions. Selling prices for the properties covered by the contracts or letters of intent would total approximately $45.5 million. These properties are encumbered by mortgage debt of approximately $25.3 million. At March 31, 2005, the carrying value of these properties is approximately $29.1 million. In accordance with generally accepted accounting principles, only the real estate operating properties under contract or letter of intent, but not the financing lease properties, were reclassified to "Properties Held for Sale" and the related income and expense reclassified to "Income from Discontinued Operations."

16.    Subsequent Events

        a.     On April 26, 2005, the Board of Directors of our General Partner appointed Jon F. Weber, 46 as President of API. Mr. Weber, who replaces Keith A. Meister as President of API, will assume day-to-day responsibility for our New York-based corporate operations. Mr. Meister will continue to serve as API's Chief Executive Officer.

        b.     On April 6, 2005, the Company closed its previously announced acquisition of TransTexas Gas Corporation for $180.0 million in cash.

        In accordance with generally accepted accounting principles, assets transferred between entities under common control are accounted for at historical costs similar to a pooling of interests, and the financial statements of previously separate companies for periods prior to the acquisition are restated on a combined basis. Had the pooling been consummated at the date of the financial statements, our revenue for the three months ended March 31, 2005 and 2004 would have been increased by $6.1 million and $15.3 million, respectively. Our net income for the three months ended March 31, 2005 and 2004 would have been decreased by $5.3 million and $1.4 million, respectively.

        Summary financial data for TransTexas for the three months ended March 31, 2005 and 2004 are as follows:

	March 31,
	2005	2004
	(In $000's)
Total revenues	$6,064 (1)	$15,333

Pre-tax (loss)	$(8,194)	$(1,609)
Estimated tax benefit	2,868	203
Minority interest	—	(39)

Net (loss)	$(5,326)	$(1,445)

(1)
Includes a reduction in total revenues of approximately $9.8 million as a result of marking to market the oil and gas derivatives. This a non-cash transaction.

c.
In April 2005, the Company sold one property for approximately $2.1 million and will recognize a gain of $1.2 million with respect to this sale.

d.
The Company sold short certain equity securities. Such liability is recorded at market value at the balance sheet date and gains and losses are reflected in the statement of earnings. In the three months ended March 31, 2005, the Company recorded unrealized gains on securities sold short of approximately $21.7 million.

        Based on market value at May 1, 2005, such liability had increased and assuming no change in value at June 30, 2005, the Company would record losses on securities sold short of approximately $27.7 million and $6.0 million in the three and six months ended June 30, 2005, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Partners of
American Real Estate Partners, L.P.

        We have audited the accompanying supplemental consolidated balance sheet of American Real Estate Partners, L.P. and Subsidiaries as of December 31, 2004, and the related supplemental consolidated statements of earnings, changes in partners' equity and comprehensive income, and cash flows for the year then ended as restated for the acquisition of TransTexas Gas Corporation discussed in Note 1. These supplemental consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Real Estate Partners, L.P. and Subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

                      /s/ GRANT THORNTON LLP

New York, New York
June 2, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners
American Real Estate Partners, L.P.:

        We have audited the accompanying supplemental consolidated balance sheet of American Real Estate Partners, L.P. and subsidiaries as of December 31, 2003, and the related supplemental consolidated statements of earnings, changes in partners' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2003. These supplemental consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        The supplemental consolidated financial statements give retroactive effect to the merger of American Real Estate Partners, L.P. and subsidiaries and TransTexas Gas Corporation on April 6, 2005, which has been accounted for in a manner similar to a pooling-of-interests as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in the financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of American Real Estate Partners, L.P. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

        In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Real Estate Partners, L.P. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of the consummation of the business combination.

                      /s/ KPMG LLP

New York, New York
May 4, 2005

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

MARCH 31, 2005 (UNAUDITED) AND DECEMBER 31, 2004 AND 2003

	March 31,	December 31,
	2005	2004	2003
	(in $000's except per unit amounts)
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents (Note 2)	$1,250,074	$768,918	$504,369
Investment in U.S. government and agency obligations (Note 4)	68,894	96,840	52,583
Marketable equity and debt securities (Note 5)	68,497	2,248	55,826
Due from brokers (Note 6)	147,223	123,001	—
Restricted cash	28,537	19,856	15,058
Receivables and other current assets	52,567	59,274	51,780
Real estate leased to others:
Current portion of lease amortization for leases accounted for under the financing method (Note 8)	3,740	3,912	5,738
Properties held for sale (Notes 9 and 15)	33,995	58,021	128,813
Current portion of investment in debt securities of affiliates (Note 12)	5,429	5,429	—
Current portion of deferred tax asset (Note 23)	2,685	2,685	2,982

Total current assets	1,661,641	1,140,184	817,149
Investment in U.S. government and agency obligations (Note 4)	5,533	5,491	8,990
Other investments (Note 7)	244,602	245,948	50,328
Land and construction-in-progress (Note 15)	106,000	106,537	43,459
Real estate leased to others:
Accounted for under the financing method (Notes 8, 15 and 16)	75,949	85,281	131,618
Accounted for under the operating method, net of accumulated depreciation (Notes 9, 15 and 16)	51,127	49,118	76,443
Oil and gas properties, net (Notes 2 and 14)	180,241	168,136	168,921
Hotel, casino and resort operating properties, net of accumulated depreciation:
American Casino & Entertainment Properties LLC (Notes 10 and 17)	288,890	289,360	298,703
Hotel and resorts (Notes 9 and 11)	46,041	50,132	41,526
Deferred finance costs and other assets, net	24,831	21,200	4,095
Long-term portion of investment in debt securities of affiliates (Note 12)	91,864	92,575	24,696
Investment in NEG Holding LLC (Note 14)	97,693	87,800	69,346
Equity interest in GB Holdings, Inc. (The Sands Hotel and Casino)(Note 13)	9,138	10,603	30,854
Deferred tax asset (Note 23)	52,147	55,824	65,445

Total	$2,935,697	$2,408,189	$1,831,573

LIABILITIES AND PARTNERS' EQUITY
Current Liabilities:
Current portion of mortgages payable (Notes 8, 9 and 16)	$4,205	$3,700	$4,892
Mortgages on properties held for sale (Notes 9 and 16)	20,372	27,477	82,861
Accounts payable, accrued expenses and other current liabilities (Note 20)	96,814	95,877	55,880
Securities sold not yet purchased (Note 6)	83,750	90,674	—
Other debt due to affiliates (Notes 14 and 17)	10,000	—	30,000

Total current liabilities	215,141	217,728	173,633

Other liabilities	28,133	26,048	29,127
Long-term portion of mortgages payable (Notes 8, 9 and 16)	55,614	60,719	93,236
Senior secured notes payable (Note 18)	215,000	215,000	—
Senior unsecured notes payable 8 1/8% due 2012-net of unamortized discount of $2,321 and $2,402 at March 31, 2005 and December 31, 2004 (Note 19)	350,679	350,598	—
Senior unsecured notes payable-7 1/8% due 2013 (Note 19)	480,000	—	—
Asset retirement obligation (Note 2)	3,999	3,930	3,477
Due to affiliates (Notes 14 and 17)	—	—	27,500
Preferred limited partnership units:
$10 liquidation preference, 5% cumulative pay-in-kind; 10,400,000 authorized; 10,800,397, 10,286,264 and 9,796,607 issued and outstanding as of March 31, 2005, December 31, 2004 and 2003 (Note 22)	108,006	106,731	101,649

Total long-term liabilities	1,241,431	763,026	254,989

Minority interest (Note 14)	—	—	9,604
Commitments and contingencies (Notes 3 and 24):
Partners' Equity
Limited partners:
Depositary units; 47,850,000 authorized; 47,235,484 outstanding	1,383,913	1,328,031	1,184,870
General partner	107,133	111,325	220,398
Treasury units at cost:
1,137,200 depositary units (Note 28)	(11,921)	(11,921)	(11,921)

Partners' equity (Notes 2 and 3)	1,479,125	1,427,435	1,393,347

Total	$2,935,697	$2,408,189	$1,831,573

See notes to supplemental consolidated financial statements.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004 (UNAUDITED) AND

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	Three Months Ended March 31,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(in $000's except unit and per unit amounts)
	(Unaudited)
Revenues:
Hotel and casino operating income (Note 10)	$82,838	$75,009	$299,981	$262,811	$250,023
Land, house and condominium sales	8,279	5,014	26,591	13,265	76,024
Interest income on financing leases	1,966	2,936	9,880	13,115	14,722
Interest income on U.S. Government and Agency obligations and other investments (Notes 2 and 7)	12,902	4,944	44,376	22,592	30,569
Rental income	2,035	2,027	7,916	7,092	6,852
Hotel and resort operating income (Note 11)	5,563	1,335	16,211	12,376	12,921
Oil and gas operating income (Notes 2 and 14)	15,422	15,333	58,419	20,899	—
Accretion of investment in NEG Holding LLC (Note 14)	9,893	7,904	34,432	30,142	32,879
NEG management fee	2,108	1,464	6,887	6,629	7,637
Dividend and other income (Notes 5 and 7)	4,206	834	3,616	3,211	2,720
Equity in (loss) earnings of GB Holdings, Inc. (Note 13)	(986)	(348)	(2,113)	(3,466)	305

	144,226	116,452	506,196	388,666	434,652

Expenses:
Hotel and casino operating expenses (Note 10)	57,624	54,243	227,603	216,857	217,938
Cost of land, house and condominium sales	7,047	3,358	18,486	9,129	54,640
Oil and gas operating expense (Notes 2 and 14)	2,866	3,858	13,816	5,028	—
Hotel and resort operating expenses (Note 11)	5,405	1,424	12,730	8,773	10,536
Interest expense (Notes 15, 16, 17, 18, 19 and 22)	19,265	7,191	49,669	27,057	27,297
Depreciation, depletion and amortization	16,167	18,396	68,291	40,571	23,646
General and administrative expenses (Note 3)	7,610	4,364	20,952	14,081	14,134
Property expenses	952	1,085	4,340	4,472	3,862
Provision for losses on real estate	—	—	3,150	750	3,212

	116,936	93,919	419,037	326,718	355,265

Operating income	27,290	22,533	87,159	61,948	79,387
Other gains and (losses):
Gain (loss) on sale of other assets	(180)	(4)	1,680	(1,503)	(353)
Gain on sale of marketable equity and debt securities	—	28,857	40,159	2,607	—
Unrealized gains (losses) on securities sold short (Note 6)	21,704	—	(23,619)	—	—
Change in fair market value of derivative contract	(9,813)	—	—	—	—
Impairment loss on equity interest in GB Holdings, Inc. (Note 13)	—	—	(15,600)	—	—
Write-down of marketable equity and debt securities and other investments (Note 5)	—	—	—	(19,759)	(8,476)
Gain on sales and disposition of real estate (Note 15)	186	6,047	5,262	7,121	8,990
Loss on limited partnership interests	—	—	—	—	(3,750)
Severance tax refund	—	—	4,468	—	—
Minority interest (Notes 10 and 14)	—	(39)	(812)	(1,266)	(1,943)

Income from continuing operations before income taxes	39,187	57,394	98,697	49,148	73,855
Income tax (expense) benefit (Note 23)	(4,782)	(5,966)	(17,326)	16,750	(10,096)

Income from continuing operations	34,405	51,428	81,371	65,898	63,759

Discontinued operations:
Income from discontinued operations	957	3,218	7,500	7,653	6,937
Gain on sales and disposition of real estate	18,723	6,929	75,197	3,353	—

Total income from discontinued operations	19,680	10,147	82,697	11,006	6,937

Net earnings	$54,085	$61,575	$164,068	$76,904	$70,696

Net earnings attributable to (Note 1):
Limited partners	$58,228	$57,608	$152,507	$59,360	$63,168
General partner	(4,143)	3,967	11,561	17,544	7,528

	$54,085	$61,575	$164,068	$76,904	$70,696

Net earnings per limited partnership unit (Notes 2 and 21):
Basic earnings:
Income from continuing operations	$0.84	$1.03	$1.55	$1.00	$1.12
Income from discontinued operations	0.42	0.22	1.76	0.24	0.15

Basic earnings per LP unit	$1.26	$1.25	$3.31	$1.24	$1.27

Weighted average limited partnership units outstanding	46,098,284	46,098,284	46,098,284	46,098,284	46,098,284

Diluted earnings:
Income from continuing operations	$0.81	$0.93	$1.48	$0.94	$1.00
Income from discontinued operations	$0.39	0.19	1.57	0.19	0.12

Diluted earnings per LP unit	$1.20	$1.12	$3.05	$1.13	$1.12

Weighted average limited partnership units and equivalent partnership units outstanding	49,857,622	52,499,303	51,542,312	54,489,943	56,466,698

See notes to supplemental consolidated financial statements.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS'
EQUITY AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2005, (Unaudited) AND
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(in $000's)

		Limited Partners' Equity		Held in Treasury
	General Partner's Equity (Deficit)
		Depositary Units	Preferred Units	Amounts	Units	Total Partners' Equity
Balance, December 31, 2001	$58,846	$996,701	$92,198	$(11,921)	1,137	1,135,824
Comprehensive income:
Net earnings	7,528	63,168	—	—	—	70,696
Reclassification of unrealized loss on sale of debt securities	211	10,384	—	—	—	10,595
Adjustment to reverse unrealized loss on investment securities reclassified to notes receivable	131	6,451	—	—	—	6,582
Net unrealized losses on securities available for sale	(5)	(237)	—	—	—	(242)

Comprehensive income	7,865	79,766	—	—	—	87,631
Net adjustment for acquisition of minority interest (Note 10)	21,151	—	—	—	—	21,151
Pay-in-kind distribution (Note 22)	—	(4,610)	4,610	—	—	—
Capital contribution to American Casino (Note 10)	831	—	—	—	—	831

Balance, December 31, 2002	88,693	1,071,857	96,808	(11,921)	1,137	1,245,437
Comprehensive income:
Net earnings	17,544	59,360	—	—	—	76,904
Reclassification of unrealized loss on sale of debt securities	15	746	—	—	—	761
Net unrealized gains on securities available for sale	183	8,991	—	—	—	9,174
Sale of marketable equity securities available for sale	(6)	(274)	—	—	—	(280)

Comprehensive income	17,736	68,823	—	—	—	86,559
Pay-in-kind distribution (Note 22)	—	(2,391)	2,391	—	—	—
Change in deferred tax asset valuation allowance related to book-tax differences existing at time of bankruptcy (Note 23)	524	46,581	—	—	—	47,105
Capital distribution (Note 10)	(2,808)	—	—	—	—	(2,808)
Reclassification of Preferred LP units to liabilities (Note 22)	—	—	(99,199)	—	—	(99,199)
Net adjustment for TransTexas acquisition (Note 14)	116,253	—	—	—	—	116,253

Balance, December 31, 2003	220,398	1,184,870	—	(11,921)	1,137	1,393,347
Comprehensive income:
Net earnings	11,561	152,507	—	—	—	164,068
Reclassification of unrealized gains on marketable securities sold	(190)	(9,378)	—	—	—	(9,568)
Net unrealized gains on securities available for sale	1	32	—	—	—	33

Comprehensive income	11,372	143,161	—	—	—	154,533
Capital distribution from American Casino (Note 10)	(17,916)	—	—	—	—	(17,916)
Capital contribution to American Casino (Note 10)	22,800	—	—	—	—	22,800
Arizona Charlie's acquisition (Note 10)	(125,900)	—	—	—	—	(125,900)
Distribution
Change in deferred tax asset related to acquisition of Arizona Charlie's	2,490	—	—	—	—	2,490
Distribution to General Partner relating to TransTexas' purchase of minority interest and treasury shares (Note 14)	(1,919)	—	—	—	—	(1,919)

Balance, December 31, 2004	111,325	1,328,031	—	(11,921)	1,137	1,427,435
Comprehensive income:
Net earnings	(4,143)	58,228	—	—	—	54,085
Net unrealized losses on securities available for sale	(49)	(2,346)				(2,395)

Comprehensive income	(4,192)	55,882				51,690

Balance, March 31, 2005 (unaudited)	$107,133	$1,383,913	$—	$(11,921)	$1,137	$1,479,125

        Accumulated other comprehensive income (loss) at March 31, 2005, December 31, 2004, 2003 and 2002 was ($2,517), ($122), $9,174 and ($242), respectively.

See notes to supplemental consolidated financial statements.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

(in $000's)

	Three Months Ended March 31,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)
Cash flows from operating activities:
Income from continuing operations	$34,405	$51,428	$81,371	$65,898	$63,759
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	16,099	18,316	67,959	41,173	23,646
Change in fair market value of derivative contracts	9,813	2,050	1,659	(373)	—
Note discount amortization	26	71	281	95	—
Accretion of discount on asset retirement obligation	69	80	332	96	—
Preferred LP interest expense	1,286	1,225	5,082	2,450	—
Gain on sale of marketable equity securities	—	(28,857)	(40,159)	(2,607)	—
Unrealized (gains) losses on securities sold short	(21,704)	—	23,619	—	—
Impairment loss on equity interest in GB Holdings, Inc.	—	—	15,600	—	—
Gain on sales and disposition of real estate	(186)	(6,047)	(5,262)	(7,121)	(8,990)
Loss on limited partnership interests	—	—	—	—	3,750
Loss (gain) on sale of assets	180	4	(1,584)	1,511	353
Provision for loss on real estate	—	—	3,150	750	3,212
Write-down of marketable equity and debt securities and other investments	—	—	—	19,759	8,476
Minority interest	—	39	812	1,266	1,943
Equity in losses (earnings) of GB Holdings, Inc.	986	348	2,113	3,466	(305)
Deferred gain amortization	(510)	(510)	(2,038)	(2,038)	(2,038)
Accretion of investment in NEG Holding LLC	(9,893)	(7,904)	(34,432)	(30,142)	(32,879)
Deferred income tax expense (benefit)	3,678	1,412	14,296	(22,256)	9,785
Changes in operating assets and liabilities:
Decrease (increase) in receivables and other assets	5,639	(8,414)	(10,442)	3,762	2,944
Increase in due from brokers	(2,518)		(123,001)	—	—
Decrease (increase) in land and construction-in-progress	5,950	(455)	(1,626)	(4,106)	24,215
Increase in restricted cash	(8,682)	—	(4,798)	(13,095)	—
Increase (decrease) in accounts payable, accrued expenses and other liabilities	1,404	13,046	96,280	(38,346)	271

Net cash provided by continuing operations	36,042	35,832	89,212	20,142	98,142

Total income from discontinued operations	19,680	10,147	82,697	11,006	6,937
Depreciation and amortization	31	210	1,244	5,129	4,464
Net gain from property transactions	(18,723)	(6,929)	(75,197)	(3,353)	—

Net cash provided by discontinued operations	988	3,428	8,744	12,782	11,401

Net cash provided by operating activities	37,030	39,260	97,956	32,924	109,543

Cash flows from investing activities:
Cash related to combination of TransTexas accounted for as a pooling of interest	—	—	—	15,312	—
Increase (decrease) in other investments	—	—	2,942	(28,491)	(23,200)
Repayments of mezzanine loans included in other investments	—	—	49,130	12,200	23,000
Decrease in mortgages and notes receivable	—	351	—	—	—
Net proceeds from the sales and disposition of real estate	4,650	11,346	16,790	15,290	20,513
Proceeds from sale of other assets	19	64	3,779	—	—
Principal payments received on leases accounted for under the financing method	908	1,112	4,219	5,310	5,941
Principal payments received on investments in debt securities of affiliates	2,700	—	—	—	—
Purchase of debt securities included in other investments	—	—	(245,166)	—	—
Purchase of debt securities of affiliates	—	—	(65,500)	—	—
Purchase of Atlantic Holdings debt included in debt securities due from affiliates	—	—	(36,000)	—	—
Acquisition of Arizona Charlies'	—	—	(125,900)	—	—
Additions to hotel, casino and resort operating property	(4,781)	—	(16,203)	(32,911)	(21,715)

Acquisition of hotel and resort operating property	—	(1,492)	(16,463)	—	—
Acquisitions of rental real estate	—	(14,583)	(14,583)	—	(18,226)
Acquisition of land and construction in progress	—	—	(61,845)	—	—
Additions to rental real estate	—	(166)	(18)	(413)	(181)
Additions to oil and gas operating property	(21,071)	(6,106)	(47,528)	(633)	—
Decrease (increase) in investment in U.S. Government and Agency Obligations (Note 2)	27,903	(61,077)	(40,757)	274,478	(22,410)
Increase in marketable equity and debt securities	(66,250)	—	—	(45,140)	(4,415)
Proceeds from sale of marketable equity and debt securities	—	64,471	90,614	3,843	—
Decrease in note receivable from affiliate	—	—	—	250,000	—
Acquisition of minority interest in TransTexas	—	—	(4,136)	—	—
Decrease in minority interest in Stratosphere Corp	—	—	—	—	(44,744)
Decrease in investment in Stratosphere Corp	—	—	—	788	—
Investment in NEG, Inc	—	—	—	(148,101)	—
Guaranteed payment from NEG Holding LLC	—	—	15,979	18,229	21,653
Priority distribution from NEG Holding LLC	—	—	—	40,506	—
Decrease in due to affiliate	—	—	—	—	(68,491)
Increase in restricted cash	—	(219,313)	—	—	—
Other	—	50	(194)	560	197

Net cash (used in) provided by investing activities from continuing operations	(55,922)	(225,443)	(490,840)	380,827	(132,078)
Cash flows from investing activities from discontinued operations:
Net proceeds from the sales and disposition of real estate	36,582	7,392	134,789	5,336	—

Net cash (used in) provided by investing activities	(19,340)	(218,051)	(356,051)	386,163	(132,078)

Cash flows from financing activities:
Partners' Equity:
Distributions to members	—	—	(17,916)	—	—
Member's contribution	—	—	22,800	—	—
Contributions to American Casino	—	—	—	—	598
Debt:
Repayment of credit facilities	—	—	—	(2,904)	(5,000)
Proceeds from credit facility	—	—	—	7,780	17,220
Proceeds from Senior Notes Payable	480,000	215,000	565,409	—	—
Decrease in due to affiliates	(6,602)	—	(24,925)	—	—
Proceeds from mortgages payable	—	—	10,000	20,000	12,700
Payments on mortgages payable	—	—	—	(3,837)	(462)
Periodic principal payments	(1,598)	(3,721)	(14,613)	(15,297)	(7,198)
Debt issuance costs	(8,334)	(7,515)	(18,111)	—	—
Other	—	—	—	—	242

Net cash provided by financing activities	463,466	203,764	522,644	5,742	18,100

Net increase (decrease) in cash and cash equivalents	481,156	24,973	264,549	424,829	(4,435)
Cash and cash equivalents, beginning of period	768,918	517,464	504,369	79,540	83,975

Cash and cash equivalents at end of period	$1,250,074	$542,437	$768,918	$504,369	$79,540

Supplemental information:
Cash payments for interest, net of amounts capitalized	$9,612	$5,667	$48,015	$65,253	$37,176

Supplemental schedule of noncash investing and financing activities:
Reclassification of real estate to operating lease	$3,068	$—	$—	$5,065	$13,403
Reclassification from hotel and resort operating properties	—	(6,395)	(6,428)	—	—
Reclassification of real estate from financing lease	(358)	—	(1,920)	(5,065)	(13,503)
Reclassification of real estate from operating lease	(411)	(14,353)	(38,452)	(126,263)	—
Reclassification of real estate to property held for sale	716	20,748	46,800	126,263	100

Reclassification of real estate from properties held for sale	(3,015)	—	—	—	—
Decrease in other investments	—	—	—	(3,453)	—
Decrease in deferred income	—	—	—	2,565	—
Increase in real estate accounted for under the operating method	—	—	—	888	—
Reclassification from marketable equity and debt securities	—	—	—	—	(20,494)
Reclassification from receivable and other assets	—	—	—	(1,631)
Reclassification to other investments	—	—	—	1,631	20,494

	$—	$—	$—	$—	$—

Net unrealized (losses) gains on securities available for sale	$(2,394)	$2,378	$33	$9,174	$(242)

Increase in equity and debt securities	$805	$300	$1,740	$1,200	$2,890

Contribution of note from NEG Holding LLC	$—	$—	$—	$10,940	$—

Change in tax asset related to acquisition	$—	$—	$2,490	$—	$—

See notes to supplemental consolidated financial statements.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2005 (Unaudited) and December 31, 2004, 2003 and 2002

1. Description of Business and Basis of Presentation

        American Real Estate Partners, L.P. and its subsidiaries (the "Company" or "AREP") are engaged in the following operating businesses: (1) rental real estate; (2) hotel, casino and resort operations; (3) land, house and condominium development; (4) participation in and ownership of oil and gas operating properties; and (5) investment in securities, including investment in other entities and marketable equity and debt securities.

        As a result of the Company's expansion into non-real estate businesses, the Company has changed the presentation of its 2005 and 2004 Consolidated Balance Sheets to a classified basis. The 2003 Consolidated Balance Sheet has been reclassified to conform to the 2005 and 2004 presentation.

        On July 1, 1987, American Real Estate Holdings Limited Partnership (the "Subsidiary" or "AREH"), in connection with an exchange offer (the "Exchange"), entered into merger agreements with American Real Estate Partners, L.P. and each of thirteen separate limited partnerships (collectively, the "Predecessor Partnerships"), pursuant to which the Subsidiary acquired all the assets, subject to the liabilities of the Predecessor Partnerships.

        By virtue of the Exchange, the Subsidiary owns the assets, subject to the liabilities, of the Predecessor Partnerships. The Company owns a 99% limited partner interest in AREH. AREH, the operating partnership, was formed to hold the investments of and conduct the business operations of the Company. Substantially all of the assets and liabilities of the Company are owned by AREH and substantially all operations are conducted through AREH. American Property Investors, Inc. (the "General Partner") owns a 1% general partner interest in both the Subsidiary and the Company, representing an aggregate 1.99% general partner interest in the Company and the Subsidiary. The General Partner is owned and controlled by Mr. Carl C. Icahn ("Icahn" or "Mr. Icahn").

        On August 16, 1996, the Company amended its Partnership Agreement to permit non-real estate related acquisitions and investments to enhance unitholder value and further diversify its assets. Under the Amendment, investments may include equity and debt securities of domestic and foreign issuers. The portion of the Company's assets invested in any one type of security or any single issuer are not limited.

        The Company will conduct its activities in such a manner so as not to be deemed an investment company under the Investment Company Act of 1940 (the "1940 Act"). Generally, this means that no more than 40% of the Company's total assets will be invested in investment securities, as such term is defined in the 1940 Act. In addition, the Company does not intend to invest in securities as its primary business and will structure its investments to continue to be taxed as a partnership rather than as a corporation under the applicable publicly traded partnership rules of the Internal Revenue Code.

        As of May 1, 2005, affiliates of the General Partner owned 9,346,044 Preferred Units, or 86.5%, and 39,896,836 Depositary Units or 86.5%.

        TransTexas Acquisition—On April 6, 2005, AREP Oil and Gas LLC, a wholly-owned subsidiary of the Company, acquired TransTexas Gas Corporation ("TransTexas") from an entity affiliated with Mr. Icahn for $180.0 million in cash. TransTexas is considered a company under common control. Accordingly, the accompanying supplemental consolidated financial statements and footnotes include the assets and operations of TransTexas during the period of common control, commencing September 1, 2003. For the three months ended March 31, 2005 (unaudited), the year ended December 31, 2004 and the 4 months ended December 31, 2003 TransTexas' revenue (in thousands)

was approximately $15,457, $59,056 and $21,058, respectively. For the three months ended March 31, 2005 (unaudited), the year ended December 31, 2004 and the 4 months ended December 31, 2003 TransTexas' net (loss) income was approximately ($5,325), $3,095 and $6,880, respectively. Earnings (loss) prior to the acquisition have been allocated to the General Partner. (See notes 3 and 14.)

2. Summary of Significant Accounting Policies

        Principles of Consolidation—The consolidated financial statements include the accounts of AREP and its majority-owned subsidiaries in which control can be exercised. The Company is considered to have control if it has a direct or indirect ability to make decisions about an entity's activities through voting or similar rights. The Company uses the guidance set forth in AICPA Statement of Position No. 78-9, Accounting for Investments in Real Estate Ventures, with respect to its investments in partnerships and limited liability companies. In addition, the Company uses the guidance of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, or FIN 46R, whereby an interest in a variable interest entity where the Company is deemed to be the primary beneficiary would be consolidated. The Company is not deemed to be the primary beneficiary, as defined, with respect to National Energy Group, Inc.'s ("NEG") investment in NEG Holding, LLC ("Holding LLC"). The Company accounts for its residual equity investment in Holding LLC in accordance with APB 18 (See Note 14). All material intercompany balances and transactions are eliminated.
        Investments in affiliated companies determined to be voting interest entities in which AREP owns between 20% and 50%, and therefore exercises significant influence, but which it does not control, are accounted for using the equity method. The Company accounts for its 36% interest in GB Holdings on the equity basis.

        In accordance with generally accepted accounting principles, assets transferred between entities under common control are accounted for at historical costs similar to a pooling of interests, and the financial statements of previously separate companies for periods prior to the acquisition are restated on a combined basis.

        All adjustments which, in the opinion of management, are necessary to fairly present the results for the interim period have been made.

        Net Earnings Per Limited Partnership Unit—Basic earnings per LP Unit are based on net earnings as adjusted prior to the July 1, 2003, preferred pay-in-kind distribution to Preferred Unitholders. The resulting net earnings available for limited partners are divided by the weighted average number of depositary limited partnership units outstanding.

        Diluted earnings per LP Unit uses net earnings attributable to limited partner interests, as adjusted after July 1, 2003 for the preferred pay-in-kind distributions as the numerator with the denominator based on the weighted average number of units and equivalent units outstanding. The Preferred Units are considered to be equivalent units. The number of limited partnership units used in the calculation of diluted income per limited partnership unit increased as follows: 3,759,338, 6,401,019, 5,444,028, 8,391,659, and 10,368,414 limited partnership units for the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004, 2003 and 2002, respectively, to reflect the effects of the dilutive preferred units.

        For accounting purposes, NEG's earnings prior to the NEG acquisition in October 2003, Arizona Charlie's earnings prior to its acquisition in May 2004 and TransTexas' earnings prior to its acquisition in April 2005 have been allocated to the General Partner and therefore excluded from the computation of basic and diluted earnings per limited partnership unit.

        Cash and Cash Equivalents—The Company considers short-term investments, which are highly liquid with original maturities of three months or less at date of purchase, to be cash equivalents. Included in cash and cash equivalents at March 31, 2005 (unaudited), December 31, 2004 and 2003 are investments in government-backed securities of approximately $1,105,289,000, $658,534,000 and $378,000,000, respectively.

        Restricted Cash—Restricted Cash consists of funds held by third parties in connection with tax free property exchanges pursuant to Internal Revenue Code Section 1031.

        Marketable Equity and Debt Securities, Investment in U.S. Government and Agency Obligations and Other Investments—Investments in equity and debt securities are classified as either trading, held-to-maturity or available for sale for accounting purposes. Trading securities are valued at quoted market value at each balance sheet date with the unrealized gains or losses reflected in the Consolidated Statements of Earnings. Investments in U.S. Government and Agency Obligations are classified as available for sale. Available for sale securities are carried at fair value on the balance sheet of the Company. Unrealized holding gains and losses are excluded from earnings and reported as a separate component of Partners' Equity and when sold are reclassified out of Partners' Equity based on specific identification. Held-to-maturity securities are recorded at amortized cost.

        A decline in the market value of any held-to-maturity or available for sale security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Dividend income is recorded when declared and interest income is recognized when earned.

  Oil and Natural Gas Properties

        The Company utilizes the full cost method of accounting for its crude oil and natural gas properties. Under the full cost method, all productive and nonproductive costs incurred in connection with the acquisition, exploration and development of crude oil and natural gas reserves are capitalized and amortized on the units-of-production method based upon total proved reserves. The costs of unproven properties are excluded from the amortization calculation until the individual properties are evaluated and a determination is made as to whether reserves exist. Conveyances of properties, including gains or losses on abandonments of properties, are treated as adjustments to the cost of crude oil and natural gas properties, with no gain or loss recognized.

        Under the full cost method, the net book value of oil and natural gas properties, less related deferred income taxes, may not exceed the estimated after-tax future net revenues from proved oil and natural gas properties, discounted at 10% per year (the ceiling limitation). In arriving at estimated future net revenues, estimated lease operating expenses, development costs, abandonment costs, and certain production related and ad-valorem taxes are deducted. In calculating future net revenues, prices and costs in effect at the time of the calculation are held constant indefinitely, except for changes, which are fixed and determinable by existing contracts. The net book value is compared to the ceiling limitation on a quarterly basis.

        The Company has not capitalized internal costs or interest with respect to its oil and gas activities.

        The Company is subject to extensive federal, state, and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environment effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

        The Company's operations are subject to all of the risks inherent in oil and natural gas exploration, drilling, and production. These hazards can result in substantial losses to the Company due to personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage, or suspension or operations. The Company maintains insurance of various types customary in the industry to cover its operations and believes it is insured prudently against certain of these risks. In addition, the Company maintains operator's extra expense coverage that provides coverage for the care, custody and controls of wells drilled by the Company. The Company's insurance does not cover every potential risk associated with the drilling and production of oil and natural gas. As a prudent operator, the Company does maintain levels of insurance customary in the industry to limit its financial exposure in the event of a substantial environmental claim resulting from sudden and accidental discharges. However, 100% coverage is not maintained. The occurrence of a significant adverse event, the risks of which are not fully covered by insurance, could have a material adverse effect on the Company's financial condition and results of operations. Moreover, no assurance can be given that the Company will be able to maintain adequate insurance in the future at rates it considers reasonable. The Company believes that it operates in compliance with government regulations and in accordance with safety standards which meet or exceed industry standards.

  Other investments.

        a.     The Company accounts for secured bank debt acquired at a discount for which the Company believes it is not probable that the undiscounted future cash collection will be sufficient to recover the face amount of the loan and constructive interest utilizing the cost recovery method in accordance with Practice Bulletin 6, "Amortization of Discounts on Certain Acquired Loans." For secured bank debt acquired at a discount where recovery is probable, the Company amortizes the discount on the loan over the period in which the payments are probable of collection, only if the amounts are reasonably estimable and the ultimate collectibility of the acquisition amount of the loan and the discount is probable. The Company evaluates collectibility for every loan at each balance sheet date.

        SOP 03-03, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer," which is effective for fiscal years beginning after December 15, 2004, limits the yield that may be accreted to the excess of the Company's estimate of undiscounted cash flows expected to be collected over the Company's initial investment in a loan. The Company does not expect that the adoption of this SOP will have a significant impact on its financial statements.

        b.     The Company has generally not recognized any profit in connection with the property sales in which certain purchase money mortgages receivable were taken back. Such profits are being deferred and will be recognized when the principal balances on the purchase money mortgages are received.

        c.     The Company has provided development financing for certain real estate projects. The security for these loans is either a second mortgage or a pledge of the developers' ownership interest in the properties. Such loans are subordinate to construction financing and are generally referred to as mezzanine loans. Generally, interest is not paid periodically but is due at maturity or earlier from unit sales or refinancing proceeds. The Company defers recognition of interest income on mezzanine loans pending receipt of all principal payments.

        Income Taxes—No provision has been made for federal, state or local income taxes on the results of operations generated by partnership activities, as such taxes are the responsibility of the partners. American Entertainment Properties Corp., the parent of American Casino & Entertainment Properties LLC ("American Casino"), TransTexas, and NEG, the Company's corporate subsidiaries, account for their income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        For income tax purposes, the taxable income or loss of TransTexas and its subsidiaries is included in the consolidated income tax return of the Starfire Holding Corp. ("Starfire") controlled group. TransTexas and its subsidiaries entered into a tax allocation agreement with Starfire that provides for payments of tax liabilities to Starfire, calculated as if TransTexas and its subsidiaries filed a consolidated income tax return separate from the Starfire controlled group. Additionally, the agreement provides for payments from Starfire to TransTexas and its subsidiaries for any previously paid tax liabilities that are reduced as a result of subsequent determinations by any governmental authority, or as a result of any tax losses or credits that are allowed to be carried back to prior years.

        Leases—The Company leases to others substantially all its real property under long-term net leases and accounts for these leases in accordance with the provisions of Financial Accounting Standards Board Statement No. 13, "Accounting for Leases," as amended. This Statement sets forth specific criteria for determining whether a lease is to be accounted for as a financing lease or an operating lease.

        Financing Method—Under this method, minimum lease payments to be received plus the estimated value of the property at the end of the lease are considered the gross investment in the lease. Unearned income, representing the difference between gross investment and actual cost of the leased property, is amortized to income over the lease term so as to produce a constant periodic rate of return on the net investment in the lease.

        Operating Method—Under this method, revenue is recognized as rentals become due and expenses (including depreciation) are charged to operations as incurred.

        Properties—Properties held for investment, other than those accounted for under the financing method, are carried at cost less accumulated depreciation unless declines in the values of the properties are considered other than temporary, at which time the property is written down to net realizable value. A property is classified as held for sale at the time management determines that the criteria in SFAS 144 have been met. Properties held for sale are carried at the lower of cost or net realizable value. Such properties are no longer depreciated and their operations are included in discontinued operations. As a result of the reclassification of certain real estate to properties held for sale during the three months ended March 31, 2005 (unaudited) income and expenses of such properties are reclassified to discontinued operations for all prior periods. If management determines that a property classified as held for sale no longer meets the criteria in SFAS 144, the property is reclassified as held for use.

        Depreciation—Depreciation is principally computed using the straight-line method over the estimated useful life of the particular property or property components, which range from 3 to 45 years.

        Use of Estimates—Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates. The more significant estimates include the valuation of (1) long-lived assets; (2) mortgages and notes receivable; (3) marketable equity and debt securities and other investments; (4) costs to complete for land, house and condominium developments; (5) gaming-related liability and loyalty programs; and (6) deferred tax assets.

  Revenue and Expense Recognition

        1.    Revenue from real estate sales and related costs are recognized at the time of closing primarily by specific identification. The Company follows the guidelines for profit recognition set forth by Statement of Financial Accounting Standards Board (FASB) Statement No. 66, Accounting for Sales of Real Estate.

        2.    Casino revenues and promotional allowances—The Company recognizes revenues in accordance with industry practice. Casino revenue is the net win from gaming activities (the difference between gaming wins and losses). Casino revenues are net of accruals for anticipated payouts of progressive and certain other slot machine jackpots. Revenues include the retail value of rooms, food and beverage and other items that are provided to customers on a complimentary basis. A corresponding amount is deducted as promotional allowances. Hotel and restaurant revenue is recognized when services are performed. The cost of such complimentaries is included in "Hotel and casino operating expenses."

        The Company also rewards customers, through the use of loyalty programs with points based on amounts wagered, that can be redeemed for a specified period of time for cash. The Company deducts the cash incentive amounts from casino revenue.

        3.    Sales, advertising and promotion—These costs are expensed as incurred and were approximately $6.9 million, $6.3 million, $28.8 million, $22.9 million and $18.1 million in the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004, 2003 and 2002, respectively.

  Natural Gas Production Imbalances

        The Company accounts for natural gas production imbalances using the sales method, whereby the Company recognized revenue on all natural gas sold to its customers notwithstanding the fact its ownership may be less than 100% of the natural gas sold. Liabilities are recorded by the Company for imbalances greater than the Company's proportionate share of remaining natural gas reserves. The Company had no gas balancing liabilities as of March 31, 2005 (unaudited), December 31, 2004 and 2003.

  Hedging Agreements

        From time to time, the Company enters into commodity price swap agreements (the Hedge Agreements) to reduce its exposure to price risk in the spot market for natural gas and oil. The Company follows Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities, which was amended by Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. These pronouncements established accounting and reporting standards for derivative instruments and for hedging activities, which generally require recognition of all derivatives as either assets or liabilities in the balance sheet at their fair value. The accounting for changes in fair value depends on the intended use of the derivative and its resulting designation.

        The following is a summary of natural gas and oil contracts entered into with Shell Trading (US) Company as of March 31, 2005 (unaudited).

Type contract	Production Month	Volume per month	Fixed price	Floor	Ceiling
Fixed price	April–June 2004	300,000 MMBTU	$5.44	—	—
Fixed price	July–Sept 2004	300,000 MMUTU	$5.34	—	—
No cost collars	Oct–Dec 2004	300,000 MMBTU	—	$5.25	$5.90
No cost collars	Jan–Dec 2004	25,000 Bbls	—	$28.72	$31.90
No cost collars	Jan–Dec 2005	15,000 Bbls	—	$42.50	$46.00
No cost collars	Jan–Dec 2005	400,000 MMBTU	—	$6.00	$8.35
No cost collars	March–Dec 2005	9,000 Bbls	—	$44.50	$48.00
No cost collars	March–Dec 2005	210,000 MMBTU	—	$6.05	$7.30
No cost collars	Jan–Dec 2006	14,000 Bbls	—	$41.65	$45.25
No cost collars	Jan–Dec 2006	430,000 MMBTU	—	$6.00	$7.25

        The Company has elected not to designate these instruments as hedges for accounting purposes, accordingly both realized and unrealized gains and losses are included in oil and natural gas sales. The following summarizes the Company's realized and unrealized gains and losses.

	March 31, 2005	December 31, 2004
Realized (cash payments)	$232,695	$3,906,325
Valuation loss	9,812,799	1,658,809

	$10,045,494	$5,565,134

        A liability of $11,471,607, $1,658,808 and $0 was recorded at March 31, 2005 (unaudited), December 31, 2004 and 2003, respectively, representing the market value of the Company's derivatives.

  Accounting for Asset Retirement Obligations

        The Company accounts for its asset retirement obligations under Statement of Financial Accounting Standards No. 143 (SFAS 143), Accounting for Asset Retirement Obligations. SFAS 143 provides accounting requirements for costs associated with legal obligations to retire tangible, long-lived assets. Under SFAS 143, an asset retirement obligation is needed at fair value in the period in which it is incurred by increasing the carrying amount for the related long-lived asset. In each subsequent period, the liability is accreted to its present value and the capitalized cost is depreciated over the useful life of the related asset.

        The Company's asset retirement obligation represents expected future costs to plug and abandon its wells, dismantle facilities, and reclamate sites at the end of the related assets' useful lives. The following information reflects activity related to the Company's asset retirement obligation for the three months ended March 31, 2005 (unaudited) and the years ended December 31, 2004 and 2003 (in thousands):

	2005	2004	2003
Balance, beginning of period	$3,930	$3,477	$3,375
Accretion expense	69	332	96
Additions	—	121	6

Balance, end of period	$3,999	$3,930	$3,477

        Land and Construction-in-Progress—These costs are stated at the lower of cost or net realizable value. Interest is capitalized on expenditures for long-term projects until a salable condition is reached. The capitalization rate is based on the interest rate on specific borrowings to fund the projects.

        Investment in NEG Holding LLC—Due to the substantial uncertainty that the Company will receive any distribution above the priority and guaranteed payment amounts, the Company accounts for its investment in Holding LLC as a preferred investment whereby guaranteed payment amounts received and receipts of the priority distribution amount are recorded as reductions in the investment and income is recognized from accretion of the investment up to the priority distribution amount, including the guaranteed payments (based on the interest method). See Note 14. Following receipt of the guaranteed payments and priority distributions, the residual interest in the investment will be valued at zero.

        The Company periodically evaluates the carrying amount of its investment in Holding LLC to determine whether current events or circumstances warrant adjustments to the carrying value and/or revisions to accretion of income. The Company currently believes that no such impairment has occurred and that no revision to the accretion of income is warranted.

        Accounting for Impairment of a Loan—If it is probable that, based upon current information, the Company will be unable to collect all amounts due according to the contractual terms of a loan agreement, the Company considers the asset to be "impaired." Reserves are established against impaired loans in amounts equal to the difference between the recorded investment in the asset and either the present value of the cash flows expected to be received, or the fair value of the underlying collateral if foreclosure is deemed probable or if the loan is considered collateral dependent.

        Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of—Long-lived assets held and used by the Company and long-lived assets to be disposed of, are reviewed for impairment whenever events or changes in circumstances, such as vacancies and rejected leases, indicate that the carrying amount of an asset may not be recoverable.

        In performing the review for recoverability, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset an impairment loss is recognized. Measurement of an impairment loss for long-lived assets that the Company expects to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

  Recently Issued Pronouncements

        On September 28, 2004, the SEC released Staff Accounting Bulletin ("SAB") 106 regarding the application of SFAS 143, "Accounting for Asset Retirement Obligations ("AROs")," by oil and gas producing companies following the full cost accounting method. Pursuant to SAB 106, oil and gas producing companies that have adopted SFAS 143 should exclude the future cash outflows associated with settling AROs (ARO liabilities) from the computation of the present value of estimated future net revenues for the purposes of the full cost ceiling calculation. In addition, estimated dismantlement and abandonment costs, net of estimated salvage values, that have been capitalized (ARO assets) should be included in the amortization base for computing depreciation, depletion and amortization expense. Disclosures are required to include discussion of how a company's ceiling test and depreciation, depletion and amortization calculations are impacted by the adoption-of SFAS 143. SAB 106 is effective prospectively as of the beginning of the first fiscal quarter beginning after October 4, 2004. The adoption of SAB 106 is not expected to have a material impact on either the ceiling test calculation or depreciation, depletion and amortization.

3. Related Party Transactions

        a.     On April 6, 2005, AREP Oil and Gas LLC, a wholly owned subsidiary of the Company, acquired TransTexas from an entity affiliated with Mr. Icahn, for $180.0 million in cash. Mr. Icahn is Chairman of the Board of American Property Investors, Inc. The terms of the transaction were approved by the Audit Committee of the Board of Directors of the General Partner ("Audit Committee") which was advised by its independent financial advisor and by its counsel. (See Note 14).

        b.     On May 26, 2004, American Casino acquired two Las Vegas casino/hotels, Arizona Charlie's Decatur and Arizona Charlie's Boulder from Mr. Icahn and an entity affiliated with Mr. Icahn, for aggregate consideration of $125.9 million. The terms of the transactions were approved by the Audit Committee, which was advised by its independent financial advisor and by counsel. (See Note 10).

        c.     At December 31, 2002, the Company had a $250 million note receivable from Mr. Icahn, which was repaid in October 2003. Interest income of approximately $7.9 million and $9.9 million was earned on this loan in the years ended December 31, 2003 and 2002, respectively, and is included in

"Interest income on U.S. Government and Agency obligations and other investments" in the Supplemental Consolidated Statements of Earnings.

        d.     In 1997, the Company entered into a license agreement for a portion of office space from an affiliate. The license agreement dated as of February 1, 1997 expired May 22, 2004 and has been extended on a month to month basis. Pursuant to the license agreement, the Company has the non-exclusive use of approximately 2,275 square feet of office space and common space for which it paid $11,185 plus 10.77% of "additional rent". In the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004, 2003 and 2002, the Company paid such affiliate approximately $39,000, $39,000, $162,000, $159,000 and $153,000 respectively, in connection with this licensing agreement. The terms of such sublease were reviewed and approved by the Audit Committee. If the Company must vacate the space, it believes there will be adequate alternative space available.

        e.     American Casino billed the Sands Hotel and Casino (the "Sands") approximately $136,000, $50,000, $387,500, $191,000 and $27,900, respectively, for administrative services performed by Stratosphere personnel during the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004, 2003 and 2002.

        f.      NEG received management fees from unconsolidated affiliates of approximately $3.3 million, $2.6 million, $6.9 million, $6.6 million and $7.6 million in the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004, 2003 and 2002, respectively.

        g.     For the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004, 2003 and 2002, the Company paid approximately $228,000, $61,000, $325,000, $273,000 and $160,900, respectively, to an affiliate of the General Partner for telecommunication services, XO Communications, Inc.

        h.     See Note 14c. and 12b. regarding the purchase of TransTexas and Panaco debt, respectively, from Icahn affiliates.

        i.      See Note 12a. regarding the purchase of Atlantic Holdings Notes from Icahn affiliates.

        j.      See Note 17 regarding additional related party obligations.

        k.     See Note 29 regarding subsequent events.

4. Investment in U.S. Government and Agency Obligations

        The Company has investments in U.S. Government and Agency Obligations whose maturities range from January 2005 to December 2008 as follows (in $ millions):

	March 31,
			December 31,
	2005
			2004		2003
	(Unaudited)
	Cost Basis	Carrying Value	Cost Basis	Carrying Value	Cost Basis	Carrying Value
Available for Sale:
Matures in:
less than 1 year.	$68.9	$68.9	$96.8	$96.8	$52.8	$52.6
2-5 years	5.6	5.5	5.6	5.5	9.0	9.0

	$74.5	$74.4	$102.4	$102.3	$61.8	$61.6

5. Marketable Equity and Debt Securities (in $Millions)

	March 31,		December 31,
	2005
			2004		2003
	(Unaudited)
	Cost Basis	Carrying Value	Cost Basis	Carrying Value	Cost Basis		Carrying Value
Available for Sale:
Philip Service Corporation(a):
Equity	$—	$—	$—	$—	$		$—
Corporate bonds(b)	—	—	—	—		45.1	51.6
Other(c)	72.4	68.5	2.2	2.2		1.3	4.2

Total	$72.4	$68.5	$2.2	$2.2		$46.4	$55.8

        a.     At December 31, 2002, the Company owned the following approximate interests in Philip Service Corporation ("Philip"): (1) 1.8 million common shares, (2) $14.2 million in secured term debt, and (3) $10.9 million in accreted secured convertible payment-in-kind debt. The Company had an approximate 7% equity interest in Philip and an Icahn affiliate had an approximate 38% equity interest. Icahn affiliates also owned term and payment-in-kind debt.

        The market value of Philip's common stock declined steadily since it was acquired by the Company. In 2002, based on a review of Philip's financial statements, management of the Company deemed the decrease in value to be other than temporary. As a result, the Company wrote down its investment in Philip's common stock by charges to earnings of $8,476,000 and charges to other comprehensive income ("OCI") of $761,000 in the year ended December 31, 2002. This investment had been previously written down by approximately $6.8 million in charges to earnings. The Company's adjusted carrying value of Philip's common stock was approximately $200,000 at December 31, 2002.

        In June 2003, Philip announced that it and most of its wholly owned U.S. subsidiaries filed voluntary petitions under Chapter 11 of the Federal Bankruptcy Code.

        In the year ended December 31, 2003, management of the Company determined that it was appropriate to write-off the balance of its investment in the Philip's common stock by a charge to earnings of approximately $961,000; of this amount $761,000 was previously charged to other comprehensive income in 2002, which was reversed in 2003, and included in the $961,000 charge to earnings.

        Approximately $6.6 million of charges to OCI were reversed and the investments were reclassified at their original cost to "Other investments" at December 31, 2002. These adjustments had no effect on the Company's reported earnings for the year ended December 31, 2002.

        In 2003, the cost basis of the debt was approximately $22.1 million. As previously mentioned, Philip filed for bankruptcy protection in June 2003. Management of the Company reviewed Philip's financial statements, bankruptcy documents and the prices of recent purchases and sales of the debt and determined this investment to be impaired. Based upon this review, management concluded the fair value of the debt to be approximately $3.3 million; therefore, the Company recorded a write-down of approximately $18.8 million by a charge to earnings which was included in "Write-down of marketable equity and debt securities and other investments" in the Supplemental Consolidated Statements of Earnings in the year ended December 31, 2003. In December 2003, the Company sold two-thirds of its term and paid-in-kind ("PIK") debt with a basis of $2.2 million for $2.6 million, generating a gain of $0.4 million.

        Philip emerged from bankruptcy on December 31, 2003 as a private company controlled by an Icahn affiliate. The Company's remaining interest in the debt was delivered and exchanged for approximately 443,000 common shares representing a 4.4% equity interest in the new Philip, valued at the carrying value of the debt at December 31, 2004 of $0.7 million.

        b.     In December 2003, the Company acquired approximately $86.9 million principal amount of corporate bonds for approximately $45.1 million. These bonds were classified as available for sale securities. Available for sale securities are carried at fair value on the balance sheet. Unrealized holding gains and losses are excluded from earnings and reported as a separate component of Partners' Equity. At December 31, 2003, the carrying value of the bonds was approximately $51.6 million and accumulated other comprehensive income ("OCI") was approximately $6.5 million. This OCI was reversed in the year ended December 31, 2004 upon the sale of corporate bonds. In the year ended December 31, 2004, the Company sold the debt securities for approximately $82.3 million, recognizing a gain of $37.2 million.

        c.     In the three months ended March 31, 2005 (unaudited), the Company purchased approximately $66.5 million of equity securities. Such securities are treated as available for sale. In the three months ended March 31, 2005 (unaudited), the Company recorded in Partners' Equity approximately $2.4 million of unrealized losses on such securities.

6. Due from Brokers

        In November and December 2004 and during the first quarter of 2005, the Company sold short certain equity securities which resulted in the following (in $000's):

        a.     $147,223 at March 31, 2005 (unaudited) and $123,001 at December 31, 2004—Due From Brokers—Net proceeds from short sales of equity securities and cash collateral held by brokerage institutions against our short sales.

        b.     $83,750 at March 31, 2005 (unaudited) and $90,674 at December 31, 2004—Securities Sold Not Yet Purchased—Our obligation to cover the short sales of equity securities described above. The Company recorded unrealized losses on securities sold short of $23.6 million in the year ended December 31, 2004 reflecting an increase in price in the securities sold short. This amount has been recorded in the consolidated statements of earnings for the year then ended in the respective caption. The Company recorded unrealized gains on securities sold short of $21.7 million in the three months ended March 31, 2005 (unaudited) reflecting a decrease in price of the securities sold short. This amount has been recorded in the supplemental consolidated statements of earnings for the three months ended March 31, 2005 in the respective caption.

7. Other Investments (in $000's)

	Balance at March 31,	Balance at December 31,
	2005	2004	2003
	(Unaudited)
Peninsula/Hampton & Alex Hotel(a) and (b)	$—	$—	$42,030
WestPoint Stevens(c)	205,850	205,850	—
Union Power Partners L.P. and Panda Gila River L.P.(d)	37,973	39,316	—
Other	779	782	8,298

	$244,602	$245,948	$50,328

        a.     On November 30, 2000, the Company entered into a mezzanine loan agreement to fund $23 million in two tranches to an unaffiliated borrower. The funds were to be used for certain initial development costs associated with a 65 unit condominium property located at 931 1st Avenue in New York City. The first tranche of $10 million was funded on November 30, 2000 and provided for interest accruing at a rate of 25% per annum, with principal and interest due at maturity, May 29, 2003. Also, in November 2000, approximately $3.7 million of the second tranche of the loan was funded. The balance of approximately $9.3 million was funded in installments during 2001. The second tranche provided for interest accruing at a rate of 21.5% per annum, with principal and interest due at maturity, November 29, 2002. The loans were payable at any time from the proceeds of unit sales, after satisfaction of senior debt of approximately $45 million. The loans were secured by the pledge of membership interests in the entity that owns the real estate. In May 2002, the Company received approximately $31.3 million for prepayment of the mezzanine loans. The balance of the prepayment of $8.3 million represented accrued interest ($7.9 million) and exit fees ($0.4 million), which amounts were recognized as "Interest income on U.S. Government and Agency obligations and other investments" and "Dividend and other income" respectively, in the Supplemental Consolidated Statements of Earnings for the year ended December 31, 2002.

        b.     At December 31, 2002, the Company had funded two mezzanine loans for approximately $23.2 million and had commitments to fund, under certain conditions, additional advances of approximately $5 million. Both loans had an interest rate of 22% per annum compounded monthly. The Peninsula loan, for a Florida condominium development, which had a term of 24 months from the date of funding, February 2002, was repaid in full in 2003. Approximately $6.8 million of interest income was recorded and is included in "Interest income on U.S. Government and Agency obligations and other investments" in the Supplemental Consolidated Statements of Earnings for the year ended December 31, 2003. The Alex Hotel loan, for a New York City hotel with approximately 200 rooms, had a term of 36 months from the closing date, April 2002. At December 31, 2003, accrued interest of approximately $4.4 million had been deferred for financial statement purposes pending receipt of principal and interest payments in connection with this loan. Origination fees of $3.0 million have been received in connection with one of the mezzanine loans and approximately $1.5 million and $1.1 million has been recognized in "Dividend and other income" in the Supplemental Consolidated Statements of Earnings in the years ended December 31, 2003 and 2002 respectively. In February 2003, the Company funded the Hampton mezzanine loan for approximately $30 million on a Florida condominium development. The loan was due in 18 months with one six month extension and had an interest rate of 22% per annum compounded monthly. At December 31, 2003, accrued interest of approximately $6.7 million had been deferred for financial statement purposes pending receipt of principal and interest payments in connection with this loan. On April 30, 2004, the Company received approximately $16.7 million for the prepayment of the Alex Hotel loan. The principal amount of the loan was $11 million. The prepayment included approximately $5.7 million of accrued interest, which was recognized as interest income in the year ended December 31, 2004.

        c.     In 2004, the Company purchased approximately $278.1 million principal amount of secured bank debt of WestPoint Stevens, a company currently operating as a debtor in possession under Chapter 11 of the U.S. Bankruptcy Code, for a purchase price of approximately $205.8 million. Approximately $193.6 million principal amount is secured by a first priority lien of certain assets of WestPoint and approximately $84.5 million principal amount is secured by a second priority lien. Interest income totaled approximately $5.1 million and $7.2 million in the three months ended March 31, 2005 (unaudited) and the year ended December 31, 2004 and is included in "Interest income on U.S. Government and Agency obligations and other investments" in the Supplemental Consolidated Statements of Earnings for the year then ended. Based on the latest available information, the Company has not accreted this debt and does not believe that an other than temporary impairment has been identified.

        d.     In 2004, the Company purchased approximately $71.8 million of secured bank debt of Union Power Partners L.P. and Panda Gila River L.P. for a purchase price of approximately $39.3 million. No interest is currently being received on this debt. Based on the latest available information, the Company has not accreted this debt and does not believe that an other than temporary impairment has been identified.

8. Real Estate Leased to Others Accounted for Under the Financing Method

        Real estate leased to others accounted for under the financing method is summarized as follows (in $000's):

	March 31,	December 31,
	2005	2004	2003
	(Unaudited)
Minimum lease payments receivable	$87,846	$97,725	$161,785
Unguaranteed residual value	43,422	48,980	74,651

	131,268	146,705	236,436
Less unearned income	51,579	57,512	99,080

	79,689	89,193	137,356
Less current portion of lease amortization	3,740	3,912	5,738

	$75,949	$85,281	$131,618

        The following is a summary of the anticipated future receipts of the minimum lease payments receivable at December 31, 2004 (in $000's):

Year Ending December 31,	Amount
2005	$11,941
2006	11,746
2007	10,832
2008	9,476
2009	9,255
Thereafter	44,475

$97,725

        At December 31, 2004 and 2003, approximately $73,144,000 and $107,543,000, respectively, of the net investment in financing leases was pledged to collateralize the payment of nonrecourse mortgages payable.

9. Real Estate Leased to Others Accounted for Under the Operating Method

        Real estate leased to others accounted for under the operating method is summarized as follows (in $000's):

	March 31,	December 31,
	2005	2004	2003
	(Unaudited)
Land	$13,286	$13,666	$24,040
Commercial Buildings	52,672	45,972	83,252

	65,958	59,638	107,292
Less accumulated depreciation	14,831	10,520	30,849

	$51,127	$49,118	$76,443

        The following is a summary of the anticipated future receipts of minimum lease payments under non-cancelable leases at December 31, 2004 (in $000's):

Year Ending December 31,	Amount
2005	$7,186
2006	6,232
2007	5,649
2008	5,383
2009	5,001
Thereafter	19,753

$49,204

        At December 31, 2004 and 2003, approximately $14,166,000 and $15,630,000, respectively, of net real estate leased to others was pledged to collateralize the payment of non-recourse mortgages payable.

        Property held for sale (in $000's):

	March 31,	December 31,
	2005	2004	2003
	(Unaudited)
Leased to others	$40,035	$74,444	$146,416
Vacant	450	450	2,550

	40,485	74,894	148,966
Less accumulated depreciation	6,490	16,873	20,153

	$33,995	$58,021	$128,813

        At December 31, 2004 and 2003, approximately $34,881,000 and $105,984,000, respectively, of real estate held for sale was pledged to collateralize the payment of non-recourse mortgages payable.

        The following is a summary of income from discontinued operations (in $000's) including the hotel resort properties described in note 11:

	Three Months Ended March 31,		Years Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)
Rental income	$1,462	$5,871	$15,658	$23,093	$21,073
Hotel and resort operating income	709	1,064	3,868	6,128	5,676

	2,171	6,935	19,526	29,221	26,749

Mortgage interest expense	399	1,726	3,858	7,208	6,737
Depreciation and amortization	31	210	1,244	5,130	4,464
Property expenses	147	1,107	3,123	3,549	3,409
Hotel and resort operating expenses	637	674	3,801	5,681	5,202

	1,214	3,717	12,026	21,568	19,812

Income from discontinued operations	$957	$3,218	$7,500	$7,653	$6,937

10. Hotel and Casino Operating Properties

        In September 2000, Stratosphere's Board of Directors approved a going private transaction proposed by the Company and an affiliate of Icahn. On February 1, 2001 the Company entered into a merger agreement with Stratosphere under which the Company would acquire the remaining shares of Stratosphere that it did not currently own. The Company owned approximately 51% of Stratosphere and Mr. Icahn owned approximately 38.6%. The Company, subject to certain conditions, agreed to pay approximately $44.3 million for the outstanding shares of Stratosphere not currently owned by it. Stratosphere stockholders not affiliated with Icahn would receive a cash price of $45.32 per share and Icahn related stockholders would receive a cash price of $44.33 per share. This transaction was completed in December 2002 after shareholders' approval.

        The acquisition by the Company of the minority shares not owned by an Icahn affiliate has been accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. The acquisition by the Company of the common stock held by an Icahn affiliate has been recorded at historical cost. The excess of the affiliate's historical cost over the amount of the cash disbursed, which amounted to $21,151,000, has been accounted for as an addition to the General Partner's equity.

        On January 5, 2004, American Casino, an indirect wholly-owned subsidiary of the Company, entered into an agreement to acquire two Las Vegas casino/hotels, Arizona Charlie's Decatur and Arizona Charlie's Boulder, from Carl C. Icahn and an entity affiliated with Mr. Icahn, for an aggregate consideration of $125.9 million. Upon obtaining all approvals necessary under gaming laws, the acquisition was completed on May 26, 2004. The terms of the transactions were approved by the Audit Committee, which was advised by its independent financial advisor and by counsel. As previously contemplated, upon closing, the Company transferred 100% of the common stock of Stratosphere to American Casino. As a result, following the acquisition and contributions, American Casino owns and operates three gaming and entertainment properties in the Las Vegas metropolitan area. The Company consolidates American Casino and its subsidiaries in the Company's financial statements. In accordance with generally accepted accounting principles, assets transferred between entities under common control are accounted for at historical costs similar to a pooling of interests, and the financial statements of previously separate companies for periods prior to the acquisition are restated on a combined basis. The Company's December 31, 2003 and 2002 consolidated financial statements have been restated to reflect the acquisition of Arizona Charlie's Decatur and Arizona Charlie's Boulder.

        Earnings, capital contributions and distributions of the two Arizona Charlie's entities prior to the acquisition have been allocated to the General Partner. In accordance with the purchase agreement, prior to the acquisition, capital contributions of $22.8 million were received from and capital distributions of $17.9 million were paid to affiliates of Mr. Icahn. The assets acquired and liabilities assumed in this acquisition have been accounted for at historical cost. A reduction of $125.9 million, reflecting the purchase price, has been made to the General Partner's equity in May 2004.

        Also in January 2004, American Casino closed on its offering of senior secured notes due 2012. The Notes, in the aggregate principal amount of $215 million, bear interest at the rate of 7.85% per annum. The proceeds were held in escrow pending receipt of all approvals necessary under gaming laws and certain other conditions in connection with the acquisition of Arizona Charlie's Decatur and Arizona Charlie's Boulder. Upon satisfaction of all closing conditions on May 26, 2004, the proceeds of the offering were released from escrow. American Casino used the proceeds of the offering for the acquisition, to repay intercompany indebtedness and for distributions to the Company.

        American Casino's operations for the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004, 2003 and 2002 have been included in "Hotel and casino operating income and expenses" in the Supplemental Consolidated Statements of Earnings. Hotel and casino operating expenses include all expenses except for depreciation and amortization and income tax provision. Such expenses have been included in "Depreciation and amortization expense" and "Income tax expense" in the Supplemental Consolidated Statements of Earnings. American Casino's depreciation and amortization expense was $5.4 million, $5.9 million, $23.5 million, $20.2 million and $20.2 million for the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004, 2003 and 2002, respectively. American Casino's income tax provision was $4.5 million, $4.4 million, $10.1 million and $4.9 million for the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004 and 2002, respectively. American Casino recorded an income tax benefit of $1.8 million for the year ended December 31, 2003.

        The amount of revenues and expenses attributable to casino, hotel and restaurants, respectively, is summarized as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)		(in $000's)
Hotel and casino operating income:
Casino	$47,729	$42,592	$167,972	$147,888	$143,057
Hotel	15,793	13,888	54,653	47,259	44,263
Food and beverage	17,076	16,701	66,953	59,583	56,349
Tower, retail, and other income	8,206	7,976	33,778	30,336	28,247

Gross revenues	88,804	81,157	323,356	285,066	271,916
Less promotional allowances	(5,966)	(6,148)	(23,375)	(22,255)	(21,893)

Net revenues	$82,838	$75,009	$299,981	$262,811	$250,023

Hotel and casino operating expenses:
Casino	$15,900	$15,696	$61,985	$61,284	$59,879
Hotel	6,023	5,596	24,272	22,074	20,142
Food and beverage	12,376	11,620	48,495	44,990	43,393
Other operating expenses	3,619	3,151	14,131	13,524	14,505
Selling, general, and administrative	19,706	18,180	78,720	74,985	80,019

Total expenses	$57,624	$54,243	$227,603	$216,857	$217,938

        The ownership and operation of the Las Vegas casinos are subject to the Nevada Gaming Control Act and regulations promulgated thereunder, various local ordinances and regulations, and are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board, and various other county and city regulatory agencies, including the City of Las Vegas.

        American Casino's property and equipment consist of the following as of March 31, 2005 (unaudited) and December 31, 2004 and 2003 (in $000's):

	March 31,	December 31,
	2005	2004	2003
	(Unaudited)
Land and improvements, including land held for development	$47,274	$47,210	$47,041
Building and improvements	221,847	221,314	220,280
Furniture, fixtures and equipment	112,379	108,595	98,586
Construction in progress	7,577	7,348	7,224

	389,077	384,467	373,131
Less accumulated depreciation and amortization	100,187	95,107	74,428

	$288,890	$289,360	$298,703

        Included in property and equipment at March 31, 2005 (unaudited) and both December 31, 2004 and 2003 are assets recorded under capital leases of $3.6 million, $4.0 million and $4.0 million, respectively.

        In connection with the purchase of the master lease from Strato-Retail, American Casino assumed lessor responsibilities for various non-cancelable operating leases for certain retail space. The future minimum lease payments to be received under these leases for years subsequent to December 31, 2004 are as follows:

(in $000s)
Years ending December 31,
2005	$5,877
2006	4,778
2007	3,615
2008	2,177
2009	1,224
Thereafter	959

Total Payments	$18,630

        The above minimum rental income does not include contingent retail income contained within certain retail operating leases. In addition, American Casino is reimbursed by lessees for certain operating expenses.

11. Hotel and Resort Operating Properties

        a.     The Company owns a hotel and resort property that is part of a master planned community situated in the town of Mashpee, located on Cape Cod in Massachusetts. This property includes two golf courses, other recreational facilities, condominium and time share units and land for future development.

        Total initial costs of approximately $28 million were classified as follows: approximately $17.4 million as "Hotel and resort operating properties", $8.9 million as "Land and construction-in-progress" and $1.7 million as "Receivables and other current assets" on the Consolidated Balance Sheet.

        Resort operations have been included in the "Hotel and resort operating income and expenses" in the Supplemental Consolidated Statements of Earnings. Net hotel and resort operations for this property ("hotel and resort operating income" less "hotel and resort operating expenses") resulted in income (loss) of approximately ($257,000), ($240,000) $2,243,000, $3,033,000 and $1,909,000 for the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004, 2003, and 2002, respectively. Hotel and resort operating expenses include all expenses except for approximately $700,000, $600,000, $2,544,000, $2,451,000 and $1,833,000 for the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004, 2003 and 2002 of depreciation and amortization, respectively, which is included in such caption in the Supplemental Consolidated Statements of Earnings.

        Resort operations are highly seasonal in nature with peak activity occurring from June to September.

        b.     The Company owned a hotel located in Miami, Florida which had a carrying value of approximately $6.4 million at December 31, 2003, and was unencumbered by any mortgages. Approximately $1.3 million of capital improvements were completed in the year ended December 31, 2002.

        The Company had a management agreement for the operation of the hotel with a national management organization. As a result of the decision to sell the property in 2004, the operating results for the hotel have been reclassified to discontinued operations for all periods. Net hotel and resort operations ("hotel and resort operating revenues" less "hotel and resort operating expenses") totaled approximately $306,000, $596,000 and $494,000 for the years ended December 31, 2004, 2003 and 2002, respectively and have been included in discontinued operations in the Supplemental Consolidated Statements of Earnings. Depreciation expense of $0, $210,000 and $374,000 for the years ended December 31, 2004, 2003 and 2002, respectively, have been included in discontinued operations in the Supplemental Consolidated Statements of Earnings.

        In 2004, the Company sold the hotel located in Miami, Florida for a loss of approximately $0.9 million which included a license termination fee of approximately $0.7 million.

        c.     During the three months ended March 31, 2005, the Company sold a golf resort in Tampa, Florida for $8.5 million resulting in a gain on sale of $5.7 million. Net hotel and resort operations for this property totalling approximately $41,000, $61,000, ($378,000), ($311,000) and ($156,000) for the three months ended March 31, 2005 and 2004, and the years ended December 31, 2004, 2003 and 2002, respectively, have been reclassified to discontinued operations.

12. Investment in Debt Securities of Affiliates (in $000's):

	March 31,	December 31,
	2005	2004	2003
Atlantic Holdings/GB Holdings(a)	$60,650	$60,004	$24,696
Panaco(b)	36,643	38,000	—

	97,293	$98,004	$24,696
Less current portion	(5,429)	(5,429)	—

	$91,864	$92,575	$24,696

        a.     In 1998 and 1999, the Company acquired an interest in the Sands, located in Atlantic City, New Jersey, by purchasing the principal amount of approximately $31.4 million of First Mortgage Notes ("Notes") issued by GB Property Funding Corp. ("GB Property"). GB Property was organized as a special purpose entity for the borrowing of funds by Greate Bay Hotel and Casino, Inc. ("Greate Bay"). The purchase price for such notes was approximately $25.3 million. An affiliate of the General Partner also made an investment in the Notes of GB Property. A total of $185 million of such Notes were issued.

        Greate Bay owned and operated the Sands, a destination resort complex, located in Atlantic City, New Jersey. On January 5, 1998, GB Property and Greate Bay filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code to restructure its long term debt.

        In July 2000, the U.S. Bankruptcy Court ruled in favor of the reorganization plan proposed by affiliates of the General Partner which provided for an additional investment of $65 million by the Icahn affiliates in exchange for a 46% equity interest, with bondholders (which also includes the Icahn affiliates) to receive $110 million in new notes of GB Property First Mortgage ("GB Notes") and a 54% equity interest. The plan, which became effective September 29, 2000, provided the Icahn affiliates with a controlling interest.

        As required by the New Jersey Casino Control Act (the "Casino Control Act"), the Partnership Agreement was amended to provide that securities of the Company are held subject to the condition that if a holder thereof is found to be disqualified by the Casino Control Commission, pursuant to the provisions of the Casino Control Act, such holder shall dispose of his interest in the Company in accordance with the Casino Control Act.

        At December 31, 2003, the Company owned approximately $26.9 million principal amount of GB Notes which were accounted for a held-to-maturity securities. These notes bore interest of 11% per annum and were due to mature in September 2005. The carrying value of these notes at December 31, 2003 was approximately $24.7 million.

        As part of the Atlantic Holdings Consent Solicitation and Offer to Exchange further described in Note 13, the Company tendered its GB Notes and received $26.9 million of 3% Notes due 2008 issued by Atlantic Coast Entertainment Holdings, Inc. (the "Atlantic Holdings Notes").

        On December 27, 2004, the Company purchased approximately $37.0 million principal amount of the Atlantic Holdings Notes from two Icahn affiliates for cash consideration of $36.0 million. As a result, the Company owns approximately 96.4% of the outstanding Atlantic Holdings Notes. The carrying value of the Atlantic Holdings Notes at March 31, 2005 (unaudited) and December 31, 2004 is approximately $60.7 million and $60 million, respectively. Interest income of approximately $0.5 million, $0.7 million; and $2.5 million was recognized in the three months ended March 31, 2005 and 2004 (unaudited) and the year ended December 31, 2004, respectively, and $2.9 million was recognized in each of the years ended December 31, 2003 and 2002 was recognized.

        b.     On December 6, 2004, the Company purchased all of the membership interests of Mid River LLC ("Mid River") from Icahn affiliates for an aggregate purchase price of $38,125,999. The assets of Mid River consist of $38,000,000 principal amount of term loans of Panaco (the "Panaco Debt"). The purchase price included accrued but unpaid interest. The principal is payable in twenty-seven equal quarterly installments of the unpaid principal of $1,357,143 commencing on March 15, 2005, through and including September 15, 2011. Interest is payable quarterly at a rate per annum equal to the LIBOR daily floating rate plus four percent, which was 6.346% at December 31, 2004. Interest income of $400,822 and $155,991 was recognized in the three months ended March 31, 2005 (unaudited) and the year ended December 31, 2004, respectively, and is included in "Interest income on U.S. Government and Agency obligations and other investments" in the Supplemental Consolidated Statements of Earnings for the year then ended. (See Note 29).

13. Equity Interest in GB Holdings, Inc.

        At December 31, 2003, the Company owned approximately 3.6 million shares, or 36.3%, of GB Holdings, Inc. ("GB Holdings"), the holding company for the Sands (See Note 12). The Company also owned approximately $26.9 million principal amount of GB Notes.

        On June 30, 2004, GB Holdings announced that its stockholders approved the transfer of the Sands to its wholly-owned subsidiary, Atlantic Holdings, in connection with the restructuring of GB Holdings debt.

        On July 22, 2004, Atlantic Holdings announced that its Consent Solicitation and Offer to Exchange, in which it offered to exchange the Atlantic Holdings Notes for GB Notes, expired and approximately $66 million principal amount of the GB Notes (approximately 60% of the outstanding GB Notes) were tendered to Atlantic Holdings for exchange. On July 23, 2004, 10 million warrants were distributed, on a pro rata basis, to stockholders. The warrants, under certain conditions, will allow the holders to purchase common stock of Atlantic Holdings at a purchase price of $.01 per share, representing 27.5% of the outstanding common stock of Atlantic Holdings, on a fully diluted basis. Mr. Icahn and his affiliated companies hold approximately 77.5% of the GB Holdings stock and held approximately 58.2% of the GB Notes, of which the Company owns approximately 36.3% of the common stock and held approximately 24.5% of the debt. This debt is included in "Investment in debt securities of Affiliates" in the consolidated balance sheets. The Company and Mr. Icahn tendered all of their GB Notes in the exchange. The Company received:

  •
  $26,914,500 principal amount of the Atlantic Holdings Notes;

  •
  $3,620,753 in cash representing accrued interest on the GB Notes and $100 per $1,000 in principal amount of the GB Notes; and

  •
  3,627,711 warrants, which under certain conditions will allow the Company to purchase approximately 998,000 shares of common stock at $.01 per share of Atlantic Holdings, representing approximately 10% of the outstanding common stock of Atlantic Holdings, on a fully diluted basis.

        The Company reflects its equity interest in GB Holdings as "Equity interest in GB Holdings, Inc." in the Supplemental Consolidated Balance Sheets.

        The Company owns warrants to purchase, upon the occurrence of certain events, approximately 10.0% of the fully diluted common stock of Atlantic Holdings. Atlantic Holdings owns 100% of ACE Gaming LLC, the owner and operator of the Sands. The Company has entered into an agreement with affiliates of Mr. Icahn, to acquire an additional approximate 41.2% of the outstanding common stock of GB Holdings and warrants to purchase, upon the occurrence of certain events, an additional approximate 11.3% of the fully diluted common stock of Atlantic Holdings for an aggregate of $12.0 million of depositary units, plus an aggregate of up to $6.0 million of Depositary Units, if GB Holdings meets certain earnings targets during 2005 and 2006. See Note 29 regarding the Company's agreement to purchase an approximate 41.2% interest in GB Holdings from an affiliate of Mr. Icahn. Upon consummation of the purchase agreement, we will own approximately 77.5% of the outstanding GB Holdings common stock and warrants to purchase, upon the occurrence of certain events, approximately 21.3% of the fully diluted common stock of Atlantic Holdings.

        In the year ended December 31, 2004, the Company recorded an impairment loss of $15.6 million on its equity investment in GB Holdings. The purchase price pursuant to the agreement described above was less than our carrying value, approximately $26.2 million, for the approximately 36.3% of the outstanding GB Holdings common stock that the Company owns. In the March 31, 2005 (unaudited) Form 10-Q of GB Holdings, there was a working capital deficit of approximately $39 million and there is approximately $40 million of debt maturing in September 2005.

14. Oil and Gas Operating Properties

        a.     National Energy Group, Inc.

        In October 2003, pursuant to a Purchase Agreement dated as of May 16, 2003, the Company acquired certain debt and equity securities of NEG from entities affiliated with Mr. Icahn for an aggregate cash consideration of approximately $148.1 million plus approximately $6.7 million in cash of accrued interest on the debt securities. The agreement was reviewed and approved by the Audit Committee, which was advised by its independent financial advisor and legal counsel. The securities acquired were $148,637,000 in principal amount of outstanding 10 3/4% Senior Notes due 2006 of NEG and 5,584,044 shares of common stock of NEG. As a result of the foregoing transaction and the acquisition by the Company of additional securities of NEG prior to the closing, the Company beneficially owns in excess of 50% of the outstanding common stock of NEG.

        NEG owns a 50% interest in Holding LLC, the other 50% interest in Holding LLC is held by Gascon Partners ("Gascon") an Icahn affiliate and managing member. Holding LLC owns NEG Operating LLC ("Operating LLC") which owns operating oil and gas properties managed by NEG. Under the Holding LLC operating agreement, as of September 30, 2004, NEG is to receive guaranteed payments of approximately $39.9 million in addition to a priority distribution of approximately $148.6 million before the Icahn affiliate receives any monies. Due to the substantial uncertainty that NEG will receive any distribution above the priority and guaranteed payments amounts, NEG accounts for its investment in Holding LLC as a preferred investment.

        In connection with a credit facility obtained by Holding LLC, NEG and Gascon have pledged as security their respective interests in Holding LLC.

        b.     NEG Investment in NEG Holding LLC

        As explained below, NEG's investment in Holding LLC is recorded as a preferred investment. The initial investment was recorded at historical carrying value of the net assets contributed with no gain or loss recognized on the transfer. The Company currently assesses its investment in Holding LLC through a cash flow analysis to determine if Holding LLC will have sufficient cash flows to fund the guaranteed payments and priority distribution. This analysis is done on a quarterly basis. Holding LLC is required to make SFAS 69 disclosures on an annual basis, which include preparation of reserve reports by independent engineers and cash flow projections. These cash flow projections are the basis for the cash flow analysis. The Company follows the conceptual guidance of SFAS 144 "Accounting for the Impairment of Long-Lived Assets" in assessing any potential impairments in Holding LLC.

        Summarized financial information for Holding LLC is as follows (in $000's):

	March 31,	December 31,
	2005	2004	2003
	(Unaudited)
Current assets	$30,991	$23,146	$33,415
Noncurrent assets(1)	251,438	237,127	190,389

Total assets	$282,429	$260,273	$223,804

Current liabilities	$35,699	$22,456	$14,253
Noncurrent liabilities	83,732	63,636	48,514

Total liabilities	119,431	86,092	62,767
Members' equity	162,998	174,181	161,037

Total liabilities and members' equity	$282,429	$260,273	$223,804

(1)
Primarily oil and gas properties

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002
	(Unaudited)
	(in $000's)
Total revenues	$2,870	$25,569	$78,727	$77,606	$35,900
Costs and expenses	(13,137)	(11,044)	(47,313)	(46,766)	(32,064)

Operating income	(10,267)	14,525	31,414	30,840	3,836
Other income (expense)	(916)	(358)	(2,292)	30	10,090

Net (loss) income	$(11,183)	$14,167	$29,122	$30,870	$13,926

        In August 2000, pursuant to a plan of reorganization, Holding LLC was formed. Prior to September 2001, NEG owned and operated certain oil and gas properties. In September 2001, NEG contributed oil and natural gas properties in exchange for Holding LLC's obligation to pay the Company the guaranteed payments and priority distributions. The Company also received a 50% membership interest in Holding LLC. Gascon also contributed oil and natural gas assets and cash in exchange for future payments and a 50% membership interest. The Holding LLC operating agreement requires the payment of guaranteed payments and priority distributions to NEG in order to pay interest on senior debt and the principal amount of the debt of $148.6 million in 2006. After the receipt by NEG of the guaranteed payments and priority distributions that total approximately $300 million, the agreement requires the distribution of an equal amount to Gascon. Holding LLC is contractually obligated to make the guaranteed payments and priority distributions to NEG and Gascon before any distributions can be made to the LLC interest.

        NEG originally recorded its investment in Holding LLC at the historical cost of the oil and gas properties contributed into the LLC. In evaluating the appropriate accounting to be applied to this investment, NEG anticipated it will collect the guaranteed payments and priority distributions through 2006. However, based on cash flow projections prepared by the management of Holding LLC and its reserve engineers, there is substantial uncertainty that there will be any residual value in Holding LLC subsequent to the payment of the amounts required to be paid to Gascon. Due to this uncertainty,

NEG has been accreting its investment in Holding LLC, the value of its preferred interest at the implicit rate of interest up to the guaranteed payments and priority distributions collected through 2006, recognizing the accretion income in earnings. Accretion income is periodically adjusted for changes in the timing of cash flows, if necessary due to unscheduled cash distributions. Receipt of guaranteed payments and the priority distribution are recorded as reductions in the preferred investment in Holding LLC. The preferred investment in Holding LLC is evaluated quarterly for other than temporary impairment. The rights of NEG upon liquidation of Holding LLC are identical to those described above and the Company considered those rights in determining the appropriate presentation.

        Because of the continuing substantial uncertainty that there will be any residual value in Holding LLC after the guaranteed payments and priority distributions, no income other than the accretion is currently being given accounting recognition. NEG's preferred investment will be reduced to zero upon collection of the priority distributions in 2006. After that date, NEG will continue to monitor payments made to Gascon and, at such time as it would appear that there is any residual value to NEG's 50% interest in Holding LLC, it would receive accounting recognition. Throughout, and up to this point, NEG believes that the 50% interest in Holding LLC represents a residual interest that is currently valued at zero. The Company accounts for its residual equity investment in Holding LLC in accordance with APB 18.

        The following is a roll forward of the Investment in Holding LLC as of March 31, 2005 (unaudited), December 31, 2004 and 2003 (in $000s):

	March 31,	December 31,
	2005	2004	2003
Investment in Holding LLC at beginning of period	$87,800	$69,346	$108,880
Priority distribution from Holding LLC	—	—	(51,446)
Guaranteed payment from Holding LLC	—	(15,978)	(18,230)
Accretion of investment in Holding LLC	9,893	34,432	30,142

Investment in Holding LLC at end of period	$97,693	$87,800	$69,346

        The Holding LLC Operating Agreement requires that distributions shall be made to both NEG and Gascon as follows:

  1.
  Guaranteed payments are to be paid to NEG, calculated on an annual interest rate of 10.75% on the outstanding priority distribution amount. The priority distribution amount includes all outstanding debt owed to entities owned or controlled by Carl C. Icahn, including the amount of NEG's 10.75% Senior Notes. As of March 31, 2005 (unaudited) and December 31, 2004, the priority distribution amount was $148.6 million which equals the amount of NEG's 10.75% Senior Notes due the Company. The guaranteed payments will be made on a semi-annual basis.

  2.
  The priority distribution amount is to be paid to NEG. Such payment is to occur by November 6, 2006.

  3.
  An amount equal to the priority distribution amount and all guaranteed payments paid to NEG, plus any additional capital contributions made by Gascon, less any distribution previously made by NEG to Gascon, is to be paid to Gascon.

  4.
  An amount equal to the aggregate annual interest (calculated at prime plus 1/2% on the sum of the guaranteed payments), plus any unpaid interest for prior years (calculated at prime plus 1/2

    % on the sum of the guaranteed payments), less any distributions previously made by NEG to Gascon, is to be paid to Gascon.

  5.
  After the above distributions have been made, any additional distributions will be made in accordance with the ratio of NEG's and Gascon's respective capital accounts.

        In addition, the Holding LLC Operating Agreement contains a provision that allows Gascon at any time, in its sole discretion, to redeem the membership interest in Holding LLC at a price equal to the fair market value of such interest determined as if Holding LLC had sold all of its assets for fair market value and liquidated. Since all of the NEG's operating assets and oil and natural gas properties have been contributed to Holding LLC, as noted above, following such a redemption, NEG's principal assets would consist solely of its cash balances.

        c.     TransTexas Gas Corporation

        1.     On December 6, 2004, the Company purchased from affiliates of Mr. Icahn $27,500,000 aggregate principal amount, or 100%, of the outstanding term notes issued by TransTexas (the "TransTexas Notes"). The purchase price was $28,245,890, which equals the principal amount of the TransTexas Notes plus accrued but unpaid interest. The notes are payable annually in equal consecutive annual payments of $5,000,000, with the final installment due August 28, 2008. Interest is payable semi-annually in February and August at the rate of 10% per annum. The notes eliminate in consolidation due to the acquisition of TransTexas in April 2005.

        2.     On January 21, 2005, the Company entered into an agreement to acquire TransTexas from an affiliate of Mr. Icahn for an aggregate consideration of $180.0 million in cash, subject to certain purchase price adjustments. The acquisition was completed on April 6, 2005 for total consideration of $180.0 million. The terms of the transaction were approved by the Audit Committee, which was advised by its independent financial advisor and by counsel.

        On November 14, 2002, TransTexas filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the "Bankruptcy Court"). The bankruptcy petition was filed in order to preserve cash and give TransTexas the opportunity to restructure its debt. TransTexas' First Amended Joint Plan of Reorganization submitted by Thornwood Associates LP ("Thornwood"), as modified on July 8, 2003 (the "Plan"), was confirmed by the Bankruptcy Court on August 14, 2003 effective August 28, 2003 ("Effective Date"). Thornwood is an entity affiliated with Mr. Icahn.

        As of the Effective Date, the entity affiliated with Mr. Icahn owned 89% of the equity interest in TransTexas. During June 2004, the entity affiliated with Mr. Icahn acquired an additional 5.7% of the outstanding shares of TransTexas from certain minority interest holders. During December 2004, TransTexas purchased the remaining 5.3% of the outstanding shares from the minority interest holders. The difference between the purchase price for both acquisitions and the minority interest liability was treated as a purchase price adjustment which reduced the full cost pool.

        The Company consolidates TransTexas in the Company's supplemental consolidated financial statements. In accordance with generally accepted accounting principles, assets transferred between entities under common control are accounted for at historical costs similar to a pooling of interests, and the financial statements of previously separate companies for periods since the Effective Date are restated on a combined basis.

        Earnings of TransTexas prior to the acquisition in April 2005 have been allocated to the General Partner. The assets acquired and liabilities assumed in this acquisition have been accounted for at historical cost. An increase of $116.3 million has been made to the General Partner's equity at the Effective Date as a result of the acquisition. A reduction of $180.0 million, reflecting the purchase price, will be made to the General Partner's equity in April 2005.

        3.     Capitalized Costs

        Capitalized costs as of December 31, 2004 and 2003 relating to oil and gas producing activities are as follows (in $000's):

	December 31,
	2004	2003
Proved Properties	$221,351	$182,193
Unproved Properties	—	—
Other property and equipment	540	2,369

Total	221,891	184,562
Less: Accumulated depreciation, depletion and amortization	(53,755)	(15,641)

	$168,136	$168,921

        Cost incurred in connection with property acquisition, exploration and development activities for the year ended December 31, 2004 and the period from August 28, 2003 to December 31, 2003 were as follows (in $000's, except depletion rate):

	2004	2003
Development costs	$14,284	$556
Exploration costs	33,202	—

Total	$47,486	$556

Depletion rate per MCFe	$4.70	$4.39

        As of December 31, 2004 and 2003, all capitalized costs relating to oil and gas activities have been included in the full cost pool.

        d.     Supplemental Reserve Information (Unaudited)

        The accompanying tables present information concerning the Company's oil and natural gas producing activities during the year ended December 31, 2004 and the period from August 28, 2003 to December 31, 2003 and are prepared in accordance with Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities."

        Estimates of the Company's proved reserves and proved developed reserves were prepared by Netherland, Sewell & Associates, Inc., an independent firm of petroleum engineers, based on data supplied by them to the Company. Estimates relating to oil and gas reserves are inherently imprecise and may be subject to substantial revisions due to changing prices and new information, such as reservoir performance, production data, additional drilling and other factors becomes available.

        Proved reserves are estimated quantities of oil, natural gas, condensate and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years form known reservoirs under existing economic and operating conditions. Natural gas liquids and condensate are included in oil reserves. Proved developed reserves are those proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Natural gas quantities represent gas volumes which include amounts that will be extracted as natural gas liquids. The Company's estimated net proved reserves and proved developed reserves of oil and condensate and natural gas for the year ended December 31, 2004 and for the period from August 28, 2003 to December 31, 2003 were as follows:

	December 31,
	2004		2003
	Oil and Condensate (barrels)	Gas (MCF)	Oil and Condensate (barrels)	Gas (MCF)
Proved Reserves:
Beginning of period	3,124,112	38,655,526	1,120,400	41,440,700
Increase (decrease) during the period attributable to:
Revisions of previous estimates	234,521	(5,630,633)	2,351,163	(308,688)
Extensions and discoveries	78,453	16,875,613	—	—
Sales of reserves	—	—	—	—
Production	(918,905)	(5,788,974)	(347,451)	(2,476,486)

End of period	2,518,181	44,111,532	3,124,112	38,655,526

Proved developed reserves:
Beginning of period	2,755,522	21,557,712	431,400	15,802,000
End of period(1)	2,410,912	26,179,029	2,755,522	21,557,712

(1)
includes proved developed non-producing reserves for 2004 and 2003 of 788,042 and 57,441 barrels of oil and 10,479,632 and 4,586,423 mcf of gas, respectively.

  Standardized Measure Information

        The calculation of estimated future net cash flows in the following table assumed the continuation of existing economic conditions and applied year-end prices (except for future price changes as allowed by contract) of oil and gas to the expected future production of such reserves, less estimated future expenditures (based on current costs) to be incurred in developing and producing those reserves.

        The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair market value of the Company's oil and gas reserves. These estimates reflect proved reserves only and ignore, among other things, changes in prices and costs, revenues that could result from probable reserves which could become proved reserves in later years and the risks inherent in reserve estimates. The standardized measure of discounted future net cash flows relating to proved oil and gas reserves as of December 31, 2004 and 2003 is as follows:

	2004	2003
Future cash inflows	$354,725,200	$313,032,000
Future production costs	78,680,400	59,113,600
Future development costs	54,721,925	35,690,500
Future income taxes	—	—

Future net cash flows	221,322,875	218,227,900
Annual discount (10%) for estimated timing of cash flows	60,105,800	53,790,300

Standardized measure of discounted future net cash flows	$161,217,075	$164,437,600

        Principle sources of change in the standardized measure of discounted future net cash flows for the year ended December 31, 2004 and the period from August 28, 2003 to December 31, 2003 was:

	2004	2003
Beginning of period	$164,437,600	$101,803,900
Sales, net of production costs	(47,635,549)	(16,761,000)
Net change in prices, net of production costs	(14,353,925)	31,943,125
Revisions of quantity estimates	(17,464,167)	44,507,391
Extensions and discoveries	74,451,060	—
Development costs incurred	14,056,670	556,000
Change in estimated future development costs	(28,921,504)	4,930,232
Accretion of discount	16,443,760	3,393,463
Changes in production rates and other	203,130	(5,935,511)

End of period	$161,217,075	$164,437,600

        During recent years, there have been significant fluctuations in the prices paid for crude oil in the world markets. This situation has had a destabilizing effect on crude oil posted prices in the United States, including the posted prices paid by purchasers of the Company's crude oil. The net weighted average prices of crude. oil and natural gas at December 31, 2004 and 2003, used in the above table were $38.60 and $25.91 per barrel of crude oil, respectively, and $5.84 and $6.00 per thousand cubic feet of natural gas, respectively.

        e.     See Note 29 pertaining to additional oil and gas acquisitions.

15. Significant Property Transactions

        Information on significant property transactions during the three month period ended March 31, 2005 (unaudited) and the three-year period ended December 31, 2004 is as follows:

        a.     In September 2002, the Company purchased an industrial building located in Nashville, Tennessee for approximately $18.2 million. The building was constructed in 2001 and is fully leased to two tenants, Alliance Healthcare and Jet Equipment & Tools Inc., with leases expiring in 2011. The annual net operating income was anticipated to be approximately $1.6 million increasing to approximately $1.9 million by 2011. In October 2002, the Company closed a $12.7 million non-recourse mortgage loan on the Nashville, Tennessee property. The loan bore interest at 6.4% per annum and was due to mature in ten years. Required payments were interest only for the first three years and then principal amortization would commence based on a thirty-year amortization schedule. In June 2004, the Company sold the property for a selling price of $19.2 million. A gain of approximately $1.4 million was recognized in the year ended December 31, 2004 and is included in discontinued operations in the Consolidated Statements of Earnings.

        At December 31, 2003, the property had a carrying value of approximately $18,066,000 and was encumbered by a non-recourse mortgage in the amount of $12,700,000.

        b.     In October 2002, the Company sold a property located in North Palm Beach, Florida for a selling price of $3.5 million. A gain of approximately $2.4 million was recognized in the year ended December 31, 2002.

        c.     In October 2003, the Company sold a property located in Columbia, Maryland to its tenant for a selling price of $11 million. A gain of approximately $5.8 million was recognized in the year ended December 31, 2003.

        d.     In the year ended December 31, 2004, of the 57 properties, the Company sold nine financing lease properties for approximately $43.6 million. The properties were encumbered by mortgage debt of approximately $26.8 million which was repaid from the sales proceeds. The carrying value of these properties was approximately $38.3 million; therefore, the Company recognized a gain on sale of approximately $5.3 million in the year ended December 31, 2004, which is included in income from continuing operations in the Supplemental Consolidated Statements of Earnings.

        In the year ended December 31, 2004, of the 57 properties, the Company sold 48 operating and held for sale properties for approximately $201.8 million. The properties were encumbered by mortgage debt of approximately $67 million which was repaid from the sales proceeds. The carrying value of these properties was approximately $126.6 million. The Company recognized a gain on sale of approximately $75.2 million in year ended December 31, 2004, which is included in income from discontinued operations in the Supplemental Consolidated Statements of Earnings.

        In the three months ended March 31, 2005 (unaudited), the Company sold four rental real estate properties and a golf resort for approximately $51.9 million which were encumbered by mortgage debt of approximately $10.7 million repaid from the sale proceeds.

        Of the five properties, the Company sold one financing lease property for approximately $8.4 million encumbered by mortgage debt of approximately $3.8 million. The carrying value of this property was approximately $8.2 million; therefore, the Company recognized a gain on sale of approximately $0.2 million in the three months ended March 31, 2005 (unaudited), which is included in income from continuing operations. The Company sold four operating properties for approximately $43.5 million encumbered by mortgage debt of approximately $6.9 million. The carrying value of these properties was approximately $24.8 million. The Company recognized a gain on sale of approximately $18.7 million in the three months ended March 31, 2005 (unaudited), which is included in income from discontinued operations.

        At March 31, 2005, the Company had 11 properties under contract or as to which letters of intent had been executed by potential purchasers, all of which contracts or letters of intent are subject to purchaser's due diligence and other closing conditions. Selling prices for the properties covered by the contracts or letters of intent would total approximately $45.5 million. These properties are encumbered by mortgage debt of approximately $25.3 million. At March 31, 2005, the carrying value of these properties is approximately $29.1 million. In accordance with generally accepted accounting principles, only the real estate operating properties under contract or letter of intent, but not the financing lease properties, were reclassified to "Properties Held for Sale" and the related income and expense reclassified to "Income from Discontinued Operations."

        e.     In January 2004, in conjunction with its reinvestment program, the Company purchased a 34,422 square foot commercial condominium unit ("North Moore Condos") located in New York City for approximately $14.5 million. The unit contains a Citibank branch, a furniture store and a restaurant. Current annual rent income from the three tenants is approximately $1,289,000. The Company obtained mortgage financing of $10 million for this property in April 2004. The mortgage bears interest at the rate of 5.73% per annum, and matures in March 2014. Annual debt service is $698,760.

        f.      In July 2004, the Company purchased two Vero Beach, Florida waterfront communities, Grand Harbor and Oak Harbor ("Grand Harbor"), including their respective golf courses, tennis complex, fitness center, beach club and clubhouses. The acquisition also included properties in various stages of development, including land for future residential development, improved lots and finished residential units ready for sale. The purchase price was approximately $75 million, which included approximately $62 million of land and construction in progress. The Company plans to invest in the further development of these properties and the enhancement of the existing infrastructure.

16. Mortgages Payable

        Mortgages payable, all of which are nonrecourse to the Company, are summarized as follows (in $000's):

			Balance At March 31,
				Balance At December 31,
Range of Interest Rates		Annual Principal and Interest Payment
	Range of Maturities		2005	2004	2003
			(Unaudited)
5.630%–8.25%	10/15/07–10/01/14	$9,373	$80,191	$91,896	$180,989

Less current portion and mortgages on properties held for sale			(24,577)	(31,177)	(87,753)

			$55,614	$60,719	$93,236

        The following is a summary of the contractual future principal payments of the mortgages (in $000's):

Year Ending December 31,	Amount
2005	$4,759
2006	5,116
2007	11,428
2008	24,385
2009	7,211
2010–2014	38,997

$91,896

        a.     See Note 15a. for Mid-South Logistics financing in October 2002.

        b.     On May 16, 2003, the Company executed a mortgage note secured by a distribution facility located in Windsor Locks, Connecticut and obtained funding in the principal amount of $20 million. The loan bears interest at 5.63% per annum and matures on June 1, 2013. Annual debt service is approximately $1,382,000 based on a 30 year amortization schedule.

        c.     See Note 15e. for North Moore Condo financing in April 2004.

17. Due to Affiliates

        a.     At December 31, 2002, NEG had $10.9 million outstanding under its existing $100 million credit facility with Arnos, an Icahn affiliate. Arnos continued to be the holder of the credit facility; however, the $10.9 million note outstanding under the credit facility was contributed to Holding LLC as part of Gascon's contribution to Holding LLC on September 12, 2001. In December 2001, the maturity date of the credit facility was extended to December 31, 2003 and NEG was given a waiver of compliance with respect to any and all covenant violations. NEG was not in compliance with the minimum interest coverage ratio at September 30, 2002; and December 31, 2002 and the current ratio at December 31, 2002, however, in December 2001, NEG was given a waiver of compliance with respect to any and all covenant violations through December 31, 2003.

        On March 26, 2003, Holding LLC distributed the $10.9 million note outstanding under NEG's revolving credit facility as a priority distribution to NEG, thereby canceling the note. Also, on March 26, 2003, NEG, Arnos and Operating LLC entered into an agreement to assign the credit facility to Operating LLC. Effective with this assignment, Arnos amended the credit facility to increase the revolving commitment to $150 million, increase the borrowing base to $75.0 million and extend the revolving due date until June 30, 2004. Concurrently, Arnos extended a $42.8 million loan to Operating LLC under the amended credit facility. Operating LLC then distributed $42.8 million to Holding LLC which, thereafter, made a $40.5 million priority distribution and a $2.3 million guaranteed payment to NEG. NEG utilized these funds to pay the entire amount of the long-term interest payable on the Notes and interest accrued thereon outstanding on March 27, 2003. The Arnos facility was canceled on December 29, 2003 in conjunction with a third party bank financing.

        b.     On September 24, 2001, Arizona Charlie's, Inc., the predecessor entity to Arizona Charlie's, LLC, which was acquired by American Casino in May 2004, refinanced the remaining principal balance of $7.9 million on a prior note payable to Arnos Corp., an affiliate of Mr. Icahn. The note bore interest at the prime rate plus 1.50% (5.75% per annum at December 31, 2002), with a maturity of June 2004, and was collateralized by all the assets of Arizona Charlie's, Inc. The note was repaid during November 2003. During the years ended December 31, 2003 and 2002, Arizona Charlie's, Inc. paid interest expense of $0.1 million and $0.4 million, respectively.

        c.     During fiscal year 2002, Fresca, LLC, which was acquired by American Casino in May 2004, entered into an unsecured line of credit in the amount of $25.0 million with Starfire Holding Corporation ("Starfire"), an affiliate of Mr. Icahn. The outstanding balance, including accrued interest, was due and payable on January 2, 2007. As of December 31, 2003, Fresca, LLC had $25.0 million outstanding. The note bore interest on the unpaid principal balance from January 2, 2002 until maturity at the rate per annum equal to the prime rate, as established by Fleet Bank, from time to time, plus 2.75%. Interest was payable semi-annually in arrears on the first day of January and July, and at maturity. The note was guaranteed by Mr. Icahn. The note was repaid during May 2004. During the years ended December 31, 2004, 2003 and 2002, Fresca, LLC paid $0.7 million, $1.2 million and $0.4 million, respectively.

        d.     In connection with TransTexas' plan of reorganization on the Effective Date, TransTexas as borrower, entered into the Restructured Oil and Gas (O&G) Note with Thornwood, as lender. The

Restructured O&G Note is a term loan in the amount of $32.5 million and bears interest at a rate of 10% per annum. Interest is payable semi-annually commencing six months after the Effective Date. Annual principal payments in the amount of $5.0 million are due on the first through fourth anniversary dates of the Effective Date with the final principal payment of $12.5 million due on the fifth anniversary of the Effective Date. The Restructured O&G Note was purchased by the Company in December 2004 and is eliminated in consolidation.

18. Senior Secured Notes Payable and Credit Facility

        In January 2004, American Casino closed on its offering of senior secured notes due 2012. The notes, in the aggregate principal amount of $215 million, bear interest at the rate of 7.85% per annum. The notes have a fixed annual interest rate of 7.85% per annum, which will be paid every six months on February 1 and August 1, commencing August 1, 2004. The notes will mature on February 1, 2012. The proceeds were held in escrow pending receipt of all approvals necessary under gaming laws and certain other conditions in connection with the acquisition of Arizona Charlie's Decatur and Arizona Charlie's Boulder. Upon satisfaction of all closing conditions on May 26, 2004, the proceeds of the offering were released from escrow. American Casino used the proceeds of the offering for the acquisition of Arizona Charlie's Decatur and Boulder, to repay intercompany indebtedness and for distributions to the Company. The notes are recourse only to, and are secured by a lien on the assets of, American Casino and certain of its subsidiaries. The notes restrict the ability of American Casino and its restricted subsidiaries, subject to certain exceptions, to: incur additional debt; pay dividends and make distributions; make certain investments; repurchase stock; create liens; enter into transactions with affiliates; enter into sale and leaseback transactions; merge or consolidate; and transfer, lease or sell assets. As of March 31, 2005 (unaudited) and December 31, 2004, American Casino is in compliance with all terms and conditions of the notes. The notes were issued in an offering not registered under the Securities Act of 1933. At the time American Casino issued the notes, it entered into a registration rights agreement in which it agreed to exchange the notes for new notes which have been registered under the Securities Act of 1933. On October 26, 2004, the SEC declared effective American Casino's registration statement. The exchange offer was consummated on December 1, 2004.

        The Company recorded approximately $4.2 million, $2.9 million and $15.6 million of interest expense on the notes payable in the three months ended March 31, 2005 and 2004 (unaudited) and the year ended December 31, 2004 which is included in "Interest expense" in the Supplemental Consolidated Statements of Earnings.

        A syndicate of lenders has provided to American Casino a non-amortizing $20.0 million revolving credit facility. The commitments are available to the Company in the form of revolving loans, and include a letter of credit facility (subject to $10.0 million sublimit). Loans made under the senior secured revolving facility will mature and the commitments under them will terminate on January 29, 2008. There were no borrowings outstanding under the facility at December 31, 2004.

        Of the Company's cash and cash equivalents at March 31,2005 (unaudited) and December 31, 2004, approximately $85.9 million and $75.2 million in cash is at American Casino which is subject to the restrictions of its notes and the revolving credit facility.

        The fair value of American Casino's long-term debt is based on the quoted market prices for the same or similar issues or on the current rates offered to us for debt of the same remaining maturities. As such, the estimated fair value of long-term debt outstanding is approximately $224.7 million and $229.0 million as of March 31, 2005 (unaudited) and December 31, 2004, respectively.

19. Senior Unsecured Notes Payable

        On May 12, 2004, the Company closed on its offering of senior notes due 2012. The notes, in the aggregate principal amount of $353 million, were priced at 99.266%. The notes have a fixed annual interest rate of 8 1/8%, which will be paid every six months on June 1 and December 1, commencing December 1, 2004. The notes will mature on June 1, 2012. AREH is a guarantor of the debt; however, no other subsidiaries guarantee payment on the notes. American Real Estate Finance Corp. ("AREF"), a wholly-owned subsidiary of the Company, was formed solely for the purpose of serving as a co-issuer of debt securities. AREF does not have any operations or assets and does not have any revenues. The Company intends to use the proceeds of this offering for general business purposes, including its primary business strategy of acquiring undervalued assets in its existing lines of business or other businesses and to provide additional capital to grow its existing businesses. The notes restrict the ability of the Company, subject to certain exceptions, to, among other things; incur additional debt; pay dividends or make distributions; repurchase stock; create liens; and enter into transactions with affiliates. As of March 31, 2005 (unaudited) and December 31, 2004, the Company is in compliance with all terms and conditions of the notes. The notes were issued in an offering not registered under the Securities Act of 1933. At the time the Company issued the notes, the Company entered into a registration rights agreement in which the Company agreed to exchange the notes for new notes which have been registered under the Securities Act of 1933. On November 8, 2004, the SEC declared effective the Company's registration statement. The exchange offer was consummated on December 15, 2004.

        The fair value of the Company's long-term debt is based on the quoted market prices for the same or similar issues or on the current rates offered to us for debt of the same remaining maturities. As such, the estimated fair value of long-term debt outstanding is approximately $375 million as of December 31, 2004.

        The Company recorded approximately $7.1 million and $18.5 million of interest expense on the notes payable in the three months ended March 31, 2005 (unaudited) and the year ended December 31, 2004 which is included in "Interest expense" in the Supplemental Consolidated Statements of Earnings for the year then ended.

        On February 7, 2005, the Company and its subsidiary, American Real Estate Finance Corp. ("AREF"), closed on their offering of senior notes due 2013. The notes, in the aggregate principal amount of $480 million, were priced at 100% of principal amount. The notes have a fixed annual interest rate of 7 1/8%, which will be paid every six months on February 15 and August 15, commencing August 15, 2005. The notes will mature on February 15, 2013. AREF, a wholly owned subsidiary of the Company was formed solely for the purpose of serving as co-issuer of the notes, AREF does not have any operations or assets and does not have any revenues. AREH is a guarantor of the debt; however, no other subsidiaries guarantee payment on the notes. Simultaneously, the Company loaned AREH $474 million which was net of a discount of $6 million. The loan is under the same terms and conditions as the Company's Senior Notes due in 2013. The Company intends to use the proceeds of the offering, together with depositary units to be issued by the Company, to fund the acquisitions described in Note 29 to pay related fees and expenses and for general business purposes. The notes restrict the ability of the Company and AREH, subject to certain exceptions, to, among other things; incur additional debt; pay dividends or make distributions; repurchase stock; create liens; and enter into transactions with affiliates. The notes were issued in an offering not registered under the Securities Act of 1933. At the time the Company issued the notes, the Company entered into a registration rights agreement in which it agreed to exchange the notes for new notes which have been registered under the Securities Act of 1933. If the registration statement is not filed with the SEC by August 8, 2005 or if the registration statement is not declared effective by the SEC on or prior to December 5, 2005 or if the Company fails to consummate an exchange offer in which we issued notes registered under the Securities Act of 1933 in exchange for the privately issued notes within 30 business days after December 5, 2005, then the Company will pay, as liquidated damages, $.05 per week per $1,000 principal amount for the first 90 day period following such failure, increasing by an additional $.05 per week of $1,000 principal amount for each subsequent 90 day period, until all failures are cured.

20. Accounts Payable, Accrued Expenses and Other Current Liabilities

        Accounts payable, accrued expenses and other liabilities consist of the following (In $000's):

	March 31,	December 31,
	2005	2004	2003
	(Unaudited)
Accrued liabilities	$11,617	$11,463	$11,951
Accrued payroll	10,984	11,113	12,507
Due to Panaco, Inc.	—	16,242	—
Other	74,213	57,059	31,422

	$96,814	$95,877	$55,880

21. Earnings Per Limited Partnership Unit

        Basic earnings per LP unit are based on net earnings attributable to limited partners, and in period prior to July 1, 2003, adjusted for the preferred pay-in-kind distribution to Preferred Unitholders. The resulting net earnings available for limited partners are divided by the weighted average number of shares of limited partnership units outstanding.

        Diluted earnings per LP unit are based on earnings before the preferred pay-in-kind distribution as the numerator with the denominator based on the weighted average number of units and equivalent units outstanding. The Preferred Units are considered to be equivalent units.

  Net Income Per Unit

        Basic net income per American Real Estate Partners, L.P. Unit is derived by dividing net income attributable to the limited partners by the basic weighted average number of American Real Estate Partners, L.P. Units outstanding for each period. Diluted earnings per American Real Estate Partners, L.P. Unit is derived by adjusting net income attributable to the limited partners for the assumed dilutive effect of the redemption of the Preferred LP Units ("Diluted Earnings") and dividing Diluted Earnings by the diluted earnings weighted average number of American Real Estate Partners, L.P. Units outstanding for each period.

	Three Months Ended March 31,		December 31,
	2005	2004	2004	2003	2002
	In $000's (except per unit data)
Attributable to Limited Partners:
Basic income from continuing operations	$38,940	$47,663	$71,476	$48,588	$56,380
Add Preferred LP Unit distribution	1,259	1,201	4,981	4,792	4,518

Income before discontinued operations	40,199	48,864	76,457	53,380	60,898
Income from discontinued operations	19,288	9,945	81,031	10,772	6,788

Diluted earnings	59,487	58,809	$157,488	$64,152	$67,686

Weighted average limited partnership units outstanding	46,098,284	46,098,284	46,098,284	46,098,284	46,098,284
Dilutive effect of redemption of Preferred LP Units	3,759,338	6,401,019	5,444,028	8,391,659	10,368,414

Weighed average limited partnership units and equivalent partnership units outstanding	49,857,622	52,499,303	51,542,312	54,489,943	56,466,698

Basic earnings:
Income from continuing operations	$0.84	$1.03	$1.55	$1.00	$1.12
Income from discontinued operations	0.42	0.22	1.76	0.24	0.15

Basic earnings per LP unit	$1.26	$1.25	$3.31	$1.24	$1.27

Diluted earnings:
Income from continuing operations	$0.81	$0.93	$1.48	$0.94	$1.00
Income from discontinued operations	0.39	0.19	1.57	0.19	0.12

Diluted earnings per LP unit	$1.20	$1.12	$3.05	$1.13	$1.12

22. Preferred Units

        Pursuant to rights offerings consummated in 1995 and 1997, Preferred Units were issued. The Preferred Units have certain rights and designations, generally as follows. Each Preferred Unit has a liquidation preference of $10.00 and entitles the holder thereof to receive distributions thereon, payable solely in additional Preferred Units, at the rate of $.50 per Preferred Unit per annum (which is equal to a rate of 5% of the liquidation preference thereof), payable annually on March 31 of each year (each, a "Payment Date"). On any Payment Date commencing with the Payment Date on March 31, 2000, the Company, with the approval of the Audit Committee of the Board of Directors of the General Partner, may opt to redeem all, but not less than all, of the Preferred Units for a price, payable either in all cash or by issuance of additional Depositary Units, equal to the liquidation preference of the Preferred Units, plus any accrued but unpaid distributions thereon. On March 31, 2010, the Company must redeem all, but not less than all, of the Preferred Units on the same terms as any optional redemption.

        Pursuant to the terms of the Preferred Units, on February 25, 2004, the Company declared its scheduled annual preferred unit distribution payable in additional Preferred Units at the rate of 5% of the liquidation preference of $10 per unit. The distribution was payable March 31, 2004 to holders of record as of March 12, 2004. A total of 489,657 additional Preferred Units were issued. At December 31, 2004 and 2003, 10,286,264 and 9,796,607 Preferred Units are issued and outstanding, respectively. In February 2004, the number of authorized Preferred LP units was increased to 10,400,000.

        Pursuant to the terms of the Preferred Units, on March 4, 2005, the Company declared its scheduled annual preferred unit distribution payable in additional Preferred Units at the rate of 5% of the liquidation preference of $10. The distribution was payable on March 31, 2005 to holders of record as of March 15, 2005. A total of 514,133 additional Preferred Units were issued. At March 31, 2005, 10,800,397 Preferred Units are issued and outstanding. In addition, the Company increased the number of authorized Preferred Units to 10,900,000.

        On July 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 150 (SFAS 150), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 requires that a financial instrument, which is an unconditional obligation, be classified as a liability. Previous guidance required an entity to include in equity financial instruments that the entity could redeem in either cash or stock. Pursuant to SFAS 150 the Company's Preferred Units, which are an unconditional obligation, have been reclassified from "Partners' equity" to a liability account in the consolidated Balance Sheets and the preferred pay-in-kind distribution for the period from July 1, 2003 to December 31, 2003 of $2,449,000 and all future distributions have been and will be recorded as "Interest expense" in the Supplemental Consolidated Statements of Earnings.

        The Company recorded $1.3 million, $1.2 million, $5.1 million and $2.4 million of interest expense in the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004 and 2003, respectively, in connection with the Preferred LP units distribution. These amounts are included in "Interest expense" in the Supplemental Consolidated Statements of Earnings for the years then ended.

23. Income Taxes (in $000's)

        The difference between the book basis and the tax basis of the net assets of the Company, not directly subject to income taxes, is as follows:

	December 31,
	2004	2003
Book basis of AREH net assets excluding American Casino, TransTexas and NEG	$1,319,566	$1,149,418
Excess of tax over book	120,820	79,238

Tax basis of net assets	$1,440,386	$1,228,656

  a.
  Corporate income taxes

  (i.)
  The Company's corporate subsidiaries recorded the following income tax (expense) benefit attributable to continuing operations for American Casino, TransTexas and NEG for the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004, 2003 and 2002 (in $000's):

	March 31,		December 31,
	2005	2004	2004	2003	2002
	(Unaudited)
Current	$(1,105)	$(4,655)	$(3,030)	$(5,506)	$(311)
Deferred	(3,677)	(1,311)	(14,296)	22,256	(9,785)

	$(4,782)	$(5,966)	$(17,326)	$16,750	$(10,096)

    (ii.)
    The tax effect of significant differences representing net deferred tax assets (the difference between financial statement carrying values and the tax basis of assets and liabilities) for the Company is as follows at March 31, 2005 (unaudited), December 31, 2004 and 2003 (in $000's):

	March 31,	December 31,
	2005	2004	2003
	(Unaudited)
Deferred tax assets:
Depreciation, depletion and amortization	$49,607	$54,489	$54,439
Net operating loss carryforwards	55,724	53,610	51,997
Investment in Holding LLC	1,927	5,333	18,845
Other	11,955	9,458	8,841

	119,213	122,890	134,122
Valuation allowance	(64,381)	(64,381)	(65,695)

Net deferred tax assets	54,832	58,509	68,427
Less current portion	(2,685)	(2,685)	(2,982)

Non-current net deferred tax assets	$52,147	$55,824	$65,445

        (iii.)   The provision (benefit) for income taxes differs from the amount computed at the federal statutory rate as a result of the following:

	Year Ended December 31,
	2004	2003	2002
Federal statutory rate	35.0%	35.0%	35.0%
Tax deduction not given book benefit	1.0	5.6	0.0
Income not subject to taxation	(24.2)	(15.2)	(22.3)
Valuation allowance	(2.3)	(51.8)	(0.5)
Other	0.0	(1.4)	0.3

	9.5%	(27.8)%	12.5%

        At December 31, 2004 and 2003, American Casino had net operating loss carryforwards available for federal income tax purposes of approximately $16.0 million and $28.5 million, respectively, which begin expiring in 2020.

        SFAS 109 requires a "more likely than not" criterion be applied when evaluating the realizability of a deferred tax asset. As of December 31, 2002, given Stratosphere's history of losses for income tax purposes, the volatility of the industry within which the Stratosphere operates, and certain other factors, Stratosphere had established a valuation allowance for the deductible temporary differences, including the excess of the tax basis of the Stratosphere's assets over the basis of such assets for financial statement purposes and the tax carryforwards. However, at December 31, 2003, based on various factors including the current earnings trend and future taxable income projections, Stratosphere determined that it was more likely than not that the deferred tax assets will be realized and removed the valuation allowance. In accordance with SFAS 109, the tax benefit of any deferred tax asset that existed on the effective date of a reorganization should be reported as a direct addition to contributed capital. Stratosphere has deferred tax assets relating to both before and after Stratosphere emerged from bankruptcy in September of 1998. The net decrease in the valuation allowance was $79.3 million, of which a net amount of $47.5 million was credited to partners' equity in the year ended December 31, 2003.

        Additionally, American Casino's acquisition of Arizona Charlie's, LLC and Fresca, LLC in May 2004 resulted in a net increase in the tax basis of assets in excess of book basis. As a result, the Company recognized an additional deferred tax asset of approximately $2.5 million from the transaction. Pursuant to SFAS 109, the benefit of the deferred tax asset from this transaction is credited directly to equity.

        At December 31, 2004 and 2003, NEG had net operating loss carryforwards available for federal income tax purposes of approximately $75.9 and $58.0 million, respectively, which begin expiring in 2009. Net operating loss limitations may be imposed as a result of subsequent changes in stock ownership of NEG. Prior to the formation of Holding LLC, the income tax benefit associated with the loss carryforwards had not been recognized since, in the opinion of management, there was not sufficient positive evidence of future taxable income to justify recognition of a benefit. Upon the formation of Holding LLC, management again evaluated all evidence, both positive and negative, in determining whether a valuation allowance to reduce the carrying value of deferred tax assets was still needed and concluded, based on the projected allocations of taxable income by Holding LLC, NEG more likely than not will realize a partial benefit from the loss carryforwards. In accordance with

SFAS 109, NEG recorded a deferred tax asset of $25.5 million as of December 31, 2002, $25.9 million as of December 31, 2003, and $19.3 million as of December 31, 2004. Ultimate realization of the deferred tax asset is dependent upon, among other factors, NEG's ability to generate sufficient taxable income within the carryforward periods and is subject to change depending on the tax laws in effect in the years in which the carryforwards are used. As a result of the recognition of expected future income tax benefits, subsequent periods will reflect a full effective tax rate provision.

        SFAS 109 requires a "more likely than not" criterion be applied when evaluating the realizability of a deferred tax asset. At the Confirmation Date, given TransTexas's history of losses for income tax purposes, the volatility of the industry within which TransTexas operates, and certain other factors, TransTexas could not conclude it was more likely than not that it would recognize these tax benefits and established a valuation allowance for all the deferred tax assets. However, as of December 31, 2003, based on TransTexas's current and projected taxable income, TransTexas determined that it is more likely than not that it will recognize a portion of its federal net operating loss carryforwards prior to their expiration. Accordingly, TransTexas has removed that portion of the valuation allowance previously booked against those assets resulting in a $14.4 million tax benefit recorded on the current income statement.

        At December 31, 2004 and 2003, TransTexas had net operating loss carryforwards available for federal income tax purposes of approximately $61.2 million and $60.2 million, respectively, which begin expiring in 2020. Utilization of the net operating loss carryforwards is subject to an annual limitation of approximately $2.2 million due to a change in control of ownership (as defined in the Internal Revenue Code). Any unused limitation amount in a given year may be carried forward and utilized in subsequent years.

24. Commitments and Contingencies

        a.     In January 2002, the Cape Cod Commission, (the "Commission"), a Massachusetts regional planning body created in 1989, concluded that AREP's New Seabury development is within its jurisdiction for review and approval (the "Administrative Decision"). It is the Company's position that the proposed residential, commercial and recreational development is in substantial compliance with a special permit issued for the property in 1964 and is therefore exempt from the Commission's jurisdiction and that the Commission is barred from exercising jurisdiction pursuant to a 1993 settlement agreement between the Commission and a prior owner of the New Seabury property (the "Settlement Agreement").

        In February 2002, New Seabury Properties L.L.C. ("New Seabury"), an AREP subsidiary and owner of the property, filed in Barnstable County Massachusetts Superior Court, a civil complaint appealing the Administrative Decision by the Commission, and a separate civil complaint to find the Commission in contempt of the Settlement Agreement. The Court subsequently consolidated the two complaints into one proceeding. In July 2003, New Seabury and the Commission filed cross motions for summary judgment.

        Also, in July 2003, in accordance with a Court ruling, the Commission reconsidered the question of its jurisdiction over the initial development proposal and over a modified development proposal that New Seabury filed in March 2003. The Commission concluded that both proposals are within its jurisdiction (the Second Administrative Decision). In August 2003, New Seabury filed in Barnstable County Massachusetts Superior Court another civil complaint appealing the Commission's second decision and petitioning the court to find the Commission in contempt of the settlement agreement.

        In November 2003, the Court ruled in New Seabury's favor on its July 2003 motion for partial summary judgment, finding that the special permit remains valid and that the modified development proposal is in substantial compliance with the Special Permit and therefore exempt from the Commission's jurisdiction; the Court did not yet rule on the initial proposal to build 675 residential/hotel units and 80,000 square feet of commercial space. Under the modified development proposal New Seabury could potentially develop up to 278 residential units and 145,000 square feet of commercial space. In February 2004, the court consolidated the three complaints into one proceeding. In March 2004, New Seabury and the Commission each moved for Summary Judgment to dispose of remaining claims under all three complaints and to obtain a final judgment from the Court. The Court heard arguments in June 2004 and took matters under advisement. The Commission and New Seabury filed a joint motion to delay, until May 6, 2005, any ruling by the court on New Seabury's pending motion for summary judgment and the Commission's pending cross-motion for summary judgment. The parties are now in settlement discussions. A proposed settlement agreement was endorsed by the Commission staff and presented at a public hearing of the Executive Committee on April 21, 2005. (See note 29).

        b.     Environmental Matters

        TransTexas' operations and properties are subject to extensive federal, state, and local laws and regulations relating to the generation, storage, handling, emission, transportation, and discharge of materials into the environment. Permits are required for various of TransTexas' operations, and these permits are subject to revocation, modification, and renewal by issuing authorities. TransTexas also is subject to federal, state, and local laws and regulations that impose liability for the cleanup or remediation of property which has been contaminated by the discharge or release of hazardous materials or wastes into the environment. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines or injunctions, or both. TransTexas believes that it is in material compliance with applicable environmental laws and regulations. Noncompliance with such laws and regulations could give rise to compliance costs and administrative penalties. It is not anticipated that TransTexas will be required in the near future to expend amounts that are material to the financial condition or operations of TransTexas by reason of environmental laws and regulations, but because such laws and regulations are frequently changed and, as a result, may impose increasingly strict requirements, TransTexas is unable to predict the ultimate cost of complying with such laws and regulations.

        c.     The General Partner monitors all tenant bankruptcies and defaults and may, when it deems it necessary or appropriate, establish additional reserves for such contingencies.

        d.     In addition, in the ordinary course of business, the Company, its subsidiaries and other companies in which the Company has invested are parties to various legal actions. In management's opinion, the ultimate outcome of such legal actions will not have a material effect on the Company's consolidated financial statements taken as a whole.

25. Employee Benefit Plans

        a.     Employees of the Company who are members of various unions are covered by union-sponsored, collectively bargained, multi-employer health and welfare and defined benefit pension plans. The Company recorded expenses for such plans of approximately $1,767,000, $2,010,000, $8,100,000, $7,600,000 and $6,500,000 for the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004, 2003 and 2002, respectively. The Company does not have information from the plans' sponsors with respect to the adequacy of the plans' funding status.

        b.     The Company has retirement savings plans under Section 401(k) of the Internal Revenue Code covering its non-union employees. The plans allow employees to defer, within prescribed limits, a portion of their income on a pre-tax basis through contributions to the plans. The Company currently matches, within prescribed limits, up to 6.25% of eligible employees' compensation at rates up to 50% of the employee's contribution. The Company recorded charges for matching contributions of approximately $179,000, $146,000, $794,000, $714,000 and $981,000, for the three months ended March 31, 2005 and 2004 (unaudited) and the years ended December 31, 2004, 2003 and 2002, respectively.

26. Fair Value of Financial Instruments

        The carrying amount of cash and cash equivalents, receivables, investment in debt securities of affiliates and accounts payable, accrued expenses and other liabilities and the Preferred Limited Partnership Units Liability are carried at cost, which approximates their fair value.

        The Company sells crude oil and natural gas to various customers. In addition, the Company participates with other parties in the operation of crude oil and natural gas wells. Substantially all of the Company's accounts receivable are due from either purchasers of crude oil and natural gas or participants in crude oil and natural gas wells for which the Company serves as the operator. Generally, operators of crude oil and natural gas properties have the right to offset future revenues against unpaid charges related to operated wells. Crude oil and natural gas sales are generally unsecured.

Other Investments

        The fair values of the mortgages and notes receivable past due, in process of foreclosure, or for which foreclosure proceedings are pending, are based on the discounted cash flows of the underlying lease. The fair values of the mortgages and notes receivable satisfied after year end are based on the amount of the net proceeds received.

        The fair values of the mortgages and notes receivable which are current are based on the discounted cash flows of their respective payment streams.

        The approximate estimated fair values of other investments held as of March 31, 2005 (unaudited), December 31, 2004 and 2003 are summarized as follows (in $000's):

	At March 31, 2005		At December 31, 2004		At December 31, 2003
	Net Investment	Estimated Fair Value	Net Investment	Estimated Fair Value	Net Investment	Estimated Fair Value
Total	$244,602	$247,600	$245,948	$248,900	$50,328	$55,000

        The net investment at March 31, 2005 (unaudited), December 31, 2004 and 2003 is equal to the carrying amount of the mortgage receivable less any deferred income recorded.

Mortgages Payable

        The approximate estimated fair values of the mortgages payable as of March 31, 2005 (unaudited), December 31, 2004 and 2003 are summarized as follows (in $000's):

	At March 31, 2005		At December 31, 2004		At December 31, 2003
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Total	$80,191	$81,955	$91,896	$93,900	$180,989	$185,000

Limitations

        Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

27. Segment Reporting

        The Company is engaged in six operating segments consisting of the ownership and operation of (1) rental real estate, (2) hotel and resort operating properties, (3) hotel and casino operating properties, (4) property development, (5) investment in securities including investment in other limited partnerships and marketable equity and debt securities and (6) investment in oil and gas operating properties. The Company's reportable segments offer different services and require different operating strategies and management expertise.

        Non-segment revenue to reconcile to total revenue consists primarily of interest income on treasury bills and other investments. Non-segment assets to reconcile to total assets includes investment in U.S. Government and Agency obligations, cash and cash equivalents, receivables and other assets.

        The accounting policies of the segments are the same as those described in Note 2.

        The Company assesses and measures segment operating results based on segment earnings from operations as disclosed below. Segment earnings from operations is not necessarily indicative of cash available to fund cash requirements nor synonymous with cash flow from operations.

        The revenues, net earnings, assets and real estate investment capital expenditures for each of the reportable segments are summarized as follows for the three months ended March 31, 2005 and 2004 (unaudited) and for the years ended and as of December 31, 2004, 2003, and 2002 (in $000's):

	March 31,		December 31,
	2005	2004	2004	2003	2002
Revenues:
Hotel & casino operating properties	$81,852	$74,661	$297,868	$259,345	$250,328
Land, house and condominium sales	8,279	5,014	26,591	13,265	76,024
Rental real estate	4,001	4,963	17,796	20,207	21,714
Hotel & resort operating properties	5,563	1,335	16,211	12,376	12,921
Oil & gas operating properties	27,423	24,701	99,738	57,670	40,516
Other investments	10,440	4,818	34,724	14,024	15,283

Subtotal	137,558	115,492	492,928	376,887	416,646
Reconciling items	6,668 (1)	960 (1)	13,268 (1)	11,779 (1)	18,006 (1)

Total revenues	$144,226	$116,452	$506,196	$388,666	$434,652

Net earnings:
Segment earnings:
Hotel & casino operating properties	$24,228	$20,418	$70,265	$42,488	$32,390
Land, house and condominium sales	1,232	1,656	6,355	4,136	21,384
Oil & gas operating properties	11,689	18,412	74,776	45,412	33,411
Rental real estate	3,049	3,878	12,863	14,368	14,206
Hotel and resort operating properties	158	(89)	2,674	4,220	2,679
Other investments	10,440	4,818	34,724	14,024	15,283

Total segment earnings	50,796	49,093	201,657	124,648	119,353
Interest income	6,668	960	13,268	11,779	18,006
Interest expense	(19,265)	(7,191)	(49,669)	(27,057)	(27,297)
General and administrative expenses	(4,555)	(1,933)	(9,806)	(6,851)	(7,029)
Depreciation, depletion, and amortization	(16,167)	(18,396)	(68,291)	(40,571)	(23,646)

Operating income	27,290	22,533	87,159	61,948	79,387
Gain on sales and disposition of real estate from continuing operations	186	6,047	6,942	7,121	8,990
(Loss) gain on sale of assets	(180)	(4)	—	(1,503)	(353)
Loss on sale of limited partnership interests	—	—	—	—	(3,750)
Write-down of marketable equity and debt securities and other investments	—	—	—	(19,759)	(8,476)
Gain on sale of marketable equity securities	—	28,857	40,159	2,607	—
Unrealized losses on securities sold short	21,704	—	(23,619)	—	—
Change in fair value of derivative contract	(9,813)	—	—	—	—
Impairment loss on equity interest in GB Holdings, Inc.	—	—	(15,600)	—	—
Severance tax refund	—	—	4,468	—	—
Minority interest	—	(39)	(812)	(1,266)	(1,943)
Income tax (expense) benefit	(4,782)	(5,966)	(17,326)	16,750	(10,096)
Income from discontinued operations	19,680	10,147	82,697	11,006	6,937
General partner's share of net (income) loss	4,143	(3,967)	(11,561)	(17,544)	(7,528)

Net earnings—limited partners' unitholders	$58,228	$57,608	$152,507	$59,360	$63,168

(1)
Primarily interest income on U.S. Government and Agency obligations and other short-term investments and Icahn note receivable.

	March 31,	December 31,
	2005	2004	2003	2002
Assets:
Rental real estate	$164,811	$196,332	$340,062	$359,700
Oil and gas properties	180,241	168,136	168,921	—
Hotel and casino operating properties	288,890	289,360	298,703	290,775
Land and construction-in-progress	106,000	106,537	43,459	40,415
Hotel and resort operating properties	46,041	50,132	41,526	44,346
Other investments	466,252	444,603	231,050	479,104

	1,252,235	1,255,100	1,123,721	1,214,340
Reconciling items	1,683,462	1,153,089	707,852	491,691

Total	$2,935,697	$2,408,189	$1,831,573	$1,706,031

Real estate investment capital expenditures:
Acquisitions:
Rental real estate	$—	$14,583	$—	$18,226
Land and construction-in-progress	—	61,845	—	—
Hotel and casino operating properties	—	125,900	—	—
Hotel and resort operating properties	—	16,463	—	—

	$—	$218,791	$—	$18,226

Developments:
Rental real estate	$—	$18	$413	$181
Oil and gas operating properties	21,071	47,529	633	—
Land and construction-in-progress	—	17,947	—	1,138
Hotel and casino operating properties	4,711	13,589	31,844	19,133
Hotel and resort operating properties	70	2,614	1,067	2,582

	$25,852	$81,697	$33,957	$23,034

28. Repurchase of Depositary Units

        The Company has previously been authorized to repurchase up to 1,250,000 Depositary Units. As of December 31, 2004, the Company has purchased 1,137,200 Depositary Units at an aggregate cost of approximately $11,921,000.

29. Subsequent Events

        a.     On January 21, 2005, the Company announced that it had entered into agreements to acquire additional oil and gas and gaming and entertainment assets in transactions with affiliates of Carl C. Icahn. The aggregate consideration for the transactions is $652 million, subject to certain purchase price adjustments, of which $180 million is payable in cash and the balance is payable by the issuance of the Company's limited partnership depositary units valued at $29 per unit. Mr. Icahn currently owns indirectly approximately 86.5% of the Company's outstanding depositary and preferred units and indirectly owns 100% of the Company's general partner, American Property Investors, Inc. Upon the closing of the transactions, Mr. Icahn will own approximately 90.1% of the Company's outstanding depositary units and 86.5% of its preferred units, assuming no purchase price reductions. The transactions were approved by the Audit Committee of the Company's general partner. The Audit Committee was advised as to the transactions by independent legal counsel and financial advisor. The Audit Committee obtained opinions that the consideration to be paid in the transactions was fair, from a financial point of view, to the Company.

        The transactions include the acquisition of the membership interest in Holding LLC other than that already owned by National Energy Group, Inc. (which is itself 50.02% owned by the Company); 100% of the equity of each of TransTexas Gas Corporation and Panaco, Inc., all of which will be consolidated under AREP Oil & Gas LLC, which is wholly owned by AREH; and approximately 41.2% of the common stock of GB Holdings and warrants to purchase, upon the occurrence of certain events, approximately 11.3% of the fully diluted common stock of its subsidiary, Atlantic Holdings, which owns 100% of ACE Gaming LLC, the owner and operator of the Sands. The closing of each of the transactions is subject to certain conditions, including approval by the depositary unitholders of the issuance of the depositary units with respect to the transactions for which the consideration is depositary units and the receipt of the oil and gas reserve reports as of January 21, 2005 for each of Holding LLC, TransTexas and Panaco.

        Prior to the transactions, each of the Company and Mr. Icahn's affiliated companies owned oil and gas and gaming and entertainment assets. Upon completion of these transactions, all such assets held by Mr. Icahn's affiliates will have been acquired by the Company. As a result of these transactions, the Company will have substantially increased its oil and gas holdings, as well as expanded its gaming and entertainment holdings.

        Before the acquisition of GB Holdings and Atlantic Holdings securities, the Company owned approximately 36.3% of the outstanding common stock of GB Holdings and warrants to purchase, upon the occurrence of certain events, approximately 10.0% of the fully diluted common stock of Atlantic Holdings. As a result of the transactions, the Company will own approximately 77.5% of the common stock of GB Holdings and warrants to purchase approximately 21.3% of the fully diluted common stock of Atlantic Holdings. The Company also owns approximately $63.9 million principal amount, or 96.4%, of the 3% senior notes due 2008 of Atlantic Holdings, which, upon the occurrence of certain events, are convertible into approximately 42.1% of the fully diluted common stock of Atlantic Holdings. If all outstanding Atlantic Holdings notes were converted and warrants exercised, the Company would own approximately 63.4% of the Atlantic Holdings common stock, GB Holdings would own approximately 28.8% of the Atlantic Holdings common stock and the remaining shares would be owned by the public.

        Between December 6, 2004 and December 27, 2004, the Company purchased (1) $27.5 million aggregate principal amount of the TransTexas Notes, (2) $38.0 million aggregate principal amount of the Panaco Debt, and (3) $37.0 million aggregate principal amount of Atlantic Holdings Notes, bringing the Company's ownership of that debt to $63.9 million principal amount.

        On April 6, 2005, the Company completed the acquisition of TransTexas for $180.0 million in cash.

        On April 26, 2005, the Board of Directors of our General Partner appointed Jon F. Weber, 46 as President of API. Mr. Weber, who replaces Keith A. Meister as President of API, will assume day-to-

day responsibility for our New York-based corporate operations. Mr. Meister will continue to serve as API's Chief Executive Officer.

        In April 2005, the Company sold one property for approximately $2.1 million and will recognize a gain of $1.2 million with respect to this sale.

        d. The Company sold short certain equity securities. Such liability is recorded at market value at the balance sheet date and gains and losses are reflected in the statement of earnings. In the three months ended March 31, 2005, the Company recorded unrealized gains on securities sold short of approximately $21.7 million. However, based on market value at June 1, 2005, the Company would have unrealized losses of $32.9 million.

        On Thursday, May 12, 2005 the Cape Cod Commission voted in favor of the settlement agreement resolving the litigation that has been pending since January 2002 between the Commission and AREP's subsidiary, New Seabury Properties, L.L.C. The May 12th agreement between New Seabury and the Commission resolves all outstanding litigation issues, defines the limits of New Seabury's exempt development projects and establishes development "performance standards" to preserve the quality of environmental resource areas. Under these guidelines, the agreement will allow New Seabury to develop an additional 450 residences, recreational amenities and commercial space within New Seabury. New Seabury Properties anticipates beginning the first phase of its development plans during the summer of 2005.

        On May 17, 2005 AREP (1) converted $28.8 million in principal amount of 3% promissory notes issued by Atlantic Holdings in exchange for 1,898,181 shares of Atlantic Holdings common stock and (2) exercised warrants to acquire 997,620 shares of Atlantic Holdings common stock. Also on May 17, 2005, affiliates of Carl C. Icahn exercised warrants to acquire 1,133,283 shares of Atlantic Holdings common stock. As a result of these transactions AREP and the affiliates of Mr. Icahn collectively own approximately 58.3% of the outstanding common stock of Atlantic Holding.

30. Quarterly Financial Data (Unaudited) (in $000's, Except Per Unit Data)

	Three Months Ended(1)
	March 31,		June 30,		September 30,		December 31,
	2004	2003	2004	2003	2004	2003	2004	2003
Revenues	$116,403	$92,416	$131,185	$89,531	$131,748	$98,154	$126,860	$108,565

Operating Income	$22,532	$16,110	$26,979	$15,635	$24,211	$11,988	$13,437	$18,215
Gains (losses) on property transactions	6,047	1,138	(226)	(272)	1,354	501	(233)	5,754
Loss on sale of assets	—	—	—	—	—	(311)	—	(1,192)
Gain on sale of marketable equity and debt securities	28,857	—	8,310	—	—	2,168	2,992	439
Unrealized losses on securities sold short	—	—	—	—	—	—	(23,619)	—
Impairment loss on equity interest in GB Holdings, Inc.	—	—	—	—	—	—	(15,600)	—
Write-down of marketable equity and debt securities	—	(961)	—	(18,798)	—	—	—	—
Severance tax refund	—	—	4,468	—	—	—	—	—
Minority interest	(39)	—	(487)	—	(123)	459	(163)	(1,725)

Income (loss) from continuing operations before income tax	57,397	16,287	39,044	(3,435)	25,442	14,805	(23,186)	21,491
Income tax (expense) benefit	(5,966)	(3,892)	(3,695)	(3,167)	(3,839)	(3,577)	(3,826)	27,386

Income (loss) from continuing operations	51,431	12,395	35,349	(6,602)	21,603	11,228	(27,012)	48,877
Income from discontinued operations	10,143	1,997	50,161	3,815	10,702	3,210	11,691	1,984

Net earnings (loss)	$61,574	$14,392	$85,510	$(2,787)	$32,305	$14,438	$(15,321)	$50,861

Net Earnings (loss) per limited
Partnership unit (2):
Basic earnings:
Income (loss) from continuing operations	$1.03	$.15	$.62	$(.21)	$.41	$.25	$(.59)	$.81
Income from discontinued operations	.22	.05	1.09	.08	.25	.07	.27	.04

Basic earnings (loss) per LP unit	$1.25	$.20	$1.71	$(.13)	$.66	$.32	$(.32)	$.85

Diluted earnings:
Income (loss) from continuing operations	$.93	$.15	$.57	$(.21)	$.39	$.23	$(.59)	$.71
Income from discontinued operations	.19	.03	.97	.08	.22	.06	.27	.04

Diluted earnings (loss) per LP unit	$1.12	$.18	$1.54	$(.13)	$.61	$.29	$(.32)	$.75

(1)
All quarterly amounts have been reclassified for the effects of reporting discontinued operations.

(2)
Net earnings (loss) per unit is computed separately for each period and, therefore, the sum of such quarterly per unit amounts may differ from the total for the year.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors
American Property Investors, Inc.

        We have audited the accompanying balance sheet of American Property Investors, Inc. as of December 31, 2004. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of American Property Investors, Inc. as of December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

New York, New York
April 27, 2005

AMERICAN PROPERTY INVESTORS, INC.

BALANCE SHEET

DECEMBER 31, 2004

December 31, 2004
ASSETS
Cash and cash equivalents	$149,889
Investment in partnerships (Note B)	27,588,000
Accrued interest receivable (Note C)	59,538

$27,797,427

LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable and accrued expenses	$15,198
Stockholder's equity:
Common stock—$1 par value, 1,216 shares authorized, 216 shares outstanding	216
Additional paid-in capital	26,228,997
Note receivable from affiliate (Note C)	(9,500,000)
Retained earnings	11,053,016

Total stockholder's equity	27,782,229

Total liabilities and stockholder's equity	$27,797,427

The accompanying notes are an integral part of this statement.

AMERICAN PROPERTY INVESTORS, INC.

Notes to Financial Statements

December 31, 2004

NOTE A—BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  1.
  Organization

        American Property Investors, Inc. ("API" or "the Company") is the general partner of both American Real Estate Partners, L.P. ("AREP") and American Real Estate Holdings Limited Partnership ("AREH"). API has a 1% general partnership interest in both AREP and AREH. API is a wholly-owned subsidiary of Becton Corporation ("Becton") which in turn is owned by Carl C. Icahn. Mr. Icahn also owns, indirectly, approximately 86.5% of the limited partnership interests of AREP, a New York Stock Exchange master limited partnership.

  2.
  Cash and Cash Equivalents

        The Company considers all temporary cash investments with maturity at the date of purchase of three months or less to be cash equivalents.

  3.
  Use of Estimates

        Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statement to prepare this balance sheet in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

  4.
  Income Taxes

        The Company and its parent have elected and the stockholders have consented, under the applicable provisions of the Internal Revenue Code, to report their income for Federal income tax purposes as a Subchapter S Corporation. The stockholders report their respective shares of the net taxable income or loss on their personal tax returns. Accordingly, no liability has been accrued for current or deferred Federal income taxes related to the operations of the Company in the accompanying balance sheet. State and local taxes are de minimus.

  5.
  Investments in Partnerships

        The Company evaluates its investments in partially-owned entities in accordance with FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, or FIN 46R. If the partially-owned entity is a "variable interest entity," or a "VIE," and the Company is the "primary beneficiary" as defined in FIN 46R, the Company would account for such investment as if it were a consolidated subsidiary.

        For a partnership investment which is not a VIE or in which the Company is not the primary beneficiary, the Company follows the accounting set forth in AICPA Statement of Position No. 78-9—Accounting for Investments in Real Estate Ventures (SOP 78-9). In accordance with this pronouncement, investments in joint ventures are accounted for under the equity method when its ownership interest is less than 50% and it does not exercise direct or indirect control. Factors that are considered in determining whether or not the Company exercises control include important rights of partners in significant business decisions, including dispositions and acquisitions of assets, financing and operating and capital budgets, board and management representation and authority and other contractual rights of the partners. To the extent that the Company is deemed to control these entities, these entities would be consolidated.

        The Company has determined that the AREP and AREH partnerships are not VIEs and therefore it accounts for these investments under the equity method of accounting as the limited partners have important rights as defined in SOP 78-9. This investment was recorded initially at cost and was subsequently adjusted for equity in earnings or losses and cash contributions and distributions.

        On a periodic basis the Company evaluates whether there are any indicators that the value of its investments in partnerships are impaired. An investment is considered to be impaired if the Company's estimate of the value of the investment is less than the carrying amount. The ultimate realization of the Company's investments in partnerships is dependent on a number of factors including the performance of that entity and market conditions. If the Company determines that a decline in the value of a partnership is other than temporary, then the Company would record an impairment charge.

NOTE B—INVESTMENT IN PARTNERSHIPS

        The Company has a 1% general partnership interest in both AREP and AREH. AREP is the 99% limited partner and holding company of AREH which is involved in the following operating businesses: (i) rental real estate, (ii) hotel, casino and resort operations, (iii) land, house and condominium development, (iv) investment in oil and gas operating properties, and (v) investments in securities, including investments in other entities and marketable and debt securities.

        Summarized financial information for American Real Estate Partners, L.P. and subsidiaries as of December 31, 2004 is as follows (in thousands of dollars):

Cash and cash equivalents	$762,708
Investment in U.S government and agency obligations	96,840
Due from brokers	123,001
Other current assets	148,726

Total current assets	1,131,275

Other investments	245,948
Land and construction-in-progress	106,537
Real estate leased to others	134,399
Hotel casino and resort operating properties	339,492
Investment in debt securities of affiliates	115,075
Investment in NEG Holding LLC	87,800
Other assets	102,531

Total assets	2,263,057

Accounts payable, accrued expenses and other current liabilities	$81,793
Securities sold not yet purchased	90,674
Other current liabilities	31,177

Total current liabilities	203,644

Mortgages payable	60,719
Senior secured notes payable	215,000
Senior unsecured notes payable	350,598
Preferred limited partnership units	106,731
Other liabilities	23,239

Total liabilities	959,931
Partners' equity	1,303,126
Total liabilities and partners' equity	$2,263,057

General partners equity	$(12,984)

        The carrying amount of the investment in partnerships on the Company's balance sheet exceeds the underlying equity in the net assets of the partnerships by $40,572,000. This difference is as a result of adjustments reflected in AREP's equity to account for certain acquisitions from affiliates of the general partner. The differences between the historical cost of companies acquired and the purchase price paid to the affiliates of the general partner were accounted for as contributions from or distributions to the general partner.

NOTE C—NOTE RECEIVABLE FROM AFFILIATE

        The Company has an unsecured demand note receivable due from Carl C. Icahn, in the amount of $9,500,000. Interest on the note accrues at the rate of 3.75% per annum and is payable on the last day of April and October. Interest has been paid through October 31, 2004.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members
NEG Holding LLC:

        We have audited the accompanying consolidated balance sheet of NEG Holding LLC ("the Company") and subsidiaries as of December 31, 2004, and the related consolidated statement of operations, members' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NEG Holding LLC and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORTON LLP
Houston, Texas March 4, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members
NEG Holding LLC:

        We have audited the accompanying consolidated balance sheet of NEG Holding LLC ("the Company") and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, members' equity and cash flows for each of the years in the two-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NEG Holding LLC and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 8 to the consolidated financial statements, effective January 1, 2003, the Company changed its method of accounting for asset retirement obligations.

KPMG LLP
Dallas, Texas March 12, 2004

NEG HOLDING LLC

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$882,841	$15,401,433
Accounts receivable—oil and natural gas sales	18,220,105	13,214,537
Accounts receivable—joint interest and other (net of allowance of $104,000 in 2004 & 2003)	495,272	485,083
Notes receivable—other (net of allowance of $790,000 in 2004)	489,389	1,220,960
Derivative broker deposit	—	1,700,000
Drilling prepayments	858,114	1,106,871
Other	2,200,156	286,399

Total current assets	23,145,877	33,415,283
Oil and natural gas properties, at cost (full cost method):
Subject to ceiling limitation	573,069,515	507,250,803
Accumulated depreciation, depletion, and amortization	(343,485,274)	(322,443,045)

Net oil and natural gas properties	229,584,241	184,807,758
Other property and equipment	5,055,490	4,838,114
Accumulated depreciation	(4,063,781)	(3,746,317)

Net other property and equipment	991,709	1,091,797
Note receivable	3,090,000	1,827,000
Equity investment	2,379,108	1,698,000
Other long term assets	1,082,504	964,500

Total assets	$260,273,439	$223,804,338

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable—trade	$10,239,384	$2,879,138
Accounts payable—affiliate	1,595,235	411,731
Accounts payable—revenue	4,104,029	3,964,530
Prepayments from partners	90,186	265,871
Other	77,593	136,707
Derivative financial instruments	6,349,714	6,595,475

Total current liabilities	22,456,141	14,253,452
Long term liabilities:
Note payable	83,031	592,889
Gas balancing	897,852	818,621
Credit facility	51,833,624	43,833,624
Asset retirement obligation	3,055,240	3,268,381
Derivative financial instruments	7,766,144	—
Members' equity	174,181,407	161,037,371

Total liabilities and members' equity	$260,273,439	$223,804,338

The accompanying notes are an integral part of these financial statements.

NEG HOLDING LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2004	2003	2002
Revenues:
Oil and natural gas sales	$76,677,224	$75,740,373	$35,319,918
Field operations	326,960	297,069	403,933
Plant operations	1,723,305	1,568,502	177,049

Total revenue	78,727,489	77,605,944	35,900,900
Costs and expenses:
Lease operating	13,505,366	11,501,303	8,508,744
Field operations	334,443	397,669	420,188
Plant operations	680,066	577,003	68,767
Oil and natural gas production taxes	5,732,265	5,770,865	1,874,854
Depreciation, depletion and amortization	21,385,529	23,442,797	15,509,106
Accretion of asset retirement obligation	261,471	242,752	—
Amortization of loan cost	494,386	—	—
General and administrative	4,919,525	4,833,546	5,682,804

Total costs and expenses	47,313,051	46,765,935	32,064,463

Operating income	31,414,438	30,840,009	3,836,437
Other income (expense):
Interest expense	(2,222,009)	(1,538,048)	(96,491)
Interest income and other, net	299,327	472,337	1,245,204
Interest income from affiliate	149,650	114,867	546,228
Commitment fee income	—	125,000	175,000
Equity in loss on investment	(518,892)	(102,000)	—
Dividend expense	—	—	(145,200)
Gain (loss) on sale of securities	—	(953,790)	8,711,915
Unrealized loss on financial instruments/short sale	—	—	(346,992)

Income before cumulative effect of change in accounting principle	29,122,514	28,958,375	13,926,101
Cumulative effect of change in accounting principle	—	1,911,705	—

Net income	$29,122,514	$30,870,080	$13,926,101

The accompanying notes are an integral part of these financial statements.

NEG HOLDING LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2004	2003	2002
Operating Activities
Net income	$29,122,514	$30,870,080	$13,926,101
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	21,385,529	23,442,797	15,509,106
Change in fair market value of derivative contracts	7,520,383	2,987,013	3,608,462
Unrealized loss on financial instruments/short sale	—	—	346,992
Gain (loss) on sale of assets	(6,136)	—	7,058
Equity in loss on investment	518,892	102,000	—
Accretion of asset retirement obligation	261,471	242,752	—
Provision for doubtful account	790,000	—	—
Amortization of note costs	494,386	—	—
Cumulative effect of change in accounting principle	—	(1,911,705)	—
Changes in operating assets and liabilities:
Accounts receivable	(5,078,989)	(1,296,013)	(2,069,815)
Notes receivable	(1,258,198)	(1,831,802)	(2,774,968)
Drilling prepayments	248,758	(380,288)	(457,565)
Derivative broker deposit	1,700,000	100,000	(1,800,000)
Other current assets	(2,086,257)	(26,215)	912,577
Accounts payable and accrued liabilities	8,017,822	493,730	(566,450)

Net cash provided by operating activities	61,630,175	52,792,349	26,641,498

Investing Activities
Oil and natural gas exploration and development expenditures	(67,487,412)	(36,034,277)	(18,106,385)
Longfellow Ranch acquisition	—	—	(51,037,347)
Purchases of other property and equipment	(245,250)	(149,897)	(222,039)
Increase in restricted cash	—	—	(346,992)
Proceeds from sales of oil and natural gas properties	1,202,263	1,436,016	1,434,212
Equity investment	(1,200,000)	(1,800,000)	—

Net cash used in investing activities	(67,730,399)	(36,548,158)	(68,278,551)
Financing Activities
Proceeds from Arnos credit facility	—	46,756,377	—
Repayment of Arnos credit facility	—	(46,756,377)	—
Proceeds from Mizuho credit facility	8,000,000	43,833,624	—
Loan issuance costs	(439,890)	(951,697)	—
Guaranteed Payment to member	(15,978,478)	(18,228,781)	(21,652,819)
Priority Amount distribution to member	—	(40,506,072)	—

Net cash used in financing activities	(8,418,368)	(15,852,926)	(21,652,819)

Increase (decrease) in cash and cash equivalents	(14,518,592)	391,265	(63,289,872)
Cash and cash equivalents at beginning of period	15,401,433	15,010,168	78,300,040

Cash and cash equivalents at end of period	$882,841	$15,401,433	$15,010,168

Supplemental Cash Flow Information
Interest paid in cash	$1,713,136	$1,537,127	$96,491

Distribution of member note payable	$—	$10,939,750	$—

The accompanying notes are an integral part of these financial statements.

NEG HOLDING LLC

CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

Members' Equity
Balance at December 31, 2001	$207,568,612
Guaranteed Payment to member	(21,652,819)
Net income	13,926,101

Balance at December 31, 2002	$199,841,894
Guaranteed Payment to member	(18,228,781)
Priority Amount distribution to member	(51,445,822)
Net income	30,870,080

Balance at December 31, 2003	$161,037,371
Guaranteed Payment to member	(15,978,478)
Net income	29,122,514

Balance at December 31, 2004	$174,181,407

The accompanying notes are an integral part of these financial statements.

NEG HOLDING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

1. Background

        NEG Holding LLC (the "Company"), a Delaware limited liability company, was formed in August 2000. Start up costs of the Company were incurred by Gascon Partners ("Gascon") and were not significant. No other activity occurred from August 2000 until the members' contributions in September 2001. In exchange for an initial 50% membership interest in the Company, on September 12, 2001, but effective as of May 1, 2001, National Energy Group, Inc. ("NEG") contributed to the Company all of its operating assets and oil and natural gas properties. In exchange for its initial 50% membership interest in the Company, Gascon contributed its sole membership interest in Shana National LLC, an oil and natural gas producing company, and cash, including a $10.9 million Revolving Note issued to Arnos Corp. ("Arnos"), evidencing the borrowings under the NEG revolving credit facility. In connection with the foregoing, the Company initially owns 100% of the membership interest in NEG Operating LLC ("Operating LLC"), a Delaware limited liability company. Gascon is currently the managing member of the Company. All of the oil and natural gas assets contributed by NEG and all of the oil and natural gas assets associated with Gascon's contribution to the Company were transferred from the Company to Operating LLC on September 12, 2001, but effective as of May 1, 2001. Allocation of membership interest in the Company was based principally on the estimated fair value of the assets contributed as of May 1, 2001, with each member contributing assets of equal fair value. The following summarizes the historical book carrying value of the net assets contributed as of September 1, 2001.

	National Energy Group, Inc.	Gascon	Total
Current assets	$11,535,745	$97,183,477	$108,719,222
Net oil and natural gas properties	84,983,139	30,573,625	115,556,764
Hedge assets	4,807,689	—	4,807,689
Intercompany receivable	—	4,783,737	4,783,737

Total assets	$101,326,573	$132,540,839	$233,867,412

Current liabilities	$4,157,430	$2,657,190	$6,814,620
Long-term liabilities	940,033	1,377,782	2,317,815
Intercompany payable	4,783,737	—	4,783,737
Members' equity	91,445,373	128,505,867	219,951,240

Total liabilities and members' equity	$101,326,573	$132,540,839	$233,867,412

        The Holding LLC Operating Agreement entered into on September 12, 2001, contains a provision that allows Gascon at any time, in its sole discretion, to redeem NEG's membership interest in the Company at a price equal to the fair market value of such interest determined as if the Company had sold all of its assets for fair market value and liquidated.

        The Company shall be dissolved and its affairs wound up in accordance with the Delaware Limited Liability Company Act and the Holding LLC Operating Agreement on December 31, 2024, unless the Company shall be dissolved sooner and its affairs wound up in accordance with the Delaware Limited Liability Company Act or the Holding LLC Operating Agreement.

2. Significant Accounting Policies

  Consolidation

        The consolidated financial statements include the accounts of the Company, and its sole subsidiary Operating LLC. All significant intercompany transactions and balances have been eliminated.

  Accounting Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Cash and Cash Equivalents

        Cash and cash equivalents may include demand deposits, short-term commercial paper, and/or money-market investments with maturities of three months or less when purchased.

  Oil and Natural Gas Properties

        The Company utilizes the full cost method of accounting for its crude oil and natural gas properties. Under the full cost method, all productive and nonproductive costs incurred in connection with the acquisition, exploration, and development of crude oil and natural gas reserves are capitalized and amortized on the units-of-production method based upon total proved reserves. The costs of unproven properties are excluded from the amortization calculation until the individual properties are evaluated and a determination is made as to whether reserves exist. Conveyances of properties, including gains or losses on abandonments of properties, are treated as adjustments to the cost of crude oil and natural gas properties, with no gain or loss recognized.

        Under the full cost method, the net book value of oil and natural gas properties, less related deferred income taxes, may not exceed the estimated after-tax future net revenues from proved oil and natural gas properties, discounted at 10% per year (the ceiling limitation). In arriving at estimated future net revenues, estimated lease operating expenses, development costs, abandonment costs, and certain production related and ad-valorem taxes are deducted. In calculating future net revenues, prices and costs in effect at the time of the calculation are held constant indefinitely, except for changes which are fixed and determinable by existing contracts. The net book value is compared to the ceiling limitation on a quarterly basis. The excess, if any, of the net book value above the ceiling limitation is required to be written off as a non-cash expense. The Company did not incur a ceiling writedown in 2002, 2003 and 2004. There can be no assurance that there will not be writedowns in future periods under the full cost method of accounting as a result of sustained decreases in oil and natural gas prices or other factors.

        The Company has capitalized internal costs of $1.0 million, $0.6 million, and $0.6 million for the years ended December 31, 2004, 2003 and 2002, respectively, as costs of oil and natural gas properties. Such capitalized costs include salaries and related benefits of individuals directly involved in the Company's acquisition, exploration, and development activities based on a percentage of their salaries.

        The Company is subject to extensive federal, state, and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environment effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

        The Company's operations are subject to all of the risks inherent in oil and natural gas exploration, drilling and production. These hazards can result in substantial losses to the Company due to personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage, or suspension of operations. The Company maintains insurance of various types customary in the industry to cover its operations and believes it is insured prudently against certain of these risks. In addition, the Company maintains operator's extra expense coverage that provides coverage for the care, custody and control of wells drilled by the Company. The Company's insurance does not cover every potential risk associated with the drilling and production of oil and natural gas. As a prudent operator, the Company does maintain levels of insurance customary in the industry to limit its financial exposure in the event of a substantial environmental claim resulting from sudden and accidental discharges. However, 100% coverage is not maintained. The occurrence of a significant adverse event, the risks of which are not fully covered by insurance, could have a material adverse effect on the Company's financial condition and results of operations. Moreover, no assurance can be given that the Company will be able to maintain adequate insurance in the future at rates it considers reasonable. The Company believes that it operates in compliance with government regulations and in accordance with safety standards which meet or exceed industry standards.

  Other Property and Equipment

        Other property and equipment includes furniture, fixtures, and other equipment. Such assets are recorded at cost and are depreciated over their estimated useful lives using the straight-line method.

        The Company's investment in Longfellow Ranch Field includes a minority interest in a gas separation facility. This investment is included in the oil and natural gas properties and depleted over the life of the reserves.

        Maintenance and repairs are charged against income when incurred; renewals and betterments, which extend the useful lives of property and equipment, are capitalized.

  Income Taxes

        The Company will be taxed as a partnership under federal and applicable state laws; therefore, the Company has not provided for federal or state income taxes since these taxes are the responsibility of the Members.

  Financial Instruments

        The Company sells crude oil and natural gas to various customers. In addition, the Company participates with other parties in the operation of crude oil and natural gas wells. Substantially all of the Company's accounts receivable are due from either purchasers of crude oil and natural gas or participants in crude oil and natural gas wells for which the Company serves as the operator. Generally, operators of crude oil and natural gas properties have the right to offset future revenues against unpaid charges related to operated wells. Crude oil and natural gas sales are generally unsecured.

  Accounts Receivable

        The allowance for doubtful accounts is maintained at an adequate level to absorb losses in the Company's accounts receivable. Our management continually monitors the accounts receivable from customers for any collectability issues. An allowance for doubtful accounts is established based on reviews of individual customer accounts, recent loss experience, current economic conditions, and other pertinent factors. Accounts deemed uncollectible are charged to the allowance. Provisions for bad debts and recoveries on accounts previously charge-off are added to the allowance.

        Allowances for bad debt totaled approximately $.9 million at December 31, 2004 and $.1 million at December 31, 2003. At December 31, 2004, the carrying value of the Company's accounts receivable approximates fair value.

  Revenue Recognition

        Revenues from the sale of natural gas and oil produced are recognized upon the passage of title, net of royalties.

  Natural Gas Production Imbalances

        The Company accounts for natural gas production imbalances using the sales method, whereby the Company recognizes revenue on all natural gas sold to its customers notwithstanding the fact that its ownership may be less than 100% of the natural gas sold. Liabilities are recorded by the Company for imbalances greater than the Company's proportionate share of remaining estimated natural gas reserves.

  Comprehensive Income

        Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. There were no differences between net earnings and total comprehensive income in 2004, 2003 and 2002.

  Derivatives

        The Company follows SFAS No. 133, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activity, an Amendment of SFAS 133" that requires that all derivative instruments be recorded on the balance sheet at their respective fair value.

        Prior to contributing all oil and natural gas assets to the Company, NEG periodically managed its exposure to fluctuations in oil and natural gas prices by entering into various derivative instruments consisting principally of collar options and swaps. NEG elected not to designate these instruments as hedges for accounting purposes, accordingly the change in unrealized gains and losses is included in oil and natural gas sales. Cash settlements and valuation losses are included in oil and natural gas sales. The Company has accounted for these instruments in the same manner. The following summarizes the cash settlements and unrealized gains and losses for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002
Gross cash receipts	$1,327,200	$14,924	$1,246,080
Gross cash payments	$13,694,010	$8,681,198	$2,430
Valuation loss	$7,520,383	$2,987,013	$3,608,462

        While the use of derivative contracts can limit the downside risk of adverse price movements, it may also limit future gains from favorable movements. The Company addresses market risk by selecting instruments whose value fluctuations correlate strongly with the underlying commodity. Credit risk related to derivative activities is managed by requiring minimum credit standards for counterparties, periodic settlements, and mark to market valuations.

        The Company received various commodity swap agreements ("contracts") from Gascon and NEG as part of their initial contribution of assets and liabilities in September 2001. The counterparty to these instruments was through Enron North America Corp. As of December 2001, Enron Corp. and Enron North America Corp. et al ("Enron") filed for protection under Chapter 11, Title 18 of the United States Code. Enron ceased making payments under the various contracts in November 2001, prior to the bankruptcy filings. Accordingly, each of the contracts shall be administered as a claim filed by the Company in the Enron bankruptcy proceedings. The Company estimates its claim against Enron related to these contracts is approximately $7.25 million. The $7.25 million claim represented a hedge against future oil and natural gas prices and did not reflect a cash gain or loss on the contracts. For this reason, no asset or liability was recorded at December 31, 2001 and the Company recorded a net non cash valuation loss of $4.6 million through December 31, 2001 in connection with these contracts. The Company cannot predict what amount, if any may be ultimately received in the Enron bankruptcy proceeding.

        The following is a summary of the oil and natural gas no-cost commodity price collars entered into with Shell Trading Company:

Date of Contract	Volume/Month	Production Month	Floor	Ceiling
August 2002	30,000 Bbls	2003	$23.55	$26.60
August 2002	300,000 MMBTU	2003	$3.25	$4.62
November 2002	300,000 MMBTU	2003	$3.50	$4.74
November 2002	300,000 MMBTU	2004	$3.35	$4.65
November 2002	300,000 MMBTU	2005	$3.25	$4.60
November 2003	45,000 Bbls	2004	$26.63	$29.85
February 2005	16,000 Bbls	2006	$41.75	$45.40
February 2005	120,000 MMBTU	2006	$6.00	$7.28

        On January 28, 2003, the Company entered into an eleven month fixed price swap agreement with Plains Marketing, L.P., consisting of a contract for 28,000 barrels of oil per month at a fixed price of $28.35 effective February 2003 through December 2003.

        The following is a summary of oil and natural gas contracts entered into with Bank of Oklahoma on January 6, 2004 and November 15, 2004.

Type Contract	Production Month	Volume per	Fixed Price	Floor	Ceiling
Fixed price	February - March 2004	400,000 MMBTU	$6.915	$—	$—
Fixed price	April - June 2004	400,000 MMBTU	$5.48	$—	$—
Fixed price	July - September 2004	400,000 MMBTU	$5.38	$—	$—
No Cost Collars	October - December 2004	400,000 MMBTU	$—	$5.25	$5.85
No Cost Collars	2005	300,000 MMBTU	$—	$4.75	$5.45
No Cost Collars	2006	500,000 MMBTU	$—	$4.50	$5.00
No Cost Collars	2005	250,000 MMBTU	$—	$6.00	$8.70
No Cost Collars	2005	25,000 Bbls	$—	$43.60	$45.80

        A liability of $6.6 million and $14.1 million ($6.3 million as current, $7.8 million as long-term) was recorded by the Company as of December 31, 2003 and 2004 respectively, in connection with these contracts. The Company had $1.7 and $0.0 million on deposit with Shell Trading as of December 31, 2003 and 2004, respectively, to collateralize the contracts. As of December 31, 2004, the Company had issued $11.0 million in letters of credit to Shell for this purpose.

  Recent Accounting Pronouncements

        On September 28, 2004, the SEC released Staff Accounting Bulletin ("SAB") 106 regarding the application of SFAS 143, "Accounting for Asset Retirement Obligations ("AROs")," by oil and gas producing companies following the full cost accounting method. Pursuant to SAB 106, oil and gas producing companies that have adopted SFAS 143 should exclude the future cash outflows associated with settling AROs (ARO liabilities) from the computation of the present value of estimated future net revenues for the purposes of the full cost ceiling calculation. In addition, estimated dismantlement and abandonment costs, net of estimated salvage values, that have been capitalized (ARO assets) should be included in the amortization base for computing depreciation, depletion and amortization expense. Disclosures are required to include discussion of how a company's ceiling test and depreciation, depletion and amortization calculations are impacted by the adoption of SFAS 143. SAB 106 is effective prospectively as of the beginning of the first fiscal quarter beginning after October 4, 2004. The adoption of SAB 106 is not expected to have a material impact on either the ceiling test calculation or depreciation, depletion and amortization.

        On December 16, 2004, the FASB issued Statement 123 (revised 2004), "Share-Based Payment" that will require compensation costs related to share-based payment transactions (e.g., issuance of stock options and restricted stock) to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be remeasured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. Statement 123(R) replaces SFAS 123, "Accounting for Stock-Based Compensation," and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." For us, SFAS 123(R) is effective for the first reporting period after June 15, 2005. Entities that use the fair-value-based method for either recognition or disclosure under SFAS 123 are required to apply SFAS 123(R) using a modified version of prospective application. Under this method, an entity records compensation expense for all awards it grants after the date of adoption. In addition, the entity is required to record compensation expense for the unvested portion of previously granted awards that remain outstanding at the date of adoption. In addition, entities may elect to adopt SFAS 123(R) using a modified retrospective method where by previously issued financial statements are restated based on the expense previously calculated and reported in their pro forma footnote disclosures. The company had no share based payments subject to this standard.

        On December 16, 2004, the FASB issued Statement 153, "Exchanges of Nonmonetary Assets", an amendment of APB Opinion No. 29, to clarify the accounting for nonmonetary exchanges of similar productive assets. SFAS 153 provides a general exception from fair value measurement for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Statement will be applied prospectively and is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not have any nonmonetary transactions for any period presented that this Statement would apply.

3. Management Agreement

        The management and operation of Operating LLC is being undertaken by NEG pursuant to the Management Agreement which NEG has entered into with Operating LLC. The strategic direction of Operating LLC's oil and natural gas business, including oil and natural gas drilling and capital investments, is controlled by the managing member of the Company (currently Gascon). The Management Agreement provides that NEG will manage Operating LLC's oil and natural gas assets and business until the earlier of November 1, 2006, or such time as Operating LLC no longer owns any of the managed oil and natural gas properties. NEG's employees will conduct the day-to-day operations of Operating LLC's oil and natural gas properties, and all costs and expenses incurred in the operation of the oil and natural gas properties shall be borne by Operating LLC, although the Management Agreement provides that the salary of NEG's Chief Executive Officer shall be 70% attributable to the managed oil and natural gas properties, and the salaries of each of the General Counsel and Chief Financial Officer shall be 20% attributable to the managed oil and natural gas properties.

        In exchange for NEG's management services, Operating LLC shall pay NEG a management fee of 115% of the actual direct and indirect administrative and reasonable overhead costs incurred by NEG in operating the oil and natural gas properties which either NEG, or Operating LLC may seek to change within the range of 110%-115% as such change is warranted; however, the parties have agreed to consult with each other to ensure that such administrative and reasonable overhead costs attributable to the managed properties are properly reflected in the management fee paid to NEG. In addition, Operating LLC has agreed to indemnify NEG to the extent it incurs any liabilities in connection with its operation of the assets and properties of Operating LLC, except to the extent of its gross negligence, or misconduct. The Company recorded $6.2 million, $6.6 million and $7.6 million as a management fee to NEG for the years ended December 31, 2004, 2003 and 2002. These amounts are included in general and administrative and lease operating expenses.

4. Acquisitions

        In November 2002, the Company completed the acquisition of producing oil and natural gas properties in Pecos County, Texas known as Longfellow Ranch Field. The consideration for this acquisition consisted of $45.4 million in cash, which was funded from available cash.

        In December 2002, the Company completed the acquisition of additional interest in Longfellow Ranch Field in Pecos County, Texas. The consideration for this acquisition consisted of $2.9 million in cash, which was funded from available cash.

        The following pro forma data presents the results of the Company for the year ended 2002, as if the acquisition of properties had occurred on January 1, 2002. The pro forma results of operations are presented for comparative purposes only and are not necessarily indicative of the results which would have been obtained had the acquisition been consummated as presented. The following data reflect pro forma adjustments for the oil and natural gas revenues, production costs, and depreciation and depletion related to the properties (in thousands).

Pro Forma Year Ended December 31, 2002
(Unaudited)
Revenues:
Oil and natural gas sales	$47,659
Plant operations	1,515
Field operations	404

Total revenue	49,578
Costs and expenses:
Oil and natural gas production taxes	(2,414)
Lease operating	(12,250)
Depreciation and depletion	(20,206)
Plant operations expense	(529)
Field operations	(420)
General and administrative	(5,683)

Total expense	(41,502)

Operating income	$8,076

Net income	$14,557

5. Investments/Note Receivable

        In January 2002, the Company acquired stock valued at $49.95 million, which was sold at a gain of $8.7 million in February 2002. In an unrelated transaction, the Company completed a short sale of stock in November 2002 for $10.4 million. At December 31, 2002, this short sale position remained open and the mark-to-market value of such stock resulted in an unrealized loss of $0.3 million. In January 2003, the Company settled this position and recorded a loss of $1.0 million on the transaction.

        In October 2003, the Company committed to an investment of $6.0 million in Petrosource Energy Company, LLC ("Petrosource"). The Company acquired 24.79% of the outstanding stock for a price of $3.6 million and advanced $2.4 million as a subordinated loan bearing 6% interest due in 6 years. $3.6 million of this commitment was paid in October 2003 and $2.4 million in February 2004. Petrosource is in the business of selling CO(2) and also owns pipelines and compressor stations for delivery purposes. The Company recorded a $0.1 million and $0.5 million net loss in 2003 and 2004 as a result of accounting for the Petrosource investment under the equity method.

        In April 2002, the company entered into a revolving credit commitment to extend advances to an unrelated third party. Under the terms of the revolving credit arrangement, the Company agreed to make advances from time to time, as requested by the unrelated third party and subject to certain limitations, an amount up to $5 million. Advances made under the revolving credit commitment bear interest at prime rate plus 2% and are collateralized by inventory and receivables. As of December 31,

2004, the Company determined that a portion of the total outstanding advances of $1.3 million had been impaired and recorded a loss of $0.8 million. The loss is recorded as impairment of note receivable in the income statement.

6. Credit Facilities

        On March 26, 2003, the Company distributed the $10.9 million note outstanding under the existing credit facility to NEG as a distribution of Priority Amount. Also, on March 26, 2003 NEG, Arnos and Operating LLC entered into an agreement to assign the existing credit facility to Operating LLC. Effective with this assignment, Arnos amended the credit facility to increase the revolving commitment to $150 million, increase the borrowing base to $75 million and extend the revolving due date until June 30, 2004. Concurrently, Arnos extended a $42.8 million loan to Operating LLC under the amended credit facility; Operating LLC then distributed $42.8 million to the Company who, thereafter, made a $40.5 million distribution of Priority Amount and a $2.3 million Guaranteed Payment to NEG. NEG utilized these funds to pay the entire amount of the long-term interest payable on the Senior Notes and interest accrued thereon outstanding on March 27, 2003. The Arnos facility was canceled on December 29, 2003 in conjunction with the Mizuho Corporate Bank, Ltd. financing.

        On December 29, 2003, the Company entered into a Credit Agreement (the "Credit Agreement") with certain commercial lending institutions, including Mizuho Corporate Bank, Ltd. as the Administrative Agent and the Bank of Texas, N.A. and the Bank of Nova Scotia as Co-Agents.

        The Credit Agreement provides for a loan commitment amount of up to $120 million and a letter of credit commitment of up to $15 million (provided, the outstanding aggregate amount of the unpaid borrowings, plus the aggregate undrawn face amount of all outstanding letters of credit shall not exceed the borrowing base under the Credit Agreement). The Credit Agreement provides further that the amount available to the Company at any time is subject to certain restrictions, covenants, conditions and changes in the borrowing base calculation. In partial consideration of the loan commitment amount, the Company has pledged a continuing security interest in all of its oil and natural gas properties and its equipment, inventory, contracts, fixtures and proceeds related to its oil and natural gas business.

        At the Company's option, interest on borrowings under the Credit Agreement bear interest at a rate based upon either the prime rate or the LIBOR rate plus, in each case, an applicable margin that, in the case of prime rate loans, can fluctuate from 0.75%to 1.50% per annum, and, in the case of LIBOR rate loans, can fluctuate from 1.75% to 2.50% per annum. Fluctuations in the applicable interest rate margins are based upon Operating LLC's total usage of the amount of credit available under the Credit Agreement, with the applicable margins increasing as the Company's total usage of the amount of the credit available under the Credit Agreement increases. The Credit Agreement expires on September 1, 2006.

        At the closing of the Credit Agreement, the Company borrowed $43.8 million to repay $42.9 million owed by the Company to Arnos under the secured loan arrangement which was then terminated and to pay administrative fees in connection with this borrowing. The Company intends to use any future borrowings under the Credit Agreement to finance potential acquisitions. The Company has capitalized $1.4 million of loan issuance costs in connection with the closing of this transaction. These costs will be amortized over the life of the loan using the interest method.

        As a condition to the lenders obligations under the Credit Agreement, the lenders required that the NEG, Gascon, Operating LLC and the Company execute and deliver at the closing that certain Pledge Agreement and Irrevocable Proxy in favor of Bank of Texas, N.A., its successors and assigns, the ("Pledge Agreement"). Pursuant to the terms of the Pledge Agreement, in order to secure the performance of the obligations of the Company (i) each of NEG and Gascon have pledged their 50% membership interest in the Company (such interests constituting 100% of the outstanding equity membership interest of the Company); (ii) the Company has pledged its 100% equity membership interest in Operating LLC; and (iii) Operating LLC has pledged its 100% equity membership interest in its subsidiary, Shana National LLC (the membership interests referred to in clauses (i), (ii) and (iii) above are collectively referred to as the "Collateral"). The Pledge Agreement also provides for a continuing security interest in the Collateral and that Bank of Texas, N.A. as the Collateral Agent is the duly appointed attorney-in-fact of the Company. The Collateral Agent may take all action deemed reasonably necessary for the maintenance, preservation and protection of the Collateral and the security interest therein until such time that all of the Company's obligations under the Credit Agreement are fulfilled, terminated or otherwise expired. If under the Credit Agreement an event of default shall have occurred and is continuing, the Collateral Agent may enforce certain rights and remedies, including, but not limited to the sale of the Collateral, the transfer of all or part of the Collateral to the Collateral Agent or its nominee and/or the execution of all endorsements.

        Draws made under the credit facility are normally made to fund working capital requirements, acquisitions and capital expenditures. During the current fiscal year, the Company's outstanding balances thereunder have ranged from a low of $44 million to a high of $52 million. As of December 31, 2004 the outstanding balance under the credit facility was $52 million.

        The Credit Agreement requires, among other things, semiannual engineering reports covering oil and natural gas properties, and maintenance of certain financial ratios, including the maintenance of a minimum interest coverage, a current ratio, and a minimum tangible net worth. The Company was in compliance with all covenants at December 31, 2003. Operating LLC was not in compliance with the minimum interest coverage ratio covenant at December 31, 2004. Operating LLC obtained a waiver of compliance with respect to this covenant for the period ended December 31, 2004. Operating LLC was in compliance with all other covenants at December 31, 2004.

7. Commitments and Contingencies

        The Company has entered into a management agreement with NEG to manage Operating LLC's oil and natural gas assets until the earlier of November 1, 2006, or such time as Operating LLC no longer owns any oil and natural gas assets.

        The Company is obligated to make semi-annual payments to NEG "Guaranteed Payments" as defined in the Holding LLC Operating Agreement referred herein. Two payments totaling $16.0 million were made in 2004, three payments totaling $18.2 million were made in 2003 and two payments totaling $21.7 million were made in 2002 under this obligation. In March 2003, the Company made a distribution of Priority Amount of $51.4 million to NEG.

        On July 7, 2003, NEG filed a request with the American Arbitration Association for dispute resolution of a claim in the amount of $21,000 against Osprey Petroleum Company, Inc. ("Osprey") arising out of Osprey's failure to post bond for certain plugging and abandonment liabilities associated with oil and gas properties sold by the Company to Osprey in September 2000. Osprey has counterclaimed against the NEG and its affiliates (Holding LLC and Operating LLC) in an amount up to $15 million, alleging fraud and breach of contract related to the sale of such oil and gas properties. The Purchase and Sale Agreement transferring the properties from the Company to Osprey provides for dispute resolution through binding arbitration utilizing arbitrator(s) experienced in oil and gas transactions. The exclusive venue for any such arbitration is in Dallas, Texas, and the binding, nonappealable judgment by the arbitrator(s) may be entered in any court having competent jurisdiction.

        On February 24, 2005, the American Arbitration Association issued a ruling in favor of NEG on all issues. The Company was awarded the following:

          (a)   $20,500 in post bond premiums alleged to be owed for certain plugging and abandonment liabilities associated with the oil and gas properties sold to Osprey,

          (b)   $5,422 in expenses associated with NEG's bond claim,

          (c)   $53,226 in attorneys fees,

          (d)   $24,617 in administrative expenses paid to the American Arbitration Association,

          (e)   an order requiring Osprey to post and maintain an acceptable replacement bond,

          (f)    a finding that Osprey's counterclaim in the amount of $15 million was without merit, and

          (g)   a ruling that Osprey is entitled to no recovery of any damages or expenses associated with NEG's bond claim or Osprey's counterclaim.

        NEG intends to pursue the judgement awarded by the American Arbitration Association. Whether or not NEG recovers 100% of the award will have no material adverse effect on NEG's or the Company's financial condition or results of operations.

        With respect to certain claims of the Company against Enron North America Corp. relating to the oil and natural gas properties contributed to Holding LLC, a representative of the Company has been appointed to the official committee of unsecured creditors in the Enron bankruptcy proceeding, and the Company has filed a claim for damages in that bankruptcy proceeding. The Company estimates its claim against Enron related to these contracts is approximately $7.25 million. The $7.25 million claim represents a hedge against future oil and natural gas prices and does not reflect a cash gain or loss. Any recoveries from Enron North America Corp. will become the property of Operating LLC as a result of the LLC Contribution. No receivable has been recorded as a result of this claim.

        Other than routine litigation incidental to its business operations which are not deemed by the Company to be material, there are no additional legal proceedings in which the Company nor Operating LLC, is a defendant.

8. Asset Retirement Obligation

        In June 2001, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). The Company adopted SFAS 143 on January 1, 2003 and recorded an abandonment obligation of $3.0 million. SFAS No. 143 required the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. It also requires the Company to record a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company would have recorded accretion of the asset abandonment obligation of $0.2 million for both 2001 and 2002 had SFAS 143 been adopted in these years.

        The following is a rollforward of the abandonment obligation as of December 31, 2003 and 2004.

Balance as of January 1, 2003		$3,034,395
Add:	Accretion	242,752
	Additions	89,548
	Revisions	9,396
Less:	Settlements	(57,008)
	Dispositions	(50,702)

Balance as of December 31, 2003		$3,268,381
Add:	Accretion	261,471
	Additions	93,838
Less:	Revisions	(250,650)
	Settlements	(24,354)
	Dispositions	(293,446)

Balance as of December 31, 2004		$3,055,240

9. Distributions under the Holding LLC Operating Agreement

        Under the Holding LLC Operating Agreement, NEG is to receive both Guaranteed Payments and the Priority Amount of $202.2 million before Gascon receives any monies. The distribution of Priority Amount is to be made on or before November 1, 2006. Guaranteed Payments are to be paid, on a semi annual basis, based on an annual interest rate of 10.75% of the outstanding Priority Amount. After the payments to NEG, Gascon is to receive distributions equivalent to the Priority Amount and Guaranteed Payments plus other amounts as defined. Following the above distributions to NEG and Gascon, additional distributions, if any, are to be made in accordance with their respective capital accounts. The order of distributions is listed below.

        The Holding LLC Operating Agreement requires that distributions shall be made to both NEG and Gascon as follows:

          1.     Guaranteed Payments are to be paid to NEG, calculated on an annual interest rate of 10.75% on the outstanding Priority Amount. The Priority Amount includes all outstanding debt owed to entities owned or controlled by Carl C. Icahn, including the amount of the Company's 10.75% Senior Notes. As of December 31, 2004, the Priority Amount was $148.6 million. The Guaranteed Payments will be made on a semi-annual basis.

          2.     The Priority Amount is to be paid to NEG. Such payment is to occur by November 6, 2006.

          3.     An amount equal to the Priority Amount and all Guaranteed Payments paid to NEG, plus any additional capital contributions made by Gascon, less any distribution previously made by the Company to Gascon, is to be paid to Gascon.

          4.     An amount equal to the aggregate annual interest (calculated at prime plus 1/2% on the sum of the Guaranteed Payments), plus any unpaid interest for prior years (calculated at prime plus 1/2% on the sum of the Guaranteed Payments), less any distributions previously made by the Company to Gascon, is to be paid to Gascon.

          5.     After the above distributions have been made, any additional distributions will be made in accordance with the ratio of the NEG's and Gascon's respective capital accounts. (Capital accounts as defined in the Holding LLC Operating Agreement).

10. Crude Oil and Natural Gas Producing Activities

        Costs incurred in connection with the exploration acquisition, development, and exploitation of the Company's crude oil and natural gas properties for the years ended December 31, 2004, 2003 and 2002, (all of which occurred after the contribution of assets by NEG and Gascon) are as follows:

	Year Ended December 31,
	2004	2003	2002
Acquisition of properties	$—	$—	$49,049,174
Exploration costs	29,006,772	6,950,706	1,072,997
Development costs	38,480,640	29,083,572	16,124,610
Depletion rate per Mcfe	$1.28	$1.25	$1.29

        Revenues from individual purchasers that exceed 10% of total crude oil and natural gas sales are as follows:

	Year Ended December 31,
	2004	2003	2002
Plains Marketing and Transportation	$19,786,979	$15,666,690	$12,512,767
Crosstex Energy Services, Inc	5,080,974	9,225,086	4,843,756
Riata Energy, Inc	29,884,850	30,420,624	—
Seminole Energy Services	19,572,461	7,215,735	—

11. Supplementary Crude Oil and Natural Gas Reserve Information (Unaudited)

        The revenues generated by the Company's operations are highly dependent upon the prices of, and demand for, oil and natural gas. The price received by the Company for its oil and natural gas production depends on numerous factors beyond the Company's control, including seasonality, the condition of the U.S. economy, foreign imports, political conditions in other oil and natural gas producing countries, the actions of the Organization of Petroleum Exporting Countries and domestic governmental regulations, legislation and policies.

        The Company has made ordinary course capital expenditures for the development and exploitation of oil and natural gas reserves, subject to economic conditions. The Company has interests in crude oil and natural gas properties that are principally located onshore in Texas, Louisiana, Oklahoma, and Arkansas. The Company does not own or lease any crude oil and natural gas properties outside the United States.

        In 2004 and 2003, estimates of the Company's reserves and future net revenues were prepared by Netherland, Sewell & Associates, Prator Bett, LLC and DeGolyer and MacNaughton. In 2002, estimates of the Company's net recoverable crude oil, natural gas, and natural gas liquid reserves were prepared by Netherland, Sewell & Associates, Inc. and Prator Bett, LLC. Estimated proved net recoverable reserves as shown below include only those quantities that can be expected to be recoverable at prices and costs in effect at the balance sheet dates under existing regulatory practices and with conventional equipment and operating methods.

        Proved developed reserves represent only those reserves expected to be recovered through existing wells. Proved undeveloped reserves include those reserves expected to be recovered from new wells on undrilled acreage or from existing wells on which a relatively major expenditure is required for recompletion.

        Net quantities of proved developed and undeveloped reserves of natural gas and crude oil, including condensate and natural gas liquids, are summarized as follows:

	Crude Oil	Natural Gas
	(Barrels)	(Thousand Cubic Feet)
December 31, 2001	5,158,883	82,431,275
Purchases of reserves in place	30,436	34,196,450
Sales of reserves in place	(223,214)	—
Extensions and discoveries	28,892	14,403,643
Revisions of previous estimates	842,776	(636,931)
Production	(629,100)	(7,827,100)

December 31, 2002	5,208,673	122,567,337
Purchase of reserves in place	—	—
Sales of reserves in place	(25,399)	(744,036)
Extensions and discoveries	494,191	61,637,828
Revisions of previous estimates	(7,092)	(2,419,969)
Production	(628,923)	(13,436,865)

December 31, 2003	5,041,450	167,604,295
Purchase of reserves in place	—	—
Sales of reserves in place	(15,643)	(344,271)
Extensions and discoveries	445,636	33,350,666
Revisions of previous estimates	(30,249)	15,441,298
Production	(565,100)	(13,106,103)

December 31, 2004	4,876,094	202,945,885

Proved developed reserves:
December 31, 2002	3,539,450	92,382,411
December 31, 2003	4,096,596	104,207,660
December 31, 2004	3,798,341	111,126,829

        Reservoir engineering is a subjective process of estimating the volumes of underground accumulations of oil and natural gas which cannot be measured precisely. The accuracy of any reserve estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Reserve estimates prepared by other engineers might differ from the estimates contained herein. Results of drilling, testing, and production subsequent to the date of the estimate may justify revision of such estimate. Future prices received for the sale of oil and natural gas may be different from those used in preparing these reports. The amounts and timing of future operating and development costs may also differ from those used. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered.

        The following is a summary of a standardized measure of discounted net cash flows related to the Company's proved crude oil and natural gas reserves. For these calculations, estimated future cash flows from estimated future production of proved reserves were computed using crude oil and natural gas prices as of the end of each period presented. Future development, production and net asset retirement obligations attributable to the proved reserves were estimated assuming that existing conditions would continue over the economic lives of the individual leases and costs were not escalated for the future.

        The Company cautions against using the following data to determine the fair value of its crude oil and natural gas properties. To obtain the best estimate of fair value of the crude oil and natural gas properties, forecasts of future economic conditions, varying discount rates, and consideration of other than proved reserves would have to be incorporated into the calculation. In addition, there are significant uncertainties inherent in estimating quantities of proved reserves and in projecting rates of production that impair the usefulness of the data.

        The standardized measure of discounted future net cash flows relating to proved crude oil and natural gas reserves are summarized as follows:

	December 31,
	2004	2003
Future cash inflows	$1,466,369,163	$1,184,869,747
Future production and development costs	(489,331,736)	(374,829,047)

Future net cash flows	977,037,427	810,040,700
10% annual discount for estimated timing of cash flows	(442,213,801)	(353,980,596)

Standardized measure of discounted future net cash flows	$534,823,626	$456,060,104

        The following are the principal sources of change in the standardized measure of discounted future net cash flows:

	Year Ended December 31,
	2004	2003	2002
Purchases of reserves	$—	$—	$102,916,472
Sales of reserves in place	(1,375,463)	(2,475,742)	(2,509,704)
Sales and transfers of crude oil and natural gas produced, net of production costs	(83,004,073)	(57,424,780)	(31,115,247)
Net changes in prices and production costs	31,039,998	44,711,900	112,380,701
Development costs incurred during the period and changes in estimated future development costs	(81,370,910)	(75,286,532)	(45,230,813)
Extensions and discoveries, less related costs	118,570,850	211,324,414	43,640,702
Revisions of previous quantity estimates	49,194,080	(6,789,000)	8,510,824
Accretion of discount	45,606,010	31,063,232	11,312,180
Changes in production rates (timing) and other	103,030	304,290	(2,394,593)

Net change	$78,763,522	$145,427,782	$197,510,522

        During recent years, there have been significant fluctuations in the prices paid for crude oil in the world markets. This situation has had a destabilizing effect on crude oil posted prices in the United States, including the posted prices paid by purchasers of the Company's crude oil. The net weighted average prices of crude oil and natural gas at December 31, 2004, 2003 and 2002 used in the above table were $42.10, $31.14 and $29.86 per barrel of crude oil, respectively, and $5.92, $5.87 and $4.92 per thousand cubic feet of natural gas, respectively.

NEG HOLDING LLC

CONSOLIDATED BALANCE SHEET

March 31, 2005

(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$10,999,200
Accounts receivable—oil and natural gas sales	17,388,724
Accounts receivable—joint interest and other	216,496
Notes receivable—other, (net allowance of $790,000)	488,415
Drilling prepayments	793,558
Other	1,104,408

Total current assets	30,990,801
Oil and natural gas properties, at cost (full cost method):
Subject to ceiling limitation	594,136,210
Accumulated depreciation, depletion, and amortization	(349,909,614)

Net oil and natural gas properties	244,226,596
Other property and equipment	5,143,947
Accumulated depreciation	(4,154,948)

Net other property and equipment	988,999
Note receivable	3,090,000
Equity investment	2,169,566
Other long term assets	962,696

Total assets	$282,428,658

Current liabilities:
Accounts payable—trade	$6,423,198
Accounts payable—affiliate	369,722
Accounts payable—revenue	4,158,627
Prepayments from partners	87,754
Other current liabilities	806,885
Derivative financial instruments	23,852,452

Total current liabilities	35,698,638
Long term liabilities:
Gas balancing	897,853
Credit facility	66,833,624
Asset retirement obligation	3,116,344
Derivative financial instruments	12,883,768
Members' equity	162,998,431

Total liabilities and members' equity	$282,428,658

See accompanying notes.

NEG HOLDING LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues:
Oil and natural gas sales	$2,346,633	$25,017,234
Field operations	80,630	79,161
Plant operations	442,609	472,786

Total revenue	2,869,872	25,569,181
Costs and expenses:
Lease operating	3,883,238	3,126,587
Field operations	78,371	90,494
Plant operations	174,442	125,548
Oil and natural gas production taxes	1,695,128	1,349,374
Depreciation, depletion and amortization	6,515,506	5,352,006
Accretion of asset retirement obligation	61,104	63,807
General and administrative	556,457	824,295

Total costs and expenses	12,964,246	10,932,111

Operating income (loss)	(10,094,374)	14,637,070
Other income (expense):
Interest expense	(728,809)	(483,166)
Amortization of debt issuance costs	(172,890)	(111,809)
Interest income and other, net	22,639	89,249
Interest income from affiliate	—	35,803
Interest in loss of equity investee	(209,542)	—

Net income (loss)	$(11,182,976)	$14,167,147

See accompanying notes.

NEG HOLDING LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Operating Activities
Net income (loss)	$(11,182,976)	$14,167,147
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	6,515,506	5,352,006
Change in fair market value of derivative contracts	22,620,363	(2,688,548)
Amortization of debt issuance costs	172,890	111,809
Interest in loss of equity investee	209,543	—
Accretion of asset retirement obligation	61,104	63,807
Changes in operating assets and liabilities:
Accounts receivable	1,111,132	(1,064,720)
Notes receivable	—	(1,207,198)
Drilling prepayments	64,556	254,227
Derivative broker deposit	—	1,700,000
Other current assets	1,095,752	(20,439)
Accounts payable and accrued liabilities	(4,343,276)	1,626,714

Net cash provided by operating activities	16,324,594	18,294,805

Investing Activities
Oil and natural gas exploration and development expenditures	(21,189,663)	(10,869,942)
Purchases of other property and equipment	(88,457)	(38,467)
Proceeds from sales of oil and natural gas properties	122,967	—
Equity investment	—	(1,200,000)

Net cash used in investing activities	(21,155,153)	(12,108,409)
Financing Activities
Proceeds from Mizuho credit facility	15,000,000	—
Proceeds from advance from affiliate	5,000,000	—
Repayment of advance from affilaite	(5,000,000)	—
Loan issuance costs	(53,082)	(328,599)

Net cash (used in) provided by financing activities	14,946,918	(328,599)
Increase in cash and cash equivalents	10,116,359	5,857,797
Cash and cash equivalents at beginning of period	882,841	15,401,433

Cash and cash equivalents at end of period	$10,999,200	$21,259,230

Supplemental Cash Flow Information
Interest paid in cash	$247,022	$148,979

See accompanying notes.

NEG HOLDING LLC

CONSOLIDATED STATEMENT OF MEMBERS' EQUITY

(Unaudited)

Members' Equity
Balance at December 31, 2004	$174,181,407
Net loss for the three months ended March 31, 2005	(11,182,976)

Balance at March 31, 2005	$162,998,431

See accompanying notes.

NEG HOLDING LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months and Period Ended March 31, 2005 and 2004

(Unaudited)

1. Background

        NEG Holding LLC (the "Company"), a Delaware limited liability company, was formed in August 2000. The initial formation was part of a plan of reorganization under Chapter 11 of the US bankruptcy code by National Energy Group, Inc. ("NEG"). Under the terms of the bankruptcy plan and the various formation agreements, NEG contributed essentially all of its operating assets and Gascon Partners ("Gascon") contributed a note receivable from NEG and its 100% ownership interest in an oil and natural gas producing company to the Company's wholly-owned subsidiary, NEG Operating, LLC ("Operating LLC). In exchange, each party received a 50% membership interest in the Company. Both NEG and Gascon Partners are affiliates by virtue of their majority common ownership by Carl C. Icahn. The initial formation of the Company was effective May, 2001 and, because of the common majority ownership of the members, all contributions were initially recorded at historical book values of the contributed net assets as of September 1, 2001.

        Under Delaware law and the terms of the initial formation agreements, the Company may be dissolved and its affairs wound up at any time based on the sole discretion the managing member, Gascon, and in no event later than December 31, 2024. The Company has prepared its financial statements on a "going concern" basis which assumes the Company will continue to operate into the foreseeable future.

        Essentially all of the Company's operations are contained in Operating, LLC. The day-to-day operations of Operating LLC are managed by NEG and the strategic direction is determined by the managing member, currently Gascon. The Company pays a monthly management fee to NEG that is based on an agreed formula that is approximately equal to direct and indirect costs and reasonable overhead cost incurred, plus 15%. The management agreement with NEG expires on December 1, 2006 or such time as Operation LLC no longer owns any oil and natural gas assets.

2. Basis of Presentation

        The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and Article 10 of Regulation S-X and are fairly presented. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, these financial statements contain all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position, results of operations and cash flows for the periods indicated. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from these estimates. The Company's interim financial data should be read in conjunction with the financial statements of the Company for the year ended December 31, 2004 (including the notes thereto).

        The results of operations for the three month periods ended March 31, 2005, and 2004 are not necessarily indicative of the results expected for the full year.

3. Recent Accounting Pronouncements

        On December 16, 2004, the FASB issued SFAS 123 (revised 2004), "Share-Based Payment", which will require compensation costs related to share-based payment transactions (e.g., issuance of stock options and restricted stock) to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be remeasured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. SFAS 123(R) revises SFAS 123, "Accounting for Stock-Based Compensation," and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." For the Company, SFAS 123(R), as amended by SEC Release 34-51558, is effective for the first fiscal year beginning after June 15, 2004 (January 1, 2006). Entities that use the fair-value-based method for either recognition or disclosure under SFAS 123 are required to apply SFAS 123(R) using a modified version of prospective application. Under this method, an entity records compensation expense for all awards it grants after the date of adoption. In addition, the entity is required to record compensation expense for the unvested portion of previously granted awards that remain outstanding at the date of adoption. In addition, entities may elect to adopt SFAS 123(R) using a modified retrospective method where by previously issued financial statements are restated based on the expense previously calculated and reported in their pro forma footnote disclosures. The Company had no share based payments subject to this standard.

        On December 16, 2004, the FASB issued SFAS 153, "Exchanges of Nonmonetary Assets," an amendment of APB Opinion No. 29, to clarify the accounting for nonmonetary exchanges of similar productive assets. SFAS 153 provides a general exception from fair value measurement for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 will be applied prospectively and is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company did not have any nonmonetary transactions for any period presented that this Statement would apply.

        On March 30, 2005, FASB issued FASB Interpretation No. (FIN) 47, "Accounting for Conditional Asset Retirement Obligations." FIN 47 clarifies that the term conditional asset retirement obligation as used in SFAS 143, "Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Uncertainty about the timing and or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for calendar year-end companies). Retrospective application of interim financial information is permitted but not required and early adoption is encouraged. The adoption of FIN 47 will have no material impact on the Company's financial statements.

4. Derivatives

        Substantially all of the Company's revenues are derived from crude oil and natural gas sales. The Company periodically manages its exposure to fluctuations in crude oil and natural gas prices by entering into various derivative instruments with high credit quality counter-parties. The Company's derivative instruments consist principally of collar options and swaps. The Company does not designate any derivative instruments as hedges and, accordingly, all derivatives are marked-to-market at the end of each reporting period and any gains or losses are recognized in income as an increase or decrease in oil and gas sales. During the three month period ended March 31, 2004, the Company recorded an unrealized gain of $2,688,548 and the Company recorded an unrealized loss of $22,620,363 for the three months ended March 31, 2005 on its derivatives contracts.

        The Company is required to provide collateral to its counter party for its derivative positions in the form of a margin deposit. During 2004, the Company negotiated a new credit agreement (see Note 7) and replaced the cash deposits with a letter of credit from the financial institution. At March 31, 2005 the letter(s) of credit that secured the Company's derivative positions aggregated $11.0 million.

        Upon maturity, the Company is required to cash settle each derivative contract. During the three month periods ended March 31, 2004 and 2005, the Company made $0.5 million and $2.6 million, respectively, in net cash payments in settlement of maturing derivatives contracts. As of March 31, 2005, the Company has a liability of $36,736,220 representing the approximate market value obligation of its derivatives contracts, of which $23,852,452 is current.

5. Management Fees

        During the three months ended March 31, 2004 and 2005, the Company paid management fees to NEG aggregating $1.5 million and $1.1 million, respectively which is included in general and administrative expenses and lease operating expenses.

6. Investment in Petrosource

        In October 2003, the Company committed to an investment of $6.0 million in Petrosource Energy Company, LLC ("Petrosource"). The Company acquired 24.79% of the outstanding stock for a price of $3.6 million and advanced $2.4 million as a subordinated loan bearing 6% interest due in 6 years. $3.6 million of this commitment was paid in October 2003 and $2.4 million in February 2004. Petrosource is in the business of selling CO2 and also owns pipelines and compressor stations for delivery purposes. The Company accounts for its investment in Petrosource under the equity method and recorded a $209,543 net loss for the three month period ended March 31, 2005.

7. Credit Facilities

        On December 29, 2003, the Company entered into a Credit Agreement (the "Credit Agreement") with certain commercial lending institutions, including Mizuho Corporate Bank, Ltd. as the Administrative Agent and the Bank of Texas, N.A. and the Bank of Nova Scotia as Co-Agents.

        The Credit Agreement provides for a loan commitment amount of up to $120 million and a letter of credit commitment of up to $15 million (provided, the outstanding aggregate amount of the unpaid borrowings, plus the aggregate undrawn face amount of all outstanding letters of credit shall not exceed the borrowing base under the Credit Agreement). The Credit Agreement provides further that the amount available to the Company at any time is subject to certain restrictions, covenants, conditions and changes in the borrowing base calculation. In partial consideration of the loan commitment amount, the Company has pledged a continuing security interest in all of its oil and natural gas properties and its equipment, inventory, contracts, fixtures and proceeds related to its oil and natural gas business.

        At the Company's option, interest on borrowings under the Credit Agreement bear interest at a rate based upon either the prime rate or the LIBOR rate plus, in each case, an applicable margin that, in the case of prime rate loans, can fluctuate from 0.75% to 1.50% per annum, and, in the case of LIBOR rate loans, can fluctuate from 1.75% to 2.50% per annum. Fluctuations in the applicable interest rate margins are based upon Operating LLC's total usage of the amount of credit available under the Credit Agreement, with the applicable margins increasing as the Company's total usage of the amount of the credit available under the Credit Agreement increases. The Credit Agreement expires on September 1, 2006.

        At the closing of the Credit Agreement (December, 2003), the Company borrowed $43.8 million to repay $42.9 million owed by the Company to a related party under the secured loan arrangement which was then terminated and to pay administrative fees in connection with this borrowing. The Company intends to use any future borrowings under the Credit Agreement to finance potential acquisitions. The Company capitalized $1.4 million of loan issuance costs in connection with the closing of this transaction. These costs are amortized over the life of the loan using the interest method. $111,809 and $172,890 were amortized during the three months ended March 31, 2004 and 2005 and are included as debt issuance costs in the income statement.

        As a condition to the lenders obligations under the Credit Agreement, the lenders required that the NEG, Gascon, Holding LLC and the Company execute and deliver at the closing that certain Pledge Agreement and Irrevocable Proxy in favor of Bank of Texas, N.A., its successors and assigns, the ("Pledge Agreement"). Pursuant to the terms of the Pledge Agreement, in order to secure the performance of the obligations of the Company (I) each of NEG and Gascon have pledged their 50% membership interest in Holding LLC (such interests constituting 100% of the outstanding equity membership interest of Holding LLC); (ii) Holding LLC has pledged its 100% equity membership interest in the Company; and (iii) the Company has pledged its 100% equity membership interest in its subsidiary, Shana National LLC (the membership interests referred to in clauses (I), (ii) and (iii) above are collectively referred to as the "Collateral"). The Pledge Agreement also provides for a continuing security interest in the Collateral and that Bank of Texas, N.A. as the Collateral Agent is the duly appointed attorney-in-fact of the Company. The Collateral Agent may take all action deemed reasonably necessary for the maintenance, preservation and protection of the Collateral and the security interest therein until such time that all of the Company's obligations under the Credit Agreement are fulfilled, terminated or otherwise expired. If under the Credit Agreement an event of default shall have occurred and is continuing, the Collateral Agent may enforce certain rights and remedies, including, but not limited to the sale of the Collateral, the transfer of all or part of the Collateral to the Collateral Agent or its nominee and/or the execution of all endorsements,

        The Credit Agreement requires, among other things, semiannual engineering reports covering oil and natural gas properties, and maintenance of certain financial ratios, including the maintenance of a minimum interest coverage, a current ratio, and a minimum tangible net worth. The Company was in compliance with all covenants at March 31, 2005.

8. Note Receivable

        At the request of the Company's controlling member, in April 2002, the Company entered into a revolving credit commitment to extend advances to an unrelated third party. The unrelated third party has no business relationship with the Company's controlling member. Under the terms of the revolving credit arrangement, the Company agreed to make advances from time to time, as requested by the unrelated third party and subject to certain limitations, an amount up to $5 million. Advances made under the revolving credit commitment bear interest at prime rate plus 2% and is collateralized by inventory and receivables. During 2004, the Company determined that a portion of the total outstanding advances of $1,253,154 had been impaired and established a $790,000 allowance to offset the note.

9. Commitments and Contingencies

        The Company has entered into a management agreement with NEG to manage Operating LLC's oil and natural gas assets until the earlier of November 1, 2006, or such time as Operating LLC no longer owns any oil and natural gas assets.

        Under the terms of the Company's formation agreements, the Company is obligated to make semi-annual payments "Guaranteed Payments" and periodic "Priority Amount" distributions to NEG. No Guaranteed Payments were made during the months ended March 31, 2004 and 2005.

        On July 7, 2003, the Company filed a request with the American Arbitration Association for dispute resolution of a claim in the amount of $21,000 against Osprey Petroleum Company, Inc. ("Osprey") arising out of Osprey's failure to post bond for certain plugging and abandonment liabilities associated with oil and gas properties sold by the Company to Osprey in September 2000. Osprey has counterclaimed against the Company and its affiliates (Holding LLC and Operating LLC) in an amount up to $15 million, alleging fraud and breach of contract related to the sale of such oil and gas properties. The Purchase and Sale Agreement transferring the properties from the Company to Osprey provides for dispute resolution through binding arbitration utilizing arbitrator(s) experienced in oil and gas transactions. The exclusive venue for any such arbitration is in Dallas, Texas, and the binding, nonappealable judgment by the arbitrator(s) may be entered in any court having competent jurisdiction.

        On February 24, 2005, the American Arbitration Association issued a ruling in favor of the Company on all issues. The Company was awarded the following:

          (a)   $20,500 in post bond premiums alleged to be owed for certain plugging and abandonment liabilities associated with the oil and gas properties sold to Osprey,

          (b)   $5,422 in expenses associated with our bond claim,

          (c)   $53,226 in attorneys fees,

          (d)   $24,617 in administrative expenses paid to the American Arbitration Association,

          (e)   an order requiring Osprey to post and maintain an acceptable replacement bond,

          (f)    a finding that Osprey's counterclaim in the amount of $15 million was without merit, and

          (g)   a ruling that Osprey is entitled to no recovery of any damages or expenses associated with the Company's bond claim or Osprey's counterclaim.

        With respect to certain claims of the Company against Enron North America Corp. relating to the oil and natural gas properties contributed to Holding LLC, a representative of the Company has been appointed to the official committee of unsecured creditors in the Enron bankruptcy proceeding, and the Company has filed a claim for damages in that bankruptcy proceeding. This claim represents a hedge against future oil and natural gas prices and does not reflect a cash gain or loss. Any recoveries from Enron North America Corp. will become the property of Operating LLC as a result of the LLC Contribution.

        Other than routine litigation incidental to its business operations which are not deemed by the Company to be material, there are no additional legal proceedings in which the Company nor Operating LLC, is a defendant.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Panaco, Inc.

        We have audited the accompanying balance sheets of Panaco, Inc. (the "Company" or "Panaco") as of December 31, 2004 and 2003 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Panaco, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the financial statements, effective January 1, 2003, the Company changed its method of accounting for asset retirement obligations.

/s/ PANNELL KERR FORSTER OF TEXAS P.C.

March 18, 2005

PANACO, INC.

BALANCE SHEETS

	December 31,
	2004	2003
Assets
Current assets
Cash	$23,753,000	$3,152,000
Restricted cash	—	8,716,000
Accounts receivable, net of allowance of $5,947,000 and $5,847,000 as of December 31, 2004 and December 31, 2003, respectively	8,641,000	8,233,000
Accounts receivable—other	1,841,000	—
Prepaid expenses and other current assets	4,652,000	1,001,000
Deferred taxes, net	1,943,000	—

Total current assets	40,830,000	21,102,000

Property, plant and equipment
Oil and natural gas properties, successful efforts method of accounting	326,733,000	323,001,000
Less accumulated depreciation, depletion and amortization	(263,140,000)	(246,803,000)

Oil and natural gas properties, net	63,593,000	76,198,000

Pipelines and other property, plant and equipment	26,114,000	26,303,000
Less accumulated depreciation	(17,789,000)	(16,023,000)

Pipelines and other property, plant and equipment, net	8,325,000	10,280,000

Other assets
Restricted deposits	23,519,000	18,234,000
Deferred taxes, net	21,341,000	—

Total assets	$157,608,000	$125,814,000

Liabilities and Stockholders' Equity (Deficit)
Liabilities not subject to compromise
Current liabilities
Accounts payable and accrued liabilities	$13,517,000	$6,506,000
Accounts payable—related party	555,000	—
Interest payable—related party	288,000	—
Interest payable	—	220,000
Income tax payable	157,000	—
Current maturities of long-term debt—related party	5,429,000	—
Revolving credit facility	—	35,272,000

Total current liabilities	19,946,000	41,998,000

Long-term debt—related party, net of current maturities	32,571,000	—
Deferred credits	263,000	556,000
Asset retirement obligation	49,538,000	43,933,000

Total liabilities not subject to compromise	102,318,000	86,487,000

Liabilities subject to compromise
Accounts payable and accrued liabilities	—	19,838,000
Interest payable	—	3,115,000
Natural gas imbalance payable	—	1,311,000
Senior notes due 2004	—	100,000,000

Total liabilities subject to compromise	—	124,264,000

Commitments and contingencies	—	—
Stockholders' equity (deficit)
Preferred shares, $0.01 par value, 5,000,000 shares authorized at December 31, 2003; no shares issued and outstanding at December 31, 2003 (see Note 1)	—	—
New common shares, $0.01 par value, 1,000,000 shares authorized; 1,000 shares issued and outstanding as of December 31, 2004	—	—
Old common shares, $0.01 par value, 100,000,000 shares authorized; 24,359,695 shares issued and outstanding as of December 31, 2003	—	247,000
Additional paid-in capital	121,140,000	69,089,000
Accumulated deficit	(65,850,000)	(154,273,000)

Total stockholders' equity (deficit)	55,290,000	(84,937,000)

Total liabilities and stockholders' deficit	$157,608,000	$125,814,000

See accompany notes to financial statements.

PANACO, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2004	2003	2002
Oil and natural gas sales	$51,234,000	$50,160,000	$39,065,000
Costs and expenses:
Lease operating expenses and ad valorem taxes	14,040,000	17,218,000	14,508,000
Production taxes	711,000	1,021,000	720,000
Geological and geophysical expenses	76,000	105,000	119,000
Depletion, depreciation and amortization	19,008,000	12,812,000	36,986,000
Impairment of oil and natural gas properties	—	—	23,291,000
General and administrative expenses	2,284,000	2,290,000	3,550,000
Management fees and other—related party	884,000	—	—
Bad debt expense	100,000	1,896,000	510,000
Accretion of asset retirement obligation	3,132,000	2,843,000	—
Gain on expiration of production payment	—	(2,249,000)	—

Total cost and expenses	40,235,000	35,936,000	79,684,000

Operating income (loss)	10,999,000	14,224,000	(40,619,000)
Other income (expense):
Interest income	684,000	274,000	500,000
Other income	48,000	—	—
Interest expense	(912,000)	(2,929,000)	(9,298,000)
Interest expense—related party	(1,605,000)	—	—
Loss on sale of assets	(76,000)	—	—

Total other expense. net	(1,861,000)	(2,655,000)	(8,798,000)

Income (loss) before reorganization costs, income taxes and cumulative effect of accounting change	9,138,000	11,569,000	(49,417,000)
Reorganization costs:
Deferred debt costs	—	—	(962,000)
Professional fees	(3,794,000)	(2,898,000)	(1,296,000)
Loss on restructuring of debt—related party	(3,561,000)	—	—
Gain on restructuring of senior notes due 2004	51,268,000	—	—
Gain on restructuring of payables	12,495,000	—	—

Income (loss) before cumulative effect of accounting change	65,546,000	8,671,000	(51,675,000)
Income tax benefit, net	22,877,000	—	—
Cumulative effect of accounting change, net of tax	—	(12,149,000)	—

Net income (loss)	$88,423,000	$(3,478,000)	$(51,675,000)

Basic and diluted earnings (loss) per share (see Note 2):
Income (loss) before cumulative effect of accounting change		$0.36	$(2.12)
Cumulative effect of accounting change, net of tax		(0.50)	—

Net loss		$(0.14)	$(2.12)

Basic and diluted weighted average common shares outstanding		24,359,695	24,359,695

See accompanying notes to financial statements.

PANACO, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	Number of New Common Shares	Number of Old Common Shares	Common Share Par Value	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Equity (Deficit)
Balance, December 31, 2001	—	24,359,695	$247,000	$69,089,000	$(99,120,000)	$(29,784,000)
Net loss	—	—	—	—	(51,675,000)	(51,675,000)

Balance, December 31, 2002	—	24,359,695	247,000	69,089,000	(150,795,000)	(81,459,000)
Net loss	—	—	—	—	(3,478,000)	(3,478,000)

Balance, December 31, 2003	—	24,359,695	247,000	69,089,000	(154,273,000)	(84,937,000)
Cancellation Old Common Stock	—	(24,359,695)	(247,000)	247,000	—	—
Issuance of New Common Stock	1,000	—	—	51,804,000	—	51,804,000
Net income	—	—	—	—	88,423,000	88,423,000

Balance, December 31, 2004	1,000	—	$—	$121,140,000	$(65,850,000)	$55,290,000

PANACO, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2004	2003	2002
Cash flows from operating activities
Net income (loss)	$88,423,000	$(3,478,000)	$(51,675,000)
Adjustments to reconcile net income (loss) to net cash provided from operating activities
Depletion, depreciation and amortization	19,008,000	12,812,000	36,986,000
Impairment of oil and natural gas properties	—	—	23,291,000
Deferred income taxes	(23,284,000)	—	—
Loss on sale of assets	76,000	—	—
Unrealized loss on derivative instruments	903,000	—	—
Loss on restructuring of debt—related party	3,561,000	—	—
Gain on restructuring of senior notes due 2004	(51,268,000)	—	—
Gain on restructuring of payables	(12,495,000)	—	—
Allowance for doubtful accounts	100,000	1,896,000	510,000
Accretion of asset retirement obligation	3,132,000	2,843,000	—
Deferred debt costs	—	—	962,000
Gain on expiration of production payment	—	(2,249,000)	—
Cumulative effect of accounting change	—	12,149,000	—
Changes in operating assets and liabilities
Accounts receivable	(508,000)	(1,353,000)	(924,000)
Accounts receivable—other	(1,841,000)	—	—
Prepaid expenses and other current assets	(3,651,000)	20,000	(103,000)
Accounts payable and accrued liabilities	(3,278,000)	(5,306,000)	(3,560,000)
Accounts payable—related party	555,000	—	—
Natural gas imbalance payable	(1,311,000)	154,000	8,000
Deferred credits	(293,000)	(397,000)	(552,000)
Interest payable	1,385,000	(661,000)	1,132,000
Income taxes payable	157,000	—	—

Net cash provided by operating activities	19,371,000	16,430,000	6,075,000

Cash flows from investing activities
Capital expenditures	(1,994,000)	(3,875,000)	(6,494,000)
Proceeds from property sale	150,000	—	—
Increase in restricted deposits	(5,285,000)	(4,907,000)	(2,316,000)
Asset retirement obligation	(207,000)	(1,028,000)	—

Net cash used in investing activities	(7,336,000)	(9,810,000)	(8,810,000)

Cash flows from financing activities
Proceeds from borrowings of debt	—	—	8,101,000
Repayment of debt	(150,000)	(2,450,000)	(3,250,000)

Net cash provided by (used in) financing activities	(150,000)	(2,450,000)	4,851,000

Net increase in cash	11,885,000	4,170,000	2,116,000
Decrease (increase) in restricted cash	8,716,000	(8,716,000)	—
Cash at beginning of year	3,152,000	7,698,000	5,582,000

Cash at end of year	$23,753,000	$3,152,000	$7,698,000

Supplemental Disclosure of Cash Flow Information:
Interest paid	$1,129,000	$3,590,000	$8,166,000
Income taxes paid	$272,000	$—	$—
Supplemental Non-cash Investing and Financing Activities:
Oil and natural gas properties for asset retirement obligation	$2,680,000	$26,344,000	$—
Interest payable—related party converted to debt principal	$1,317,000	$—	$—
Senior notes due 2004 and accrued interest converted to new common stock and additional paid-in capital	$51,804,000	$—	$—
Old common stock converted to additional paid-in capital	$247,000	$—	$—

See accompanying notes to financial statements

PANACO, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1—VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 BANKRUPTCY

        On July 16, 2002, Panaco, Inc. (the "Company" or "Panaco") filed a Voluntary Petition for Relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court of the Southern District of Texas. The filing was made primarily due to the Company's inability to pay its debts as they became due including the existence of a significant working capital deficit at December 31, 2001 and continuing through June 30, 2002. In addition, at the time of filing the voluntary petition for relief, the Company was not in compliance with certain financial and technical covenants of its $40 million revolving credit facility (the "Credit Facility") and the indenture entered into in connection with its indebtedness of $100 million of Senior Notes due 2004, (the "Senior Notes" and the "Senior Notes Indenture"). The Company's forecasts of future results from operations indicated that the Company would not be able to reverse its working capital deficit, cure its covenant violations or provide capital required to develop its oil and natural gas reserves.

        An order for relief was entered by the Bankruptcy Court, placing the Company under protection of the Bankruptcy Court, which precludes payment of the interest on the Senior Notes. In addition, payment of liabilities existing as of July 15, 2002 to certain unsecured creditors and pending litigation are stayed during the Bankruptcy proceeding. For the period from July 16, 2002 through November 15, 2004, the Company operated as a debtor-in-possession and continued to operate and manage its assets in the ordinary course of business during the Chapter 11 proceeding. On November 3, 2004, the Court entered a confirmation order for the Company's Plan of Reorganization (the "Plan"). The Plan became effective November 16, 2004 ("Effective Date") and the Company began operating as a reorganized entity.

        The Plan generally provided that the Company's liabilities, classified as "Subject to Compromise" on the accompanying balance sheets, be satisfied in full in exchange for the following:

  •
  Revolving Credit Facility: the holder of the claim received a new note, the principal amount of which will be paid over seven years,

  •
  Senior Notes: 49% of the Senior Notes were settled for a cash payment equal to 2.5% of the face value of the Senior Notes; 51% of the Senior Notes were converted into 100% of the equity of the reorganized Company,

  •
  Unsecured Creditors: received a cash payment equal to 10% of their allowed claim.

  •
  Equity: the pre-confirmation shares of common stock (the "Old Common Stock") are deemed to be of no value and were cancelled. The equity of the reorganized Company became owned by the 51% Senior Note holders.

        The Plan also further specified that the Company no longer has the authority to issue non-voting equity shares. As such, there are no authorized or issued preferred shares as of December 31, 2004.

        For the period from July 16, 2002 through November 15, 2004, the financial statements have been prepared in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," ("SOP 90-7"). In accordance with SOP 90-7, as of the petition date, the Company discontinued accruing interest and amortization of deferred debt costs related to liabilities subject to compromise.

        As a result of the Plan, a gain was recognized on the restructuring in accordance with Statement of Financial Accounting Standards No. 15 ("SFAS No. 15"), "Accounting by Debtors and Creditors for Troubled Debt Restructurings." The total gain on restructuring was approximately $63.8 million which is comprised of the forgiveness of $51.3 million of unsecured Senior Notes and $12.5 million of payables owed to unsecured creditors. Furthermore, approximately $51.8 million of unsecured Senior Notes and the corresponding accrued interest were exchanged for 100% of the new common stock (1,000 shares) (the "New Common Stock") of the reorganized Company.

        Due to the lack of change in control of the Company post bankruptcy, the reorganization of the Company was accounted for as a recapitalization and debt restructuring.

Note 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business

        The Company is an independent oil and natural gas exploration and production company with operations focused in the Gulf of Mexico and onshore in the Gulf Coast region. The Company operates a majority of its oil and natural gas producing assets in order to control the operations and the timing of expenditures. The majority of the Company's properties are located in state or federal waters in the Gulf of Mexico, where the costs of operations, productions rates and reserve potential are generally greater than properties located onshore. The Company's assets and operations are primarily concentrated on a small group of properties.

Significant Accounting Policies

Basis of Presentation

        The Company's financial statements, and the notes to financial statements, are prepared in accordance with U.S. generally accepted accounting principles.

Oil and Natural Gas Properties and Depreciation, Depletion and Amortization

        The Company utilizes the successful efforts method of accounting for its oil and natural gas properties. Under the successful efforts method, lease acquisition costs are initially capitalized. Exploratory drilling costs are also capitalized pending determination of proved reserves. If proved reserves are not discovered, these costs are expensed. All development costs are capitalized. Non-drilling exploratory costs, including geological and geophysical costs and rentals, are expensed as incurred. Unproved leaseholds with significant acquisition costs are assessed periodically, on a property-by-property basis, and a loss is recognized to the extent, if any, that the cost of the property has been impaired. Unproved leaseholds whose acquisition costs are not individually significant are aggregated, and such costs estimated to ultimately prove nonproductive, based on experience, are amortized over an average holding period. As unproved leaseholds are determined to be productive, the related costs are transferred to proved leaseholds. Provision for depletion is determined on a depletable unit basis using the unit-of-production method. As of December 31, 2004, 2003 and 2002 there were no unproved leasehold costs recorded. The depletion rates per Mcfe for the years ended December 31, 2004, 2003 and 2002 were $2.09, $1.09 and $3.02, respectively. The increase for the year ended December 31, 2004 was due to a significant downward revision of natural gas reserves. The significant decrease for the year ended December 31, 2003 was due to the impairment of oil and natural gas properties recorded during the year ended December 31, 2002 which substantially reduced the cost subject to depletion during 2003.

        The Company performs a review for impairment of proved oil and natural gas properties on a depletable unit basis each quarter and when circumstances suggest there is a need for such a review. For each depletable unit determined to be impaired, an impairment loss equal to the difference between the sum of the carrying value and anticipated future costs, including plugging and abandonment, and the fair value of the depletable unit will be recognized. Fair value, on a depletable unit basis, is estimated to be the present value of expected future cash flows computed by applying estimated future oil and natural gas prices, as determined by management, to estimated future production of oil and natural gas reserves over the economic lives of the reserves discounted at 10%. Future cash flows are based upon the Company's estimate of proved reserves.

        During 2002, the Company recorded an oil and natural gas asset impairment totaling $23.3 million. The impairment was primarily due to lower estimates of future net cash flow from the Company's proved reserves caused mainly by an increase in the estimate of future obligations to plug and abandon the wells and platforms used on its properties and a negative revision to previous estimates of total proved oil and natural gas reserves. The Company was not required to record any oil and natural gas asset impairments in 2004 and 2003.

Revenue Recognition

        The Company recognizes its ownership interest in oil and natural gas production as revenue as it is produced and sold. Natural gas balancing arrangements with partners in natural gas wells are accounted for by the entitlements method. Fees for processing oil and natural gas for others are recorded as they are earned and treated as a reduction of lease operating expense related to the facilities and infrastructure since they are a reimbursement of operating costs of the facilities.

Earnings Per Share

        Basic earnings (loss) per share is computed by dividing net earnings or loss by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net earnings or loss by the weighted average number of shares outstanding, after giving effect to potentially dilutive common share equivalents outstanding during the period. Potentially dilutive common share equivalents are not included in the computation of diluted earnings (loss) per share if they are anti-dilutive. Diluted earnings (loss) per common share are the same as basic earnings (loss) per share for all periods presented because no dilutive common share equivalents existed.

        In connection with the Plan, all of the Old Common Stock outstanding as of November 16, 2004 was canceled and 1,000 shares of Panaco, Inc. New Common Stock were issued. Since the number of shares of the Old Common Stock and the New Common Stock are not comparable, the weighted average number of common shares outstanding is not meaningful, therefore, the earnings per share computation for the period ended December 31, 2004 has been omitted from the statement of operations and throughout the footnote disclosures contained herein. If the New Common Stock had been outstanding for the entire year ending December 31, 2004, the net income per common share would have been $88,423 per New Common Stock share.

Cash and Cash Equivalents

        For purposes of reporting cash flows, the Company considers all cash investments with original maturities of three months or less to be cash equivalents.

Stock-Based Compensation

        The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123—"Accounting for Stock Based Compensation," ("SFAS NO. 123"). Under SFAS No. 123, the Company is permitted to either record expenses for stock options and other employee compensation plans based on their fair value at the date of grant or to continue to apply the current accounting policy under Accounting Principles Board, ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees," ("APB No. 25") and recognize compensation expense, if any, based on the intrinsic value of the equity instrument at the measurement date. In December of 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, "Accounting for Stock- Based Compensation—Transition and Disclosure—An Amendment to FASB Statement No. 123," ("SFAS No. 148") to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Company elected to not change to the fair value based method of accounting for stock based employee compensation and continues to follow APB No. 25 and when required, to provide the pro forma disclosures required by SFAS No. 123. Additionally, SFAS No. 148 amended disclosure requirements of SFAS No. 123 to require more prominent disclosure in both annual and interim financial statements.

        Had compensation costs for the stock option plan been determined based on the fair value at the grant date, consistent with the provisions of SFAS No. 123, net income (loss) and net income (loss) per share would have increased or decreased to the pro forma amounts indicated below for the years ended December31:

	2004	2003	2002
Net income (loss)—as reported	$88,423,000	$(3,478,000)	$(51,675,000)
Plus: stock-based compensation expense determined using the intrinsic value of the option at the measurement date	—	—	—
Less: stock-based employee compensation determined under fair value method for all awards granted to employees	—	(34,000)	(77,000)

Net income (loss)—pro forma	$88,423,000	$(3,512,000)	$(51,752,000)

Basic and diluted net income (loss) per share—as reported		$(0.14)	$(2.12)

Basic and diluted net income (loss) per share—pro forma		$(0.14)	$(2.12)

        When determining the fair value of each option granted the Company uses the Black-Scholes Option Pricing Model and considers the following weighted average assumptions: fair market price of the underlying common stock on the date of grant, expected stock price volatility, risk free interest rate, average expected option lives and forfeiture rate. The Company did not grant options to employees during the years ended December 31, 2004, 2003 and 2002 (see Note 8).

Fair Value

        The Company values financial instruments as required by SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The carrying amount of cash is fair value and the carrying amount of other balance sheet financial instruments approximate fair value on the date of each balance sheet.

Asset Retirement Obligations

        During 2003, the Company implemented SFAS No. 143, "Accounting for Long-Term Asset Retirement Obligations," ("SFAS No. 143"). As required by SFAS No. 143, the Company recorded a charge for the cumulative effect of accounting change of $12.1 million, which represents the accretion expense on the asset retirement obligation liability and depletion expense on the asset retirement obligation asset for the period from when the wells and platforms were either drilled or acquired through December 31, 2002 (see Note 3).

Restricted cash

        Under the terms of a cash collateral order entered by the United States Bankruptcy Court during December 2003, the Company established an escrow account for its excess cash as defined in the order. On the Effective Date of the Plan, the requirement to maintain restricted cash was no longer necessary and since the Effective Date such cash has been available for working capital, capital expenditures, settlement of claims, and for general operations of the Company.

Accounts Receivable

        The Company reviews its accounts receivable on a regular basis and when appropriate, records an allowance when conditions warrant that such account may not be collectible. The total allowance for doubtful accounts was $5.9 million and $5.8 million at December 31, 2004 and 2003, respectively.

Pipelines and Other Property, Plant and Equipment

        Property and equipment is carried at cost. Oil and natural gas pipelines and equipment are depreciated on the straight-line method over their estimated lives, primarily fifteen years. Other property is also depreciated on the straight-line method over their estimated lives, ranging from three to ten years.

Amortization of Deferred Debt Costs

        Costs incurred in debt financing transactions are typically amortized over the term of the debt instrument using the effective interest rate method. During the year ended December 31, 2002, the Company wrote-off the balance of its deferred debt costs totaling $962,000 related to the Senior Notes due to a potential compromise of the principal. The amount was recorded as a component of reorganization costs.

Natural gas Imbalances

        The Company accounts for its natural gas sales under the entitlement method. As such, the Company records its contractual percentage ("entitled") of production as revenue and any amounts sold in excess of what the Company is entitled to, or not sold to which the Company is entitled to, are recorded as an imbalance with the other parties to the contract. The values of such imbalances are based on the prices received by the Company during the month in which the imbalance occurs. At December 31, 2004, the Company's imbalance was an under-produced, or asset balance of $0.4 million which has been recorded within accounts receivable—other. At December 31, 2003, the Company's imbalance position was an over-produced, or payable balance of $1.3 million.

Derivative Instruments and Hedging Activities

        As conditions warrant, the Company hedges the prices of its oil and natural gas production through the use of oil and natural gas swap contracts and put options within the normal course of its business. To qualify as hedging instruments, swaps or put options must be highly correlated to anticipated future sales such that the Company's exposure to the risk of commodity price changes is reduced. All hedge transactions are subject to the Company's risk management policy. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking the hedge. This process includes specific identification of the hedging instrument and the hedge transaction, the nature of the risk being hedged and how the hedging instrument's effectiveness will be assessed. Both at the inception of the hedge and on an ongoing basis, the Company assesses whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

        Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement was amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133." These statements establish accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded at fair market value and included in the balance sheet as assets or liabilities. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception of a derivative. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the statement of operations. For derivative instruments designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the hedged item is recognized in earnings. Hedge effectiveness is measured at least quarterly based on the relative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness, as defined by SFAS No. 133, is recognized immediately in oil and natural gas sales. As of December 31, 2004, 2003 and 2002, the Company did not have any open derivative agreements that qualified as a hedge instrument in accordance with SFAS No. 133.

        At December 31, 2004, the Company had certain no-cost commodity price collars that management elected to not designate as hedge instruments for accounting purposes. Accordingly, the change in unrealized gains and losses are included in oil and natural gas sales. These derivative agreements are for 2005 production thus there have been no cash settlements recorded in 2004. For the year ended December 31, 2002, realized losses on hedging settlements totaled $282,000.

        While the use of derivative contracts can limit the downside risk of adverse price movements, it may also limit future gains from favorable movements. The Company addresses market risk by selecting instruments whose value fluctuations correlate strongly with the underlying commodity. Credit risk related to derivative activities is managed by requiring minimum credit standards for counterparties, periodic settlements, and mark to market valuations.

        The following is a summary of the oil and natural gas no-cost commodity price collars entered into by the Company.

Date of Contract	Volume/Month	Beginning	Ending	Floor	Ceiling
November 2004	25,000 Bbls	January 2005	December 2005	$42.50	$46.00
November 2004	150,000 MMBTU	January 2005	December 2005	$6.00	$8.35

        At December 31, 2004, a liability of $0.9 million was recorded by the Company in connection with these contracts to record the derivative instruments at their fair market value.

Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, net operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes that enactment date (see Note 7).

Environmental Liabilities

        The Company accrues for losses associated with environmental remediation obligations when such losses are probable and can be reasonably estimated. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than the time of the completion of the remedial feasibility study. These accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. As of December 31, 2004, 2003 and 2002, the Company did not have any liabilities related to environmental remediation that were required to be recorded.

Concentration of Credit Risk

        Substantially all of the Company's accounts receivable result from oil and natural gas sales or joint interest billings to third parties in the oil and natural gas industry. This concentration of customers and joint interest owners may impact the Company's overall credit risk in that these entities may be similarly affected by changes in economic and other industry conditions. The Company does not require collateral from its customers. Further, the Company generally has the right to offset revenue against related billings to joint interest owners. Derivative contracts subject the Company to a concentration of credit risk. The Company transacts the majority of its derivative contracts with one counterparty.

Use of Estimates

        The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities in the financial statements. The most significant estimates include the use of estimates for oil and natural gas reserve information, fair market values of derivative instruments, the valuation allowance for deferred income taxes, the valuation allowance for accounts receivable, the asset retirement obligation for plugging and abandonment of wells and platforms, impairments tests and depletion expense. Actual results could differ from those estimates. Estimates related to oil and natural gas reserve information are based on estimates provided by independent petroleum engineering firms. Changes in oil and natural gas prices could significantly affect the estimates from year to year, thus directly affecting the rate of depletion, impairment tests and valuation allowances on deferred tax assets and accounts receivable.

Recently Issued Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment." This statement requires companies to measure the cost of employee services in exchange for an award of equity instruments based on a grant-date fair value of the award (with limited exceptions), and that cost must generally be recognized over the vesting period. SFAS No. 123(R) amends the original SFAS No. 123 and SFAS No. 95 that had allowed companies to choose between expensing stock options or showing pro forma disclosure only. This statement eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25. We currently account for our stock-based compensation plans under the principles prescribed by APB Opinion No. 25. Accordingly, no stock option compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to or less than the market value of the underlying common stock on the date of grant. The adoption of SFAS No. 123(R) will not impact our results of operations since the Company has no options outstanding. SFAS No. 123(R) becomes effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005.

        In December 2004, SFAS No. 153, "Exchanges of Nonmonetary Assets—an Amendment of APB Opinion No. 29" is effective for fiscal years beginning after June 15, 2005. This statement addresses the measurement of exchange of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions" and replaces it with an exception for exchanges that do not have commercial substance. The Company expects the adoption of SFAS No. 153 to have no impact on its financial statements.

Note 3—ASSET RETIREMENT OBLIGATIONS

        The Company's asset retirement obligations ("ARO") relate to the plugging and abandonment of its oil and natural gas properties. The provisions of SFAS No. 143 requires the fair value of a liability for an ARO to be recorded and a corresponding increase in the carrying amount of the associated asset. The cost of the tangible asset, including the initially recognized asset retirement cost ("ARC") is depleted over the useful life of the asset. If the fair value of the estimated ARO changes in the future, an adjustment is recorded to the retirement obligation and the asset retirement cost. The offsetting ARO liability is recorded at fair value, and accretion expense recognized as the discounted liability is accredited to its expected settlement value. The fair value of the ARO asset and liability is measured using expected future cash out flows discounted at the Company's credit adjusted risk free interest rate.

Differences in actual amounts incurred to plug and abandon a well or platform are compared to the amounts that have been accrued are recorded as a gain or loss upon settlement of the liability.

        The Company adopted SFAS No. 143 on January 1, 2003 which resulted in a net increase in the discounted ARO liability of $42.1 million and an increase in net oil and natural gas properties of $30 million. The related cumulative effect of implementing SFAS No. 143 since inception resulted in a non-cash charge to earnings of $12.1 million. There was no impact on the Company's cash flow or estimates of its plugging and abandoning costs as a result of adopting SFAS No. 143.

        The following table provides a roll forward of the ARO for the years ended December 31:

	2004	2003
ARO at beginning of period	$43,933,000	$42,118,000
Revision of estimate	2,680,000	—
Liabilities settled	(207,000)	(1,028,000)
Accretion expense	3,132,000	2,843,000

ARO at end of period	$49,538,000	$43,933,000

        On a pro forma basis, for the year ended December 31, 2002, depletion expense would have decreased by $6.8 million, the impairment of oil and natural gas properties would have decreased by $5 million and accretion expense would have increased by $2.7 million decreasing the overall net loss to $42.6 million or $(1.74) per share.

Note 4—RESTRICTED DEPOSITS

        Pursuant to existing agreements with former property owners and in accordance with requirements of the U.S. Department of Interior's Minerals Management Service ("MMS"), the Company has put in place surety bonds and/or escrow agreements to provide satisfaction of its eventual responsibility to plug and abandon wells and remove structures when certain fields are no longer in use. As part of its agreement with the underwriter of the surety bonds, the Company has established bank trust and escrow accounts in favor of either the surety bond underwriter or the former owners of the particular fields. Restricted deposits are recorded on an accrual basis and are funded based upon the terms of the escrow agreements. Certain amounts are required to be paid upon receipt of proceeds from production. As of December 31, 2004 and 2003, $1.9 million and $0.7 million, respectively, have been accrued representing amounts owed that have not been funded.

        In the West Delta fields and the East Breaks 109 and 110 fields, the Company established an escrow for both fields in favor of the surety bond underwriter, who provides a surety bond to the former owners of the West Delta fields and to the MMS. The balance in this escrow account was $8.8 million at December 31, 2004 and is fully funded per the terms of the escrow agreement.

        In the East Breaks 165 and 209 fields, the Company established an escrow account in favor of the surety bond underwriter, who provides surety bonds to both the MMS and the former owner of the fields. The balance in this escrow account was $6.6 million at December 31, 2004, which is fully funded per the terms of the escrow agreement.

        The Company has also established an escrow account in favor of a major oil company under which the Company will deposit 10% of the net cash flows from the properties, as defined in the agreement, that were acquired from the major oil company. This balance in this escrow account was $2.9 million at December 31, 2004.

        Pursuant to an order entered by the United States Bankruptcy Court during 2003, the Company established the "Unocal Escrow Account" which requires monthly deposits based on cash flows from certain wells acquired, as defined in the agreement. The balance in this escrow account was $3.2 million at December 31, 2004.

        Pursuant to an agreement entered into with the MMS during December 2004, the Company established the "East Breaks Escrow Accounts" which require an initial deposit of $2.0 million and quarterly deposits of $0.8 million beginning March 2005. The balance in this escrow account was $2.0 million at December 31, 2004.

        Aggregate payments to the East Breaks Escrow accounts for the five years following December 31, 2004 are as follows:

Year Ended December 31,
2005	$3,200,000
2006	3,200,000
2007	3,200,000
2008	3,200,000
2009	3,200,000
Thereafter	2,000,000

$18,000,000

Note 5—DEBT

        The Company's outstanding debt as of December 31 is as follows:

	2004	2003
Subject to compromise:
10.625% Senior Notes due 2004	$—	$100,000,000

Not subject to compromise:
Revolving Credit Facility due 2003	$—	$35,272,000
Term loan due 2011—related party	38,000,000	—

Total long-term debt	38,000,000	35,272,000
Less current maturities	(5,429,000)	(35,272,000)

Long-term debt, less current maturities	$32,571,000	$—

Senior Notes

        In October 1997, the Company issued $100 million of 10.625% Senior Notes due 2004. Interest was payable semi-annually on April 1 and October 1 of each year. The Senior Notes were general unsecured obligations of the Company and ranked senior in right of payment to any subordinated obligations. The Senior Note Indenture contained certain restrictive covenants that limited the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, impose restrictions on the ability of a restricted subsidiary to pay dividends or make certain payments to the Company and its restrictive subsidiaries, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, under certain circumstances, the Company was required to offer to purchase the Senior Notes, in whole or in part, at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the date of repurchase, with the proceeds of certain asset sales. As referred to in Note 1, on the Effective Date of the Plan, 51% of the Senior Notes were exchanged for 100% ownership of the reorganized Company in which such note holders received 1,000 shares of New Common Stock. These notes were held by an affiliate of a primary shareholder immediately prior to the confirmation of the Plan who then became the single shareholder of the Company. Holders of the remaining 49% of the Senior Notes were paid a cash payment equal to 2.5% of the face amount of the Senior Notes (see Note 1).

Revolving Credit Facility

        In November 2001, the Company amended the Credit Facility originally entered into in October 1999. The Credit Facility was for two years and provided a borrowing base of up to $40 million, depending on the borrowing base as calculated in accordance with the agreement. In May 2004, the Credit Facility was assumed by Mid River, LLC, a related party, the proponent of the Company's Plan of Reorganization. In November 2004, the Company converted the Credit Facility into the term loan described below.

Term Loan

        In November 2004, the Company entered into a term loan agreement (the "Term Loan") for $38,000,000 with Mid River, LLC, a related party, which matures on December 15, 2011. The Term Loan accrues interest at Wall Street Journal LIBOR plus 4% (6.35% at December 31, 2004) and is payable in quarterly principal installments of $1,357,143 plus interest commencing March 15, 2005 with all unpaid interest and principal due at maturity. The loan is secured by all of the assets of the Company.

Production Payment

        Production payment represents an obligation to a former lender, which is repaid from a portion of the cash flows from certain wells. The production payment is a non-recourse loan related to the development of certain wells acquired. The agreement requires repayment of principal plus an amount sufficient to provide an internal rate of return of 18%. During 2003, the wells associated with the production payment ceased production and eliminated any further obligation by the Company to repay the indebtedness. The remaining production payment balance of $2.2 million was written off during the year ended December 31, 2003 and it was recorded as gain on expiration of production payment.

        Aggregate maturities of principal of long-term debt-related party for the five years following December 31, 2004 are as follows:

Year Ended December 31,	Long-Term Debt
2005	$5,429,000
2006	5,429,000
2007	5,429,000
2008	5,429,000
2009	5,429,000
Thereafter	10,855,000

$38,000,000

Note 6—MAJOR CUSTOMERS

        During the years ended December 31, 2004, 2003 and 2002, Plains Marketing, LLC, the purchaser of a majority of the Company's oil production, accounted for approximately 31%, 30% and 24%, respectively, of total oil and natural gas sales. During the years ended December 31, 2004 and 2003, Louis Dreyfus Energy Services, the purchaser of a majority of the Company's natural gas production, accounted for 40% and 45% of total oil and natural gas sales and during the year ended December 31, 2002, Reliant Energy accounted for approximately 33% of total oil and natural gas sales, respectively.

Note 7—INCOME TAXES

        The (provision) benefit for United States ("U.S.") federal income taxes for the years ended December 31 are as follows:

	2004	2003	2002
Current	$(407,000)	$—	$—
Deferred	23,284,000	—	—

	$22,877,000	$—	$—

        The reconciliation of income taxes computed at the U.S. federal statutory tax rates to the benefit for income taxes for the years ended December 31 is as follows:

	2004	2003	2002
Statutory federal income tax rate expense (benefit)	35%	35%	(35)%
Other	—%	11%	1%
Change in valuation allowance	(70)%	(46)%	34%

	(35)%	—%	—%

        The income tax effects of temporary differences between financial and income tax reporting that gave rise to deferred income tax assets and liabilities as of December 31 are as follows:

	2004	2003
Deferred tax assets
Net operating loss carryforwards	$14,917,000	$38,393,000
Asset retirement obligation accretion	6,343,000	6,516,000
Fixed asset basis differences	—	3,152,000
Allowance for bad debts	2,081,000	2,046,000
State taxes	795,000	2,615,000
AMT tax credits	610,000	290,000

Total deferred tax assets	24,746,000	53,012,000
Less valuation allowance	—	(53,012,000)

Total net deferred tax assets	24,746,000	—

Deferred tax liabilities
Fixed asset basis differences	(1,324,000)	—
Natural gas balancing	(138,000)	—

Total deferred tax liabilities	(1,462,000)	—

Net deferred tax assets (liabilities)	$23,284,000	$—

        The net change in the valuation allowance for deferred income tax assets was a decrease of $53.0 million in 2004. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As of December 31, 2004, Management has determined that the realization of the Company's deferred tax assets is more likely than not and has reversed the valuation allowance on the deferred tax assets. The reversal of the valuation allowance resulted in the recording of a net $23 million tax benefit on the Company's statement of operations for the year ended December 31, 2004.

        At December 31, 2004, the Company has estimated net operating loss carryforwards available for federal income tax purposes of approximately $42.6 million which begin to expire in 2019.

Note 8—STOCK OPTIONS

        During 1992, the shareholders approved a long-term incentive plan allowing the Company to grant incentive and non-statutory stock options, performance units, restricted stock awards and stock appreciation rights to key employees, directors, and certain consultants and advisors of the Company up to a maximum of 20% of the total number of common shares outstanding.

        During 2000, the Company issued 500,000 options at $1.92 per share, the market closing price on the grant date of August 16, 2000, to officers of the Company. Through December 31, 2001, 75,000 of the options expired unexercised or were cancelled. The options vest ratably over five years and expire six years from the grant date.

        A summary of the status of the Company's stock options at December 31 is presented in the table below:

	2004		2003		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	100,000	$1.92	225,000	$1.92	425,000	$1.92
Granted	—	—	—	—	—	—
Exercised	—	—	—	—	—	—
Forfeited	—	—	—	—	(200,000)	1.92
Cancelled	(100,000)	1.92	(125,000)	1.92	—	—

Outstanding at end of year	—	—	100,000	1.92	225,000	1.92

Exercisable at end of year	—	—	60,000	$1.92	90,000	$1.92
Unexercisable at end of year	—	—	40,000	1.92	135,000	1.92

        Upon reorganization of the Company during November 2004, all incentive stock options outstanding were cancelled.

Note 9—RELATED PARTY TRANSACTIONS

        On November 3, 2004, the United States Bankruptcy Court for the Southern District of Texas issued an order which became effective on November 16, 2004 confirming a plan of reorganization for the Company. Affiliates of Mr. Carl C. Icahn own all of the outstanding stock of the reorganized Company.

        During the year ended December 31, 2004, the Company has entered into the transactions listed below with various entities which are directly or indirectly controlled by Mr. Carl C. Icahn:

  •
  At December 31, 2004, the balance sheet reflects a term loan payable of $38 million, and related interest payable of $0.3 million. During the year ended December 31, 2004, the Company recorded interest expense of $1.6 million and a loss on restructuring of debt of $3.6 million associated with this related party.

  •
  The Company entered into a Management Agreement with an entity pursuant to the Bankruptcy Court's Order confirming the effective date of the Plan. In exchange for management services provided by that entity, the Company pays a monthly fee equal to the actual direct and indirect administrative overhead costs that the entity incurs in operating and administering the Company's oil and natural gas properties plus 15% of such costs. The Company recorded $0.7 million in management fee expense under this agreement and $0.2 of general and administrative expense for the year ended December 31, 2004. At December 31, 2004 the balance sheet reflects accounts payable of $0.6 million owed under the agreement.

Note 10—COMMITMENTS AND CONTINGENCIES

        The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of liability, if any, with the respect to these actions would not materially affect the financial position of the Company or its results of operations.

        The company had an operating lease for office space which was cancelled effective November 30, 2004. Total rent expense was $442,469, $371,711 and $380,244 for the years ended December 31, 2004, 2003 and 2002, respectively.

Note 11—SUBSEQUENT EVENTS

        During January 2005, the Company approved and entered into an Agreement and Plan of Merger with National Offshore LP, a related party. As of March 18, 2005, the merger has not been consummated.

        In the first quarter of 2005, the Company made non-interest bearing advances of $10 million to a related party.

        In February 2005, the Company entered into a hedging agreement for 5,000 barrels of oil and 40,000 MMBTU of natural gas per month effective for production months March 2005 through December 2005 and a second hedging agreement for 17,000 barrels of oil and 140,000 MMBTU of natural gas effective for production months January 2006.

        In March 2005, the Company sold 100% of its interest in the West Delta 52-58 properties and 60% of its interest in a newly acquired lease in West Delta 56 for the assumption by the buyer of all of the environmental, general, plugging and abandonment and other liabilities related to these properties effective January 1, 2005. In connection with the sale, the Company agreed to transfer to the buyer $4.7 million of escrow funds for plugging and abandonment liabilities.

Note 12—SUPPLEMENTAL INFORMATION RELATED TO OIL AND NATURAL GAS PRODUCING ACTIVITIES (UNAUDITED)

Capitalized Costs

        The following table reflects the capitalized costs and accumulated depletion, depreciation and amortization relating to the Company's oil and natural gas producing activities, all of which are conducted within the continental United States, are summarized as of December 31:

	2004	2003
Developed oil and natural gas properties	$326,733,000	$323,001,000
Unevaluated oil and natural gas properties	—	—
Pipelines and other production equipment	26,114,000	25,554,000
Accumulated depletion, depreciation and amortization	(280,929,000)	(262,077,000)

Net capitalized costs(1)	$71,918,000	$86,478,000

(1)
Included in net capitalized costs is approximately $30 million of net ARO asset recorded in 2003 relating to the cumulative effect of adopting SFAS No. 143 on January 1, 2003 (see Note 3) and $2.7 million of net ARO asset recorded in 2004 as a result of a revision in estimate.

Costs Incurred

        The following table reflects the costs incurred in oil and natural gas property acquisition, exploration and development activities for each of the years ended December 31:

	2004	2003	2002
Property acquisition costs, proved	$—	$—	$—
Property acquisition costs, unproved	—	—	—
Exploration expenses	—	—	—
Development costs	1,994,000	3,875,000	6,494,000
Asset retirement cost(1)	207,000	1,028,000	—

Total cost incurred	$2,201,000	$4,903,000	$6,494,000

(1)
Excluded from asset retirement cost in 2003 is $26.3 million of asset retirement obligation asset recorded in 2003 related to the cumulative effect of adopting SFAS No. 143 on January 1, 2003 (see Note 3). Excluded from asset retirement cost in 2004 is $2.7 million of asset retirement obligation asset recorded in 2004 related to a revision in estimate.

Results of Operations

        The following table reflects the results of operations for the Company's oil and natural gas producing activities for each of the years ended December 31:

	2004	2003	2002
Oil and natural gas revenues	$51,234,000	$50,160,000	$39,065,000
Operating expenses:
Lease operating expenses and ad valorem taxes	14,040,000	17,218,000	14,508,000
Production taxes	711,000	1,021,000	720,000
Geological and geophysical expenses	76,000	105,000	119,000
Depletion expense	16,441,000	10,007,000	33,589,000
Depreciation of pipelines and other production equipment	2,567,000	2,468,000	2,468,000
Accretion expense	3,132,000	2,843,000	—
Impairment of oil and natural gas properties	—	—	23,291,000

Results of operations from oil and natural gas producing activities	$14,267,000	$16,498,000	$(35,630,000)

Quantities of Oil and Natural gas Reserves

        The estimates of proved reserve quantities at December 31, 2004, 2003 and 2002 are based upon reports of third party petroleum engineers (Netherland, Sewell & Associates, Inc. for 2004 and Ryder Scott Company, Netherland, Sewell & Associates, Inc., W.D. Von Gonten & Co. and McCune Engineering, P.E. for 2003 and 2002) and do not purport to reflect realizable values or fair market values of reserves. It should be emphasized that reserve estimates are inherently imprecise and accordingly, these estimates are expected to change as future information becomes available. These are estimates only and should not be construed as exact amounts. All reserves are located in the United States.

        Proved reserves are estimated reserves of natural gas and crude oil and condensate that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment and operating methods.

	Oil (BBLS)	Natural gas (MCF)
Proved developed and undeveloped reserves:
Estimated reserves as of December 31, 2001	7,853,303	66,940,028
Production	(916,030)	(5,621,901)
Extensions and discoveries	35,901	39,000
Sale of minerals in-place	—	—
Revisions of previous estimates	(270,378)	(14,058,034)

Estimated reserves as of December 31, 2002	6,702,796	47,299,093
Production	(689,318)	(5,043,527)
Extensions and discoveries	151,197	1,026,000
Sale of minerals in-place	(78,761)	(1,908,300)
Revisions of previous estimates	(106,515)	(2,594,770)

Estimated reserves as of December 31, 2003	5,979,399	38,778,496
Production	(643,404)	(3,938,379)
Extensions and discoveries	—	—
Sale of minerals in-place	(43,663)	(3,695)
Revisions of previous estimates	(88,733)	(8,854,673)

Estimated reserves as of December 31, 2004	5,203,599	25,981,749

Proved developed reserves:
December 31, 2002	2,062,680	8,057,440

December 31, 2003	1,600,376	5,115,501

December 31, 2004	2,746,047	14,145,700

Standardized Measure of Discounted Future Net Cash Flows

        Future cash inflows are computed by applying year-end prices of oil and natural gas (with consideration of price changes only to the extent provided by contractual arrangements) to the year-end estimated future production of proved oil and natural gas reserves. The base prices used for the Pretax PV-10 calculation were public market prices on December 31 and adjusted by differentials to those market prices. These price adjustments were done on a property-by-property basis for the quality of the oil and natural gas and for transportation to the appropriate location. The average net prices in the pretax PV-10 value at December 31, 2004, 2003 and 2002 were $6.18, $6.04 and $4.77 per Mcf of natural gas, respectively, and $43.07, $32.02, and $30.78 per barrel of oil, respectively. Estimates of future development and production costs are computed by management and provided to the external independent reserve engineers as estimates of expenditures to be incurred in developing and producing the Company's proved oil and natural gas reserves, are based on year-end costs and assume continuation of existing economic conditions and year-end prices. The estimated future net cash flows are then discounted using a rate of 10 percent per year to reflect the estimated timing of the future cash flows. The standardized measure of discounted cash flows is the future net cash flows less the computed discount.

        The accompanying table reflects the standardized measure of discounted future cash flows relating to proved oil and natural gas reserves for the years ended December 31:

	2004	2003	2002
Future cash inflows	$382,805,375	$425,695,797	$431,912,125
Future costs:
Production	(109,972,000)	(139,335,808)	(125,247,373)
Development and ARO	(103,386,010)	(89,551,310)	(91,096,741)

Future production and development costs	(213,358,010)	(228,887,118)	(216,344,114)

Net cash flows before tax	169,447,365	196,808,679	215,568,011
Future income tax expense(1)	(32,979,000)	—	—

Future net cash flows	136,468,365	196,808,679	215,568,011
10% discount for estimated timing of future cash flows	(61,229,531)	(60,564,618)	(71,565,128)

Standardized measure of discounted future net cash flows	$75,238,834	$136,244,061	$144,002,883

(1)
Prior to the year ended December 31, 2004, it was determine by management that the likelihood for the Company to have taxable income in the future was uncertain thus no future income tax expense was provided (see Note 7).

Changes Relating to the Standardized Measure of Discounted Future Net Cash Flows

        The accompanying table reflects the principal changes in the standardized measure of discounted future net cash flows attributable to proved oil and natural gas reserves for the years ended December 31:

	2004	2003	2002
Beginning of year balance	$136,244,061	$144,002,883	$89,242,543
Changes due to current year operations:
Sales, net of production costs	(36,483,000)	(31,921,000)	(23,837,000)
Sales of minerals in place	(5,365,497)	(4,264,894)	—
Development costs incurred	1,994,000	3,875,000	6,494,000
Extensions and discoveries, net of future production and development costs	—	1,286,545	358,972
Changes due to revisions of standardized variables:
Sales prices, net of production costs	56,915,433	15,264,428	115,325,081
Revisions of previous quantity estimates	(38,312,699)	(8,306,671)	(36,822,411)
Estimated future development costs	(26,166,440)	(2,059,901)	(16,156,317)
Income taxes(1)	(24,097,000)	—	—
Accretion of discount	13,624,406	14,400,288	8,924,254
Production rates (timing) and other	(3,114,430)	3,967,383	473,761

Net increase (decrease)	(61,005,227)	(7,758,822)	54,760,340

End of year balance	$75,238,834	$136,244,061	$144,002,883

(1)
Prior to the year ended December 31, 2004, it was determine by management that the likelihood for the Company to have taxable income in the future was uncertain thus no future income tax expense was provided (see Note 7).

Panaco, Inc.

Balance Sheet

March 31, 2005

(Unaudited)

Assets
Current assets
Cash	$9,721,125
Accounts receivable, net of allowance of $5,947,000	7,885,023
Hedge deposits	3,600,000
Advances to affiliate	10,000,000
Prepaid expenses and other current assets	4,552,886
Deferred taxes, net	3,440,605

Total current assets	39,199,639

Property, plant and equipment
Oil and natural gas properties, successful efforts method of accounting	266,150,858
Less accumulated depreciation, depletion And amortization	(212,470,520)

Oil and natural gas properties, net	53,680,338

Pipelines and other property, plant and equipment	22,057,363
Less accumulated depreciation	(15,036,406)

Pipelines and other property, plant and equipment, net	7,020,957

Other assets
Restricted deposits	19,631,786
Deferred taxes, net	21,340,236

Total assets	$140,872,956

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$9,803,917
Accounts payable—related party	277,292
Interest payable—related party	207,177
Hedge liability	4,980,264
Income tax payable	155,953
Current maturities of long-term debt—related party	5,428,572

Total current liabilities	20,853,175

Long-term debt—related party, net of current maturities	31,214,285
Deferred credits	263,250
Asset retirement obligation	33,600,348
Hedge Liability	2,257,960
Commitments and contingencies
Stockholders' equity
New Common shares, $0.01 par value, 1,000,000 shares authorized; 1,000 shares issued and outstanding as of March 31, 2005	10
Additional paid-in capital	121,140,455
Accumulated deficit	(68,456,527)

Total stockholders' equity	52,683,938

Total liabilities and stockholders' equity	$140,872,956

See accompanying notes to financial statements.

Panaco, Inc.

Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Oil and natural gas sales	$6,474,008	$12,155,652
Costs and expenses:
Lease operating expenses	3,132,010	3,144,885
Production taxes	209,938	191,173
Geological and geophysical expenses	75,804	14,980
Depletion, depreciation and amortization	3,662,254	3,729,647
Bad debt expense	—	120,532
General and administrative expenses	529,851	421,685
Management fees and other—related party	1,017,402	—
Accretion of asset retirement obligation	823,734	758,711

Total cost and expenses	9,450,993	8,381,613

Operating income (loss)	(2,976,985)	3,774,039
Other income (expense):
Interest income and other	131,721	62,286
Bankruptcy (costs) benefit	60,000	(1,084,445)
Interest expense—related party	(604,444)	(655,541)
Loss on sale of assets	(714,764)	—

Total other expense. Net	(1,127,487)	(1,677,700)

Income (loss) before income taxes	(4,104,472)	2,096,339
Income tax benefit (expense), net	1,497,722	—

Net income (loss)	$(2,606,750)	$2,096,339

Basic and diluted earnings (loss) per share (see Note 4):
Net income (loss) per share	$(2,606.75)	$.09

Basic and diluted weighted average New common shares outstanding	1,000

Basic and diluted weighted average Old common shares outstanding		24,359,695

See accompanying notes to financial statements.

Panaco, Inc.

Statements of Changes in Stockholders' Equity

(Unaudited)

	New Common Shares
			Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount
Balance, December 31, 2004	1,000	$10	$121,140,455	$(65,849,777)	$55,290,688
Net loss for the three month period ended March 31, 2005	—	—	—	(2,606,750)	(2,606,750)

Balance, March 31, 2005	1,000	$10	$121,140,455	$(68,456,527)	$52,683,938

See accompanying notes to financial statements.

Panaco, Inc.

Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Cash flows from operating activities
Net income (loss)	$(2,606,750)	$2,096,339
Adjustments to reconcile net income (loss) to net cash provided from operating activities
Depletion, depreciation and amortization	3,662,254	3,729,647
Deferred income taxes	(1,497,722)	—
Loss on sale of assets	714,764	—
Unrealized loss on derivative instruments	6,335,507	—
Allowance for doubtful accounts	—	120,532
Accretion of asset retirement obligation	823,734	758,711
Changes in operating assets and liabilities
Accounts receivable	2,201,089	274,787
Hedge deposit	(3,600,000)	—
Prepaid expenses and other current assets	494,831	676,251
Accounts payable and accrued liabilities	(3,167,943)	(1,503,185)
Accounts receivable—related party	(10,000,000)	—
Natural gas imbalance payable	—	(809,872)
Other	(832,578)	(87,750)

Net cash provided by (used in) operating activities	(7,472,814)	5,255,460

Cash flows from investing activities
Capital expenditures	(4,683,666)	(131,013)
Proceeds from property sale, net	(518,480)	150,000
Increase in restricted deposits	—	(875,437)

Net cash used in investing activities	(5,202,146)	(856,450)

Cash flows from financing activities
Repayment of debt	(1,357,143)	(150,000)

Net cash used in financing activities	(1,357,143)	(150,000)

Net increase (decrease) in cash	(14,032,103)	4,249,010
Decrease (increase) in restricted cash	—	(5,272,641)
Cash at beginning of period	23,753,229	3,152,122

Cash at end of period	$9,721,126	$2,128,491

Supplemental Disclosure of Cash Flow Information:
Interest paid	$682,812	$641,530
Income taxes paid	$—	$52,000

See accompanying notes to financial statements.

Panaco, Inc.

Notes to Financial Statements

For the Three Months Ended March 31, 2005 and 2004

Note 1—Basis of presentation

        The Company is an independent oil and natural gas exploration and production company with operations focused in the Gulf of Mexico and onshore in the Gulf Coast region. The Company operates a majority of its oil and natural gas producing assets in order to control the operations and the timing of expenditures. The majority of the Company's properties are located in state or federal waters in the Gulf of Mexico, where the costs of operations, productions rates and reserve potential are generally greater than properties located onshore. The Company's assets and operations are primarily concentrated on a small group of properties.

        The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, and Article 10 of Regulation S-X and are fairly presented. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, these financial statements contain all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position, results of operations and cash flows for the periods indicated. The preparation of financial statements in accordance with generally accepted accounting principles requires the company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from these estimates. The quarterly financial data should be read in conjunction with the financial statements for the year ended December 31, 2004 (including the notes thereto), contained elsewhere in this filing.

        The results of operations for the three month period ended March 31, 2005, are not necessarily indicative of the results expected for the full year. Certain prior year amounts have been reclassified to correspond with the current presentation.

Note 2—Voluntary Petition for Relief Under Chapter 11 Bankruptcy

        On July 16, 2002, Panaco, Inc. (the "Company" or "Panaco") filed a Voluntary Petition for Relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court of the Southern District of Texas. The filing was made primarily due to the Company's inability to pay its debts as they became due including the existence of a significant working capital deficit at December 31, 2001 and continuing through June 30, 2002. In addition, at the time of filing the voluntary petition for relief, the Company was not in compliance with certain financial and technical covenants of its $40 million revolving credit facility (the "Credit Facility") and the indenture entered into in connection with its indebtedness of $100 million of Senior Notes due 2004, (the "Senior Notes" and the "Senior Notes Indenture"). The Company's forecasts of future results from operations indicated that the Company would not be able to reverse its working capital deficit, cure its covenant violations or provide capital required to develop its oil and natural gas reserves.

        An order for relief was entered by the Bankruptcy Court, placing the Company under protection of the Bankruptcy Court, which precludes payment of the interest on the Senior Notes. In addition, payment of liabilities existing as of July 15, 2002 to certain unsecured creditors and pending litigation are stayed during the Bankruptcy proceeding. For the period from July 16, 2002 through November 15, 2004, the Company operated as a debtor-in-possession and continued to operate and manage its assets in the ordinary course of business during the Chapter 11 proceeding. On November 3, 2004, the Court entered a confirmation order for the Company's Plan of Reorganization (the "Plan"). The Plan became effective November 16, 2004 ("Effective Date") and the Company began operating as a reorganized entity.

        The Plan generally provided that the Company's liabilities outstanding as of July 15, 2002 be satisfied in full in exchange for the following:

  •
  Revolving Credit Facility: the holder of the claim received a new note, the principal amount of which will be paid over seven years,

  •
  Senior Notes: 49% of the Senior Notes were settled for a cash payment equal to 2.5% of the face value of the Senior Notes; 51% of the Senior Notes were converted into 100% of the equity of the reorganized Company,

  •
  Unsecured Creditors: received a cash payment equal to 10% of their allowed claim.

  •
  Equity: the pre-confirmation shares of common stock (the "Old Common Stock") are deemed to be of no value and were cancelled. The equity of the reorganized Company became owned by the 51% Senior Note holders.

        The Plan also further specified that the Company no longer has the authority to issue non-voting equity shares.

        For the period from January 1, 2004 through March 31, 2004, the financial statements have been prepared in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," ("SOP 90-7"). In accordance with SOP 90-7, as of the petition date, the Company discontinued accruing interest and amortization of deferred debt costs related to liabilities subject to compromise.

        Due to the lack of change in control of the Company post bankruptcy, the reorganization of the Company was accounted for as a recapitalization and debt restructuring.

Note 3—Sale of West Delta Property

        On March 10, 2005, the Company sold its rights and interest in West Delta 52, 54 and 58 to an unrelated third party in exchange for the assumption of existing future asset retirement obligations on the properties. In addition, Panaco transferred to the purchaser approximately $4.7 million in an escrow account that the Company was required to set up and fund as collateral for future plugging and abandonment obligations (see notes 6 and 8). In accordance with the terms of the purchase and sale agreement, Panaco was relieved of all asset retirement obligations and all future escrow funding obligations for the West Delta properties.

        The Company retained an option to participate up to 35% in any future drilling prospects on the West Delta properties. If the Company declines to participate in a drilling prospect, the Company has back-in rights relating to future successful wells drilled.

        In connection with the sale of the West Delta properties, the company recorded a loss on the sale of approximately $0.7 million as follows:

Book value at March 10, 2005
Assets transferred to purchaser:
Net book value of West Delta properties	$(12,238,020)
Escrow account—West Delta	(4,720,060)
Cash payment—purchase price adjustment	(518,480)
Liabilities assumed by purchaser:
West Delta asset retirement obligation	16,761,796

Loss on sale of West Delta	$(714,764)

Note 4—Earnings per share

        In connection with the Plan, all of the Old Common Stock outstanding as of November 16, 2004 was canceled and 1,000 shares of Panaco, Inc. New Common Stock were issued. Earnings (loss) per share is calculated based on the New Common Stock outstanding for the three month period ended March 31, 2005 and earnings per share is based on the Old Common Stock outstanding for the three month period ended March 31, 2004. If the New Common Stock had been outstanding during the comparable period in 2004, earnings per share for the three month period ended March 31, 2004 would have been $2,096.34 per New Common share.

        Basic earnings (loss) per share is computed by dividing net earnings or loss by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net earnings or loss by the weighted average number of shares outstanding, after giving effect to potentially dilutive common share equivalents outstanding during the period. Diluted earnings (loss) per common share are the same as basic earnings (loss) per share for all periods presented because no dilutive common share equivalents existed.

Note 5—Derivative Instruments and Hedging Activities

        As conditions warrant, the Company hedges the prices of its oil and natural gas production through the use of oil and natural gas swap contracts and put options within the normal course of its business. To qualify as hedging instruments, swaps or put options must be highly correlated to anticipated future sales such that the Company's exposure to the risk of commodity price changes is reduced. All hedge transactions are subject to the Company's risk management policy. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking the hedge. This process includes specific identification of the hedging instrument and the hedge transaction, the nature of the risk being hedged and how the hedging instrument's effectiveness will be assessed. Both at the inception of the hedge and on an ongoing basis, the Company assesses whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

        The Company accounts for its derivatives in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement was amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133." These statements establish accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded at fair market value and included in the balance sheet as assets or liabilities. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception of a derivative. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the statement of operations. For derivative instruments designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the hedged item is recognized in earnings. Hedge effectiveness is measured at least quarterly based on the relative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness, as defined by SFAS No. 133, is recognized immediately in oil and natural gas sales.

        At March 31, 2005, the Company had certain no-cost commodity price collars that management elected to not designate as hedge instruments for accounting purposes. Accordingly, any changes in fair value of the no-cost commodity price collars, are reflected in income as an increase or decrease in oil and natural gas sales. During the three month period ended March 31, 2005, the company recorded an unrealized loss of approximately $6.3 million related to the derivative contracts which reduced oil and natural gas sales.

        While the use of derivative contracts can limit the downside risk of adverse price movements, it may also limit future gains from favorable movements. The Company addresses market risk by selecting instruments whose value fluctuations correlate strongly with the underlying commodity. Credit risk related to derivative activities is managed by requiring minimum credit standards for counterparties, periodic settlements, and mark to market valuations.

        The following is a summary of the oil and natural gas no-cost commodity price collars entered into by the Company.

Date of Contract	Volume/Month	Beginning	Ending	Floor	Ceiling
November 2004	25,000 Bbls	January 2005	December 2005	$42.50	$46.00
November 2004	150,000 MMBTU	January 2005	December 2005	$6.00	$8.35
Feburuary 2005	5,000 Bbls	March 2005	December 2005	$44.50	$48.00
Feburuary 2005	40,000 MMBTU	March 2005	December 2005	$6.05	$7.30
February 2005	17,000 Bbls	January 2006	December 2006	$41.65	$45.25
February 2005	140,000 MMBTU	January 2006	December 2006	$6.00	$7.25

        At March 31, 2005, a liability of approximately $7.2 million ($5.0 million current liability) was recorded by the Company in connection with these contracts to record the derivative instruments at their fair market value.

Note 6—ASSET RETIREMENT OBLIGATIONS

        The Company's asset retirement obligations ("ARO") relate to the plugging and abandonment of its oil and natural gas properties. The Company accounts for its ARO liabilities in accordance with SFAS No. 143 which requires the Company to record a liability for the estimated fair value of the Company's ARO with a corresponding increase in the carrying amount of the associated asset. The cost of the asset, including the amount relating to the ARO, is depleted over the useful life of the asset. Changes in the estimated fair value of the ARO is recorded as an adjustment to the ARO liability and the corresponding asset carrying value. Accretion expense is recorded to accrete the ARO liability to its fair value at the expected settlement date. Differences in actual amounts incurred to plug and abandon a well or platform are compared to the ARO liability recorded and a gain or loss is recorded upon settlement of the liability.

        Changes in the Company's ARO liability for the three month periods ended March 31, 2005 and 2004 are as follows:

	Three Month Period Ended March 31,
	2005	2004
ARO at the beginning of the period	$49,538,410	$43,932,452
Sales (see note 3)	(16,761,796)	—
Accretion expense	823,734	758,711

ARO at the end of the period	$33,600,348	$44,691,163

Note 7—Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, net operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes that enactment date.

Note 8—COMMITMENTS AND CONTINGENCIES

        The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of liability, if any, with the respect to these actions would not materially affect the financial position of the Company or its results of operations.

Restricted deposits

        Pursuant to existing agreements with former property owners and in accordance with requirements of the U.S. Department of Interior's Mineral Management Service ("MMS"), the Company has put in place surety bonds and/or escrow agreements to provide satisfaction of its eventual responsibility to plug and abandon wells and remove structures when certain fields are no longer in use. As part of its agreement with the underwriter of the surety bonds, the Company has established bank trust and escrow accounts in favor of either the surety bond underwriter or the former owners of the particular fields. Restricted deposits are recorded on an accrual basis and are funded based upon the terms of the escrow agreements. Certain amounts are required to be paid upon receipt of proceeds from production.

        In the West Delta fields and the East Breaks 109 and 110 fields, the Company established an escrow for both fields in favor of the surety bond underwriter, who provides a surety bond to the former owners of the West Delta fields and to the MMS. On March 10, 2005, the balance in the escrow account relating to the West Delta properties was transferred to the purchaser of the West Delta properties (See note 3).

        In the East Breaks 165 and 209 fields, the Company established an escrow account in favor of the surety bond underwriter, who provides surety bonds to both the MMS and the former owner of the fields.

        The Company has also established an escrow account in favor of a major oil company under which the Company will deposit 10% of the net cash flows from the properties, as defined in the agreement, that were acquired from the major oil company.

        Pursuant to an order entered by the United States Bankruptcy Court during 2003, the Company established the "Unocal Escrow Account" which requires monthly deposits based on cash flows from certain wells acquired, as defined in the agreement.

        Pursuant to an agreement entered into with the MMS during December 2004, the Company established the "East Breaks Escrow Accounts" which require an initial deposit of $2.0 million and quarterly deposits of $0.8 million beginning March 2005.

        Aggregate payments to the East Breaks Escrow accounts are as follows:

Year Ended December 31,
2005 (remaining)	$2,400,000
2006	3,200,000
2007	3,200,000
2008	3,200,000
2009	3,200,000
Thereafter	2,000,000

$17,200,000

Note 9—Related Party Transactions

        On November 3, 2004, the United States Bankruptcy Court for the Southern District of Texas issued an order which became effective on November 16, 2004 confirming a plan of reorganization for the Company. Affiliates of Mr. Carl C. Icahn own all of the outstanding stock of the reorganized Company.

        The Company has entered into the transactions listed below with various entities which are directly or indirectly controlled by Mr. Carl C. Icahn:

  •
  At March 31, 2005, the balance sheet reflects a term loan payable of $38.6 million, and related interest payable of $0.2 million. During the three month period ended March 31, 2005, the Company recorded interest expense of $0.6 million associated with this related party.

  •
  The Company entered into a Management Agreement with an entity pursuant to the Bankruptcy Court's Order confirming the effective date of the Plan. In exchange for management services provided by that entity, the Company pays a monthly fee equal to the actual direct and indirect administrative overhead costs that the entity incurs in operating and administering the Company's oil and natural gas properties plus 15% of such costs. The Company recorded $1.0 million in management fee expense under this agreement for the three month period ended March 31, 2005. At March 31, 2005, the balance sheet reflects accounts payable of $0.3 million owed under the agreement.

  •
  As of March 31, 2005, the Company had $10 million in outstanding advances to TransTexas, Inc., an entity owned or controlled by Mr. Icahn. The advances are non-interest bearing.

Note 10—SUBSEQUENT EVENTS

        During January 2005, the Company approved and entered into an Agreement and Plan of Merger with National Offshore LP, a related party. As of May 16, 2005, the merger has not been consummated.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of GB Holdings, Inc.:

        We have audited the accompanying consolidated balance sheets of GB Holdings, Inc. and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004. In connection with our audits of the 2004, 2003 and 2002 consolidated financial statements, we also have audited the related consolidated financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GB Holdings, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with US generally accepted accounting principles. Also in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        The accompanying consolidated financial statements have been prepared assuming that GB Holdings, Inc. will continue as a going concern. As discussed in Notes 1 and 2 to the consolidated financial statements, the Company has suffered recurring net losses, has a net working capital deficiency and has significant debt obligations which are due within one year that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Notes 1 and 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP
Short Hills, New Jersey March 11, 2005

GB HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$12,756,000	$33,454,000
Accounts receivable, net of allowances of $3,862,000 and $5,918,000, respectively	5,223,000	5,247,000
Inventories	2,499,000	2,222,000
Deferred financing costs	2,260,000	762,000
Insurance deposits	3,017,000	—
Prepaid expenses and other current assets	1,689,000	3,946,000

Total current assets	27,444,000	45,631,000

Property and Equipment:
Land	54,344,000	54,344,000
Buildings and improvements	88,147,000	88,249,000
Equipment	73,675,000	64,722,000
Construction in progress	2,040,000	2,111,000

	218,206,000	209,426,000
Less—accumulated depreciation and amortization	(46,566,000)	(40,013,000)

Property and equipment, net	171,640,000	169,413,000

Other Assets:
Obligatory investments, net of allowances of $12,500,000 and $11,340,000, respectively	11,647,000	10,705,000
Other assets	6,227,000	1,814,000

Total other assets	17,874,000	12,519,000

	$216,958,000	$227,563,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current portion debt	$43,741,000	$—
Current portion capital leases	248,000	—
Accounts payable	7,082,000	6,815,000
Accrued liabilities—
Payroll and related expenses	4,379,000	4,241,000
Interest	1,216,000	3,092,000
Gaming obligations	3,363,000	2,725,000
Insurance	4,330,000	2,505,000
Other	2,175,000	2,821,000

Total current liabilities	66,534,000	22,199,000
Long-Term Debt, net of current maturities	66,259,000	110,000,000
Non-current capital leases	432,000	—
Other Noncurrent Liabilities	4,920,000	3,729,000
Commitments and Contingencies	—	—
Warrants in Atlantic Coast Entertainment Holdings, Inc	43,587,000	—
Shareholders' Equity:
Preferred stock, $.01 par value per share; 5,000,000 shares authorized; 0 shares outstanding	—	—
Common Stock, $.01 par value per share; 20,000,000 shares authorized; 10,000,000 shares issued and outstanding	100,000	100,000
Additional paid-in capital	81,313,000	124,900,000
Accumulated deficit	(46,187,000)	(33,365,000)

Total shareholders' equity	35,226,000	91,635,000

	$216,958,000	$227,563,000

See notes to consolidated financial statements

GB HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2004	2003	2002
Revenues:
Casino	$157,643,000	$154,813,000	$175,065,000
Rooms	10,908,000	10,994,000	11,143,000
Food and beverage	21,898,000	21,962,000	23,330,000
Other	3,940,000	3,914,000	3,735,000

	194,389,000	191,683,000	213,273,000
Less—promotional allowances	(23,146,000)	(23,934,000)	(23,356,000)

Net revenues	171,243,000	167,749,000	189,917,000

Expenses:
Casino	50,467,000	52,657,000	59,971,000
Rooms	3,397,000	2,677,000	3,639,000
Food and beverage	7,930,000	8,481,000	10,343,000
Other	870,000	1,297,000	1,222,000
Selling, general and administrative	90,423,000	90,010,000	93,871,000
Depreciation and amortization	14,898,000	14,123,000	13,292,000
Provision for obligatory investments	1,165,000	1,434,000	1,521,000
Loss on impairment of fixed assets	—	—	1,282,000
Loss on disposal of assets	152,000	28,000	185,000

Total expenses	169,302,000	170,707,000	185,326,000

Income (loss) from operations	1,941,000	(2,958,000)	4,591,000

Non-operating income (expense):
Interest income	422,000	627,000	1,067,000
Interest expense	(11,115,000)	(12,581,000)	(12,195,000
Debt restructuring costs	(3,084,000)	(1,843,000)	—

Total non-operating expense, net	(13,777,000)	(13,797,000)	(11,128,000)

Loss before income taxes	(11,836,000)	(16,755,000)	(6,537,000)
Income tax provision	(986,000)	(958,000)	(784,000)

Net loss	$(12,822,000)	$(17,713,000)	$(7,321,000)

Basic/diluted loss per common share	$(1.28)	$(1.77)	$(0.73)

Basic/diluted weighted average common shares outstanding	10,000,000	10,000,000	10,000,000

See notes to consolidated financial statements

GB HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Common Stock
			Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount			Total
BALANCE, December 31, 2001	10,000,000	$100,000	$124,900,000	$(8,331,000)	$116,669,000
Net Loss	—	—	—	(7,321,000)	(7,321,000)

BALANCE, December 31, 2002	10,000,000	$100,000	$124,900,000	$(15,652,000)	$109,348,000
Net Loss	—	—	—	(17,713,000)	(17,713,000)

BALANCE, December 31, 2003	10,000,000	$100,000	$124,900,000	$(33,365,000)	$91,635,000
Net Loss	—	—	—	(12,822,000)	(12,822,000)
Dividend to common shareholders in the form of warrants, exercisable for 2,750,000 common shares of Atlantic Coast Entertainment Holdings, Inc.	—	—	(43,587,000)	—	(43,587,000)

BALANCE, December 31, 2004	10,000,000	$100,000	$81,313,000	$(46,187,000)	$35,226,000

See notes to consolidated financial statements

GB HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2004	2003	2002
OPERATING ACTIVITIES:
Net loss	$(12,822,000)	$(17,713,000)	$(7,321,000)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	14,898,000	14,123,000	13,292,000
Provision for obligatory investments	1,165,000	1,434,000	1,521,000
Loss on impairment of fixed assets	—	—	1,282,000
Loss on disposal of assets	152,000	28,000	185,000
Provision for doubtful accounts	416,000	1,040,000	1,586,000
Decrease in deferred financing costs	1,229,000	—	—
Increase in insurance deposits	(3,017,000)	—	—
(Increase) decrease in accounts receivable	(392,000)	(1,312,000)	2,349,000
Increase (decrease) in accounts payable and accrued liabilities	360,000	(130,000)	(3,080,000)
Decrease (increase) in prepaid expenses and other current assets	2,187,000	(98,000)	(426,000)
Increase in other noncurrent assets	(929,000)	(11,000)	—
Increase in other noncurrent liabilities	1,178,000	369,000	285,000

Net cash provided by (used in) operating activities	4,425,000	(2,270,000)	9,673,000

INVESTING ACTIVITIES:
Purchase of property and equipment	(17,378,000)	(12,825,000)	(14,058,000)
Proceeds from disposition of assets	308,000	110,000	320,000
Proceeds from sale of obligatory investments	202,000	130,000	208,000
Purchase of obligatory investments	(2,308,000)	(2,336,000)	(2,496,000)

Net cash used in investing activities	(19,176,000)	(14,921,000)	(16,026,000)

FINANCING ACTIVITIES:
Proceeds from long-term debt	758,000	—	—
Repayments of long-term debt	(79,000)	—	(371,000)
Cost of issuing long-term debt	(6,626,000)	—	—

Net cash used in financing activities	(5,947,000)	—	(371,000)

Net decrease in cash and cash equivalents	(20,698,000)	(17,191,000)	(6,724,000)
Cash and cash equivalents at beginning of period	33,454,000	50,645,000	57,369,000

Cash and cash equivalents at end of period	$12,756,000	$33,454,000	$50,645,000

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$10,744,000	$12,100,000	$12,128,000

Interest Capitalized	$86,000	$300,000	$766,000

Income Taxes paid	$1,051,000	$899,000	$1,764,000

Dividends to Common Shareholders in the form of Warrants in Atlantic Coast Entertainment Holdings, Inc.	$43,587,000	$—	$—

Issuance of 3% Notes in exchange for 11% Notes	$66,259,000	$—	$—

See notes to consolidated financial statements

GB HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization, Business and Basis of Presentation

        GB Holdings, Inc. ("GB Holdings") is a Delaware corporation and was a wholly-owned subsidiary of Pratt Casino Corporation ("PCC") through December 31, 1998. PCC, a Delaware corporation, was incorporated in September 1993 and was wholly-owned by PPI Corporation ("PPI"), a New Jersey corporation and a wholly-owned subsidiary of Greate Bay Casino Corporation ("GBCC"). Effective after December 31, 1998, PCC transferred 21% of the stock ownership in GB Holdings to PBV, Inc. ("PBV"), a newly formed entity controlled by certain stockholders of GBCC. As a result of a certain confirmed plan of reorganization of PCC and others in October 1999, the remaining 79% stock interest of PCC in GB Holdings was transferred to Greate Bay Holdings, LLC ("GBLLC"), whose sole member as a result of the same reorganization was PPI. In February 1994, GB Holdings acquired Greate Bay Hotel and Casino, Inc. ("GBHC"), a New Jersey corporation, through a capital contribution by its then parent. From its creation until July 22, 2004, GBHC's principal business activity was its ownership of The Sands Hotel and Casino located in Atlantic City, New Jersey ("The Sands"). GB Property Funding Corp. ("Property"), a Delaware corporation and a wholly-owned subsidiary of GB Holdings, was incorporated in September 1993 as a special purpose subsidiary of GB Holdings for the purpose of borrowing funds for the benefit of GBHC.

        On January 5, 1998, GB Holdings and its then existing subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court"). On August 14, 2000, the Bankruptcy Court entered an order (the "Confirmation Order") confirming the Modified Fifth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code Proposed by the Official Committee of Unsecured Creditors and High River Limited Partnership and its affiliates (the "Plan") for GB Holdings and its then existing subsidiaries. High River Limited Partnership ("High River") is an entity controlled by Carl C. Icahn. On September 13, 2000, the New Jersey Casino Control Commission (the "Commission" or "CCC") approved the Plan. On September 29, 2000, the Plan became effective (the "Effective Date"). All material conditions precedent to the Plan becoming effective were satisfied on or before September 29, 2000. In addition, as a result of the Confirmation Order and the occurrence of the Effective Date, and in accordance with Statement of Position No. 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"), GB Holdings has adopted "fresh start reporting" in the preparation of the accompanying consolidated financial statements. GB Holdings' emergence from Chapter 11 resulted in a new reporting entity with no retained earnings or accumulated deficit as of September 30, 2000.

        The consolidated financial statements include the accounts of GB Holdings, Atlantic Coast Entertainment Holdings, Inc. ("Atlantic Holdings") and ACE Gaming, LLC ("ACE" and collectively with GB Holdings and Atlantic Holdings, the "Company" and also Property and GBHC until July 22, 2004). Until July 22, 2004, GBHC was the owner and operator of The Sands. Atlantic Holdings is a Delaware corporation and was a wholly-owned subsidiary of GBHC which was a wholly-owned subsidiary of GB Holdings and was formed in October 2003. ACE a New Jersey limited liability company and a wholly-owned subsidiary of Atlantic Holdings was formed in November 2003. Atlantic Holdings and ACE were formed in connection with a transaction (the "Transaction"), which included a Consent Solicitation and Offer to Exchange in which holders of $110 million of 11% Notes due 2005 (the "11% Notes"), issued by GB Property Funding Corp. ("Property"), a wholly-owned subsidiary of GB Holdings, were given the opportunity to exchange such notes, on a dollar for dollar basis, for $110 million of 3% Notes due 2008 (the "3% Notes"), issued by Atlantic Holdings. The Transaction and the Consent Solicitation and Offer to Exchange were consummated on July 22, 2004, and holders of approximately $66.3 million of 11% Notes exchanged such notes for approximately $66.3 million 3% Notes. Also on July 22, 2004, in connection with the Consent Solicitation and Offer to Exchange, the indenture governing the 11% Notes was amended to eliminate certain covenants and to release the liens on the collateral securing such notes. The Transaction included, among other things, the transfer of substantially all of the assets of GB Holdings to Atlantic Holdings. The transfer of assets has been accounted for as an exchange of net assets between entities under common control, whereby the entity receiving the assets shall initially recognize the assets and liabilities transferred at their historical carrying amount in the accounts of the transferring entity at the date of transfer. No gain or loss was recorded relating to the transfer. The 3% Notes are guaranteed by ACE. Atlantic Holdings and its subsidiary had limited operating activities prior to July 22, 2004. Also on July 22, 2004, in connection with the consummation of the Transaction and the Consent Solicitation and Offer to Exchange, Property and GBHC, merged into GB Holdings, with GB Holdings as the surviving entity. In connection with the transfer of the assets and certain liabilities of GB Holdings, including the assets and certain liabilities of GBHC, Atlantic Holdings issued 2,882,937 shares of common stock, par value $.01 per share (the "Atlantic Holdings Common Stock") of Atlantic Holdings to GBHC which, following the merger of GBHC became the sole asset of GB Holdings. Substantially all of the assets and liabilities of GB Holdings and GBHC (with the exception of the remaining 11% Notes and accrued interest thereon, the Atlantic Holdings Common Stock, and the related pro rata share of deferred financing costs) were transferred to Atlantic Holdings or ACE. As part of the Transaction an aggregate of 10,000,000 warrants were distributed on a pro rata basis to the stockholders of GB Holdings upon the consummation of the Transaction. Such Warrants allow the holders to purchase from Atlantic Holdings at an exercise price of $.01 per share, an aggregate of 2,750,000 shares of Atlantic Holdings Common Stock and any only exercisable following the earlier of (a) either the 3% Notes being paid in cash or upon conversion, in whole or in part, into Atlantic Holdings Common Stock, (b) payment in full of the outstanding principal of the 11% Notes exchanged, or (c) a determination by a majority of the board of directors of Atlantic Holdings (including at least one independent director of Atlantic Holdings) that the Warrants may be exercised. The Sands' New Jersey gaming license was transferred to ACE in accordance with the approval of the New Jersey Casino Control Commission.

        In connection with the Consent Solicitation and Offer to Exchange described above, holders of $66,258,970 of 11% Notes exchanged such notes for an equal principal amount of 3% Notes. As a result, $43,741,030 of principal amount of the 11% Notes remain outstanding and mature in September 2005. GB Holdings' ability to pay the interest and principal amount of the remaining 11% Notes at maturity in September 2005 will depend upon its ability to refinance such Notes on favorable terms or at all or to derive sufficient funds from the sale of its Atlantic Holdings Common Stock or from a borrowing. If GB Holdings is unable to pay the interest and principal due on the remaining 11% Notes at maturity it could result in, among other things, the possibility of GB Holdings seeking bankruptcy protection or being forced into bankruptcy or reorganization. The status of the 11% Notes due September 2005 is currently being reviewed by the Company and various alternatives are being evaluated.

        Additionally, on July 22, 2004 in connection with the consummation of the Transaction, GB Holdings distributed warrants, issued by Atlantic Holdings, to its shareholders which will initially be exercisable for an aggregate of 2,750,000 shares of Atlantic Holdings Common Stock to GB Holdings stockholders (the "Warrants"). The Warrants are exercisable at an exercise price of $.01 per share.

        Currently, affiliates of Mr. Icahn own approximately 96% of the 3% Notes and have the ability which they may exercise prior to the maturity of the 11% Notes at any other time, in their sole discretion, to determine when and whether the 3% Notes will be paid in or convertible into Atlantic Holdings Common Stock at, or prior to, maturity thereby making the Warrants exercisable. If the 3% Notes are converted into Atlantic Holdings Common Stock and if the Warrants are exercised, GB Holdings will own 28.8% of the Atlantic Holdings Common Stock and affiliates of Carl Icahn will beneficially own approximately 63.4% of the Atlantic Holdings Common Stock (without giving effect to the affiliates of Mr. Icahn's interest in Atlantic Holdings Common Stock which is owned by GB Holdings). Affiliates of Carl Icahn currently own approximately 77.5% of GB Holdings' Common Stock.

        All significant intercompany transactions and balances have been eliminated in consolidation. All references herein to the Company and GB Holdings are on a consolidated basis and all operating assets, including cash, are owned by GB Holdings' subsidiaries, Atlantic Holdings and ACE, and GB Holdings' sole asset is 2,882,938 shares of Atlantic Holdings Common Stock.

(2) Liquidity Matters

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed below, the Company has suffered recurring net losses, has a net working capital deficiency and significant current debt obligations. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described below. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        Since emerging from bankruptcy in 2000, the Company has invested in refurbishments to the hotel product, gaming equipment and related technology and building infrastructure. Although the investments have improved the condition of the property and the investment in gaming technology has resulted in significant labor efficiencies and cost savings, those efficiencies and cost savings were not enough to offset the increased competition within the Atlantic City market. Since 2003, the Borgata opened in the marina district of Atlantic City and expansions which have added both hotel room and retail capacity to the Atlantic City market have occurred at the Showboat, Resorts and Tropicana casinos. Although these expansions have caused the gaming market to expand in Atlantic City, the expansion has not exceeded the added capacity, which has put substantial pressure on the Company to maintain gaming revenue market share. The Company continues to face competitive market conditions. During the three years ended December 31, 2004, the Company incurred net losses of $37,856,000.

        In connection with the Consent Solicitation and Offer to Exchange, $66,258,970 of the 11% Notes were exchanged and $43,741,030 of the 11% Notes remain outstanding and will mature on September 29, 2005. GB Holdings' ability to pay the interest and principal amount of the remaining 11% Notes at maturity in September 2005 will depend upon its ability to refinance such Notes on favorable terms or at all or to derive sufficient funds from the sale of its Atlantic Holdings Common Stock or from a borrowing. If GB Holdings is unable to pay the interest and principal due on the remaining 11% Notes at maturity it could result in, among other things, the possibility of GB Holdings seeking bankruptcy protection or being forced into bankruptcy or reorganization. The status of the 11% Notes is currently being reviewed by the Company and various alternatives are being evaluated.

(3) Summary of Significant Accounting Policies

        The significant accounting policies followed in the preparation of the accompanying consolidated financial statements are discussed below. The consolidated financial statements have been prepared in conformity with US generally accepted accounting principles. The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the balance sheets, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Casino revenues, promotional allowances and departmental expenses—

        The Company recognizes revenues in accordance with industry practice. Casino revenue is recorded as net win from gaming activities (the difference between gaming wins and losses) as casino revenues. Casino revenues are net of accruals for anticipated payouts of progressive and certain other slot machine jackpots. Such anticipated jackpots and payouts are included in gaming liabilities on the accompanying consolidated balance sheets.

        Cash and coin incentives are provided to attract new customers as well as reward loyal customers, through the use of loyalty programs, with points based on amounts wagered, that can be redeemed for a specified period of time for cash. We deduct the cash and coin incentive amounts from casino revenue.

        The retail value of rooms, food and beverage and other items that were provided to customers without charge has been included in revenues and a corresponding amount has been deducted as promotional allowances. The costs of such complimentaries have been included in Casino and Selling, General and Administrative expenses on the accompanying consolidated statements of operations. Costs of complimentaries allocated from the Rooms, Food and Beverage and Other Operating departments to the Casino and Selling, General and Administrative departments were as follows:

	Year Ended December 31,
	2004	2003	2002
Allocation From:
Rooms	$6,511,000	$7,360,000	$8,274,000
Food and Beverage	16,116,000	16,482,000	17,399,000
Other Operating	2,294,000	2,070,000	1,324,000

	$24,921,000	$25,912,000	$26,997,000

Allocation To:
Casino	$3,846,000	$3,815,000	$4,186,000
Selling, General and Administrative	21,075,000	22,097,000	22,811,000

	$24,921,000	$25,912,000	$26,997,000

  Cash and cash equivalents—

        Cash and cash equivalents are generally comprised of cash and investments with original maturities of three months or less, such as commercial paper, certificates of deposit and fixed repurchase agreements.

  Allowance for doubtful accounts—

        In its normal course of business the Company incurs receivables arising from credit provided to casino and hotel customers. The allowance for doubtful accounts adjusts these gross receivables to Management's estimate of their net realizable value. The provision for doubtful accounts charged to expense is determined by Management based on a periodic review of the receivable portfolio. This provision is based on estimates, and actual losses may vary from these estimates. The allowance for doubtful accounts is maintained at a level that Management considers adequate to provide for possible future losses. Provisions for doubtful accounts amounting to $416,000, $1,040,000 and $1,586,000 for the years ended December 31, 2004, 2003 and 2002, respectively, were recorded in expenses on the accompanying consolidated statements of operations.

  Inventories—

        Inventories are stated at the lower of cost (on a first-in, first-out basis) or market.

  Property and equipment—

        Property and equipment purchased after September 29, 2000 have been recorded at cost and are being depreciated utilizing the straight-line method over their estimated useful lives as follows:

Buildings and improvements	25 - 40 years
Operating equipment	3 - 7 years

        Interest costs related to property and equipment acquisitions are capitalized during the acquisition period and are being amortized over the useful lives of the related assets.

  Deferred financing costs—

        The costs of issuing long-term debt, including all related underwriting, legal, directors and accounting fees, were capitalized and are being amortized over the term of the related debt issue. Deferred financing costs of $180,000 were incurred in connection with Property's offering of $110,000,000 11% Notes due 2005 (the "11% Notes"). During 2001, additional costs of $2,083,000 associated with a Consent Solicitation by Property to modify the original indenture for the 11% Notes were capitalized. In July 2004, holders of the 11% Notes that tendered in the Consent Solicitation and Offer to Exchange also received their pro rata share of the aggregate consent fees ($6.6 million) at the rate of $100 per $1,000 of principal amount of the 11% Notes tendered. The pro rata share of the unamortized deferred financing costs associated with the 11% Notes tendered ($399,000) were included with the consent fees and recorded in Deferred Financing Costs ($1.9 million) and Other Assets ($4.5 million) on the accompanying Consolidated Balance Sheets ("Deferred 3% Note Fees"). The exchange is being accounted for as a modification of debt. The Deferred 3% Note Fees are being amortized over the term of the 3% Notes using the effective yield method. All external costs associated with the issuance of the 3% Notes have been expensed. For the years ended December 31, 2004, 2003 and 2002 amortization of deferred financing costs was $1,212,000, $555,000 and $555,000, respectively, and is included in Interest Expense on the accompanying Consolidated Statements of Operations.

  Long-lived assets—

        In 2002, the Company adopted FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS No. 144"), which excludes from the definition of long-lived assets goodwill and other intangibles that are not amortized in accordance with FASB Statement No. 142 "Goodwill and Other Intangible Assets." FAS No. 144 requires that long-lived assets to be disposed of by sale be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. FAS No. 144 also expands the reporting of discontinued operations to include components of an entity that have been or will be disposed of rather than limiting such discontinuance to a segment of a business. The adoption of FAS No. 144 did not have an impact on the Company's consolidated financial statements.

        The Company periodically reviews long-lived assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairments are recognized when the expected future undiscounted cash flows derived from such assets are less than their carrying value. For such cases, losses are recognized for the difference between the fair value and the carrying amount. Assets to be disposed of by sale or abandonment, and where management has the current ability to remove such assets from operations, are recorded at the lower of carrying amount or fair value less cost of disposition. Depreciation for these assets is suspended during the disposal period, which is generally less than one year. Assumptions and estimates used in the determination of impairment losses, such as future cash flows and disposition costs, may affect the carrying value of long-lived assets and possible impairment expense in the Company's consolidated financial statements. Management does not believe that any impairment currently exists related to its long-lived assets.

  Accrued insurance—

        The Company is self insured for a portion of its general liability, workers compensation, certain health care and other liability exposures. A third party insures losses over prescribed levels. Accrued insurance includes estimates of such accrued liabilities based on an evaluation of the merits of individual claims and historical claims experience. Accordingly, the Company's ultimate liability may differ from the amounts accrued.

  Income taxes—

        GB Holdings' provision for federal income taxes is calculated and paid on a consolidated basis with its Subsidiaries.

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period of the enactment date.

  Loss per share—

        Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128), requires, among other things, the disclosure of basic and diluted earnings per share for public companies. Since the capital structure of GB Holdings is simple, in that no potentially dilutive securities were outstanding during the periods presented, basic loss per share is equal to diluted loss per share. Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding.

  Reclassifications—

        Certain reclassifications have been made to prior years' consolidated financial statements to conform to the current year consolidated financial statement presentations. The most significant reclassifications include the following: marketing costs that had been in Casino expense are now included in Selling, General and Administrative expense; Cash and coin incentives that were included in Promotional Allowances are now included in Casino Revenues and certain complimentary expenses that were included in Casino expense are now included in Promotional Allowances.

(4) Long-Term Debt

        Long-term debt is comprised of the following:

	As of December 31,
	2004	2003
11% notes, due September 29, 2005(a)	$43,741,000	$110,000,000
3% Notes due July 22, 2008(b)	66,259,000	—

Total indebtedness	110,000,000	110,000,000
Less—current maturities	(43,741,000)	—

Total long-term debt	$66,259,000	$110,000,000

(a)
In accordance with its approved plan of reorganization, GB Holdings through its then wholly-owned subsidiaries issued $110 million at 11% interest payable September 29, 2005 ("11% Notes"). Interest on the 11% Notes is payable on March 29 and September 29, beginning March 29, 2001. The outstanding principal is due on September 29, 2005.

  The original indenture for the 11% Notes contained various provisions, which, among other things, restricted the ability of GB Holdings, and GBHC to incur certain senior secured indebtedness beyond certain limitations, and contained certain other limitations on the ability to merge, consolidate, or sell substantially all of their assets, to make certain restricted payments, to incur certain additional senior liens, and to enter into certain sale-leaseback transactions.

  In a Consent Solicitation Statement and Consent Form dated September 14, 2001, Property sought the consent of holders of the 11% Notes to make certain changes to the original indenture (the "Modifications"). The Modifications included, but were not limited to, a deletion of, or changes to, certain provisions the result of which would be (i) to permit GB Holdings and its subsidiaries to incur any additional indebtedness without restriction, to issue preferred stock without restriction, to make distributions in respect of preferred stock and to prepay indebtedness without restriction, to incur liens without restriction and to enter into sale-leaseback transactions without restriction, (ii) to add additional exclusions to the definition of "asset sales" to exclude from the restrictions on "asset sales" sale-leaseback transactions, conveyances or contributions to any entity in which GB Holdings or its subsidiaries has or obtains equity or debt interests, and transactions (including the granting of liens) made in accordance with another provision of the Modifications relating to collateral release and subordination or any documents entered into in connection with an "approved project" (a new definition included as part of the Modifications which includes, if approved by the Board of Directors of GB Holdings, incurrence of indebtedness or the transfer of assets to any person if GB Holdings or any of its subsidiaries has or obtain debt or equity interests in the transferee or any similar, related or associated event, transaction or activity) in which a release or subordination of collateral has occurred including, without limitation, any sale or other disposition resulting from any default or foreclosure, (iii) to exclude from the operation of covenants related to certain losses to collateral, any assets and any proceeds thereof, which have been subject to the release or subordination provisions of the Modifications, (iv) to permit the sale or other conveyances of Casino Reinvestment Development Authority (the "CRDA") investments in accordance with the terms of a permitted security interest whether or not such sale was made at fair value, (v) to exclude from the operation of covenants related to the deposit into a collateral account of certain proceeds of "asset sales" or losses to collateral any assets and any proceeds thereof, which have been subject to the release or subordination provisions of the Modifications, (vi) to add new provisions authorizing the release or subordination of the collateral securing the 11% Notes in connection with, in anticipation of, as a result of, or in relation to, an "approved project", and (vii) various provisions conforming the text of the original indenture to the intent of the preceding summary of the Modifications.

(b)
On July 22, 2004, Atlantic Holdings consummated the Consent Solicitation and Offer to Exchange which it commenced and in which Atlantic Holdings offered to exchange its 3% Notes due July 22, 2008 for 11% Notes due September 29, 2005, issued by Property. Pursuant to the Consent Solicitation and Offer to Exchange, an aggregate principal amount of $66,258,970 of 11% Notes, representing 60.2% of the outstanding 11% Notes, were tendered to Atlantic Holdings, on a dollar for dollar basis, in exchange for an aggregate principal amount of $66,258,970 of 3% Notes. At the election of the holders of a majority in principal amount of the outstanding 3% Notes, each $1,000 principal amount of 3% Notes is payable in or convertible into 65.909 shares of Atlantic Holdings Common Stock, subject to adjustments for stock dividends, stock splits, recapitalizations and the like. As a result of the Transaction, the $43.7 million in 11% Notes are no longer secured by any property or equipment of the Company. Holders of the 11% Notes that tendered in the Consent Solicitation and Offer to Exchange also received their pro rata share of the aggregate consent fees ($6.6 million) at the rate of $100 per $1000 principal amount of the 11% Notes tendered, plus accrued interest ($2.3 million) on the 11% Notes tendered, which amounts were paid at the consummation of the Transaction. The exchange is being accounted for as a modification of debt. The consent fees paid are being amortized over the term of the 3% Notes using the effective yield method. All external costs associated with the issuance of the 3% Notes have been expensed. As indicated in the Consent Solicitation and Offer to Exchange, an aggregate of 10,000,000 warrants, issued by Atlantic Holdings, were distributed on a pro rata basis to the shareholders of GB Holdings upon the consummation of the Transaction. Such Warrants allow the holders to purchase, from Atlantic Holdings, at an exercise price of $.01 per share, an aggregate of 2,750,000 shares of Atlantic Holdings Common Stock and are only exercisable following the earlier of (a) either the 3% Notes being paid in cash or upon conversion, in whole or in part, into Atlantic Holdings Common Stock, (b) payment in full of the outstanding principal of the 11% Notes which have not been exchanged, or (c) a determination by a majority of the board of directors of Atlantic Holdings (including at least one independent director of Atlantic Holdings) that the Warrants may be exercised. The fair value of the warrants as of July 22, 2004 (date of issuance) was $43,587,000 (as determined by a third party valuation). An additional $4.9 million in legal, accounting, professionals and state transfer fees were expended related to the Transaction, of which $3.1 million and $1.8 million were charged to debt restructuring costs during 2004 and 2003, respectively.

        On November 12, 2004, Atlantic Holdings and ACE entered into a Loan and Security Agreement (the "Loan Agreement"), by and among Atlantic Holdings, as borrower, ACE, as guarantor, and Fortress Credit Corp. ("Fortress"), as lender, and certain related ancillary documents, pursuant to which, Fortress agreed to make available to Atlantic Holdings a senior secured revolving credit line providing for working capital loans of up to $10 million (the "Loans"), to be used for working capital purposes in the operation of The Sands, located in Atlantic City, New Jersey. The Loan Agreement and the Loans thereunder have been designated by the Board of Directors of Atlantic Holdings and Atlantic Holdings, as manager of ACE, as Working Capital Indebtedness (as that term is defined in the Indenture) (the "Indenture"), dated as of July 22, 2004, among Atlantic Holdings, as issuer, ACE, as guarantor, and Wells Fargo Bank, National Association, as trustee (the "Trustee").

        The aggregate amount of the Loans shall not exceed $10 million plus interest. All Loans under the Loan Agreement are payable in full by no later than the day immediately prior to the one-year anniversary of the Loan Agreement, or any earlier date on which the Loans are required to be paid in full, by acceleration or otherwise, pursuant to the Loan Agreement.

        The outstanding principal balance of the Loan Agreement will accrue interest at a fixed rate to be set monthly which is equal to one month LIBOR (but not less than 1.5%), plus 8% per annum. In addition to interest payable on the principal balance outstanding from time to time under the Loan Agreement, Atlantic Holdings is required to pay to Fortress an unused line fee for each preceding three-month period during the term of the Loan Agreement in an amount equal to .35% of the excess of the available commitment over the average outstanding monthly balance during such preceding three-month period.

        The Loans are secured by a first lien and security interest on all of Atlantic Holdings' and ACE's personal property and a first mortgage on The Sands. Fortress entered into an Intercreditor Agreement, dated as of November 12, 2004, with the Trustee pursuant to the Loan Agreement. The Liens (as that term defined in the Indenture) of the Trustee on the Collateral (as that term is defined in the Indenture), are subject and inferior to Liens which secure Working Capital Indebtedness such as the Loans.

        Fortress may terminate its obligation to advance and declare the unpaid balance of the Loans, or any part thereof, immediately due and payable upon the occurrence and during the continuance of customary defaults which include payment default, covenant defaults, bankruptcy type defaults, attachments, judgments, the occurrence of certain material adverse events, criminal proceedings, and defaults by Atlantic Holdings or ACE under certain other agreements. As of December 31, 2004 there had been no borrowings related to the Loans.

        The Borrower and Guarantor on the Loan Agreement are required to maintain the following financial covenants; (1) a minimum EBITDA (as defined in the Loan Agreement) of $12.5 million, which shall be measured and confirmed as of the twelve month period ended each respective January 1, April 1, July 1 and October 1 of each year until the full and final satisfaction of the loan and (2) a Minimum Leverage Ratio of which the Borrower shall not permit its ratio of defined Total Debt to EBITDA, as measured and confirmed annually on a trailing twelve month basis to exceed 6.25:1. As of December 31, 2004, The Company is in compliance with these covenants.

        At December 31, 2004 and 2003, accrued interest on the 11% Notes was $1,216,000 and $3,092,000, respectively and is included in Accrued Interest. Accrued interest on the 3% Notes was $883,000 at December 31, 2004 and is included in Other Non-Current Liabilities. Interest on the 11% Notes is due semi-annually on March 29th and September 29th. Interest on the 3% Notes are due at maturity, on July 22, 2008.

(5) Income Taxes

        The components of the provision for income taxes are as follows:

	Year Ended December 31,
	2004		2003		2002
Federal income tax provision	$		$		$
Current		—		—		—
Deferred		—		—		—
State income tax provision
Current		(986,000)		(958,000)		(784,000)
Deferred		—		—		—

		$(986,000)		$(958,000)		$(784,000)

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes, and the amounts used for income tax purposes. The major components of deferred tax liabilities and assets as of December 31, 2004 and 2003 were as follows:

	2004	2003
Deferred tax assets:
Bad debt reserve	$1,578,000	$2,418,000
Deferred financing costs	—	234,000
Group insurance	904,000	747,000
Accrued vacation	603,000	613,000
Action cash awards accrual	191,000	123,000
Jackpot accrual	407,000	298,000
Medical reserve	534,000	408,000
Debt restructuring costs	—	754,000
CRDA	6,293,000	5,724,000
Federal and state net operating loss carryforward	21,962,000	17,004,000
Workers Compensation	462,000	—
Grantors trust income	3,713,000	3,616,000
Credit carryforwards	3,345,000	3,385,000
Other	770,000	297,000

Total deferred tax assets	40,762,000	35,621,000
Less valuation allowance	(24,209,000)	(17,685,000)

Total deferred tax assets after valuation allowance	16,553,000	17,936,000

Deferred tax liabilities:
Noncurrent:
Depreciation of plant and equipment	(16,336,000)	(17,812,000)
Deferred financing costs	(81,000)	—
Other	(11,000)	—
Chips and tokens	(125,000)	(124,000)

Total deferred tax liabilities	(16,553,000)	(17,936,000)

Net deferred tax assets (liabilities)	$—	$—

        The net change in the valuation allowance for deferred income tax assets was an increase of $6.5 million in 2004 and an increase of $7.4 million in 2003. Federal net operating loss carryforwards totaled approximately $59 million as of December 31, 2004 and will begin expiring in the year 2022 and forward. New Jersey net operating loss carryforwards totaled approximately $20.2 million as of December 31, 2004. The Company also has general business credit carryforwards of approximately $1.1 million which expire in 2005 through 2024. Additionally, as of December 2004, the Company has a federal alternative minimum tax (AMT) credit carryforward of about $72,000 and a New Jersey alternative minimum assessment (AMA) credit carryforward of approximately $2.2 million, both of which can be carried forward indefinitely.

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management believes that it is more likely than not that the tax benefits of certain future deductible temporary differences will be realized based on the reversal of existing temporary differences, and therefore, a valuation allowance has not been provided for these deferred tax assets. Additionally, management has determined that the realization of certain of the Company's deferred tax assets is not more likely than not and, as such, has provided a valuation allowance against those deferred tax assets at December 31, 2004 and 2003.

        The provision for income taxes differs from the amount computed at the federal statutory rate as a result of the following:

	Years Ended December 31,
	2004	2003	2002
Expected federal benefit	(35.0)%	(35.0)%	(35.0)%
State taxes net of federal benefit	(0.4)%	(2.2)%	(1.6)%
State tax rate correction	0.0%	3.9%	0.0%
Expired tax credit	2.7%	0.7%	0.0%
Permanent differences	0.4%	0.2%	0.9%
Tax credits	(6.2)%	(5.2)%	(13.2)%
Deferred tax valuation allowance	55.2%	43.3%	57.8%
Other	(8.4)%	0.0%	3.1%

	8.3%	5.7%	12.0%

(6) Transactions with Related Parties

        The Company's rights to the trade name "The Sands" (the "Trade Name") were derived from a license agreement with an unaffiliated third party. Amounts payable by the Company for these rights were equal to the amounts paid to the unaffiliated third party. On September 29, 2000, High River assigned the Company the rights under a certain agreement with the owner of the Trade Name to use the Trade Name as of September 29, 2000 through May 19, 2086, subject to termination rights for a fee after a certain minimum term. High River is an entity controlled by Carl C. Icahn. High River received no payments for its assignment of these rights. Payment was made directly to the owner of the Trade Name. On or about July 14, 2004, the Company entered into a license agreement with Las Vegas Sands, Inc., for the use of the trade name "Sands" through May 19, 2086, subject to termination rights for a fee after a certain minimum term. This new license agreement superseded and replaced the above-mentioned trade name rights assigned to the Company by High River. In connection with the Transaction discussed above, the July 14, 2004 license agreement was assigned to ACE as of July 22, 2004. The payments made to the licensor in connection with the trade name amounted to $259,000, $263,000 and $272,000, respectively, for the years ended December 31, 2004, 2003 and 2002.

        The Company has entered into an intercompany services arrangement with American Casinos & Entertainment Properties LLC ("ACEP"), which is controlled by affiliates of Mr. Icahn, whereby ACEP provides management and consulting services. The Company is billed based upon an allocation of salaries plus an overhead charge of 15% of the salary allocation plus reimbursement of reasonable out-of-pocket expenses. During 2004, 2003 and 2002, we were billed approximately $387,500, $190,600 and $27,900, respectively.

        On February 28, 2003, the Company entered into a two year agreement with XO Communications, Inc. a long-distance phone carrier controlled by Carl C. Icahn. The agreement can be extended beyond the minimum two year term on a month-to-month basis. Payments for such charges incurred for the year ended December 31, 2004 and 2003 amounted to $181,000 and $127,000, respectively. The agreement is currently continuing on a monthly basis.

        As of December 31, 2004 and 2003, the Company owed approximately $371,000 and $48,000, respectively, for reimbursable expenses to related parties.

(7) New Jersey Regulations and Obligatory Investments

        The Company conducts gaming operations in Atlantic City, New Jersey and operates a hotel and several restaurants, as well as related support facilities. The operation of an Atlantic City casino/hotel is subject to significant regulatory control. Under the New Jersey Casino Control Act ("NJCCA"), ACE was required to obtain and is required to periodically renew its operating license. A casino license is not transferable and, after the initial licensing and two one-year renewal periods, is issued for a term of up to four years. The plenary license issued to The Sands was renewed by the Commission in September, 2004 and extended through September 2008. The Commission may reopen licensing hearings at any time. If it were determined that gaming laws were violated by a licensee, the gaming license could be conditioned, suspended or revoked. In addition, the licensee and other persons involved could be subject to substantial fines.

        In order to renew the casino license for The Sands, the Commission determined that Atlantic Holdings and ACE are financially stable. In order to be found "financially stable" under the NJCCA, Atlantic Holdings and ACE must demonstrate, among other things, their ability to pay, exchange, or refinance debts that mature or otherwise become due and payable during the license term, or to otherwise manage such debts. During July 2004, a timely renewal application of the casino license for a four year term was filed. The CCC approved the casino license renewal application for a four year term on September 29, 2004 with certain conditions, including monthly written reports on the status of the 11% Notes, and a definitive plan by GB Holdings to address the maturity of the 11% Notes to be submitted no later than August 1, 2005 as well as other standard industry reporting requirements.

        The NJCCA requires casino licensees to pay an investment alternative tax of 2.5% of Gross Revenue (the "2.5% Tax") or, in lieu thereof, to make quarterly deposits of 1.25% of quarterly Gross Revenue with the CRDA (the "Deposits"). The Deposits are then used to purchase bonds at below-market interest rates from the CRDA or to make qualified investments approved by the CRDA. The CRDA administers the statutorily mandated investments made by casino licensees and is required to expend the monies received by it for eligible projects as defined in the NJCCA. The Sands has elected to make the Deposits with the CRDA rather than pay the 2.5% Tax.

        As of December 31, 2004 and 2003, the Company had purchased bonds totaling $6,717,000 and $6,875,000, respectively. In addition, the Company had remaining funds on deposit and held in escrow by the CRDA at December 31, 2004 and 2003, of $17,430,000 and $15,171,000, respectively. The bonds purchased and the amounts on deposit and held in escrow are included in obligatory investments.

        Obligatory investments at December 31, 2004 and 2003, are net of accumulated valuation allowances of $12,500,000 and $11,340,000, respectively, based upon the estimated realizable values of the investments. Provisions for valuation allowances for the years ended December 31, 2004, 2003 and 2002 amounted to $1,165,000, $1,434,000 and 1,521,000, respectively.

        The Company has, from time to time, contributed certain amounts held in escrow by the CRDA to fund CRDA sponsored projects. During 2004 and 2003, the Company donated $333,000 and $694,000, respectively, of its escrowed funds to CRDA sponsored projects. No specific refund or future credit has been associated with the 2003 contributions. During 2002, the Company contributed $925,000 of its escrowed funds to CRDA sponsored projects and received $116,000 in a cash refund. Prior to this, the CRDA had granted the Company both cash refunds and waivers of certain of its future Deposit obligations in consideration of similar contributions. Other assets aggregating $414,000 and $621,000, respectively, have been recognized at December 31, 2004 and 2003, and are being amortized over a period of ten years commencing with the completion of the projects. Amortization of other assets totaled $207,000, $205,000 and $199,000 for the years ended December 31, 2004, 2003 and 2002, respectively, and are included in depreciation and amortization, including provision for obligatory investments.

        The Company has agreed to contribute certain of its future investment obligations to the CRDA in connection with the renovation related to the Atlantic City Boardwalk Convention Center. The projected total contribution will amount to $6.9 million, which will be paid through 2011 based on an estimate of certain of the Company's future CRDA deposit obligations. As of December 31, 2004, the Company had satisfied $2.2 million of this obligation.

        In April 2004, the casino industry, the CRDA and the New Jersey Sports and Exposition Authority agreed to a plan regarding New Jersey video lottery terminals ("VLTs"). Under the plan, casinos will pay a total of $96 million over a period of four years, of which $10 million will fund, through project grants, North Jersey CRDA projects and $86 million will be paid to the New Jersey Sports and Exposition Authority which will then subsidize certain New Jersey horse tracks to increase purses and attract higher-quality races that would allow them to compete with horse tracks in neighboring states. In return, the race tracks and New Jersey have committed to postpone any attempts to install VLTs for at least four years. $52 million of the $86 million would be donated by the CRDA from the casinos' North Jersey obligations and $34 million would be paid by the casinos directly. It is currently estimated that the Company's current CRDA deposits for North Jersey projects are sufficient to fund the Company's proportionate obligations with respect to the $10 million and $52 million commitments. The Company's proportionate obligation with respect to the $34 million commitment is estimated to be approximately $1.3 million payable over a four year period in annual installments due October 15th ranging from $278,000 to $398,000 per year. The Company's proportionate obligation with respect to the combined $10 million and $52 million commitment is estimated to be approximately $2.5 million payable over a four year period. The amounts will be charged to operations, on a straight-line basis, through January 1, 2009. The Company made its initial cash payment of $278,000 in satisfaction of this obligation during October 2004.

(8) Commitments and Contingencies

  Legal Proceedings

        We are, from time to time, parties to various legal proceedings arising out of our businesses. We believe, however, that other than the proceedings discussed below, there are no proceedings pending or threatened against us, which, if determined adversely, would have a material adverse effect upon our business financial conditions, results of operations or liquidity.

        Tax appeals on behalf of ACE and the City of Atlantic City challenging the amount of ACE's real property assessments for tax years 1996 through 2003 are pending before the NJ Tax Court.

        By letter dated January 23, 2004, Sheffield Enterprises, Inc. asserted potential claims against the Company under the Lanham Act for permitting a show entitled The Main Event, to run at The Sands during 2001. Sheffield also asserts certain copyright infringement claims growing out of the Main Event performances. This matter was concluded by a confidential settlement entered into by the parties in January 2005. Under the settlement, the Company was fully indemnified by Main Event's insurer for the amount of the stipulated damages. The Company was responsible for payment of its own legal fees, which were not material.

  Labor Relations

        The Company has collective bargaining agreements with three unions that represent approximately 804 employees, most of whom are represented byb the Hotel, Restaurant Employees and Bartenders International Union, AFL-CIO, Local 54. The collective bargaining agreement with Local 54 was renewed for a five year term in 2004. The collective bargaining agreements with the Carpenters, Local 623 (4.6% of union employees) and Entertainment Workers, Locals 68 and 917 (10.0% of union employees) expire in April and July 2006, respectively. Management considers its labor relations to be good.

(9) Employee Retirement Savings Plan

        ACE administers and participates in The Sands' Retirement Plan, a qualified defined contribution plan for the benefit of all of ACE employees, who satisfy certain eligibility requirements.

        The Sands' Retirement Plan is designed and operated to meet the qualification requirements under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and contains a qualified cash-or-deferred arrangement meeting the requirements of section 401(k) of the Code. All employees of ACE, who have completed one year of service, as defined, and who have attained the age of 21, are eligible to participate in the Savings Plan.

        The Sands' Retirement Plan provides for an employer matching contribution based upon certain criteria, including levels of participation by The Sands' employees. The Company incurred matching contributions totaling $441,000, $406,000 and $575,000, for the years ended December 31, 2004, 2003 and 2002, respectively.

        The Company also contributes to multi-employer pension, health and welfare plans for its union employees. For the years ended December 31, 2004, 2003 and 2002, the Company contributed $5,576,000, $5,411,000 and $5,750,000, respectively.

(10) Disclosures about Fair Value of Financial Instruments

        Disclosure of the estimated fair value of financial instruments is required under FAS No 107, "Disclosure About Fair Value of Financial Instruments." The fair value estimates are made at discrete points in time based on relevant market information and information about the financial instruments. These estimates may be subjective in nature and involve uncertainties and significant judgment and therefore cannot be determined with precision.

        Cash and cash equivalents are valued at the carrying amount. Such amount approximates the fair value of cash equivalents because of the short maturity of these instruments.

        Obligatory investments are valued at a carrying amount which includes an allowance reflecting the below market interest rate associated with such investments.

        The 11% Notes are valued at the market trading price at April 16, 2004 which was the last full trading day prior to the delisting of these Notes from trading on the American Stock Exchange.

        The 3% Notes are valued at the amount paid by American Real Estate Partnership, L.P. ("AREP") to purchase the Notes held by Icahn affiliates in January 2005.

        The estimated carrying amounts and fair values of GB Holdings' financial instruments are as follows:

	December 31, 2004		December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets:
Cash and cash equivalents	$12,756,000	$12,756,000	$33,454,000	$33,454,000
Obligatory investments, net	11,647,000	11,647,000	10,705,000	10,705,000
Financial Liabilities:
Interest payable	2,099,000	2,099,000	3,092,000	3,092,000
11% Notes	43,741,000	35,430,000	110,000,000	91,300,000
3% Notes	66,259,000	64,452,000	—	—

(11) Leases

        The Company leases certain equipment and property under operating leases. Total lease expense was $2.0 million, $2.1 million and $2.5 million for the years ended December 31, 2004, 2003 and 2002, respectively. The following table sets forth the future minimum commitments for operating leases and capital leases having remaining non-cancelable lease terms in excess of one year:

	Operating Leases	Capital Leases
2005	$1,967,000	$286,000
2006	1,998,000	286,000
2007	1,998,000	188,000
2008	1,998,000	—
2009	1,998,000	—
Thereafter	6,434,000	—

Total Minimum Lease Payments	$16,393,000	760,000

Less imputed interest costs		(80,000)

Present value of Net Minimum Capital Lease Payments		$680,000

(12) Subsequent Events

        On January 21, 2005, AREP and Cyprus LLC ("Cyprus"), an affiliate of Mr. Icahn, entered into a Purchase Agreement, pursuant to which AREP agreed to purchase from Cyprus 4,121,033 shares of GB Holdings and warrants to purchase 1,133,284 shares of common stock of Atlantic Holdings. The warrants were distributed to Cyprus by GB Holdings in connection with the Transaction and will become exercisable upon certain conditions at an exercise price of $.01 per share.

(13) Selected Quarterly Financial Data (Unaudited)

	Quarter
	First	Second	Third	Fourth
Year Ended December 31, 2004
Net revenues	$40,990,000	$44,570,000	$44,160,000	$41,523,000

Income (loss) from operations	$915,000	$1,911,000	$719,000	$(1,604,000)

Net loss	$(3,140,000)	$(2,493,000)	$(3,124,000)	$(4,065,000)

Net loss per share	$(0.31)	$(0.25)	$(0.31)	$(0.41)

Year Ended December 31, 2003
Net revenues	$39,303,000	$45,464,000	$45,211,000	$37,771,000

Income (loss) from operations	$(1,298,000)	$2,607,000	$(144,000)	$(4,123,000)

Net loss	$(4,401,000)	$(507,000)	$(3,456,000)	$(9,349,000)

Net loss per share	$(0.44)	$(0.05)	$(0.35)	$(0.93)

SCHEDULE II
GB HOLDINGS, INC. AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS

		Additions
	Balance of Beginning of Period	Amounts Charged to Costs and Expenses	Deductions		Balance at End of Period
Year Ended December 31, 2004:
Allowance for doubtful accounts receivable	$5,918,000	$416,000	$(2,472,000	)(1)	$3,862,000
Allowance for obligatory investments	11,340,000	1,165,000	(5,000	)(2)	12,500,000

	$17,258,000	$1,581,000	$(2,477,000)		$16,362,000

Year Ended December 31, 2003:
Allowance for doubtful accounts receivable	$11,301,000	$1,040,000	$(6,423,000	)(1)	$5,918,000
Allowance for obligatory investments	10,028,000	1,434,000	(122,000	)(2)	11,340,000

	$21,329,000	$2,474,000	$(6,545,000)		$17,258,000

Year Ended December 31, 2002:
Allowance for doubtful accounts receivable	$14,406,000	$1,586,000	$(4,691,000	)(1)	$11,301,000
Allowance for obligatory investments	9,290,000	1,521,000	(783,000	)(2)	10,028,000

	$23,696,000	$3,107,000	$(5,474,000)		$21,329,000

(1)
Represents net write offs of uncollectible accounts.

(2)
Represents write offs of obligatory investments in connection with the contribution of certain obligatory investments to CRDA approved projects.

GB HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

As of March 31, 2005
(Unaudited) (in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$14,929
Accounts receivable, net	4,371
Deferred financing costs	2,237
Other current assets	9,813

Total Current Assets	31,350

Property and equipment, net	168,237
Obligatory investments, net	11,830
Deferred financing costs	3,970
Other assets	1,667

Total Other Assets	17,467

TOTAL ASSETS	$217,054

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Line of credit	$4,000
Current portion of long-term debt	43,741
Accounts payable—trade	3,912
Accrued expenses	10,261
Accrued payroll and related expenses	7,503
Related party payables	588
Current portion of capital lease obligation	236

Total Current Liabilities	70,241

Long-Term Liabilities:
Long-term debt, less current portion	66,259
Capital lease obligations, less current portion	385
Other	5,496

Total Long-Term Liabilities	72,140

Commitments and Contingencies
Warrants in Atlantic Coast Entertainment Holdings, Inc.	43,587
Shareholders' Equity:
Preferred stock, $.01 par value per share; 5,000,000 shares authorized; 0 shares outstanding	—
Common stock, $.01 par value share; 20,000,000 shares authorized; 10,000,000 shares issued and outstanding	100
Additional paid-in capital	81,313
Accumulated deficit	(50,327)

Total Shareholders' Equity	31,086

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$217,054

See notes to condensed consolidated financial statements.

GB HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
	(in thousands)
REVENUES:
Casino	$37,341	$38,119
Hotel	2,294	2,288
Food and beverage	4,866	4,990
Other	807	927

Gross Revenues	45,308	46,324
Less promotional allowances	(5,343)	(5,334)

Net Revenues	39,965	40,990

COSTS AND EXPENSES:
Casino	11,827	12,214
Hotel	703	655
Food and beverage	1,566	2,027
Other operating expenses	209	203
Selling, general and administrative	22,925	21,041
Depreciation and amortization	4,026	3,567
Provision for obligatory investments	238	368
Gain on sale of assets	(4)	—

Total Costs And Expenses	41,490	40,075

(LOSS) INCOME FROM OPERATIONS	(1,525)	915

OTHER INCOME (EXPENSE):
Interest income	107	111
Interest expense	(2,451)	(3,189)
Debt restructuring costs	(24)	(710)

Total other expense, net	(2,368)	(3,788)

LOSS BEFORE INCOME TAXES	(3,893)	(2,873)
Provision for income taxes	247	267

NET LOSS	$(4,140)	$(3,140)

Basic/diluted loss per common share	$(0.41)	$(0.31)

Weighted average common shares outstanding	10,000,000	10,000,000

See notes to condensed consolidated financial statements.

GB HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(4,140)	$(3,140)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,026	3,567
Provision for obligatory investments	238	368
Gain on sale of assets	(4)	—
Changes in operating assets and liabilities:
Accounts receivable, net	729	94
Deferred financing costs	595	—
Other current assets	(2,486)	900
Accounts payable and accrued expenses	(281)	(4,612)
Long-term liabilities	576	56

Net Cash Used in Operating Activities	(747)	(2,767)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(571)	(2,118)
Purchase of obligatory investments	(553)	(517)
Cash proceeds from sale of property and equipment	4	9
Cash proceeds from sale of obligatory investments	132	—

Net Cash Used in Investing Activities	(988)	(2,626)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from borrowing on line of credit	4,000	—
Deferred financing fees	(33)	—
Payments on capital lease obligation	(59)	—

Net Cash Provided by Financing Activities	3,908	—

Net increase (decrease) in cash and cash equivalents	2,173	(5,393)
Cash and cash equivalents—beginning of period	12,756	33,454

Cash and Cash Equivalents—End of Period	$14,929	$28,061

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$2,494	$6,050

Cash paid for income taxes	$88	$88

Interest capitalized	$2	$28

See notes to condensed consolidated financial statements.

GB HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization, Business and Basis of Presentation

        GB Holdings, Inc. ("GB Holdings") is a Delaware corporation and was a wholly-owned subsidiary of Pratt Casino Corporation ("PCC") through December 31, 1998. PCC, a Delaware corporation, was incorporated in September 1993 and was wholly-owned by PPI Corporation ("PPI"), a New Jersey corporation and a wholly-owned subsidiary of Greate Bay Casino Corporation ("GBCC"). Effective after December 31, 1998, PCC transferred 21% of the stock ownership in GB Holdings to PBV, Inc. ("PBV"), a newly formed entity controlled by certain stockholders of GBCC. As a result of a certain confirmed plan of reorganization of PCC and others in October 1999, the remaining 79% stock interest of PCC in GB Holdings was transferred to Greate Bay Holdings, LLC ("GBLLC"), whose sole member as a result of the same reorganization was PPI. In February 1994, GB Holdings acquired Greate Bay Hotel and Casino, Inc. ("GBHC"), a New Jersey corporation, through a capital contribution by its then parent. From its creation until July 22, 2004, GBHC's principal business activity was its ownership of The Sands Hotel and Casino located in Atlantic City, New Jersey ("The Sands"). GB Property Funding Corp. ("Property"), a Delaware corporation and a wholly-owned subsidiary of GB Holdings, was incorporated in September 1993 as a special purpose subsidiary of GB Holdings for the purpose of borrowing funds for the benefit of GBHC. The condensed consolidated financial statements include the accounts of GB Holdings and its subsidiaries, Atlantic Coast Entertainment Holdings, Inc. ("Atlantic Holdings") and ACE Gaming, LLC ("ACE" and collectively with GB Holdings and Atlantic Holdings, the "Company" and also Property and GBHC until July 22, 2004). Until July 22, 2004, GBHC was the owner and operator of The Sands. In connection with a transaction which was consummated in July of 2004, substantially all of the assets of GB Holdings and certain subsidiaries (including The Sands) was transferred to Atlantic Holdings and subsequently to ACE. Atlantic Holdings is a Delaware corporation and was a wholly-owned subsidiary of GBHC which was a wholly-owned subsidiary of GB Holdings and was formed in October 2003. ACE a New Jersey limited liability company and a wholly-owned subsidiary of Atlantic Holdings was formed in November 2003.

        All reference herein to the Company and GB Holdings are on a consolidated basis and all operating assets, including cash, are owned by GB Holdings' subsidiaries, Atlantic Holdings and ACE, and GB Holdings' sole asset is 2,882,938 shares of Atlantic Holdings common stock. All significant intercompany transactions and balances have been eliminated in consolidation. In management's opinion, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the condensed consolidated financial position as of March 31, 2005 and the condensed consolidated results of operations for the three months ended March 31, 2005 and 2004 have been made. The results set forth in the condensed consolidated statement of operations for the three months ended March 31, 2005 are not necessarily indicative of the results to be expected for the full year.

        The condensed consolidated financial statements were prepared following the requirements of the Securities and Exchange Commission ("SEC") for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by GAAP (U.S. generally accepted accounting principles) can be condensed or omitted.

        These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2004.

Reclassifications—

        Certain reclassifications have been made to prior years' condensed consolidated financial statements to conform to the current year condensed consolidated financial statement presentations. The most significant reclassifications include the following: marketing costs that had been in casino expense are now included in selling, general and administrative expense; cash and coin incentives that were included in promotional allowances are now included in casino revenues; and certain complimentary expenses that were included in casino expense are now included in promotional allowances.

(2) Liquidity Matters

        The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed below, the Company has suffered recurring net losses, has a net working capital deficiency and significant current debt obligations. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described below. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        In connection with a consent solicitation and offer to exchange, $66,258,970 of the $110 million 11% Notes due 2005 ("11% Notes") were exchanged and $43,741,030 principal amount of the 11% Notes remain outstanding and will mature on September 29, 2005. GB Holdings' ability to pay the interest and principal amount of the remaining 11% Notes at maturity in September 2005 will depend upon its ability to refinance such Notes on favorable terms or at all or to derive sufficient funds from the sale of Atlantic Holdings common stock or from a borrowing. If GB Holdings is unable to pay the interest and principal due on the remaining 11% Notes at maturity it could result in, among other things, the possibility of GB Holdings seeking bankruptcy protection or being forced into bankruptcy or reorganization. The status of the 11% Notes is currently being reviewed by the Company and various alternatives are being evaluated.

        Since emerging from bankruptcy in 2000, the Company has invested in refurbishments to the hotel product, gaming equipment and related technology and building infrastructure. Although the investments have improved the condition of the property and the investment in gaming technology has resulted in significant labor efficiencies and cost savings, those efficiencies and cost savings were not enough to offset the increased competition within the Atlantic City market. Since 2003, the Borgata opened in the marina district of Atlantic City and expansions which have added both hotel room and retail capacity to the Atlantic City market have occurred at the Showboat, Resorts and Tropicana casinos. Although these expansions have caused the gaming market to expand in Atlantic City, the expansion has not exceeded the added capacity, which has put substantial pressure on the Company to maintain gaming revenue market share. The Company continues to face competitive market conditions. During the three years ended December 31, 2004, the Company incurred net losses of $37,856,000.

(3) Related Party Transactions

        As of May 26, 2004, the Company has entered into an intercompany services arrangement with American Casino & Entertainment Properties LLC ("ACEP"), which is controlled by affiliates of Carl C. Icahn, whereby ACEP provides management and consulting services. The Company is billed based upon an allocation of salaries plus an overhead charge of 15% of the salary allocation plus reimbursement of reasonable out-of-pocket expenses. For the three months ended March 31, 2005, the Company was billed approximately $136,000.

        The Company has entered into an agreement with XO Communications, Inc., a long-distance phone carrier affiliated with Mr. Icahn. Payments for such charges incurred for the three months ended March 31, 2005 and 2004 amounted to $40,000 and $56,000, respectively. The agreement is currently continuing on a monthly basis.

(4) Line of Credit

        On November 12, 2004, Atlantic Holdings and ACE entered into a Loan and Security Agreement (the "Loan Agreement"), by and among Atlantic Holdings, as borrower, ACE, as guarantor, and Fortress Credit Corp., as lender, and certain related ancillary documents, pursuant to which, Fortress agreed to make available to Atlantic Holdings a senior secured revolving credit line providing for working capital loans of up to $10 million (the "Loans"), to be used for working capital purposes in the operation of The Sands.

        All Loans under the Loan Agreement are payable in full by no later than the day immediately prior to the one-year anniversary of the Loan Agreement, or any earlier date on which the Loans are required to be paid in full, by acceleration or otherwise, pursuant to the Loan Agreement.

        The borrower and guarantor on the Loan Agreement are required to maintain certain financial covenants. As of March 31, 2005, Atlantic Holdings had borrowed $4.0 million under the Loans and was in compliance with these covenants.

(5) Commitments and Contingencies

  Legal Proceedings

        Tax appeals by ACE challenging the amount of ACE's real property assessments for tax years 1996 through 2004 are pending before the New Jersey Tax Court. The proceedings commenced on May 3, 2005.

EXHIBIT INDEX

Opinion of Morgan Joseph & Co. Inc., dated January 21, 2005—NEG Holding	A
Opinion of Morgan Joseph & Co. Inc., dated January 21, 2005—Panaco	B
Opinion of Morgan Joseph & Co. Inc., dated January 21, 2005—GB Holdings	C
NEG Holding Acquisition Agreement	D
Panaco Merger Agreement	E
GB Holdings Acquisition Agreement and Amendment No. 1 to GB Holdings Acquisition Agreement	F
Form of Amendment No. 4 to AREP's Amended and Restated Agreement of Limited Partnership	G
Form of Amendment No. 3 to AREH's Amended and Restated Agreement of Limited Partnership	H
Option Grant Agreement	I

i

Exhibit A

CONFIDENTIAL

January 21, 2005

The Audit Committee of the Board of Directors
American Property Investors, Inc.
General Partner of American Real Estate Partners, L.P.
100 South Bedford Road
Mt. Kisco, NY 10549

Gentlemen:

        We understand that American Real Estate Partners, L.P. ("AREP" or "Purchaser") proposes to acquire from Gascon Partners (the "Seller"), an entity directly or indirectly wholly-owned by Carl C. Icahn ("Icahn"), its 50% membership interest in NEG Holding LLC ("NEG Holding") for consideration consisting of 11,344,828 depositary units of AREP (the "Proposed Transaction"). AREP currently owns (i) approximately 50.1% of the outstanding common stock of National Energy Group, Inc. ("NEGI"), a publicly traded company which manages NEG Holding and which owns the other 50% membership interest in NEG Holding and (ii) approximately $148.6 million principal amount of 10.75% Senior Notes due 2006 of NEGI. We further understand that NEG Holding is required, pursuant to that certain Operating Agreement for NEG Holding dated as of May 1, 2001 (the "Operating Agreement"), to make certain prioritized distributions to both NEGI and Gascon. The Proposed Transaction is subject to approval by the audit committee of the board of directors of American Property Investors, Inc., the general partner of AREP (the "Audit Committee"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Purchase Agreement dated January 21, 2005 among Purchaser and Seller (the "Purchase Agreement"). AREP is a public company listed on the New York Stock Exchange which is approximately 87% owned and may be deemed to be controlled by Icahn. In addition, NEG Holding, NEGI, and Seller are each affiliates of and may be deemed to be controlled by Icahn.

        AREP issued $353 million principal amount of 8.125% Senior Unsecured Notes due 2012 on May 12, 2004. The indenture for such transaction contains a provision that AREP shall obtain, in connection with certain affiliate transactions, an opinion to the effect that such affiliate transaction is fair to AREP from a financial point of view.

        You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to AREP of the consideration to be paid by Purchaser in the Proposed Transaction.

        In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed and analyzed, among other things, the following:

  i.
  a draft of the Purchase Agreement;

  ii.
  the Operating Agreement;

  iii.
  the First Amended and Restated Agreement of Partnership of Gascon Partners;

  iv.
  the annual report on Form 10-K filed by NEGI with the Securities and Exchange Commission (the "SEC") with respect to the year ended December 31, 2003, the quarterly reports on Form 10-Q filed by NEGI with the SEC with respect to the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, and certain other filings made by NEGI with the SEC;

EX-A-1

January 21, 2005 Page 2 of 3
  v.
  certain other publicly available business and financial information concerning NEGI and NEG Holding and the industry in which they operate;

  vi.
  certain internal information and other data relating to NEG Holding, its business and prospects, including budgets, projections and internal reserve reports which provide an evaluation of NEG Holding's oil and natural gas reserves as of December 31, 2004 (the "Internal Reserve Reports"), all prepared by and provided to us by management of NEGI;

  vii.
  reserve reports for the NEG Holding prepared by Netherland, Sewell & Associates, Inc. on February 19, 2004, DeGolyer and MacNaughton on February 17, 2004 and Prator Bett, L.L.C. on February 13, 2004, which provide an evaluation of NEG Holding's oil and natural gas reserves as of December 31, 2003 (together with the Internal Reserve Reports, the "Reserve Reports");

  viii.
  certain publicly available information concerning certain other companies and the trading markets for certain of such other companies' securities;

  ix.
  the annual report on Form 10-K filed by AREP with the SEC with respect to the year ended December 31, 2003, the quarterly reports on Form 10-Q filed by AREP with the SEC with respect to the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, and certain other filings made by AREP with the SEC; and

  x.
  a draft as of January 13, 2005 of the Preliminary Offering Memorandum relating to the AREP's anticipated issuance of Senior Notes due 2013.

        We have also met with certain officers and employees of NEGI concerning the business, operations, assets, present condition and prospects of NEG Holding and undertook such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have, with your permission, assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of NEGI and affiliates of Icahn that no relevant information has been omitted or remains undisclosed to us, including, without limitation, with respect to the Reserve Reports, and have not attempted independently to verify any such information, nor do we assume any responsibility to do so. We have assumed that NEG Holding's forecasts and projections provided to and reviewed by us have been reasonably prepared based on the best current estimates and judgment of the management of NEGI as to the future financial condition and results of operations of NEG Holding. We have made no independent investigation of any legal, accounting or tax matters affecting NEG Holding, and have assumed the completeness and correctness of all legal, accounting and tax advice given to AREP and the Audit Committee. We have not conducted a comprehensive physical inspection of the properties and facilities of NEG Holding, nor have we made or obtained any independent evaluation or appraisal of its properties and facilities except for the Reserve Reports provided to us. We have also taken into account our assessment of general economic, market and financial conditions and our experience in transactions that, in whole or in part, we deem to be relevant for purposes of our analysis hereunder, as well as our experience in securities valuation in general. Our opinion necessarily is based upon economic, financial, political, regulatory and other conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

EX-A-2

January 21, 2005 Page 3 of 3

        This letter and the opinion expressed herein are for the sole use and benefit of the Audit Committee. This opinion does not address the underlying business decision by the Audit Committee or AREP to approve the Proposed Transaction. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent; provided however, the Audit Committee or American Property Investors, Inc. may provide a copy of this opinion letter to the trustee for the indenture related to AREP's 8.125% Senior Notes due 2012.

        We will receive a customary fee for our services. In addition, AREP has agreed to indemnify us for certain liabilities arising out of our engagement. Morgan Joseph & Co. Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses in connection with mergers, acquisitions, underwritings, private placements of listed and unlisted securities, financial restructurings and other financial services.

        Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the consideration to be paid by Purchaser in the Proposed Transaction is fair, from a financial point of view, to AREP.

                      Very truly yours,

                      /s/ Morgan Joseph & Co. Inc.
                      MORGAN JOSEPH & CO. INC.

EX-A-3

Exhibit B

CONFIDENTIAL

January 21, 2005

The Audit Committee of the Board of Directors
American Property Investors, Inc.
General Partner of American Real Estate Partners, L.P.
100 South Bedford Road
Mt. Kisco, NY 10549

Gentlemen:

        We understand that National Offshore LP ("Purchaser"), an indirect wholly-owned subsidiary of American Real Estate Partners, L.P. ("AREP"), proposes to acquire from Highcrest Investors Corp. and Arnos Corp. (collectively, the "Sellers"), both of which are entities indirectly wholly-owned by Carl C. Icahn ("Icahn"), all of the outstanding common stock of Panaco, Inc. (the "Company") for consideration consisting of 4,310,345 depositary units of AREP (the "Proposed Transaction"). The Company emerged from bankruptcy protection on November 16, 2004 and is managed by National Energy Group, Inc. ("NEGI"), a publicly traded company of which AREP owns (i) approximately 50.1% of its outstanding common stock and (ii) approximately $148.6 million principal amount of its 10.75% Senior Notes due 2006. The Proposed Transaction is subject to approval by the audit committee of the board of directors of American Property Investors, Inc., the general partner of AREP (the "Audit Committee"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Purchase Agreement dated January 21, 2005 among Purchaser, Sellers, AREP and the Company (the "Purchase Agreement"). AREP is a public company listed on the New York Stock Exchange which is approximately 87% owned and may be deemed to be controlled by Icahn. In addition, NEGI, the Company and Sellers are each affiliates of and may be deemed to be controlled by Icahn.

        On December 6, 2004, a wholly-owned subsidiary of AREP acquired all of the outstanding membership interests in Mid River LLC, an entity whose sole asset was a $38.0 million principal amount term loan bearing interest at the rate of LIBOR plus 4.0% per annum (the "Term Loan") secured by certain assets of the Company and that has no liabilities, an affiliate of Icahn, for cash consideration of $38.0 million plus accrued and unpaid interest on the Term Loan. Morgan Joseph & Co. Inc. rendered a fairness opinion with respect to the foregoing transaction on that date.

        AREP issued $353 million principal amount of 8.125% Senior Unsecured Notes due 2012 on May 12, 2004. The indenture for such transaction contains a provision that AREP shall obtain, in connection with certain affiliate transactions, an opinion to the effect that such affiliate transaction is fair to AREP from a financial point of view.

        You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to AREP of the consideration to be paid by Purchaser in the Proposed Transaction.

        In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed and analyzed, among other things, the following:

  i.
  a draft of the Purchase Agreement;

  ii.
  the Fifth Amended Joint Plan of Reorganization of the Company dated August 25, 2004 and certain other documents related thereto;

EX-B-1

January 21, 2005 Page 2 of 3
  iii.
  a draft of the audited consolidated financial statements for the Company for the twelve months ended December 31, 2003, unaudited financial information for the ten months ended October 31, 2004, and an estimated pro forma balance sheet of the Company as of October 31, 2004;

  iv.
  certain other publicly available business and financial information concerning the Company and the industry in which it operates;

  v.
  certain internal information and other data relating to the Company, its business and prospects, including budgets, projections and internal reserve reports which provide an evaluation of the Company's oil and natural gas reserves as of December 31, 2004 (the "Internal Reserve Reports"), all prepared by and provided to us by management of NEGI;

  vi.
  reserve reports for the Company prepared by McCune Engineering on January 22, 2004, Netherland, Sewell & Associates, Inc. on March 2, 2004, W. D. Von Gonten & Co. on February 9, 2004 and Ryder Scott Company on February 24, 2004, which provide an evaluation of the Company's oil and natural gas reserves as of January 1, 2004 (together with the Internal Reserve Reports, the "Reserve Reports");

  vii.
  certain publicly available information concerning certain other companies and the trading markets for certain of such other companies' securities;

  viii.
  the annual report on Form 10-K filed by AREP with the SEC with respect to the year ended December 31, 2003, the quarterly reports on Form 10-Q filed by AREP with the SEC with respect to the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, and certain other filings made by AREP with the SEC; and

  ix.
  a draft as of January 13, 2005 of the Preliminary Offering Memorandum relating to the AREP's anticipated issuance of Senior Notes due 2013.

        We have also met with certain officers and employees of NEGI concerning the business, operations, assets, present condition and prospects of the Company and undertook such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have, with your permission, assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of NEGI and affiliates of Icahn that no relevant information has been omitted or remains undisclosed to us, including, without limitation, with respect to the Reserve Reports, and have not attempted independently to verify any such information, nor do we assume any responsibility to do so. We have assumed that the Company's forecasts and projections provided to and reviewed by us have been reasonably prepared based on the best current estimates and judgment of the management of NEGI as to the future financial condition and results of operations of the Company. We have made no independent investigation of any legal, accounting or tax matters affecting the Company, and have assumed the completeness and correctness of all legal, accounting and tax advice given to AREP and the Audit Committee. We have not conducted a comprehensive physical inspection of the properties and facilities of the Company, nor have we made or obtained any independent evaluation or appraisal of its properties and facilities except for the Reserve Reports provided to us. We have also taken into account our assessment of general economic, market and financial conditions and our experience in transactions that, in whole or in part, we deem to be relevant for purposes of our analysis hereunder, as well as our experience in securities valuation in general. Our opinion necessarily is based upon economic, financial, political, regulatory and other conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

EX-B-2

January 21, 2005 Page 3 of 3

        This letter and the opinion expressed herein are for the sole use and benefit of the Audit Committee. This opinion does not address the underlying business decision by the Audit Committee or AREP to approve the Proposed Transaction. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent; provided however, the Audit Committee or American Property Investors, Inc. may provide a copy of this opinion letter to the trustee for the indenture related to AREP's 8.125% Senior Notes due 2012.

        We will receive a customary fee for our services. In addition, AREP has agreed to indemnify us for certain liabilities arising out of our engagement. Morgan Joseph & Co. Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses in connection with mergers, acquisitions, underwritings, private placements of listed and unlisted securities, financial restructurings and other financial services.

        Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the consideration to be paid by Purchaser in the Proposed Transaction is fair, from a financial point of view, to AREP.

                      Very truly yours,

                      /s/ Morgan Joseph & Co. Inc.
                      MORGAN JOSEPH & CO. INC.

EX-B-3

Exhibit C

CONFIDENTIAL

January 21, 2005

The Audit Committee of the Board of Directors
American Property Investors, Inc.
General Partner of American Real Estate Partners, L.P.
100 South Bedford Road
Mt. Kisco, NY 10549

Gentlemen:

        We understand that American Real Estate Partners, L.P. ("AREP" or "Purchaser") proposes to purchase from Cyprus, LLC ("Seller"), an entity indirectly wholly-owned by Carl C. Icahn ("Icahn"), warrants (expiring July 22, 2011) to purchase an aggregate of 1,133,284 shares of common stock of Atlantic Coast Entertainment Holdings, Inc. ("Atlantic Holdings") and 4,121,033 shares of common stock of GB Holdings, Inc. for consideration consisting of (i) 413,793 depositary units of AREP at the closing and (ii) the contingent issuance of 206,897 depositary units of AREP upon the achievement of certain EBITDA thresholds in each of 2005 and 2006 (the "Proposed Transaction"). The Proposed Transaction is subject to approval by the audit committee of the board of directors of American Property Investors, Inc., the general partner of AREP (the "Audit Committee"). The terms and conditions of the Proposed Transaction are set forth in more detail in an agreement dated January 21, 2005 (the "Purchase Agreement") among Purchaser and Seller. AREP is a public company listed on the New York Stock Exchange which is approximately 87% owned and may be deemed to be controlled by Icahn. In addition, Atlantic Holdings, Seller and Barberry are each affiliates of and may be deemed to be controlled by Icahn.

        On December 27, 2004, AREP purchased from Seller certain 3% Notes due 2008 of Atlantic Holdings in the principal amount of $37,009,500 (the "Notes"), which are convertible into 65.909 shares of common stock of Atlantic Holdings for each $1,000 of principal amount of such Notes, and which Notes are secured by all existing and future assets of Atlantic Holdings and Ace Gaming, LLC, a wholly-owned subsidiary of Atlantic Holdings ("Ace Gaming" and together with Atlantic Holdings, collectively, the "Company"), for cash consideration of $36,000,000. Morgan Joseph & Co. Inc. rendered a fairness opinion with respect to the foregoing transaction on that date.

        AREP issued $353 million principal amount of 8.125% Senior Unsecured Notes due 2012 on May 12, 2004. The indenture for such transaction contains a provision that AREP shall obtain, in connection with certain affiliate transactions, an opinion to the effect that such affiliate transaction is fair to AREP from a financial point of view.

        You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to AREP of the consideration to be paid by Purchaser in the Proposed Transaction.

        In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed and analyzed, among other things, the following:

  i.
  a draft of the Purchase Agreement;

EX-C-1

January 21, 2005 Page 2 of 3
  ii.
  Certain filings made by Atlantic Holdings with the Securities and Exchange Commission (the "SEC") including, without limitation, its S-4 Registration Statements dated May 27, 2004 and August 3, 2004, its Form 10-Q for the quarterly periods ended June 30, 2004 and September 30, 2004, and its Form 8-K dated November 12, 2004;

  iii.
  the annual report on Form 10-K filed by GB Holdings, Inc. ("GB Holdings") with the SEC with respect to the year ended December 31, 2003, the quarterly reports on Form 10-Q filed by GB Holdings with the SEC with respect to the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, and certain other filings made by GB Holdings with the SEC;

  iv.
  certain other publicly available business and financial information concerning the Company and the industry in which it operates;

  v.
  certain internal information and other data relating to the Company, its business and prospects, including budgets and projections, all prepared by and provided to us by management of the Company;

  vi.
  certain publicly available information concerning certain other companies and the trading markets for certain of such other companies' securities;

  vii.
  the financial terms of certain recent business transactions which we believe to be relevant;

  viii.
  the annual report on Form 10-K filed by AREP with the SEC with respect to the year ended December 31, 2003, the quarterly reports on Form 10-Q filed by AREP with the SEC with respect to the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, and certain other filings made by AREP with the SEC;

  ix.
  a draft as of January 13, 2005 of the Preliminary Offering Memorandum relating to the AREP's anticipated issuance of Senior Notes due 2013; and

  x.
  certain financial information regarding Barberry Corp. as guarantor of the obligations of Seller under the Purchase Agreement.

        We have also met or conferred with certain officers and employees of the Company concerning the business, operations, assets, present condition and prospects of the Company and undertook such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have, with your permission, made the following assumptions: (i) that there exist no facts as of the date of this opinion letter which would give rise to a claim by Purchaser against Seller under the Purchase Agreement, (ii) that we can rely upon the accuracy and completeness of all financial and other information and data that was publicly available, used by us or otherwise provided by the management of the Company, GB Holdings, Seller or Barberry, and we have not attempted independently to verify such information nor do we assume any responsibility to do so, (iii) that we can also rely upon the assurances of the management of the Company, GB Holdings, Seller and Barberry that no relevant information has been omitted or remains undisclosed to us, including without limitation, any relevant information regarding the financial condition of the Company, Seller or Barberry, and (iv) that the Company's forecasts and projections provided to and reviewed by us have been reasonably prepared based on the best current estimates and judgment of the Company's management as to the future financial condition and results of operations of the Company. We have made no independent investigation of any legal, accounting or tax matters affecting the Company, Seller, Barberry or the Notes, and have assumed the correctness of all legal, accounting and tax advice given to AREP and the Audit Committee. We have visited but have not conducted a comprehensive physical inspection of the properties of the Company, nor have we made or obtained any independent evaluation or appraisal of the assets or properties of the Company, Seller or Barberry. Our opinion, as

EX-C-2

January 21, 2005 Page 3 of 3

set forth herein, relates solely to the consideration to the extent expressly specified herein and does not address any other terms or aspects of the Purchase Agreement or the Notes, including, without limitation, the perfection and priority of the security interest with respect to the Notes. We have also assumed, with your permission, that the Notes were validly issued and are enforceable in accordance with their terms. We have also taken into account our assessment of general economic, market and financial conditions and our experience in transactions that, in whole or in part, we deem to be relevant for purposes of our analysis hereunder, as well as our experience in securities valuation in general. Our opinion necessarily is based upon economic, financial, political, regulatory and other conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

        This letter and the opinion expressed herein are for the sole use and benefit of the Audit Committee. This opinion does not address the underlying business decision by the Audit Committee or AREP to approve the Proposed Transaction. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent; provided however, the Audit Committee or American Property Investors, Inc. may provide a copy of this opinion letter to the trustee for the indenture related to AREP's 8.125% Senior Notes due 2012.

        We will receive a customary fee for our services. In addition, AREP has agreed to indemnify us for certain liabilities arising out of our engagement. Morgan Joseph & Co. Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses in connection with mergers, acquisitions, underwritings, private placements of listed and unlisted securities, financial restructurings and other financial services.

        Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the consideration to be paid by Purchaser in the Proposed Transaction is fair, from a financial point of view, to AREP.

                      Very truly yours,

                      /s/ Morgan Joseph & Co. Inc.
                      MORGAN JOSEPH & CO. INC.

EX-C-3

Exhibit D

MEMBERSHIP INTEREST PURCHASE AGREEMENT

Dated as of January 21, 2005

by and among

American Real Estate Partners, L.P., as Purchaser,

and

Gascon Partners, as Seller

EX-D-1

EX-D-2

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER
4.1	Organization of Purchaser	12
4.2	Authority	12
4.3	No Conflicts	12
4.4	Capitalization	12
ARTICLE V COVENANTS
5.1	Maintenance of Business Prior to Closing	12
5.2	Efforts to Consummate Transaction	13
ARTICLE VI ASSIGNMENT AND ASSUMPTION
6.1	Assignment and Assumption	14
ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
7.1	Warranties True as of Both Present Date and Closing Date	15
7.2	Compliance by Seller	15
7.3	Seller's Certificates	15
7.4	No Material Adverse Change	15
7.5	Actions or Proceedings	15
7.6	Reserve Reports	15
7.7	Registration Rights Agreement	15
ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
8.1	Warranties True as of Both Present Date and Closing Date	15
8.2	Compliance by Purchaser	15
8.3	Purchaser's Certificate	15
8.4	Consent of Required Lenders	16
8.5	Actions or Proceedings	16
8.6	Approval	16
8.7	Registration Rights Agreement	16
8.8	Amendment to Limited Partnership Agreement	16
ARTICLE IX TERMINATION
9.1	Termination	16
9.2	Effect of Termination	17
ARTICLE X INDEMNIFICATION
10.1	Indemnification by Seller	17
10.2	Claims	17
10.3	Notice of Third Party Claims; Assumption of Defense	17
10.4	Settlement or Compromise	18
10.5	Failure of Indemnifying Person to Act	18
10.6	Tax Character	18

EX-D-3

EX-D-4

        This MEMBERSHIP INTEREST PURCHASE AGREEMENT (the or this "Agreement") dated as of January 21, 2005 is made and entered into by and among Gascon Partners, a New York general partnership ("Seller"), and American Real Estate Partners, L.P., a Delaware limited partnership ("Purchaser"). Capitalized terms not otherwise defined herein have the meanings set forth in Article XI.

        WHEREAS, Seller owns a membership interest (the "Membership Interest") in NEG Holding LLC, a Delaware limited liability company (the "Company") as described in that certain Operating Agreement for the Company dated as of May 1, 2001 ("Operating Agreement"), and Purchaser desires to purchase the Membership Interest from Seller on the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, Seller desires to sell the Membership Interest to Purchaser on the terms and subject to the conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
SALE OF MEMBERSHIP INTEREST AND CLOSING

        1.1    Purchase and Sale.    Seller hereby agrees to sell to Purchaser the Membership Interest and Purchaser hereby agrees to purchase from Seller the Membership Interest at the Closing on the terms and subject to the conditions set forth in this Agreement.

        1.2    Purchase Price.

          (a)   The purchase price for the Membership Interest shall be determined in accordance with Section 1.2(c) (the "Purchase Price").

          (b)   On or before the fifth Business Day prior to the anticipated Closing Date (the "Closing Statement Date"), Seller will deliver to Purchaser (i) true and correct copies of the 2004 Reserve Reports, and (ii) a statement (the "Closing Statement"), certified by the managing general partner of Seller, setting forth

            (i)    A good faith estimate of the volume of any oil or natural gas production imbalance owed by the Company and the Subsidiaries as of December 31, 2004 (collectively, the "Imbalance");

            (ii)   A good faith estimate of the value of the Imbalance, net of royalties, taxes, overriding royalties and other burdens (the "Imbalance Value"); and

            (iii)  a calculation of the Purchase Price determined in accordance with Section 1.2(c).

        All statements, reports, materials and other supporting documentation delivered under this Section 1.2(b) shall be in form and content reasonably satisfactory to Purchaser;

          (c)   the Purchase Price shall be 11,344,828 depositary units representing limited partnership interests of Purchaser ("AREP Units"), provided that:

            (i)    the Purchase Price shall be decreased by a number of AREP Units equal in value to the Imbalance Value.

            (ii)   If the Adjusted Purchase Amount is less than $329 million, the Purchase Price shall be decreased by a number of AREP Units equal in value to the amount of such difference; provided that if the "Adjusted Purchase Amount" pursuant to the Panaco Agreement exceeds $125 million and/or the "Adjusted Purchase Amount" pursuant to the TransTexas Agreement

EX-D-5

    exceeds $180 million, the amount of such excess shall be applied to reduce the reduction of the Purchase Price hereunder except to the extent any such excess has been applied to reduce the reduction of the "Merger Price" pursuant to the Panaco Agreement or the TransTexas Agreement.

        For purposes of this Section 1.2(c), the value of an AREP Unit shall be $29.

        1.3    Closing.    Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall take place (a) at the offices of Purchaser, located at 100 South Bedford Road, Mt. Kisco, NY at 10:00 a. m., local time, on the second business day immediately following the day on which the last to be satisfied or waived of the conditions set forth in Articles VII and VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance herewith or (b) at such other time, date or place as Purchaser and Seller may agree. The date on which the Closing occurs is herein referred to as the "Closing Date".

        1.4    Actions at the Closing.

          (a)   At the Closing: (i) Purchaser shall deliver to Seller one or more certificates representing the AREP Units constituting the Purchase Price, (ii) Purchaser, Seller, the Company, AREH, AREP Oil and Gas and AREP/NEG MGP LLC shall enter into an Assignment Agreement in the form of Exhibit A attached hereto (the "Assignment Agreement") pursuant to which Seller shall assign all of the limited liability company interests in the Company through Purchaser to AREH, from AREH to AREP Oil and Gas, and from AREP Oil and Gas to AREP/NEG MGP LLC and AREP/NEG MGP LLC shall be admitted as a member of the Company, (iii) Seller shall deliver or cause to be delivered to Purchaser the certificate described in Section 7.3, and (iv) Purchaser shall deliver or cause to be delivered to Seller the items required by Sections 8.3 and 8.6.

          (b)   In the event that the parties fail to obtain the written consent of the Required Lenders (as defined in the Mizuho Pledge Agreement) with respect to the sale of the Membership Interest as set forth herein, and the parties shall not have entered into the documentation contemplated in Section 5.2(a) hereof, then Purchaser shall either (x) refinance the loans under the Mizuho Credit Documents with loans that permit such transactions and proceed to purchase the Membership Interest as contemplated herein, or (y) rather than purchasing the Membership Interest as contemplated herein, instead purchase at the Closing all of the partnership interest in Seller (the "Alternative Transaction") in accordance with the terms of a purchase agreement (the "Substitute Agreement") substantially in the same form as this Agreement, except that:

            (i)    the Substitute Agreement will provide that Cigas Corp. ("Cigas"), a Delaware corporation that holds a managing general partnership interest in Seller (the "Managing GP Interest"), and Astral Gas Corp. ("Astral" and together with Cigas, the "Alternative Sellers"), a Delaware corporation that holds a general partnership interest in Seller (the "GP Interest" and together with the Managing GP Interest, the "GP Interests"), shall sell the GP Interests to Purchaser for the Purchase Price; and

            (ii)   the Substitute Agreement will contain representations and warranties of the Alternative Sellers relating to themselves, Seller and the sale of the GP Interests that are appropriate for a transactions of this type; and

            (iii)  this Agreement will terminate upon the closing of the transactions contemplated by the Substitute Agreement.

          (c)   In the event that Purchaser determines to proceed with the Alternative Transaction, it shall provide written notice thereof to Seller on or prior to the Closing Statement Date (the "Section 1.4 Notice").

EX-D-6

        1.5    Tax Treatment.    The Sellers and AREP agree and acknowledge that the sale of the Membership Interest to Purchaser shall qualify as a nonrecognition transaction pursuant to Section 721(a) of the Internal Revenue Code of 1986, as amended.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

        As an inducement to Purchaser to enter into this Agreement, Seller hereby makes the following representations and warranties to Purchaser:

        2.1    Organization of Seller.    Seller is a general partnership duly organized, validly existing and in good standing under the Laws of the State of New York. Seller has full organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation, to sell and transfer (pursuant to this Agreement) the Membership Interest.

        2.2    Partnership Authority.    The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized by Seller's Managing General Partner and no other action on the part of Seller or its Managing General Partner is necessary for such execution, delivery or performance. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

        2.3    Title.    The delivery of the Assignment Agreement and other instruments of transfer delivered by Seller to Purchaser at the Closing will transfer to Purchaser good and valid title to the Membership Interest, free and clear of all Liens other than Liens created by Purchaser and the Bank of Texas Lien.

        2.4    No Conflicts.    Except for any conflict relating to the matters for which the Proposed Consent is being sought, the execution and delivery by Seller of this Agreement do not, and the performance by Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

          (a)   conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of Seller, the Company, or any of the Subsidiaries;

          (b)   conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Seller, the Company, or any of the Subsidiaries, or any of the Assets and Properties of Seller, the Company, or any of the Subsidiaries; or

          (c)   (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller, the Company, or any of the Subsidiaries to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon Seller, the Company, or any of the Subsidiaries or any of the Assets and Properties of Seller, the Company, or any of the Subsidiaries under, any Contract or License to which Seller, the Company or any of the Subsidiaries is a party or by which any of the Assets and Properties of Seller, the Company or any of the Subsidiaries, is bound.

        2.5    Consents and Approvals.    Except for (i) any consent, authorization or approval relating to the matters for which the Proposed Consent is being sought, (ii) the approval of depositary unit holders of the Purchaser required by the New York Stock Exchange, and (iii) approvals to amend the Purchaser's amended and restated agreement of limited partnership, dated as of May 12, 1987, as amended, as contemplated by Section 8.8 hereof, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is

EX-D-7

necessary in connection with the execution, delivery and performance by Seller of this Agreement or the consummation of the transactions contemplated hereby.

        2.6    Brokers.    Neither Seller nor the Company nor any Subsidiary has used any broker or finder in connection with the transactions contemplated hereby, and neither Purchaser nor any Affiliate of Purchaser has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained or purporting to be retained by Seller or by the Company or any Subsidiary in connection with any of the transactions contemplated by this Agreement.

        2.7    Accuracy of Statements.    Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Company, any Subsidiary or Seller to Purchaser or any representative or Affiliate of Purchaser in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF SELLER RELATING TO THE COMPANY AND THE SUBSIDIAIRIES

        As an inducement to Purchaser to enter into this Agreement, Seller hereby makes the following representations to Purchaser, except as set forth in the Disclosure Schedule attached to this Agreement (it being agreed that any exceptions to such representations and warranties shall clearly identify the sections of this Agreement to which they apply).

        3.1    Due Organization of Company and the Subsidiaries; Status.

          (a)   The Company and each of the Subsidiaries is duly organized and validly existing under the laws of the state in which it is incorporated or organized, as the case may be, with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted. The Company and each of the Subsidiaries is licensed or qualified to do business and is in good standing (where the concept of "good standing" is applicable) as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it require such licensing or qualification (except, with respect to the Subsidiaries, where the failure to be so licensed or qualified or be in good standing will not in the aggregate adversely affect the validity or enforceability of this Agreement or have a Material Adverse Effect on any of the Subsidiaries).

          (b)   The Seller has delivered to Purchaser true, correct and complete copies of the organizational documents of the Company and the Subsidiaries, which organizational documents are in full force and effect.

        3.2    Capitalization.    Immediately prior to the Closing, the Seller will own the Membership Interest, free and clear of all Liens other than the Bank of Texas Lien. Immediately prior to the Closing, the Company will own 100% of the limited liability company interests of each of the Subsidiaries, free and clear of all Liens other than Liens existing pursuant to the Mizuho Credit Documents. No Person holds any option, warrant, convertible security or other right to acquire any interest in the Company or any of the Subsidiaries. There are no obligations, contingent or otherwise, of the Company or the Subsidiaries to repurchase, redeem or otherwise acquire any ownership interests of the Company or any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other Person.

EX-D-8

        3.3    Subsidiaries.    The Company has no subsidiaries other than NEG Operating LLC, Shana National LLC, a Delaware limited liability company ("Shana"), NGX Energy Limited Partnership, a Delaware limited partnership, NGX GP of Delaware LLC, a Delaware limited liability company, and NGX LP of Delaware LLC, a Delaware limited liability company. NEG Operating LLC has no subsidiaries other than Shana, NGX GP of Delaware LLC and NGX LP of Delaware LLC. Shana has no subsidiaries. NGX GP of Delaware LLC is the general partner, and NGX LP of Delaware LLC is the limited partner, of NGX Energy Limited Partnership. NGX Energy Limited Partnership has no subsidiaries. Except for its interests in the Subsidiaries, neither the Company nor any of the Subsidiaries owns directly or indirectly any ownership or other investment interest, either of record, beneficially or equitably, in any Person.

        3.4    Financial Statements.

          (a)   The Seller has delivered to Purchaser true, correct and complete copies of the Audited Financial Statements. The Audited Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly the financial position, assets, liabilities and retained earnings of the respective companies as of the dates thereof and the revenues, expenses, results of operations, and cash flows of the respective companies for the periods covered thereby. The Audited Financial Statements are in accordance with the books and records of the respective companies, do not reflect any transactions which are not bona fide transactions and do not contain any untrue statement of a material fact (whether or not required to be disclosed under GAAP) or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

          (b)   The Seller has delivered to Purchaser true and complete copies of the Interim 2004 Financial Statements. The Interim 2004 Financial Statements present fairly the financial position, assets, liabilities and retained earnings of the respective companies as of the dates thereof and the revenues, expenses, results of operations, and cash flows of the respective companies for the periods covered thereby. The Interim 2004 Financial Statements are in accordance with the books and records of the respective companies, do not reflect any transactions which are not bona fide transactions and do not contain any untrue statement of a material fact (whether or not required to be disclosed under GAAP) or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

        3.5    No Adverse Effects or Changes.    Since December 31, 2003, (i) neither the Company nor any of the Subsidiaries has suffered any Material Adverse Effect; (ii) there has been no change, event, development, damage or circumstance affecting the Company or the Subsidiaries that, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company or any of the Subsidiaries; (iii) there has not been any change by the Company or any of the Subsidiaries in its accounting methods, principles or practices, or any revaluation by the Company or any of the Subsidiaries of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable; and (iv) the Company and each of the Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice.

        3.6    Title to Properties.    Each of the Company and the Subsidiaries has good and marketable title to, and each Subsidiary is the lawful owner of, all of the tangible and intangible assets, properties and rights used in connection with its respective businesses and all of the tangible and intangible assets, properties and rights reflected in the Financial Statements, except for changes accruing in the ordinary course of business that would not, individually or in the aggregate, adversely affect the ability of the Company or any of the Subsidiaries to conduct its business in the ordinary course, consistent with past practice.

        3.7    Litigation.    Except as disclosed in the Financial Statements, there are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations, with

EX-D-9

such exceptions as are individually, or in the aggregate, not material in nature or amount, pending or, to the Knowledge of Seller, threatened against or affecting the Company, the Subsidiaries or any of their respective officers, directors, employees or agents in their capacity as such, or any of the Company's Assets and Properties or businesses of the Company or any of the Subsidiaries, and to Seller's Knowledge, any facts or circumstances which may give rise to any of the foregoing. Except as disclosed in the Financial Statements, neither the Company nor any of the Subsidiaries is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority.

        3.8    Claims Against Officers and Directors.    There are no pending or, to the Seller's Knowledge, threatened claims against any director, officer, employee or agent of the Company, the Subsidiaries or any other Person, which could give rise to any claim for indemnification against the Company or the Subsidiaries or cause the Company or the Subsidiaries to incur any material liability or otherwise suffer or incur any material Loss.

        3.9    Insurance.

          (a)   The Company and the Subsidiaries maintain insurance policies that provide adequate and suitable insurance coverage for the business of the Company and the Subsidiaries and are on such terms, cover such risks and are in such amounts as the insurance customarily carried by comparable companies of established reputation similarly situated and carrying on the same or similar business.

          (b)   Prior to the date hereof, Seller has delivered to Purchaser all insurance policies (including policies providing property, casualty, liability, workers' compensation, and bond and surety arrangements) under which the Company and the Subsidiaries are an insured, a named insured or otherwise the principal beneficiary of coverage. All insurance policies of the Company and the Subsidiaries are in full force and effect. Neither the Company nor the Subsidiaries has received notice of any refusal of coverage with respect to an existing policy. The Company and the Subsidiaries have paid all premiums due under all such policies.

        3.10    Compliance with Law.    Except as set forth in the Financial Statements, the Company and the Subsidiaries are in compliance and, at all times, have been in compliance in all respects with all applicable Laws relating to the Company or the Subsidiaries or their respective Assets and Properties or businesses. Except as disclosed in the Financial Statements, no investigation or review by any governmental authority or self-regulatory authority is pending or, to Seller's Knowledge, threatened, nor has any such authority indicated orally or in writing to the Seller, the Company or any of the Subsidiaries an intention to conduct an investigation or review of the Company or any of the Subsidiaries or, with respect to the Company or any of the Subsidiaries, or Seller.

        3.11    Undisclosed Liabilities.    Except as disclosed in the Financial Statements, neither the Company nor any of the Subsidiaries has any material liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, other than liabilities and obligations incurred after September 30, 2004 in the ordinary course of business consistent with past practice (including as to amount and nature).

        3.12    Related Parties.    Except as disclosed in the Financial Statements or on Schedule 3.12 and except for transactions solely between the Company and the Subsidiaries or solely between the Company's Subsidiaries, (i) no Affiliate of the Company is a party to any Contract with the Company or any of the Subsidiaries; (ii) no Affiliate of the Company owes any material amount of money to, nor is such Affiliate owed any material amount of money by, the Company or any of the Subsidiaries, (iii) neither the Company nor any of the Subsidiaries has, directly or indirectly, guaranteed or assumed any indebtedness for borrowed money or otherwise for the benefit of an Affiliate of the Company or

EX-D-10

any of the Subsidiaries; and (iv) neither the Company nor any of the Subsidiaries has made any material payment to, or engaged in any material transaction with, an Affiliate of the Company.

        3.13    Intellectual Property.

          (a)   The Company and the Subsidiaries own, or possess adequate rights to use, all material patents, trade names, trademarks, copyrights, inventions, processes, designs, formulae, trade secrets, know-how, seismic data and other intellectual property rights necessary for, used or held for use in the conduct of their businesses. All material intellectual property necessary for used or held for use in the conduct of the businesses of the Company and any of the Subsidiaries has been duly registered with, filed in or issued by the relevant filing offices, domestic or foreign, to the extent necessary or desirable to ensure full protection under any applicable Law, and such registrations, filings or issuances remain in full force and effect.

          (b)   The conduct of the business of the Company and the Subsidiaries does not infringe or otherwise conflict with any rights of any Person in respect of intellectual property rights. None of the intellectual property rights owned by the Company or the Subsidiaries is being infringed or otherwise, in any way, used or available for use by any Person without a license or permission from the Company and the Subsidiaries and neither the Company nor any of the Subsidiaries has taken or omitted to take any action which would have the effect of waiving any of its rights thereunder. Neither the Company nor any of the Subsidiaries has received a claim of infringement or conflict by any third party in respect of any intellectual property used by the Company or the Subsidiaries.

        3.14    Environmental Matters.    Except as set forth in the disclosure documents of NEGI filed publicly with the U.S. Securities and Exchange Commission (the "SEC") prior to the date hereof, or as set forth in the Financial Statements:

          (a)   The Company and each of the Subsidiaries have obtained all material Environmental Permits that are required with respect to their respective Assets and Properties and businesses, either owned or leased;

          (b)   The Company, each of the Subsidiaries, and their respective Assets and Properties and businesses, are and have been in compliance in all material respects with all terms and conditions of all applicable Environmental Laws and Environmental Permits;

          (c)   There are no Environmental Claims pending or, to the knowledge of Seller, threatened against the Company or any of the Subsidiaries. Neither the Company nor any of the Subsidiaries has received any notice from any Governmental or Regulatory Authority or any person of any violation or liability arising under any Environmental Law or Environmental Permit in connection with its Assets and Properties, businesses or operations;

          (d)   Neither the Company, nor any of its Subsidiaries, nor any other Person has caused or taken any action that will result in any material liability, obligation or cost on the part of the Company or any of its Subsidiaries relating to (x) environmental conditions on, above, under or from any properties or assets currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries, or (y) the past or present use, management, transport, treatment, generation, storage, disposal, release or threatened release of Hazardous Materials.

          (e)   Neither the Company nor any of the Subsidiaries owns, leases or operates or has owned, leased or operated, any property listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

          (f)    Neither the Company nor any of the Subsidiaries is transporting, has transported, or is arranging for the transportation of, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that

EX-D-11

  may lead to material claims against the Company or the Subsidiaries for investigative or remedial work, damage to natural resources, property damage or personal injury including claims under CERCLA;

          (g)   There are no sites, locations or operations at which the Company or any of the Subsidiaries is currently undertaking, or has completed, any investigative, remedial, response or corrective action as required by Environmental Laws;

          (h)   There are no physical or environmental conditions existing on any property owned or leased by the Company or the Subsidiaries resulting from their respective operations or activities, past or present, at any location, that would give rise to any material on-site or off-site investigative or remedial obligations or any corrective action under any applicable Environmental Laws; and

          (i)    The Seller has provided to Purchaser all material environmental site assessments, audits, investigations and studies in its possession, custody or control.

        3.15    Employees, Labor Matters, etc.    Except as set forth in the Financial Statements, neither the Company nor any of the Subsidiaries is a party to or bound by, and none of their employees is subject to, any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by the Company or any of the Subsidiaries. There has not occurred or been threatened any material strike, slow down, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company or any of the Subsidiaries. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or threatened with respect to any employee of the Company or any of the Subsidiaries. The Company and the Subsidiaries have complied with all applicable Laws pertaining to the employment or termination of employment of their respective employees, including, without limitation, all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities; except for any failure to comply that, individually and in the aggregate, is not reasonably likely to result in any Company Material Adverse Effect.

        3.16    Employee Benefit Plans.

          (a)   Except as set forth in the Financial Statements or accrued thereafter in accordance with the terms of the Plans as of the date hereof, neither the Company nor any of the Subsidiaries has incurred any material liability, and no event, transaction or condition has occurred or exists that could result in any material liability, on account of any Plans, including but not limited to liability for (i) additional contributions required to be made under the terms of any Plan or its related trust, insurance contract or other funding arrangement with respect to periods ending on or prior to the date hereof which are not reflected, reserved against or accrued in the Financial Statements; (ii) breaches by the Company or any of the Subsidiaries, or any of their employees, officers, directors, stockholders, or, to the knowledge of Seller, the trustees under the trusts created under the Plans, or any other Persons under ERISA or any other applicable Law; or (iii) income taxes by reason of non-qualification of the Plans. Each of the Plans has been operated and administered in all material respects in compliance with its terms, all applicable Laws and all applicable collective bargaining agreements. Since September 30, 2004, neither the Company nor any of the Subsidiaries has communicated to any current or former director, officer, employee or consultant thereof any intention or commitment to amend or modify any Plan, or to establish or implement any other employee or retiree benefit or compensation plan or arrangement, which would materially increase the cost to the Company or any Subsidiary.

          (b)   Each Plan which is intended to be "qualified" within the meaning of section 401(a) of the Code, and the trust (if any) forming a part thereof has received a favorable determination letter or

EX-D-12

  is covered by an opinion letter from the Internal Revenue Service and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. All amendments and actions required to bring each Plan into conformity with the applicable provisions of ERISA, the Code, and any other applicable Laws have been made or taken.

          (c)   There are no pending or threatened claims (and no facts or circumstances exist that could give rise to any such claims) by or on behalf of any participant in any of the Plans, or otherwise involving any such Plan or the assets of any Plan, other than routine claims for benefits in the ordinary course. The Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental or Regulatory Authority.

          (d)   None of the Plans provides benefits of any kind with respect to current or former employees, officers, or directors (or their beneficiaries) of the Company and the Subsidiaries beyond their retirement or other termination of employment, other than (i) coverage for benefits mandated by Section 4980B or the Code, (ii) death benefits or retirement benefits under an employee pension benefit plan (as defined by section 3(2) of ERISA), or (iii) benefits, the full cost of which is borne by such current or former employees, officers, directors, or beneficiaries.

          (e)   No Plan sponsored by the Company and the Subsidiaries is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or a "multiple employer plan" as addressed in section 4063 or 4064 of ERISA. No Plan sponsored by the Company and the Subsidiaries is subject to Title IV of ERISA.

          (f)    The consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event, including, without limitation, the passage of time) result in (i) any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus payments or otherwise) becoming due under any agreement or oral arrangement to any current or former director, officer, employee or consultant of the Company and the Subsidiaries, (ii) any increase in the amount of salary, wages or other benefits payable to any director, officer, employee or consultant of the Company and the Subsidiaries, or (iii) any acceleration of the vesting or timing of payment of any benefits or compensation (including, without limitation, any increased or accelerated funding obligation) payable to any director, officer, employee or consultant of the Company and the Subsidiaries.

        3.17    Real Property.    Schedule 3.17 contains a legal description of each parcel of real property, leases in real property, or other interests in real property, (including the address thereof) and a legal description of each parcel in which the Company and any of the Subsidiaries hold a valid easement to use such parcel (the "Real Property"). The Company or a Subsidiary, as applicable, has Good and Defensible Title to, or a valid and subsisting leasehold estate, or easement, in each such parcel of Real Property, free and clear of all Liens other than Permitted Encumbrances. All of the real property leases in the Real Property are valid, binding, and enforceable in accordance with their terms, and are in full force and effect.

        3.18    Tangible Personal Property.    The Company or a Subsidiary is in possession of and has good title to, or have valid leasehold interests in or valid rights under contract to use, all of the real and personal property used or held for use in the business of the Company or the Subsidiaries, including the interest of the Company or a Subsidiary in all wells, well and leasehold equipment, pipelines, platforms, facilities, improvements, goods and other personal property located on or used in connection with the Real Property (the "Fixtures and Equipment"). All the Fixtures and Equipment is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws. All of the Fixtures and Equipment is adequate for the uses to which they are being put and are sufficient for the conduct of the business of the Company and the

EX-D-13

Subsidiaries in the manner as conducted prior to the Closing. The Company or a Subsidiary owns all of the Fixtures and Equipment free and clear of all Liens except the Permitted Encumbrances.

        3.19    Contracts.

          (a)   Schedules 3.19 and 3.17 contains a true and complete list of each of the following Contracts as of the date hereof:

            (i)    all Contracts providing for a commitment of employment or consultation services for a specified term and payments at any one time or in any one year in excess of $100,000;

            (ii)   all Contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability the Company or any of the Subsidiaries to engage in any business activity or compete with any Person;

            (iii)  all Contracts relating to indebtedness of the Company or any of the Subsidiaries;

            (iv)  all Contracts (other than this Agreement) providing for (i) the disposition or acquisition of any assets or properties that individually or in the aggregate are material to the business or any of the Subsidiaries or that contain continuing obligations of any of the Subsidiaries, or (ii) any merger or other business combination involving the Company or any of the Subsidiaries;

            (v)   all Contracts (other than this Agreement) that limit or contain restrictions on the ability of the Company or any of the Subsidiaries to incur indebtedness or incur or suffer to exist any Lien, to purchase or sell any assets, to change the lines of business in which it participates or engages or to engage in any merger or other business combination;

            (vi)  all Contracts establishing any joint venture, strategic alliance or other collaboration;

            (vii) all Contracts with any Person obligating the Company and any of the Subsidiaries to guarantee or otherwise become directly or indirectly obligated with respect to any liability or obligation in excess of $25,000 in each case or $100,000 in the aggregate at any one time outstanding;

            (viii)   all Contracts for the leasing of real property by the Company and any of the Subsidiaries setting forth the address, landlord and tenant for each lease; and

            (ix)  all other Contracts that (i) involve the payment, pursuant to the terms of any such Contract, by or to the Company or any of the Subsidiaries of more than $100,000 annually, (ii) cannot be terminated within 90 days after giving notice of termination without resulting in any material cost or penalty to the Company, or (iii) are material to the businesses of the Company and the Subsidiaries;

          (b)   Prior to the date hereof, true, correct and complete copies of the Mizuho Credit Documents and each Contract required to be disclosed in Schedule 3.19 have been delivered to, or made available for inspection by, Purchaser. Each such Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or the applicable Subsidiary and, of each other party thereto; and neither the Company nor, to the knowledge of Seller, any other party to such Contract, is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract). All conditions necessary to maintain the Contracts in force have been duly performed.

        3.20    Tax.

          (a)   The Company and the Subsidiaries have duly and timely filed with the appropriate taxing authorities all material federal, state and local income Tax Returns and all other material Tax

EX-D-14

  Returns required to be filed through the date hereof and will duly and timely file any such returns required to be filed on or prior to the Closing. Such Tax Returns and other information filed are (and, to the extent they will be filed prior to the Closing, will be) complete and accurate in all material respects. Neither the Company nor either of the Subsidiaries has pending any request for an extension of time within which to file federal, state or local income Tax Returns.

          (b)   All Taxes of the Company and the Subsidiaries in respect of periods (or portions thereof) ending at or prior to the Closing have been paid by the Company and the Subsidiaries or such Taxes (other than income Taxes) are shown as due and payable after the Closing on the Financial Statements.

          (c)   No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or material Tax Returns of the Company or any of the Subsidiaries. Neither the Company nor any of the Subsidiaries has received a written notice of any such pending audits or proceedings. There are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from the Company or any of the Subsidiaries.

          (d)   Neither the IRS nor any other taxing authority (whether domestic or foreign) has asserted in writing, or to the best knowledge of the Company and the Subsidiaries, is threatening to assert, against the Company or any of the Subsidiaries any material deficiency or material claim for Taxes in excess of the reserves established therefor.

          (e)   There are no Liens for Taxes upon any property or assets of the Company or any of the Subsidiaries, except for Liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings as set forth on Schedule 3.20(e) and as to which adequate reserves have been established in accordance with GAAP.

          (f)    Neither the Company nor any of the Subsidiaries has any obligation under any Tax sharing agreement or similar arrangement with any other Person with respect to Taxes of such other Person.

        3.21    Accuracy of Statements.    Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Company or Seller to Purchaser or any representative or Affiliate of Purchaser in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

        3.22    Oil and Gas Properties.

          (a)   The Company or a Subsidiary has Good and Defensible Title to all Oil and Gas Properties.

          (b)   To the Knowledge of Seller (i) all of the Wells of the Company and the Subsidiaries have been drilled and completed within the boundaries of the Oil and Gas properties of the Company and the Subsidiaries or within the limits otherwise permitted by Contract, and by applicable Laws; and (ii) all drilling and completion of such Wells and all operations with respect thereto have been conducted in compliance with all applicable Laws, except such violations that would not or could not reasonably be expected to have a Material Adverse Effect on the Company and the Subsidiaries.

          (c)   The Company and the Subsidiaries have all material Licenses necessary for, used or held for use in the conduct of their businesses.

EX-D-15

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Seller as follows:

        4.1    Organization of Purchaser.    Purchaser is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full organizational power and authority to execute and deliver this Agreement and to perform Purchaser's obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to buy pursuant to this Agreement the Membership Interest and issue to Seller in consideration therefore the AREP Units.

        4.2    Authority.    The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder (including the issuance of the AREP Units), have been duly and validly authorized and, no other partnership action on the part of Purchaser is necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

        4.3    No Conflicts.    The execution and delivery by Purchaser of this Agreement and the issuance of the AREP Units as contemplated hereby do not, the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby, will not:

          (a)   conflict with, or result in a violation or breach of, any of the terms, conditions or provisions of the organizational documents of Purchaser;

          (b)   conflict with, or result in a violation or breach of, any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties (other than such conflicts, violations or breaches which will not have a Material Adverse Effect on Purchaser; or

          (c)   (i) conflict with, or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon Purchaser or any of its Assets and Properties under, any Contract or License to which Purchaser is a party or by which any of its Assets and Properties is bound.

        4.4    Capitalization.    The AREP Units have been duly authorized by all required action on the part of the Purchaser; the AREP Units, when issued and paid for in accordance with the Agreement, will be validly issued, fully paid and nonassessable, and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Purchaser, except as expressly set forth in the Agreement.

ARTICLE V
COVENANTS

        5.1    Maintenance of Business Prior to Closing.

          (a)   The Seller shall cause each of the Company and the Subsidiaries from the date hereof through the Closing Date to:

            (i)    conduct its operations and business according to their usual, regular and ordinary course consistent with past practice;

            (ii)   use all commercially reasonable efforts to keep its business and properties substantially intact, including its present operation, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, employees;

EX-D-16

            (iii)  maintain its corporate existence;

            (iv)  maintain its books and records and accounts in its usual, regular, and ordinary manner in compliance with all applicable laws and governmental orders;

            (v)   pay and discharge when due all taxes, assessments and governmental charges imposed upon it or any of its properties, or upon the income or project therefrom in the ordinary course of business consistent with past practice;

            (vi)  promptly notify Purchaser of any Material Adverse Change to the Company or the Subsidiaries; and

            (vii) permit representatives of Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Company and the Subsidiaries.

          (b)   Without limiting the generality of the foregoing, from the date hereof through the Closing, Seller shall not and shall cause each of the Company and its Subsidiaries not to:

            (i)    engage in any transaction, or take or omit to take any action, that would result in a breach of any representation or warranty in Article II and III of this Agreement;

            (ii)   declare, set aside, or pay any dividend;

            (iii)  declare or pay any increase in compensation to any officer, director, employee or agent of the Company or any of the Subsidiaries, except in the ordinary course consistent with past practice;

            (iv)  enter into any Contract that, had it been in effect on the date hereof, would have been required to be listed on Schedule 3.19, except for those Contracts entered into in the ordinary course consistent with past practice;

            (v)   permit, allow or suffer any of its properties, assets or rights to be subject to any Lien other than Permitted Encumbrances;

            (vi)  incur any long-term indebtedness except under the Mizuho Credit Agreement;

            (vii) make any material capital expenditure or commitment, other than for emergency repairs or replacement, except for those capital expenditures or commitments made in the ordinary course consistent with past practice;

            (viii)   terminate, materially modify, assign, or materially amend any Contract required to be listed on Schedule 3.19, except in the ordinary course consistent with past practice.

        5.2    Efforts to Consummate Transaction.

          (a)   Purchaser (with the co-operation of Seller) shall use commercially reasonable efforts to obtain the written consent of the Required Lenders (as defined in the Mizuho Pledge Agreement) to the sale of the Membership Interest. Purchaser shall enter into such agreements and deliver such other documentation (in each case, in form and substance reasonably satisfactory to Purchaser and Seller) to the Agents under the Mizuho Credit Documents in order to effect the transfer of the Membership Interest subject to the Bank of Texas Lien and to cause Purchaser to replace Seller under the Mizuho Pledge Agreement and all other documents to which Seller is a party under the Mizuho Credit Documents.

          (b)   From the date hereof through the Closing Date, upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and

EX-D-17

  cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. The parties will use their commercially reasonable efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in a Company Material Adverse Effect on the Company or the Subsidiaries or an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable Law or regulation or from any Governmental or Regulatory Authority or third parties, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. For purposes of this Section 5.2, Seller shall not be obligated to make any payment to any third party as a condition to obtaining such party's consent or approval, other than for required filing fees.

          (c)   As promptly as practicable following the date hereof: (i) Purchaser shall take all action necessary to call, give notice of and hold a meeting (the "Meeting") of the holders of AREP Units to vote on the matters described in Section 8.6 hereof (the "Proposals"); and (ii) Purchaser shall prepare and file with the SEC a proxy or information statement (the "Statement") of Purchaser to be sent to the holders of AREP Units in connection with the Meeting. Purchaser shall use commercially reasonable efforts to cause the Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Each of such Proposals, and all Statements and other documents relating thereto, shall be in form and substance reasonably acceptable to Purchaser, Seller, Barberry Corp. and High Coast Limited Partnership. Each of Barberry Corp. and High Coast Limited Partnership hereby agrees to vote all of its AREP Units in favor of the Proposals at the Meeting. Notwithstanding the foregoing, to the extent practicable, the parties shall take all necessary and appropriate action to cause the Proposals to be approved without a meeting of the holders of AREP Units in accordance with applicable law.

          (d)   From the date hereof through the Closing Date, Seller shall give prompt written notice to Purchaser of: (i) any occurrence, or failure to occur, of any event which occurrence or the failure would reasonably be expected to cause any representation or warranty of any of the Seller contained in this Agreement, if made on or as of the date of such event or as of the Closing Date, to be untrue or inaccurate, except for changes permitted by this Agreement and except to the extent that any representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true, complete and accurate as of such date; or (ii) any failure of the Seller, the Company, the Subsidiaries or any officer, general partner, director, employee, consultant or agent of the Seller, the Company or the Subsidiaries, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the Seller or the conditions to the obligations of Purchaser hereunder.

ARTICLE VI
ASSIGNMENT AND ASSUMPTION

        6.1    Assignment and Assumption.    At the Closing, Seller, the Company, Purchaser, AREH, AREP Oil and Gas and 6.2 AREP/NEG MGP LLC shall enter into the Assignment Agreement pursuant to which Seller will transfer, assign, convey and grant through Purchaser, AREH, and AREP Oil and Gas to AREP/NEG MGP LLC, its successors and assigns forever 100% of Seller's rights, title and interest to the Membership Interest.

EX-D-18

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

        The obligations of Purchaser under Article I of this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

        7.1    Warranties True as of Both Present Date and Closing Date.    Each of the representations and warranties of Seller contained herein shall have been accurate, true and correct on and as of the date of this Agreement, and shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by Seller on and as of the Closing Date.

        7.2    Compliance by Seller.    Seller shall have duly performed and complied with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by Seller on or prior to the Closing Date.

        7.3    Seller's Certificates.    Purchaser shall have received a certificate dated as of the Closing Date executed by an authorized officer of Seller certifying as to the fulfillment and satisfaction of the conditions set forth in Sections 7.1 and 7.2.

        7.4    No Material Adverse Change.    No Material Adverse Change to the Company or any of the Subsidiaries shall have occurred and no event shall have occurred which, in the reasonable judgment of Purchaser, is reasonably likely to have a Material Adverse Effect on the Company or any of the Subsidiaries.

        7.5    Actions or Proceedings.    No action or proceeding by any Governmental Authority shall have been instituted or threatened, and no action or proceeding by other Person shall have been instituted, which (a) is reasonably likely to have a Material Adverse Effect on the Company or any of the Subsidiaries, or (b) is reasonably likely to enjoin, restrain or prohibit, or is reasonably likely to result in substantial damages in respect of, any provision of the Agreement or the consummation of the transactions contemplated hereby.

        7.6    Reserve Reports.    Purchaser shall have received the 2004 Reserve Reports.

        7.7    Registration Rights Agreement.    Purchaser shall have executed and delivered the Registration Rights Agreement.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

        The obligations of Seller under Article I of this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

        8.1    Warranties True as of Both Present Date and Closing Date.    Each of the representations and warranties of Purchaser contained herein shall have been accurate, true and correct on and as of the date of this Agreement, and shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by Purchaser on and as of the Closing Date.

        8.2    Compliance by Purchaser.    Purchaser shall have duly performed and complied with its respective covenants, obligations and agreements contained in this Agreement to be performed and complied with by Purchaser on or prior to the Closing Date.

        8.3    Purchaser's Certificate.    Seller shall have received a certificate dated as of the Closing Date executed by an authorized officer of Purchaser certifying as to the fulfillment and satisfying the conditions set forth in Sections 8.1 and 8.2.

EX-D-19

        8.4    Consent of Required Lenders.    The written consent of the Required Lenders (as defined in the Mizuho Pledge Agreement) shall have been obtained with respect to the sale of the Membership Interest and Purchaser shall have entered into the document contemplated in Section 5.2(a) or Purchaser shall have either (i) refinanced the loans under the Mizuho Credit Documents with loans that do not require such consent or (ii) consummated the Alternative Transaction.

        8.5    Actions or Proceedings.    No action or proceeding by any Governmental Authority shall have been instituted or threatened, and no action or proceeding by other Person shall have been instituted, which (a) is reasonably likely to have a Material Adverse Effect on the Company or any of the Subsidiaries, or (b) is reasonably likely to enjoin, restrain or prohibit, or is reasonably likely to result in substantial damages in respect of, any provision of the Agreement or the consummation of the transactions contemplated hereby.

        8.6    Approval.    The transactions contemplated by this Agreement shall have been approved through all depositary unit holder action required by the New York Stock Exchange.

        8.7    Registration Rights Agreement.    Seller shall have executed and delivered the Registration Rights Agreement.

        8.8    Amendment to Limited Partnership Agreement.    The Purchaser's amended and restated agreement of limited partnership, dated as of May 12, 1987, as amended, shall have been amended (i) as necessary to consummate this transaction, (including without limitation, modification of Section 4.5(c) thereof to render such section inapplicable to any transactions approved by the audit committee of the Purchaser), and (ii) such that the general partner and the limited partners, as defined therein, may not cause Purchaser, or any successor entity of Purchaser, whether in its current form as a limited partnership or as converted to or succeeded by a corporation or other form of business association, to effect a merger or other business combination of Purchaser or such successor, in each case pursuant to Section 253 of the General Corporation Law of Delaware, or any successor statute, or any similar short-form merger statute under the laws of Delaware or any other jurisdiction.

ARTICLE IX

TERMINATION

        9.1    Termination.    This Agreement may be terminated at any time on or prior to the Closing Date:

          (a)   By written notice of Seller or Purchaser, if the Closing shall not have taken place on or before September 30, 2005; provided, however, that the right to terminate this Agreement under this Section 9.1 shall not be available to any party whose willful failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

          (b)   Upon the giving of the Section 1.4 Notice;

          (c)   By Purchaser, if there shall have been a material breach of any covenant, representation or warranty or other agreement of Seller hereunder, and such breach shall not have been remedied within ten Business Days after receipt by Seller of a notice in writing from Purchaser specifying the breach and requesting such be remedied; or

          (d)   By Seller, if there shall have been a material breach of any covenant, representation or warranty or other agreement of Purchaser hereunder, and such breach shall not have been remedied within ten Business Days after receipt by Purchaser of notice in writing from Seller specifying the breach and requesting such be remedied.

EX-D-20

        9.2    Effect of Termination.    If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Article X and Article XII, which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior willful breach of this Agreement.

ARTICLE X
INDEMNIFICATION

        10.1    Indemnification by Seller.    Seller agrees to indemnify Purchaser, its Affiliates and their respective officers, directors, employees, independent contractors, stockholders, principals, partners, agents, or representatives (each an "Indemnified Person" and collectively, the "Indemnified Persons") against, and to hold each Indemnified Person harmless from, any and all Losses incurred or suffered by any Indemnified Person relating to or arising out of or in connection with (a) any breach of or any inaccuracy in any representation or warranty made by Seller in this Agreement, or (b) any breach of or failure by any Seller to perform any of its covenants or obligations set out or contemplated in this Agreement. Notwithstanding any provisions to the contrary contained herein, the aggregate liability of Seller and Barberry Corp. for any and all obligations under this Agreement shall in no event exceed the Purchase Price.

        10.2    Claims.    As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, the Indemnified Person shall promptly give notice to the Seller ("Indemnifying Person") of such claim and the amount the Indemnified Person will be entitled to receive hereunder from the Indemnifying Person; provided that the failure of the Indemnified Person to promptly give notice shall not relieve the Indemnifying Person of its obligations except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. If the Indemnifying Person does not object in writing to such indemnification claim within 30 days of receiving notice thereof, the Indemnified Person shall be entitled to recover, on the thirty-fifth day after such notice was given, from the Indemnifying Person the amount of such claim, and no later objection by the Indemnifying Person shall be permitted; if the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover, on the thirty-fifth day after such notice was given, from the Indemnifying Person the lesser amount, without prejudice to the Indemnified Person's claim for the difference. In addition to the amounts recoverable by the Indemnified Person from the Indemnifying Person pursuant to the foregoing provisions, the Indemnified Person shall also be entitled to recover from the Indemnifying Person interest on such amounts at the rate of Two Times Prime from, and including, the thirty-fifth day after such notice of an indemnification claim is given to, but not including, the date such recovery is actually made by the Indemnified Person.

        10.3    Notice of Third Party Claims; Assumption of Defense.    The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto (a "Third Party Claim") in respect of which indemnity may be sought under this Agreement; provided that the failure of the Indemnified Person to promptly give notice shall not relieve the Indemnifying Person of its obligations except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense, participate in the defense of any Third Party Claim, suit, action or proceeding (a) upon notice to the Indemnified Person and (b) upon delivery by the Indemnifying Person to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification for all Losses arising out of such Third Party Claim, suit, action or proceeding and that the Indemnifying Person shall be liable for the entire amount of any Loss, at any time during the course of any such Third Party Claim, suit, action or proceeding, assume the defense thereof; provided, however, that (i) the Indemnifying Person's counsel is reasonably satisfactory to the Indemnified Person, and (ii) the Indemnifying Person shall thereafter consult with

EX-D-21

the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such Third Party Claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, the Indemnified Person reasonably determines in its judgment that representation by the Indemnifying Person's counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such Third Party Claim, action, suit or proceeding and the Indemnifying Person shall pay all of the fees and disbursements in connection with the retention of such separate counsel. If the Indemnifying Person fails to promptly notify the Indemnified Party that the Indemnifying Party desires to defend the Third Party Claim pursuant, or if the Indemnifying Person gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Person, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnifying Person in good faith or will be settled at the discretion of the Indemnifying Person (with the consent of the Indemnifying Person, which consent will not be unreasonably withheld). The Indemnifying Person will have full control of such defense and proceedings, including any compromise or settlement thereof. Whether or not the Indemnifying Person chooses to defend or prosecute any such Third Party Claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

        10.4    Settlement or Compromise.    Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, of any claim, suit, action or proceeding shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise thereof; provided, however, that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent. The Indemnified Person will give the Indemnifying Person at least 30 days' notice of any proposed settlement or compromise of any Third Party Claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided, however, that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such Third Party Claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

        10.5    Failure of Indemnifying Person to Act.    In the event that the Indemnifying Person does not assume the defense of any Third Party Claim, suit, action or proceeding brought against an Indemnified Person, then any failure of the Indemnified Person to defend or to participate in the defense of any such Third Party Claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of any of its obligations under this Agreement.

        10.6    Tax Character.    Seller and Purchaser agree that any payments pursuant to this Article X will be treated for federal and state income tax purposes as adjustments to the purchase price of the Membership Interest, and that they will report such payments on all Tax Returns consistently with such characterization.

EX-D-22

ARTICLE XI
DEFINITIONS

        11.1    Defined Terms.    As used in this Agreement, the following defined terms have the meanings indicated below:

        "2004 Reserve Reports" means the reserve reports prepared by an independent petroleum reserve engineering firm acceptable to both Purchaser and Seller which provides estimates of the net recoverable crude oil and natural gas reserves of the Company and the Subsidiaries, for each of the Reserve Categories, as of January 21, 2005. The proved undeveloped, probable, and possible reserve estimates shall be further subdivided into (i) reserves attributable to the properties of the Company in Pecos County, Texas known as Longfellow Ranch Field, and (ii) all other such reserves. The 2004 Reserve Reports shall be prepared consistent with industry standards, using methodologies consistent with reserve reports prepared for the Company and its Subsidiaries by independent petroleum reserve engineering firms for years prior to 2004.

        "Adjusted Low Reserve Valuation Amount" means the sum of A and B, where A equals the quotient, the dividend of which is the Low Reserve Valuation Amount minus $497,477,000, and the divisor of which is 2, and B equals $278,241,000.

        "Adjusted High Reserve Valuation Amount" means the sum of A and B, where A equals a quotient, the dividend of which is the High Reserve Valuation Amount minus $489,877,000, and the divisor of which is 2, and B equals $278,241,000.

        "Adjusted Purchase Amount" means the sum of A and B, where A equals the product of (a) the difference between the Adjusted High Reserve Valuation Amount and Adjusted Low Reserve Valuation Amount, and (b) 70.3%, and B equals the Adjusted Low Reserve Valuation Amount.

        "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person.

        "Agreement" has the meaning ascribed to it in the recitals.

        "Alternative Sellers" has the meaning ascribed to it in Section 1.4(b)(i).

        "Alternative Transaction" has the meaning ascribed to it in Section 1.4(b).

        "AREH" means American Real Estate Holdings Limited Partnership, a Delaware limited partnership.

        "AREP Oil and Gas" means AREP Oil & Gas LLC, a Delaware limited liability company.

        "AREP Units" has the meaning ascribed to it in Section 1.2(c).

        "AREP/NEG MGP LLC" means AREP/NEG MGP LLC, a Delaware limited liability company.

        "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

        "Assignment Agreement" has the meaning ascribed to it in Section 1.4(a).

        "Astral" has the meaning ascribed to it in Section 1.4(b)(i).

        "Audited Financial Statements" means the audited financial statements of the Company as of December 31, 2003 and December 31, 2004, consisting of the balance sheet at such date and the related statements of operations, statement of members' equity, and cash flows for the year then ended,

EX-D-23

each accompanied by the audit report of KPMG LLP, independent public auditors with respect to the Company.

        "Bank of Texas Lien" means that lien existing in connection with the pledge of the Membership Interest to Bank of Texas, N.A. pursuant to the Mizuho Pledge Agreement.

        "Business Day" means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which commercial banks located in New York City are generally closed for business.

        "Business or Condition" of any Person means the business, condition (financial or otherwise), properties, assets or results of operations or prospects of such Person, taken as a whole.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.

        "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List.

        "Cigas" has the meaning ascribed to it in Section 1.4(b)(i).

        "Closing" has the meaning ascribed to it in Section 1.3.

        "Closing Date" has the meaning ascribed to it in Section 1.3.

        "Closing Reserve Value Ranges" means a calculation of the ranges of present values of the net estimated cash flows for each of the Reserve Categories of the Company and the Subsidiaries, as set forth in the 2004 Reserve Reports, utilizing the ranges of discount rates set forth below, and based on all of assumptions contained in the 2004 Reserve Reports (except that initial cash prices per barrel of oil and per mcf of natural gas shall be as described in Annex A and adjusted on a well-by-well basis consistent with the methodologies applied in the 2004 Reserve Reports for items such as transportation, basis differentials, marketing, the quality of the crude oil and the heating value of the natural gas).

	Discount Rates
Reserve Category
	Low	High
Proved Developed Producing	10.0%	10.0%
Proved Developed Non-Producing	10.0%	15.0%
Proved Undeveloped
Longfellow	15.0%	15.0%
All Other	15.0%	20.0%
Probable
Longfellow	20.0%	25.0%
All Other	25.0%	40.0%
Possible
Longfellow	40.0%	40.0%
All Other	40.0%	60.0%

        "Closing Statement" has the meaning ascribed to it in Section 1.2(b).

        "Closing Statement Date" has the meaning ascribed to it in Section 1.2(b).

        "Company" has the meaning ascribed to it in the recitals.

        "Contract" means any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or oral, which is intended or purports to be binding and enforceable.

        "Dollars" or numbers proceeded by the symbol "$" means amounts in United States Dollars.

EX-D-24

        "Environmental Claim" means any third party (including, without limitations, governmental agencies and employees) action, lawsuit, claim or proceeding (including claims or proceedings under OSHA or similar laws relating to safety of employees) that seeks to impose liability for (a) pollution or contamination of the ambient air, surface water, ground water or land; (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (c) exposure to hazardous or toxic substances; (d) the safety or health of employees; or (e) the transportation, processing, distribution in commerce, use or storage of hydrocarbons or chemical substances. An Environmental Claim includes, but is not limited to, a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit.

        "Environmental Law" means any law, rule, regulation or order of other requirements of law (including common law) any federal, foreign, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority with jurisdiction over the Company or any of the Subsidiaries or any of their respective properties or assets that relates to (a) pollution or protection of human health, natural resources and the environment, including ambient air, surface water, ground water or land; (b) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (c) exposure to Hazardous Materials; (d) the safety or health of employees; or (e) regulation of the manufacture, processing, distribution in commerce, use or storage of Hazardous Materials, including hydrocarbons or chemical substances. Environmental Laws include but are not limited to OSHA, CERCLA, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Oil Pollution Act of 1990 ("OPA"), as amended, the Hazardous Materials Transportation Act, as amended, and any other federal, foreign, state and local law whose purpose is to conserve or protect human health, the environment, wildlife or natural resources.

        "Environmental Permit" means any permit, license, approval or other authorization under any Environmental Law, applicable law, regulation and other requirement of the United States or any foreign country or of any state, municipality or other subdivision thereof relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of hydrocarbons or chemical subsidiaries, pollutants, contaminants or hazardous or toxic materials or wastes.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Financial Statements" means the Audited Financial Statements and the Interim 2004 Financial Statements.

        "Fixtures and Equipment" has the meaning ascribed to it in Section 3.18.

        "GAAP" means U.S. generally accepted accounting principles at the time in effect.

        "Good and Defensible Title" means such right title and interest that is (a) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice, and (b) subject to Permitted Encumbrances, free and clear of all Liens, claims, infringements, burdens and other defects.

EX-D-25

        "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, administrative or other agency, commission, authority, licensing board official or other instrumentality of the United States or any state, county, city or other political subdivision.

        "GP Interest" has the meaning ascribed to it in Section 1.4(b)(i).

        "GP Interests" has the meaning ascribed to it in Section 1.4(b)(i).

        "Hazardous Material" means (a) any "hazardous substance," as defined by CERCLA; (b) any "hazardous waste" or "solid waste," in either case as defined by the Resource Conservation and Recovery Act, as amended; (c) any hazardous, dangerous or toxic chemical, material, waste or substance, regulated by any Environmental Law; (d) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof; (e) any asbestos-containing materials in any form or condition; (f) any polychlorinated biphenyls in any form or condition; (g) petroleum, petroleum hydrocarbons, or any fraction or byproducts thereof; (h) any air pollutant which is so designated by the U.S. Environmental Protection Agency as authorized by the Clean Air Act; or (i) any mold or microbial/microbiological contaminants that pose a risk to human health or the environment.

        "High Reserve Valuation Amount" means the sum of the high range of the Closing Reserve Value Ranges (based on the low discount rates) for each of Reserve Categories.

        "Imbalance" has the meaning ascribed to it in Section 1.2(b)(i).

        "Imbalance Value" has the meaning ascribed to it in Section 1.2(b)(ii).

        "Indemnified Person" has the meaning ascribed to it in Section 10.1.

        "Indemnifying Person" has the meaning ascribed to it in Section 10.2.

        "Interim 2004 Financial Statements" means the unaudited internal financial statements of the Company for the nine months ended September 30, 2004, consisting of the balance sheet at such date and the related statements of operations for the period then ended.

        "Knowledge" means, with respect to the Seller, the Company and/or the Subsidiaries, in each case the knowledge of any director, officer, senior executive, partner or member of Seller, Company or any Subsidiary.

        "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

        "Lease" means each of the oil and gas or mineral leases set forth on Schedule 3.22(a).

        "License" means licenses, permits, certificates of authority, authorizations, approvals, registrations, findings of suitability, variances, exemptions, certificates of occupancy, orders, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

        "Lien" means any mortgage, lien (except for any lien for Taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment, encumbrance or other adverse claim of any kind or description.

        "Loss" or "Losses" means any and all liabilities, losses, costs, claims, damages (including consequential damages), penalties and expenses (including attorneys' fees and expenses and costs of investigation and litigation).

        "Low Reserve Valuation Amount" means the sum of the low range of the Closing Reserve Value Ranges (based on the high discount rates) for each of Reserve Categories.

EX-D-26

        "Managing GP Interest" has the meaning ascribed to it in Section 1.4(b)(i).

        "Material Adverse Effect" or "Material Adverse Change," as to any Person, means a material adverse change (or circumstance involving a prospective change) in the Business or Condition of such Person, other than changes resulting from changes or fluctuations in the market price of oil, gas or natural gas.

        "Meeting" has the meaning ascribed to it in Section 5.2(c).

        "Membership Interest" has the meaning ascribed to it in the Recitals of this Agreement.

        "Mizuho Credit Agreement" means that certain Credit Agreement, dated as of December 29, 2003, among NEG Operating LLC, certain lenders party thereto, Mizuho Corporate Bank, Ltd., as Administrative Agent, Bank of Texas, N.A. and The Bank of Nova Scotia, as Co-Agents, Bank of Texas, N.A., as Collateral Agent and Mizuho Corporate Bank, Ltd., as Sole Arranger and Bookrunner.

        "Mizuho Credit Documents" means the Mizuho Credit Agreement, the Seller Pledge Agreement, the NEG Operating Pledge Agreement, the NEGI Pledge Agreement, the Security Agreement and all documents entered into or delivered in connection therewith and all amendments and modifications thereto.

        "NEGI" means National Energy Group, Inc.

        "NEGI Pledge Agreement" means that certain Pledge Agreement and Irrevocable Proxy, dated as of December 29, 2003, by National Energy Group, Inc. in favor of Bank of Texas, N.A., as Collateral Agent.

        "National Priorities List" means the list of priority contaminated sites maintained by the United States Environmental Protection Agency as contemplated by Section 105 of CERCLA.

        "NEG Operating Pledge Agreement" means that certain Pledge Agreement and Irrevocable Proxy, dated as of December 29, 2003, by NEG Operating LLC in favor of Bank of Texas, N.A., as Collateral Agent.

        "Oil and Gas Properties" means all of the rights, titles and interests in and to oil and gas or mineral properties of the Company and the Subsidiaries including all oil and gas or mineral leases and other mineral interests of the Company and the Subsidiaries and all of the surface leases, rights-of-way, easements, licenses, permits, servitudes and other rights-of-use (whether surface, subsurface or subsea) of the Company and the Subsidiaries.

        "Operating Agreement" has the meaning set forth in the Recitals.

        "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

        "OSHA" means the Occupational Safety and Health Act, as amended, or any successor statute, and any regulations promulgated thereunder.

        "Panaco Agreement" means the Agreement and Plan of Merger dated as of January 21, 2005, by and among National Offshore LP, Highcrest Investors Corp., Arnos Corp, Purchaser and Panaco Inc..

        "Permitted Encumbrances" means, as applicable,

          (a)   any liens for taxes and assessments not yet delinquent as of the Closing Date;

          (b)   any liens or security interests created by law or reserved in oil and gas leases attributable to any assets or property for royalty, bonus or rental, or created to secure compliance with the terms of any assets or property;

EX-D-27

          (c)   any obligations or duties affecting any assets or property to any municipality or public authority with respect to any franchise, grant, license or permit, and all applicable laws, rules and orders of governmental authority;

          (d)   any (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, lodging, canals, ditches, reservoirs or the like, and (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way attributable to any assets or property;

          (e)   all lessors' royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production attributable to any assets or property;

          (f)    all rights attributable to any assets or property with respect to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein to the extent same are customarily obtained following such sale or conveyance;

          (g)   encumbrances securing payments to mechanics and material men and encumbrances attributable to any assets or property securing payment of taxes or assessments that are, in either case, not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business;

          (h)   all rights attributable to any assets or property with respect to production sales contracts; division orders; contracts for sale, purchase, exchange, refining, or processing of hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements which are ordinary and customary in the oil, gas and other mineral exploration, development or extraction business, to the extent such declarations, order and agreements described in the Schedules attached hereto; and

          (i)    all encumbrances, restrictions, exceptions, limitations and liens contemplated, created and described in that certain Credit Agreement among NEG Operating LLC; Mizuho Corporate Bank, LTD; Bank of Texas, N.A.; the Bank of Nova Scotia; et al dated December 29, 2003 as amended;

        "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

        "Plans" means all material pension and profit sharing, retirement and post retirement welfare benefit, health insurance benefit (medical, dental and vision), disability, life and accident insurance, sickness benefit, vacation, employee loan and banking privileges, bonus, incentive, deferred compensation, workers compensation, stock purchase, stock option, phantom stock and other equity-based, severance, employment, change of control or fringe benefit plans, programs, arrangements or agreements, whether written or oral, including any employee benefit plans defined in Section 3(3) of ERISA., maintained or contributed to by the Company or any of the Subsidiaries.

        "Proposals" has the meaning ascribed to it in Section 5.2(c).

        "Proposed Consent" means the consent of the Required Lenders under the Mizuho Credit Agreement to the transfer of the Membership Interest as contemplated by this Agreement.

        "Purchase Price" has the meaning ascribed to it in Section 1.2(c).

EX-D-28

        "Purchaser" has the meaning ascribed to it in the recitals of this Agreement.

        "Real Property" has the meaning ascribed to it in Section 3.17.

        "Reserve Categories" means (i) proved developed producing, (ii) proved developed non-producing, (iii) proved undeveloped, (iv) probable, and (v) possible.

        "Registration Rights Agreement" means the Registration Rights Agreement between Purchaser, Seller, and the other parties thereto, in substantially the form attached hereto as Exhibit B.

        "SEC" has the meaning ascribed to it in Section 3.14.

        "Section 1.4 Notice" has the meaning ascribed to it in Section 1.4(c).

        "Security Agreement" means that certain Security Agreement, dated as of December 29, 2003, by NEG Operating LLC in favor of Bank of Texas, N.A., as Collateral Agent.

        "Seller" has the meaning ascribed to it in the recitals of this Agreement.

        "Seller Pledge Agreement" means that certain Pledge Agreement and Irrevocable Proxy, dated as of December 29, 2003, by Seller in favor of Bank of Texas, N.A., as Collateral Agent.

        "Shana" has the meaning ascribed to it in Section 3.3.

        "Statement" has the meaning ascribed to it in Section 5.2(c).

        "Subsidiary" means NEG Operating LLC, Shana National LLC, a Delaware limited liability company, NGX Energy Limited Partnership, a Delaware limited partnership, NGX GP of Delaware LLC, a Delaware limited liability company, and NGX LP of Delaware LLC, a Delaware limited liability company.

        "Substitute Agreement" has the meaning ascribed to it in Section 1.4(b).

        "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including attachments thereto and amendments thereof, and including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

        "Taxes" means any and all taxes, charges, fees, levies, duties, liabilities, impositions or other assessments, including, without limitation, income, gross receipts, profits, excise, real or personal property, environmental, recapture, sales, use, value-added, withholding, social security, retirement, employment, unemployment, occupation, service, license, net worth, payroll, franchise, gains, stamp, transfer and recording taxes, fees and charges, imposed by the Internal Revenue Service ("IRS") or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, duties, liabilities, impositions or other assessments.

        "Third Party Claim" has the meaning ascribed to it in Section 10.3.

        "TransTexas Agreement" means that certain Agreement and Plan of Merger dated as of January 21, 2005, by and among National Onshore LP, Highcrest Investors Corp. and TransTexas Gas Corporation.

        "Two Times Prime" means two times the prime rate published by Citibank, N.A.

EX-D-29

        "Well" or "Wells" means all of the oil, gas and condensate wells, (whether producing, not producing or abandoned or temporarily abandoned) in which the Company holds an interest.

ARTICLE XII
MISCELLANEOUS

        12.1    Investigation.    It shall be no defense to an action for breach of this Agreement that Purchaser or its agents have (or have not) made investigations into the affairs of the Company or that the Company or Seller could not have known of the misrepresentation or breach of warranty.

        12.2    Survival of Representations and Warranties.    The representations and warranties of the parties hereunder shall survive the Closing.

        12.3    Entire Agreement.    This Agreement, including the schedules and exhibits hereto, which are incorporated herein and made an integrated part hereof, constitutes the entire agreement between the parties hereto and supersedes any and all prior discussions and agreements between the parties relating to the subject matter hereof.

        12.4    Waiver.    Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        12.5    Amendment.    This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

        12.6    No Third Party Beneficiary.    The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person, except that each Indemnified Persons shall be a third party beneficiary of Article X.

        12.7    Assignment; Binding Effect.    No party may assign this Agreement or any right, interest or obligation hereunder without the prior written consent of the other Parties. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        12.8    Headings.    The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        12.9    Invalid Provisions.    If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

        12.10    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

        12.11    Counterparts.    This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

EX-D-30

        12.12    Waiver of Jury Trial.    EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANY OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. No party to this Agreement shall seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the parties. No party will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

        12.13    Consent to Jurisdiction.    Each party irrevocably submits to the exclusive jurisdiction of any NY State Court in the County of New York or any courts of the United States of America located in the Southern District of New York, and each party hereby agrees that all suits, actions and proceedings brought by such party hereunder shall be brought in any such court. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party or the other party. In any such suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by any means permitted by Section 0 (other than facsimile transmission). Each party agrees that a final non-appealable judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding.

        12.14    Expenses.    All expenses, costs and fees in connection with the transactions contemplated hereby (including fees and disbursements of counsel, consultants and accountants) incurred by (a) Seller shall be paid and borne exclusively by Seller, and (b) Purchaser shall be paid and borne exclusively by Purchaser. Notwithstanding the foregoing, if this Agreement is terminated prior to the Closing and such termination results from any breach by Seller or Purchaser, as the case may be, of any representation, warranty or covenant by such party, then such breaching party shall reimburse the non-breaching party for all such expenses, fees and cash, including for all expenses, fees and cash incurred in connection with obtaining high yield or other financing.

        12.15    Notices.    All notices, request, demands and other communications hereunder shall be in writing and shall be delivered personally, by certified or registered mail, return receipt requested, and postage prepaid, by courier, or by facsimile transmission, addressed as follows:

      If to Seller:

      Icahn Associates Corp.
      767 Fifth Avenue, Suite 4700
      New York, NY 10153

      If to Purchaser:

      American Real Estate Partners, L.P.
      100 South Bedford Rd.
      Mt. Kisco, NY 10549

EX-D-31

      With a copy to:

      Debevoise & Plimpton LLP
      919 Third Avenue
      New York, NY 10022
      Attention: William D. Regner

or to such other address as a party may from time to time designate in writing in accordance with this Section. Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received (a) on the Business Day it is sent, if sent by personal delivery, (b) the earlier of receipt of three Business Days after having been sent by certified or registered mail, return receipt requested and postage prepaid, (c) on the Business Day it is sent, if sent by facsimile transmission and an activity report showing the correct facsimile number of the party on whom notice is served and the correct number of pages transmitted is obtained by the sender (provided, however, that such notice or other communication is also sent by some other means permitted by this Section 12.15, or (d) on the first Business Day after sending, if sent by courier or overnight delivery.

        12.16    Further Assurances.    Each of 12.17 the parties hereto covenants and agrees that, from time to time subsequent to Closing, it will, at the request of the other party, execute and deliver (or, in the case of Purchaser, cause AREH or AREP Oil and Gas to execute and deliver) all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as such other party may from time to time request be executed or done in order to better evidence, perfect or effect any provision of this Agreement, or of any agreement or other document executed pursuant to this Agreement, or any of the respective obligations intended to be created hereby or thereby.

[Signature Page Follows]

EX-D-32

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

Gascon Partners
By:	Cigas Corp., its managing general partner
By:	/s/ EDWARD E. MATTNER Name: Edward E. Mattner Title: Authorized Signatory
American Real Estate Partners, L.P.
By:	American Property Investors, Inc., its general partner
By:	/s/ KEITH A. MEISTER Name: Keith A. Meister Title: President and Chief Executive Officer
For Purposes of Section 1.4 only:
CIGAS CORP.
By:	/s/ EDWARD E. MATTNER Name: Edward E. Mattner Title: Authorized Signatory
ASTRAL GAS CORP.
By:	/s/ EDWARD E. MATTNER Name: Edward E. Mattner Title: Authorized Signatory
For Purposes of Section 5.2(c) only:
BARBERRY CORP.
By:	/s/ EDWARD E. MATTNER Name: Edward E. Mattner Title: Authorized Signatory
HIGH COAST LIMITED PARTNERSHIP
By:	Little Meadow Corp., its general partner
By:	/s/ EDWARD E. MATTNER Name: Edward E. Mattner Title: Authorized Signatory

[Signature Page to the Membership Interest Purchase Agreement between Gascon Partners and AREP with respect to interest in NEGH.]

EX-D-33

        GUARANTY:    The undersigned hereby guarantees the payment and performance by each of Gascon Partners, Cigas Corp. and Astral Gas Corp. of all of its respective duties and obligations under this Agreement when due.

BARBERRY CORP.
By:	/s/ EDWARD E. MATTNER Name: Edward E. Mattner Title: Authorized Signatory

EX-D-34

Exhibit A

Assignment and Assumption Agreement

        Assignment and Assumption Agreement, dated as of              , 2005, among American Real Estate Partners, L.P. ("AREP"), American Real Estate Holdings Limited Partnership ("AREH"), AREP Oil & Gas LLC ("AREP Oil and Gas"), AREP/NEG MP LLC ("AREP/NEG") and Gascon Partners ("Gascon"). Capitalized terms used herein shall have the meanings attributed to them in the Membership Interest Purchase Agreement, dated as of even date herewith, between AREP and Gascon (the "Membership Interest Purchase Agreement").

        In consideration of the purchase and sale of the membership interests in accordance with the Membership Purchase Agreement, Purchaser, AREH, AREP Oil and Gas and Seller agree as follows:

        1.     Gascon hereby transfers and conveys all of its right, title and interest in, to and under the Operating Agreement of NEG Holding LLC (the "Company") to AREP (the "AREP Transfer"). Simultaneously with the AREP Transfer, AREP hereby transfers and conveys all of its right, title and interest in, to and under the Operating Agreement to AREH (the "AREH Transfer"). Simultaneously with the AREH Transfer, AREH hereby transfers and conveys all of its right, title and interest in, to and under the Operating Agreement to AREP Oil and Gas (the "AREP Oil and Gas Transfer"). Simultaneously with the AREP Oil and Gas Transfer, AREP Oil and Gas hereby transfers and conveys all of its right, title and interest in, to and under the Operating Agreement to AREP/NEG.

        2.     Each of such transferees hereby accepts all of Gascon's right, title and interest in, to and under the Operating Agreement as contemplated above.

        3.     As a result of the foregoing, AREP/NEG is the owner of the Membership Interest and is hereby admitted as a member of the Company having all of the rights, powers and interest formerly owned by Gascon.

        IN WITNESS WHEREOF, the parties have executed this document on              , 2004.

Gascon Partners
By:	Cigas Corp., its managing general partner
By:	Name: Title:

[Signature Page to the Assignment and Assumption Agreement between Gascon Partners, AREP, AREH and AREP Oil & Gas with respect to the membership interest in NEGH]

EX-D-35

American Real Estate Partners, L.P.
By:	American Property Investors, Inc., its general partner
	By:	Name: Title:
American Real Estate Holdings Limited Partnership
By:	American Property Investors, Inc., its general partner
	By:	Name: Title:
AREP Oil & Gas LLC
	By:	Name: Title:
AREP/NEG MGP LLC
	By:	Name: Title:
ACKNOWLEDGED AND AGREED TO:
NEG HOLDING LLC
By:	Name: Title:

[Signature Page to the Assignment and Assumption Agreement between Gascon Partners, AREP, AREH and AREP Oil & Gas with respect to the membership interest in NEGH]

EX-D-36

Exhibit B

Form Of Registration Rights Agreement

        This REGISTRATION RIGHTS AGREEMENT (the "Agreement") dated as of [                ], 2005 is made and entered into by and between American Real Estate Partners, L.P., a Delaware limited partnership (the "Company"), and the other signatories listed hereto (each a "Holder" and collectively the "Holders"). Capitalized terms used herein, but not otherwise defined shall have the meaning set forth in the Amended and Restated Agreement of Limited Partnership of the Company (as amended from time to time, the "Partnership Agreement").

        WHEREAS, the Company contemplates the issuance to Holders (the "Issuance") of depositary units representing limited partnership interests the Company ("Depositary Units"); and

        WHEREAS, the Holders desire, and the Company agrees to grant to the Holders, certain registration rights with respect to the Depositary Units.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
GRANT OF REGISTRATION RIGHTS

        Section 1.1 RIGHTS GRANTED. The Company agrees that, upon consummation of the Issuance, the Holders shall be entitled to the registration rights described in Article IV herein.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to the Holders as follows:

        Section 2.1    DUE FORMATION OF THE COMPANY. The Company is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company has full organizational power and authority to execute and deliver this Agreement and to perform the Company's obligations hereunder and to consummate the transactions contemplated hereby.

        Section 2.2    AUTHORITY. The execution and delivery by the Company of this Agreement, and the performance by such party of its obligations hereunder, have been duly and validly authorized by the Board of Directors of its general partner, no other corporate action on the part of the Company or its partners being necessary. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

        Section 2.3    CAPITAL STRUCTURE. The Depositary Units, when issued, will be duly authorized, validly issued, fully paid and nonassessable.

        Section 2.4    NO CONFLICTS. The execution and delivery by the Company of this Agreement do not, and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

          (a)    conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of the Company;

          (b)    conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Company or any of its Assets and Properties (other than such conflicts, violations or breaches (i) which will not in the aggregate adversely affect the validity or

EX-D-37

  enforceability of this Agreement or have a material adverse effect on the Business or Condition of the Company or (ii) as would occur solely as a result of the identity or the legal or regulatory status of the Holders or any of its Affiliates); or

          (c)(i)    conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon the Company or any of its Assets and Properties under, any Contract or License to which the Company is a party or by which any of its Assets and Properties is bound.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE HOLDERS

        Each of the Holders severally represents and warrants to the Company as follows:

        Section 3.1    ORGANIZATION OF THE HOLDERS. Such Holder is duly organized, validly existing and in good standing under the Laws of the state of its organization. Such Holder is duly authorized to execute and deliver this Agreement and to perform such Holder's obligations hereunder and to consummate the transactions contemplated hereby.

        Section 3.2    AUTHORITY. The execution and delivery by such Holder of this Agreement, and the performance by such Holder of its obligations hereunder, have been duly and validly authorized, no other action on the part of such Holder being necessary. This Agreement has been duly and validly executed and delivered by such Holder and constitutes a legal, valid and binding obligation of the Holder enforceable against the Holder in accordance with its terms.

        Section 3.3    NO CONFLICTS. The execution and delivery by such Holder of this Agreement does not, the performance by such Holder of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

          (a)    conflict with or result in a violation or breach of any of the terms, conditions or provisions of its operating agreement (or other comparable organizational documents) of such Holder;

          (b)    conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to such Holder or any of its Assets and Properties (other than such conflicts, violations or breaches (i) which will not in the aggregate adversely affect the validity or enforceability of this Agreement or have a material adverse effect on the Business or Condition of such Holder or (ii) as would occur solely as a result of the identity or the legal or regulatory status of the Company or any of its Affiliates); or

          (c)(i)    conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require such Holder to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon such Holder or any of its Assets and Properties under, any Contract or License to which such Holder is a party or by which any of its Assets and Properties is bound.

EX-D-38

ARTICLE IV
COVENANTS OF THE COMPANY

        The Company covenants and agrees with the Holders that the Company will comply with the covenants and provisions of this ARTICLE IV, except to the extent the Holders may otherwise consent in writing:

        Section 4.1    PIGGY-BACK REGISTRATION. If at any time the Company shall determine to register for its own account or the account of others under the Securities Act (including pursuant to a demand for registration made by any Holder of Registrable Securities) any of its equity securities, or warrants to purchase equity securities, other than on Form S-4 or Form S-8 or their then equivalents relating to Depositary Units to be issued solely in connection with any acquisition of any entity or business, it shall send to each Holder of Registrable Securities as reflected on the books and records of or maintained on behalf of the Company, including each Holder who has the right to acquire, who is entitled to registration rights under this SECTION 4.1 written notice of such determination and, if within fifteen (15) days after receipt of such notice, such Holder shall so request in writing, the Company shall use its reasonable efforts to include in such registration statement all or any part of the Registrable Securities such Holder requests to be registered, except that if, in connection with any underwritten public offering of the Company the managing underwriter shall impose a limitation on the number of Units which may be included in the registration statement because, in its judgment, such limitation is necessary to effect an orderly public distribution, then the Company shall be obligated to include in such registration statement only such limited portion of the Registrable Securities with respect to which such Holder has requested inclusion hereunder. Any exclusion of Registrable Securities shall be made pro rata among the Holders seeking to include Registrable Securities, in proportion to the number of Registrable Securities sought to be included by such Holders; provided, however, that the Company shall not exclude any Registrable Securities unless the Company has first excluded all outstanding securities which are not entitled by right to inclusion of securities in such registration statement pursuant to this ARTICLE IV. No incidental right under this SECTION 4.1 shall be construed to limit any registration required under SECTION 4.2. The obligations of the Company to a Holder under this SECTION 4.1 may be waived only by such Holder. Anything herein to the contrary notwithstanding, no other registration rights (demand or piggy-back) with respect to any debt or equity securities shall be granted to any Person without the consent of the Holders.

        Section 4.2    DEMAND REGISTRATION.

          (a)    If at any time and from time to time after the date hereof Holders of a majority (determined by capital account balance) of Registrable Securities owned by all Holders (the "Required Holders") shall notify the Company in writing that it or they intend to offer or cause to be offered for public sale Registrable Securities held by such Holders which constitute at least twenty percent (20%) of the Registrable Securities, then the Company will so notify all Holders of Registrable Securities, including all Holders who have a right to acquire Registrable Securities. Upon written request of any Holder given within fifteen (15) days after the receipt by such Holder from the Company of such notification, the Company will use its best efforts to cause such of the Registrable Securities as may be requested by any Holder thereof (including the Holder or Holders giving the initial notice of intent to offer) to be registered under the Securities Act as expeditiously as possible. In connection with any request by any Holder of Registrable Securities for registration thereof pursuant to this SECTION 4.2, the Company shall have the right (to be exercised not more than one time in any 365 day period) to defer the filing of a registration statement with the Commission for up to 90 days after such filing would otherwise be required hereunder if the Company shall furnish to the Holders requesting such registration a certificate approved by the Board of Directors of the General Partner of the Company stating that, in the good faith judgment of the Company, it would be materially detrimental to the interests of the Company for such registration statement to be filed at such time.

EX-D-39

          (b)    The Company will not be obligated to effect more than two registrations pursuant to this Section 4.2, provided that a request for registration will not count for the purposes of this limitation if (i) the Required Holders determine in good faith to withdraw (prior to the effective date of the registration statement relating to such request) the proposed registration due to marketing or regulatory reasons, (ii) the registration statement relating to such request is not declared effective within 180 days of the date such registration statement is first filed with the Commission, (iii) prior to the sale of at least 90% of the Registrable Securities included in the registration relating to such request, such registration is adversely affected by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason and the Company fails to have such stop order, injunction or other order or requirement removed, withdrawn or resolved to the Required Holders' reasonable satisfaction within 30 days of the date of such order, or (iv) the conditions to closing specified in the underwriting agreement or purchase agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a material default or breach thereunder by the Required Holders). Notwithstanding the foregoing, the Company will pay all reasonable expenses in connection with any request for registration pursuant to Section 4.2 regardless of whether or not such request counts toward the limitation set forth above.

        Section 4.3    REGISTRATIONS ON FORM S-3. In addition to the rights provided the Holders of Registrable Securities in SECTIONS 4.1 and 4.2, if the registration of Registrable Securities under the Securities Act can be effected on Form S-3 (or any similar form promulgated by the Commission), then upon the written request of one or more Holders of Registrable Securities for the registration of at least twenty percent (20%) of the Registrable Securities, the Company will so notify each Holder of Registrable Securities, including each Holder who has a right to acquire Registrable Securities, and then will, as expeditiously as possible, use its best efforts to effect qualification and registration under the Securities Act on Form S-3 of all or such portion of the Registrable Securities as the Holder or Holders shall specify in the initial request to the Company or upon written request of a Holder to the Company given within fifteen (15) days after the receipt by the Holders from the Company of such notification.

        Section 4.4    EFFECTIVENESS. The Company will use its best efforts to maintain the effectiveness for up to 90 days (or such shorter period of time as the underwriters need to complete the distribution of the registered offering, or one year in the case of a "shelf" registration statement on Form S-3) of any registration statement pursuant to which any of the Registrable Securities are being offered, and from time to time will use reasonable efforts to amend or supplement such registration statement and the prospectus contained therein to the extent necessary to comply with the Securities Act and any applicable state securities statute or regulation. The Company will also provide each Holder of Registrable Securities with as many copies of the prospectus contained in any such registration statement as it may reasonably request.

        Section 4.5    INDEMNIFICATION BY THE COMPANY. (a) In the event that the Company registers any of the Registrable Securities under the Securities Act, the Company will indemnify and hold harmless each Holder and each underwriter of the Registrable Securities (including their officers, directors, affiliates and partners) so registered (including any broker or dealer through whom such Units may be sold) and each Person, if any, who controls such Holder or any such underwriter within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them become subject under the Securities Act, applicable state securities laws or under any other statute or at common law or otherwise, as incurred, and, except as hereinafter provided, will reimburse each such Holder, each such underwriter and each such controlling Person, if any, for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, as incurred, insofar as such losses, claims, damages, expenses, liabilities or

EX-D-40

actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the final prospectus (or the registration statement or prospectus as from time to time amended or supplemented by the Company) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act or any state securities laws applicable to the Company and relating to action or inaction required of the Company in connection with such registration, unless (i) such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or amended preliminary prospectus or final prospectus in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by any such Holder of Registrable Securities (in the case of indemnification of such Holder), any such underwriter (in the case of indemnification of such underwriter) or any such controlling Person (in the case of indemnification of such controlling Person) expressly for use therein, or unless (ii) in the case of a sale directly by such Holder of Registrable Securities (including a sale of such Registrable Securities through any underwriter retained by such Holder of Registrable Securities to engage in a distribution solely on behalf of such Holder of Registrable Securities), such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus copies of which were delivered to such Holder of Registrable Securities or such underwriter on a timely basis, and such Holder of Registrable Securities failed to deliver a copy of the final or amended prospectus at or prior to the confirmation for the sale of the Registerable Securities to the person asserting any such loss, claim, damage or liability in any case where such delivery is required by the Securities Act.

          (b)    Promptly after receipt by any Holder of Registrable Securities, any underwriter or any controlling Person, of notice of the commencement of any action in respect of which indemnity may be sought against the Company, such Holder of Registrable Securities, or such underwriter or such controlling person, as the case may be, will notify the Company in writing of the commencement thereof (provided, that failure by any such person to so notify the Company shall not relieve the Company from any liability it may have hereunder to any other Person entitled to claim indemnity or contribution hereunder) and, subject to the provisions hereinafter stated, the Company shall be entitled to assume the defense of such action (including the employment of counsel, who shall be counsel reasonably satisfactory to such Holder of Registrable Securities, such underwriter or such controlling Person, as the case may be), and the payment of expenses insofar as such action shall relate to any alleged liability in respect of which indemnity may be sought against the Company.

          (c)    Such Holder of Registrable Securities, any such underwriter or any such controlling Person shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel subsequent to any assumption of the defense by the Company shall not be at the expense of the Company unless the employment of such counsel has been specifically authorized in writing by the Company. The Company shall not be liable to indemnify any Person for any settlement of any such loss, claim, damage, expense, liability or action effected without the Company's written consent. The Company shall not, except with the approval of each party being indemnified under this SECTION 4.5, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the parties being so indemnified of a release from all liability in respect to such claim or litigation.

          (d)    In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which any Holder of Registrable Securities exercising rights under this ARTICLE IV, or any controlling Person of any such Holder, makes a claim for indemnification

EX-D-41

  pursuant to this SECTION 4.5 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this SECTION 4.5 provides for indemnification in such case, then, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the Holder of Registrable Securities on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Holder of Registrable Securities on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or by the Holder of Registrable Securities on the other, and each party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered by it pursuant to such registration statement, net of any underwriting discounts or commissions paid by such Holder; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

        Section 4.6    INDEMNIFICATION BY HOLDERS OF REGISTRABLE SECURITIES. (a) In the event that the Company registers any of the Registrable Securities under the Securities Act, each Holder of the Registrable Securities so registered will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed or otherwise participated in the preparation of the registration statement, each underwriter of the Registrable Securities so registered (including any broker or dealer through whom such of the Units may be sold) and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, applicable state securities laws or under any other statute or at common law or otherwise, and, except as hereinafter provided, will reimburse the Company and each such director, officer, underwriter or controlling Person for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the final prospectus (or in the registration statement or prospectus as from time to time amended or supplemented) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only insofar as (i) any such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by such Holder of Registrable Securities expressly for use therein and (ii) in the case of a sale directly by such Holder of Registrable Securities (including a sale of such Registrable Securities through any underwriter retained by such Holder of Registrable Securities to engage in a distribution solely on behalf of such Holder of Registrable Securities), such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus copies of which were delivered to such Holder of Registrable Securities or such underwriter on a timely basis, and such Holder of Registrable Securities failed to deliver a copy of the final or amended prospectus at or prior to the confirmation for the sale of the Registerable Securities to the person asserting any such loss, claim, damage or liability in any case where such delivery is

EX-D-42

required by the Securities Act; provided, however, that such Holder's obligations hereunder shall be limited to an amount equal to the aggregate public offering price of the Registrable Securities sold by such Holder in such registration, net of any underwriting discounts or commissions paid by such Holder.

          (b)    Promptly after receipt of notice of the commencement of any action in respect of which indemnity may be sought against such Holder of Registrable Securities hereunder, the Company will notify such Holder of Registrable Securities in writing of the commencement thereof (provided, that failure by the Company to so notify such Holder shall not relieve such Holder from any liability it may have hereunder to any other Person entitled to claim indemnity or contribution hereunder), and such Holder of Registrable Securities shall, subject to the provisions hereinafter stated, be entitled to assume the defense of such action (including the employment of counsel, who shall be counsel reasonably satisfactory to the Company) and the payment of expenses insofar as such action shall relate to the alleged liability in respect of which indemnity may be sought against such Holder of Registrable Securities. The Company and each such director, officer, underwriter or controlling Person shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel subsequent to any assumption of the defense by such Holder of Registrable Securities shall not be at the expense of such Holder of Registrable Securities unless employment of such counsel has been specifically authorized in writing by such Holder of Registrable Securities. Such Holder of Registrable Securities shall not be liable to indemnify any Person for any settlement of any such loss, claim, damage, expense, or liability or action effected without such Holder's written consent.

          (c)    In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which the Company or another Person entitled to indemnification pursuant to this SECTION 4.6 makes a claim for indemnification pursuant to this SECTION 4.6, but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding that this SECTION 4.6 provides for indemnification, in such case, then, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the Holder of Registrable Securities on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Holder of Registrable Securities on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or by the Holder of Registrable Securities on the other, and each party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered by it pursuant to such registration statement, net of any underwriting discounts or commissions paid by such Holder; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

        Section 4.7    EXCHANGE ACT REGISTRATION. If the Company at any time shall list any class of equity securities on any national securities exchange or obtain authorization for Units of such class to be quoted on an automated quotation system and shall register such class of equity securities under the Exchange Act, the Company will, at its expense, simultaneously list on such exchange or qualify for trading on such automated quotation system and maintain such listing or authorization of, the

EX-D-43

Registrable Securities of such class. If the Company becomes subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act, the Company will use its best efforts to timely file with the Commission such information as the Commission may require under either of said Sections; and in such event, the Company shall use its best efforts to take all action as may be required as a condition to the availability of Rule 144 or Rule 144A under the Securities Act (or any successor exemptive rule hereafter in effect) with respect to such equity securities. The Company shall furnish to any Holder of Registrable Securities forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company as filed with the Commission, and (iii) such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such Registrable Securities without registration. The Company agrees to use its best efforts to facilitate and expedite transfers of the Registrable Securities pursuant to Rule 144 under the Securities Act, which efforts shall include timely notice to its transfer agent to expedite such transfers of Registrable Securities.

        Section 4.8    DAMAGES. The Company recognizes and agrees that the Holder of Registrable Securities will not have an adequate remedy if the Company fails to comply with this ARTICLE IV and that damages may not be readily ascertainable, and the Company expressly agrees that, in the event of such failure, it shall not oppose an application by the Holder of Registrable Securities or any other Person entitled to the benefits of this ARTICLE IV requiring specific performance of any and all provisions hereof or enjoining the Company from continuing to commit any such breach of this ARTICLE.

        Section 4.9    FURTHER OBLIGATIONS OF THE COMPANY. Whenever under the preceding SECTIONS of this ARTICLE IV, the Company is required hereunder to register Registrable Securities, it agrees that it shall also do the following:

          (i)    Furnish to each selling Holder such copies of each preliminary and final prospectus and such other documents as said Holder may reasonably request to facilitate the public offering of its Registrable Securities;

          (ii)    Use its best efforts to register or qualify the Registrable Securities covered by said registration statement under the applicable securities or "blue sky" laws of such jurisdictions as any selling Holder may reasonably request; provided, however, that the Company shall not be obligated to qualify to do business in any jurisdictions where it is not then so qualified or to take any action which would subject it to the service of process in suits other than those arising out of the offer or sale of the securities covered by the registration statement in any jurisdiction where it is not then so subject;

          (iii)    Furnish to each selling Holder a signed counterpart, addressed to the selling Holders and any underwriter, of "comfort" letters signed by the Company's independent public accountants who have examined and reported on the Company's financial statements included in the registration statement, to the extent permitted by the standards of the American Institute of Certified Public Accountants, covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and (in the case of the accountants' "comfort" letters) with respect to events subsequent to the date of the financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' "comfort" letters delivered to the underwriters in underwritten public offerings of securities, to the extent that the Company is required to deliver or cause the delivery of such opinion or "comfort" letters to the underwriters in an underwritten public offering of securities;

          (iv)    Permit each selling Holder of Registrable Securities or such Holder's counsel or other representatives to inspect and copy such non-confidential corporate documents and records as may reasonably be requested by them;

EX-D-44

          (v)    Furnish to each selling Holder of Registrable Securities a copy of all documents filed with and all correspondence from or to the Commission in connection with any such offering of securities;

          (vi)    Use its best efforts to insure the obtaining of all necessary approvals from the NASD or other applicable regulatory authority, if applicable;

          (vii)    Use its best efforts to cause all Registrable Securities so registered pursuant hereto to be listed on any securities exchange or authorized for quotation in any automated quotation system on or in which outstanding Units are listed or authorized for quotation at the time such registration is declared effective by the Commission;

          (viii)    Designate a transfer agent and registrar for the class or classes, or series or series, of Units which include such Registrable Securities and obtain a CUSIP number for same, in each case not later than the date such registration is declared effective by the Commission; and

          (ix)    Otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security Holders, as soon as reasonably practicable, an earning statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the registration statement covering the initial public offering, which earning statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

        Whenever under the preceding SECTIONS of this ARTICLE IV the Holders of Registrable Securities are registering such securities pursuant to any registration statement, each such Holder agrees to timely provide to the Company, at its request, such information and materials as it may reasonably request in order to effect the registration of such Registrable Securities.

        Section 4.10    EXPENSES. In the case of each registration effected under this Article IV, the Company shall bear all reasonable costs and expenses of each such registration on behalf of the selling Holders of Registrable Securities, including, but not limited to, the Company's printing, legal and accounting fees and expenses, Commission and NASD filing fees and "Blue Sky" fees; provided, however, that the Company shall have no obligation to pay or otherwise bear any portion of the underwriters' commissions or discounts attributable to the Registrable Securities being offered and sold by the Holders of the Registrable Securities, or the fees and expenses of counsel for the selling Holders of Registrable Securities in connection with the registration of the Registrable Securities. The Company shall also pay all expenses of the Holders of the Registrable Securities in connection with any registration initiated pursuant to this ARTICLE IV which is withdrawn or abandoned at the request of the Company.

        Section 4.11    TRANSFERABILITY. (a) For all purposes of ARTICLE IV of this Agreement, a Holder or assignee thereof who becomes a party to this Agreement in accordance with SECTION 4.11(b) hereof shall be deemed at any particular time to be the Holder of all Registrable Securities of which such Person shall at such time be the "beneficial owner," determined in accordance with Rule 13d-3 under the Exchange Act.

          (b)    For all purposes of ARTICLE IV of this Agreement, the Holder of Registrable Securities shall include not only the Holder, but also any assignee or transferee of the Registrable Securities; provided, however, that such assignee or transferee agrees in writing to be bound by all of the provisions of this Agreement.

        Section 4.12    MERGERS, ETC. The Company shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which the Company shall not be the surviving entity unless the proposed surviving entity shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of the Company under this Agreement, and for that purpose

EX-D-45

references hereunder to Registrable Securities shall be deemed to be references to the securities which the Holders would be entitled to receive in exchange for Registrable Securities under any such merger, consolidation or reorganization; provided, however, that the provisions of this SECTION 4.12 shall not apply in the event of any merger, consolidation, or reorganization in which the Company is not the surviving entity if all Holders are entitled to receive in exchange for their Registrable Securities consideration consisting solely of (i) cash, or (ii) securities of the acquiring entity which may be immediately sold to the public without registration under the Securities Act.

ARTICLE V
DEFINITIONS

        Section 5.1    DEFINITIONS. As used in this Agreement, the following defined terms have the meanings indicated below:

        "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.

        "Agreement" has the meaning ascribed to it in the forepart of this Agreement.

        "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

        "Business or Condition of the Company" means the business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole.

        "Commission" shall mean the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

        "Company" has the meaning ascribed to it in the forepart of this Agreement.

        "Contract" means any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract.

        "Depositary Units" has the meaning ascribed to it in the recitals of this Agreement.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission (or of any other Federal agency then administering the Exchange Act) thereunder, all as the same shall be in effect at the time.

        "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision.

        "Holder" has the meaning ascribed to it in the forepart of this Agreement.

        "Holders" has the meaning ascribed to it in the forepart of this Agreement.

        "Issuance" has the meaning ascribed to it in the recitals of this Agreement.

        "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

        "License" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

EX-D-46

        "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

        "NASD" means the National Association of Securities Dealers, Inc.

        "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

        "Partnership Agreement" has the meaning ascribed to it in the forepart of this Agreement.

        "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

        "Registrable Securities" shall mean and include the Depositary Units owned by a Holder; provided, however, that Registrable Securities shall cease to be Registrable Securities upon the consummation of any sale pursuant to a registration statement or Rule 144 under the Securities Act.

        "Required Holders" has the meaning ascribed to it in Section 4.2(a) of this Agreement.

        "Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission (or of any other federal agency then administering the Securities Act) thereunder, all as the same shall be in effect at the time.

        "Subsidiaries" means all Persons in which the Company, directly or indirectly, beneficially owns more than 50% of either the equity interests in, or the voting control of, such Persons.

ARTICLE VI
MISCELLANEOUS

        Section 6.1    ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

        Section 6.2    WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        Section 6.3    AMENDMENT. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

        Section 6.4    NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

        Section 6.5    ASSIGNMENT; BINDING EFFECT. This Agreement and any right, interest or obligation hereunder may be assigned by Holder without the prior written consent of the Company. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        Section 6.6    HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

EX-D-47

        Section 6.7    INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

        Section 6.8    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

        Section 6.9    COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

EX-D-48

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

AMERICAN REAL ESTATE PARTNERS, L.P.
By:	American Property Investors, Inc., Its general partner
By:	Name: Title:
HOLDERS:
HIGHCREST INVESTORS CORP.,
By:	Name: Title:
ARNOS CORP.,
By:	Name: Title:
CYPRUS, LLC
By:	Name: Title:
GASCON PARTNERS
By:	Name: Title:

EX-D-49

ANNEX A

Year	Oil Price ($/Bbl)	Gas Price ($/mcf)
2005	$44.36	$6.184
2006	$41.35	$6.267
2007	$39.57	$5.921
2008	$37.50	$5.750
2009	$35.00	$5.500
Thereafter	$35.00	$5.500

EX-D-50

Exhibit E

AGREEMENT AND PLAN OF MERGER
Dated as of January 21, 2005
by and among
National Offshore LP,
Highcrest Investors Corp.,
Arnos Corp.
American Real Estate Partners, L.P.
and
Panaco, Inc.
EX-E-1

ARTICLE I TERMS OF THE MERGER
1.1	The Merger	1
1.2	Organizational Documents of Partnership	2
1.3	Officers of Partnership	2
1.4	Effective Time	2
1.5	Closing	3
1.6	Actions at the Closing	3
1.7	Tax Treatment	3
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLERS
2.1	Organization of Shareholder	3
2.2	Authority	3
2.3	Title	3
2.4	No Conflicts	4
2.5	Consents and Approvals	4
2.6	Brokers	4
2.7	Accuracy of Statements	4
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS RELATING TO THE CORPORATION
3.1	Due Organization of Corporation; Authority	4
3.2	Capitalization	5
3.3	Subsidiaries	5
3.4	Financial Statements	5
3.5	No Adverse Effects or Changes	5
3.6	Title to Properties	6
3.7	Litigation	6
3.8	Claims Against Officers and Directors	6
3.9	Insurance	6
3.10	Compliance with Law	6
3.11	Undisclosed Liabilities	6
3.12	Related Parties	6
3.13	Intellectual Property	7
3.14	Environmental Matters	7
3.15	Employees, Labor Matters, etc.	8
3.16	Employee Benefit Plans	8
3.17	Real Property	9
3.18	Tangible Personal Property	9
3.19	Contracts	9
3.20	Tax	10
3.21	Accuracy of Statements	11
3.22	Oil and Gas Properties	11
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP
4.1	Organization of the Partnership	11
4.2	Authority	11

EX-E-2

4.3	No Conflicts	11
4.4	Capitalization	12
ARTICLE V COVENANTS
5.1	Maintenance of Business Prior to Closing	12
5.2	Efforts to Consummate Transaction	13
5.3	Tax Returns	14
ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTNERSHIP
6.1	Warranties True as of Both Present Date and Closing Date	14
6.2	Compliance by the Shareholders	14
6.3	Shareholders' Certificates	14
6.4	No Material Adverse Change	14
6.5	Actions or Proceedings	14
6.6	Reserve Reports	14
6.7	Registration Rights Agreement	14
ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS
7.1	Warranties True as of Both Present Date and Closing Date	15
7.2	Compliance by the Partnership	15
7.3	The Partnership's Certificate	15
7.4	Actions or Proceedings	15
7.5	Approval	15
7.6	Registration Rights Agreement	15
7.7	Amendment to Limited Partnership Agreement	15
7.8	Good Standing	15
ARTICLE VIII TERMINATION
8.1	Termination	15
8.2	Effect of Termination	16
ARTICLE IX INDEMNIFICATION
9.1	Indemnification by the Shareholders	16
9.2	Claims	16
9.3	Notice of Third Party Claims; Assumption of Defense	17
9.4	Settlement or Compromise	17
9.5	Failure of Indemnifying Person to Act	17
9.6	Tax Character	18
ARTICLE X DEFINITIONS
10.1	Definitions	18
ARTICLE XI MISCELLANEOUS
11.1	Investigation	24

EX-E-3

11.2	Survival of Representations and Warranties	24
11.3	Entire Agreement	24
11.4	Waiver	24
11.5	Amendment	24
11.6	No Third Party Beneficiary	24
11.7	Assignment; Binding Effect	24
11.8	Headings	24
11.9	Invalid Provisions	25
11.10	Governing Law	25
11.11	Counterparts	25
11.12	Waiver of Jury Trial	25
11.13	Consent to Jurisdiction	25
11.14	Expenses	25
11.15	Notices	26
11.16	Further Assurances	26

EX-E-4

        This AGREEMENT AND PLAN OF MERGER (the or this "Agreement") dated as of January 21, 2005 is made and entered into by and between National Offshore LP, a Delaware limited partnership (the "Partnership" or after the Effective Time, the "Surviving Entity"), Highcrest Investors Corp., a Delaware corporation ("Highcrest"), Arnos Corp., a Nevada Corporation ("Arnos") (each of Highcrest and Arnos being hereinafter referred to individually as a "Shareholder" and collectively as the "Shareholders"), American Real Estate Partners, L.P., a Delaware limited partnership ("AREP"), and Panaco, Inc., a Delaware corporation (the "Corporation"). Capitalized terms not otherwise defined herein have the meanings set forth in Article X.

        WHEREAS, the Partnership is a limited partnership duly formed and validly existing under the laws of the State of Delaware;

        WHEREAS, the Corporation is a corporation duly organized and validly existing under the laws of the State of Delaware;

        WHEREAS, the Shareholders collectively own 100% of the outstanding common stock of the Corporation, par value $.01 per share (the "Panaco Common Stock");

        WHEREAS, the General Corporation Law of Delaware, 8 Del. C. §§ 101 et seq. (the "GCL"), and the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101 et seq. (the "LP Act"), each permits a corporation organized and existing under the GCL to merge with and into a limited partnership formed and existing under the LP Act; and

        WHEREAS, the general partner and the limited partner of the Partnership and the board of directors of the Corporation have duly authorized the merger of the Corporation with and into the Partnership pursuant to the terms of this Agreement and each Shareholder's board of directors has taken action authorizing the Shareholders to approve and adopt this Agreement as the sole stockholders of the Corporation;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed that, in accordance with the applicable statutes of the State of Delaware, the Corporation shall be, at the Effective Time, merged with and into the Partnership (the "Merger"), with the Partnership to be the Surviving Entity. The mode of carrying the Merger into effect shall be as follows:

ARTICLE I

TERMS OF THE MERGER

        1.1    The Merger.

        (a)   At the Effective Time and subject to the terms and conditions set forth in this Agreement, all of the Panaco Common Stock outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the Shareholders, shall be canceled and converted into the right to receive a number of depositary units representing limited partnership interests of AREP to be determined in accordance with Section 1.1(c) (the "Merger Price"). Certificates representing the Merger Price shall be delivered by AREP to the Shareholders upon surrender of the certificate(s) formerly representing the Panaco Common Stock. The shares of Panaco Common Stock converted into the right to receive the Merger Price are hereinafter referred to collectively as the "Merger Shares". All such Merger Shares, from and after the Effective Time, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the Shareholders shall cease to have any rights with respect thereto, except the right to receive the Merger Price therefor upon the surrender of such certificate(s) to the Partnership.

EX-E-5

        (b)   On or before the fifth Business Day prior to the anticipated Closing Date (the "Closing Statement Date"), Shareholders will deliver to AREP (i) true and correct copies of the 2004 Reserve Reports, and (ii) a statement (the "Closing Statement"), certified by an officer of each Shareholder, setting forth

          (i)    A good faith estimate of the volume of any oil or natural gas imbalance owed by the Corporation with respect to the Oil and Gas Interests as of December 31, 2004 (collectively, the "Imbalance");

          (ii)   A good faith estimate of the value of the Imbalance, net of royalties, taxes, overriding royalties and other burdens (the "Imbalance Value"); and

          (iii)  a calculation of the Merger Price determined in accordance with Section 1.1(c).

        All statements, reports, materials and other supporting documentation delivered under this Section 1.1(b) shall be in form and content reasonably satisfactory to Buyer;

        (c)   the Merger Price shall be 4,310,345 depositary units representing limited partnership interests of AREP ("AREP Units"), provided that:

          (i)    the Merger Price shall be decreased by a number of AREP Units equal in value to the Imbalance Value.

          (ii)   If the Adjusted Purchase Amount is less than $125 million, the Merger Price shall be decreased by a number of AREP Units equal in value to the amount of such difference, provided that if the "Adjusted Purchase Amount" pursuant to the NEG Agreement exceeds $329 million and/or the "Adjusted Purchase Amount" pursuant to the TransTexas Agreement exceeds $180 million, the amount of such excess shall be applied to reduce the reduction of the Merger Price hereunder except to the extent any such excess has been applied to reduce the reduction of the "Purchase Price" pursuant to the NEG Agreement or the "Merger Price" pursuant to the TransTexas Agreement.

        For purposes of this Section 1.1(c), the value of an AREP Unit shall be $29.

        (d)   At the Effective Time, (i) the general partnership interest held by Offshore GP LLC, a Delaware limited liability company (the "General Partner"), and the limited partnership interest held by Offshore LP LLC, a Delaware limited liability company (the "Limited Partner"), immediately prior to the Effective Time shall remain outstanding, (ii) the General Partner and the Limited Partner shall continue as the general partner and limited partner, respectively, of the Surviving Entity and (iii) 100% of the membership interests in each of the General Partner and the Limited Partner (the "Interests") shall be owned by AREP. Immediately following the Effective Time, (i) AREP shall contribute 100% of the Interests to American Real Estate Holdings Limited Partnership, a Delaware limited partnership ("AREH"), and (ii) AREH shall contribute 100% of the Interests to AREP Oil & Gas LLC, a Delaware limited liability company.

        1.2    Organizational Documents of Partnership.    From and after the Effective Time, and until thereafter amended as provided by law, the Certificate of Limited Partnership and Limited Partnership Agreement of the Partnership as in effect immediately prior to the Effective Time shall be the Certificate of Limited Partnership and Limited Partnership Agreement of the Surviving Entity.

        1.3    Officers of Partnership.    From and after the Effective Time, and until their successors are duly elected or appointed, or until their earlier death, resignation or removal, the partners and officers of the Surviving Entity shall be the same as the partners and officers of the Partnership immediately prior to the Effective Time.

        1.4    Effective Time.    A certificate of merger to effect the Merger ("Certificate of Merger") shall be filed on the Closing Date (as hereinafter defined) with the Secretary of State of the State of Delaware

EX-E-6

("Secretary of State") pursuant to the GCL and the LP Act and shall specify that the Merger shall become effective upon the filing of the Certificate of Merger (such time of effectiveness, the "Effective Time").

        1.5    Closing.    Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall take place (a) at the offices of the Partnership, located at 100 South Bedford Road, Mt. Kisco, NY at 10:00 a. m., local time, on the second business day immediately following the day on which the last to be satisfied or waived of the conditions set forth in Articles VI and VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance herewith or (b) at such other time, date or place as the Corporation and the Partnership may agree. The date on which the Closing occurs is herein referred to as the "Closing Date."

        1.6    Actions at the Closing.    At the Closing: (i) the Shareholders shall deliver to the Partnership one or more certificates representing the Panaco Common Stock; (ii) the Partnership shall deliver to the Shareholders the Merger Price and the certificate described in Section 7.3; (iii) each Shareholder shall deliver or cause to be delivered to the Partnership the certificate described in Section 6.3; and (iv) the Shareholders and Partnership shall cause the Certificate of Merger to be filed as provided in Section 1.4 hereof.

        1.7    Tax Treatment.    The Shareholders and AREP agree and acknowledge that the transfer of the Corporation's assets pursuant to the Merger and the Shareholder's receipt of the Merger Price qualify for nonrecognition treatment under Section 721(a) of the Internal Revenue Code of 1986, as amended.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        As an inducement to the Partnership to enter into this Agreement, each Shareholder hereby makes the following representations and warranties to the Partnership:

        2.1    Organization of Shareholder.    Highcrest is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Arnos is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Each Shareholder has full organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation, to sell and transfer (pursuant to this Agreement) the Panaco Common Stock.

        2.2    Authority.    The execution and delivery by each Shareholder of this Agreement, and the performance by such Shareholder of its obligations hereunder, have been duly and validly authorized by such Shareholder's board of directors and stockholders and no other action on the part of such Shareholder, its board of directors or stockholders is necessary for such execution, delivery or performance. This Agreement has been duly and validly executed and delivered by each Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms. Each Shareholder's board of directors has authorized its officers to execute and deliver to the Corporation a unanimous written consent of the Shareholders, as the sole stockholders of the Corporation, approving and adopting this Agreement ("Written Consent").

        2.3    Title.    The delivery of the Panaco Common Stock and other instruments of transfer delivered by the Shareholders to the Partnership at the Closing will transfer to the Partnership good and valid title to the Panaco Common Stock, free and clear of all Liens.

EX-E-7

        2.4    No Conflicts.    The execution and delivery by each Shareholder of this Agreement do not, and the performance by such Shareholder of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

          (a)   conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of such Shareholder or the Corporation;

          (b)   conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to such Shareholder or the Corporation or any of the Assets and Properties of Shareholder or the Corporation; or

          (c)   (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Shareholder or the Corporation to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon Shareholders or the Corporation or any of the Assets and Properties of Shareholders or the Corporation under, any Contract or License to which such Shareholder is a party or by which any of its Assets and Properties is bound.

        2.5    Consents and Approvals.    Except for (i) the approval of depositary unit holders of the Purchaser required by the New York Stock Exchange, and (ii) approvals to amend the Purchaser's amended and restated agreement of limited partnership, dated as of May 12, 1987, as amended, as contemplated by Section 7.7 hereof, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by the Shareholders of this Agreement or the consummation of the transactions contemplated hereby.

        2.6    Brokers.    Neither the Shareholders nor the Corporation has used any broker or finder in connection with the transactions contemplated hereby, and neither the Partnership nor any Affiliate of the Partnership has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained or purporting to be retained by the Shareholders or by the Corporation in connection with any of the transactions contemplated by this Agreement.

        2.7    Accuracy of Statements.    Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Corporation or the Shareholders to the Partnership or any representative or Affiliate of the Partnership in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLERS RELATING TO THE CORPORATION

        As an inducement to the Partnership to enter into this Agreement, each Shareholder hereby makes the following representations to the Partnership, except as set forth in the Disclosure Schedule attached to this Agreement (it being agreed that any exceptions to such representations and warranties shall clearly identify the sections of this Agreement to which they apply).

        3.1    Due Organization of Corporation; Authority.    (a) The Corporation is duly organized and validly existing under the laws of the state of Delaware, with all requisite power and authority to own,

EX-E-8

lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted. Except for the State of Delaware, the Corporation is licensed or qualified to do business and is in good standing (where the concept of "good standing" is applicable) as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it require such licensing or qualification.

        (b)   The Shareholders have delivered to the Partnership true, correct and complete copies of the organizational documents of the Corporation, which organizational documents are in full force and effect.

        (c)   The Corporation's board of directors has duly authorized and approved this Agreement and, subject to the due execution and delivery of the Written Consent by the Shareholders, this Agreement has been duly authorized by the Corporation by all necessary corporate action.

        3.2    Capitalization.    Immediately prior to the Closing, the Shareholders will own the Panaco Common Stock, free and clear of all Liens. No Person holds any option, warrant, convertible security or other right to acquire any interest in the Corporation. There are no obligations, contingent or otherwise, of the Corporation to repurchase, redeem or otherwise acquire any ownership interests of the Corporation or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Person.

        3.3    Subsidiaries.    The Corporation has no subsidiaries. The Corporation does not own, directly or indirectly, any ownership or other investment interest, either of record, beneficially or equitably, in any Person.

        3.4    Financial Statements.    (a) The Shareholders have delivered to the Partnership true, correct and complete copies of the Audited Financial Statements. The Audited Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly the financial position, assets, liabilities and retained earnings of the respective companies as of the dates thereof and the revenues, expenses, results of operations, and cash flows of the respective companies for the periods covered thereby. The Audited Financial Statements are in accordance with the books and records of the respective companies, do not reflect any transactions which are not bona fide transactions and do not contain any untrue statement of a material fact (whether or not required to be disclosed under GAAP) or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

        (b)   The Shareholders have delivered to the Partnership true and complete copies of the Interim 2004 Financial Statements. The Interim 2004 Financial Statements present fairly the financial position, assets, liabilities and retained earnings of the respective companies as of the dates thereof and the revenues, expenses, results of operations, and cash flows of the respective companies for the periods covered thereby. The Interim 2004 Financial Statements are in accordance with the books and records of the respective companies, do not reflect any transactions which are not bona fide transactions and do not contain any untrue statement of a material fact (whether or not required to be disclosed under GAAP) or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

        3.5    No Adverse Effects or Changes.    Since December 31, 2003, (i) the Corporation has not suffered any Material Adverse Effect; (ii) there has been no change, event, development, damage or circumstance affecting the Corporation that, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Corporation; (iii) there has not been any change by the Corporation in its accounting methods, principles or practices, or any revaluation by the Corporation of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable; and (iv) the Corporation has conducted its business only in the ordinary course of business consistent with past practice.

EX-E-9

        3.6    Title to Properties.    The Corporation has good and marketable title to, and the Corporation is the lawful owner of, all of the tangible and intangible assets, properties and rights used in connection with its business and all of the tangible and intangible assets, properties and rights reflected in the Financial Statements, except for changes accruing in the ordinary course of business that would not, individually or in the aggregate, adversely affect the ability of the Corporation to conduct its business in the ordinary course, consistent with past practice.

        3.7    Litigation.    Except as disclosed in the Financial Statements, there are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations, with such exceptions as are individually, or in the aggregate, not material in nature or amount, pending or, to the Knowledge of the Shareholders, threatened against or affecting the Corporation or any of its officers, directors, employees or agents in their capacity as such, or any of the Corporation's Assets and Properties or business of the Corporation, and to the Shareholders', there are no facts or circumstances which may give rise to any of the foregoing. Except as disclosed in the Financial Statements, the Corporation is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority.

        3.8    Claims Against Officers and Directors.    There are no pending or, to the Shareholders' Knowledge, threatened claims against any director, officer, employee or agent of the Corporation or any other Person, which could give rise to any claim for indemnification against the Corporation or cause the Corporation to incur any material liability or otherwise suffer or incur any material Loss.

        3.9    Insurance.

        (a)   The Corporation maintains insurance policies that provide adequate and suitable insurance coverage for the business of the Corporation and are on such terms, cover such risks and are in such amounts as the insurance customarily carried by comparable companies of established reputation similarly situated and carrying on the same or similar business.

        (b)   Prior to the date hereof, the Shareholders have delivered to the Partnership all insurance policies (including policies providing property, casualty, liability, workers' compensation, and bond and surety arrangements) under which the Corporation is an insured, a named insured or otherwise the principal beneficiary of coverage. All insurance policies of the Corporation are in full force and effect. The Corporation has not received notice of any refusal of coverage with respect to an existing policy. The Corporation has paid all premiums due under all such policies.

        3.10    Compliance with Law.    Except as set forth in the Financial Statements, the Corporation is in compliance and, at all times, have been in compliance in all respects with all applicable Laws relating to the Corporation or its Assets and Properties or business. Except as disclosed in the Financial Statements, no investigation or review by any Governmental or Regulatory Authority or self-regulatory authority is pending or, to the Shareholders' Knowledge, threatened, nor has any such authority indicated orally or in writing to the Shareholders or the Corporation an intention to conduct an investigation or review of the Corporation or, with respect to the Corporation or the Shareholders.

        3.11    Undisclosed Liabilities.    Except as disclosed in the Financial Statements, the Corporation has no material liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, other than liabilities and obligations incurred after September 30, 2004 in the ordinary course of business consistent with past practice (including as to amount and nature).

        3.12    Related Parties.    Except for the Management Agreement with National Energy Group Inc. and the term loan with Mid River LLC (the "Panaco Note"), and except as set forth on Schedule 3.12 or as otherwise disclosed in the Financial Statements, (i) no Affiliate of the Corporation is a party to any Contract with the Corporation; (ii) no Affiliate of the Corporation owes any material amount of money to, nor is such Affiliate owed any material amount of money by, the Corporation, (iii) the

EX-E-10

Corporation does not have, directly or indirectly, guaranteed or assumed any indebtedness for borrowed money or otherwise for the benefit of an Affiliate of the Corporation; and (iv) the Corporation has not made any material payment to, or engaged in any material transaction with, an Affiliate of the Corporation.

        3.13    Intellectual Property.

        (a)   The Corporation owns, or possesses adequate rights to use, all material patents, trade names, trademarks, copyrights, inventions, processes, designs, formula, trade secrets, know-how, seismic data and other intellectual property rights necessary for, used or held for use in the conduct of its business. All material intellectual property necessary for used or held for use in the conduct of the business of the Corporation has been duly registered with, filed in or issued by the relevant filing offices, domestic or foreign, to the extent necessary or desirable to ensure full protection under any applicable Law, and such registrations, filings or issuances remain in full force and effect.

        (b)   The conduct of the business of the Corporation does not infringe or otherwise conflict with any rights of any Person in respect of intellectual property rights. None of the intellectual property rights owned by the Corporation is being infringed or otherwise, in any way, used or available for use by any Person without a license or permission from the Corporation and the Corporation has not taken or omitted to take any action which would have the effect of waiving any of its rights thereunder. The Corporation has not received any claim of infringement or conflict by any third party in respect of any intellectual property used by the Corporation.

        3.14    Environmental Matters.    Except as set forth on Schedule 3.14 or in the Financial Statements:

          (a)   The Corporation has obtained all material Environmental Permits that are required with respect to its Assets and Properties and businesses, either owned or leased;

          (b)   The Corporation and its Assets and Properties and businesses, are and have been in compliance in all material respects with all terms and conditions of all applicable Environmental Laws and Environmental Permits;

          (c)   There are no Environmental Claims pending or, to the Knowledge of the Shareholders, threatened against the Corporation. The Corporation has not received any notice from any Governmental or Regulatory Authority or any person of any violation or liability arising under any Environmental Law or Environmental Permit in connection with its Assets and Properties, business or operations;

          (d)   Neither the Corporation nor any other Person has caused or taken any action that will result in any material liability, obligation or cost on the part of the Corporation relating to (x) environmental conditions on, above, under or from any properties or assets currently or formerly owned, leased, operated or used by the Corporation, or (y) the past or present use, management, transport, treatment, generation, storage, disposal, release or threatened release of Hazardous Materials.

          (e)   The Corporation does not own, lease or operate and has not owned, leased or operated, any property listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

          (f)    The Corporation is not transporting, has not transported, and is not arranging for the transportation of, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against the Corporation for investigative or remedial work, damage to natural resources, property damage or personal injury including claims under CERCLA;

EX-E-11

          (g)   There are no sites, locations or operations at which the Corporation is currently undertaking, or has completed, any investigative, remedial, response or corrective action as required by Environmental Laws;

          (h)   There are no physical or environmental conditions existing on any property owned or leased by the Corporation resulting from its operations or activities, past or present, at any location, that would give rise to any material on-site or off-site investigative or remedial obligations or any corrective action under any applicable Environmental Laws; and

          (i)    The Shareholders have provided to the Partnership all material environmental site assessments, audits, investigations and studies in its possession, custody or control.

        3.15    Employees, Labor Matters, etc.    Except as set forth in the Financial Statements, the Corporation is not a party to or bound by, and none of its employees is subject to, any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by the Corporation. There has not occurred or been threatened any material strike, slow down, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Corporation. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or threatened with respect to any employee of the Corporation. The Corporation has complied with all applicable Laws pertaining to the employment or termination of employment of their respective employees, including, without limitation, all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities; except for any failure to comply that, individually and in the aggregate, is not reasonably likely to result in any Material Adverse Effect.

        3.16    Employee Benefit Plans.

        (a)   Except as set forth in the Financial Statements or accrued thereafter in accordance with the terms of the Plans as of the date hereof, the Corporation has not incurred any material liability, and no event, transaction or condition has occurred or exists that could result in any material liability, on account of any Plans, including but not limited to liability for (i) additional contributions required to be made under the terms of any Plan or its related trust, insurance contract or other funding arrangement with respect to periods ending on or prior to the date hereof which are not reflected, reserved against or accrued in the Financial Statements; (ii) breaches by the Corporation or any of its employees, officers, directors, stockholders, or, to the Knowledge of the Shareholders, the trustees under the trusts created under the Plans, or any other Persons under ERISA or any other applicable Law; or (iii) income taxes by reason of non-qualification of the Plans. Each of the Plans has been operated and administered in all material respects in compliance with its terms, all applicable Laws and all applicable collective bargaining agreements. Since September 30, 2004, the Corporation has not communicated to any current or former director, officer, employee or consultant thereof any intention or commitment to amend or modify any Plan, or to establish or implement any other employee or retiree benefit or compensation plan or arrangement, which would materially increase the cost to the Corporation.

        (b)   Each Plan which is intended to be "qualified" within the meaning of section 401(a) of the Code, and the trust (if any) forming a part thereof has received a favorable determination letter or is covered by an opinion letter from the Internal Revenue Service and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. All amendments and actions required to bring each Plan into conformity with the applicable provisions of ERISA, the Code, and any other applicable Laws have been made or taken.

        (c)   There are no pending or threatened claims (and no facts or circumstances exist that could give rise to any such claims) by or on behalf of any participant in any of the Plans, or otherwise involving any such Plan or the assets of any Plan, other than routine claims for benefits in the ordinary course.

EX-E-12

The Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental or Regulatory Authority.

        (d)   None of the Plans provides benefits of any kind with respect to current or former employees, officers, or directors (or their beneficiaries) of the Corporation beyond their retirement or other termination of employment, other than (i) coverage for benefits mandated by Section 4980B or the Code, (ii) death benefits or retirement benefits under an employee pension benefit plan (as defined by section 3(2) of ERISA), or (iii) benefits, the full cost of which is borne by such current or former employees, officers, directors, or beneficiaries.

        (e)   No Plan sponsored by the Corporation is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or a "multiple employer plan" as addressed in section 4063 or 4064 of ERISA. No Plan sponsored by the Corporation is subject to Title IV of ERISA.

        (f)    The consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event, including, without limitation, the passage of time) result in (i) any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus payments or otherwise) becoming due under any agreement or oral arrangement to any current or former director, officer, employee or consultant of the Corporation, (ii) any increase in the amount of salary, wages or other benefits payable to any director, officer, employee or consultant of the Corporation, or (iii) any acceleration of the vesting or timing of payment of any benefits or compensation (including, without limitation, any increased or accelerated funding obligation) payable to any director, officer, employee or consultant of the Corporation.

        3.17    Real Property.    Schedule 3.17 contains a legal description of each parcel of real property, leases in real property, or other interests in real property, (including the address thereof) and a legal description of each parcel in which the Corporation holds a valid easement to use such parcel (the "Real Property"). The Corporation has Good and Defensible Title to, or a valid and subsisting leasehold estate, or easement, in each such parcel of Real Property, free and clear of all Liens other than Permitted Encumbrances. All of the real property leases in the Real Property are valid, binding, and enforceable in accordance with their terms, and are in full force and effect.

        3.18    Tangible Personal Property.    The Corporation is in possession of and has good title to, or have valid leasehold interests in or valid rights under contract to use, all of the real and personal property used or held for use in the business of the Corporation, including the interest of the Corporation in all wells, well and leasehold equipment, pipelines, platforms, facilities, improvements, goods and other personal property located on or used in connection with the Real Property (the "Fixtures and Equipment"). All the Fixtures and Equipment is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws. All of the Fixtures and Equipment is adequate for the uses to which they are being put and are sufficient for the conduct of the business of the Corporation in the manner as conducted prior to the Closing. The Corporation owns all of the Fixtures and Equipment free and clear of all Liens except the Permitted Encumbrances.

        3.19    Contracts.    (a) Schedules 3.19 and 3.17 contains a true and complete list of each of the following Contracts as of the date hereof:

          (i)    all Contracts providing for a commitment of employment or consultation services for a specified term and payments at any one time or in any one year in excess of $100,000;

          (ii)   all Contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability the Corporation to engage in any business activity or compete with any Person;

EX-E-13

          (iii)  all Contracts relating to indebtedness of the Corporation, other than the Panaco Note;

          (iv)  all Contracts (other than this Agreement) providing for (i) the disposition or acquisition of any assets or properties that individually or in the aggregate are material to the business of the Corporation or that contain continuing obligations of the Corporation, or (ii) any merger or other business combination involving the Corporation;

          (v)   all Contracts (other than this Agreement) that limit or contain restrictions on the ability of the Corporation to incur indebtedness or incur or suffer to exist any Lien, to purchase or sell any assets, to change the lines of business in which it participates or engages or to engage in any merger or other business combination;

          (vi)  all Contracts establishing any joint venture, strategic alliance or other collaboration;

          (vii) all Contracts with any Person obligating the Corporation to guarantee or otherwise become directly or indirectly obligated with respect to any liability or obligation in excess of $25,000 in each case or $100,000 in the aggregate at any one time outstanding;

          (viii) all Contracts for the leasing of real property by the Corporation setting forth the address, landlord and tenant for each lease; and

          (ix)  all other Contracts that (i) involve the payment, pursuant to the terms of any such Contract, by or to the Corporation of more than $100,000 annually, (ii) cannot be terminated within 90 days after giving notice of termination without resulting in any material cost or penalty to the Corporation, or (iii) are material to the business of the Corporation.

        (b)   Prior to the date hereof, true, correct and complete copies of each Contract required to be disclosed in Schedule 3.19 have been delivered to, or made available for inspection by, the Partnership. Each such Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Corporation and, of each other party thereto; and neither the Corporation nor, to the Knowledge of the Shareholders, any other party to such Contract, is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract). All conditions necessary to maintain the Contracts in force have been duly performed.

        3.20    Tax.    (a) The Corporation has duly and timely filed with the appropriate taxing authorities all material federal, state and local income Tax Returns and all other material Tax Returns required to be filed through the date hereof and will duly and timely file any such returns required to be filed on or prior to the Closing. Such Tax Returns and other information filed are (and, to the extent they will be filed prior to the Closing, will be) complete and accurate in all material respects. The Corporation does not have pending any request for an extension of time within which to file federal, state or local income Tax Returns.

        (b)   All Taxes of the Corporation in respect of periods (or portions thereof) ending at or prior to the Closing have been paid by the Corporation or such Taxes (other than income Taxes) are shown as due and payable after the Closing on the Financial Statements.

        (c)   No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or material Tax Returns of the Corporation. The Corporation has not received a written notice of any such pending audits or proceedings. There are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from the Corporation.

        (d)   Neither the IRS nor any other taxing authority (whether domestic or foreign) has asserted in writing, or to the best Knowledge of the Corporation, is threatening to assert, against the Corporation any material deficiency or material claim for Taxes in excess of the reserves established therefor.

EX-E-14

        (e)   There are no Liens for Taxes upon any property or assets of the Corporation, except for Liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings as set forth on Schedule 3.20(e) and as to which adequate reserves have been established in accordance with GAAP. 12

        (f)    The Corporation has no obligation under any Tax sharing agreement or similar arrangement with any other Person with respect to Taxes of such other Person.

        3.21    Accuracy of Statements.    Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Corporation or the Shareholders to the Partnership or any representative or Affiliate of the Partnership in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

        3.22    Oil and Gas Properties.

        (a)   The Corporation has Good and Defensible Title to all Oil and Gas Properties.

        (b)   To the Knowledge of Shareholder (i) all of the Wells of the Corporation have been drilled and completed within the boundaries of the Oil and Gas properties of the Corporation or within the limits otherwise permitted by Contract, and by applicable Laws; and (ii) all drilling and completion of such Wells and all operations with respect thereto have been conducted in compliance with all applicable Laws, except such violations that would not or could not reasonably be expected to have a Material Adverse Effect on the Corporation.

        (c)   The Corporation has all material Licenses necessary for, used or held for use in the conduct of its businesses.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

        The Partnership hereby represents and warrants to each Shareholder as follows:

        4.1    Organization of the Partnership.    The Partnership is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Partnership has full organizational power and authority to execute and deliver this Agreement and to perform the Partnership's obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to merge with the Corporation pursuant to this Agreement.

        4.2    Authority.    The execution and delivery by the Partnership of this Agreement, and the performance by the Partnership of its obligations hereunder, have been duly and validly authorized and, no other partnership action on the part of the Partnership or its partners is necessary. This Agreement has been duly and validly executed and delivered by the Partnership and constitutes a legal, valid and binding obligation of the Partnership enforceable against the Partnership in accordance with its terms.

        4.3    No Conflicts.    The execution and delivery by the Partnership of this Agreement do not, and the performance by the Partnership of its obligations under this Agreement and the consummation of the transactions contemplated hereby, will not:

        (a)   conflict with, or result in a violation or breach of, any of the terms, conditions or provisions of the organizational documents of the Partnership;

EX-E-15

        (b)   conflict with, or result in a violation or breach of, any term or provision of any Law or Order applicable to the Partnership or any of its Assets and Properties (other than such conflicts, violations or breaches which will not have a Material Adverse Effect on the Partnership); or

        (c)   (i) conflict with, or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Partnership to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon the Partnership or any of its Assets and Properties under, any Contract or License to which the Partnership is a party or by which any of its Assets and Properties is bound.

        4.4    Capitalization.    The AREP Units have been duly authorized by all required action on the part of AREP; the AREP Units, when issued and paid for in accordance with the Agreement, will be validly issued, fully paid and nonassessable, and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through AREP, except as expressly set forth in the Agreement.

ARTICLE V

COVENANTS

        5.1    Maintenance of Business Prior to Closing.

        (a)   The Shareholders shall cause the Corporation from the date hereof through the Closing Date to:

          (i)    conduct its operations and business according to their usual, regular and ordinary course consistent with past practice;

          (ii)   use all commercially reasonable efforts to keep its business and properties substantially intact, including its present operation, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, employees;

          (iii)  maintain its corporate existence;

          (iv)  maintain its books and records and accounts in its usual, regular, and ordinary manner in compliance with all applicable laws and governmental orders;

          (v)   pay and discharge when due all taxes, assessments and governmental charges imposed upon it or any of its properties, or upon the income or project therefrom in the ordinary course of business consistent with past practice;

          (vi)  promptly notify the Partnership of any Material Adverse Change to the Corporation; and

          (vii) permit representatives of the Partnership to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Corporation, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Corporation.

        (b)   Without limiting the generality of the foregoing, from the date hereof through the Closing, the Shareholders shall not and shall cause the Corporation not to:

          (i)    engage in any transaction, or take or omit to take any action, that would result in a breach of any representation or warranty in Article II and III of this Agreement;

          (ii)   declare, set aside, or pay any dividend;

EX-E-16

          (iii)  declare or pay any increase in compensation to any officer, director, employee or agent of the Corporation, except in the ordinary course consistent with past practice;

          (iv)  enter into any Contract that, had it been in effect on the date hereof, would have been required to be listed on Schedule 3.19, except for those Contracts entered into in the ordinary course consistent with past practice;

          (v)   permit, allow or suffer any of its properties, assets or rights to be subject to any Lien other than Permitted Encumbrances;

          (vi)  incur any long-term indebtedness;

          (vii) make any material capital expenditure or commitment, other than for emergency repairs or replacement, except for those capital expenditures or commitments made in the ordinary course consistent with past practice;

          (viii) terminate, materially modify, assign, or materially amend any Contract required to be listed on Schedule 3.19, except in the ordinary course consistent with past practice.

        5.2    Efforts to Consummate Transaction.

        (a)   From the date hereof through the Closing Date, upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. The parties will use their commercially reasonable efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in a Material Adverse Effect on the Corporation or an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable Law or regulation or from any Governmental or Regulatory Authority or third parties, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. For purposes of this Section 5.2, the Shareholders shall not be obligated to make any payment to any third party as a condition to obtaining such party's consent or approval, other than for required filing fees.

        (b)   As promptly as practicable following the date hereof: (i) AREP shall take all action necessary to call, give notice of and hold a meeting (the "Meeting") of the holders of AREP Units to vote on the matters described in Sections 7.5 and 7.7 hereof (the "Proposals"); and (ii) AREP shall prepare and file with the United States Securities and Exchange Commission (the "SEC") a proxy or information statement (the "Statement") of AREP to be sent to the holders of AREP Units in connection with the Meeting. AREP shall use commercially reasonable efforts to cause the Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Each of such Proposals, and all Statements and other documents relating thereto, shall be in form and substance reasonably acceptable to AREP, Shareholder, Barberry Corp. and High Coast Limited Partnership. Each of Barberry Corp. and High Coast Limited Partnership hereby agrees to vote all of its AREP Units in favor of the Proposals at the Meeting. Notwithstanding the foregoing, to the extent practicable, the parties shall take all necessary and appropriate action to cause the Proposals to be approved without a meeting of the holders of AREP Units in accordance with applicable law.

        (c)   From the date hereof through the Closing Date, the Shareholders shall give prompt written notice to the Partnership of: (i) any occurrence, or failure to occur, of any event which occurrence or the failure would reasonably be expected to cause any representation or warranty of the Shareholders contained in this Agreement, if made on or as of the date of such event or as of the Closing Date, to

EX-E-17

be untrue or inaccurate, except for changes permitted by this Agreement and except to the extent that any representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true, complete and accurate as of such date; or (ii) any failure of the Shareholders, the Corporation or any officer, general partner, director, employee, consultant or agent of the Shareholders or the Corporation, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the Shareholders or the conditions to the obligations of the Partnership hereunder.

        (d)   The Shareholders shall take all actions required, at Shareholder's expense, to cause the Corporation to be in good standing in the state of Delaware as soon as possible after the date hereof.

        5.3    Tax Returns.    The Shareholders shall be responsible for filing the Tax Returns of the Corporation for all periods ending on or before the Effective Time and shall have sole control over the preparation and filing of such Tax Returns (including, the right to make any Tax election).

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTNERSHIP

        The obligations of the Partnership under Article I of this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

        6.1    Warranties True as of Both Present Date and Closing Date.    Each of the representations and warranties of the Shareholders contained herein shall have been accurate, true and correct on and as of the date of this Agreement, and shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by the Shareholders on and as of the Closing Date.

        6.2    Compliance by the Shareholders.    Each Shareholder shall have duly performed and complied with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by such Shareholder on or prior to the Closing Date.

        6.3    Shareholders' Certificates.    The Partnership shall have received a certificate dated as of the Closing Date executed by an authorized officer of each Shareholder certifying as to the fulfillment and satisfaction of the conditions set forth in Sections 6.1 and 6.2.

        6.4    No Material Adverse Change.    No Material Adverse Change to the Corporation shall have occurred and no event shall have occurred which, in the reasonable judgment of the Partnership, is reasonably likely to have a Material Adverse Effect on the Corporation.

        6.5    Actions or Proceedings.    No action or proceeding by any Governmental Authority shall have been instituted or threatened, and no action or proceeding by other Person shall have been instituted, which (a) is reasonably likely to have a Material Adverse Effect on the Corporation, or (b) is reasonably likely to enjoin, restrain or prohibit, or is reasonably likely to result in substantial damages in respect of, any provision of the Agreement or the consummation of the transactions contemplated hereby.

        6.6    Reserve Reports.    AREP shall have received the 2004 Reserve Reports.

        6.7    Registration Rights Agreement.    AREP shall have executed and delivered the Registration Rights Agreement.

EX-E-18

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

        The obligations of the Shareholders under Article I of this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

        7.1    Warranties True as of Both Present Date and Closing Date.    Each of the representations and warranties of the Partnership contained herein shall have been accurate, true and correct on and as of the date of this Agreement, and shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by the Partnership on and as of the Closing Date.

        7.2    Compliance by the Partnership.    The Partnership shall have duly performed and complied with its respective covenants, obligations and agreements contained in this Agreement to be performed and complied with by the Partnership on or prior to the Closing Date.

        7.3    The Partnership's Certificate.    The Shareholders shall have received a certificate dated as of the Closing Date executed by an authorized officer of the Partnership certifying as to the fulfillment and satisfying the conditions set forth in Sections 7.1 and 7.2.

        7.4    Actions or Proceedings.    No action or proceeding by any Governmental Authority shall have been instituted or threatened, and no action or proceeding by other Person shall have been instituted, which (a) is reasonably likely to have a Material Adverse Effect on the Corporation, or (b) is reasonably likely to enjoin, restrain or prohibit, or is reasonably likely to result in substantial damages in respect of, any provision of the Agreement or the consummation of the transactions contemplated hereby.

        7.5    Approval.    The transactions contemplated by this Agreement shall have been approved through all depositary unit holder action required by the New York Stock Exchange.

        7.6    Registration Rights Agreement.    Shareholder shall have executed and delivered the Registration Rights Agreement.

        7.7    Amendment to Limited Partnership Agreement.    AREP's amended and restated agreement of limited partnership, dated as of May 12, 1987, as amended, shall have been amended (i) as necessary to consummate this transaction, (including without limitation, modification of Section 4.5(c) thereof to render such section inapplicable to any transactions approved by the audit committee of AREP), and (ii) such that the general partner and the limited partners, as defined therein, may not cause AREP, or any successor entity of AREP, whether in its current form as a limited partnership or as converted to or succeeded by a corporation or other form of business association, to effect a merger or other business combination of AREP or such successor, in each case pursuant to Section 253 of the General Corporation Law of Delaware, or any successor statute, or any similar short-form merger statute under the laws of Delaware or any other jurisdiction.

        7.8    Good Standing.    The Corporation shall have delivered a certificate of good standing from the Secretary of State of Delaware to the Partnership, dated within one week of the Closing Date.

ARTICLE VIII

TERMINATION

        8.1    Termination.    This Agreement may be terminated at any time on or prior to the Closing Date:

        (a)   By written notice of Shareholders or AREP, if the Closing shall not have taken place on or before September 30, 2005; provided, however, that the right to terminate this Agreement under this

EX-E-19

Section 8.1 shall not be available to any party whose willful failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

        (b)   By the Partnership, if there shall have been a material breach of any covenant, representation or warranty or other agreement of the Shareholders hereunder, and such breach shall not have been remedied within ten Business Days after receipt by the Shareholders of a notice in writing from the Partnership specifying the breach and requesting such be remedied; or

        (c)   By the Shareholders, if there shall have been a material breach of any covenant, representation or warranty or other agreement of the Partnership hereunder, and such breach shall not have been remedied within ten Business Days after receipt by the Partnership of notice in writing from the Shareholders specifying the breach and requesting such be remedied.

        8.2    Effect of Termination.    If this Agreement is terminated pursuant to Section 8.1 all obligations of the parties hereunder shall terminate, except for the obligations set forth in Article IX and Article XI, which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior willful breach of this Agreement.

ARTICLE IX

INDEMNIFICATION

        9.1    Indemnification by the Shareholders.    Each Shareholder agrees to indemnify the Partnership, its Affiliates and their respective officers, directors, employees, independent contractors, stockholders, principals, partners, agents, or representatives (each an "Indemnified Person" and collectively, the "Indemnified Persons") against, and to hold each Indemnified Person harmless from, any and all Losses incurred or suffered by any Indemnified Person relating to or arising out of or in connection with (a) any breach of or any inaccuracy in any representation or warranty made by the Shareholders in this Agreement, or (b) any breach of or failure by any Shareholder to perform any of its covenants or obligations set out or contemplated in this Agreement. Notwithstanding any provisions to the contrary contained herein, the aggregate liability of Shareholder and Barberry Corp. for any and all obligations under this Agreement shall in no event exceed the Merger Price.

        9.2    Claims.    As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, the Indemnified Person shall promptly give notice to the Shareholders ("Indemnifying Person") of such claim and the amount the Indemnified Person will be entitled to receive hereunder from the Indemnifying Person; provided that the failure of the Indemnified Person to promptly give notice shall not relieve the Indemnifying Person of its obligations except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. If the Indemnifying Person does not object in writing to such indemnification claim within 30 days of receiving notice thereof, the Indemnified Person shall be entitled to recover, on the thirty-fifth day after such notice was given, from the Indemnifying Person the amount of such claim, and no later objection by the Indemnifying Person shall be permitted; if the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover, on the thirty-fifth day after such notice was given, from the Indemnifying Person the lesser amount, without prejudice to the Indemnified Person's claim for the difference. In addition to the amounts recoverable by the Indemnified Person from the Indemnifying Person pursuant to the foregoing provisions, the Indemnified Person shall also be entitled to recover from the Indemnifying Person interest on such amounts at the rate of Two Times Prime from, and including, the thirty-fifth day after such notice of an indemnification claim is given to, but not including, the date such recovery is actually made by the Indemnified Person.

EX-E-20

        9.3    Notice of Third Party Claims; Assumption of Defense.    The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto (a "Third Party Claim") in respect of which indemnity may be sought under this Agreement; provided that the failure of the Indemnified Person to promptly give notice shall not relieve the Indemnifying Person of its obligations except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense, participate in the defense of any Third Party Claim, suit, action or proceeding (a) upon notice to the Indemnified Person and (b) upon delivery by the Indemnifying Person to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification for all Losses arising out of such Third Party Claim, suit, action or proceeding and that the Indemnifying Person shall be liable for the entire amount of any Loss, at any time during the course of any such Third Party Claim, suit, action or proceeding, assume the defense thereof; provided, however, that (i) the Indemnifying Person's counsel is reasonably satisfactory to the Indemnified Person, and (ii) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such Third Party Claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, the Indemnified Person reasonably determines in its judgment that representation by the Indemnifying Person's counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such Third Party Claim, action, suit or proceeding and the Indemnifying Person shall pay all of the fees and disbursements in connection with the retention of such separate counsel. If the Indemnifying Person fails to promptly notify the Indemnified Party that the Indemnifying Party desires to defend the Third Party Claim pursuant, or if the Indemnifying Person gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Person, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Person in good faith or will be settled at the discretion of the Indemnified Person (with the consent of the Indemnifying Person, which consent will not be unreasonably withheld). The Indemnified Person will have full control of such defense and proceedings, including any compromise or settlement thereof. Whether or not the Indemnifying Person chooses to defend or prosecute any such Third Party Claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

        9.4    Settlement or Compromise.    Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, of any claim, suit, action or proceeding shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise thereof; provided, however, that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent. The Indemnified Person will give the Indemnifying Person at least 30 days' notice of any proposed settlement or compromise of any Third Party Claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided, however, that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such Third Party Claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

        9.5    Failure of Indemnifying Person to Act.    In the event that the Indemnifying Person does not assume the defense of any Third Party Claim, suit, action or proceeding brought against an Indemnified

EX-E-21

Person, then any failure of the Indemnified Person to defend or to participate in the defense of any such Third Party Claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of any of its obligations under this Agreement.

        9.6    Tax Character.    Shareholders and the Partnership agree that any payments pursuant to this Article IX will be treated for federal and state income tax purposes as adjustments to the Merger Price, and that they will report such payments on all Tax Returns consistently with such characterization.

ARTICLE X

DEFINITIONS

        10.1    Definitions. Defined Terms.    As used in this Agreement, the following defined terms have the meanings indicated below:

        "2004 Reserve Reports" means the reserve reports prepared and certified by an independent petroleum reserve engineering firm acceptable to both Purchaser and Shareholder which provides estimates of the net recoverable crude oil and natural gas reserves of the Corporation, for each of the Reserve Categories, as of January 21, 2004. The 2004 Reserve Reports shall be prepared consistent with industry standards, using methodologies consistent with reserve reports prepared for the Corporation by independent petroleum reserve engineering firms for years prior to 2004.

        "Adjusted Low Reserve Valuation Amount" means the Low Reserve Valuation Amount minus $21,920,000.

        "Adjusted High Reserve Valuation Amount" means the High Reserve Valuation Amount minus $20,420,000.

        "Adjusted Purchase Amount" means the sum of A and B, where A equals the product of (a) the difference between the Adjusted High Reserve Valuation Amount and Adjusted Low Reserve Valuation Amount, and (b) 37.4%, and B equals the Adjusted Low Reserve Valuation Amount.

        "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person.

        "Agreement" has the meaning ascribed to it in the recitals.

        "AREH" has the meaning ascribed to it in Section 1.1(d).

        "AREP" has the meaning ascribed to it in the recitals.

        "AREP Units" has the meaning ascribed to it in Section 1.1(c).

        "Arnos" has the meaning ascribed to it in the recitals.

        "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

        "Audited Financial Statements" means the consolidated audited financial statements of the Corporation as of December 31, 2003, consisting of the balance sheet at such date and the related statements of operations, statement of stockholders equity, and cash flows for the year then ended, each accompanied by the audit report of KPMG LLP, independent public auditors with respect to the Corporation.

        "Business Day" means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which commercial banks located in New York City are generally closed for business.

EX-E-22

        "Business or Condition" of any Person means the business, condition (financial or otherwise), properties, assets or results of operations or prospects of such Person, taken as a whole.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.

        "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List.

        "Certificate of Merger" has the meaning ascribed to it in Section 1.4.

        "Closing" has the meaning ascribed to it in Section 1.5.

        "Closing Date" has the meaning ascribed to it in Section 1.5.

        "Closing Reserve Value Ranges" means a calculation of the ranges of present values of the net estimated cash flows for each of the Reserve Categories of the Corporation, as set forth in the 2004 Reserve Reports, utilizing the ranges of discount rates set forth below, and based on all of assumptions contained in the 2004 Reserve Reports (except that initial cash prices per barrel of oil and per mcf of natural gas shall be as described in Annex A and adjusted on a well-by-well basis consistent with the methodologies applied in the 2004 Reserve Reports for items such as transportation, basis differentials, marketing, the quality of the crude oil and the heating value of the natural gas).

	Discount Rates
Reserve Category
	Low	High
Proved Developed Producing	10.0%	10.0%
Proved Developed Non-Producing	10.0%	15.0%
Proved Undeveloped	15.0%	20.0%
Probable	40.0%	50.0%

        "Closing Statement" has the meaning ascribed to it in Section 1.1(b).

        "Closing Statement Date" has the meaning ascribed to it in Section 1.1(b).

        "Contract" means any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or oral, which is intended or purports to be binding and enforceable.

        "Corporation" has the meaning ascribed to it in the recitals.

        "Dollars" or numbers proceeded by the symbol "$" means amounts in United States Dollars.

        "Effective Time" has the meaning ascribed to it in Section 1.4.

        "Environmental Claim" means any third party (including, without limitations, Governmental or Regulatory Authorities and employees) action, lawsuit, claim or proceeding (including claims or proceedings under OSHA or similar laws relating to safety of employees) that seeks to impose liability for (a) pollution or contamination of the ambient air, surface water, ground water or land; (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (c) exposure to hazardous or toxic substances; (d) the safety or health of employees; or (e) the transportation, processing, distribution in commerce, use or storage of hydrocarbons or chemical substances. An Environmental Claim includes, but is not limited to, a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit.

        "Environmental Law" means any law, rule, regulation or order of other requirements of law (including common law) any federal, foreign, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority with jurisdiction over the Corporation or any of its properties

EX-E-23

or assets that relates to (a) pollution or protection of human health, natural resources and the environment, including ambient air, surface water, ground water or land; (b) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (c) exposure to Hazardous Materials; (d) the safety or health of employees; or (e) regulation of the manufacture, processing, distribution in commerce, use or storage of Hazardous Materials, including hydrocarbons or chemical substances. Environmental Laws include but are not limited to OSHA, CERCLA, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Oil Pollution Act of 1990 ("OPA"), as amended, the Hazardous Materials Transportation Act, as amended, and any other federal, foreign, state and local law whose purpose is to conserve or protect human health, the environment, wildlife or natural resources.

        "Environmental Permit" means any permit, license, approval or other authorization under any Environmental Law, applicable law, regulation and other requirement of the United States or any foreign country or of any state, municipality or other subdivision thereof relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of hydrocarbons or chemical subsidiaries, pollutants, contaminants or hazardous or toxic materials or wastes.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Financial Statements" means the Audited Financial Statements and the Interim 2004 Financial Statements.

        "Fixtures and Equipment" has the meaning ascribed to it in Section 3.18.

        "GAAP" means U.S. generally accepted accounting principles at the time in effect.

        "GCL" has the meaning ascribed to it in the recitals.

        "General Partner" has the meaning ascribed to it in Section 1.1(d).

        "Good and Defensible Title" means such right title and interest that is (a) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice, and (b) subject to Permitted Encumbrances, free and clear of all Liens, claims, infringements, burdens and other defects.

        "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, administrative or other agency, commission, authority, licensing board official or other instrumentality of the United States or any state, county, city or other political subdivision.

        "Hazardous Material" means (a) any "hazardous substance," as defined by CERCLA; (b) any "hazardous waste" or "solid waste," in either case as defined by the Resource Conservation and Recovery Act, as amended; (c) any hazardous, dangerous or toxic chemical, material, waste or substance, regulated by any Environmental Law; (d) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof; (e) any asbestos-containing materials in any form or condition; (f) any polychlorinated biphenyls in any form or condition; (g) petroleum, petroleum hydrocarbons, or any fraction or byproducts thereof; (h) any air pollutant

EX-E-24

which is so designated by the U.S. Environmental Protection Agency as authorized by the Clean Air Act; or (i) any mold or microbial/microbiological contaminants that pose a risk to human health or the environment.

        "Highcrest" has the meaning ascribed to it in the recitals.

        "High Reserve Valuation Amount" means the sum of the high range of the Closing Reserve Value Ranges (based on the low discount rates) for each of Reserve Categories.

        "Imbalance" has the meaning ascribed to it in Section 1.1(b)(i).

        "Imbalance Value" has the meaning ascribed to it in Section 1.1(b)(i).

        "Indemnified Person" has the meaning ascribed to it in Section 9.1.

        "Indemnifying Person" has the meaning ascribed to in Section 9.2.

        "Interests" has the meaning ascribed to it in Section 1.1(d).

        "Interim 2004 Financial Statements" means the unaudited internal financial statements of the Corporation for the nine months ended September 30, 2004, consisting of the balance sheet at such date and the related statements of operations for the period then ended.

        "Knowledge" means, with respect to the Shareholders and/or the Corporation, in each case the knowledge of any director, officer or senior executive of each Shareholder, or the Corporation.

        "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

        "License" means licenses, permits, certificates of authority, authorizations, approvals, registrations, findings of suitability, variances, exemptions, certificates of occupancy, orders, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

        "Lien" means any mortgage, lien (except for any lien for Taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment, encumbrance or other adverse claim of any kind or description.

        "Limited Partner" has the meaning ascribed to it in Section 1.1(d).

        "Loss" or "Losses" means any and all liabilities, losses, costs, claims, damages (including consequential damages), penalties and expenses (including attorneys' fees and expenses and costs of investigation and litigation).

        "Low Reserve Valuation Amount" means the sum of the low range of the Closing Reserve Value Ranges (based on the high discount rates) for each of Reserve Categories.

        "LP Act" has the meaning ascribed to it in the recitals.

        "Material Adverse Effect" or "Material Adverse Change," as to any Person, means a material adverse change (or circumstance involving a prospective change) in the Business or Condition of such Person, other than changes resulting from changes or fluctuations in the market price of oil, gas or natural gas.

        "Meeting" has the meaning ascribed to it in Section 5.2(b).

        "Merger" has the meaning ascribed to it in the recitals.

        "Merger Shares" has the meaning ascribed to it in Section 1.1(a).

EX-E-25

        "NEG Agreement" means that certain Membership Interest Purchase Agreement, Dated as of January 21, 2005 by and between AREP and Gascon Partners,.

        "Oil and Gas Properties" means all of the rights, titles and interests in and to oil and gas or mineral properties of the Corporation including all oil and gas or mineral leases and other mineral interests of the Corporation and all of the surface leases, rights-of-way, easements, licenses, permits, servitudes and other rights-of-use (whether surface, subsurface or subsea) of the Corporation.

        "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

        "OSHA" means the Occupational Safety and Health Act, as amended, or any successor statute, and any regulations promulgated thereunder.

        "Permitted Encumbrances" means, as applicable,

          (a)   any liens for taxes and assessments not yet delinquent as of the Closing Date;

          (b)   any Liens or security interests created by law or reserved in oil and gas leases attributable to any assets or property for royalty, bonus or rental, or created to secure compliance with the terms of any assets or property;

          (c)   any obligations or duties affecting any assets or property to any municipality or public authority with respect to any franchise, grant, license or permit, and all applicable Laws, rules and orders of any Governmental or Regulatory Authority;

          (d)   any (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, lodging, canals, ditches, reservoirs or the like, and (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way attributable to any assets or property;

          (e)   all lessors' royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production attributable to any assets or property;

          (f)    all rights attributable to any assets or property with respect to consent by, required notices to, filings with, or other actions by Governmental or Regulatory Authorities in connection with the sale or conveyance of oil and gas leases or interests therein to the extent same are customarily obtained following such sale or conveyance;

          (g)   encumbrances securing payments to mechanics and material men and encumbrances attributable to any assets or property securing payment of taxes or assessments that are, in either case, not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business;

          (h)   all rights attributable to any assets or property with respect to production sales contracts; division orders; contracts for sale, purchase, exchange, refining, or processing of hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements which are ordinary and customary in the oil, gas and other mineral exploration, development or extraction business, to the extent such declarations, order and agreements described in the Schedules attached hereto;

          (i)    Liens under the Panaco Note and all related documentation; and

EX-E-26

          (j)    the surety bonds and/or escrow arrangements relating to the U.S. Department of Interior's Minerals Management Service, as discussed in the Financial Statements.

        "Panaco Common Stock" has the meaning ascribed to it in the recitals.

        "Panaco Note" has the meaning ascribed to it in Section 3.12.

        "Partnership" has the meaning ascribed to it in the recitals.

        "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

        "Plans" shall mean all material pension and profit sharing, retirement and post retirement welfare benefit, health insurance benefit (medical, dental and vision), disability, life and accident insurance, sickness benefit, vacation, employee loan and banking privileges, bonus, incentive,deferred compensation, workers compensation, stock purchase, stock option, phantom stock and other equity-based, severance, employment, change of control or fringe benefit plans, programs, arrangements or agreements, whether written or oral, including any employee benefit plans defined in Section 3(3) of ERISA., maintained or contributed to by the Corporation.

        "Proposals" has the meaning ascribed to it in Section 5.2(b).

        "Merger Price" has the meaning ascribed to it in Section 1.1(a).

        "Real Property" has the meaning ascribed to it in Section 3.17.

        "Reserve Categories" means (i) proved developed producing, (ii) proved developed non-producing, (iii) proved undeveloped, and (iv) probable.

        "Registration Rights Agreement" means the Registration Rights Agreement between Purchaser, Shareholder, and the other parties thereto, in substantially the form attached hereto as Exhibit A.

        "SEC" has the meaning ascribed to it in Section 5.2(b).

        "Secretary of State" has the meaning ascribed to it in Section 1.4.

        "Shareholder" and "Shareholders" have the meaning ascribed to them in the recitals.

        "Statement" has the meaning ascribed to it in Section 5.2(b).

        "Surviving Entity" has the meaning ascribed to it in the recitals.

        "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including attachments thereto and amendments thereof, and including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

        "Taxes" means any and all taxes, charges, fees, levies, duties, liabilities, impositions or other assessments, including, without limitation, income, gross receipts, profits, excise, real or personal property, environmental, recapture, sales, use, value-added, withholding, social security, retirement, employment, unemployment, occupation, service, license, net worth, payroll, franchise, gains, stamp, transfer and recording taxes, fees and charges, imposed by the Internal Revenue Service ("IRS") or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts

EX-E-27

attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, duties, liabilities, impositions or other assessments.

        "Tax" shall have a correlative meaning.

        "Third Party Claim" has the meaning ascribed to it in Section 9.3.

        "TransTexas Agreement" means that certain Agreement and Plan of Merger dated as of January 21, 2005, by and among National Onshore LP, Highcrest Investors Corp. and TransTexas Gas Corporation.

        "Two Times Prime" means two times the prime rate published by Citibank, N.A.

        "Well" or "Wells" means all of the oil, gas and condensate wells, (whether producing, not producing or abandoned or temporarily abandoned) in which the Company holds an interest.

        "Written Consent" has the meaning ascribed to it in Section 2.2.

ARTICLE XI

MISCELLANEOUS

        11.1    Investigation.    It shall be no defense to an action for breach of this Agreement that the Partnership or its agents have (or have not) made investigations into the affairs of the Corporation or that the Corporation or the Shareholders could not have known of the misrepresentation or breach of warranty.

        11.2    Survival of Representations and Warranties.    The representations and warranties of the parties hereunder shall survive the Closing.

        11.3    Entire Agreement.    This Agreement, including the schedules and exhibits hereto, which are incorporated herein and made an integrated part hereof, constitutes the entire agreement between the parties hereto and supersedes any and all prior discussions and agreements between the parties relating to the subject matter hereof.

        11.4    Waiver.    Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        11.5    Amendment.    This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

        11.6    No Third Party Beneficiary.    The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person, except that each Indemnified Persons shall be a third party beneficiary of Article IX.

        11.7    Assignment; Binding Effect.    No party may assign this Agreement or any right, interest or obligation hereunder without the prior written consent of the other Parties. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        11.8    Headings.    The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

EX-E-28

        11.9    Invalid Provisions.    If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

        11.10    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof, except as to matters relating to the internal affairs of the Partnership, the Shareholders or the Corporation, which shall be governed by Delaware law.

        11.11    Counterparts.    This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        11.12    Waiver of Jury Trial.    EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANY OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. No party to this Agreement shall seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the parties. No party will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

        11.13    Consent to Jurisdiction.    Each party irrevocably submits to the exclusive jurisdiction of any NY State Court in the County of New York or any courts of the United States of America located in the Southern District of New York, and each party hereby agrees that all suits, actions and proceedings brought by such party hereunder shall be brought in any such court. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party or the other party. In any such suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by any means permitted by Section 0 (other than facsimile transmission). Each party agrees that a final non-appealable judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding.

        11.14    Expenses.    All expenses, costs and fees in connection with the transactions contemplated hereby (including fees and disbursements of counsel, consultants and accountants) incurred by (a) the Shareholders shall be paid and borne exclusively by the Shareholders, and (b) the Partnership shall be paid and borne exclusively by the Partnership. Notwithstanding the foregoing, if this Agreement is terminated prior to the Closing and such termination results from any breach by the Shareholders or the Partnership, as the case may be, of any representation, warranty or covenant by such party, then

EX-E-29

such breaching party shall reimburse the non-breaching party for all such expenses, fees and cash, including for all expenses, fees and cash incurred in connection with obtaining high yield or other financing.

        11.15    Notices.    All notices, request, demands and other communications hereunder shall be in writing and shall be delivered personally, by certified or registered mail, return receipt requested, and postage prepaid, by courier, or by facsimile transmission, addressed as follows:

    If to the Shareholders:

    c/o Icahn Associates Corp.
    767 Fifth Avenue, Suite 4700
    New York, NY 10153

    If to the Partnership:

    c/o American Real Estate Partners, L.P.
    100 South Bedford Rd.
    Mt. Kisco, NY 10549

    With a copy to:

    Debevoise & Plimpton LLP
    919 Third Avenue
    New York, NY 10022
    Attention: William D. Regner

or to such other address as a party may from time to time designate in writing in accordance with this Section 11.15. Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received (a) on the Business Day it is sent, if sent by personal delivery, (b) the earlier of receipt of three Business Days after having been sent by certified or registered mail, return receipt requested and postage prepaid, (c) on the Business Day it is sent, if sent by facsimile transmission and an activity report showing the correct facsimile number of the party on whom notice is served and the correct number of pages transmitted is obtained by the sender (provided, however, that such notice or other communication is also sent by some other means permitted by this Section 11.15, or (d) on the first Business Day after sending, if sent by courier or overnight delivery.

        11.16    Further Assurances.    Each of the parties hereto covenants and agrees that, from time to time subsequent to Closing, it will, at the request of the other party, execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as such other party may from time to time request be executed or done in order to better evidence, perfect or effect any provision of this Agreement, or of any agreement or other document executed pursuant to this Agreement, or any of the respective obligations intended to be created hereby or thereby.

[Signature Page Follows]

EX-E-30

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

Highcrest Investors Corp.
By:	/s/ JON WEBER
	Name:	Jon Weber
	Title:	Assistant Secretary
Arnos Corp.
By:	/s/ EDWARD E. MATTNER
	Name:	Edward E. Mattner
	Title:	Vice President
Panaco, Inc.
By:	/s/ BOB G. ALEXANDER
	Name:	Bob G. Alexander
	Title:	President
National Offshore LP
By:	Offshore GP LLC, its general partner
By:	AREP Oil & Gas LLC, its sole member
By:	American Real Estate Holdings Limited Partnership, its sole member
By:	American Property Investors, Inc., its general partner
By:	/s/ KEITH A. MEISTER
	Name:	Keith A. Meister
	Title:	President and Chief Executive Officer
American Real Estate Partners, L.P.
By:	American Property Investors, Inc., its general partner
By:	/s/ KEITH A. MEISTER
	Name:	Keith A. Meister
	Title:	President and Chief Executive Officer

EX-E-31

For Purposes of Section 5.2(b) only:
BARBERRY CORP.
By:	/s/ EDWARD E. MATTNER
	Name:	Edward E. Mattner
	Title:	Authorized Signatory
HIGH COAST LIMITED PARTNERSHIP
By:	Little Meadow Corp., its general partner
By:	/s/ EDWARD E. MATTNER
	Name:	Edward E. Mattner
	Title:	Authorized Signatory

EX-E-32

GUARANTY: The undersigned hereby guarantees the payment and performance by National Offshore LP of all of its duties and obligations under this Agreement when due.

American Real Estate Partners, L.P.
By:	American Property Investors, Inc., its general partner
By:	/s/ KEITH A. MEISTER
	Name:	Keith A. Meister
	Title:	President and Chief Executive Officer

GUARANTY: The undersigned hereby guarantees the payment and performance by Arnos Corp. and Highcrest Investors Corp. of all of their duties and obligations under this Agreement when due.

BARBERRY CORP.
By:	/s/ EDWARD E. MATTNER
	Name:	Edward E. Mattner
	Title:	Authorized Signatory

[Signature Page to the Panaco Merger Agreement—Highcrest and Arnos to AREP]

EX-E-33

Exhibit A

Form Of Registration Rights Agreement

        This REGISTRATION RIGHTS AGREEMENT (the "Agreement") dated as of [                ], 2005 is made and entered into by and between American Real Estate Partners, L.P., a Delaware limited partnership (the "Company"), and the other signatories listed hereto (each a "Holder" and collectively the "Holders"). Capitalized terms used herein, but not otherwise defined shall have the meaning set forth in the Amended and Restated Agreement of Limited Partnership of the Company (as amended from time to time, the "Partnership Agreement").

        WHEREAS, the Company contemplates the issuance to Holders (the "Issuance") of depositary units representing limited partnership interests the Company ("Depositary Units"); and

        WHEREAS, the Holders desire, and the Company agrees to grant to the Holders, certain registration rights with respect to the Depositary Units.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
GRANT OF REGISTRATION RIGHTS

        Section 1.1 RIGHTS GRANTED. The Company agrees that, upon consummation of the Issuance, the Holders shall be entitled to the registration rights described in Article IV herein.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to the Holders as follows:

        Section 2.1    DUE FORMATION OF THE COMPANY. The Company is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company has full organizational power and authority to execute and deliver this Agreement and to perform the Company's obligations hereunder and to consummate the transactions contemplated hereby.

        Section 2.2    AUTHORITY. The execution and delivery by the Company of this Agreement, and the performance by such party of its obligations hereunder, have been duly and validly authorized by the Board of Directors of its general partner, no other corporate action on the part of the Company or its partners being necessary. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

        Section 2.3    CAPITAL STRUCTURE. The Depositary Units, when issued, will be duly authorized, validly issued, fully paid and nonassessable.

        Section 2.4    NO CONFLICTS. The execution and delivery by the Company of this Agreement do not, and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

          (a)    conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of the Company;

          (b)    conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Company or any of its Assets and Properties (other than such conflicts, violations or breaches (i) which will not in the aggregate adversely affect the validity or

EX-E-34

  enforceability of this Agreement or have a material adverse effect on the Business or Condition of the Company or (ii) as would occur solely as a result of the identity or the legal or regulatory status of the Holders or any of its Affiliates); or

          (c)(i)    conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon the Company or any of its Assets and Properties under, any Contract or License to which the Company is a party or by which any of its Assets and Properties is bound.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE HOLDERS

        Each of the Holders severally represents and warrants to the Company as follows:

        Section 3.1    ORGANIZATION OF THE HOLDERS. Such Holder is duly organized, validly existing and in good standing under the Laws of the state of its organization. Such Holder is duly authorized to execute and deliver this Agreement and to perform such Holder's obligations hereunder and to consummate the transactions contemplated hereby.

        Section 3.2    AUTHORITY. The execution and delivery by such Holder of this Agreement, and the performance by such Holder of its obligations hereunder, have been duly and validly authorized, no other action on the part of such Holder being necessary. This Agreement has been duly and validly executed and delivered by such Holder and constitutes a legal, valid and binding obligation of the Holder enforceable against the Holder in accordance with its terms.

        Section 3.3    NO CONFLICTS. The execution and delivery by such Holder of this Agreement does not, the performance by such Holder of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

          (a)    conflict with or result in a violation or breach of any of the terms, conditions or provisions of its operating agreement (or other comparable organizational documents) of such Holder;

          (b)    conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to such Holder or any of its Assets and Properties (other than such conflicts, violations or breaches (i) which will not in the aggregate adversely affect the validity or enforceability of this Agreement or have a material adverse effect on the Business or Condition of such Holder or (ii) as would occur solely as a result of the identity or the legal or regulatory status of the Company or any of its Affiliates); or

          (c)(i)    conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require such Holder to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon such Holder or any of its Assets and Properties under, any Contract or License to which such Holder is a party or by which any of its Assets and Properties is bound.

EX-E-35

ARTICLE IV
COVENANTS OF THE COMPANY

        The Company covenants and agrees with the Holders that the Company will comply with the covenants and provisions of this ARTICLE IV, except to the extent the Holders may otherwise consent in writing:

        Section 4.1    PIGGY-BACK REGISTRATION. If at any time the Company shall determine to register for its own account or the account of others under the Securities Act (including pursuant to a demand for registration made by any Holder of Registrable Securities) any of its equity securities, or warrants to purchase equity securities, other than on Form S-4 or Form S-8 or their then equivalents relating to Depositary Units to be issued solely in connection with any acquisition of any entity or business, it shall send to each Holder of Registrable Securities as reflected on the books and records of or maintained on behalf of the Company, including each Holder who has the right to acquire, who is entitled to registration rights under this SECTION 4.1 written notice of such determination and, if within fifteen (15) days after receipt of such notice, such Holder shall so request in writing, the Company shall use its reasonable efforts to include in such registration statement all or any part of the Registrable Securities such Holder requests to be registered, except that if, in connection with any underwritten public offering of the Company the managing underwriter shall impose a limitation on the number of Units which may be included in the registration statement because, in its judgment, such limitation is necessary to effect an orderly public distribution, then the Company shall be obligated to include in such registration statement only such limited portion of the Registrable Securities with respect to which such Holder has requested inclusion hereunder. Any exclusion of Registrable Securities shall be made pro rata among the Holders seeking to include Registrable Securities, in proportion to the number of Registrable Securities sought to be included by such Holders; provided, however, that the Company shall not exclude any Registrable Securities unless the Company has first excluded all outstanding securities which are not entitled by right to inclusion of securities in such registration statement pursuant to this ARTICLE IV. No incidental right under this SECTION 4.1 shall be construed to limit any registration required under SECTION 4.2. The obligations of the Company to a Holder under this SECTION 4.1 may be waived only by such Holder. Anything herein to the contrary notwithstanding, no other registration rights (demand or piggy-back) with respect to any debt or equity securities shall be granted to any Person without the consent of the Holders.

        Section 4.2    DEMAND REGISTRATION.

          (a)    If at any time and from time to time after the date hereof Holders of a majority (determined by capital account balance) of Registrable Securities owned by all Holders (the "Required Holders") shall notify the Company in writing that it or they intend to offer or cause to be offered for public sale Registrable Securities held by such Holders which constitute at least twenty percent (20%) of the Registrable Securities, then the Company will so notify all Holders of Registrable Securities, including all Holders who have a right to acquire Registrable Securities. Upon written request of any Holder given within fifteen (15) days after the receipt by such Holder from the Company of such notification, the Company will use its best efforts to cause such of the Registrable Securities as may be requested by any Holder thereof (including the Holder or Holders giving the initial notice of intent to offer) to be registered under the Securities Act as expeditiously as possible. In connection with any request by any Holder of Registrable Securities for registration thereof pursuant to this SECTION 4.2, the Company shall have the right (to be exercised not more than one time in any 365 day period) to defer the filing of a registration statement with the Commission for up to 90 days after such filing would otherwise be required hereunder if the Company shall furnish to the Holders requesting such registration a certificate approved by the Board of Directors of the General Partner of the Company stating that, in the good faith judgment of the Company, it would be materially detrimental to the interests of the Company for such registration statement to be filed at such time.

EX-E-36

          (b)    The Company will not be obligated to effect more than two registrations pursuant to this Section 4.2, provided that a request for registration will not count for the purposes of this limitation if (i) the Required Holders determine in good faith to withdraw (prior to the effective date of the registration statement relating to such request) the proposed registration due to marketing or regulatory reasons, (ii) the registration statement relating to such request is not declared effective within 180 days of the date such registration statement is first filed with the Commission, (iii) prior to the sale of at least 90% of the Registrable Securities included in the registration relating to such request, such registration is adversely affected by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason and the Company fails to have such stop order, injunction or other order or requirement removed, withdrawn or resolved to the Required Holders' reasonable satisfaction within 30 days of the date of such order, or (iv) the conditions to closing specified in the underwriting agreement or purchase agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a material default or breach thereunder by the Required Holders). Notwithstanding the foregoing, the Company will pay all reasonable expenses in connection with any request for registration pursuant to Section 4.2 regardless of whether or not such request counts toward the limitation set forth above.

        Section 4.3    REGISTRATIONS ON FORM S-3. In addition to the rights provided the Holders of Registrable Securities in SECTIONS 4.1 and 4.2, if the registration of Registrable Securities under the Securities Act can be effected on Form S-3 (or any similar form promulgated by the Commission), then upon the written request of one or more Holders of Registrable Securities for the registration of at least twenty percent (20%) of the Registrable Securities, the Company will so notify each Holder of Registrable Securities, including each Holder who has a right to acquire Registrable Securities, and then will, as expeditiously as possible, use its best efforts to effect qualification and registration under the Securities Act on Form S-3 of all or such portion of the Registrable Securities as the Holder or Holders shall specify in the initial request to the Company or upon written request of a Holder to the Company given within fifteen (15) days after the receipt by the Holders from the Company of such notification.

        Section 4.4    EFFECTIVENESS. The Company will use its best efforts to maintain the effectiveness for up to 90 days (or such shorter period of time as the underwriters need to complete the distribution of the registered offering, or one year in the case of a "shelf" registration statement on Form S-3) of any registration statement pursuant to which any of the Registrable Securities are being offered, and from time to time will use reasonable efforts to amend or supplement such registration statement and the prospectus contained therein to the extent necessary to comply with the Securities Act and any applicable state securities statute or regulation. The Company will also provide each Holder of Registrable Securities with as many copies of the prospectus contained in any such registration statement as it may reasonably request.

        Section 4.5    INDEMNIFICATION BY THE COMPANY. (a) In the event that the Company registers any of the Registrable Securities under the Securities Act, the Company will indemnify and hold harmless each Holder and each underwriter of the Registrable Securities (including their officers, directors, affiliates and partners) so registered (including any broker or dealer through whom such Units may be sold) and each Person, if any, who controls such Holder or any such underwriter within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them become subject under the Securities Act, applicable state securities laws or under any other statute or at common law or otherwise, as incurred, and, except as hereinafter provided, will reimburse each such Holder, each such underwriter and each such controlling Person, if any, for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, as incurred, insofar as such losses, claims, damages, expenses, liabilities or

EX-E-37

actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the final prospectus (or the registration statement or prospectus as from time to time amended or supplemented by the Company) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act or any state securities laws applicable to the Company and relating to action or inaction required of the Company in connection with such registration, unless (i) such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or amended preliminary prospectus or final prospectus in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by any such Holder of Registrable Securities (in the case of indemnification of such Holder), any such underwriter (in the case of indemnification of such underwriter) or any such controlling Person (in the case of indemnification of such controlling Person) expressly for use therein, or unless (ii) in the case of a sale directly by such Holder of Registrable Securities (including a sale of such Registrable Securities through any underwriter retained by such Holder of Registrable Securities to engage in a distribution solely on behalf of such Holder of Registrable Securities), such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus copies of which were delivered to such Holder of Registrable Securities or such underwriter on a timely basis, and such Holder of Registrable Securities failed to deliver a copy of the final or amended prospectus at or prior to the confirmation for the sale of the Registerable Securities to the person asserting any such loss, claim, damage or liability in any case where such delivery is required by the Securities Act.

          (b)    Promptly after receipt by any Holder of Registrable Securities, any underwriter or any controlling Person, of notice of the commencement of any action in respect of which indemnity may be sought against the Company, such Holder of Registrable Securities, or such underwriter or such controlling person, as the case may be, will notify the Company in writing of the commencement thereof (provided, that failure by any such person to so notify the Company shall not relieve the Company from any liability it may have hereunder to any other Person entitled to claim indemnity or contribution hereunder) and, subject to the provisions hereinafter stated, the Company shall be entitled to assume the defense of such action (including the employment of counsel, who shall be counsel reasonably satisfactory to such Holder of Registrable Securities, such underwriter or such controlling Person, as the case may be), and the payment of expenses insofar as such action shall relate to any alleged liability in respect of which indemnity may be sought against the Company.

          (c)    Such Holder of Registrable Securities, any such underwriter or any such controlling Person shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel subsequent to any assumption of the defense by the Company shall not be at the expense of the Company unless the employment of such counsel has been specifically authorized in writing by the Company. The Company shall not be liable to indemnify any Person for any settlement of any such loss, claim, damage, expense, liability or action effected without the Company's written consent. The Company shall not, except with the approval of each party being indemnified under this SECTION 4.5, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the parties being so indemnified of a release from all liability in respect to such claim or litigation.

          (d)    In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which any Holder of Registrable Securities exercising rights under this ARTICLE IV, or any controlling Person of any such Holder, makes a claim for indemnification

EX-E-38

  pursuant to this SECTION 4.5 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this SECTION 4.5 provides for indemnification in such case, then, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the Holder of Registrable Securities on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Holder of Registrable Securities on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or by the Holder of Registrable Securities on the other, and each party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered by it pursuant to such registration statement, net of any underwriting discounts or commissions paid by such Holder; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

        Section 4.6    INDEMNIFICATION BY HOLDERS OF REGISTRABLE SECURITIES. (a) In the event that the Company registers any of the Registrable Securities under the Securities Act, each Holder of the Registrable Securities so registered will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed or otherwise participated in the preparation of the registration statement, each underwriter of the Registrable Securities so registered (including any broker or dealer through whom such of the Units may be sold) and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, applicable state securities laws or under any other statute or at common law or otherwise, and, except as hereinafter provided, will reimburse the Company and each such director, officer, underwriter or controlling Person for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the final prospectus (or in the registration statement or prospectus as from time to time amended or supplemented) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only insofar as (i) any such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by such Holder of Registrable Securities expressly for use therein and (ii) in the case of a sale directly by such Holder of Registrable Securities (including a sale of such Registrable Securities through any underwriter retained by such Holder of Registrable Securities to engage in a distribution solely on behalf of such Holder of Registrable Securities), such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus copies of which were delivered to such Holder of Registrable Securities or such underwriter on a timely basis, and such Holder of Registrable Securities failed to deliver a copy of the final or amended prospectus at or prior to the confirmation for the sale of the Registerable Securities to the person asserting any such loss, claim, damage or liability in any case where such delivery is

EX-E-39

required by the Securities Act; provided, however, that such Holder's obligations hereunder shall be limited to an amount equal to the aggregate public offering price of the Registrable Securities sold by such Holder in such registration, net of any underwriting discounts or commissions paid by such Holder.

          (b)    Promptly after receipt of notice of the commencement of any action in respect of which indemnity may be sought against such Holder of Registrable Securities hereunder, the Company will notify such Holder of Registrable Securities in writing of the commencement thereof (provided, that failure by the Company to so notify such Holder shall not relieve such Holder from any liability it may have hereunder to any other Person entitled to claim indemnity or contribution hereunder), and such Holder of Registrable Securities shall, subject to the provisions hereinafter stated, be entitled to assume the defense of such action (including the employment of counsel, who shall be counsel reasonably satisfactory to the Company) and the payment of expenses insofar as such action shall relate to the alleged liability in respect of which indemnity may be sought against such Holder of Registrable Securities. The Company and each such director, officer, underwriter or controlling Person shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel subsequent to any assumption of the defense by such Holder of Registrable Securities shall not be at the expense of such Holder of Registrable Securities unless employment of such counsel has been specifically authorized in writing by such Holder of Registrable Securities. Such Holder of Registrable Securities shall not be liable to indemnify any Person for any settlement of any such loss, claim, damage, expense, or liability or action effected without such Holder's written consent.

          (c)    In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which the Company or another Person entitled to indemnification pursuant to this SECTION 4.6 makes a claim for indemnification pursuant to this SECTION 4.6, but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding that this SECTION 4.6 provides for indemnification, in such case, then, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the Holder of Registrable Securities on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Holder of Registrable Securities on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or by the Holder of Registrable Securities on the other, and each party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered by it pursuant to such registration statement, net of any underwriting discounts or commissions paid by such Holder; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

        Section 4.7    EXCHANGE ACT REGISTRATION. If the Company at any time shall list any class of equity securities on any national securities exchange or obtain authorization for Units of such class to be quoted on an automated quotation system and shall register such class of equity securities under the Exchange Act, the Company will, at its expense, simultaneously list on such exchange or qualify for trading on such automated quotation system and maintain such listing or authorization of, the

EX-E-40

Registrable Securities of such class. If the Company becomes subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act, the Company will use its best efforts to timely file with the Commission such information as the Commission may require under either of said Sections; and in such event, the Company shall use its best efforts to take all action as may be required as a condition to the availability of Rule 144 or Rule 144A under the Securities Act (or any successor exemptive rule hereafter in effect) with respect to such equity securities. The Company shall furnish to any Holder of Registrable Securities forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company as filed with the Commission, and (iii) such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such Registrable Securities without registration. The Company agrees to use its best efforts to facilitate and expedite transfers of the Registrable Securities pursuant to Rule 144 under the Securities Act, which efforts shall include timely notice to its transfer agent to expedite such transfers of Registrable Securities.

        Section 4.8    DAMAGES. The Company recognizes and agrees that the Holder of Registrable Securities will not have an adequate remedy if the Company fails to comply with this ARTICLE IV and that damages may not be readily ascertainable, and the Company expressly agrees that, in the event of such failure, it shall not oppose an application by the Holder of Registrable Securities or any other Person entitled to the benefits of this ARTICLE IV requiring specific performance of any and all provisions hereof or enjoining the Company from continuing to commit any such breach of this ARTICLE.

        Section 4.9    FURTHER OBLIGATIONS OF THE COMPANY. Whenever under the preceding SECTIONS of this ARTICLE IV, the Company is required hereunder to register Registrable Securities, it agrees that it shall also do the following:

          (i)    Furnish to each selling Holder such copies of each preliminary and final prospectus and such other documents as said Holder may reasonably request to facilitate the public offering of its Registrable Securities;

          (ii)    Use its best efforts to register or qualify the Registrable Securities covered by said registration statement under the applicable securities or "blue sky" laws of such jurisdictions as any selling Holder may reasonably request; provided, however, that the Company shall not be obligated to qualify to do business in any jurisdictions where it is not then so qualified or to take any action which would subject it to the service of process in suits other than those arising out of the offer or sale of the securities covered by the registration statement in any jurisdiction where it is not then so subject;

          (iii)    Furnish to each selling Holder a signed counterpart, addressed to the selling Holders and any underwriter, of "comfort" letters signed by the Company's independent public accountants who have examined and reported on the Company's financial statements included in the registration statement, to the extent permitted by the standards of the American Institute of Certified Public Accountants, covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and (in the case of the accountants' "comfort" letters) with respect to events subsequent to the date of the financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' "comfort" letters delivered to the underwriters in underwritten public offerings of securities, to the extent that the Company is required to deliver or cause the delivery of such opinion or "comfort" letters to the underwriters in an underwritten public offering of securities;

          (iv)    Permit each selling Holder of Registrable Securities or such Holder's counsel or other representatives to inspect and copy such non-confidential corporate documents and records as may reasonably be requested by them;

EX-E-41

          (v)    Furnish to each selling Holder of Registrable Securities a copy of all documents filed with and all correspondence from or to the Commission in connection with any such offering of securities;

          (vi)    Use its best efforts to insure the obtaining of all necessary approvals from the NASD or other applicable regulatory authority, if applicable;

          (vii)    Use its best efforts to cause all Registrable Securities so registered pursuant hereto to be listed on any securities exchange or authorized for quotation in any automated quotation system on or in which outstanding Units are listed or authorized for quotation at the time such registration is declared effective by the Commission;

          (viii)    Designate a transfer agent and registrar for the class or classes, or series or series, of Units which include such Registrable Securities and obtain a CUSIP number for same, in each case not later than the date such registration is declared effective by the Commission; and

          (ix)    Otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security Holders, as soon as reasonably practicable, an earning statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the registration statement covering the initial public offering, which earning statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

        Whenever under the preceding SECTIONS of this ARTICLE IV the Holders of Registrable Securities are registering such securities pursuant to any registration statement, each such Holder agrees to timely provide to the Company, at its request, such information and materials as it may reasonably request in order to effect the registration of such Registrable Securities.

        Section 4.10    EXPENSES. In the case of each registration effected under this Article IV, the Company shall bear all reasonable costs and expenses of each such registration on behalf of the selling Holders of Registrable Securities, including, but not limited to, the Company's printing, legal and accounting fees and expenses, Commission and NASD filing fees and "Blue Sky" fees; provided, however, that the Company shall have no obligation to pay or otherwise bear any portion of the underwriters' commissions or discounts attributable to the Registrable Securities being offered and sold by the Holders of the Registrable Securities, or the fees and expenses of counsel for the selling Holders of Registrable Securities in connection with the registration of the Registrable Securities. The Company shall also pay all expenses of the Holders of the Registrable Securities in connection with any registration initiated pursuant to this ARTICLE IV which is withdrawn or abandoned at the request of the Company.

        Section 4.11    TRANSFERABILITY. (a) For all purposes of ARTICLE IV of this Agreement, a Holder or assignee thereof who becomes a party to this Agreement in accordance with SECTION 4.11(b) hereof shall be deemed at any particular time to be the Holder of all Registrable Securities of which such Person shall at such time be the "beneficial owner," determined in accordance with Rule 13d-3 under the Exchange Act.

          (b)    For all purposes of ARTICLE IV of this Agreement, the Holder of Registrable Securities shall include not only the Holder, but also any assignee or transferee of the Registrable Securities; provided, however, that such assignee or transferee agrees in writing to be bound by all of the provisions of this Agreement.

        Section 4.12    MERGERS, ETC. The Company shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which the Company shall not be the surviving entity unless the proposed surviving entity shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of the Company under this Agreement, and for that purpose

EX-E-42

references hereunder to Registrable Securities shall be deemed to be references to the securities which the Holders would be entitled to receive in exchange for Registrable Securities under any such merger, consolidation or reorganization; provided, however, that the provisions of this SECTION 4.12 shall not apply in the event of any merger, consolidation, or reorganization in which the Company is not the surviving entity if all Holders are entitled to receive in exchange for their Registrable Securities consideration consisting solely of (i) cash, or (ii) securities of the acquiring entity which may be immediately sold to the public without registration under the Securities Act.

ARTICLE V
DEFINITIONS

        Section 5.1    DEFINITIONS. As used in this Agreement, the following defined terms have the meanings indicated below:

        "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.

        "Agreement" has the meaning ascribed to it in the forepart of this Agreement.

        "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

        "Business or Condition of the Company" means the business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole.

        "Commission" shall mean the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

        "Company" has the meaning ascribed to it in the forepart of this Agreement.

        "Contract" means any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract.

        "Depositary Units" has the meaning ascribed to it in the recitals of this Agreement.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission (or of any other Federal agency then administering the Exchange Act) thereunder, all as the same shall be in effect at the time.

        "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision.

        "Holder" has the meaning ascribed to it in the forepart of this Agreement.

        "Holders" has the meaning ascribed to it in the forepart of this Agreement.

        "Issuance" has the meaning ascribed to it in the recitals of this Agreement.

        "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

        "License" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

EX-E-43

        "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

        "NASD" means the National Association of Securities Dealers, Inc.

        "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

        "Partnership Agreement" has the meaning ascribed to it in the forepart of this Agreement.

        "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

        "Registrable Securities" shall mean and include the Depositary Units owned by a Holder; provided, however, that Registrable Securities shall cease to be Registrable Securities upon the consummation of any sale pursuant to a registration statement or Rule 144 under the Securities Act.

        "Required Holders" has the meaning ascribed to it in Section 4.2(a) of this Agreement.

        "Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission (or of any other federal agency then administering the Securities Act) thereunder, all as the same shall be in effect at the time.

        "Subsidiaries" means all Persons in which the Company, directly or indirectly, beneficially owns more than 50% of either the equity interests in, or the voting control of, such Persons.

ARTICLE VI
MISCELLANEOUS

        Section 6.1    ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

        Section 6.2    WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        Section 6.3    AMENDMENT. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

        Section 6.4    NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

        Section 6.5    ASSIGNMENT; BINDING EFFECT. This Agreement and any right, interest or obligation hereunder may be assigned by Holder without the prior written consent of the Company. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        Section 6.6    HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

EX-E-44

        Section 6.7    INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

        Section 6.8    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

        Section 6.9    COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

EX-E-45

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

AMERICAN REAL ESTATE PARTNERS, L.P.
By:	American Property Investors, Inc., Its general partner
By:	Name: Title:
HOLDERS:
HIGHCREST INVESTORS CORP.,
By:	Name: Title:
ARNOS CORP.,
By:	Name: Title:
CYPRUS, LLC
By:	Name: Title:
GASCON PARTNERS
By:	Name: Title:

EX-E-46

ANNEX A

Year	Oil Price ($/Bbl)	Gas Price ($/mcf)
2005	$44.36	$6.184
2006	$41.35	$6.267
2007	$39.57	$5.921
2008	$37.50	$5.750
2009	$35.00	$5.500
Thereafter	$35.00	$5.500

EX-E-47

Exhibit F

PURCHASE AGREEMENT

Dated as of January 21, 2005

by and among

American Real Estate Partners, L.P., as Purchaser,

and

Cyprus, LLC, as Seller

EX-F-1

EX-F-2

	ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER
4.1	Organization of Purchaser	10
4.2	Authority	11
4.3	No Conflicts	11
4.4	Capitalization	11
	ARTICLE V COVENANTS
5.1	Maintenance of Business Prior to Closing	11
5.2	Efforts to Consummate Transaction	12
	ARTICLE VI ASSIGNMENT OF RIGHTS RELATING TO THE SECURITIES
6.1	Assignment of Rights, etc.	13
	ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
7.1	Warranties True as of Both Present Date and Closing Date	13
7.2	Compliance by Seller	13
7.3	Seller's Certificates	14
7.4	No Material Adverse Change	14
7.5	Actions or Proceedings	14
7.6	Registration Rights Agreement	14
	ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
8.1	Warranties True as of Both Present Date and Closing Date	14
8.2	Compliance by Purchaser	14
8.3	Purchaser's Certificate	14
8.4	Actions or Proceedings	14
8.5	Approval	14
8.6	Registration Rights Agreement	14
8.7	Amendment to Limited Partnership Agreement	14
	ARTICLE IX TERMINATION
9.1	Termination	15
9.2	Effect of Termination	15
	ARTICLE X INDEMNIFICATION
10.1	Indemnification by Seller	15
10.2	Claims	16
10.3	Notice of Third Party Claims; Assumption of Defense	16
10.4	Settlement or Compromise	17
10.5	Failure of Indemnifying Person to Act	17
10.6	Tax Character	17

EX-F-3

	ARTICLE XI DEFINITIONS
11.1	Definitions	17
	ARTICLE XII MISCELLANEOUS
12.1	Investigation	23
12.2	Survival of Representations and Warranties	23
12.3	Entire Agreement	23
12.4	Waiver	23
12.5	Amendment	23
12.6	No Third Party Beneficiary	23
12.7	Assignment; Binding Effect	23
12.8	Headings	23
12.9	Invalid Provisions	23
12.10	Governing Law	23
12.11	Counterparts	23
12.12	Waiver of Jury Trial	23
12.13	Consent to Jurisdiction	24
12.14	Expenses	24
12.15	Notices	24
12.16	Further Assurances	25

EX-F-4

        This PURCHASE AGREEMENT (the or this "Agreement") dated as of January 21, 2005 is made and entered into by and among Cyprus, LLC, a Delaware limited liability company ("Seller"), and American Real Estate Partners, L.P. ("Purchaser"). Capitalized terms not otherwise defined herein have the meanings set forth in Article XI.

        WHEREAS, Seller owns the securities listed on Annex A hereto (collectively, the "Securities") and Purchaser desires to purchase the Securities from Seller on the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, Seller desires to sell the Securities to Purchaser on the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
SALE OF SECURITIES AND CLOSING

        1.1    Purchase and Sale.    Seller hereby agrees to sell to Purchaser the Securities and Purchaser hereby agrees to purchase from Seller the Securities at the Closing on the terms and subject to the conditions set forth in this Agreement.

        1.2    Purchase Price.    The amount payable to Seller at the Closing is 413,793 depositary units representing limited partnership interests ("AREP Units") of Purchaser (the "Closing Consideration" and together with the Contingent Consideration, if any, determined in accordance with Section 1.6, the "Purchase Price").

        1.3    Closing.    Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall take place (a) at the offices of Purchaser, located at 100 South Bedford Road, Mt. Kisco, NY at 10:00 a. m., local time, on the second business day immediately following the day on which the last to be satisfied or waived of the conditions set forth in Articles VII and VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance herewith or (b) at such other time, date or place as Purchaser and Seller may agree. The date on which the Closing occurs is herein referred to as the "Closing Date."

        1.4    Actions at the Closing.    At the Closing: (i) Purchaser shall deliver to the Seller one or more certificates representing the AREP Units constituting the Closing Consideration, (ii) Seller shall deliver to Purchaser Designee (as defined below) the Securities, together with instruments of transfer satisfactory to Purchaser, or, in the case of Securities that are held in book-entry form at the Depository Trust Company ("DTC"), Seller shall cause such Securities to be delivered to the DTC account designated in writing by Purchaser Designee, (iii) Seller shall deliver or cause to be delivered to Purchaser the certificate described in Section 7.3 and (iv) Purchaser shall deliver or cause to be delivered to Seller the items required by Sections 8.3 and 8.5.

        1.5    Contingent Consideration.

          (a)   As soon as is practicable after the end of each of the fiscal years 2005 and 2006, the Purchaser shall cause Atlantic Holdings to deliver to the chairman of the audit committee of the Purchaser and to Seller, a statement of EBITDA for such fiscal year, certified by Atlantic Holdings' independent auditors and Chief Financial Officer (the "EBITDA Statements").

          (b)   If the EBITDA as set forth on the EBITDA Statements is equal to or greater than $24 million for each of the fiscal years 2005 and 2006, Purchaser shall pay to the Seller 206,897 (subject to equitable adjustment in the event of any stock split, reverse stock split, stock dividend

EX-F-5

  or other similar event) AREP Units (the "Contingent Consideration") as soon as is practicable, but in no event later than 10 days, following delivery of the EBITDA Statement for the fiscal year 2006.

        1.6    Tax Treatment.    The Sellers and AREP agree and acknowledge that the sale of the Securities to Purchaser shall qualify as a nonrecognition transaction pursuant to Section 721(a) of the Internal Revenue Code of 1986, as amended.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

        As an inducement to Purchaser to enter into this Agreement, Seller hereby makes the following representations and warranties to Purchaser:

        2.1    Organization of Seller.    Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has full organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation, to sell and transfer (pursuant to this Agreement) the Securities.

        2.2    Authority.    The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized by Seller's Managing Member and no other action on the part of Seller or its Managing Member is necessary for such execution, delivery or performance. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

        2.3    Title.    The delivery of the Securities and other instruments of transfer delivered by Seller to Purchaser at the Closing will transfer to Purchaser good and valid title to the Securities, free and clear of all Liens.

        2.4    No Conflicts.    The execution and delivery by Seller of this Agreement do not, and the performance by Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

          (a)   conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of Seller;

          (b)   conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Seller or any of its Assets and Properties; or

          (c)   (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon Seller or any of its Assets and Properties under, any Contract or License to which Seller is a party or by which any of its Assets and Properties is bound.

        2.5    Consents and Approvals.    Except for (i) the requirement that timely notice of the transactions contemplated by this Agreement be furnished to the New Jersey Casino Control Commission, (ii) the approval of depositary unit holders of the Purchaser required by the New York Stock Exchange, and (iii) approvals to amend the Purchaser's amended and restated agreement of limited partnership, dated as of May 12, 1987, as amended, as contemplated by Section 8.7 hereof, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and

EX-F-6

performance by Seller of this Agreement or the consummation of the transactions contemplated hereby.

        2.6    Brokers.    Neither Seller nor the Company nor any Subsidiary has used any broker or finder in connection with the transactions contemplated hereby, and neither Purchaser nor any Affiliate of Purchaser has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained or purporting to be retained by Seller or by the Company or any Subsidiary in connection with any of the transactions contemplated by this Agreement.

        2.7    Accuracy of Statements.    Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Company, any Subsidiary or Seller to Purchaser or any representative or Affiliate of Purchaser in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF SELLER RELATING TO THE COMPANY AND THE SUBSIDIAIRIES

        As an inducement to Purchaser to enter into this Agreement, Seller hereby makes the following representations to Purchaser, except as set forth in the Disclosure Schedule attached to this Agreement (it being agreed that any exceptions to such representations and warranties shall clearly identify the sections of this Agreement to which they apply).

        3.1    Due Organization of Company and the Subsidiaries.

          (a)   The Company and each of the Subsidiaries is duly organized and validly existing under the laws of the state in which it is incorporated or organized, as the case may be, with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted. The Company and each of the Subsidiaries is licensed or qualified to do business and is in good standing (where the concept of "good standing" is applicable) as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it require such licensing or qualification (except, with respect to the Subsidiaries, where the failure to be so licensed or qualified or be in good standing will not in the aggregate adversely affect the validity or enforceability of this Agreement or have a Material Adverse Effect on any of the Subsidiaries).

          (b)   The Seller has delivered to Purchaser true, correct and complete copies of the organizational documents of the Company and the Subsidiaries, which organizational documents are in full force and effect.

        3.2    Capitalization.    Immediately prior to the Closing, the Seller will own the Securities, free and clear of all Liens. The Company owns 100% of the outstanding capital stock of Atlantic Coast Entertainment Holdings, Inc., a Delaware corporation ("Atlantic Holdings"), and Atlantic Holdings owns 100% of the membership interests in ACE Gaming, LLC, a New Jersey limited liability company ("Ace"). Except as set forth on Schedule 3.2, no Person holds any option, warrant, convertible security or other right to acquire any interest in the Company or any of the Subsidiaries. There are no obligations, contingent or otherwise, of the Company or the Subsidiaries to repurchase, redeem or otherwise acquire any ownership interests of the Company or any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other Person.

EX-F-7

        3.3    Subsidiaries.    The Company has no subsidiaries other than Atlantic Holdings and Ace. Atlantic Holdings has no subsidiaries other than Ace. Ace has no subsidiaries. Except for its interests in the Subsidiaries, neither the Company nor any of the Subsidiaries owns directly or indirectly any ownership or other investment interest, either of record, beneficially or equitably, in any Person.

        3.4    Financial Statements.    (a) The Seller has delivered to Purchaser true, correct and complete copies of the Audited Financial Statements. The Audited Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly the financial position, assets, liabilities and retained earnings of the respective companies as of the dates thereof and the revenues, expenses, results of operations, and cash flows of the respective companies for the periods covered thereby. The Audited Financial Statements are in accordance with the books and records of the respective companies, do not reflect any transactions which are not bona fide transactions and do not contain any untrue statement of a material fact (whether or not required to be disclosed under GAAP) or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

          (b)   The Seller has delivered to Purchaser true and complete copies of the Interim 2004 Financial Statements. The Interim 2004 Financial Statements present fairly the financial position, assets, liabilities and retained earnings of the respective companies as of the dates thereof and the revenues, expenses, results of operations, and cash flows of the respective companies for the periods covered thereby. The Interim 2004 Financial Statements are in accordance with the books and records of the respective companies, do not reflect any transactions which are not bona fide transactions and do not contain any untrue statement of a material fact (whether or not required to be disclosed under GAAP) or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

        3.5    No Adverse Effects or Changes.    Since December 31, 2003, (i) neither the Company nor any of the Subsidiaries has suffered any Material Adverse Effect; (ii) there has been no change, event, development, damage or circumstance affecting the Company or the Subsidiaries that, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company or any of the Subsidiaries; (iii) there has not been any change by the Company or any of the Subsidiaries in its accounting methods, principles or practices, or any revaluation by the Company or any of the Subsidiaries of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable; and (iv) the Company and each of the Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice.

        3.6    Title to Properties.    Each of the Company and the Subsidiaries has good and marketable title to, and each Subsidiary is the lawful owner of, all of the tangible and intangible assets, properties and rights used in connection with its respective businesses and all of the tangible and intangible assets, properties and rights reflected in the Financial Statements, except for changes accruing in the ordinary course of business that would not, individually or in the aggregate, adversely affect the ability of the Company or any of the Subsidiaries to conduct its business in the ordinary course, consistent with past practice.

        3.7    Litigation.    Except as disclosed in the Financial Statements, there are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations, with such exceptions as are individually, or in the aggregate, not material in nature or amount, pending or, to the Knowledge of Seller, threatened against or affecting the Company, the Subsidiaries or any of their respective officers, directors, employees or agents in their capacity as such, or any of the Company's Assets and Properties or businesses of the Company or any of the Subsidiaries, and to Seller's Knowledge, any facts or circumstances which may give rise to any of the foregoing. Except as disclosed in the Financial Statements, neither the Company nor any of the Subsidiaries is subject to any

EX-F-8

order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority.

        3.8    Claims Against Officers and Directors.    There are no pending or, to the Seller's Knowledge, threatened claims against any director, officer, employee or agent of the Company, the Subsidiaries or any other Person, which could give rise to any claim for indemnification against the Company or the Subsidiaries or cause the Company or the Subsidiaries to incur any material liability or otherwise suffer or incur any material Loss.

        3.9    Insurance.

          (a)   The Company and the Subsidiaries maintain insurance policies that provide adequate and suitable insurance coverage for the business of the Company and the Subsidiaries and are on such terms, cover such risks and are in such amounts as the insurance customarily carried by comparable companies of established reputation similarly situated and carrying on the same or similar business.

          (b)   Prior to the date hereof, Seller has delivered to Purchaser all insurance policies (including policies providing property, casualty, liability, workers' compensation, and bond and surety arrangements) under which the Company or any of the Subsidiaries are an insured, a named insured or otherwise the principal beneficiary of coverage. All insurance policies of the Company and each of the Subsidiaries are in full force and effect. The Company and the Subsidiaries have not received notice of any refusal of coverage with respect to an existing policy. The Company and the Subsidiaries have paid all premiums due under all such policies. The amount of the reserve for self-insured risks as of November 30, 2004 are set forth on Schedule 3.9(b), and such reserves shall be maintained in accordance with past practice.

        3.10    Compliance with Law.    Except as set forth in the Financial Statements, the Company and the Subsidiaries are in compliance and, at all times, have been in compliance in all respects with all applicable Laws relating to the Company or the Subsidiaries or their respective Assets and Properties or businesses. Except as disclosed in the Financial Statements, no investigation or review by any governmental authority or self-regulatory authority is pending or, to Seller's Knowledge, threatened, nor has any such authority indicated orally or in writing to the Seller, the Company or any of the Subsidiaries an intention to conduct an investigation or review of the Company or any of the Subsidiaries or, with respect to the Company or any of the Subsidiaries, or Seller.

        3.11    Undisclosed Liabilities.    Except as disclosed in the Financial Statements and the Interim 2004 Financial Statements, neither the Company nor any of the Subsidiaries has any material liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, other than liabilities and obligations incurred after September 30, 2004 in the ordinary course of business consistent with past practice (including as to amount and nature).

        3.12    Related Parties.    Except as disclosed in the Financial Statements or in public filings of the Company or Atlantic Holdings, and except for transactions solely between the Company and the Subsidiaries or solely between the Company's Subsidiaries, (i) no Affiliate of the Company is a party to any Contract with the Company or any of the Subsidiaries; (ii) no Affiliate of the Company owes any material amount of money to, nor is such Affiliate owed any material amount of money by, the Company or any of the Subsidiaries, (iii) neither the Company nor any of the Subsidiaries has, directly or indirectly, guaranteed or assumed any indebtedness for borrowed money or otherwise for the benefit of an Affiliate of the Company or any of the Subsidiaries; and (iv) neither the Company nor any of the Subsidiaries has made any material payment to, or engaged in any material transaction with, an Affiliate of the Company.

EX-F-9

        3.13    Intellectual Property.

          (a)   The Company and the Subsidiaries own, or possess adequate rights to use, all material patents, trade names, trademarks, copyrights, inventions, processes, designs, formulae, trade secrets, know-how and other intellectual property rights necessary for, used or held for use in the conduct of their businesses. All material intellectual property necessary for used or held for use in the conduct of the businesses of the Company and any of the Subsidiaries has been duly registered with, filed in or issued by the relevant filing offices, domestic or foreign, to the extent necessary or desirable to ensure full protection under any applicable Law, and such registrations, filings or issuances remain in full force and effect.

          (b)   The conduct of the business of the Company and the Subsidiaries does not infringe or otherwise conflict with any rights of any Person in respect of intellectual property rights. None of the intellectual property rights owned by the Company or the Subsidiaries is being infringed or otherwise, in any way, used or available for use by any Person without a license or permission from the Company and the Subsidiaries and neither the Company nor any of the Subsidiaries has taken or omitted to take any action which would have the effect of waiving any of its rights thereunder. Neither the Company nor any of the Subsidiaries has received a claim of infringement or conflict by any third party in respect of any intellectual property used by the Company or the Subsidiaries.

        3.14    Environmental Matters.    Except as set forth in the disclosure documents of the Company or Atlantic Holdings filed publicly with the U.S. Securities and Exchange Commission (the "SEC") prior to the date hereof, or as set forth in the Financial Statements:

          (a)   The Company and each of the Subsidiaries have obtained all material Environmental Permits that are required with respect to their respective Assets and Properties and businesses, either owned or leased;

          (b)   The Company, each of the Subsidiaries, and their respective Assets and Properties and businesses, are and have been in compliance in all material respects with all terms and conditions of all applicable Environmental Laws and Environmental Permits;

          (c)   There are no Environmental Claims pending or, to the Knowledge of Seller, threatened against the Company or any of the Subsidiaries. Neither the Company nor any of the Subsidiaries has received any notice from any Governmental or Regulatory Authority or any person of any violation or liability arising under any Environmental Law or Environmental Permit in connection with its Assets and Properties, businesses or operations;

          (d)   Neither the Company, nor any of its Subsidiaries, nor any other Person has caused or taken any action that will result in any material liability, obligation or cost on the part of the Company or any of its Subsidiaries relating to (x) environmental conditions on, above, under or from any properties or assets currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries, or (y) the past or present use, management, transport, treatment, generation, storage, disposal, release or threatened release of Hazardous Materials.

          (e)   Neither the Company nor any of the Subsidiaries owns, leases or operates or has owned, leased or operated, any property listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

          (f)    Neither the Company nor any of the Subsidiaries is transporting, has transported, or is arranging for the transportation of, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against the Company or the Subsidiaries for investigative or remedial

EX-F-10

  work, damage to natural resources, property damage or personal injury including claims under CERCLA;

          (g)   There are no sites, locations or operations at which the Company or any of the Subsidiaries is currently undertaking, or has completed, any investigative, remedial, response or corrective action as required by Environmental Laws;

          (h)   There are no physical or environmental conditions existing on any property owned or leased by the Company or the Subsidiaries resulting from their respective operations or activities, past or present, at any location, that would give rise to any material on-site or off-site investigative or remedial obligations or any corrective action under any applicable Environmental Laws; and

          (i)    The Seller has provided to Purchaser all material environmental site assessments, audits, investigations and studies in its possession, custody or control.

        3.15    Employees, Labor Matters, etc.    Except as set forth in the Financial Statements, neither the Company nor any of the Subsidiaries is a party to or bound by, and none of their employees is subject to, any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by the Company or any of the Subsidiaries. There has not occurred or been threatened any material strike, slow down, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company or any of the Subsidiaries. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or threatened with respect to any employee of the Company or any of the Subsidiaries. The Company and the Subsidiaries have complied with all applicable Laws pertaining to the employment or termination of employment of their respective employees, including, without limitation, all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities; except for any failure to comply that, individually and in the aggregate, is not reasonably likely to result in any Company Material Adverse Effect.

        3.16    Employee Benefit Plans.

          (a)   Except as set forth in the Financial Statements or accrued thereafter in accordance with the terms of the Plans as of the date hereof, neither the Company nor any of the Subsidiaries has incurred any material liability, and no event, transaction or condition has occurred or exists that could result in any material liability, on account of any Plans, including but not limited to liability for (i) additional contributions required to be made under the terms of any Plan or its related trust, insurance contract or other funding arrangement with respect to periods ending on or prior to the date hereof which are not reflected, reserved against or accrued in the Financial Statements; (ii) breaches by the Company or any of the Subsidiaries, or any of their employees, officers, directors, stockholders, or, to the Knowledge of Seller, the trustees under the trusts created under the Plans, or any other Persons under ERISA or any other applicable Law; or (iii) income taxes by reason of non-qualification of the Plans. Each of the Plans has been operated and administered in all material respects in compliance with its terms, all applicable Laws and all applicable collective bargaining agreements. Since September 30, 2004, neither the Company nor any of the Subsidiaries has communicated to any current or former director, officer, employee or consultant thereof any intention or commitment to amend or modify any Plan, or to establish or implement any other employee or retiree benefit or compensation plan or arrangement, which would materially increase the cost to the Company or any Subsidiary.

          (b)   Each Plan which is intended to be "qualified" within the meaning of section 401(a) of the Code, and the trust (if any) forming a part thereof has received a favorable determination letter or is covered by an opinion letter from the Internal Revenue Service and no event has occurred and

EX-F-11

  no condition exists which could reasonably be expected to result in the revocation of any such determination. All amendments and actions required to bring each Plan into conformity with the applicable provisions of ERISA, the Code, and any other applicable Laws have been made or taken.

          (c)   There are no pending or threatened claims (and no facts or circumstances exist that could give rise to any such claims) by or on behalf of any participant in any of the Plans, or otherwise involving any such Plan or the assets of any Plan, other than routine claims for benefits in the ordinary course. The Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental or Regulatory Authority.

          (d)   None of the Plans provides benefits of any kind with respect to current or former employees, officers, or directors (or their beneficiaries) of the Company and the Subsidiaries beyond their retirement or other termination of employment, other than (i) coverage for benefits mandated by Section 4980B or the Code, (ii) death benefits or retirement benefits under an employee pension benefit plan (as defined by section 3(2) of ERISA), or (iii) benefits, the full cost of which is borne by such current or former employees, officers, directors, or beneficiaries.

          (e)   Except as set forth in the Financial Statements, no Plan sponsored by the Company and the Subsidiaries is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or a "multiple employer plan" as addressed in section 4063 or 4064 of ERISA. No Plan sponsored by the Company and the Subsidiaries is subject to Title IV of ERISA.

          (f)    The consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event, including, without limitation, the passage of time) result in (i) any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus payments or otherwise) becoming due under any agreement or oral arrangement to any current or former director, officer, employee or consultant of the Company and the Subsidiaries, (ii) any increase in the amount of salary, wages or other benefits payable to any director, officer, employee or consultant of the Company and the Subsidiaries, or (iii) any acceleration of the vesting or timing of payment of any benefits or compensation (including, without limitation, any increased or accelerated funding obligation) payable to any director, officer, employee or consultant of the Company and the Subsidiaries.

        3.17    Real Property.    (a) Schedule 3.17(a) contains a legal description of each parcel of real property owned by the Company or any of the Subsidiaries (including the address thereof) and a legal description of each parcel in which the Company or any of the Subsidiaries hold a valid easement to use such parcel. The Company or a Subsidiary, as applicable, has good and marketable title to or easement in each such parcel of real property, free and clear of all Liens other than Permitted Encumbrances.

          (b)   Schedule 3.17(b) contains a list of each parcel of real property leased by the Company or any of the Subsidiaries. The Company or a Subsidiary has a valid and subsisting leasehold estate in each such parcel of real property, free and clear of Liens created by the Company or a Subsidiary other than the Permitted Encumbrances. All of the real property leases are valid, binding, and enforceable in accordance with their terms, and are in full force and effect.

        3.18    Tangible Personal Property.    The Company or a Subsidiary is in possession of and have good title to, or have valid leasehold interests in or valid rights under contract to use, all of the real and personal property used or held for use in the business of the Company or the Subsidiaries. All such property is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

EX-F-12

        3.19    Contracts.

          (a)   Schedules 3.19 and 3.17 contains a true and complete list of each of the following Contracts as of the date hereof:

              (i)  all Contracts providing for a commitment of employment or consultation services for a specified term and payments at any one time or in any one year in excess of $100,000;

             (ii)  all Contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability the Company or any of the Subsidiaries to engage in any business activity or compete with any Person;

            (iii)  all Contracts relating to indebtedness of the Company or any of the Subsidiaries;

            (iv)  all Contracts (other than this Agreement) providing for (i) the disposition or acquisition of any assets or properties that individually or in the aggregate are material to the business or any of the Subsidiaries or that contain continuing obligations of any of the Subsidiaries, or (ii) any merger or other business combination involving the Company or any of the Subsidiaries;

             (v)  all Contracts (other than this Agreement) that limit or contain restrictions on the ability of the Company or any of the Subsidiaries to incur indebtedness or incur or suffer to exist any Lien, to purchase or sell any assets, to change the lines of business in which it participates or engages or to engage in any merger or other business combination;

            (vi)  all Contracts establishing any joint venture, strategic alliance or other collaboration;

           (vii)  all Contracts with any Person obligating the Company and any of the Subsidiaries to guarantee or otherwise become directly or indirectly obligated with respect to any liability or obligation in excess of $25,000 in each case or $100,000 in the aggregate at any one time outstanding;

          (viii)  all Contracts for the leasing of real property by the Company and any of the Subsidiaries setting forth the address, landlord and tenant for each lease; and

            (ix)  all other Contracts that (i) involve the payment, pursuant to the terms of any such Contract, by or to the Company or any of the Subsidiaries of more than $100,000 annually, (ii) cannot be terminated within 90 days after giving notice of termination without resulting in any material cost or penalty to the Company, or (iii) are material to the businesses of the Company or the Subsidiaries.

          (b)   Prior to the date hereof, true, correct and complete copies of each Contract required to be disclosed in Schedule 3.19 have been delivered to, or made available for inspection by, Purchaser. Each such Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company and the applicable Subsidiaries and, of each other party thereto; and neither the Company nor, to the Knowledge of Seller, any other party to such Contract, is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).

EX-F-13

        3.20    Tax.

          (a)   The Company and the Subsidiaries have duly and timely filed with the appropriate taxing authorities all material federal, state and local income Tax Returns and all other material Tax Returns required to be filed through the date hereof and will duly and timely file any such returns required to be filed on or prior to the Closing. Such Tax Returns and other information filed are (and, to the extent they will be filed prior to the Closing, will be) complete and accurate in all material respects. Neither the Company nor the Subsidiaries have pending any request for an extension of time within which to file federal, state or local income Tax Returns.

          (b)   All Taxes of the Company and the Subsidiaries in respect of periods (or portions thereof) ending at or prior to the Closing have been paid by the Company and the Subsidiaries or such Taxes (other than income Taxes) are shown as due and payable after the Closing on the Financial Statements in accordance with GAAP.

          (c)   No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or material Tax Returns of the Company or any of the Subsidiaries. Neither the Company nor any of the Subsidiaries has received a written notice of any such pending audits or proceedings. There are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from the Company or any of the Subsidiaries.

          (d)   Neither the IRS nor any other taxing authority (whether domestic or foreign) has asserted in writing, or to the best Knowledge of the Company and the Subsidiaries, is threatening to assert, against the Company or any of the Subsidiaries any material deficiency or material claim for Taxes in excess of the reserves established therefor.

          (e)   There are no Liens for Taxes upon any property or assets of the Company or any of the Subsidiaries, except for Liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings as set forth on Schedule 3.20(e) and as to which adequate reserves have been established in accordance with GAAP.

          (f)    Neither the Company nor any of the Subsidiaries has any obligation under any Tax sharing agreement or similar arrangement with any other Person with respect to Taxes of such other Person.

        3.21    Accuracy of Statements.    Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Company or Seller to Purchaser or any representative or Affiliate of Purchaser in connection with this Agreement or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Seller as follows:

        4.1    Organization of Purchaser.    Purchaser is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full organizational power and authority to execute and deliver this Agreement and to perform Purchaser's obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to buy pursuant to this Agreement the Securities and issue to Seller in consideration therefore the AREP Units.

EX-F-14

        4.2    Authority.    The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder (including the issuance of the AREP Units), have been duly and validly authorized and, no other corporate action on the part of Purchaser is necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

        4.3    No Conflicts.    The execution and delivery by Purchaser of this Agreement and the issuance of the AREP Units as contemplated hereby do not, the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby, will not:

          (a)   conflict with, or result in a violation or breach of, any of the terms, conditions or provisions of the organizational documents of Purchaser;

          (b)   conflict with, or result in a violation or breach of, any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties (other than such conflicts, violations or breaches which will not have a Material Adverse Effect on Purchaser; or

          (c)   (i) conflict with, or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon Purchaser or any of its Assets and Properties under, any Contract or License to which Purchaser is a party or by which any of its Assets and Properties is bound.

        4.4    Capitalization.    The AREP Units have been duly authorized by all required action on the part of the Purchaser; the AREP Units, when issued and paid for in accordance with the Agreement, will be validly issued, fully paid and nonassessable, and will be free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Purchaser, except as expressly set forth in the Agreement.

ARTICLE V
COVENANTS

        5.1    Maintenance of Business Prior to Closing.

          (a)   The Seller shall cause each of the Company and the Subsidiaries from the date hereof through the Closing Date to:

              (i)  conduct its operations and business according to their usual, regular and ordinary course consistent with past practice;

             (ii)  use all commercially reasonable efforts to keep its business and properties substantially intact, including its present operation, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, employees;

            (iii)  maintain its corporate existence;

            (iv)  maintain its books and records and accounts in its usual, regular, and ordinary manner in compliance with all applicable laws and governmental orders;

             (v)  pay and discharge when due all taxes, assessments and governmental charges imposed upon it or any of its properties, or upon the income or project therefrom in the ordinary course of business consistent with past practice;

            (vi)  promptly notify Purchaser of any Material Adverse Change to the Company or the Subsidiaries; and

EX-F-15

           (vii)  permit representatives of Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Company and the Subsidiaries.

          (b)   Without limiting the generality of the foregoing, from the date hereof through the Closing, Seller shall not and shall cause each of the Company and its Subsidiaries not to:

              (i)  engage in any transaction, or take or omit to take any action, that would result in a breach of any representation or warranty in Article II and III of this Agreement;

             (ii)  declare, set aside, or pay any dividend;

            (iii)  declare or pay any increase in compensation to any officer, director, employee or agent of the Company or any of the Subsidiaries, except in the ordinary course consistent with past practice;

            (iv)  enter into any Contract that, had it been in effect on the date hereof, would have been required to be listed on Schedule 3.19, except for those Contracts entered into in the ordinary course consistent with past practice;

             (v)  permit, allow or suffer any of its properties, assets or rights to be subject to any Lien other than Permitted Encumbrances;

            (vi)  incur any long-term indebtedness other than under the Loan and Security Agreement, dated November 12, 2004, by and among Atlantic Holdings, as borrower, ACE, as guarantor, and Fortress Credit Corp., as lender, and related documents;

           (vii)  make any material capital expenditure or commitment, other than for emergency repairs or replacement, except for those capital expenditures or commitments made in the ordinary course consistent with past practice;

          (viii)  terminate, materially modify, assign, or materially amend any Contract required to be listed on Schedule 3.19, except in the ordinary course consistent with past practice.

        5.2    Efforts to Consummate Transaction.

          (a)   From the date hereof through the Closing Date, upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. The parties will use their commercially reasonable efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in a Material Adverse Effect on the Company or the Subsidiaries or an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable Law or regulation or from any Governmental or Regulatory Authority or third parties, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. For purposes of this Section 5.2, Seller shall not be obligated to make any payment to any third party as a condition to obtaining such party's consent or approval, other than for required filing fees.

          (b)   As promptly as practicable following the date hereof: (i) Purchaser shall take all action necessary to call, give notice of and hold a meeting (the "Meeting") of the holders of AREP Units to vote on the matters described in Sections 8.5 and 8.7 hereof (the "Proposals"); and

EX-F-16

  (ii) Purchaser shall prepare and file with the SEC, a proxy or information statement (the "Statement") of Purchaser to be sent to the holders of AREP Units in connection with the Meeting. Purchaser shall use commercially reasonable efforts to cause the Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Each of such Proposals, and all Statements and other documents relating thereto, shall be in form and substance reasonably acceptable to Purchaser, Seller, Barberry Corp. and High Coast Limited Partnership. Each of Barberry Corp. and High Coast Limited Partnership hereby agrees to vote all of its AREP Units in favor of the Proposals at the Meeting. Notwithstanding the foregoing, to the extent practicable, the parties shall take all necessary and appropriate action to cause the Proposals to be approved without a meeting of the holders of AREP Units in accordance with applicable law.

          (c)   From the date hereof through the Closing Date, Seller shall give prompt written notice to Purchaser of: (i) any occurrence, or failure to occur, of any event which occurrence or the failure would reasonably be expected to cause any representation or warranty of any of the Seller contained in this Agreement, if made on or as of the date of such event or as of the Closing Date, to be untrue or inaccurate, except for changes permitted by this Agreement and except to the extent that any representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true, complete and accurate as of such date; or (ii) any failure of the Seller, the Company, the Subsidiaries or any officer, general partner, director, employee, consultant or agent of the Seller, the Company or the Subsidiaries, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the Seller or the conditions to the obligations of Purchaser hereunder.

ARTICLE VI
ASSIGNMENT OF RIGHTS RELATING TO THE SECURITIES

        6.1    Assignment of Rights, etc.    Seller hereby assigns to AREP Sands Holding LLC ("Purchase Designee") (the designee of Purchaser and American Real Estate Holdings, Limited Partnership), as of the Closing Date: (a) with no further action on the part of Seller or Purchaser all rights, claims and powers of every kind or nature that Seller had or may be deemed to have had as of the Closing Date with respect to, arising out of or associated with, the Securities, including, without limitation, all rights, claims and powers under or in any way relating to (i) the GBH Registration Rights Agreement, (ii) the Atlantic Registration Rights Agreement and (iii) the Warrant Agreement; and (b) Purchaser Designee hereby agrees to be bound by all of the provisions of each of (i) the GBH Registration Rights Agreement and (ii) the Atlantic Registration Rights Agreement, in each case, as contemplated by Section 4.11 thereof.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

        The obligations of Purchaser under Article I of this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

        7.1    Warranties True as of Both Present Date and Closing Date.    Each of the representations and warranties of Seller contained herein shall have been accurate, true and correct on and as of the date of this Agreement, and shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by Seller on and as of the Closing Date.

        7.2    Compliance by Seller.    Seller shall have duly performed and complied with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by Seller on or prior to the Closing Date.

EX-F-17

        7.3    Seller's Certificates.    Purchaser shall have received a certificate dated as of the Closing Date executed by an authorized officer of Seller certifying as to the fulfillment and satisfaction of the conditions set forth in Sections 7.1 and 7.2.

        7.4    No Material Adverse Change.    No Material Adverse Change to the Company or any of the Subsidiaries shall have occurred and no event shall have occurred which, in the reasonable judgment of Purchaser, is reasonably likely to have a Material Adverse Effect on the Company or any of the Subsidiaries.

        7.5    Actions or Proceedings.    No action or proceeding by any Governmental Authority shall have been instituted or threatened, and no action or proceeding by other Person shall have been instituted, which (a) is reasonably likely to have a Material Adverse Effect on the Company or any of the Subsidiaries, or (b) is reasonably likely to enjoin, restrain or prohibit, or is reasonably likely to result in substantial damages in respect of, any provision of the Agreement or the consummation of the transactions contemplated hereby.

        7.6    Registration Rights Agreement.    Purchaser shall have executed and delivered the Registration Rights Agreement.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

        The obligations of Seller under Article I of this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent:

        8.1    Warranties True as of Both Present Date and Closing Date.    Each of the representations and warranties of Purchaser contained herein shall have been accurate, true and correct on and as of the date of this Agreement, and shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by Purchaser on and as of the Closing Date.

        8.2    Compliance by Purchaser.    Purchaser shall have duly performed and complied with its respective covenants, obligations and agreements contained in this Agreement to be performed and complied with by Purchaser on or prior to the Closing Date.

        8.3    Purchaser's Certificate.    Seller shall have received a certificate dated as of the Closing Date executed by an authorized officer of Purchaser certifying as to the fulfillment and satisfying the conditions set forth in Sections 8.1 and 8.2.

        8.4    Actions or Proceedings.    No action or proceeding by any Governmental Authority shall have been instituted or threatened, and no action or proceeding by other Person shall have been instituted, which (a) is reasonably likely to have a Material Adverse Effect on the Company or any of the Subsidiaries, or (b) is reasonably likely to enjoin, restrain or prohibit, or is reasonably likely to result in substantial damages in respect of, any provision of the Agreement or the consummation of the transactions contemplated hereby.

        8.5    Approval.    The transactions contemplated by this Agreement shall have been approved through all depositary unit holder action required by the New York Stock Exchange.

        8.6    Registration Rights Agreement.    Seller shall have executed and delivered the Registration Rights Agreement.

        8.7    Amendment to Limited Partnership Agreement.    The Purchaser's amended and restated agreement of limited partnership, dated as of May 12, 1987, as amended, shall have been amended (i) as necessary to consummate this transaction, (including without limitation, modification of Section 4.5(c) thereof to render such section inapplicable to any transactions approved by the audit

EX-F-18

committee of the Purchaser), and (ii) such that the general partner and the limited partners, as defined therein, may not cause Purchaser, or any successor entity of Purchaser, whether in its current form as a limited partnership or as converted to or succeeded by a corporation or other form of business association, to effect a merger or other business combination of Purchaser or such successor, in each case pursuant to Section 253 of the General Corporation Law of Delaware, or any successor statute, or any similar short-form merger statute under the laws of Delaware or any other jurisdiction.

ARTICLE IX
TERMINATION

        9.1    Termination.    This Agreement may be terminated at any time on or prior to the Closing Date:

          (a)   By written notice of Seller or Purchaser, if the Closing shall not have taken place on or before September 30, 2005; provided, however, that the right to terminate this Agreement under this Section 9.1 shall not be available to any party whose willful failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

          (b)   By Purchaser, if there shall have been a material breach of any covenant, representation or warranty or other agreement of Seller hereunder, and such breach shall not have been remedied within ten Business Days after receipt by Seller of a notice in writing from Purchaser specifying the breach and requesting such be remedied;

          (c)   By Seller, if there shall have been a material breach of any covenant, representation or warranty or other agreement of Purchaser hereunder, and such breach shall not have been remedied within ten Business Days after receipt by Purchaser of notice in writing from Seller specifying the breach and requesting such be remedied.

        9.2    Effect of Termination.    If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Article X and Article XII, which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior willful breach of this Agreement.

ARTICLE X
INDEMNIFICATION

        10.1    Indemnification by Seller.    Seller agrees to indemnify Purchaser, its Affiliates and their respective officers, directors, employees, independent contractors, stockholders, principals, partners, agents, or representatives (each an "Indemnified Person" and collectively, the "Indemnified Persons") against, and to hold each Indemnified Person harmless from, any and all Losses incurred or suffered by any Indemnified Person relating to or arising out of or in connection with (a) any breach of or any inaccuracy in any representation or warranty made by Seller in this Agreement, (b) any breach of or failure by any Seller to perform any of its covenants or obligations set out or contemplated in this Agreement, (c) after giving effect to the exchange offer pursuant to which the 3% Notes due 2008 (CUSIP 048416AA9) (the "Notes") issued by Atlantic Holdings were issued (the "Exchange Offer") through the date hereof, (i) any failure by the Company or any of its Subsidiaries to own assets with a fair market value in excess of its liabilities, (ii) the inability of the Company or any of its Subsidiaries to pay its debts as they become due, or (iii) the maintenance by the Company or any of its Subsidiaries of unreasonably small capital, (d) the Exchange Offer, (e) any claim by or on behalf of holders of the 11% Notes due 2005 issued by GB Property Funding Corp. challenging the validity or priority of the liens securing the Notes, or (f) any restructuring transaction, from and after the date hereof, whereby obligations of GB Property Funding Corp. are assumed or paid by Atlantic Holdings, in the case of

EX-F-19

clauses (c) through (f) only to the extent such Losses relate to the Securities acquired by Purchaser pursuant to this Agreement.

        10.2    Claims.    As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, the Indemnified Person shall promptly give notice to the Seller ("Indemnifying Person") of such claim and the amount the Indemnified Person will be entitled to receive hereunder from the Indemnifying Person; provided that the failure of the Indemnified Person to promptly give notice shall not relieve the Indemnifying Person of its obligations except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. If the Indemnifying Person does not object in writing to such indemnification claim within 30 days of receiving notice thereof, the Indemnified Person shall be entitled to recover, on the thirty-fifth day after such notice was given, from the Indemnifying Person the amount of such claim, and no later objection by the Indemnifying Person shall be permitted; if the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover, on the thirty-fifth day after such notice was given, from the Indemnifying Person the lesser amount, without prejudice to the Indemnified Person's claim for the difference. In addition to the amounts recoverable by the Indemnified Person from the Indemnifying Person pursuant to the foregoing provisions, the Indemnified Person shall also be entitled to recover from the Indemnifying Person interest on such amounts at the rate of Two Times Prime from, and including, the thirty-fifth day after such notice of an indemnification claim is given to, but not including, the date such recovery is actually made by the Indemnified Person.

        10.3    Notice of Third Party Claims; Assumption of Defense.    The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto (a "Third Party Claim") in respect of which indemnity may be sought under this Agreement; provided that the failure of the Indemnified Person to promptly give notice shall not relieve the Indemnifying Person of its obligations except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense, participate in the defense of any Third Party Claim, suit, action or proceeding (a) upon notice to the Indemnified Person and (b) upon delivery by the Indemnifying Person to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification for all Losses arising out of such Third Party Claim, suit, action or proceeding and that the Indemnifying Person shall be liable for the entire amount of any Loss, at any time during the course of any such Third Party Claim, suit, action or proceeding, assume the defense thereof; provided, however, that (i) the Indemnifying Person's counsel is reasonably satisfactory to the Indemnified Person, and (ii) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such Third Party Claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, the Indemnified Person reasonably determines in its judgment that representation by the Indemnifying Person's counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such Third Party Claim, action, suit or proceeding and the Indemnifying Person shall pay all of the fees and disbursements in connection with the retention of such separate counsel. If the Indemnifying Person fails to promptly notify the Indemnified Party that the Indemnifying Party desires to defend the Third Party Claim pursuant, or if the Indemnifying Person gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Person, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnifying Person in good faith or will be settled at the discretion of the Indemnifying Person (with the consent of the Indemnifying Person,

EX-F-20

which consent will not be unreasonably withheld). The Indemnifying Person will have full control of such defense and proceedings, including any compromise or settlement thereof. Whether or not the Indemnifying Person chooses to defend or prosecute any such Third Party Claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

        10.4    Settlement or Compromise.    Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, of any claim, suit, action or proceeding shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise thereof; provided, however, that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent. The Indemnified Person will give the Indemnifying Person at least 30 days' notice of any proposed settlement or compromise of any Third Party Claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided, however, that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such Third Party Claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

        10.5    Failure of Indemnifying Person to Act.    In the event that the Indemnifying Person does not assume the defense of any Third Party Claim, suit, action or proceeding brought against an Indemnified Person, then any failure of the Indemnified Person to defend or to participate in the defense of any such Third Party Claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of any of its obligations under this Agreement.

        10.6    Tax Character.    Seller and Purchaser agree that any payments pursuant to this Article X will be treated for federal and state income tax purposes as adjustments to the Purchase Price of the Securities, and that they will report such payments on all Tax Returns consistently with such characterization.

ARTICLE XI
DEFINITIONS

        11.1    Definitions. Defined Terms.    As used in this Agreement, the following defined terms have the meanings indicated below:

          "Ace" has the meaning ascribed to it in Section 3.2.

          "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person.

          "Agreement" has the meaning ascribed to it in the recitals.

          "AREH" means American Real Estate Holdings Limited Partnership, a Delaware limited partnership.

          "AREP Units" has the meaning ascribed to it in Section 1.2.

          "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

          "Atlantic Holdings" has the meaning ascribed to it in Section 3.2.

EX-F-21

          "Atlantic Registration Rights Agreement" means that certain Registration Rights Agreement, dated as of July 22, 2004, by and between Atlantic Coast Entertainment Holdings, Inc. and the other signatories thereto, a copy of which is attached hereto as Exhibit B.

          "Audited Financial Statements" means the audited financial statements of the Company and Atlantic Holdings as of December 31, 2003, consisting of the balance sheet at such date and the related statements of operations, statement of members' equity, and cash flows for the year then ended, each accompanied by the audit report of KPMG LLP, independent public auditors with respect to the Company and Atlantic Holdings.

          "Business Day" means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which commercial banks located in New York City are generally closed for business.

          "Business or Condition" of any Person means the business, condition (financial or otherwise), properties, assets or results of operations or prospects of such Person, taken as a whole.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.

          "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List.

          "Closing" has the meaning ascribed to it in Section 1.3.

          "Closing Date" has the meaning ascribed to it in Section 1.3.

          "Closing Consideration" has the meaning ascribed to it in Section 1.2.

          "Company" means GB Holdings, Inc., a Delaware corporation.

          "Contingent Consideration" has the meaning ascribed to it in Section 1.5(b).

          "Contract" means any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or oral, which is intended or purports to be binding and enforceable.

          "Dollars" or numbers proceeded by the symbol "$" means amounts in United States Dollars.

          "DTC" has the meaning ascribed to it in Section 1.4.

          "EBITDA Statements" has the meaning ascribed to it in Section 1.5(a).

          "Environmental Claim" means any third party (including, without limitations, governmental agencies and employees) action, lawsuit, claim or proceeding (including claims or proceedings under OSHA or similar laws relating to safety of employees) that seeks to impose liability for (a) pollution or contamination of the ambient air, surface water, ground water or land; (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (c) exposure to hazardous or toxic substances; (d) the safety or health of employees; or (e) the transportation, processing, distribution in commerce, use or storage of hydrocarbons or chemical substances. An Environmental Claim includes, but is not limited to, a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit.

          "Environmental Law" means any law, rule, regulation or order of other requirements of law (including common law) any federal, foreign, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority with jurisdiction over the Company or any of the Subsidiaries or any of their respective properties or assets that relates to (a) pollution or protection of human health, natural resources and the environment, including ambient air, surface water, ground water or land; (b) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (c) exposure to Hazardous Materials; (d) the safety or health of

EX-F-22

  employees; or (e) regulation of the manufacture, processing, distribution in commerce, use or storage of Hazardous Materials, including hydrocarbons or chemical substances. Environmental Laws include but are not limited to OSHA, CERCLA, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Oil Pollution Act of 1990 ("OPA"), as amended, the Hazardous Materials Transportation Act, as amended, and any other federal, foreign, state and local law whose purpose is to conserve or protect human health, the environment, wildlife or natural resources.

          "Environmental Permit" means any permit, license, approval or other authorization under any Environmental Law, applicable law, regulation and other requirement of the United States or any foreign country or of any state, municipality or other subdivision thereof relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of hydrocarbons or chemical subsidiaries, pollutants, contaminants or hazardous or toxic materials or wastes.

          "EBITDA" shall mean, for any period, as certified by Atlantic Holdings' independent auditors and Chief Financial Officer, the Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense, (ii) provision for all taxes based on income, profits or capital and (iii) depreciation and amortization (including but not limited to amortization of goodwill and intangibles). For purposes of determining EBITDA, allocations of expenses shall be made on a basis consistent with past practice.

          For purposes of the foregoing:

            "Consolidated Net Income" means, for any period, the net income (loss) of Atlantic Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall not be included in such Consolidated Net Income:

                (i)  any net income (loss) of any Person acquired by Atlantic Holdings or a Subsidiary in a transaction accounted for in a manner similar to a pooling of interests for any period prior to the date of such acquisition,

               (ii)  any gain or loss realized upon the sale or other disposition of any asset of Atlantic Holdings or any Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business;

              (iii)  any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge;

              (iv)  the cumulative effect of a change in accounting principles;

               (v)  any unrealized gains or losses in respect of any foreign exchange contract, currency swap agreement or other similar agreement or arrangement (including derivative agreements or arrangements);

              (vi)  any unrealized foreign currency translation gains or losses in respect of indebtedness denominated in a currency other than the functional currency of such debtor.

EX-F-23

            "Consolidated Interest Expense" means, for any period, the total interest expense of Atlantic Holdings and its Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of Atlantic Holdings and its Subsidiaries, including but not limited to any such interest expense consisting of (a) interest expense attributable to an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, (b) amortization of debt discount, (c) the interest portion of any deferred payment obligation, and (d) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, as determined on a consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by Atlantic Holdings and its Subsidiaries with respect to any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), and further provided that to avoid double counting, amortization of any item shall not be included in the calculation of Consolidated Interest Expense if it is already to be included in the calculation of EBITDA.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Offer" has the meaning ascribed to it in Section 10.1.

          "Financial Statements" means the Audited Financial Statements and the Interim 2004 Financial Statements.

          "GAAP" means U.S. generally accepted accounting principles at the time in effect.

          "GBH Registration Rights Agreement" means that certain Stock Purchase Agreement, dated as of September 29, 2000, by and between GB Holdings, Inc. and Cyprus, LLC with respect to 4,625,000 shares of common stock of GB Holdings, Inc., a copy of which is attached hereto as Exhibit A.

          "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, administrative or other agency, commission, authority, licensing board official or other instrumentality of the United States or any state, county, city or other political subdivision.

          "Hazardous Material" means (a) any "hazardous substance," as defined by CERCLA; (b) any "hazardous waste" or "solid waste," in either case as defined by the Resource Conservation and Recovery Act, as amended; (c) any hazardous, dangerous or toxic chemical, material, waste or substance, regulated by any Environmental Law; (d) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof; (e) any asbestos-containing materials in any form or condition; (f) any polychlorinated biphenyls in any form or condition; (g) petroleum, petroleum hydrocarbons, or any fraction or byproducts thereof; (h) any air pollutant which is so designated by the U.S. Environmental Protection Agency as authorized by the Clean Air Act; or (i) any mold or microbial/microbiological contaminants that pose a risk to human health or the environment.

          "Indemnified Person" has the meaning ascribed to it in Section 10.1.

          "Indemnifying Person" has the meaning ascribed to it in Section 10.2.

          "Instruction Letter" means the letter in the form attached hereto as Exhibit C.

EX-F-24

          "Interim 2004 Financial Statements" means the unaudited internal financial statements of the Company for the nine months ended September 30, 2004, consisting of the balance sheet at such date and the related statements of operations for the period then ended.

          "Knowledge" means, with respect to the Seller, the Company and/or the Subsidiaries, in each case the knowledge of any director, officer, senior executive, partner or member of Seller, Company or any Subsidiary.

          "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

          "License" means licenses, permits, certificates of authority, authorizations, approvals, registrations, findings of suitability, variances, exemptions, certificates of occupancy, orders, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

          "Lien" means any mortgage, lien (except for any lien for Taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment, encumbrance or other adverse claim of any kind or description.

          "Loss" or "Losses" means any and all liabilities, losses, costs, claims, damages (including consequential damages), penalties and expenses (including attorneys' fees and expenses and costs of investigation and litigation).

          "Material Adverse Effect" or "Material Adverse Change," as to any Person, means a material adverse change (or circumstance involving a prospective change) in the Business or Condition of such Person.

          "Meeting" has the meaning ascribed to it in Section 5.2(b).

          "Notes" has the meaning ascribed to it in Section 10.1.

          "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

          "OSHA" means the Occupational Safety and Health Act, as amended, or any successor statute, and any regulations promulgated thereunder.

          "Permitted Encumbrances" means, as applicable,

            (a)   any liens for taxes and assessments not yet delinquent as of the Closing Date;

            (b)   any obligations or duties affecting any assets or property to any municipality or public authority with respect to any franchise, grant, license or permit, and all applicable laws, rules and orders of Governmental or Regulatory Authority;

            (c)   encumbrances securing payments to mechanics and material men and encumbrances attributable to any assets or property securing payment of taxes or assessments that are, in either case, not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business; and

            (e)   all encumbrances, restrictions, exceptions, limitations and liens contemplated, created and described in those documents listed on Schedule 3.19(a)(iii), and all documents executed in connection therewith.

          "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

EX-F-25

          "Plans" shall mean all material pension and profit sharing, retirement and post retirement welfare benefit, health insurance benefit (medical, dental and vision), disability, life and accident insurance, sickness benefit, vacation, employee loan and banking privileges, bonus, incentive, deferred compensation, workers compensation, stock purchase, stock option, phantom stock and other equity- based, severance, employment, change of control or fringe benefit plans, programs, arrangements or agreements, whether written or oral, including any employee benefit plans defined in Section 3(3) of ERISA., maintained or contributed to by the Company or any of the Subsidiaries.

          "Proposal" has the meaning ascribed to it in Section 5.2(b).

          "Purchase Price" has the meaning ascribed to it in Section 1.2.

          "Purchaser" has the meaning ascribed to it in the recitals.

          "Purchaser Designee" has the meaning ascribed to it in Section 6.1.

          "Registration Rights Agreement" means the Registration Rights Agreement between Purchaser, Seller, and the other parties thereto, in substantially the form attached hereto as Exhibit D.

          "Seller" has the meaning ascribed to it in the recitals.

          "SEC" has the meaning ascribed to it in Section 3.14.

          "Securities" has the meaning ascribed to it in the recitals.

          "Statement" has the meaning ascribed to it in Section 5.2(b).

          "Subsidiaries" means Atlantic Holdings and Ace.

          "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including attachments thereto and amendments thereof, and including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

          "Taxes" means any and all taxes, charges, fees, levies, duties, liabilities, impositions or other assessments, including, without limitation, income, gross receipts, profits, excise, real or personal property, environmental, recapture, sales, use, value-added, withholding, social security, retirement, employment, unemployment, occupation, service, license, net worth, payroll, franchise, gains, stamp, transfer and recording taxes, fees and charges, imposed by the Internal Revenue Service ("IRS") or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, duties, liabilities, impositions or other assessments.

          "Third Party Claim" has the meaning ascribed to it in Section 10.3.

          "Two Times Prime" means two times the prime rate published by Citibank, N.A.

          "Warrant Agreement" means that certain Warrant Agreement, dated as of July 22, 2004, between Atlantic Coast Entertainment Holdings, Inc. and American Stock Transfer and Trust Company.

EX-F-26

ARTICLE XII
MISCELLANEOUS

        12.1    Investigation.    It shall be no defense to an action for breach of this Agreement that Purchaser or its agents have (or have not) made investigations into the affairs of the Company or that the Company or Seller could not have known of the misrepresentation or breach of warranty.

        12.2    Survival of Representations and Warranties.    The representations and warranties of the parties hereunder shall survive the Closing.

        12.3    Entire Agreement.    This Agreement, including the schedules and exhibits hereto, which are incorporated herein and made an integrated part hereof, constitutes the entire agreement between the parties hereto and supersedes any and all prior discussions and agreements between the parties relating to the subject matter hereof.

        12.4    Waiver.    Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        12.5    Amendment.    This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

        12.6    No Third Party Beneficiary.    The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person, except that each Indemnified Persons shall be a third party beneficiary of Article X.

        12.7    Assignment; Binding Effect.    No party may assign this Agreement or any right, interest or obligation hereunder without the prior written consent of the other Parties. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        12.8    Headings.    The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        12.9    Invalid Provisions.    If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

        12.10    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

        12.11    Counterparts.    This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        12.12    Waiver of Jury Trial.    EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANY OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS

EX-F-27

AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. No party to this Agreement shall seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the parties. No party will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

        12.13    Consent to Jurisdiction.    Each party irrevocably submits to the exclusive jurisdiction of any NY State Court in the County of New York or any courts of the United States of America located in the Southern District of New York, and each party hereby agrees that all suits, actions and proceedings brought by such party hereunder shall be brought in any such court. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party or the other party. In any such suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by any means permitted by Section 0 (other than facsimile transmission). Each party agrees that a final non-appealable judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding.

        12.14    Expenses.    All expenses, costs and fees in connection with the transactions contemplated hereby (including fees and disbursements of counsel, consultants and accountants) incurred by (a) Seller shall be paid and borne exclusively by Seller, and (b) Purchaser shall be paid and borne exclusively by Purchaser. Notwithstanding the foregoing, if this Agreement is terminated prior to the Closing and such termination results from any breach by Seller or Purchaser, as the case may be, of any representation, warranty or covenant by such party, then such breaching party shall reimburse the non-breaching party for all such expenses, fees and cash, including for all expenses, fees and cash incurred in connection with obtaining high yield or other financing.

        12.15    Notices.    All notices, request, demands and other communications hereunder shall be in writing and shall be delivered personally, by certified or registered mail, return receipt requested, and postage prepaid, by courier, or by facsimile transmission, addressed as follows:

    If to Seller:

      c/o Icahn Associates Corp.
      767 Fifth Avenue, Suite 4700
      New York, NY 10153

    If to Purchaser:

      American Real Estate Partners, L.P.
      100 South Bedford Rd.
      Mt. Kisco, NY 10549

EX-F-28

    With a copy to:

      Debevoise & Plimpton LLP
      919 Third Avenue
      New York, NY 10022
      Attention: William D. Regner

or to such other address as a party may from time to time designate in writing in accordance with this Section. Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received (a) on the Business Day it is sent, if sent by personal delivery, (b) the earlier of receipt of three Business Days after having been sent by certified or registered mail, return receipt requested and postage prepaid, (c) on the Business Day it is sent, if sent by facsimile transmission and an activity report showing the correct facsimile number of the party on whom notice is served and the correct number of pages transmitted is obtained by the sender (provided, however, that such notice or other communication is also sent by some other means permitted by this Section 12.15, or (d) on the first Business Day after sending, if sent by courier or overnight delivery.

        12.16    Further Assurances.    Each of the parties hereto covenants and agrees that, from time to time subsequent to Closing, it will, at the request of the other party, execute and deliver (or, in the case of Purchaser, cause AREH or Purchaser Designee to execute and deliver) all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as such other party may from time to time request be executed or done in order to better evidence, perfect or effect any provision of this Agreement, or of any agreement or other document executed pursuant to this Agreement, or any of the respective obligations intended to be created hereby or thereby.

[Signature Page Follows]

EX-F-29

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

Cyprus, LLC
By:	Barberry Corp., member
By:	/s/ EDWARD E. MATTNER Name: Edward E. Mattner Title: Authorized Signatory
American Real Estate Partners, L.P.
By:	American Property Investors, Inc., its general partner
By	/s/ KEITH A. MEISTER Name: Keith A. Meister Title: President and Chief Executive Officer
Acknowledged and Agreed to (Solely for purposes of Article VI):
AREP Sands Holding LLC
By:	American Real Estate Holdings Limited Partnership, its sole member
By:	American Property Investors, Inc., its general partner
By:	/s/ KEITH A. MEISTER Name: Keith A. Meister Title: President and Chief Executive Officer

[Signature Page to the Purchase Agreement between Cyprus and AREP with respect to Sands Securities.]

EX-F-30

For Purposes of Section 5.2(b) only:
BARBERRY CORP.
By:	/s/ EDWARD E. MATTNER Name: Edward E. Mattner Title: Authorized Signatory
HIGH COAST LIMITED PARTNERSHIP
By:	Little Meadow Corp., its general partner
By:	/s/ EDWARD E. MATTNER Name: Edward E. Mattner Title: Authorized Signatory

[Signature Page to the Purchase Agreement between Cyprus and AREP with respect to Sands Securities.]

EX-F-31

        GUARANTY: The undersigned hereby guarantees the payment and performance by Cyprus LLC of all of its duties and obligations under this Agreement when due.

Barberry Corp.
By:	/s/ EDWARD E. MATTNER
Name:	Edward E. Mattner
Title:	Authorized Signatory

[Signature Page to the Purchase Agreement between Cyprus and AREP with respect to Sands Securities.]

EX-F-32

Annex A

Issuer	Amount and Title of Security
GB Holdings, Inc.	4,121,033 shares of common stock, par value $.01 per share (CUSIP 36150A109)
Atlantic Coast Entertainment Holdings, Inc.	4,121,033 Warrants exp. July 22, 2011 (CUSIP 048416119) to purchase 1,133,284 shares of Atlantic Holdings common stock

EX-F-33

Schedule 3.2
(Options, Warrants, Convertible Securities of Company or Subsidiaries)

        1.     10,000,000 Atlantic Holdings Warrants exp. July 2011 have been issued pro rata to holders of the common stock of the Company entitling such holders to purchase 2,750,000 shares of Atlantic Holdings common stock, in the aggregate.

        2.     4,367,068 shares of Atlantic Holdings common stock have been reserved for issuance upon the conversion of $66,258,970 principal amount of Atlantic Holdings' 3% Notes due 2008.

EX-F-34

Exhibit A
[GBH Registration Rights Agreement]

EX-F-35

Exhibit B
[Atlantic Registration Rights Agreement]

EX-F-36

Exhibit C
(Form of Instruction Letter)

American Real Estate Holdings, Limited Partnership
American Real Estate Partners, L.P.
100 South Bedford Road Mt. Kisco, New York 10549

[Date]

Cyprus, LLC
c/o Icahn Associates Corp.
767 Fifth Avenue
47th Floor
New York, New York 10153

Gentlemen:

        American Real Estate Partners, L.P. ("AREP") and American Real Estate Holdings, Limited Partnership ("AREH") hereby instruct you to deliver the Securities subject of that certain Purchase Agreement, dated as of January 21, 2005, directly to AREP Sands Holding LLC, which entity is a limited liability company wholly owned and controlled by AREH and designates AREP Sands Holding LLC as their designee under Article VI of the Purchase Agreement.

American Real Estate Partners, L.P.
By:	American Property Investors, Inc., its general partner
By:
Name: Title:
American Real Estate Holdings Limited Partnership
By:	American Property Investors, Inc., its general partner
By:
Name: Title:

EX-F-37

Exhibit D
Form Of Registration Rights Agreement

        This REGISTRATION RIGHTS AGREEMENT (the "Agreement") dated as of [                ], 2005 is made and entered into by and between American Real Estate Partners, L.P., a Delaware limited partnership (the "Company"), and the other signatories listed hereto (each a "Holder" and collectively the "Holders"). Capitalized terms used herein, but not otherwise defined shall have the meaning set forth in the Amended and Restated Agreement of Limited Partnership of the Company (as amended from time to time, the "Partnership Agreement").

        WHEREAS, the Company contemplates the issuance to Holders (the "Issuance") of depositary units representing limited partnership interests the Company ("Depositary Units"); and

        WHEREAS, the Holders desire, and the Company agrees to grant to the Holders, certain registration rights with respect to the Depositary Units.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
GRANT OF REGISTRATION RIGHTS

        Section 1.1 RIGHTS GRANTED. The Company agrees that, upon consummation of the Issuance, the Holders shall be entitled to the registration rights described in Article IV herein.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to the Holders as follows:

        Section 2.1    DUE FORMATION OF THE COMPANY. The Company is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company has full organizational power and authority to execute and deliver this Agreement and to perform the Company's obligations hereunder and to consummate the transactions contemplated hereby.

        Section 2.2    AUTHORITY. The execution and delivery by the Company of this Agreement, and the performance by such party of its obligations hereunder, have been duly and validly authorized by the Board of Directors of its general partner, no other corporate action on the part of the Company or its partners being necessary. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

        Section 2.3    CAPITAL STRUCTURE. The Depositary Units, when issued, will be duly authorized, validly issued, fully paid and nonassessable.

        Section 2.4    NO CONFLICTS. The execution and delivery by the Company of this Agreement do not, and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

          (a)    conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of the Company;

          (b)    conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Company or any of its Assets and Properties (other than such conflicts, violations or breaches (i) which will not in the aggregate adversely affect the validity or

EX-F-38

  enforceability of this Agreement or have a material adverse effect on the Business or Condition of the Company or (ii) as would occur solely as a result of the identity or the legal or regulatory status of the Holders or any of its Affiliates); or

          (c)(i)    conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon the Company or any of its Assets and Properties under, any Contract or License to which the Company is a party or by which any of its Assets and Properties is bound.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE HOLDERS

        Each of the Holders severally represents and warrants to the Company as follows:

        Section 3.1    ORGANIZATION OF THE HOLDERS. Such Holder is duly organized, validly existing and in good standing under the Laws of the state of its organization. Such Holder is duly authorized to execute and deliver this Agreement and to perform such Holder's obligations hereunder and to consummate the transactions contemplated hereby.

        Section 3.2    AUTHORITY. The execution and delivery by such Holder of this Agreement, and the performance by such Holder of its obligations hereunder, have been duly and validly authorized, no other action on the part of such Holder being necessary. This Agreement has been duly and validly executed and delivered by such Holder and constitutes a legal, valid and binding obligation of the Holder enforceable against the Holder in accordance with its terms.

        Section 3.3    NO CONFLICTS. The execution and delivery by such Holder of this Agreement does not, the performance by such Holder of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

          (a)    conflict with or result in a violation or breach of any of the terms, conditions or provisions of its operating agreement (or other comparable organizational documents) of such Holder;

          (b)    conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to such Holder or any of its Assets and Properties (other than such conflicts, violations or breaches (i) which will not in the aggregate adversely affect the validity or enforceability of this Agreement or have a material adverse effect on the Business or Condition of such Holder or (ii) as would occur solely as a result of the identity or the legal or regulatory status of the Company or any of its Affiliates); or

          (c)(i)    conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require such Holder to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon such Holder or any of its Assets and Properties under, any Contract or License to which such Holder is a party or by which any of its Assets and Properties is bound.

EX-F-39

ARTICLE IV
COVENANTS OF THE COMPANY

        The Company covenants and agrees with the Holders that the Company will comply with the covenants and provisions of this ARTICLE IV, except to the extent the Holders may otherwise consent in writing:

        Section 4.1    PIGGY-BACK REGISTRATION. If at any time the Company shall determine to register for its own account or the account of others under the Securities Act (including pursuant to a demand for registration made by any Holder of Registrable Securities) any of its equity securities, or warrants to purchase equity securities, other than on Form S-4 or Form S-8 or their then equivalents relating to Depositary Units to be issued solely in connection with any acquisition of any entity or business, it shall send to each Holder of Registrable Securities as reflected on the books and records of or maintained on behalf of the Company, including each Holder who has the right to acquire, who is entitled to registration rights under this SECTION 4.1 written notice of such determination and, if within fifteen (15) days after receipt of such notice, such Holder shall so request in writing, the Company shall use its reasonable efforts to include in such registration statement all or any part of the Registrable Securities such Holder requests to be registered, except that if, in connection with any underwritten public offering of the Company the managing underwriter shall impose a limitation on the number of Units which may be included in the registration statement because, in its judgment, such limitation is necessary to effect an orderly public distribution, then the Company shall be obligated to include in such registration statement only such limited portion of the Registrable Securities with respect to which such Holder has requested inclusion hereunder. Any exclusion of Registrable Securities shall be made pro rata among the Holders seeking to include Registrable Securities, in proportion to the number of Registrable Securities sought to be included by such Holders; provided, however, that the Company shall not exclude any Registrable Securities unless the Company has first excluded all outstanding securities which are not entitled by right to inclusion of securities in such registration statement pursuant to this ARTICLE IV. No incidental right under this SECTION 4.1 shall be construed to limit any registration required under SECTION 4.2. The obligations of the Company to a Holder under this SECTION 4.1 may be waived only by such Holder. Anything herein to the contrary notwithstanding, no other registration rights (demand or piggy-back) with respect to any debt or equity securities shall be granted to any Person without the consent of the Holders.

        Section 4.2    DEMAND REGISTRATION.

          (a)    If at any time and from time to time after the date hereof Holders of a majority (determined by capital account balance) of Registrable Securities owned by all Holders (the "Required Holders") shall notify the Company in writing that it or they intend to offer or cause to be offered for public sale Registrable Securities held by such Holders which constitute at least twenty percent (20%) of the Registrable Securities, then the Company will so notify all Holders of Registrable Securities, including all Holders who have a right to acquire Registrable Securities. Upon written request of any Holder given within fifteen (15) days after the receipt by such Holder from the Company of such notification, the Company will use its best efforts to cause such of the Registrable Securities as may be requested by any Holder thereof (including the Holder or Holders giving the initial notice of intent to offer) to be registered under the Securities Act as expeditiously as possible. In connection with any request by any Holder of Registrable Securities for registration thereof pursuant to this SECTION 4.2, the Company shall have the right (to be exercised not more than one time in any 365 day period) to defer the filing of a registration statement with the Commission for up to 90 days after such filing would otherwise be required hereunder if the Company shall furnish to the Holders requesting such registration a certificate approved by the Board of Directors of the General Partner of the Company stating that, in the good faith judgment of the Company, it would be materially detrimental to the interests of the Company for such registration statement to be filed at such time.

EX-F-40

          (b)    The Company will not be obligated to effect more than two registrations pursuant to this Section 4.2, provided that a request for registration will not count for the purposes of this limitation if (i) the Required Holders determine in good faith to withdraw (prior to the effective date of the registration statement relating to such request) the proposed registration due to marketing or regulatory reasons, (ii) the registration statement relating to such request is not declared effective within 180 days of the date such registration statement is first filed with the Commission, (iii) prior to the sale of at least 90% of the Registrable Securities included in the registration relating to such request, such registration is adversely affected by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason and the Company fails to have such stop order, injunction or other order or requirement removed, withdrawn or resolved to the Required Holders' reasonable satisfaction within 30 days of the date of such order, or (iv) the conditions to closing specified in the underwriting agreement or purchase agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a material default or breach thereunder by the Required Holders). Notwithstanding the foregoing, the Company will pay all reasonable expenses in connection with any request for registration pursuant to Section 4.2 regardless of whether or not such request counts toward the limitation set forth above.

        Section 4.3    REGISTRATIONS ON FORM S-3. In addition to the rights provided the Holders of Registrable Securities in SECTIONS 4.1 and 4.2, if the registration of Registrable Securities under the Securities Act can be effected on Form S-3 (or any similar form promulgated by the Commission), then upon the written request of one or more Holders of Registrable Securities for the registration of at least twenty percent (20%) of the Registrable Securities, the Company will so notify each Holder of Registrable Securities, including each Holder who has a right to acquire Registrable Securities, and then will, as expeditiously as possible, use its best efforts to effect qualification and registration under the Securities Act on Form S-3 of all or such portion of the Registrable Securities as the Holder or Holders shall specify in the initial request to the Company or upon written request of a Holder to the Company given within fifteen (15) days after the receipt by the Holders from the Company of such notification.

        Section 4.4    EFFECTIVENESS. The Company will use its best efforts to maintain the effectiveness for up to 90 days (or such shorter period of time as the underwriters need to complete the distribution of the registered offering, or one year in the case of a "shelf" registration statement on Form S-3) of any registration statement pursuant to which any of the Registrable Securities are being offered, and from time to time will use reasonable efforts to amend or supplement such registration statement and the prospectus contained therein to the extent necessary to comply with the Securities Act and any applicable state securities statute or regulation. The Company will also provide each Holder of Registrable Securities with as many copies of the prospectus contained in any such registration statement as it may reasonably request.

        Section 4.5    INDEMNIFICATION BY THE COMPANY. (a) In the event that the Company registers any of the Registrable Securities under the Securities Act, the Company will indemnify and hold harmless each Holder and each underwriter of the Registrable Securities (including their officers, directors, affiliates and partners) so registered (including any broker or dealer through whom such Units may be sold) and each Person, if any, who controls such Holder or any such underwriter within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them become subject under the Securities Act, applicable state securities laws or under any other statute or at common law or otherwise, as incurred, and, except as hereinafter provided, will reimburse each such Holder, each such underwriter and each such controlling Person, if any, for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, as incurred, insofar as such losses, claims, damages, expenses, liabilities or

EX-F-41

actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the final prospectus (or the registration statement or prospectus as from time to time amended or supplemented by the Company) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act or any state securities laws applicable to the Company and relating to action or inaction required of the Company in connection with such registration, unless (i) such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or amended preliminary prospectus or final prospectus in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by any such Holder of Registrable Securities (in the case of indemnification of such Holder), any such underwriter (in the case of indemnification of such underwriter) or any such controlling Person (in the case of indemnification of such controlling Person) expressly for use therein, or unless (ii) in the case of a sale directly by such Holder of Registrable Securities (including a sale of such Registrable Securities through any underwriter retained by such Holder of Registrable Securities to engage in a distribution solely on behalf of such Holder of Registrable Securities), such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus copies of which were delivered to such Holder of Registrable Securities or such underwriter on a timely basis, and such Holder of Registrable Securities failed to deliver a copy of the final or amended prospectus at or prior to the confirmation for the sale of the Registerable Securities to the person asserting any such loss, claim, damage or liability in any case where such delivery is required by the Securities Act.

          (b)    Promptly after receipt by any Holder of Registrable Securities, any underwriter or any controlling Person, of notice of the commencement of any action in respect of which indemnity may be sought against the Company, such Holder of Registrable Securities, or such underwriter or such controlling person, as the case may be, will notify the Company in writing of the commencement thereof (provided, that failure by any such person to so notify the Company shall not relieve the Company from any liability it may have hereunder to any other Person entitled to claim indemnity or contribution hereunder) and, subject to the provisions hereinafter stated, the Company shall be entitled to assume the defense of such action (including the employment of counsel, who shall be counsel reasonably satisfactory to such Holder of Registrable Securities, such underwriter or such controlling Person, as the case may be), and the payment of expenses insofar as such action shall relate to any alleged liability in respect of which indemnity may be sought against the Company.

          (c)    Such Holder of Registrable Securities, any such underwriter or any such controlling Person shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel subsequent to any assumption of the defense by the Company shall not be at the expense of the Company unless the employment of such counsel has been specifically authorized in writing by the Company. The Company shall not be liable to indemnify any Person for any settlement of any such loss, claim, damage, expense, liability or action effected without the Company's written consent. The Company shall not, except with the approval of each party being indemnified under this SECTION 4.5, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the parties being so indemnified of a release from all liability in respect to such claim or litigation.

          (d)    In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which any Holder of Registrable Securities exercising rights under this ARTICLE IV, or any controlling Person of any such Holder, makes a claim for indemnification

EX-F-42

  pursuant to this SECTION 4.5 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this SECTION 4.5 provides for indemnification in such case, then, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the Holder of Registrable Securities on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Holder of Registrable Securities on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or by the Holder of Registrable Securities on the other, and each party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered by it pursuant to such registration statement, net of any underwriting discounts or commissions paid by such Holder; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

        Section 4.6    INDEMNIFICATION BY HOLDERS OF REGISTRABLE SECURITIES. (a) In the event that the Company registers any of the Registrable Securities under the Securities Act, each Holder of the Registrable Securities so registered will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed or otherwise participated in the preparation of the registration statement, each underwriter of the Registrable Securities so registered (including any broker or dealer through whom such of the Units may be sold) and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, applicable state securities laws or under any other statute or at common law or otherwise, and, except as hereinafter provided, will reimburse the Company and each such director, officer, underwriter or controlling Person for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the final prospectus (or in the registration statement or prospectus as from time to time amended or supplemented) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only insofar as (i) any such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by such Holder of Registrable Securities expressly for use therein and (ii) in the case of a sale directly by such Holder of Registrable Securities (including a sale of such Registrable Securities through any underwriter retained by such Holder of Registrable Securities to engage in a distribution solely on behalf of such Holder of Registrable Securities), such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus copies of which were delivered to such Holder of Registrable Securities or such underwriter on a timely basis, and such Holder of Registrable Securities failed to deliver a copy of the final or amended prospectus at or prior to the confirmation for the sale of the Registerable Securities to the person asserting any such loss, claim, damage or liability in any case where such delivery is

EX-F-43

required by the Securities Act; provided, however, that such Holder's obligations hereunder shall be limited to an amount equal to the aggregate public offering price of the Registrable Securities sold by such Holder in such registration, net of any underwriting discounts or commissions paid by such Holder.

          (b)    Promptly after receipt of notice of the commencement of any action in respect of which indemnity may be sought against such Holder of Registrable Securities hereunder, the Company will notify such Holder of Registrable Securities in writing of the commencement thereof (provided, that failure by the Company to so notify such Holder shall not relieve such Holder from any liability it may have hereunder to any other Person entitled to claim indemnity or contribution hereunder), and such Holder of Registrable Securities shall, subject to the provisions hereinafter stated, be entitled to assume the defense of such action (including the employment of counsel, who shall be counsel reasonably satisfactory to the Company) and the payment of expenses insofar as such action shall relate to the alleged liability in respect of which indemnity may be sought against such Holder of Registrable Securities. The Company and each such director, officer, underwriter or controlling Person shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel subsequent to any assumption of the defense by such Holder of Registrable Securities shall not be at the expense of such Holder of Registrable Securities unless employment of such counsel has been specifically authorized in writing by such Holder of Registrable Securities. Such Holder of Registrable Securities shall not be liable to indemnify any Person for any settlement of any such loss, claim, damage, expense, or liability or action effected without such Holder's written consent.

          (c)    In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which the Company or another Person entitled to indemnification pursuant to this SECTION 4.6 makes a claim for indemnification pursuant to this SECTION 4.6, but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding that this SECTION 4.6 provides for indemnification, in such case, then, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the Holder of Registrable Securities on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Holder of Registrable Securities on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or by the Holder of Registrable Securities on the other, and each party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered by it pursuant to such registration statement, net of any underwriting discounts or commissions paid by such Holder; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

        Section 4.7    EXCHANGE ACT REGISTRATION. If the Company at any time shall list any class of equity securities on any national securities exchange or obtain authorization for Units of such class to be quoted on an automated quotation system and shall register such class of equity securities under the Exchange Act, the Company will, at its expense, simultaneously list on such exchange or qualify for trading on such automated quotation system and maintain such listing or authorization of, the

EX-F-44

Registrable Securities of such class. If the Company becomes subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act, the Company will use its best efforts to timely file with the Commission such information as the Commission may require under either of said Sections; and in such event, the Company shall use its best efforts to take all action as may be required as a condition to the availability of Rule 144 or Rule 144A under the Securities Act (or any successor exemptive rule hereafter in effect) with respect to such equity securities. The Company shall furnish to any Holder of Registrable Securities forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company as filed with the Commission, and (iii) such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such Registrable Securities without registration. The Company agrees to use its best efforts to facilitate and expedite transfers of the Registrable Securities pursuant to Rule 144 under the Securities Act, which efforts shall include timely notice to its transfer agent to expedite such transfers of Registrable Securities.

        Section 4.8    DAMAGES. The Company recognizes and agrees that the Holder of Registrable Securities will not have an adequate remedy if the Company fails to comply with this ARTICLE IV and that damages may not be readily ascertainable, and the Company expressly agrees that, in the event of such failure, it shall not oppose an application by the Holder of Registrable Securities or any other Person entitled to the benefits of this ARTICLE IV requiring specific performance of any and all provisions hereof or enjoining the Company from continuing to commit any such breach of this ARTICLE.

        Section 4.9    FURTHER OBLIGATIONS OF THE COMPANY. Whenever under the preceding SECTIONS of this ARTICLE IV, the Company is required hereunder to register Registrable Securities, it agrees that it shall also do the following:

          (i)    Furnish to each selling Holder such copies of each preliminary and final prospectus and such other documents as said Holder may reasonably request to facilitate the public offering of its Registrable Securities;

          (ii)    Use its best efforts to register or qualify the Registrable Securities covered by said registration statement under the applicable securities or "blue sky" laws of such jurisdictions as any selling Holder may reasonably request; provided, however, that the Company shall not be obligated to qualify to do business in any jurisdictions where it is not then so qualified or to take any action which would subject it to the service of process in suits other than those arising out of the offer or sale of the securities covered by the registration statement in any jurisdiction where it is not then so subject;

          (iii)    Furnish to each selling Holder a signed counterpart, addressed to the selling Holders and any underwriter, of "comfort" letters signed by the Company's independent public accountants who have examined and reported on the Company's financial statements included in the registration statement, to the extent permitted by the standards of the American Institute of Certified Public Accountants, covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and (in the case of the accountants' "comfort" letters) with respect to events subsequent to the date of the financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' "comfort" letters delivered to the underwriters in underwritten public offerings of securities, to the extent that the Company is required to deliver or cause the delivery of such opinion or "comfort" letters to the underwriters in an underwritten public offering of securities;

          (iv)    Permit each selling Holder of Registrable Securities or such Holder's counsel or other representatives to inspect and copy such non-confidential corporate documents and records as may reasonably be requested by them;

EX-F-45

          (v)    Furnish to each selling Holder of Registrable Securities a copy of all documents filed with and all correspondence from or to the Commission in connection with any such offering of securities;

          (vi)    Use its best efforts to insure the obtaining of all necessary approvals from the NASD or other applicable regulatory authority, if applicable;

          (vii)    Use its best efforts to cause all Registrable Securities so registered pursuant hereto to be listed on any securities exchange or authorized for quotation in any automated quotation system on or in which outstanding Units are listed or authorized for quotation at the time such registration is declared effective by the Commission;

          (viii)    Designate a transfer agent and registrar for the class or classes, or series or series, of Units which include such Registrable Securities and obtain a CUSIP number for same, in each case not later than the date such registration is declared effective by the Commission; and

          (ix)    Otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security Holders, as soon as reasonably practicable, an earning statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the registration statement covering the initial public offering, which earning statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

        Whenever under the preceding SECTIONS of this ARTICLE IV the Holders of Registrable Securities are registering such securities pursuant to any registration statement, each such Holder agrees to timely provide to the Company, at its request, such information and materials as it may reasonably request in order to effect the registration of such Registrable Securities.

        Section 4.10    EXPENSES. In the case of each registration effected under this Article IV, the Company shall bear all reasonable costs and expenses of each such registration on behalf of the selling Holders of Registrable Securities, including, but not limited to, the Company's printing, legal and accounting fees and expenses, Commission and NASD filing fees and "Blue Sky" fees; provided, however, that the Company shall have no obligation to pay or otherwise bear any portion of the underwriters' commissions or discounts attributable to the Registrable Securities being offered and sold by the Holders of the Registrable Securities, or the fees and expenses of counsel for the selling Holders of Registrable Securities in connection with the registration of the Registrable Securities. The Company shall also pay all expenses of the Holders of the Registrable Securities in connection with any registration initiated pursuant to this ARTICLE IV which is withdrawn or abandoned at the request of the Company.

        Section 4.11    TRANSFERABILITY. (a) For all purposes of ARTICLE IV of this Agreement, a Holder or assignee thereof who becomes a party to this Agreement in accordance with SECTION 4.11(b) hereof shall be deemed at any particular time to be the Holder of all Registrable Securities of which such Person shall at such time be the "beneficial owner," determined in accordance with Rule 13d-3 under the Exchange Act.

          (b)    For all purposes of ARTICLE IV of this Agreement, the Holder of Registrable Securities shall include not only the Holder, but also any assignee or transferee of the Registrable Securities; provided, however, that such assignee or transferee agrees in writing to be bound by all of the provisions of this Agreement.

        Section 4.12    MERGERS, ETC. The Company shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which the Company shall not be the surviving entity unless the proposed surviving entity shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of the Company under this Agreement, and for that purpose

EX-F-46

references hereunder to Registrable Securities shall be deemed to be references to the securities which the Holders would be entitled to receive in exchange for Registrable Securities under any such merger, consolidation or reorganization; provided, however, that the provisions of this SECTION 4.12 shall not apply in the event of any merger, consolidation, or reorganization in which the Company is not the surviving entity if all Holders are entitled to receive in exchange for their Registrable Securities consideration consisting solely of (i) cash, or (ii) securities of the acquiring entity which may be immediately sold to the public without registration under the Securities Act.

ARTICLE V
DEFINITIONS

        Section 5.1    DEFINITIONS. As used in this Agreement, the following defined terms have the meanings indicated below:

        "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.

        "Agreement" has the meaning ascribed to it in the forepart of this Agreement.

        "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

        "Business or Condition of the Company" means the business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole.

        "Commission" shall mean the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

        "Company" has the meaning ascribed to it in the forepart of this Agreement.

        "Contract" means any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract.

        "Depositary Units" has the meaning ascribed to it in the recitals of this Agreement.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission (or of any other Federal agency then administering the Exchange Act) thereunder, all as the same shall be in effect at the time.

        "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision.

        "Holder" has the meaning ascribed to it in the forepart of this Agreement.

        "Holders" has the meaning ascribed to it in the forepart of this Agreement.

        "Issuance" has the meaning ascribed to it in the recitals of this Agreement.

        "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

        "License" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

EX-F-47

        "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

        "NASD" means the National Association of Securities Dealers, Inc.

        "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

        "Partnership Agreement" has the meaning ascribed to it in the forepart of this Agreement.

        "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

        "Registrable Securities" shall mean and include the Depositary Units owned by a Holder; provided, however, that Registrable Securities shall cease to be Registrable Securities upon the consummation of any sale pursuant to a registration statement or Rule 144 under the Securities Act.

        "Required Holders" has the meaning ascribed to it in Section 4.2(a) of this Agreement.

        "Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission (or of any other federal agency then administering the Securities Act) thereunder, all as the same shall be in effect at the time.

        "Subsidiaries" means all Persons in which the Company, directly or indirectly, beneficially owns more than 50% of either the equity interests in, or the voting control of, such Persons.

ARTICLE VI
MISCELLANEOUS

        Section 6.1    ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

        Section 6.2    WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        Section 6.3    AMENDMENT. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

        Section 6.4    NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

        Section 6.5    ASSIGNMENT; BINDING EFFECT. This Agreement and any right, interest or obligation hereunder may be assigned by Holder without the prior written consent of the Company. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        Section 6.6    HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

EX-F-48

        Section 6.7    INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

        Section 6.8    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

        Section 6.9    COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

EX-F-49

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

AMERICAN REAL ESTATE PARTNERS, L.P.
By:	American Property Investors, Inc., Its general partner
By:	Name: Title:
HOLDERS:
HIGHCREST INVESTORS CORP.,
By:	Name: Title:
ARNOS CORP.,
By:	Name: Title:
CYPRUS, LLC
By:	Name: Title:
GASCON PARTNERS
By:	Name: Title:

EX-F-50

        AMENDMENT NO. 1, dated as of May 23, 2005, to the PURCHASE AGREEMENT (this "Amendment") dated as of January 21, 2005 (the "Agreement"), by and among Cyprus, LLC, a Delaware limited liability company ("Seller"), and American Real Estate Partners, L.P. ("Purchaser"). Capitalized terms not otherwise defined herein have the meanings set forth in the Agreement.

        WHEREAS, Seller and Purchaser desire to amend Annex A to the Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Amendment.    Annex A to the Agreement is hereby amended and restated such that, as so amended and restated, Annex A to the Agreement shall be in the form of Annex A attached hereto. Except as expressly agreed herein, all covenants, obligations and agreements of the Seller and Purchaser contained in the Agreement shall remain in full force and effect in accordance with their terms.

        2.    Governing Law.    This Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

        3.    Counterparts.    This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

EX-F-51

        IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

Cyprus, LLC
By:	Barberry Corp., its managing member
By:	/s/ EDWARD E. MATTNER Name: Edward E. Mattner Title: Authorized Signatory
American Real Estate Partners, L.P.
By:	American Property Investors, Inc., its general partner
By:	/s/ KEITH MEISTER Name: Keith Meister Title: Chief Executive Officer
AREP Sands Holding LLC
By:	American Real Estate Holdings Limited Partnership, its sole member
By:	American Property Investors, Inc., its general partner
By:	/s/ KEITH MEISTER Name: Keith Meister Title: Chief Executive Officer
BARBERRY CORP.
By:	/s/ EDWARD E. MATTNER Name: Edward E. Mattner Title: Authorized Signatory
HIGH COAST LIMITED PARTNERSHIP
By:	Little Meadow Corp., its general partner
By:	/s/ EDWARD E. MATTNER Name: Edward E. Mattner Title: Authorized Signatory

[Signature Page to Amendment No. 1 to the Purchase Agreement between Cyprus and AREP with respect to Sands Securities.]

EX-F-52

Annex A

Issuer	Amount and Title of Security
GB Holdings, Inc.	4,121,033 shares of common stock, par value $.01 per share (CUSIP 36150A109)
Atlantic Coast Entertainment Holdings, Inc.
4,121,033 Warrants exp. July 22, 2011 (CUSIP 048416119) to purchase 1,133,284 shares of Atlantic Holdings common stock (or, if any such Warrants have been exercised, the shares of Atlantic Holdings common stock acquired upon such exercise)

EX-F-53

Exhibit G

AMENDMENT NO. 4
TO
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF AMERICAN REAL ESTATE PARTNERS, L.P.
(A DELAWARE LIMITED PARTNERSHIP)

        AMENDMENT NO. 4 ("Amendment No. 4") to the Amended and Restated Limited Partnership Agreement of American Real Estate Partners, L.P., dated as of June [    ], 2005, by and among American Property Investors, Inc., a Delaware corporation, as general partner (the "General Partner"), and all other persons and entities who are or shall in the future become limited partners (the "Limited Partners") of the Partnership. Except as otherwise indicated, all capitalized terms used herein have the meaning ascribed to them in the Partnership Agreement.

WITNESSETH:

        WHEREAS, the Partnership desires to amend certain sections of its amended and restated Partnership Agreement; and

        WHEREAS, the Partnership has obtained the written consent of holders of more than 50% of the outstanding depositary units representing limited partner interests in the Partnership;

        NOW, THEREFORE, the parties hereby agree as follows:

        1.    Article I of the Partnership Agreement is hereby amended to include the following additional definitions in their respective appropriate alphabetical locations:

  Nevada Gaming Authority: The governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of gaming or gaming activities in any jurisdiction within the State of Nevada, including specifically, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board and the City of Las Vegas.

  Nevada Gaming Laws: Those laws pursuant to which any Nevada Gaming Authority possesses regulatory, licensing or permit authority over gaming within the State of Nevada, including, without limitation, the Nevada Gaming Control Act, as codified in NRS Chapter 463, the regulations of the Nevada Gaming Commission promulgated thereunder, the Clark County Code, and the Las Vegas Municipal Code.

  Record Date: The date established by the General Partner, in its discretion, for determining the identity of Record Holders for any purpose, including, without limitation, Record Holders entitled to (a) receive any distribution pursuant to Article V, (b) receive or participate in any distribution, subdivision or combination pursuant to Section 4.06, (c) receive notice of or to vote at any meeting of Record Holders or to consent to any action, (d) participate in any offer, (e) exercise rights in respect of any other lawful action of Record Holders, or (f) receive any report pursuant to Section 8.04.

        2.    Section 3.01 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

          3.01.    Purposes and Business.    The purposes of and the nature of the business to be conducted by the Partnership shall be (a) to serve as a partner of the Operating Partnership and, in connection therewith, to exercise all the rights and powers conferred upon the Partnership as a partner of the Operating Partnership pursuant to the OLP Partnership Agreement or otherwise and (b) to engage, directly or indirectly, in any other business or activity that is approved by the

EX-G-1

  General Partner which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act. The General Partner has no obligation or duty to the Partnership, the Record Holders or any Substitute Partner to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.

        3.    Section 4.05(c) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

          (c)    The General Partner or any Affiliate of the General Partner may, but shall not be obligated to, make contributions to the Partnership in exchange for Units; provided that the number of Units issued in exchange for any such contribution shall not exceed the Agreed Value of the contribution reduced by any indebtedness either assumed by the Partnership upon such contribution or to which such property is subject when contributed, divided by the average closing Unit Price for the twenty (20) trading days immediately preceding such contribution; provided, further, that the foregoing proviso shall not apply to any issuance of Units to the General Partner or any Affiliate of the General Partner that is, or has previously been, authorized or approved by the Audit Committee.

        4.    The Partnership Agreement is hereby amended to include a new Section 4.13 to read in its entirety as follows:

          4.13    Nevada Gaming Law Dispositions.    Notwithstanding anything in this Partnership Agreement to the contrary, if any Nevada Gaming Authority requires that a Limited Partner be licensed, qualified or found suitable under any applicable Nevada Gaming Law and such Limited Partner:

                  (a)    fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Nevada Gaming Authority) (the "Filing Date") after being requested to do so by the Nevada Gaming Authority; or

                  (b)    is denied such license or qualification or is not found suitable;

      then, the General Partner shall have the right, exercisable in its sole and absolute discretion,

    (1)
    to require each such Limited Partner, subject to Article X, to dispose of its Partnership Interest within 30 days (or such earlier date as may be required by the applicable Nevada Gaming Authority) of the occurrence of the event described in clause (a) or (b) above, or

    (2)
    to redeem the Partnership Interest of such Limited Partner, on behalf of and for the account of the Partnership, at a redemption price (the "Redemption Price") equal to the lowest of:

    (i)
    the market price for such Partnership Interest on the Filing Date which, in the case of a Depositary Unit, shall be the Unit Price;

    (ii)
    the price at which such Limited Partner acquired the Partnership Interest; and

    (iii)
    such other lesser amount as may be required by any Nevada Gaming Authority.

          Immediately upon a determination by a Nevada Gaming Authority that a Limited Partner will not be licensed, qualified or found suitable and must dispose of its Partnership Interest, the Limited Partner will, to the extent required by applicable Nevada Gaming Laws, have no further right:

          (a)    to exercise, directly or indirectly, through any trustee or nominee or any other person or entity, any rights to which Limited Partners or Record Holders are entitled under the Delaware Act or this Partnership Agreement; or

EX-G-2

          (b)    to receive any distributions made by the Partnership, except the Redemption Price.

        5.    Section 5.03 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

        5.03.    Distributions.

          (a)    Subject to Section 17-607 of the Delaware Code and except as provided in Section 5.03(b), the General Partner, in its sole and absolute discretion, may make such distributions from the Partnership Assets or otherwise as it deems appropriate in its sole discretion, quarterly, annually or at any other time. Any such distributions shall be distributed to the General Partner and the Record Holders in accordance with their respective Percentage Interests.

  Each distribution pursuant hereto shall be paid by the Partnership only to the Record Holders (as of the Record Date set forth for such distribution) and to the General Partner. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of the applicable distribution (and the Partnership shall have no liability to any other Person by reason of an assignment of a Depositary Unit or otherwise).

          (b)    The General Partner shall convert all non-cash assets of the Partnership to cash before any distribution upon liquidation or dissolution of the Partnership. Distribution of proceeds on liquidation or dissolution of the Partnership, and any other remaining assets of the Partnership to be distributed to the General Partner and the Record Holders in connection with the dissolution and liquidation of the Partnership pursuant to Article XIII, shall be made as follows:

    (i)
    first, to the payment of any debts and liabilities of the Partnership which shall then be due and payable;

    (ii)
    next, to the establishment of such reserves as the General Partner deems reasonably necessary to provide for any future, contingent or unforeseen liabilities or obligations of the Partnership; and

    (iii)
    next, pro rata in accordance with and to the extent of the positive balances in the General Partner's and Record Holders' respective Capital Accounts.

          (c)    At the General Partner's election, exercisable in its sole and absolute discretion, each quarterly distribution made pursuant to Section 5.03(a) hereof may be allocated monthly among the General Partner and the Record Holders of record as of the last day of each month during the quarter in respect of which such quarterly distribution is made; provided, however, that no such allocation shall be made unless the General Partner concludes, in its sole and absolute discretion, that such monthly allocation convention does not result in a material adverse effect to the Record Holders, taken as a whole. For all purposes of this Agreement, any Partner's allocable share of the aggregate amount withheld from any distribution hereunder in respect of state income taxes paid or payable by the Partnership on behalf of such Partner shall be treated as having been distributed to such Partner.

        6.    Section 6.18(c)(iii) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

    (iii)    Neither it nor its Affiliates shall cause the Partnership (in the event that the Act is amended to permit partnerships to engage in short-form merger transactions), or any successor entity of the Partnership, whether in its current form as a limited partnership or as converted to or succeeded by a corporation or other form of business association, to effect a merger or other business combination (in the event that such short-form merger statute applies to other business combinations) of the Partnership or such successor, in each case pursuant to Section 253 of the General Corporation Law of Delaware, or any successor

EX-G-3

    statute, or any similar short-form merger statute under the laws of Delaware or any other jurisdiction. For the avoidance of doubt, it is agreed that this Section 6.18(c)(iii) shall only apply to a merger pursuant to Section 253 of the General Corporation Law of Delaware, or any successor statute, or any similar short-form merger statute under the laws of Delaware or any other jurisdiction, and this Section 6.18(c)(iii) shall not apply to any other merger or business combination transaction. No amendment to this Section 6.18(c)(iii) shall be permitted without a unanimous vote of the Record Holders, unless such amendment has been approved by the Audit Committee in which event only the vote of a Majority Interest shall be required for approval of such amendment.

        7.    Except as expressly amended hereby, all other provisions of the Partnership Agreement, as heretofore amended, shall continue in full force and effect.

        8.    This Amendment No. 4 shall become effective as of the date hereof upon its execution by all parties hereto.

        IN WITNESS WHEREOF, the undersigned have evidenced their adoption and ratification of the foregoing Amendment to the Partnership Agreement and have duly executed this Amendment to be duly executed on their behalf, as of the day and year first set forth above.

General Partner AMERICAN PROPERTY INVESTORS INC.
By:	Name: John P. Saldarelli Title: Vice President
Limited Partners
By:	AMERICAN PROPERTY INVESTORS, INC., (attorney-in-fact)
By:	Name: John P. Saldarelli Title: Vice President

[Signature Page to Amendment No. 4 of the Amended and Restated Agreement of Limited
Partnership of American Real Estate Partners, L.P.]

EX-G-4

Exhibit H

AMENDMENT NO. 3
TO
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP
(A DELAWARE LIMITED PARTNERSHIP)

        AMENDMENT NO. 3 ("Amendment No. 3") to the Amended and Restated Limited Partnership Agreement of American Real Estate Holdings Limited Partnership, dated as of June [    ], 2005, by and among American Property Investors, Inc., a Delaware corporation, as general partner (the "General Partner"), and American Real Estate Partners, L.P., as limited partner of the Partnership, and all other persons and entities who are or shall in he future become, limited partners (the "Limited Partners"). Except as otherwise indicated, all capitalized terms used herein have the meaning ascribed to them in the Partnership Agreement.

WITNESSETH:

        WHEREAS, the Partnership desires to amend certain sections of its amended and restated Partnership Agreement;

        NOW, THEREFORE, the parties hereby agree as follows:

        1.    Section 3.01 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

          3.01.    Purposes and Business.    The purposes of and the nature of the business to be conducted by the Partnership shall be to engage, directly or indirectly, in any business or activity that is approved by the General Partner which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act. The General Partner has no obligation or duty to the Partnership or any Limited Partner to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.

        2.    Section 5.03 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

          5.03.    Distributions.

          (a)    Subject to Section 17-607 of the Delaware Code, the General Partner, in its sole and absolute discretion, may make such distributions from the Partnership Assets or otherwise as it deems appropriate in its sole and absolute discretion, quarterly, annually or at any other time to the General Partner and the Limited Partners in accordance with their respective Percentage Interests. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment by reason of an assignment or otherwise.

          (b)    The General Partner shall convert all non-cash assets of the Partnership to cash before any distribution upon liquidation or dissolution of the Partnership. Distribution of proceeds on liquidation or dissolution of the Partnership, and any other remaining assets of the Partnership to be distributed to the General Partner and the Limited Partner in connection with the dissolution and liquidation of the Partnership pursuant to Article XI, shall be made as follows:

    (i)
    first, to the payment of any debts and liabilities of the Partnership which shall then be due and payable;

EX-H-1

    (ii)
    next, to the establishment of such reserves as the General Partner deems reasonably necessary to provide for any future, contingent or unforeseen liabilities or obligations of the Partnership; and

    (iii)
    next, pro rata in accordance with and to the extent of the positive balances in the General Partner's and Limited Partners' respective Capital Accounts.

        3.    Except as expressly amended hereby, all other provisions of the Partnership Agreement, as heretofore amended, shall continue in full force and effect.

        4.    This Amendment No. 3 shall become effective as of the date hereof upon its execution by all parties hereto.

EX-H-2

        IN WITNESS WHEREOF, the undersigned have evidenced their adoption and ratification of the foregoing Amendment to the Partnership Agreement and have duly executed this Amendment to be duly executed on their behalf, as of the day and year first set forth above.

General Partner AMERICAN PROPERTY INVESTORS INC.
By:	Name: John P. Saldarelli Title: Vice President
Limited Partner AMERICAN REAL ESTATE PARTNERS, L.P.
By:	AMERICAN PROPERTY INVESTORS, INC., General Partner
By:	Name: John P. Saldarelli Title: Vice President

[Signature Page to Amendment No. 3 of the Amended and Restated Agreement of Limited
Partnership of American Real Estate Holdings Limited Partnership]

EX-H-3

Exhibit I

OPTION GRANT AGREEMENT

        This Option Grant Agreement (the "Agreement") is entered into this    day of                        , 2005, by and between, American Real Estate Partners, L.P., a Delaware master limited partnership (together, with its successors, the "Partnership"), and                        (the "Optionee"), effective as of                        , 2005 (the "Grant Date").

        In consideration of the premises, mutual covenants and agreements herein, the Partnership and the Optionee agree as follows:

        1.     Grant of Option.    The Partnership hereby grants to the Optionee an option to purchase from the Partnership, at a price of $35.00 per unit (the "Exercise Price"), up to 700,000 depositary (common) units of the type of units currently listed on the New York Stock Exchange representing limited partnership interests of the Partnership (the "Units"), subject to the provisions of this Agreement (each an "Option," collectively the "Options").

        2.     Vesting.

          (a)   In General.    All of the Options are nonvested and forfeitable as of the Grant Date. Subject to the Optionee's continued employment with the Partnership or American Property Investors, Inc. (together, with its successors, the "General Partner"), Options with respect to 100,000 Units will vest on each of the first seven anniversaries of the Grant Date.

          (b)   Acceleration of Vesting.    Notwithstanding Section (a), all Options that have not been previously forfeited or expired shall become fully vested and nonforfeitable upon the earliest to occur of the following: (I) the occurrence of a Change in Control (as defined in Appendix A), vesting to occur immediately before such Change in Control, or (II) termination by the General Partner or the Partnership of the Optionee's employment with the Partnership or General Partner without Cause.

        For purposes of this Agreement, Cause shall mean: (i) willful failure to carry out the instructions of the Board of Directors of the General Partner or the Partnership (other than any such failure resulting from incapacity due to a physical or mental illness or disability) which failure continues for more than 48 hours after a written demand for performance is delivered to the Optionee by the General Partner or Partnership; (ii) substance abuse which materially affects Optionee's ability to discharge his duties; (iii) conviction of a crime (other than traffic violations or similarly minor infractions of law) or being charged with a felony; (iv) federal or state criminal indictment for securities law violation; (v) commission of a fraudulent act that affects the Partnership, General Partner or any of their respective subsidiaries; (vi) breach of any of the terms of an applicable written employment agreement between the Optionee and the General Partner or the Partnership resulting in the termination of such agreement or the Optionee's employment thereunder for "Cause" as defined in such agreement; (vii) willful disclosure, not required by any law or court order, of any material inside information of the Partnership, General Partner or any of their respective subsidiaries, to persons not authorized to know the same; or (viii) any act by the Optionee not authorized by the Partnership or the General Partner which causes any gaming authorities, having jurisdiction over the Partnership or any of its affiliates, to seek any redress or remedy against Optionee, the Partnership or its affiliates.

          (c)   Cessation of Employment or Other Service Relationship.    Except as provided in Section 2(b)(II), all unvested Options terminate immediately upon the cessation of the Optionee's employment with the Partnership or the General Partner.

Ex-I-1

          (d)   Other Activities.    The Parties acknowledge that the Optionee provides services to other entities affiliated with Mr. Icahn and such performance of services does not violate the terms of this Agreement or constitute Cause.

        3.     Term of Options.    The Options to purchase the 100,000 Units that vest on each of the first six anniversaries of the Grant Date will expire at 5:00 p.m. Eastern Time on the last business day preceding the seventh anniversary of the Grant Date and the Options to purchase the 100,000 Units that vest on the seventh anniversary of the Grant Date will expire at 5:00 p.m. Eastern Time on the last business day preceding the eighth anniversary of the Grant Date (each such business day prior to an anniversary of the Grant Date, an "Expiration Date").

        4.     Exercise of Vested Options.

          (a)   Right to Exercise.    The Optionee may exercise a vested Option at any time on or before the relevant Expiration Date, provided he is then in the employment of the Partnership or the General Partner.

          (b)   Exercise Period Following Termination of Employment or Other Service Relationship.    Upon cessation of the Optionee's employment with the Partnership or General Partner the vested Options shall terminate upon the earlier of (1) the 180th day following such cessation or (2) the relevant Expiration Date.

          (c)   Exercise Procedure.    In order to exercise the Options, the following items must be delivered to the Secretary of the General Partner (i) an exercise notice in the form attached hereto as Appendix B, (ii) full payment of the Exercise Price for such Units, and (iii) an executed copy of any other agreements or documents reasonably required by the General Partner or the Partnership. An exercise will not be effective until all of the foregoing items are received by Secretary of the General Partner.

          (d)   Method of Payment.    Payment of the Exercise Price may be made at the election of the Optionee (i) by delivery of cash, certified or cashier's check, money order or other cash equivalent acceptable to the Partnership in its discretion, (ii) by a broker-assisted cashless exercise in accordance with Regulation T of the Board of Governors of the Federal Reserve System through a brokerage firm approved by the Partnership, or (iii) by a cashless exercise for purposes of Section 20 of this Agreement, or (iv) a combination of the foregoing.

          (e)   Issuance of Units.    Upon exercise of the Options in accordance with the terms of this Agreement, the Partnership will issue to the Optionee or to the brokerage firm specified in the Optionee's delivery instructions pursuant to a broker-assisted cashless exercise, as the case may be, the number of Units so paid for, in the form of fully paid and nonassessable Depositary Units representing limited partner interests of the Partnership.

        5.     Tax Withholding.    The Partnership or General Partner shall have the right to deduct from the Optionee's compensation or any other payment of any kind (including by withholding the issuance of Units) the amount of any federal, state, local or foreign taxes required by law to be withheld as a result of the grant, vesting, or exercise of the Options in whole or in part; provided, however, that the value of the Units withheld may not exceed the statutory minimum withholding amount required by law; provided further that the Optionee may direct the Partnership to withhold from Units issuable in respect of the Options the number of Units with an aggregate Fair Market Value as of the date of withholding equal to the statutory minimum withholding amount required by law.

        For purposes of this Agreement, Fair Market Value means, with respect to a Unit for any purpose on a particular date, (A) if Units are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and listed for trading on a national exchange or market, the average, for the 30-day period preceding such date, of: (i) the closing price quoted on the New York

Ex-I-2

Stock Exchange, the American Stock Exchange, or the Nasdaq National Market, as applicable; (ii) the last sale price quoted on the Nasdaq SmallCap Market; (iii) the average of the high bid and low asked prices on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Inc.; or (iv) if Units are not quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the Units, and (B) if there are not any quoted bid and asked prices, the value as determined in good faith by the Board of Directors of the General Partner (the "Board").

        6.     Adjustments for Transactions and Other Events.    In the event that the Partnership engages in:

  (a)
  a split or combination of Units (whether by dividend of Units or otherwise);

  (b)
  an Excess Dividend; or

  (c)
  an issuance of Units of the Partnership or securities convertible into or exchangeable for Units of the Partnership, to Mr. Carl C. Icahn or his affiliates, at a price per Unit less than Partners' equity per Unit. (For purposes of calculating Partners' equity per Unit, (1) Partners' equity shall be Partners' equity as stated in the Partnership's consolidated financial statements, prepared in accordance with generally accepted accounting principles, as of the last day of the most recently completed quarterly financial period of the Partnership prior to the authorization by the Board of Directors of the General Partner or any committee thereof of the issuance of the Units or convertible or exchangeable securities to Mr. Icahn or his affiliates and (2) Partners' equity per Unit shall be determined by multiplying Partners' equity (as determined in accordance with (1)) by 98.01% (or, if different, the percentage of Partners' equity attributable, as of the last day of such most recently completed quarterly period, to all limited partnership interests), and dividing the result so obtained by the number of outstanding Units as of the last day of such most recently completed quarterly period), then the Board shall, in its reasonable discretion and without the consent of the Optionee, make such adjustments and modifications to the Options and the terms of this Agreement, including but not limited to the number or kind of interests covered by the Options, the Exercise Price, or the manner in which the Options are to be exercised, as the Board reasonably determines to be appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits provided in respect of Options under this Agreement.

        The Board is also authorized to make (but shall have no obligation or duty to make), in its reasonable discretion and without the consent of the Optionee, adjustments in the Options and the terms of this Agreement in recognition of (i) unusual or nonrecurring events affecting the Partnership, or the financial statements of the Partnership or any affiliate, or (ii) changes in applicable laws, regulations, or accounting principles, whenever the Board determines in its reasonable discretion that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits provided in respect of Options under this Agreement. For example, for reasons of illustration and without limiting the authority of the Board, among other things, in the event that the Partnership is to be combined, by merger or otherwise, with any other entity, the Board may elect to cause the Options to: (i) accelerate, vest and become fully exercisable immediately prior to any such event, and to terminate and be cancelled at the time of the closing of any such transaction if not exercised prior thereto; (ii) be cancelled in exchange for a payment in cash in an amount equal to the inherent value of the Options based upon the values attributed to the Partnership in such transaction, as determined in the reasonable discretion of the Board; or (iii) be assumed by the surviving entity and to thereafter be exercisable (subject to the vesting and other terms set forth herein) for the type of consideration received in such transaction by a holder of the Units.

        For the purposes of this Agreement, the term Excess Dividend shall mean the amount, if any, by which the aggregate dividends, paid to holders of Units from and after January 1, 2005, in either cash

Ex-I-3

or other property (valued at fair market value as determined by the Board, in its reasonable discretion) exceeds the Available Amount. For purposes of this Agreement, Available Amount shall mean an amount, as reasonably estimated by the Board, equal to the combined federal, state and local income and franchise taxes, including estimated taxes, that would be paid by the Partnership on the aggregate income of the Partnership for all periods from and after January 1, 2005, if the Partnership were a corporation organized in Delaware having its sole place of business, in New York City, which files a separate tax return (together with its consolidated subsidiaries).

        7.     The Partnership's Rights.    The existence of the Options shall not affect in any way the right or power of the Partnership or its partners to engage in any act or activity including without limitation, making or authorizing any or all adjustments, recapitalizations, reorganizations or other changes in the Partnership's capital structure or its business, or any merger or consolidation of the Partnership, or any issue of Units, limited partner interests, general partner interests, notes, debentures, preferred or other interests with preference ahead of or convertible into, options, warrants or subscription rights or otherwise affecting the Options or the Units or the rights thereof, or the dissolution or liquidation of the Partnership, or any sale or transfer of all or any part of the Partnership's assets or business, or any other partnership act or proceeding, whether of a similar character or otherwise.

        8.     Notices.    All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to the Optionee at the address contained in the records of the Partnership or General Partner, or addressed to the Partnership for the attention of the Secretary of the General Partner at its principal executive office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

        9.     Investment Representation.    If at any time the Partnership determines that the delivery of Units under this Agreement is or may be unlawful under the laws of any applicable jurisdiction, or federal or state securities laws, the right to exercise the Options or receive Units pursuant to the Options or exercise of any particular right hereunder shall be suspended until the Partnership determines that such delivery is lawful. The Partnership may require that the Optionee, as a condition to exercise of the Option, and as a condition to the delivery of any Units, make such written representations (including representations to the effect that such person will not dispose of the Units so acquired in violation of federal or state securities laws) and furnish such information as may, in the opinion of counsel for the Partnership, be appropriate to permit the Partnership to issue the Units in compliance with applicable federal and state securities laws.

        10.   Entire Agreement.    This Agreement contains the entire agreement between the parties with respect to the Options granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Options granted hereunder shall be void and ineffective for all purposes.

        11.   Partnership's Authority.    The Partnership shall have full power and authority to interpret and construe this Agreement and to take all actions necessary to administer and to otherwise carry out the purpose and intent of this Agreement. All actions taken and determinations made by the Partnership on all matters relating to this Agreement shall be in the Partnership's sole and absolute discretion and shall be conclusive and binding on all parties concerned.

        12.   Amendment.    This Agreement may be amended from time to time in a written document signed by each of the parties hereto.

        13.   Governing Law.    The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Partnership relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of Delaware without regard to its provisions concerning the

Ex-I-4

applicability of laws of other jurisdictions. Any suit with respect hereto will be brought in the federal or state courts in the districts which include courts in Delaware, and the Optionee hereby agrees and submits to the personal jurisdiction and venue thereof.

        14.   Headings.    The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        15.   Options Conditioned Upon Unit Holder Approval.    This Agreement and the Options are conditioned upon and subject to approval thereof by a vote of the depositary unit holders in accordance with rules of the New York Stock Exchange. In the event such approval is not obtained by December 31 of the year of the Grant Date, this Agreement and the Options shall be null and void.

        16.   Non-Guarantee of Employment or Other Service Relationship.    Nothing in this Agreement shall alter the Optionee's at-will or other employment status with the Partnership or the General Partner, nor be construed as a contract of employment or other service relationship between the Partnership or the General Partner and the Optionee, or as a contractual right of the Optionee to continue in the employ of, or in a service relationship with (or to occupy any particular position with, or receive any particular benefit or compensation from the Partnership, and any change thereof shall not be deemed to constitute a termination of employment hereunder) the Partnership or the General Partner for any period of time, or as a limitation of the right of the Partnership or the General Partner to discharge the Optionee at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any Units.

        17.   No Rights as a Holder of a Unit.    The Optionee will not have any of the rights of a holder of a Unit until such Units have been issued to him upon the due exercise of the Options.

        18.   Registration of Units.    The Options and the Units issuable in connection with the exercise of the Options shall be registered on a Form S-8 registration statement which also cover the resale of such Units.

        19.   Nontransferability of Options.    The Options are nontransferable and may be exercised only by Optionee except that (a) upon the death of the Optionee, vested Options may be transferred by will or the laws of descent and distribution or (b) if the Optionee is under a legal disability, the vested Options may be transferred to the Optionee's guardian or legal representative. Except as provided above, the Options may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

        20.   Units No Longer Publicly Traded.    In the event that the Units are no longer publicly traded, the Optionee may exercise the vested Options on a cashless basis, in which event the Optionee will be paid with respect to each Unit for which the Option is exercised the amount by which the Fair Market Value of the Unit, on the date of exercise exceeds the Exercise Price.

Ex-I-5

        IN WITNESS WHEREOF, the Partnership has caused this Agreement to be executed this                        day of                        , 2005.

American Real Estate Partners, L.P.
By:

Its:

        The undersigned hereby acknowledges that he has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein.

WITNESS	OPTIONEE

Date:

Ex-I-6

Appendix A

        For purposes of the Agreement, "Change in Control" means the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person, other than Carl Icahn or the Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Partnership, measured by voting power rather than number of shares.

  For purposes of the definition of Change in Control, the following capitalized terms will have the following meaning:

  "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor thereto.

  "Person" means any individual, entity or group within the meaning of Section 13(d)(3) of the Exchange Act, other than employee benefit plans sponsored or maintained by the Partnership or by entities controlled by the Partnership.

  "Related Parties" means: (1) Carl Icahn, any spouse and any child, stepchild, sibling or descendant of Carl Icahn; (2) any estate of Carl Icahn or of any person under clause (1); (3) any person who receives a beneficial interest in any estate under clause (2) to the extent of such interest; (4) any executor, personal administrator or trustee who holds such beneficial interest in the Partnership for the benefit of, or as fiduciary for, any person under clauses (1), (2) or (3) to the extent of such interest; (5) any corporation, partnership, limited liability Partnership, trust, or similar entity, directly or indirectly owned or controlled by Carl Icahn or any other person or persons identified in clauses (1), (2), (3) or (4) and (6) any not-for-profit entity not subject to taxation pursuant to Section 501(c)(3) of the Internal Revenue Code or any successor provision to which Carl Icahn or any person identified in clauses (1), (2), or (3) above contributes his beneficial interest in the Partnership or to which such beneficial interest passes pursuant to such person's will.

  "Voting Stock" means, with respect to any Person that is (a) a corporation, any class or series of capital stock of such Person that is ordinarily entitled to vote in the election of directors thereof at a meeting of stockholders called for such purpose, without the occurrence of any additional event or contingency, (b) a limited liability company, membership interests entitled to manage, or to elect or appoint the Persons that will manage the operations or business of the limited liability company, or (c) a partnership, partnership interests entitled to elect or replace the general partner thereof.

Ex-I-7

Appendix B

AMERICAN REAL ESTATE PARTNERS, L.P.
OPTION GRANT AGREEMENT EXERCISE FORM

TO:	Secretary of American Real Estate Partners, L.P.
FROM:

I hereby irrevocably exercise my option to purchase depositary (common) units representing limited partner interests of American Real Estate Partners, L.P. subject to all the terms and provisions of the Option Grant Agreement as follows:

Date of Option Grant:

Date(s) of Vesting of Option:

Exercise Price:	$35.00 per unit
Number of Units to be Purchased:

Total Exercise Price Enclosed:	$

Units should be registered as follows:

        [    ]    In Optionee's name or the name of another individual:

Name(s)

Address

Social Security Number:

        [    ]    In the name of Optionee's broker

Full payment of the aggregate option exercise price pursuant to Sections 4(c) and (d) of the Option Grant Agreement is enclosed as follows:

(i)	Cash, certified or cashier's check, money order or other cash equivalent in the amount of $ , (number of Units being exercised × grant price per unit)
(ii)	Broker-assisted cashless exercise pursuant to Federal Reserve Regulation T in the amount of $ (broker is hereby authorized to make such payment directly to American Real Estate Partners, L.P.

Ex-I-8

Contact Information for Broker:
Name

Address

Telephone:

Any broker-assisted cashless exercise must be in accordance with Federal Reserve Regulation T.
Optionee's Signature
Date:

Ex-I-9

FORM OF UNITHOLDER WRITTEN CONSENT CARD
American Real Estate Partners, L.P.

--X--
PLEASE MARK VOTES
AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE GENERAL PARTNER

        American Property Investors, Inc., the general partner of American Real Estate Partners, L.P. ("AREP"), is proposing action be taken with respect to the matters set forth below. Each of the matters has the meaning ascribed thereto in the proxy statement, dated June 3, 2005, with respect to action to be taken by written consent of holders of Depositary Units of AREP:

		FOR	AGAINST
I.	THE ACQUISITIONS	☐	☐
II.	THE LP AGREEMENT AMENDMENTS	☐	☐
III.	THE OLP AGREEMENT AMENDMENTS	☐	☐
IV.	THE GRANT OF THE MEISTER OPTION	☐	☐

THE UNDERSIGNED ACKNOWLEDGES THAT THIS CONSENT CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED UNIT HOLDER. THIS CONSENT CARD MAY BE REVOKED AT ANY TIME PRIOR TO THE EXPIRATION DATE BY SENDING AN EXECUTED WRITTEN DATED REVOCATION TO THE TRANSFER AGENT.

IMPORTANT: Please sign exactly as your name appears. When signing as attorney, executor, administrator, trustee or guardian, please set forth your full title. If signer is a corporation, please sign the full corporate name by a duly authorized officer. Joint owners should each sign.

Please be sure to sign and date this Consent Card in the box below	Date

Unitholder sign above    Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided

AMERICAN REAL ESTATE PARTNERS, L.P.

PLEASE ACT PROMPTLY. THE EXPIRATION DATE IS 5 P.M. ET ON JUNE 28, 2005. PLEASE SIGN AND DATE THIS CONSENT CARD AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE TODAY.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE CONSENT FORM IN THE ENVELOPE PROVIDED.

QuickLinks

JUNE 3, 2005 AMERICAN REAL ESTATE PARTNERS, L.P. 100 SOUTH BEDFORD ROAD MT. KISCO, NEW YORK 10549 PROXY STATEMENT ACTION TO BE TAKEN BY WRITTEN CONSENT
TABLE OF CONTENTS
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION
SUMMARY TERM SHEET
PROXY STATEMENT—CONSENT
ITEM 1: ACQUISITIONS
Median Multiples Observed in the Selected Gaming Transactions
Multiples Observed of the Selected Gaming Companies
Multiples Observed from the Selected Oil & Gas Companies
Multiples Implied by the Present Value Approach to Valuing NEG Holding Reserves
Multiples Observed from the Selected Oil & Gas Transactions
Multiples Implied by the Present Value Approach to Valuing NEG Holding Reserves
Multiples Observed from the Selected Local Asset Transactions
Multiples Implied by the Present Value Approach to Valuing NEG Holding Reserves
ITEM 3: AMENDMENT TO AREH'S LIMITED PARTNERSHIP AGREEMENT
ITEM 4: GRANT OF OPTIONS TO KEITH MEISTER
SUMMARY COMPENSATION TABLE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INTERESTS OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON AND CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
WHERE YOU CAN FIND MORE INFORMATION
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
INDEX TO APPENDICES
APPENDIX A: AMERICAN REAL ESTATE PARTNERS, L.P. OUR COMPANY
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
AMERICAN REAL ESTATE PARTNERS, L.P. SELECTED SUPPLEMENTAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF SUPPLEMENTAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS
APPENDIX B: NEG HOLDING LLC BUSINESS
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
APPENDIX C: PANACO, INC. BUSINESS
SELECTED FINANCIAL DATA.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
APPENDIX D: GB HOLDINGS, INC.
OVERVIEW
SELECTED FINANCIAL DATA
GB HOLDINGS, INC. AND SUBSIDIARIES (Dollars in thousands, except share data)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
APPENDIX E: UNAUDITED PRO FORMA FINANCIAL DATA FOR AMERICAN REAL ESTATE PARTNERS, L.P.
AMERICAN REAL ESTATE PARTNERS, L.P. PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS Year Ended December 31, 2003 (In $000's)
AMERICAN REAL ESTATE PARTNERS, L.P. PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS Year Ended December 31, 2002 (In thousands)
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENT INFORMATION
APPENDIX F: INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2004 AND 2003
AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY AND COMPREHENSIVE INCOME YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002 (in $000's)
AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2004, 2003 and 2002
AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET MARCH 31, 2005 (Unaudited)
AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET MARCH 31, 2005 (Unaudited) (Continued)
AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS THREE MONTHS ENDED MARCH 31, 2005 AND 2004 (Unaudited)
AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY AND COMPREHENSIVE INCOME THREE MONTHS ENDED MARCH 31, 2005 (Unaudited)
AMERICAN REAL ESTATE PARTNERS, L.P. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) March 31, 2005 and 2004
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES SUPPLEMENTAL CONSOLIDATED STATEMENTS OF EARNINGS FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY AND COMPREHENSIVE INCOME FOR THE THREE MONTHS ENDED MARCH 31, 2005, (Unaudited) AND YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002 (in $000's)
AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002 (in $000's)
AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS March 31, 2005 (Unaudited) and December 31, 2004, 2003 and 2002
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AMERICAN PROPERTY INVESTORS, INC. BALANCE SHEET DECEMBER 31, 2004
AMERICAN PROPERTY INVESTORS, INC. Notes to Financial Statements December 31, 2004
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
NEG HOLDING LLC CONSOLIDATED BALANCE SHEETS
NEG HOLDING LLC CONSOLIDATED STATEMENTS OF OPERATIONS
NEG HOLDING LLC CONSOLIDATED STATEMENTS OF CASH FLOWS
NEG HOLDING LLC CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY
NEG HOLDING LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2004
NEG HOLDING LLC CONSOLIDATED BALANCE SHEET March 31, 2005 (Unaudited)
NEG HOLDING LLC CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
NEG HOLDING LLC CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
NEG HOLDING LLC CONSOLIDATED STATEMENT OF MEMBERS' EQUITY (Unaudited)
NEG HOLDING LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS For the Three Months and Period Ended March 31, 2005 and 2004 (Unaudited)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PANACO, INC. BALANCE SHEETS
PANACO, INC. STATEMENTS OF OPERATIONS
PANACO, INC. STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
PANACO, INC. STATEMENTS OF CASH FLOWS
PANACO, INC. NOTES TO FINANCIAL STATEMENTS
Panaco, Inc. Balance Sheet March 31, 2005 (Unaudited)
Panaco, Inc. Statements of Operations (Unaudited)
Panaco, Inc. Statements of Changes in Stockholders' Equity (Unaudited)
Panaco, Inc. Statements of Cash Flows (Unaudited)
Panaco, Inc. Notes to Financial Statements For the Three Months Ended March 31, 2005 and 2004
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
GB HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
GB HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
GB HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
GB HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
GB HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SCHEDULE II GB HOLDINGS, INC. AND SUBSIDIARIES VALUATION AND QUALIFYING ACCOUNTS
GB HOLDINGS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
GB HOLDINGS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
GB HOLDINGS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
GB HOLDINGS, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT INDEX
Table of Contents
ARTICLE I SALE OF MEMBERSHIP INTEREST AND CLOSING
ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER RELATING TO THE COMPANY AND THE SUBSIDIAIRIES
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER
ARTICLE V COVENANTS
ARTICLE VI ASSIGNMENT AND ASSUMPTION
ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
ARTICLE IX TERMINATION
ARTICLE X INDEMNIFICATION
ARTICLE XI DEFINITIONS
ARTICLE XII MISCELLANEOUS
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP
ARTICLE V COVENANTS
ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTNERSHIP
ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS
ARTICLE VIII TERMINATION
ARTICLE IX INDEMNIFICATION
ARTICLE X DEFINITIONS
ARTICLE XI MISCELLANEOUS
Exhibit A Form Of Registration Rights Agreement
ANNEX A
PURCHASE AGREEMENT Dated as of January 21, 2005 by and among American Real Estate Partners, L.P., as Purchaser, and Cyprus, LLC, as Seller
Annex A
AMENDMENT NO. 4 TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AMERICAN REAL ESTATE PARTNERS, L.P. (A DELAWARE LIMITED PARTNERSHIP)
AMENDMENT NO. 3 TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP (A DELAWARE LIMITED PARTNERSHIP)
OPTION GRANT AGREEMENT
AMERICAN REAL ESTATE PARTNERS, L.P. OPTION GRANT AGREEMENT EXERCISE FORM
FORM OF UNITHOLDER WRITTEN CONSENT CARD American Real Estate Partners, L.P.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE GENERAL PARTNER